As filed with the Securities and Exchange Commission on August
30
,
2022.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form
S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ProFrac Holding Corp.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1389	87-2424964
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

333 Shops Boulevard, Suite 301
Willow Park, Texas 76087
(254)
776-3722
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Lance Turner
Chief Financial Officer
333 Shops Boulevard, Suite 301
Willow Park, Texas 76087
(254)
776-3722
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Samuel P. Williams, Esq. James E. Bedar, Esq. Brown Rudnick LLP One Financial Center Boston, MA 02111 (617) 856-8200	Joshua Shapiro Chief Financial Officer U.S. Well Services, Inc. 1360 Post Oak Boulevard, Suite 1800 Houston, TX 77056 (832) 562-3730	Corey C. Brown, Esq. Adam K. Nalley, Esq. Kevin J. Poli, Esq. Porter Hedges LLP 1000 Main Street, 36th Floor Houston, TX 77002 (713) 226-6644

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement and upon completion of the merger described in the enclosed proxy statement/information statement/prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule
13e-4(i)
(Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule
14d-l(d)
(Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/information statement/prospectus is not complete and may be changed. ProFrac Holding Corp. may not issue the securities offered by this proxy statement/information statement/prospectus until the registration statement containing this proxy statement/information statement/prospectus has been declared effective by the Securities and Exchange Commission. This proxy statement/information statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PROXY STATEMENT/INFORMATION STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED AUGUST
30
, 2022

NOTICE OF ACTION BY WRITTEN CONSENT AND INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

To the Stockholders of ProFrac Holding Corp.:
This notice of action by written consent and the accompanying proxy statement/information statement/prospectus are being furnished to holders of the Class A Common Stock, $0.01 per share par value (“
ProFrac Class
 A Common Stock
”), and Class B Common Stock, $0.01 per share par value (“
ProFrac Class
 B Common Stock
”), of ProFrac Holding Corp., a Delaware corporation (“
ProFrac
”).
On June 21, 2022, ProFrac entered into an Agreement and Plan of Merger (the “
Merger Agreement
”) by and among ProFrac, U.S. Well Services, Inc., a Delaware corporation (“
USWS
”), and Thunderclap Merger Sub I, Inc., a Delaware corporation and an indirect subsidiary of ProFrac (“
Merger Sub
”). The Merger Agreement provides for, among other things, the merger of Merger Sub with and into USWS, with USWS surviving the merger as the surviving corporation and an indirect subsidiary of ProFrac (the “
Merger
”). A copy of the Merger Agreement is included as
Annex A
to the accompanying proxy statement/information statement/prospectus.
Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein:

•
At the effective time of the Merger (the “
Effective Time
”), each share of Class A Common Stock of USWS, par value $0.0001 per share, (the “
USWS Common Stock
”) will be converted automatically into the right to receive 0.3366 (the “
Exchange Ratio
”) shares of ProFrac Class A Common Stock (the “
Merger Consideration
”), as adjusted from the agreed upon Merger Agreement Exchange Ratio of 0.0561 to account for the
1-for-6
reverse stock split implemented by USWS on August 4, 2022.

•
USWS will take all requisite action so that, effective as of immediately prior to the Effective Time, all shares of Series A Redeemable Convertible Preferred Stock of USWS, par value $0.0001 per share (the “
USWS Series A Preferred Stock
”), and all USWS Equity Linked Convertible Notes (as defined in the accompanying proxy statement/information statement/prospectus) issued and outstanding at such time will be converted into a certain number of shares USWS Common Stock. For more information about the conversion of USWS Series A Preferred Stock and USWS Equity Linked Convertible Notes into USWS Common Stock, see the sections titled “
The Merger Agreement — Treatment of USWS Series A Preferred Stock and Treatment of USWS Equity Linked Convertible Notes
.”

•
Subject to the consummation of the Warrant Sale (as defined in the accompanying proxy statement/information statement/prospectus), at the Effective Time, the USWS Term C Loan Warrants (as defined in the accompanying proxy statement/information statement/prospectus) issued and outstanding immediately prior to the Effective Time (which shall be held by ProFrac following the consummation of the Warrant Sale) will be automatically canceled and will cease to exist and no consideration will be delivered in exchange therefor. For more information about the Warrant Sale, see the section titled “
The Merger Agreement — Related Agreements
.”

•
Prior to the Effective Time, ProFrac will execute an amendment to each of the warrant agreements that govern the USWS Rollover Warrants (as defined in the accompanying proxy statement/information statement/prospectus) as necessary to assume each USWS Rollover Warrant as of the Effective Time in accordance with the terms thereof and the Merger Agreement. Each USWS Rollover Warrant shall remain outstanding following the Merger through its prescribed term but shall represent the right to receive upon valid exercise thereof shares of ProFrac Class A Common Stock equal to the product of (A) the number of shares of USWS Common Stock subject to such USWS Rollover Warrant immediately prior to the Effective Time and (B) the Exchange Ratio. Additionally, each USWS Rollover Warrant will be amended such that the exercise price of such USWS Rollover Warrant will equal the current exercise price of such USWS Rollover Warrant divided by the Exchange Ratio. For more information about the USWS Rollover Warrants, see the section titled “
The Merger Agreement — Treatment of USWS Warrants — Rollover Warrants
.”

Further, pursuant to the Merger Agreement, USWS agreed that it will take all requisite action so that:

•
at the Effective Time, each share of USWS Common Stock subject to vesting, repurchase, or other lapse of restrictions (a “
USWS Restricted Share
”) that is outstanding and unvested under the USWS Amended and Restated 2018 Stock Incentive Plan immediately prior to the Effective Time will be canceled in exchange for the right to receive the Merger Consideration and, in lieu of any fractional shares, cash;

•
immediately prior to the Effective Time, each then-outstanding deferred stock unit or restricted stock unit of USWS (each, a “
USWS DSU
”) will be canceled and converted into the right to receive the Merger Consideration and, in lieu of any fractional shares, cash; and

•
immediately prior to the Effective Time, all outstanding USWS Pool A Performance Awards and USWS Pool B Performance Awards (each as defined in the accompanying proxy statement/information statement/prospectus) will be canceled and converted into the right to receive a certain amount of Merger Consideration and such amount will be dependent upon the holder and the type of the performance award. For more information about the exchange of the USWS Pool A Performance Awards and USWS Pool B Performance Awards for Merger Consideration, see the section titled “
The Merger Agreement — Treatment of USWS Equity Awards
.”

Based on the number of shares of USWS Common Stock (after giving effect to the conversion of the USWS Series A Preferred Stock and USWS Equity Linked Convertible Notes), USWS Restricted Shares, USWS DSUs, USWS Pool A Performance Awards and USWS Pool B Performance Awards outstanding as of the date of the accompanying proxy statement/information statement/prospectus, an aggregate of approximately 12.8 million shares of ProFrac Class A Common Stock will be issued in exchange therefor which, based on the ProFrac Class A Common Stock June 21, 2022 closing price, would be approximately $275 million. The issuance by ProFrac of the shares of ProFrac Class A Common Stock comprising the Merger Consideration is referred to herein as the “ProFrac Stock Issuance.”
Immediately following the completion of the Merger, based on the aggregate amount of capital stock and shares of ProFrac Class A Common Stock outstanding as of August 8, 2022, it is anticipated that persons who were stockholders of ProFrac and USWS immediately prior to the Merger will own approximately 91.76% and 8.24%, respectively, of the then outstanding ProFrac capital stock and will own approximately 76.34% and 23.66%, respectively, of the then outstanding ProFrac Class A Common Stock.
Dan Wilks and Farris Wilks, together with certain of their affiliates, including THRC Holdings, LP, a Texas limited partnership (“
THRC Holdings
”), and THRC Management, LLC, a Texas limited liability company (“
THRC Management
” and, together with THRC Holdings and Dan Wilks and Farris Wilks, collectively, the “
Wilks Parties
”), collectively hold a controlling interest in ProFrac. Certain Wilks Parties also own certain securities of USWS as further described in the section titled “
The Merger — Interests of ProFrac Executive Officers and Directors in the Merger.”
Upon the consummation of the Merger, the Wilks Parties will receive an aggregate of 4,138,596 shares of ProFrac Class A Common Stock as Merger Consideration (assuming, solely for the purpose of this calculation, a hypothetical closing date of October 31, 2022), which, based on the ProFrac Class A Common Stock June 21, 2022 closing price, would be approximately $88.9 million.

The Board of Directors of ProFrac (the “
ProFrac Board
”) formed a special committee of the ProFrac Board comprised solely of independent and disinterested directors of the ProFrac Board (the “
ProFrac Special Committee
”) because of the actual or potential conflicts of interest of certain officers of ProFrac and members of the ProFrac Board as more particularly described in the section titled “
The Merger — Interests of ProFrac Executive Officers and Directors in the Merger
.”
On June 20, 2022, the ProFrac Special Committee unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby were fair to, and in the best interests of, ProFrac and the holders of ProFrac Class A Common Stock, excluding THRC Holdings and its affiliates (“
ProFrac Unaffiliated Stockholders
”), and (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby. The ProFrac Special Committee further unanimously (i) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the ProFrac Board (x) determine that the Merger Agreement and the transactions contemplated thereby were fair to, and in the best interests of, ProFrac and the ProFrac Unaffiliated Stockholders and (y) approve and declare advisable the Merger Agreement and the transactions contemplated thereby, and (ii) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the ProFrac Board (x) direct that the ProFrac Stock Issuance be submitted to ProFrac’s stockholders for their approval and (y) recommend that ProFrac’s stockholders approve the ProFrac Stock Issuance.
On June 21, 2022, the ProFrac Board, acting on the unanimous recommendation and approval of the ProFrac Special Committee, unanimously (i) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, (ii) approved and declared advisable the execution and delivery by ProFrac of the Merger Agreement, the performance by ProFrac of its covenants and agreements contained therein and the consummation of the transactions contemplated by the Merger Agreement, (iii) determined that the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, ProFrac and the ProFrac Unaffiliated Stockholders, and (iv) resolved to recommend that ProFrac’s stockholders approve the ProFrac Stock Issuance.
On June 21, 2022, and in accordance with and concurrently with the execution and delivery of the Merger Agreement, THRC Holdings and Farris Wilks (collectively, the “
ProFrac Controlling Stockholders
”) approved the ProFrac Stock Issuance by delivery of a written consent (the “
ProFrac Stockholder Written Consent
”). As of June 21, 2022, the ProFrac Controlling Stockholders held the majority of the voting power represented by the outstanding ProFrac Class A Common Stock. Therefore, the delivery of the ProFrac Stockholder Written Consent satisfied the requirement in the Merger Agreement and under the Nasdaq rules that the affirmative vote of the holders of at least a majority of the voting power of the ProFrac Class A Common Stock approve the ProFrac Stock Issuance. No additional ProFrac stockholder approval is required for the Merger, the Merger Agreement and the other transactions contemplated thereby, including the ProFrac Stock Issuance. As a result, ProFrac has not solicited and will not be soliciting your vote for the approval of the ProFrac Stock Issuance, the Merger and the Merger Agreement and the other transactions contemplated thereby and does not intend to call a meeting of stockholders for purposes of voting on the adoption of the ProFrac Stock Issuance, the Merger and the Merger Agreement and the other transactions contemplated thereby.
The completion of the Merger is subject to approval by the Stockholders of USWS at a Special Meeting thereof to be held on [__], 2022. Concurrently with the execution and delivery of the Merger Agreement, certain Stockholders of USWS, including THRC Holdings, (each, a “
USWS Supporting Stockholder
” and, collectively, the “
USWS Supporting Stockholders
”) entered into a Voting Agreement with ProFrac (the “
Voting Agreement
”). Pursuant to the Voting Agreement, each USWS Supporting Stockholder agreed to, among other things, (i) support and vote in favor of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) take (and refrain from taking) certain other actions in connection with the transactions contemplated by the Merger Agreement, and (iii) to the extent applicable, deliver a Conversion Notice (as defined in the Merger Agreement) to convert each USWS Supporting Stockholder’s shares of USWS Series A Preferred Stock at the Merger Conversion Ratio (as defined in the Merger Agreement). The USWS Supporting Stockholders together beneficially own, in the aggregate, approximately 44% of the currently outstanding shares of USWS Common Stock, which includes 9,568 shares of USWS Common Stock, or approximately 0.07%, held by THRC Holdings.

This notice of action by written consent and the proxy statement/information statement/prospectus shall constitute notice to you from ProFrac that the ProFrac Stock Issuance has been approved by the holders of a majority of the voting power of the ProFrac Class A Common Stock pursuant to the ProFrac Stockholder Written Consent in lieu of a meeting in accordance with the Merger Agreement and Section 228 of the General Corporation Law of the State of Delaware.
The proxy statement/information statement/prospectus accompanying this letter provides you with more specific information concerning the ProFrac Stock Issuance, the Merger and the Merger Agreement and the transactions contemplated thereby. We encourage you to carefully read the proxy statement/information statement/prospectus and the copy of the Merger Agreement.
Sincerely,
Matthew D. Wilks
Executive Chairman and Director
[ ●], 2022
Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in the accompanying proxy statement/information statement/prospectus, passed upon the merits or fairness of the Merger or related transactions or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement/information statement/prospectus. Any presentation to the contrary constitutes a criminal offense.
The Merger described herein involves certain risks and uncertainties. See the section titled “Risk Factors” beginning on page 2
6
.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On [    ], 2022
Dear Stockholders of U.S. Well Services, Inc.:
NOTICE IS HEREBY GIVEN that a special meeting of stockholders of U.S. Well Services, Inc. (“
USWS
”) will be held on [    ], 2022 at [_____] a.m., local time, solely by means of remote communication in an audio-only virtual meeting format, at www.proxydocs.com/USWS (the “
USWS Special Meeting
”).
The purpose of the USWS Special Meeting is to consider and to vote on the following proposals:

1.
to adopt the Agreement and Plan of Merger, dated as of June 21, 2022 (the “
Merger Agreement
”), among USWS, ProFrac Holding Corp. (“
ProFrac
”) and Thunderclap Merger Sub I, Inc., an indirect subsidiary of ProFrac (“
Merger Sub
”), a copy of which is attached as
Annex A
to the accompanying proxy statement/information statement/prospectus, and the transactions contemplated thereby, including the merger, pursuant to which Merger Sub will merge with and into USWS, with USWS surviving as an indirect subsidiary of ProFrac (the “
Merger
”);

2.
to approve, for purposes of complying with the Nasdaq listing rules, the issuance of shares of USWS Class A common stock, par value $0.0001 per share (the “
USWS Common Stock
”), to be issued by USWS upon the conversion of the USWS Series A Redeemable Convertible Preferred Stock (the “
USWS Series A Preferred Stock
”) and the Convertible Senior Secured (Third Lien) PIK Notes (the “
Equity Linked Convertible Notes
”), in an amount equal to 20% or more of USWS Common Stock outstanding;

3.	to approve an amendment to the USWS Certificate of Designations of Series A Preferred Stock to modify certain terms relating to the conversion rights of USWS Series A Preferred Stock;

4.
to approve an amendment to our Amended and Restated U.S. Well Services, Inc. 2018 Stock Incentive Plan (the “
A&R LTIP
”) to increase the maximum number of shares of USWS Common Stock that may be issued under the A&R LTIP by 2,000,000 shares; and

5.
if submitted to a vote of USWS Stockholders, to approve an adjournment of this USWS Special Meeting, including, if necessary, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes for those proposals.

The board of directors of USWS (the “
USWS Board
”) formed a special committee comprised solely of independent and disinterested directors of the USWS Board (the “
USWS Special Committee
”) to review, negotiate and approve the Merger, the Merger Agreement, and the other transactions contemplated thereby because of the actual or potential conflict of interest of certain members of the USWS Board, as more particularly described in the section titled “
The Merger — Interests of USWS Executive Officers and Directors in the Merger
.” The USWS Special Committee considered these actual or potential conflicts of interest, among other matters, in approving the Merger and in recommending to the USWS Board the adoption of the Merger Agreement and the transactions contemplated thereby.
Acting on the unanimous recommendation and approval of the USWS Special Committee, the USWS Board has unanimously determined that the Merger, the Merger Agreement, and the other transactions contemplated thereby are advisable and in the best interests of USWS and its stockholders. The USWS Board recommends that USWS stockholders vote “
FOR
” the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, “
FOR
” the issuance of shares of USWS Common Stock to be issued by USWS upon the conversion of the USWS Series A Preferred Stock and the USWS Equity Linked Convertible Notes, “
FOR
” the approval of the amendment to the USWS Certificate of Designations of Series A Preferred Stock, “
FOR
” the approval of the amendment to the A&R LTIP, and “
FOR
” the adjournment of the USWS Special Meeting, including, if necessary, to solicit additional proxies in favor of any of the proposals to be acted upon at the USWS Special Meeting.
USWS and ProFrac cannot complete the Merger unless:

•	the proposal to adopt the Merger Agreement is approved by the affirmative vote of a majority of the shares of USWS Common Stock outstanding on the record date of the USWS Special Meeting;

•
the proposal to approve the issuance of shares of USWS Common Stock to be issued by USWS upon conversion of the USWS Series A Preferred Stock and the USWS Equity Linked Convertible Notes is approved by the affirmative vote of the holders of a majority of the total votes cast at the USWS Special Meeting; and

•
the proposal to approve the amendment to the USWS Certificate of Designations of Series A Preferred Stock is approved by a majority of the shares of USWS Common Stock outstanding on the record date of the USWS Special Meeting.

Your failure to vote will have the same effect as a vote against the adoption of the Merger Agreement, the issuance of the USWS Common Stock, and the approval of the amendment to the Certificate of Designations of Series A Preferred Stock.
The close of business on [__________], 2022 has been fixed as the record date, which is referred to as the USWS record date, for the determination of USWS stockholders who are entitled to notice of, and to vote at, the USWS Special Meeting or any adjournments or postponements of the USWS Special Meeting. Only holders of USWS Common Stock of record at the close of business on [__________], 2022 are entitled to notice of, and to vote at, the USWS Special Meeting or any adjournments or postponements of the USWS Special Meeting. A complete list of the holders of USWS Common Stock entitled to vote at the USWS Special Meeting will be available for examination by any USWS stockholder, for any purpose germane to the USWS Special Meeting, at the USWS principal executive offices at 1360 Post Oak Blvd., Suite 1800, Houston, TX 77056, for a period of ten days before the USWS Special Meeting, between the hours of 9:00 a.m. and 4:00 p.m., local time, and at the USWS Special Meeting during the entire time of the meeting.
USWS directs your attention to the accompanying proxy statement/information statement/prospectus accompanying this notice for a more complete statement regarding the matters proposed to be acted upon at the USWS Special Meeting.
 USWS encourages you to read the entire proxy statement/information statement/prospectus carefully, including the Merger Agreement, which is attached as
Annex A
to the proxy statement/information statement/prospectus, and the section entitled “
Risk Factors
” beginning on page
26.
YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE USWS SPECIAL MEETING, PLEASE VOTE AS SOON AS POSSIBLE BY MAIL, BY TELEPHONE OR THROUGH THE INTERNET. INSTRUCTIONS ON THESE DIFFERENT WAYS TO VOTE YOUR PROXY ARE FOUND ON THE ENCLOSED PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE USWS SPECIAL MEETING BY FOLLOWING THE PROCEDURES SET FORTH IN THE ACCOMPANYING PROXY STATEMENT/INFORMATION STATEMENT/PROSPECTUS.
REMEMBER, YOUR VOTE IS IMPORTANT, SO PLEASE VOTE PROMPTLY!

By Order of the Board of Directors,

Joel Broussard Chairman of the Board

ADDITIONAL INFORMATION
ProFrac
ProFrac is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”), and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Securities and Exchange Commission (the “
SEC
”) relating to its business, financial condition and other matters. At the present time, ProFrac is not eligible to incorporate by reference the information filed by ProFrac with the SEC into this proxy statement/information statement/prospectus and accordingly has included the required business and financial information of ProFrac in this proxy statement/information statement/prospectus. Documents filed with the SEC by ProFrac are available free of charge on the investor relations portion of the ProFrac website at www.pfholdingscorp.com. You will also be able to obtain free copies of these documents and other documents containing important information about ProFrac, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov.
You may also request copies of this proxy statement/information statement/prospectus or other information about ProFrac, without charge, upon written or oral request to ProFrac’s principal executive offices at the following address and telephone number:
Attention: Investor Relations
ProFrac Holding Corp.
333 Shops Boulevard, Suite 301
Willow Park, TX 76087
(254)
776-3722
USWS
This proxy statement/information statement/prospectus incorporates by reference important business and financial information about USWS from other documents filed by USWS with the SEC, that are not included in or delivered with this proxy statement/information statement/prospectus. This information is available to you without charge upon your written or oral request. For a list of the USWS documents incorporated by reference into this proxy statement/information statement/prospectus, see “
Where You Can Find More Information
” beginning on page
276.
You can obtain the documents that are incorporated by reference into this proxy statement/information statement/prospectus, without charge, from the Investor Relations section of USWS’ website at www.uswellservices.com or by requesting them in writing or by telephone as set forth below:
U.S. Well Services, Inc.
1360 Post Oak Boulevard
Suite 1800
Houston, TX 77056
(832)
562-3730
If you would like to request any documents, for a timely delivery of the documents, please do so by
 [●]
, 2022, which is five (5)
 business days prior to the date of the USWS Special Meeting.
The contents of the websites of the SEC, ProFrac, USWS or any other entity are not incorporated in the accompanying proxy statement/information statement/prospectus.
The information about how you can obtain certain information and/or documents that are incorporated by reference in the accompanying proxy statement/information statement/prospectus at these websites is being provided only for your convenience.

ABOUT THIS PROXY STATEMENT/INFORMATION STATEMENT/PROSPECTUS
This proxy statement/information statement/prospectus, which forms a part of the registration statement on Form
S-4
filed with the SEC by ProFrac, constitutes a prospectus of ProFrac under the Securities Act of 1933, as amended (the “
Securities Act
”), with respect to the shares of ProFrac Class A Common Stock issuable to the holders of USWS Common Stock and USWS Equity Awards (as defined in this proxy statement/information statement/prospectus) in connection with the Merger. This proxy statement/information statement/prospectus also registers (i) the publicly traded USWS SPAC Warrants and (ii) the shares of ProFrac Class A Common Stock that will be issuable upon exercise of the currently outstanding USWS SPAC Warrants, which warrants shall remain outstanding after the consummation of the Merger but represent the right to purchase, upon exercise thereof, shares of ProFrac Class A Common Stock (rather than shares of USWS Common Stock) based on the Exchange Ratio and correspondingly adjusted exercise price. This proxy statement/information statement/prospectus also constitutes an information statement for ProFrac and a proxy statement for USWS under the Exchange Act. This proxy statement/information statement/prospectus also constitutes a notice of action taken by the ProFrac Controlling Stockholders with respect to the approval of the ProFrac Stock Issuance and a notice of meeting with respect to the USWS Special Meeting.
You should rely only on the information contained in or incorporated by reference into this proxy statement/information statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/information statement/prospectus. This proxy statement/information statement/prospectus is dated as of the date set forth on the cover hereof. You should assume that the information contained in this proxy statement/information statement/prospectus is accurate only as of such date. You should also assume that the information incorporated by reference into this proxy statement/information statement/prospectus is only accurate as of the date of such incorporated document. Neither the mailing of this proxy statement/information statement/prospectus to ProFrac stockholders or USWS stockholders nor the issuance by ProFrac of shares of ProFrac Class A Common Stock pursuant to the Merger Agreement will create any implication to the contrary.
The sections titled “
Questions and Answers About the Merger
” and “
Summary
” below highlight select information from this proxy statement/information statement/prospectus, but they do not include all of the information that may be important to you. To better understand the Merger and the Merger Agreement, and for a more complete description of the legal terms thereof, you should carefully read this entire proxy statement/information statement/prospectus, including the section entitled “
Risk Factors
” and the Merger Agreement, a copy of which is attached as
Annex A
hereto, as well as the documents that are incorporated by reference into this proxy statement/information statement/prospectus. See “
Where You Can Find More Information
.”
This proxy statement/information statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
Information contained in this proxy statement/information statement/prospectus regarding ProFrac and its business, operations, management and other matters has been provided by ProFrac, and information contained in this proxy statement/information statement/prospectus regarding USWS and its business, operations, management and other matters has been provided by USWS.

FREQUENTLY USED TERMS
“
1933 Act
” or “
Securities Act
” means the Securities Act of 1933, as amended.
“
1934 Act
” or “
Exchange Act
” means the Securities Exchange Act of 1934, as amended.
“
Alpine
” means Alpine Silica, LLC, a Texas limited liability company and indirect wholly-owned subsidiary of ProFrac.
“
Award Amendment
” means the amendment to the USWS Pool A Performance Awards and USWS Pool B Performance Awards, substantially in the form of
Exhibit C
to the Merger Agreement.
“
Best Flow
” means Best Pump & Flow LP, a Texas limited partnership and indirect wholly-owned subsidiary of ProFrac.
“
Bylaws
” means, with respect to ProFrac, the Amended and Restated Bylaws of ProFrac, dated as of May 17, 2022, and, with respect to USWS, the Amended and Restated Bylaws of USWS, dated as of February 15, 2017, in each case as amended.
“
Certificate of Designations
” means that certain Certificate of Designations of the USWS Series A Preferred Stock, dated May 24, 2019, as it may be amended, restated or otherwise modified from time to time following the date of this proxy statement/information statement/prospectus, including pursuant to the COD Amendment.
“
Certificate of incorporation
” means, with respect to ProFrac, the Amended and Restated Certificate of Incorporation of ProFrac, dated as of May 17, 2022, and, with respect to USWS, the Second Amended and Restated Certificate of Incorporation of USWS, dated as of November 9, 2018, in each case as amended.
“
Closing
” means the closing of the Merger.
“
Closing Date
” means the date of the Closing.
“
Code
” means the Internal Revenue Code of 1986, as amended.
“
COD Amendment
” means the amendment to the Certificate of Designations, substantially in the form of
Exhibit B
to the Merger Agreement.
“
Crestview Partners
” means certain funds or other investment vehicles managed by or otherwise affiliated with Crestview Advisors, L.L.C.
“
Delaware Secretary of State
” means the Secretary of State of the State of Delaware.
“
DGCL
” means the General Corporation Law of the State of Delaware, as amended from time to time.
“
E&P
” means exploration and production.
“
Effective Time
” means the time in which the Merger becomes effective.
“
ESG
” means environmental, social and governance.
“
Exchange Ratio
” means the ratio of 0.3366 shares of ProFrac Class A Common Stock per issued and outstanding share of USWS Common Stock that will be issued to holders of shares of USWS Common Stock in connection with the Merger.

i

“
February 2022 Warrant Agreement
” means certain Warrant Agreement, dated as of February 28, 2022, by and between USWS and Continental Stock Transfer & Trust Company.
“
FTSI
” means FTS International, Inc., a Delaware corporation and wholly owned subsidiary of ProFrac LLC.
“
FTSI Acquisition
” means the March 4, 2022 acquisition by ProFrac LLC of all of the outstanding stock of FTSI, pursuant to the FTSI Merger Agreement, for an aggregate purchase price of approximately $407.5 million.
“
FTSI Merger Agreement
” means the Agreement and Plan of Merger, dated as of October 21, 2021, by and among FTSI, ProFrac LLC and ProFrac Acquisitions, Inc.
“
GAAP
” means generally accepted accounting principles in the United States.
“
HHP
” means hydraulic horsepower.
“
HSR Act
” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“
Jefferies
” means Jefferies LLC, independent financial advisor to the ProFrac Special Committee.
“
March 2022 Warrant Agreement
” means certain Warrant Agreement, dated as of March 1, 2022, by and between USWS and Continental Stock Transfer & Trust Company.
“
Merger
” means the merger of Merger Sub with and into USWS, with USWS surviving the merger as the surviving corporation and an indirect subsidiary of ProFrac.
“
Merger Agreement
” means the Agreement and Plan of Merger, dated as of June 21, 2022, as it may further be amended or supplemented from time to time, by and among ProFrac, Merger Sub, and USWS. A copy of the Merger Agreement is attached to this proxy statement/information statement/prospectus as
Annex A
.
“
Merger Consideration
” means the shares of ProFrac Class A Common Stock issuable to holders of USWS Common Stock and USWS Equity Awards in connection with the Merger pursuant to the Merger Agreement.
“
Merger Sub
” means Thunderclap Merger Sub I, Inc., a Delaware corporation, and an indirect subsidiary of ProFrac.
“
Nasdaq
” means Nasdaq Global Select Market or Nasdaq Capital Market, as applicable.
“
OPEC+
” means members of the Organization of Petroleum Exporting Countries, Russia and other oil-producing
countries, collectively.
“
Piper Sandler
” means Piper Sandler & Co., independent financial advisor to the USWS Special Committee.
“
ProFrac
” means ProFrac Holding Corp., a Delaware corporation.
“
ProFrac Board
” means the board of directors of ProFrac.
“
ProFrac Class
 A Common Stock
”
means shares of Class A common stock, par value $0.01 per share, of ProFrac.

“
ProFrac Class
 B Common Stock
”
means shares of Class B common stock, par value $0.01 per share, of ProFrac.
“
ProFrac Common Stock
”
means the ProFrac Class A Common Stock and ProFrac Class B Common Stock, collectively.
“
ProFrac Controlling Stockholders
” means Dan Wilks and Farris Wilks and their affiliates, including THRC Holdings, which collectively own the majority of the voting power of the ProFrac Class A Common Stock and ProFrac Class B Common Stock.
“
ProFrac IPO
” means the initial public offering ProFrac Class A Common Stock consummated on May 17, 2022.
“
ProFrac LLC
” means ProFrac Holdings, LLC, a Delaware limited liability company and subsidiary of ProFrac.
“
ProFrac II LLC
” means ProFrac Holdings II, LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of ProFrac.
“
ProFrac LLC Unit Holders
” means the holders of common units of ProFrac LLC.
“
ProFrac Predecessor
” means ProFrac LLC and its subsidiaries on a consolidated basis prior to the ProFrac IPO.
“
ProFrac Prospectus
” means that certain prospectus, dated May 12, 2022, filed with the SEC by ProFrac pursuant to Rule 424(b)(4) under the 1933 Act on May 16, 2022, in connection with the ProFrac IPO.
“
ProFrac Special Committee
” refers to the special committee of the ProFrac Board comprised solely of independent and disinterested directors of ProFrac.
“
ProFrac Stockholders
” refers to holders of capital stock of ProFrac as of the time immediately before the Effective Time.
“
ProFrac Stockholders’ Agreement
” means the Stockholders’ Agreement, dated as of May 17, 2022, by and among ProFrac, THRC Holdings, Farris C. Wilks, FARJO Holdings, LP and the Farris and Jo Ann Wilks 2022 Family Trust.
“
ProFrac Stock Issuance
” means the issuance of shares of ProFrac Class A Common Stock to the holders of USWS Common Stock and USWS Equity Awards in connection with the Merger.
“
ProFrac Stockholder Approval
” means the affirmative vote of the holders of a majority of the shares of ProFrac Class A Common Stock entitled to vote with respect to the approval of the ProFrac Stock Issuance.
“
ProFrac Trading Price
” means an amount equal to the average of the volume weighted average price per share of ProFrac Class A Common Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by ProFrac and USWS) on each of the ten (10) consecutive trading days ending with the complete trading day immediately prior to the Effective Time.
“
ProFrac Unaffiliated Stockholders
” means the holders of ProFrac Class A Common Stock, excluding the ProFrac Controlling Stockholders.
“
ProFrac Stockholder Written Consen
t” means the written consent executed on June 21, 2022 by the ProFrac Controlling Stockholders approving the ProFrac Stock Issuance.
“
Sarbanes-Oxley Act
” means the Sarbanes-Oxley Act of 2002, as amended.

“
SEC
” means the Securities and Exchange Commission.
“
SPS Acquisition
” means the acquisition by ProFrac II LLC of the SP Companies pursuant to the SP Purchase Agreement.
“
SP Companies
” means SP Monahans and SP Sales, collectively.
“
SP Monahans
” means SP Silica of Monahans, LLC, a Delaware limited liability company.
“
SP Purchase Agreement
” means the Membership Interest Purchase Agreement, dated as of June 16, 2022, by and among ProFrac II LLC, FoxRock Ranch Holding Company, LLC and the SP Companies, pursuant to which ProFrac II LLC has agreed to purchase 100% of the issued and outstanding membership interests of each of the SP Companies for an aggregate purchase price of approximately $90 million in cash.
“
SP Sales
” means SP Silica Sales, LLC, a Delaware limited liability company.
“
Tax Receivable Agreement
” means the Tax Receivable Agreement, dated as of May 17, 2022, by and among ProFrac, the TRA Holders and the agents named therein.
“
Term C Loan Side Letter
” means the letter agreement, dated as of February 28, 2022, as amended, by and among the Term C Lenders, the Term C Loan Warrant Holders, USWS, USWS Holdings, USWS LLC and the other subsidiaries of USWS party thereto, entered into in connection with the establishment of a new last-out senior secured term loan credit facility under the Senior Secured Term Loan Agreement.
“
THRC Holdings
” means THRC Holdings, LP, a Texas limited partnership.
“
TRA Holders
” means those certain ProFrac LLC Unit Holders that entered into the Tax Receivable Agreement.
“
Treasury Regulations
” means the regulations promulgated under the Code.
“
Trigger Date
” means the first date on which the ProFrac Controlling Stockholders no longer individually or collectively beneficially own (or otherwise have the right to vote or direct the vote of) more than 50% of the outstanding shares of ProFrac Common Stock.
“
USWS
” means U.S. Well Services, Inc., a Delaware corporation.
“
USWS Board
” means the board of directors of USWS.
“
USWS Borrower
” means U.S. Well Services, LLC, a Delaware limited liability company and subsidiary of USWS in its capacity as borrower under the Senior Secured Term Loan Agreement.
“
USWS
Common Stock
”
means the Class A common stock, par value $0.0001 per share, of USWS.
“
USWS DSU
” means the deferred stock unit or restricted stock unit of USWS, in each case representing a right to receive one share of USWS Common Stock granted under the USWS LTIP.
“
USWS Equity Awards
” means, collectively, the USWS DSUs, USWS Restricted Shares, the USWS Pool A Performance Awards and USWS Pool B Performance Awards.
“
USWS
Equity Linked Convertible Notes
” means those outstanding convertible promissory notes convertible into USWS Common Stock and issued in accordance with that certain Note Purchase Agreement dated as of June 24, 2021, as amended, by and among USWS, ProFrac Predecessor, THRC Holdings, Crestview III USWS TE, LLC, Crestview III USWS TE, LLC, and Wilmington Savings Fund Society, FSB, as collateral agent for the purchaser parties thereto, as each of such promissory notes may be amended, restated or otherwise modified from time to time following the date hereof.
“
USWS February Term C Loan Warrants
” means those outstanding warrants of USWS issued in accordance with that certain February 2022 Warrant Agreement, as each, some or all may be amended, restated or otherwise modified from time to time.
“
USWS LTIP
” or “
A&R LTIP
” means the Amended and Restated U.S. Well Services, Inc. 2018 Stock Incentive Plan. USWS LTIP and A&R LTIP are used interchangeably throughout this document.

“
USWS March Term C Loan Warrants
” means those outstanding warrants of USWS issued in accordance with that certain March 2022 Warrant Agreement, as each, some or all may be amended, restated or otherwise modified from time to time.
“
USWS Merger Proposal”
means the USWS proposal to approve the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger.
“
USWS Pool A Performance Awards
” means the Performance Awards (Pool A) as granted under the USWS LTIP, as evidenced by that certain U.S. Well Services, Inc. Terms and Conditions Performance Award (Pool A).
“
USWS Pool B Performance Awards
” means the Performance Awards (Pool B) as granted under the USWS LTIP, as evidenced by that certain U.S. Well Services, Inc. Terms and Conditions Performance Award (Pool B).
“
USWS
Private Placement Agent Warrants
” means those outstanding placement agent common stock warrants of USWS issued on March 11, 2022 to H.C. Wainwright & Co., LLC as compensation for its service as placement agent to the Company for the private placement of such warrants, as each may be amended, restated or otherwise modified from time to time.
“
USWS Private Placement Investor Warrants
” means those outstanding common stock warrants of USWS issued to investors in a private placement on March 11, 2022, as each may be amended, restated or otherwise modified from time to time.
“
USWS Private Placement Warrants
” means, collectively, the USWS Private Placement Agent Warrants and the USWS Private Placement Investor Warrants.
“
USWS
RDO Warrants
” means those outstanding warrants of USWS issued in a registered direct offering on March 11, 2022.
“
USWS Restricted Shares
” means those shares of USWS Common Stock subject to vesting, repurchase or other lapse of restrictions granted under the USWS LTIP.
“USWS Rollover Warrants”
means, collectively, the USWS SPAC Warrants, USWS Series A Warrants, USWS Private Placement Warrants and USWS RDO Warrants.
“
USWS Series A Preferred Stock”
means the Series A Redeemable Convertible Preferred Stock, par value $0.0001 per share, of USWS.
“
USWS Series A Warrants
” means those outstanding warrants of USWS issued in accordance with that certain Warrant Agreement, dated as of May 24, 2019, by and between USWS and Continental Stock Transfer & Trust Company, as each may be amended, restated or otherwise modified from time to time.
“
USWS
SPAC Warrants
” means those outstanding warrants of USWS issued in accordance with that certain Warrant Agreement, dated as of March 9, 2017, by and between USWS and Continental Stock Transfer & Trust Company, as each may be amended, restated or otherwise modified from time to time.

v

“
USWS
 Special Committee
” refers to the special committee of the USWS Board consisting solely of independent and disinterested directors of USWS, which the USWS Board established for the purpose of reviewing, evaluating and deliberating with respect to, and if deemed appropriate by the USWS Special Committee, negotiating the Merger Agreement and the transactions contemplated thereby, including the Merger.
“
USWS Special Meeting
” means the special meeting of the USWS Stockholders, to be held by means of remote communication in an audio-only virtual meeting format, at www.proxydocs.com/USWS at [a.m.][p.m] Central Time on [    ], 2022, and any adjournments thereof, to consider the proposals described in this proxy statement/information statement/prospectus.

“
USWS Stockholders
” refers to holders of capital stock of USWS as of the time immediately before the Effective Time.
“
USWS Stockholder Approval
” means the vote of the USWS Stockholders required to approve the Merger Agreement and all the transactions contemplated thereby, including the Merger, in accordance with USWS organizational documents.
“
USWS
Term C Loan Warrants
” means, collectively, the USWS March Term C Loan Warrants and the USWS February Term C Loan Warrants.
“
USWS
Warrants
” means, collectively, the USWS SPAC Warrants, the USWS Series A Warrants, the USWS Term C Loan Warrants, the USWS Private Placement Warrants and the USWS RDO Warrants.
“
Warrant Purchase Agreement
” means the Warrant Purchase Agreement, dated as of June 21, 2022, by and among ProFrac and the holders of USWS Term C Loan Warrants.
“
Warrant Sale
” means the purchase by ProFrac of the USWS Term C Loan Warrants pursuant to the Warrant Purchase Agreement for an aggregate purchase price of $2,639,999.82.

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following are some questions that you may have regarding the Merger, the issuance of the shares of ProFrac Class A Common Stock to the holders of USWS Common Stock and USWS Equity Awards in connection with the Merger, and other matters being considered at the USWS Special Meeting and the answers to those questions. ProFrac and USWS urge you to carefully read the entirety of this proxy statement/information statement/prospectus, including the annexes hereto and the documents referred to herein, because the information in this section does not provide all the information that might be important to you with respect to the Merger, the issuance of shares of ProFrac Class A Common Stock in connection with the Merger, and the other matters being considered at the USWS Special Meeting.
Questions and Answers Regarding the Merger
Q: Why am I receiving this proxy statement/information statement/prospectus?
A: You are receiving this proxy statement/information statement/prospectus because ProFrac and USWS have entered into the Merger Agreement, pursuant to the terms of which, among other things, and subject to the conditions included in the Merger Agreement, ProFrac has agreed to acquire USWS by means of the merger of Merger Sub with and into USWS, with USWS surviving the merger as the surviving corporation and an indirect subsidiary of ProFrac. A copy of the Merger Agreement is attached to this proxy statement/information statement/prospectus as
Annex A
.
ProFrac Stockholders:
The Merger Agreement requires that the affirmative vote of the holders of a majority of the shares of ProFrac Class A Common Stock approve the ProFrac Stock Issuance. This approval was obtained through the execution and delivery by the ProFrac Controlling Stockholders of the ProFrac Stockholder Written Consent on June 21, 2022. In addition, all other conditions to the Merger Agreement must be satisfied or waived, please see section
“The Merger Agreement – Conditions to Completion of the Merger.”
For ProFrac Stockholders, this proxy statement/information statement/prospectus contains important information about the ProFrac Stock Issuance approval, the Merger, the other transactions in relation thereto, and other actions taken in connection with the ProFrac Stockholder Written Consent.
ProFrac is not asking ProFrac Stockholders for a proxy and ProFrac Stockholders are not requested to send ProFrac a proxy.
USWS Stockholders:
Also, in order to complete the Merger, and in accordance with the DGCL, USWS Stockholders must approve and adopt the Merger Agreement and the transactions contemplated thereby, among other proposals as described in this proxy statement/information statement/prospectus.
The proposal to adopt the Merger Agreement requires the approval by the affirmative vote of a majority of the shares of USWS Common Stock outstanding on the record date. The proposal to approve the issuance of shares of USWS Common Stock to be issued by USWS upon conversion of the USWS Series A Preferred Stock and the USWS Equity Linked Convertible Notes requires the approval by the affirmative vote of the holders of a majority of the total votes cast at the USWS Special Meeting. The proposal to approve the amendment to the USWS Certificate of Designations of Series A Preferred Stock requires the approval by a majority of the shares of USWS Common Stock outstanding on the record date. The proposal to amend the A&R LTIP to increase the number of shares issuable thereunder requires the affirmative vote of a majority of the shares of USWS Common Stock present in person or represented by proxy at the meeting and entitled to vote on this matter.
For USWS Stockholders, this proxy statement/information statement/prospectus, which you should read carefully, contains important information about the Merger, the issuance of USWS Common Stock in connection with the conversion of the USWS Series A Preferred Stock and the USWS Equity Linked Convertible Notes and other matters being considered at the USWS Special Meeting.
USWS is asking you for a proxy.
Q: What will I receive in the Merger?
A:
ProFrac Stockholders
. At the Effective Time, other than the ProFrac Stockholders that own securities in USWS and are entitled to receive Merger Consideration pursuant to the Merger Agreement, each ProFrac Stockholder will hold the same number of shares of ProFrac Common Stock that such stockholder held immediately prior to consummation of the Merger.
USWS Stockholder
s. At the Effective Time, each share of USWS Common Stock will be converted automatically into the right to receive 0.3366 shares of ProFrac Class A Common Stock. Pursuant to the terms of the Merger Agreement, the agreed-upon Exchange Ratio resulted in the right to receive 0.0561 shares of ProFrac Class A Common Stock, which Exchange Ratio has subsequently been adjusted to 0.3366 to account for the
1-for-6
reverse stock split implemented by USWS on August 4, 2022. No fractional share interests, as a result of conversion of shares of USWS Common Stock into shares of ProFrac Class A Common Stock, shall entitle the owner thereof to any shares of ProFrac or to vote or to any other rights of a holder of ProFrac Class A Common Stock. All fractional shares to which a holder of USWS Common Stock would be entitled to receive shall be aggregated and rounded to three decimal places. In lieu of any such fractional shares, holders of USWS Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent. The amount of cash for fractional shares will be calculated by multiplying the fraction of a share of ProFrac Class A Common Stock to which the USWS Stockholder would be entitled to receive in the Merger by the ProFrac Trading Price. For additional information on the exchange of USWS Common Stock for the Merger Consideration, please see “
The Merger Agreement — Exchange of Shares
.”
USWS Equity Awards:
At the Effective Time, the holders of the USWS Equity Awards will be entitled to receive Merger Consideration. For additional information on the cancellation and conversion of USWS Equity Awards for Merger Consideration, please see the sections titled “
The Merger Agreement — Merger Consideration”
and “
The Merger Agreement — Exchange of Shares
.”
Upon the consummation of the Merger, the Wilks Parties will receive an aggregate of 4,138,596 shares of ProFrac Class A Common Stock as Merger Consideration (assuming, solely for the purpose of this calculation, a hypothetical Closing Date of October 31, 2022), which, based on the ProFrac Class A Common Stock June 21, 2022 closing price, would be approximately $88.9 million. For more information regarding the Wilks Parties’ financial and investment interest in the Merger, please see “
The Merger — Interests of ProFrac Executive Officers and Directors in the Merger
.”
Q: What happens to USWS’ outstanding Series A Preferred Stock?
A: Pursuant to the Merger Agreement, USWS agreed to take all requisite action so that, effective as of immediately prior to the Effective Time, (i) each holder of USWS Series A Preferred Stock issued and outstanding at such time may convert such stock into shares of USWS Common Stock at the Merger Conversion Ratio (as defined below), and (ii) any shares of USWS Series A Preferred Stock issued and outstanding immediately prior to the Effective Time not so converted by the holder at the Merger Conversion Ratio will automatically convert into shares of USWS Common Stock at the then-effective conversion rate, as calculated pursuant to the Certificate of Designations.
The “Merger Conversion Ratio” means, for each share of USWS Series A Preferred Stock, the quotient of (i) its liquidation preference as of the date of the conversion and (ii) Merger Conversion Price. The “Merger Conversion Price” will be $7.32, subject to adjustment.

Q: What happens to USWS’ outstanding Equity Linked Convertible Notes?
A:
Pursuant to the Merger Agreement, USWS agreed to take all requisite action so that, effective as of immediately prior to the Effective Time, each USWS Equity Linked Convertible Note issued and outstanding at such time shall automatically convert into a number of shares of USWS Common Stock equal to the quotient obtained by dividing (i) the amount of outstanding aggregate principal amount, plus accrued and unpaid interest, owing under such USWS Equity Linked Convertible Note through July 9, 2022, by (ii) $7.32.
Q: What happens to USWS’ outstanding warrants?
A:
USWS Term C Loan Warrants
: Pursuant to the Warrant Purchase Agreement dated as of June 21, 2022, immediately prior to the Effective Time and conditioned upon the consummation of the Merger, the holders of the USWS Term C Loan Warrants will sell all of their respective USWS Term C Loan Warrants to ProFrac or its subsidiaries in exchange for an aggregate purchase price of $2,639,999.82. Upon the consummation of this Warrant Sale, at the Effective Time, the USWS Term C Loan Warrants will be automatically canceled and will cease to exist and no consideration will be delivered in exchange therefor.
USWS Rollover Warrants:
Prior to the Effective Time, ProFrac will execute an amendment to each of the warrant agreements that govern the USWS Rollover Warrants as necessary to assume each warrant as of the Effective Time in accordance with the terms thereof and the Merger Agreement.
Each USWS Rollover Warrant, as amended, shall remain outstanding following the consummation of the Merger through its prescribed term, but shall become the right to receive, upon valid exercise thereof, shares of ProFrac Class A Common Stock equal to the product of (A) the number of shares of USWS Common Stock subject to such USWS Rollover Warrant immediately prior to the Effective Time and (B) the Exchange Ratio. Additionally, each USWS Rollover Warrant will be amended such that the exercise price of such USWS Rollover Warrant will equal the current exercise price of such USWS Rollover Warrant divided by the Exchange Ratio.
It is anticipated that the publicly traded USWS SPAC Warrants will be registered and traded on Nasdaq under the symbol “PFHCW”.
Q: Who will own ProFrac immediately following the Merger?
A: ProFrac and USWS estimate that, immediately following the completion of the Merger, based on the aggregate amount of capital stock and shares of ProFrac Class A Common Stock outstanding as of August 8, 2022, persons who were stockholders of ProFrac and USWS immediately prior to the Merger will own approximately 91.76% and 8.24%, respectively, of the then outstanding ProFrac capital stock and will own approximately 76.34% and 23.66%, respectively, of the then outstanding ProFrac Class A Common Stock.
At the Effective Time, the Wilks Parties will receive an aggregate of 4,138,596 shares of ProFrac Class A Common Stock as Merger Consideration (assuming, solely for the purpose of this calculation, a hypothetical closing date of October 31, 2022), which, based on the ProFrac Class A Common Stock June 21, 2022 closing price, would be approximately $88.9 million. For more information regarding the Wilks Parties financial and investment interest in the Merger, please see “
The Merger — Interests of ProFrac Executive Officers and Directors in the Merger
.”

Q: Will the shares of ProFrac Class A Common Stock that I acquire in connection with the Merger receive a dividend?
A: After the closing of the Merger, as a holder of ProFrac Class A Common Stock, you will receive the same dividends on shares of ProFrac Class A Common Stock, if and when declared, that all other holders of ProFrac Class A Common Stock will receive for any dividend with a record date that occurs after the Effective Time. ProFrac has not paid a regular dividend on the ProFrac Class A Common Stock historically and has no present intention of instituting a regular dividend.
Q: Will the shares of ProFrac Class A Common Stock received at the consummation of the Merger be traded on an exchange?
A:
Yes. It is a condition to the consummation of the Merger that the shares of ProFrac Class A Common Stock issuable to the holders of USWS Common Stock and USWS Equity Awards in connection with the Merger be approved for listing on the Nasdaq, upon official notice of issuance. ProFrac Class A Common Stock is currently traded on Nasdaq under the symbol “PFHC.”
Q: How will ProFrac Stockholders be affected by the Merger?
A: At the Effective Time, other than the ProFrac Stockholders that own securities in USWS and are entitled to receive Merger Consideration pursuant to the Merger Agreement, each ProFrac Stockholder will hold the same number of shares of ProFrac securities that such stockholder held immediately prior to consummation of the Merger. As a result of the Merger, ProFrac Stockholders will own shares in a larger company with more assets. However, because ProFrac will be issuing additional shares of ProFrac Class A Common in connection with the ProFrac Stock Issuance, each share of ProFrac Class A Common Stock issued and outstanding immediately prior to the Merger will represent a smaller percentage of the aggregate number of shares of ProFrac Class A Common Stock issued and outstanding after the Merger.
Q: Is the merger expected to be taxable to stockholders?
A: The Merger is expected to be treated as a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. holder (as defined below in the section entitled “
Material United States Federal Income Tax Consequences of the Merger
”) of USWS Common Stock generally will recognize gain or loss, if any, in an amount equal to the difference between (i) the sum of the fair market value as of the effective time of the Merger of any ProFrac Class A Common Stock received by such USWS Stockholder in the Merger and any cash received by such U.S. holder in the Merger in lieu of fractional shares of ProFrac Class A Common Stock and (ii) such USWS Stockholder’s adjusted tax basis in the USWS Common Stock exchanged therefor.
Except in certain circumstances described in the section entitled “
Material United States Federal Income Tax Consequences of the Merger – Tax Consequences to
Non-U.S.
Holders
”, a
Non-U.S.
holder (as defined below in the section entitled “
Material United States Federal Income Tax Consequences of the Merger
”) of USWS Common Stock generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the exchange of USWS Common Stock for ProFrac Class A Common Stock and cash in the Merger. The summary above is qualified in its entirety by the more detailed discussion provided in the section entitled “
Material United States Federal Income Tax Consequences of the Merger
” beginning on page 127. Tax matters can be complicated and the tax consequences of the Merger to you will depend on your particular tax situation. We recommend that you consult your tax advisor to determine the tax consequences of the Merger to you.
Questions and Answers Regarding the USWS Special Meeting and Voting
Q: When and where is the USWS Special Meeting?
A: The USWS Special Meeting will be held on [                ], 2022 at [        :        ] a.m./p.m. solely by means of remote communication in an audio-only virtual meeting format at www.proxydocs.com/USWS.

x

Q: What are USWS Stockholders being asked to vote on?
A: USWS Stockholders are being asked to approve the following proposals at the USWS Special Meeting:

•	To adopt the Merger Agreement and the transactions contemplated thereby, including the Merger;

•
To approve, for purposes of complying with the Nasdaq listing rules, the issuance of shares of USWS Common Stock to be issued by USWS upon the conversion of the USWS Series A Preferred Stock and the USWS Equity Linked Convertible Notes, in an amount equal to 20% or more of USWS Common Stock outstanding;

•	To approve an amendment to the Certificate of Designations;

•	To approve an amendment to the A&R LTIP to increase the maximum number of shares of USWS Common Stock that may be issued under the A&R LTIP by 2,000,000 shares; and

•
If submitted to a vote of USWS Stockholders, to approve an adjournment of this USWS Special Meeting, including, if necessary, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes for those proposals.

Q: What vote by USWS Stockholders is required to approve the proposals at the USWS Special Meeting?
A: The proposal to adopt the Merger Agreement requires the approval by the affirmative vote of a majority of the shares of USWS Common Stock outstanding on the record date. The proposal to approve the issuance of shares of USWS Common Stock to be issued by USWS upon conversion of the USWS Series A Preferred Stock and the USWS Equity Linked Convertible Notes requires the approval by the affirmative vote of the holders of a majority of the total votes cast at the USWS Special Meeting. The proposal to approve the amendment to the Certificate of Designations requires the approval by a majority of the shares of USWS Common Stock outstanding on the record date. The proposal to amend the A&R LTIP to increase the number of shares issuable thereunder requires the affirmative vote of a majority of the shares of USWS Common Stock present in person or represented by proxy at the meeting and entitled to vote on this matter.
Q: Who can vote at, and what are the record dates of, the USWS Special Meeting?
A: All holders of record of USWS Common Stock as of the close of business on [    ], 2022 are entitled to vote at the USWS Special Meeting and any adjournment or postponement thereof for which a new record date has not yet been established.
Q: Why is my vote important?
A: Your vote is important, regardless of the number of shares of USWS Common Stock you own, as the Closing of the Merger is condition upon, among other things, the approval of the Merger and certain related proposals by the USWS Stockholders.
Q: How does USWS Board recommend that I vote?
A: Acting on the unanimous recommendation and approval of the USWS Special Committee, the USWS Board has unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated therein are advisable and in the best interests of USWS and its stockholders and therefore recommends USWS Stockholders vote “
FOR
” the USWS Merger Proposal, “
FOR
” the issuance of shares of USWS Common Stock to be issued by USWS upon the conversion of the USWS Series A Preferred Stock and the USWS Equity Linked Convertible Notes, “
FOR
” the approval of the amendment to the Certificate of Designations, “
FOR
” the approval of the amendment to the A&R LTIP, and “
FOR
” the adjournment of the USWS Special Meeting, including, if necessary, to solicit additional proxies in favor of any of the proposals to be acted upon at the USWS Special Meeting. For additional information regarding how the USWS Board recommends that USWS Stockholders vote, see the section titled “
The Merger—USWS Board and USWS Special Committee Reasons for the Merger—Recommendations of the USWS Board and the USWS Special Committee
.”

Q: How do I participate in the USWS Special Meeting?
A: To participate in the USWS Special Meeting, you must have your control number that is shown on your proxy card or the instructions that accompanied your proxy materials. You may access the Special Meeting by visiting www.proxydocs.com/USWS. You will be able to submit questions during the meeting via the website.
Q: How many votes may I cast?
A: Each issued and outstanding share of USWS Common Stock entitles its holder of record to vote on each matter to be considered at the USWS Special Meeting. The USWS Stockholders of record on the record date are the only USWS Stockholders that are entitled to receive notice of, and to vote at, the USWS Special Meeting or any adjournments or postponements thereof.
Q: How many shares are entitled to vote at the USWS Special Meeting?
A: Each share of USWS Common Stock outstanding on the record date is entitled to one vote on the proposals to be voted on at the USWS Special Meeting. On the record date, there were [    ] shares of USWS Common Stock outstanding.
Q: What constitutes a quorum at the USWS Special Meeting?
A: In accordance with the bylaws of USWS, a quorum exists if the holders of the outstanding shares of USWS Common Stock representing a majority of the voting power of all outstanding shares of USWS Common Stock entitled to vote as of the record date are present in person or by proxy at the USWS Special Meeting, including proxies on which abstentions (withholding authority to vote) are indicate. Abstentions and broker non-votes
will be counter for purposes of establishing a quorum at the USWS Special Meeting. If less than a quorum is presented at the USWS Special Meeting, the presiding officer at the meeting or a majority of the shares so represented may move to adjourn the meeting. In the event a quorum is present at the USWS Special Meeting, but sufficient votes to approve any of the items proposed by the USWS Board have not been received, the presiding officer of the meeting or the persons named as proxies may propose one or more adjournments of the USWS Special Meeting to permit further solicitation of proxies. A stockholder vote may be taken on one or more of the proposals in this proxy statement/information statement/prospectus prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate.
Q: Who will count the votes?
A: The votes will be counted by the inspector of elections appointed for the USWS Special Meeting.
Q: What happens if I sell my shares before the Special Meeting?
A: If you sell or otherwise transfer your shares after the record date, but before the Special Meeting, unless special arrangements (such as provisions of a proxy) are made between you and the person(s) to whom you transfer your shares and each of you notifies the Secretary of USWS in writing of such a special arrangement, you will retain your right to vote such shares at the Special Meeting, but will otherwise have transferred ownership of your shares.
Q: What is the difference between holding shares of record and holdings shares as a beneficial owner of shares of USWS Common Stock?
A: If your shares of USWS Common Stock are registered directly in your name with the registrar and transfer agent of USWS, Continental Stock Transfer & Trust Company, you are considered the “stockholder of record” of those shares in your account and you have the right to vote those shares. If your shares of USWS Common Stock are held in an account with a broker or other nominees, you are deemed to be a “beneficial stockholder” of those shares, which are held in “street name.” The broker or other nominee is deemed to be the “stockholder of record” for those shares. As a beneficial owner, you have the right to instruct the broker or other nominee on how to vote those shares in accordance with the instructions provided by your broker or other nominee.
Stockholders of USWS who receive a proxy card must sign and return each applicable proxy card in accordance with their respective instructions or submit a proxy by telephone or via the Internet at www.proxypush.com/USWS with respect to shares of USWS Common Stock in order to ensure the voting of the shares owned. The shares represented by your proxy will be voted at the USWS Special Meeting as directed by your proxy or voting instructions.
Q: If my shares are held in “street name” by my broker, bank, trustee or other nominee, will my broker, bank, trustee or other nominee vote my shares for me?
A: If you are a beneficial owner whose USWS Common Stock is held of record by your broker, bank, trustee or other nominee, you must instruct the broker, bank, trustee or other nominee how to vote your shares of USWS Common Stock. Brokers, banks, trustees and other nominees who hold shares of USWS Common Stock in “street name” typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions on how to vote from the beneficial owner. However, brokers, banks, trustees and other nominees typically are not allowed to exercise their voting discretion on matters that are
“non-routine”
without specific instructions on how to vote from the beneficial owner. Under the current rules of Nasdaq, all of the proposals being considered at the USWS Special Meeting are non-routine.
Therefore, brokers, banks, trustees and other nominees do not have discretionary authority to vote on any of the proposals.
A “broker
non-vote”
with respect to shares of USWS Common Stock occurs when (i) a share of USWS Common Stock held by a broker, bank, trustee or other nominee is present or represented at a meeting of holders of USWS Common Stock, (ii) the beneficial owner of such shares of USWS Common Stock has not instructed his, her or its broker, bank, trustee or other nominee on how to vote on a particular proposal, and (iii) the broker, bank, trustee or other nominee does not have discretionary voting power on such proposal. Brokers, banks, trustees and other nominees do not have discretionary voting authority with respect to any of the proposals being considered at the USWS Special Meeting; therefore, if a beneficial owner of shares of USWS Common Stock held in “street name” does not give voting instructions to the broker, bank, trustee or other nominee, then those shares of USWS Common Stock will not be present at the USWS Special Meeting or represented by proxy at the Special Meeting because the broker non-votes
will not count toward the quorum requirements. As a result, it is expected that there will not be any broker non-votes
at the USWS Special Meeting.
Please follow the voting instructions provided by your broker, bank, trustee or other holder of record. Please note that you may not vote shares held in “street name” by returning a proxy card directly to USWS or by voting at the USWS Special Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank, trustee or other holder of record. Further, brokers, banks, trustees or other holders of record who hold shares of USWS Common Stock on your behalf may not give a proxy to vote those shares without specific voting instructions from you.
Your vote is important, and you are urged to provide voting instructions for your shares by following the instructions provided on the enclosed proxy card(s) or voting instruction card(s). Please vote promptly.
Q: What happens if I fail to vote, abstain from voting or fail to instruct my broker, bank, trustee or other nominee to vote my shares?
A: You are strongly encouraged to vote. Your abstention from voting will have the effect of a vote “
AGAINST
” the USWS Merger Proposal, the proposal to approve the amendment to the Certificate of Designations and the proposal to approve the amendment to the A&R LTIP; and your failure to vote or the failure to instruct your broker, bank, trustee or other nominee to vote will have the effect of a vote “
AGAINST
” the USWS Merger Proposal, the proposal to approve the amendment to the Certificate of Designations and the proposal to approve the amendment to the A&R LTIP.
Q: What should I do if I receive more than one set of voting materials for the USWS Special Meeting?
A: This means you own shares of USWS Common Stock that are registered under different names or are in more than one account. For example, you may own some shares directly as a USWS Stockholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own.
Q: What will happen if I return my proxy card without indicating how to vote?
A: If you sign and send in your proxy and do not indicate how you want to vote on any particular proposal, the USWS Common Stock represented by your proxy will be voted “
FOR
” that proposal.
Q: What do I do if I want to change my vote?
A: You can change your vote at any time before your proxy is voted at the USWS Special Meeting. You can do this in one of four ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy by executing a new proxy card bearing a later date;

•	you can vote at a later time by telephone or through the Internet; or

•	if you are a holder of record, you can attend the applicable special meeting and vote in person, but your attendance alone will not revoke any proxy that you have previously given.
If you choose either of the first two methods, your notice of revocation or your new proxy must be received by the USWS Corporate Secretary at the address provided under “
The Companies
” beginning on page 1 no later than the beginning of the USWS Special Meeting. If you are a USWS Stockholder, you can find further details on how to revoke your proxy in “
The USWS Special Meeting — Revocation of Proxies
” beginning on page 153.
If you hold your shares in “street name,” please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.
Q: Can I dissent and require appraisal of my shares?
A:
ProFrac Stockholders
. Under Delaware law, ProFrac Stockholders have no right to an appraisal of the “fair value” of their shares in connection with the Merger.
USWS Stockholders
. Under Delaware law, USWS Stockholders have no right to an appraisal of the “fair value” of their shares in connection with the Merger.
Q: Do any of the officers or directors of USWS have interests in the Merger that may differ from or be in addition to my interests as a USWS Stockholder?
A: Yes, certain officers and directors of USWS have interests in the Merger that may differ from or be in addition to the interests of USWS Stockholders. For more information on these interests, see “
The Merger — Interests of USWS Executive Officers and Directors in the Merger
” beginning on page 122.

Q: What do I do now?
A: Carefully read and consider the information contained in and referred herein into this proxy statement/information statement/prospectus, including its annexes.
For USWS Stockholders, in order for your shares to be represented at the USWS Special Meeting:

•	you can vote by telephone or through the Internet by following the instructions included on your proxy card;

•	you can indicate on the enclosed proxy card how you would like to vote and sign and return the proxy card in the accompanying pre-addressed postage paid envelope; or

•	you can attend the USWS Special Meeting and vote virtually at www.proxydocs.com/USWS.
If you hold your shares in “street name,” please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.
Q: Should stockholders send in their stock certificates with their proxies?
A: No. USWS Stockholders should not send in their stock certificates at this time. If the Merger is consummated, ProFrac’s exchange agent will send former USWS Stockholders a letter of transmittal and written instructions explaining what they must do to exchange their USWS stock certificates or transfer uncertificated shares for the Merger Consideration payable to them.
ProFrac Stockholders will retain their current stock certificates after the Merger and should not send in their stock certificates.
Q: When do you expect to complete the Merger?
A: ProFrac and USWS are working to complete the Merger as quickly as practicable. However, ProFrac and USWS cannot assure you when or if the Merger will be completed. Completion of the Merger is subject to satisfaction or waiver of the conditions specified in the Merger Agreement, including, among other matters, the receipt of the USWS Stockholder Approval. It is possible that factors outside the control of both companies could result in the Merger being completed later than expected. Although the exact timing of completion of the Merger cannot be predicted with certainty, ProFrac and USWS anticipate completing the Merger in the fourth quarter of 2022. See “
The Merger Agreement — Conditions to Completion of the Merger
” beginning on page 144.
Q: What happens if the Merger is not completed?
A: If the USWS Merger Proposal is not approved by the USWS Stockholders or the Merger is not completed for any other reason, USWS Stockholders will not receive any payment for shares of USWS Common Stock they own. Instead, USWS will remain an independent public company, USWS Common Stock and its public warrants will continue to be listed and traded on Nasdaq and registered under the 1934 Act and USWS will continue to file periodic reports with the SEC.
Under specified circumstances in the Merger Agreement, USWS may be required to pay ProFrac a termination fee of $8,000,000 or reimburse ProFrac for certain expenses in an amount up to $3,000,000, in each case, depending on the termination event. See “
The Merger Agreement — Termination Fees
” beginning on page 147.
Q: Whom should I call with questions?
A: If you have any questions about the USWS Special Meeting, the Merger, the ProFrac Stock Issuance, the USWS Proposals or how to submit your proxy, or if you need additional copies of this proxy statement/

information statement/prospectus or documents referenced herein, the applicable enclosed proxy card or voting instructions, you should contact:
For ProFrac Stockholders:
ProFrac Holding Corp.
333 Shops Boulevard, Suite 301
Willow Park, TX 76087
Attention: Investor Relations
Email: investors@profrac.com
For USWS Stockholders
U.S. Well Services, Inc.
1360 Post Oak Boulevard, Suite 1800
Houston, Texas 77056
Attention: Corporate Secretary
Email: esimonson@uswellservices.com
Q: How can I submit questions to be answered during the Special Meeting?
A: If you wish to submit a question to be answered during the USWS Special Meeting, you may do so. You may submit a question prior to the USWS Special Meeting at any time before 11:59 p.m. ET on [    ], 2022, by logging into www.proxypush.com/USWS and entering your
16-digit
control number.
Questions pertinent to meeting matters, if any, will be answered during the USWS Special Meeting, subject to time constraints.
Q: How can I inspect the list of Stockholders of Record?
A: A complete list of the holders of USWS Common Stock entitled to vote at the USWS Special Meeting will be available for examination by any USWS Stockholder, for any purpose germane to the USWS Special Meeting, at the USWS principal executive offices at 1360 Post Oak Boulevard, Suite 1800, Houston, Texas 77056, for a period of ten days before the USWS Special Meeting, between the hours of 9:00 a.m. and 4:00 p.m., local time, and at the USWS Special Meeting during the entire time of the meeting.
Q: Where can I find the voting results of the USWS Special Meeting?
A: USWS plans to announce preliminary voting results at the USWS Special Meeting, and will publish results on a Current Report on Form
8-K
filed with the SEC following the Special Meeting.

SUMMARY
This summary highlights information contained elsewhere in this proxy statement/information statement/prospectus. It does not contain all of the information that may be important to you. You are urged to read carefully this entire proxy statement/information statement/prospectus, including the attached annexes, and the other documents to which this proxy statement/information statement/prospectus refers you in order for you to fully understand the proposed Merger. See “Where You Can Find More Information” beginning on page 276. Each item in this summary refers to the page of this proxy statement/information statement/prospectus on which that subject is discussed in more detail.
The Companies
ProFrac (see page 133)
ProFrac Holding Corp.
333 Shops Boulevard, Suite 301
Willow Park, TX 76087
(254)
776-3722
www.pfholdingscorp.com
ProFrac is a growth-oriented, vertically integrated and innovation-driven energy services company providing hydraulic fracturing, completion services and other complementary products and services to leading upstream oil and gas companies engaged in the E&P of North American unconventional oil and natural gas resources. Founded in 2016, ProFrac was built to be the go-to
service provider for E&P companies’ most demanding hydraulic fracturing needs. ProFrac is focused on employing new technologies to significantly reduce “greenhouse gas” (“
GHG
”) emissions and increase efficiency in what has historically been an emissions-intensive component of the unconventional E&P development process.
The information contained on ProFrac’s website is expressly not incorporated by reference into this proxy statement/information statement/prospectus and you should not consider information contained on ProFrac’s website to be part of this proxy statement/information statement/prospectus.
Merger Sub (see page 133)
Thunderclap Merger Sub I, Inc.
333 Shops Boulevard, Suite 301
Willow Park, TX 76087
(254)
776-3722
Merger Sub is an indirect subsidiary of ProFrac that was incorporated under the laws of the State of Delaware in June 2022. Merger Sub does not engage in any operations and exists solely to facilitate the Merger.
USWS (see page 133)
U.S. Well Services, Inc.
1360 Post Oak Boulevard, Suite 1800
Houston, Texas 77056
(832)
562-3730
www.uswellservices.com
USWS is a technology-focused oilfield service company focused on electric pressure pumping services for oil and natural gas E&P companies in the United States. USWS’ patented electric pressure pumping technology provides one of the first fully electric, mobile well stimulation systems powered by locally supplied natural gas including field gas sourced directly from the wellhead. USWS’ electric pressure pumping technology decreases emissions, sound pollution and truck traffic while generating operating efficiencies including significant customer fuel cost savings versus conventional diesel-powered fleets. The USWS fleet consists mostly of all-electric,
mobile pressure pumping equipment and other auxiliary heavy equipment that performs stimulation services. USWS’ Clean Fleet
®
electric fleets replace the traditional engines, transmissions, and radiators used in conventional diesel fleets with electric motors powered by electricity.
The information contained on USWS’ website is expressly not incorporated by reference into this proxy statement/information statement/prospectus, and you should not consider information contained on USWS’ website to be part of this proxy statement/information statement/prospectus.
The Merger
The Merger Agreement is attached as
Annex A
to this proxy statement/information statement/prospectus. ProFrac and USWS encourage you to carefully read the Merger Agreement in its entirety because it is the principal legal agreement that governs the Merger.
Structure of the Merger (see page 134)
Subject to the terms and conditions of the Merger Agreement, at the Effective Time, among other matters, Merger Sub will merge with and into USWS, with USWS surviving the merger as the surviving corporation and an indirect subsidiary of ProFrac.
Merger Consideration (see page 134)
As a result of the Merger, each share of USWS Common Stock will be converted automatically into the right to receive 0.3366 shares of ProFrac Class A Common Stock. ProFrac will not issue any fractional shares of ProFrac Class A Common Stock in connection with the Merger. Instead, USWS Stockholders will receive cash in lieu of any fractional shares of ProFrac Class A Common Stock that they would have otherwise received in the Merger. The amount of cash for fractional shares will be calculated by multiplying the fraction of a share of ProFrac Class A Common Stock to which the USWS Stockholder would be entitled to receive in the Merger by the ProFrac Trading Price.
ProFrac Stockholders will continue to own their existing shares of ProFrac Class A Common Stock after the Merger.
ProFrac Stock Issuance
On June 21, 2022, in accordance with the Merger Agreement, the ProFrac Controlling Stockholders approved the ProFrac Stock Issuance by delivery of the ProFrac Stockholder Written Consent. Since the ProFrac Stock Issuance will result in the issuance of shares of ProFrac Class A Common Stock constituting 20% or more of the outstanding ProFrac Class A Common Stock, Nasdaq rules require such issuance to be approved by the holders of the majority of outstanding ProFrac Class A Common Stock. The ProFrac Stockholder Written Consent constitutes such approval. As of June 21, 2022, the ProFrac Controlling Stockholders held the majority of the voting power of the outstanding ProFrac Class A Common Stock. Therefore, the delivery of the ProFrac Stockholder Written Consent satisfied the requirement in the Merger Agreement and under the Nasdaq rules that the affirmative vote of the holders of at least a majority of the voting power of the ProFrac Class A Common Stock approve the ProFrac Stock Issuance. No additional approval of the stockholders of ProFrac is required to approve the ProFrac Stock Issuance, Merger Agreement, the Merger and the other transactions. As a result, ProFrac has not solicited and will not be soliciting your vote for the approval of the ProFrac Stock Issuance, the

Merger Agreement, the Merger or the other transactions and does not intend to call a meeting of stockholders for purposes of voting on the adoption of the ProFrac Stock Issuance, the Merger Agreement, the Merger or the other transactions. A copy of the ProFrac Stockholder Written Consent is attached to this proxy statement/information statement/prospectus as
Annex B
. For information on the recommendation of the ProFrac Board, please see “
The Merger

—

ProFrac Board and ProFrac Special Committee Reasons for the Merger
.”
Ownership of the Combined Company After the Merger
ProFrac will issue approximately 12.8 million shares of ProFrac Class A Common Stock to USWS Stockholders (after giving effect to the conversions of the USWS Series A Preferred Stock, USWS Equity Linked Convertible Notes and USWS Equity Awards) in the Merger based on the number of shares of USWS Common Stock and ProFrac Class A Common Stock outstanding as of August 29, 2022. At the completion of the Merger, it is expected that there will be outstanding approximately 54 million shares of ProFrac Class A Common Stock.
Immediately following the completion of the Merger, based on the aggregate amount of capital stock and shares of ProFrac Class A Common Stock outstanding as of August 8, 2022, it is anticipated that persons who were stockholders of ProFrac and USWS immediately prior to the Merger will own approximately 91.76 % and 8.24%, respectively, of the then outstanding ProFrac capital stock and will own approximately 76.34 % and 23.66%, respectively, of the then outstanding ProFrac Class A Common Stock. At the Effective Time, other than the ProFrac Stockholders that own securities in USWS and are entitled to receive Merger Consideration pursuant to the Merger Agreement, each ProFrac Stockholder will hold the same number of shares of ProFrac Common Stock that such stockholder held immediately prior to consummation of the Merger. However, upon the ProFrac Stock Issuance, each share of ProFrac Class A Common Stock outstanding immediately prior to the consummation of the Merger will represent a smaller percentage of the aggregate number of shares of ProFrac Class A Common Stock outstanding after the consummation of the Merger. Following the consummation of the Merger, each share of ProFrac Class A Common Stock will represent an equity interest in a combined company with more assets.
Recommendations of the ProFrac and USWS Boards
Recommendations to ProFrac Stockholders.
The ProFrac Board, acting on the unanimous recommendation and approval of the ProFrac Special Committee, unanimously determined that the Merger Agreement and the transactions contemplated thereby were in the best interests of ProFrac and the ProFrac Unaffiliated Stockholders, approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, approved and declared advisable certain ancillary agreements contemplated by the Merger Agreement or otherwise entered into in connection with the Merger, directed that the ProFrac Stock Issuance proposal be submitted to ProFrac Stockholders for approval as required by Nasdaq rules, and resolved to recommend that ProFrac Stockholders approve the ProFrac Stock Issuance.
 The ProFrac Board unanimously recommended that ProFrac Stockholders vote “FOR” the ProFrac Stock Issuance proposal.
Recommendations to USWS Stockholders.
The USWS Board, acting on the unanimous recommendation and approval of the USWS Special Committee, has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to and in the best interests of USWS and its stockholders. The USWS Board recommends that USWS Stockholders vote: “
FOR
” the USWS Merger Proposal, “
FOR
” the issuance of shares of USWS Common Stock to be issued by USWS upon the conversion of the USWS Series A Preferred Stock and the USWS Equity Linked Convertible Notes, “
FOR
” the approval of the amendment to the Certificate of Designations, “
FOR
” the approval of the amendment to the A&R LTIP, and “
FOR
” the adjournment of the USWS Special Meeting, including, if necessary, to solicit additional proxies in favor of any of the proposals to be acted upon at the USWS Special Meeting. For additional information see “
The USWS Special Meeting — Board Recommendations
” beginning on page 150.

Opinions of Financial Advisors
Opinion of the Financial Advisor to the ProFrac Special Committee (see page 98 and
Annex C
)
The ProFrac Special Committee has retained Jefferies as its independent financial advisor in connection with the Merger. As part of this engagement, Jefferies delivered a written opinion, dated June 21, 2022, to the ProFrac Special Committee as to the fairness, from a financial point of view and as of such date, to ProFrac of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement.
The full text of Jefferies’ opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as
Annex C
to this proxy statement/information statement/prospectus and is incorporated here by reference. ProFrac encourages you to read the opinion carefully and in its entirety.
Jefferies’ opinion was provided for the use and benefit of the ProFrac Special Committee (in its capacity as such) in its evaluation of the Exchange Ratio from a financial point of view and did not address any other aspect of the Merger or any other matter. Jefferies’ opinion did not address the relative merits of the Merger or other transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to ProFrac, nor did it address the underlying business decision by ProFrac to engage in the Merger or any term, aspect or implication of any other agreement entered into in connection with, or contemplated by or resulting from, the Merger or otherwise. Jefferies’ opinion did not constitute a recommendation as to how the ProFrac Special Committee or the ProFrac Board, and does not constitute a recommendation as to how any securityholder, should vote or act with respect to the Merger or any other matter.
The summary of Jefferies’ opinion is qualified in its entirety by reference to the full text of Jefferies’ opinion.
Opinion of the Financial Advisor to the USWS Special Committee (see page 115 and
Annex D
)
USWS retained Piper Sandler to act as an independent financial advisor to the USWS Special Committee in connection with the proposed Merger and participated in certain of the negotiations leading to the execution of the Merger Agreement. On June 21, 2022, prior to the execution of the Merger Agreement, Piper Sandler separately delivered its written opinion to the USWS Special Committee and the USWS Board, to the effect that, as of such date, the exchange ratio was fair, from a financial point of view, to the holders of USWS Common Stock issued and outstanding immediately prior to the effective time of the Merger, in their capacity as holders of USWS Common Stock.
The full text of Piper Sandler’s opinion is attached as
Annex D
to this proxy statement/information statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of USWS Common Stock are urged to read the entire opinion carefully in connection with their consideration of the proposed Merger.
Treatment of USWS Series A Preferred Stock (see page 135)
Pursuant to the Merger Agreement, USWS agreed to take all requisite action so that, effective as of immediately prior to the Effective Time, (i) each holder of USWS Series A Preferred Stock issued and outstanding at such time may convert such stock into shares of USWS Common Stock at the Merger Conversion Ratio (as defined below), and (ii) any shares of USWS Series A Preferred Stock issued and outstanding immediately prior to the Effective Time not so converted at the Merger Conversion Ratio will automatically convert into shares of USWS Common Stock at the then-effective conversion rate as calculated pursuant to USWS’ Certificate of Designations.
The “Merger Conversion Ratio” means, for each share of USWS Series A Preferred Stock, the quotient of (i) its liquidation preference as of the date of the conversion and (ii) Merger Conversion Price. The “Merger Conversion Price” will be $7.32, subject to adjustment.

For more information about the amendment to the Certificate of Designation, see “
The Merger Agreement — Related Agreements
.”
Treatment of USWS Equity Linked Convertible Notes (see page 135)
Pursuant to the Merger Agreement, USWS agreed to take all requisite action so that, effective as of immediately prior to the Effective Time, each USWS Equity Linked Convertible Note issued and outstanding at such time shall automatically convert into a number of shares of USWS Company Stock equal to the quotient obtained by dividing (i) the amount of outstanding aggregate principal amount, plus accrued and unpaid interest, owing under such USWS Equity Linked Convertible Note through July 9, 2022, by (ii) $7.32.
For more information about the amendments to the USWS Equity Linked Convertible Notes, see “
The Merger Agreement — Related Agreements
.”
Treatment of USWS Warrants (see page 136)
USWS Term C Loan Warrants
Subject to the consummation of the Warrant Sale, at the Effective Time, the USWS Term C Loan Warrants issued and outstanding immediately prior to the Effective Time (which shall be held by ProFrac following the consummation of the Warrant Sale) will be automatically canceled and will cease to exist and no consideration will be delivered in exchange therefor.
For more information about the Warrant Sale, please see “
The Merger Agreement—Related Agreements
” on page 148.
Rollover Warrants
Prior to the Effective Time, ProFrac will execute an amendment to each of the warrant agreements that govern the USWS Rollover Warrants as necessary to assume each warrant as of the Effective Time in accordance with the terms thereof and the Merger Agreement.
Each USWS Rollover Warrant shall remain outstanding following the Merger through its prescribed term but shall represent the right to receive upon valid exercise thereof shares of ProFrac Class A Common Stock equal to the product of (A) the number of shares of USWS Common Stock subject to such USWS Rollover Warrant immediately prior to the Effective Time and (B) the Exchange Ratio. Additionally, each USWS Rollover Warrant will be amended such that the exercise price of such USWS Rollover Warrant will equal the current exercise price of such USWS Rollover Warrant divided by the Exchange Ratio.
Upon consummation of the Merger and effectiveness of this Registration Statement on Form S-4, the publicly tradable warrants of USWS, currently listed on the Nasdaq Capital Market under the symbol “USWSW,” shall become publicly tradable warrants of ProFrac and shall be listed on the Nasdaq Global Select Market under the symbol “PFHCW.” Such warrants shall remain outstanding following the consummation of the Merger and shall be amended and restated upon the effectiveness and consummation of the Merger such that they represent the right to purchase, upon exercise thereof, shares of ProFrac Class A Common Stock (rather than shares of USWS Class A Common Stock) based on the Exchange Ratio and correspondingly adjusted exercise price.
For more information about the USWS Rollover Warrants, see the section titled “
The Merger Agreement — Treatment of USWS Warrants – Rollover Warrants.
”

Treatment of USWS Equity Awards (see page 136)
Pursuant to the Merger Agreement, USWS will take, or cause to be taken, all actions necessary so that:

•
at the Effective Time, the USWS Restricted Shares that are outstanding and unvested under the USWS LTIP immediately prior to the Effective Time, will be canceled in exchange for the right to receive the Merger Consideration and, in lieu of any fractional shares, cash;

•
immediately prior to the Effective Time, each USWS DSU will be canceled and converted into the right to receive the Merger Consideration and, in lieu of any fractional shares, cash (treating such USWS DSU in the same manner as if it were an outstanding share of USWS Common Stock for such purposes); and

•
immediately prior to the Effective Time, all outstanding USWS Pool A Performance Awards and USWS Pool B Performance Awards will be canceled and converted into the right to receive a certain amount of Merger Consideration and such amount will be dependent upon the holder and the type of such performance award, as further described in the accompanying proxy statement/information statement/prospectus.

Interests of ProFrac’s and USWS’ Executive Officers and Directors in the Merger (see pages 105 and 122)
ProFrac
The ProFrac Stockholders should note that some directors and executive officers of ProFrac have interests in the Merger that are different from, or are in addition to, the interests of ProFrac’s stockholders generally. These interests may present them with actual or potential conflicts of interest.
Specifically, Ladd Wilks, the Chief Executive Officer of ProFrac, is the son of Farris Wilks and the nephew of Dan Wilks and Matthew D. Wilks, the Executive Chairman of the ProFrac Board, is the son of Dan Wilks and the nephew of Farris Wilks. Additionally, Matthew D. Wilks is the Vice President of Investments of THRC Holdings, an affiliate of Dan Wilks and Farris Wilks.
The Wilks Parties collectively hold a controlling interest in ProFrac and beneficially own certain securities of USWS, as described in this proxy statement/information statement/prospectus.
Upon the consummation of the Merger, the Wilks Parties will receive an aggregate of 4,138,596 shares of ProFrac Class A Common Stock as Merger Consideration (assuming, solely for the purpose of this calculation, a hypothetical Closing Date of October 31, 2022), which, based on the ProFrac Class A Common Stock June 21, 2022 closing price, would be approximately $88.9 million.
These interests are described in more detail in the section titled “
The Merger

—

Interests of ProFrac Executive Officers and Directors in the Merger
” beginning on page 105. The ProFrac Special Committee and ProFrac Board were aware of these interests and considered them, among other matters, in approving the Merger, the Merger Agreement and the transactions contemplated thereby.
USWS
In considering the USWS Board’s recommendation that USWS Stockholders vote in favor of the proposals described in this proxy statement/information statement/prospectus, USWS Stockholders should be aware that some USWS executive officers and directors may have interests that may be different from, or in addition to, USWS Stockholders’ interests, including but not limited to, their receipt of change of control payments under existing USWS Equity Awards in connection with the Merger, entry into new change of control agreements and retention and severance agreements with ProFrac, new employment arrangements with ProFrac, accelerated vesting of USWS Equity Awards at the Effective Time, and the right of USWS’ executive officers and directors to continued indemnification and insurance coverage for acts or omissions occurring before the Merger.

In addition, some of USWS’ directors hold certain convertible securities and may have interests that are different from, or in addition to, USWS Stockholders’ interest. For example, David Matlin, a member of the USWS Board, is a lender to USWS and holds USWS Term C Loan Warrants and will receive $122,791 in the Warrant Sale. Adam Klein, a member of the USWS Board, is a partner at Crestview Partners. Crestview Partners is a lender to USWS and holds certain convertible securities in USWS, including the USWS Series A Preferred Stock and the USWS Equity Linked Convertible Notes, both of which are convertible into additional shares of USWS Common Stock.
These interests are described in more detail in the section titled “
The Merger

—

Interests of USWS Executive Officers and Directors in the Merger
” beginning on page 122. The USWS Special Committee and USWS Board were aware of these interests and considered them, among other matters, in recommending the adoption of the Merger Agreement and approval of the Merger, the Merger Agreement and the transactions contemplated thereby.
Appraisal Rights (see page 126)
Under the DGCL, neither the ProFrac Stockholders nor the USWS Stockholders have a right to an appraisal of the “fair value” of their shares in connection with the Merger.
Material United States Federal Income Tax Consequences of the Merger (see page 127)
The Merger is expected to be treated as a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. holder (as defined below in the section entitled “
Material United States Federal Income Tax Consequences of the Merger
”) of USWS Common Stock generally will recognize gain or loss, if any, in an amount equal to the difference between (i) the sum of the fair market value as of the effective time of the Merger of any ProFrac Class A Common Stock received by such USWS Stockholder in the Merger and any cash received by such U.S. holder in the Merger in lieu of fractional shares of ProFrac Class A Common Stock and (ii) such USWS Stockholder’s adjusted tax basis in the USWS Common Stock exchanged therefor.
Except in certain circumstances described in the section entitled “
Material United States Federal Income Tax Consequences of the Merger – Tax Consequences to
Non-U.S.
Holders
”, a
Non-U.S.
holder (as defined below in the section entitled “
Material United States Federal Income Tax Consequences of the Merger
”) of USWS Common Stock generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the exchange of USWS Common Stock for ProFrac Class A Common Stock and cash in the Merger.
The summary above is qualified in its entirety by the more detailed discussion provided in the section entitled “
Material United States Federal Income Tax Consequences of the Merger
” beginning on page 127. Tax
matters can be complicated and the tax consequences of the Merger to you will depend on your particular tax situation. We recommend that you consult your tax advisor to determine the tax consequences of the Merger to you.
Accounting Treatment (see page 125)
ProFrac prepares its financial statements in accordance with GAAP. The Merger will be accounted for using the purchase method of accounting. As discussed under “
The Merger — Accounting Treatment
” on page 125, based on the facts that ProFrac board members and senior management will control and represent a majority of the board of directors and senior management of the combined company, as well as the terms of the exchange, pursuant to which USWS Stockholders will receive a premium of approximately 68% (as of the date preceding the Merger announcement) over the fair market value of their shares on such date, ProFrac is considered to be the acquirer of USWS for accounting purposes. ProFrac will allocate the purchase price to the fair value of USWS’ assets and liabilities at the Effective Time, with the excess purchase price being recorded as goodwill.

Regulatory and Other Approvals Required for the Merger (see page 131)
ProFrac and USWS have each agreed to use their reasonable best efforts in order to obtain all regulatory approvals required in order to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement. These include approvals by the U.S. Federal Trade Commission, the U.S. Department of Justice and state antitrust authorities. ProFrac and USWS each submitted their antitrust filings with the U.S. Department of Justice and the U.S. Federal Trade Commission on July 6, 2022, which commenced the initial waiting period of 30 days. On August 6, 2022, the waiting period under the HSR Act expired without a request for additional information. Based on the review and analyses performed ProFrac and USWS do not believe that any other antitrust related filings are required in any foreign jurisdictions.
Listing of ProFrac Class A Common Stock (see page 132)
ProFrac has agreed to use its best efforts to cause the shares of ProFrac Class A Common Stock to be issued as the Merger Consideration to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time. ProFrac Class A Common Stock is currently traded on Nasdaq under the symbol “PFHC.”
Representations, Warranties and Covenants (see page 137)
The parties to the Merger Agreement have made representations, warranties and covenants that are customary for transactions of this nature. The representations and warranties of the respective parties to the Merger Agreement will not survive the closing of the Merger.
The Merger Agreement includes customary covenants of the parties, including, among others, covenants (a) for the parties to conduct their respective businesses in the ordinary course during the interim period between the date of the execution of the Merger Agreement and the consummation of the Merger, (b) that the parties not engage in certain kinds of transactions during the interim period between the date of the execution of the Merger Agreement and the consummation of the Merger, (c) that ProFrac use commercially reasonable efforts to obtain and consummate a financing to fund the repayment in connection with the Closing of certain indebtedness of USWS and its subsidiaries as promptly as reasonably possible following the date of the Merger Agreement, (d) that USWS reasonably cooperate with such financing efforts and (e) providing for ProFrac and USWS to cooperate in the preparation, and obtaining the effectiveness of, the Registration Statement on Form
S-4,
which includes this proxy statement/information statement/prospectus.
USWS further agreed (a) to amend the terms of the USWS Equity Linked Convertible Notes and the Certificate of Designations regarding the USWS Series A Preferred Stock, and to use commercially reasonable efforts to amend the USWS Pool A Performance Awards and USWS Pool B Performance Awards not already amended pursuant to an executed Award Amendment, (b) not to solicit proposals relating to alterative business combination transactions or, subject to certain exceptions, enter into discussions or an agreement concerning or provide confidential information in connection with any proposals for alternative business combination transactions and (c) as soon as practicable following the date of the Merger Agreement convene and hold the USWS Special Meeting for the purposes of obtaining the USWS Stockholder Approval.
For more information about the Amendments to the Certificate of Designations and USWS Equity Linked Convertible Notes, see “
The Merger Agreement — Related Agreements.
”
Conditions to Completion of the Merger (see page 144)
The obligations of each of ProFrac and USWS to complete the Merger are subject to the satisfaction at or before the Effective Time of a number of customary conditions, including, among others: (a) receipt of the USWS Stockholder Approval, (b) the absence of any applicable law or order prohibiting the consummation of the Merger or the ProFrac Stock Issuance, (c) the applicable waiting period under the HSR Act relating to the transactions contemplated by the Merger Agreement shall have expired or terminated, (d) ProFrac’s Registration Statement on Form
S-4,
which includes this proxy statement/information statement/prospectus, being effective and not subject to any stop order that is in effect or pending proceeding seeking a stock order, and (e) approval for the listing on Nasdaq of the shares of ProFrac Class A Common Stock to be issued in the Merger, subject to official notice of issuance.
In addition, the obligations of each of ProFrac and USWS to complete the Merger are subject to the satisfaction or waiver at or before the Effective Time of the following additional conditions, among others: (a) the representations and warranties of the other party shall be accurate to the extent specified in the Merger Agreement; (b) the other party shall have performed in all material respects all of its obligations required to be performed by it at or prior to the Closing Date and any such failure to perform shall have been cured on or prior to the Closing Date; and (c) no Parent Material Adverse Effect or Company Material Adverse Effect, as such terms are defined in the Merger Agreement shall have occurred and be continuing with respect to the other party since June 21, 2022.
Termination of the Merger Agreement (see page 145)
ProFrac and USWS may mutually agree in writing to terminate the Merger Agreement at any time prior to the Effective Time. In addition, either ProFrac or USWS may also terminate the Merger Agreement, under specified circumstances, if the Merger is not completed by March 21, 2023, or under other circumstances described in this proxy statement/information statement/prospectus.
Termination Fees and Other Expenses (see page 147)
Generally, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring those costs or expenses, subject to the specific exceptions discussed in this proxy statement/information statement/prospectus. The Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances, USWS may be required to pay ProFrac a termination fee of $8,000,000 or reimburse ProFrac for certain expenses in an amount up to $3,000,000, in each case, depending on the termination event.
Related Agreements (see page 148)
Voting Agreement
Concurrently with the execution and delivery of the Merger Agreement, certain USWS Stockholders, including THRC Holdings (each, a “
USWS Supporting Stockholder
” and, collectively, the “
USWS
Supporting Stockholders
”), entered into the Voting Agreement with ProFrac. Pursuant to the Voting Agreement, each USWS Supporting Stockholder agreed to, among other things, support and vote in favor of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. At the close of business on [    ], 2022, the record date for the USWS Special Meeting, the USWS Supporting Stockholders beneficially owned [    ] shares of USWS Common Stock, or approximately [    ]% of the shares of USWS Common Stock outstanding on that date.
Warrant Purchase Agreement
Concurrently with the execution and delivery of the Merger Agreement, the holders of the Term C Loan Warrants (collectively, the “
Term C Loan Warrant Holders
”), including Crestview Partners and David Matlin, entered into a Warrant Purchase Agreement. Pursuant to the Warrant Purchase Agreement, immediately prior to the Effective Time and conditioned upon the consummation of the Merger, the Term C Loan Warrant Holders will sell all of their respective Term C Loan Warrants to ProFrac or its subsidiaries in exchange for an aggregate purchase price of $2,639,999.82.

Amendment to Certificate of Designations
Under the terms of the Merger Agreement, USWS is obligated to take all requisite actions so that, effective as of immediately prior to the Effective Time, each holder of shares of USWS Series A Preferred Stock issued and outstanding at such time would have the option to convert such shares into shares of USWS Common Stock. USWS will take all requisite action to cause the Certificate of Designations to be amended prior to the Closing by adoption of an amendment to the Certificate of Designations.
Amendments to USWS Equity Linked Convertible Notes
Under the terms of the Merger Agreement, USWS also agreed to cause the USWS Equity Linked Convertible Notes to be amended by execution of amendments thereto (the “
Convertible Note Amendments
”). On June 21, 2022, each of the Convertible Note Amendments was executed by USWS and the respective payees of the USWS Equity Linked Convertible Notes and became effective, including Convertible Note Amendments with respect to the USWS Equity Linked Convertible Notes held by Crestview Partners and by THRC Holdings, one of the Wilks Parties. The Convertible Note Amendments amended the terms of the Equity Linked Convertible Notes in order to provide for, among other things, the conversion by USWS, pursuant to the terms of the Merger Agreement and as of immediately prior to the Effective Time (any such conversion, a “
Note Merger Conversion
”), of all of the outstanding principal and interest then owing under each USWS Equity Linked Convertible Note into a number of shares of USWS Common Stock equal to the quotient obtained by dividing (i) the amount of such outstanding principal and interest owing through July 9, 2022, by (ii) $7.32.
Amendments to Rollover Warrants
Prior to the Effective Time, ProFrac will execute an amendment to each of the warrant agreements that govern the USWS Rollover Warrants, as necessary to assume each such warrant as of the Effective Time in accordance with the terms thereof and the Merger Agreement. Each USWS Rollover Warrant shall remain outstanding following the consummation of the Merger through its prescribed term, but shall become the right to receive upon valid exercise thereof shares of ProFrac Class A Common Stock (rather than shares of USWS Common Stock). For more information about the USWS Rollover Warrants, see the section titled “
The Merger Agreement — Treatment of USWS Warrants — Rollover Warrants
.”
Board of Directors and Management of USWS Following Completion of the Merger (see page 125)
Following completion of the Merger, USWS will be an indirect subsidiary of ProFrac. The officers and directors of Merger Sub immediately prior to the Effective Time shall be the officers and directors of USWS following the consummation of the Merger. The business and affairs of USWS will be managed by or under the direction of its board of directors. It is expected that the sole director and executive officers of USWS following completion of the Merger will be as follows:

Name	Age	Title
Ladd Wilks	36	Chief Executive Officer
Lance Turner	42	Chief Financial Officer
Coy Randle	60	Chief Operations Officer
Robert Willette	46	Chief Legal Officer
Matthew D. Wilks	39	Director
Board of Directors and Executive Officers of ProFrac Following Completion of the Merger (see page 125)
Following completion of the Merger, the current directors and executive officers of ProFrac are expected to continue in their current positions, other than for changes that may be publicly announced by ProFrac in the future in the normal course.

Special Meeting of USWS Stockholders
USWS Special Meeting (see page 150)
Meeting.
 The USWS Special Meeting will be held on
 [            ]
, 2022, at
 [            ]
 a.m., local time, at www.proxydocs.com/USWS. At the USWS Special Meeting, USWS Stockholders will be asked:

1.	to approve the USWS Merger Proposal;

2.
to approve, for purposes of complying with the Nasdaq listing rules, the issuance of shares of USWS Common Stock to be issued by USWS upon the conversion of the USWS Series A Preferred Stock and the USWS Equity Linked Convertible Notes, in an amount equal to 20% or more of USWS Common Stock outstanding;

3.	to approve an amendment to the Certificate of Designations to modify certain terms relating to the conversion rights of the USWS Series A Preferred Stock;

4.	to approve an amendment to the A&R LTIP, to increase the maximum number of shares of USWS Common Stock that may be issued under the A&R LTIP by 2,000,000 shares; and

5.
if submitted to a vote of USWS Stockholders, to approve an adjournment of the USWS Special Meeting, including, if necessary, to solicit additional proxies in favor of the adoption of the Merger Agreement if there are not sufficient votes for such proposal.

Record Date; Votes.
 USWS has fixed the close of business on [            ], 2022 as the record date, which is referred to as the USWS record date, for determining the USWS Stockholders entitled to receive notice of and to vote at the USWS Special Meeting. Only holders of record of USWS Common Stock on the USWS record date are entitled to receive notice of and vote at the USWS Special Meeting, and any adjournment or postponement thereof.
Each share of USWS Common Stock is entitled to one vote. On the USWS record date, there were
[    ]
shares of USWS Common Stock entitled to vote at the USWS Special Meeting.
Required Vote.
 The proposals require different percentages of votes in order to approve them:

•	the proposal for the approval of the USWS Merger Proposal, requires the affirmative vote of a majority of the outstanding shares of USWS Common Stock entitled to vote at the USWS Special Meeting;

•
the proposal to approve the issuance of shares of USWS Common Stock to be issued by USWS upon the conversion of the USWS Series A Preferred Stock and the USWS Equity Linked Convertible Notes requires the affirmative vote of the holders of a majority of the total votes cast at the USWS Special Meeting;

•
the proposal to approve the amendment to the Certificate of Designations requires the affirmative vote of a majority of the outstanding shares of USWS Common Stock entitled to vote at the USWS Special Meeting;

•
the proposal to approve the amendment to the A&R LTIP requires the affirmative vote of a majority of the shares of voting stock present in person or represented by proxy at the meeting and entitled to vote; and

•
the proposal to adjourn the USWS Special Meeting, including, if necessary, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement, requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy, whether or not a quorum is present, at the USWS Special Meeting.

Adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, by USWS Stockholders is a condition to the completion of the Merger.
Stock Ownership of Directors and Executive Officers.
 As of the close of business on the USWS record date, directors and executive officers of USWS and their respective affiliates owned and were entitled to vote
[    ]
shares of USWS Common Stock, or approximately
 [    ]
% of the shares of USWS Common Stock outstanding on that date. To the knowledge of USWS, the directors and executive officers of USWS and their respective affiliates intend to vote all of their shares of USWS Common Stock they are entitled to vote in favor of all USWS proposals at the USWS Special Meeting. Two members of the USWS Board, Joel Broussard and David Matlin, are parties to the Voting Agreement with ProFrac.

Selected Historical and Pro Forma Consolidated Financial Data of ProFrac
Unless the context otherwise requires, all references in this section to “ProFrac,” “we,” “us,” or “our” refer to ProFrac Holding Corp. together with its consolidated subsidiaries.
The following table presents selected historical consolidated financial data of ProFrac Predecessor and the unaudited pro forma financial data of ProFrac as of the dates and for the periods indicated. The selected historical consolidated financial data as of and for the years ended December 31, 2021 and 2020 was derived from the audited financial statements appearing elsewhere in this proxy statement/information statement/prospectus. The summary historical consolidated financial data as of and for the six months ended June 30, 2022 and 2021 was derived from the unaudited historical financial statements included elsewhere in this proxy statement/information statement/prospectus. The unaudited historical financial statements were prepared on a basis consistent with that used in preparing our audited consolidated financial statements and include all adjustments, consisting of normal and recurring items, that we consider necessary for a fair presentation of our financial position and results of operations for the unaudited periods. The unaudited pro forma financial data was derived from the unaudited pro forma financial statements included elsewhere in this proxy statement/information statement/prospectus. Historical results are not necessarily indicative of future results.
The summary unaudited pro forma balance sheet data as of June 30, 2022 has been prepared to give pro forma effect to the anticipated acquisition of USWS, as if it had occurred on June 30, 2022. The summary unaudited pro forma statement data of operations for the six months ended June 30, 2022 and year ended December 31, 2021 have been prepared to give pro forma effect to (i) the expansion of ProFrac LLC’s term loan credit facility (the “
Old Term Loan Credit Facility
”) and related purchase of all the
series A-1 and
series B-1 preferred
units in Basin Production and Completion LLC (“
BPC
” and, such repurchases collectively, the “
BPC Acquisition
”), (ii) the entry into the New Term Loan Credit Facility and the application of borrowings thereunder to fund a portion of the purchase price in the FTSI Acquisition and associated expenses and to repay in full the Old Term Loan Credit Facility, (iii) the issuance of subordinated debt to THRC Holdings and Equify Financial, LLC (“
Equify Financial
”), the proceeds of which were used to fund a portion of the purchase price in the FTSI Acquisition, (iv) the completion of the FTSI Acquisition, (v) the Corporate Reorganization described under “
Information About ProFrac
”, (vi) the IPO and the application of the net proceeds therefrom, and (vii) the anticipated acquisition of USWS as if they had occurred on January 1, 2021.
This information is subject to and gives effect to the assumptions and adjustments described in the notes accompanying the unaudited pro forma financial statements included elsewhere in this proxy statement/information statement/prospectus. The unaudited pro forma financial data is presented for informational purposes only, should not be considered indicative of actual results of operations that would have been achieved had such transactions been consummated on the dates indicated and does not purport to be indicative of statements of financial position or results of operations as of any future date or for any future period.
The summary historical consolidated and combined and unaudited pro forma financial data presented below should be read in conjunction with “
Risk Factors
,” “
Management’s Discussion and Analysis of Financial Condition and Results of Operations of ProFrac
” and the consolidated financial statements of ProFrac Predecessor and the related notes and the pro forma financial statements of ProFrac and the related notes and other financial data included elsewhere in this proxy statement/information statement/prospectus. Among other things, the historical and pro forma financial statements include more detailed information regarding the basis of presentation for the information in the following tables.

	ProFrac Historical		ProFrac Pro Forma
	Six months ended June 30,		Six months ended June 30,
	2022	2021	2022
Statement of Operations Data:
Total revenues	$934,824	$324,405	$1,121,373
Total cost of revenues, exclusive of depreciation, depletion and amortization	573,199	245,014	728,810
Depreciation, depletion and amortization	108,280	70,365	144,017
Loss on disposal of assets, net	1,989	4,075	4,964
Selling, general and administrative	121,675	27,872	164,832
Interest expense, net	22,723	12,222	32,561
Loss on extinguishment of debt	17,095	—	18,746
Other income	(9,220)	(240)	(11,674)
Reorganization items, net	—	—	(129)
Income tax provision (benefit)	4,864	(308)	4,864
Net income (loss)	94,219	(34,595)	34,382
Less: net (income) loss attributable to ProFrac Predecessor	(79,867)	34,476	—
Less: net loss attributable to noncontrolling interests	8,288	119	8,288
Less: net income attributable to redeemable noncontrolling interests	(16,082)	—	(27,833)

Net income attributable to ProFrac Holding Corp.	$6,558	$—	$14,837
Pro Forma Per Share Information:
Net loss per Class A share:
Basic	$0.16		$0.27
Diluted	0.16		0.27
Weighted average Class A shares outstanding:
Basic	40,123		54,016
Diluted	40,145		54,038
Balance Sheet Data (as of end of period):
Cash and equivalents	$73,653		$69,548
Property, plant and equipment, net	664,245		904,387
Total assets	1,663,625		2,195,538
Total long-term debt	427,961		599,289
Redeemable noncontrolling interests	2,024,687		2,024,687
Total stockholders’ deficit	(1,316,530)		(1,066,373)
Cash Flow Statement Data:
Net cash provided by operating activities	$84,464	$26,780
Net cash used in investing activities	(388,330)	(38,451)
Net cash provided by financing activities	374,244	26,101
Other Data:
Adjusted EBITDA(1)	$302,044	$51,759	$313,956
Capital expenditures	116,069	53,607	178,806

	ProFrac Historical		ProFrac Pro Forma
	Year ended December 31,		Year ended December 31,
	2021	2020	2021
Statement of Operations Data:
Total revenues	$768,353	$547,679	$1,424,066
Total cost of revenues, exclusive of depreciation, depletion, and amortization	570,122	432,570	1,108,233
Depreciation, depletion, and amortization	140,687	150,662	273,447
Loss (gain) on disposal of assets, net	9,777	8,447	(9,924)
Selling, general and administrative	65,592	51,014	166,393
Litigation settlement	—	—	35,000
Interest expense, net	25,788	23,276	58,734
Loss on extinguishment of debt, net	515	—	29,182
Reorganization items, net	—	—	894
Other expense (income)	(404)	(324)	1,233
Income tax (benefit) provision	(186)	582	(143)

Net loss	(43,538)	(118,548)	(238,983)
Less: net loss attributable to ProFrac Predecessor	42,420	117,405	—
Less: net loss attributable to noncontrolling interests	1,118	1,143	1,162
Less: net loss attributable to redeemable noncontrolling interests	—	—	155, 125

Net loss attributable to ProFrac Holding Corp.	$—	$—	$(82,696)
Pro Forma Per Share Information:
Net loss per Class A share:
Basic			$(1.53)
Diluted			(1.53)
Weighted average Class A shares outstanding:
Basic			54,016
Diluted			54,016
Balance Sheet Data (as of end of period):
Cash and equivalents	$5,376	$2,952
Property, plant and equipment, net	363,687	429,684
Total assets	664,570	577,277
Total long-term debt	269,773	260,229
Total equity	148,110	176,812
Cash Flow Statement Data:
Net cash provided by operating activities	$43,942	$45,054
Net cash used in investing activities	(78,383)	(44,617)
Net cash provided by (used in) financing activities	36,865	(15,322)
Other Data:
Adjusted EBITDA(1)	$134,688	$72,797	$187,753
Capital expenditures	87,400	48,037	166,524

(1)
Adjusted EBITDA is a
Non-GAAP
Financial Measure. See the tables entitled “Reconciliation and Calculation of Non-GAAP Financial and Operational Measures” below. For definitions of the non-GAAP financial measures of Adjusted EBITDA, see “
Note regarding Non-GAAP Financial Measures” in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ProFrac
.”

Reconciliation and Calculation of Non-GAAP Financial and Operational Measures
Reconciliation of net income (loss) to Adjusted EBITDA and Adjusted EBITDA per fleet for the six months ended June 30, 2022 and 2021:

	ProFrac Historical		ProFrac Pro Forma
	Six months ended June 30,		Six months ended June 30,
	2022	2021	2022
Net income (loss)	$94,219	$(34,595)	$34,382
Interest expense, net	22,723	12,222	32,561
Income tax (benefit) provision	4,864	(308)	4,864
Depreciation, depletion, and amortization	108,280	70,365	144,017
Loss on disposal of assets, net	1,989	4,075	4,964
Loss on extinguishment of debt	17,095	—	18,746
Bad debt expense, net of recoveries	5	—	5
Severance charges	—	—	458
Reorganization cost	55	—	(74)
Gain on foreign currency transactions	(46)	—	(46)
Litigation accrual	4,000	—	4,000
Stock compensation expense	1,455		9,563
Stock compensation expense related to deemed contribution	38,849	—	38,849
Change in fair value of warrant liabilities	—	—	(831)
Fleet laydown and reactivation costs	—	—	2,265
Replacement of damaged equipment	—	—	422
Unrealized gain on investments, net	(8,526)	—	(8,526)
Transaction and related costs	17,082	—	28,337

Adjusted EBITDA	$302,044	$51,759	$313,956

Active fleets	26	14	36
Adjusted EBITDA per fleet	$11,485	$3,620	$8,625
Net income (loss) per fleet	3,582	(2,419)	945

Reconciliation of net loss to Adjusted EBITDA and Adjusted EBITDA per fleet for the year ended December 31, 2021 and 2020:

	ProFrac Historical		ProFrac Pro Forma
	Year ended December 31,		Year ended December 31,
	2021	2020	2021
Net loss	$(43,538)	$(118,548)	$(238,983)
Interest expense, net	25,788	23,276	58,734
Income tax (benefit) provision	(186)	582	(143)
Depreciation, depletion, and amortization.	140,687	150,662	273,447
Loss (gain) on disposal of assets, net	9,777	8,447	(9,924)
Loss on extinguishment of debt	515	—	29,182
Bad debt expense, net of recoveries	(1,164)	2,778	(1,012)
Severance charges	500	—	2,326
Reorganization cost	2,060	—	2,954
Supply commitment charges	—	5,600	—
Loss (gain) on foreign currency transactions	249	—	249
Litigation settlement	—	—	35,000
Stock compensation expense	—	—	12,817
Change in fair value of warrant liabilities	—	—	2,152
Fleet laydown and reactivation costs	—	—	6,578
Sales and use tax audit expense	—	—	206
Transaction and related costs	—	—	14,170

Adjusted EBITDA	$134,688	$72,797	$187,753

Active fleets	14	11	35
Adjusted EBITDA per fleet	$9,621	$6,618	$5,380
Net loss per fleet	(3,110)	(10,777)	(6,848)

Selected Historical Consolidated Financial Data of USWS
The following table presents selected historical consolidated financial data of USWS as of the dates and for the periods indicated. The selected historical consolidated financial data as of and for the years ended December 31, 2021 and 2020 was derived from the audited financial statements appearing elsewhere in this proxy statement/information statement/prospectus. The summary historical consolidated financial data as of and for the six months ended June 30, 2022 and 2021 was derived from the unaudited historical financial statements included elsewhere in this proxy statement/information statement/prospectus. The unaudited historical financial statements were prepared on a basis consistent with that used in preparing our audited consolidated financial statements and include all adjustments, consisting of normal and recurring items, that we consider necessary for a fair presentation of our financial position and results of operations for the unaudited periods. Historical results are not necessarily indicative of future results.
The selected historical consolidated financial data presented below should be read in conjunction with “
Risk Factors
,” “
Management’s Discussion and Analysis of Financial Condition and Results of Operations of USWS
” and the consolidated financial statements of USWS and the related notes and other financial data included elsewhere in this proxy statement/information statement/prospectus. Among other things, the historical financial statements include more information regarding the basis of presentation for the information in the following table.
U.S. WELL SERVICES, INC.
Selected Historical Consolidated Financial Data
(in thousands, except for per share amounts)
(unaudited)

	Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2021	2020
Statement of Operations Data:
Revenue	$109,914	$155,057	$250,463	$244,007
Costs and expenses:
Cost of services (excluding depreciation and amortization)	95,932	121,883	221,364	187,803
Depreciation and amortization	11,577	20,942	35,444	80,353
Selling, general and administrative expenses	17,778	14,604	32,578	43,632
Impairment of long-lived assets	—	—	—	147,543
Litigation settlement	—	35,000	35,000	—
Loss (gain) on disposal of assets	2,980	1,891	(21,896)	7,112
Interest expense, net	(17,530)	(13,516)	(33,370)	(25,226)
Change in fair value of warrant liabilities	831	(7,287)	(2,152)	6,342
Patent license sales	—	22,500	22,500	—
Loss on extinguishment of debt, net	(1,651)	(839)	(6,142)	—
Other income	1,623	52	515	108
Income tax benefit	—	(27)	(27)	(824)

Net loss	(35,080)	(38,326)	(70,649)	(240,388)
Net loss attributable to noncontrolling interest	—	(44)	(44)	(11,048)

Net loss attributable to U.S. Well Services, Inc.	$(35,080)	$(38,282)	$(70,605)	$(229,340)

	Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2021	2020
Net loss attributable to U.S. Well Services, Inc. stockholders per common share:
Basic and diluted (1)	$(3.27)	$(10.12)	$(14.64)	$(79.94)
Weighted average common shares outstanding:
Basic and diluted (1)	11,347	3,991	5,399	3,085
Balance Sheet Data (as of end of period):
Cash and cash equivalents	$17,268	$57,544	$6,384	$3,693
Property and equipment, net	$194,943	$213,301	$162,664	$235,332
Total assets	$298,665	$379,630	$243,557	$323,223
Convertible senior notes	$116,183	$85,677	$105,769	$—
Total long-term debt	$173,938	$304,180	$181,047	$297,421
Total mezzanine equity	$26,092	$44,961	$23,866	$73,661
Total equity (deficit)	$(116,047)	$(123,345)	$(129,103)	$(105,212)
Cash Flow Statement Data:
Net cash provided by (used in) operating activities	$3,559	$(28,371)	$(19,277)	$8,616
Net cash provided by (used in) investing activities	$(30,999)	$(16,288)	$56,156	$(34,999)
Net cash provided by (used in) financing activities	$36,324	$97,460	$(33,021)	$(9,759)
Other Financial and Operational Data:
Capital Expenditures	$48,337	$24,841	$57,724	$55,943
Adjusted EBITDA (2)	$3,950	$48,377	$39,989	$31,146

(1)	Periods presented have been adjusted to reflect the 1-for-3.5 reverse stock split on September 30, 2021 and the 1-for-6 reverse stock split on August 4, 2022.
(2)	Adjusted EBITDA is a Non-GAAP Financial Measure. See the tables entitled “Reconciliation and Calculation of Non-GAAP Financial and Operational Measures” below.

U.S. WELL SERVICES, INC.
RECONCILIATION OF NET LOSS (GAAP) TO EBITDA AND ADJUSTED EBITDA
(NON-GAAP)
(in thousands)
(unaudited)

	Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2021	2020
Net loss	$(35,080)	$(38,326)	$(70,649)	$(240,388)
Interest expense, net	17,530	13,516	33,370	25,226
Income tax benefit	—	(27)	(27)	(824)
Depreciation and amortization	11,577	20,942	35,444	80,353

EBITDA	(5,973)	(3,895)	(1,862)	(135,633)
Impairment loss	—	—	—	147,543
Litigation settlement	—	35,000	35,000	—
Loss (gain) on disposal of assets	2,980	1,891	(21,896)	7,112
Change in fair value of warrant liabilities	(831)	7,287	2,152	(6,342)
Loss on extinguishment of debt, net	1,651	839	6,142	—
Share-based compensation	1,613	3,661	11,694	10,056
Fleet start-up, laydown and reactivation costs	2,265	2,301	6,185	3,033
Severance, business restructuring, and market-driven costs	458	1,144	1,826	5,377
Transaction related costs	1,365	149	149	—
Replacement of damaged equipment	243	—	—	—
Non-recurring labor and mobilization costs	—	—	393	—
Other	179	—	206	—

Adjusted EBITDA	3,950	48,377	39,989	31,146
Patent license sales	—	(22,500)	(22,500)	—

Adjusted EBITDA, excluding patent license sales	$3,950	$25,877	$17,489	$31,146

Unaudited Comparative Per Share Data
The following table presents ProFrac’s and USWS’ historical and pro forma per share data as of and for the six months ended June 30, 2022, and as of and for the year ended December 31, 2021. The pro forma information is provided as if the Merger had been completed on January 1, 2021. The information in the table below has been derived from and should be read in conjunction with the historical consolidated financial statements of ProFrac and USWS included elsewhere in this proxy statement/information statement/prospectus.
Unaudited pro forma combined per share data as of and for the six months ended June 30, 2022, and as of and for the year ended December 31, 2021, were derived and should be read in conjunction with the unaudited pro forma combined financial data included in “
Unaudited Pro Forma Condensed Combined Financial Information
” and the related notes thereto in this proxy statement/information statement/prospectus. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the Merger had been completed as of the beginning of the period or the combined financial position of the companies as of June 30, 2022.

	Six Months Ended June 30,		Year Ended December 31,
	2022		2021

	(unaudited)
ProFrac Historical Data
Basic and diluted net income (loss) per share	$0.16		(1)
Book value per share	$4.32	(2)	(1)
USWS Historical Data
Basic and diluted net income (loss) per share	$(3.27)		$(14.64)
Book value per share	$(9.05)		$(14.57)
ProFrac Pro Forma Combined Data
Basic and diluted net income (loss) per share	$0.27		$(1.53)
Book value per share	$5.58	(2)	(3)

(1)
No net income or book value attributable to ProFrac Holding Corp. for year ended December 31, 2021 because the period precedes the issuance of shares of Class A Common Stock as a result of the ProFrac IPO on May 17, 2022.

(2)	The book value per share is calculated on an as converted basis assuming each share of Class B Common Stock is exchanged for one share of Class A Common Stock.
(3)
The pro forma balance sheet has been prepared as of the most recently completed interim period filed pursuant to Regulation S-X, Rule 3-01. As such, no pro forma balance sheet has been prepared as of December 31, 2021.

Summary of Risk Factors
There are a number of risks that USWS Stockholders should consider in connection with the Merger Agreement and the transactions contemplated thereunder. These risks are discussed more fully in the section titled “Risk Factors.” Any of these risks could materially adversely affect the business, financial condition and results of operation of ProFrac, USWS or the combined company, and the actual outcome of matters as to which forward-looking statements are made in this proxy statement/information statement/prospectus. You should carefully consider all of the risk factors together with all of the other information included in, or incorporated by reference into, this proxy statement/information statement/prospectus. These risks include, but are not limited to, the following:

•
Because the market price of ProFrac Class A Common Stock may fluctuate, and the Closing Date of the Merger is not yet ascertainable, USWS Stockholders cannot be certain of the precise value of the Merger Consideration they will receive in the Merger.

•	The combined company will incur significant transaction and Merger-related costs in connection with the Merger.

•
Whether or not the Merger is completed, the announcement and pendency of the Merger could impact or cause disruptions in USWS’ and ProFrac’s businesses, which could have an adverse effect on their results of operations and financial condition.

•	Certain directors and executive officers of ProFrac and USWS have interests that may be different from, or in addition to, interests of ProFrac and USWS Stockholders generally.

•
The Merger could have a dilutive effect on ProFrac’s earnings per share calculated in accordance with GAAP, which may adversely affect the market price of ProFrac Class A Common Stock following the Merger.

•
ProFrac may be required to incur significant additional indebtedness in order to finance the Merger, which will limit the combined company’s operating flexibility, and could adversely affect the combined company’s operations and financial results and prevent the combined company from fulfilling its obligations.

•	The combined company may not be able to generate sufficient cash flow to service all of its obligations, including its obligations under its new credit facilities.

•
ProFrac’s business and financial performance depends on the oil and natural gas industry and particularly on the level of capital spending and E&P activity within the United States and in the basins in which ProFrac operates, and a decline in prices for oil and natural gas may have an adverse effect on ProFrac’s revenue, cash flows, profitability and growth.

•	ProFrac faces significant competition that may cause a loss of market share.

•	Reliance upon a few large customers may adversely affect ProFrac’s revenue and operating results.

•	A negative shift in investor sentiment of the oil and gas industry has had and could in the future have adverse effects on ProFrac’s customers’ operations and ability to raise debt and equity capital.

•	ProFrac’s operations require substantial capital and ProFrac may be unable to obtain needed capital or financing on satisfactory terms or at all, which could limit ProFrac’s ability to grow.

•
The growth of ProFrac’s business through recently completed acquisitions and potential future acquisitions may expose ProFrac to various risks, including those relating to difficulties in identifying suitable, accretive acquisition opportunities and integrating businesses, assets and personnel, as well as difficulties in obtaining financing for targeted acquisitions and the potential for increased leverage or debt service requirements.

•	ProFrac may not be able to generate sufficient cash flow to service all of its obligations, including obligations under its recently amended credit and other financing facilities.

•	ProFrac’s indebtedness and liquidity needs could restrict ProFrac’s operations and make ProFrac more vulnerable to adverse economic conditions.

•
Conflicts of interest could arise in the future between ProFrac, on the one hand, and Dan Wilks and Farris Wilks and entities owned by or affiliated with them, on the other hand, concerning among other things, business transactions, potential competitive business activities or business opportunities.

•	An active, liquid and orderly trading market for ProFrac Class A common stock may not develop or be maintained, and ProFrac’s stock price may be volatile.

•
The unaudited pro forma financial data included in this proxy statement/information statement/ prospectus may not be representative of ProFrac’s actual financial condition and results of operations in the future.

•	The ProFrac Controlling Stockholders have the ability to direct the voting of a majority of ProFrac’s voting stock, and their interests may conflict with those of ProFrac’s other stockholders.

•
USWS’ transition from the diesel pressure pumping market has negatively impacted and may continue to negatively impact its liquidity and its ability to generate revenues and service its outstanding indebtedness for a period of time.

•
USWS’ business depends on the level of capital spending and E&P activity by the onshore oil and natural gas industry in the United States, and the level of such activity is affected by industry conditions that are beyond USWS’ control.

•	USWS’ level of current and future indebtedness could adversely affect USWS’ financial condition.

•
USWS’ debt financing agreements subject it to financial and other restrictive covenants. These restrictions may limit USWS’ operational or financial flexibility and could subject USWS to potential defaults under its credit facilities.

•	If USWS is unable to fully protect its intellectual property rights, USWS may suffer a loss in its competitive advantage or market share.

•
USWS’ ability to expand its operations relies in part on USWS’ ability to market its Clean Fleet® technology, and advancements in well service technologies could have a material adverse effect on USWS’ business, financial condition and results of operations.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
Market Price
Shares of ProFrac Class A Common Stock are listed on Nasdaq under the symbol “PFHC,” and shares of USWS Common Stock are listed on Nasdaq under the symbol “USWS.” The following table presents the closing prices of ProFrac Class A Common Stock and USWS Common Stock on (i) June 21, 2022, the last trading day before the public announcement of the Merger, and (ii) August 29, 2022, the latest practicable trading day before the date of this proxy statement/information statement/prospectus. The table also shows the estimated implied value of the per share Merger Consideration for each share of USWS Common Stock for each of the same two days, which per share value is calculated as the product of (i) the applicable ProFrac per share value and (ii) the exchange ratio of 0.3366 of a share of ProFrac Class A Common Stock per each share of USWS Common Stock, rounded to the nearest cent.

Date	ProFrac Class A Common Stock Closing Price	USWS Common Stock Closing Price		Implied per Share Value of Merger Consideration
June 21, 2022	$21.49	$4.32	(1)	$7.26	(1)
August 29, 2022	$21.55	$6.96		$7.25

(1)
The USWS Common Stock Closing Price and the Implied per Share Value of Merger Consideration for June 21, 2022 has been adjusted to account for the 1-for-6 reverse stock split implemented by USWS on August 4, 2022.

The above table shows only a historical comparison. This comparison may not provide meaningful information to USWS Stockholders in connection with making decisions with respect to the Merger. In addition, because the exchange ratio will not be adjusted for changes in the market price of either ProFrac Class A Common Stock or USWS Common Stock, the market value of ProFrac Class A Common Stock that USWS Stockholders will have the right to receive on the date the Merger is completed may vary significantly from the market value of the ProFrac Class A Common Stock that USWS Stockholders would receive if the Merger was completed on the date of this proxy statement/information statement/prospectus. USWS Stockholders are urged to obtain current market information for shares of ProFrac Class A Common Stock and USWS Common Stock and to review carefully the other information contained in this proxy statement/information statement/prospectus or incorporated herein by reference in making any decisions with respect to the Merger. See “
Where You Can Find More Information
” for instructions on how to obtain the information that has been incorporated by reference. Historical performance is not necessarily indicative of any performance to be expected in the future. See also “
Risk Factors
” and “
Cautionary Statement Regarding Forward-Looking Statements
.”
Dividend and Share Data – ProFrac
Holders of shares of ProFrac Class A Common Stock are entitled to ratably receive dividends when and if declared by the ProFrac Board out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock. ProFrac has not paid a regular dividend on the ProFrac Class A Common Stock historically and has no present intention of instituting a regular dividend.
As of August 8, 2022, there were 41,239,957 shares of ProFrac Class A Common Stock outstanding, and there were 3 holders of record of ProFrac Class A Common Stock.
Dividend and Share Data – USWS
Holders of shares of USWS Common Stock are entitled to receive dividends from USWS when, as and if declared by the USWS Board, subject to the consent of the holders of shares of USWS Series A Preferred Stock.

USWS has not paid any dividends since its inception and it does not intend to pay regular cash dividends in the foreseeable future.
As of August 15, 2022, there were approximately 12,851,347 shares of USWS Common Stock outstanding, and there were 59 holders of record of USWS Common Stock.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this proxy statement/information statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements,” USWS Stockholders should carefully consider the following risk factors in deciding whether to approve the Merger. You should read this proxy statement/information statement/prospectus and its Annexes and the other documents incorporated by reference into this proxy statement/information statement/prospectus carefully and in their entirety. See “Where You Can Find More Information.”
Risks Related to the Merger
Because the market price of ProFrac Class A Common Stock may fluctuate, and the Closing Date of the Merger is not yet ascertainable, USWS Stockholders cannot be certain of the precise value of the Merger Consideration they will receive in the Merger.
Upon completion of the Merger, each share of USWS Common Stock issued and outstanding immediately prior to the Merger will be cancelled and converted into the right to receive Merger Consideration equal to 0.3366 of a share of ProFrac Class A Common Stock. The Merger Consideration is fixed and will not be adjusted due to any increases or decreases in the price of ProFrac Class A Common Stock or USWS Common Stock. However, the value of ProFrac Class A Common Stock to be received by USWS Stockholders in the Merger will depend upon the market price of a share of ProFrac Class A Common Stock upon the completion of the Merger. Therefore, if the price of ProFrac Class A Common Stock declines, USWS Stockholders will receive less value for their shares upon the completion of the Merger than the implied value of the Merger Consideration calculated on the date the Merger Agreement was signed or on the date of the USWS Special Meeting.
The Merger may not be completed until a period of time after the USWS Special Meeting, during which time the market value of ProFrac Class A Common Stock and USWS Common Stock will likely fluctuate. Therefore, at the time of the USWS Special Meeting, USWS Stockholders will not know the exact market value of ProFrac Class A Common Stock that will be issued in connection with the Merger. The market price of a share of ProFrac Class A Common Stock at the time the Merger is completed is likely to be different, and may be lower, than it was at the time the Merger Agreement was signed and at the time of the USWS Special Meeting. The closing price of ProFrac Class A Common Stock on the Nasdaq Global Select Market on June 21, 2022, the last trading day prior to announcement of the Merger Agreement, was $21.49 per share. From June 21, 2022 through the date of this proxy statement/information statement/prospectus, the closing trade price of ProFrac Class A Common Stock ranged from a high of $21.54 per share to a low of $14.25 per share.
Stock price changes may result from a variety of factors, including, but not limited to:

•	changes in the business, operations or prospects of ProFrac or USWS;

•	catastrophic events, both natural and man-made;

•	governmental, litigation and regulatory developments or considerations;

•	quarterly fluctuations in either of the companies’ actual or anticipated operating results;

•	announcements of technological innovations;

•	new products or product enhancements by either of the companies or their respective competitors;

•	developments in patents or other intellectual property rights and litigation;

•	developments in relationships with either of the companies’ customers and suppliers;

•	interest rates;

•	general market and economic conditions;

•	market assessments as to whether and when the Merger will be completed and market assessments of the condition, results or prospects of either company’s business;

•	epidemics, pandemics, or other major public health issues, such as the COVID–19 pandemic;

•	wars, such as the conflict between Russia and Ukraine, and their potential impacts on global markets; and

•	changes in reimbursement rates.
USWS Stockholders are urged to obtain current market prices for ProFrac Class A Common Stock and USWS Common Stock when they consider whether to approve the proposals required to complete the Merger at the USWS Special Meeting.
Failure to complete the Merger could negatively impact the stock prices and the future business and financial results of ProFrac and USWS.
If the Merger is not completed, the ongoing businesses of ProFrac or USWS may be adversely affected and ProFrac and USWS will be subject to several risks, including the following:

•
USWS being required, upon termination of the Merger Agreement under specified circumstances, to pay to ProFrac a termination fee of $8,000,000 or to reimburse ProFrac for certain expenses in an amount up to $3,000,000, in each case, depending on the termination event;

•	having to pay significant costs relating to the Merger, such as legal, accounting, financial advisor and printing fees;

•
the attention of management of ProFrac and USWS will have been diverted to the Merger instead of on such company’s own operations and pursuit of other opportunities that could have been beneficial to such company; and

•	customer perception may be negatively impacted which could affect the ability of ProFrac and USWS to compete for, or to win, new and renewal business in the marketplace.
Consummation of the Merger is contingent upon the satisfaction of a number of conditions, including approval by USWS Stockholders, which may not be satisfied or completed on a timely basis, if at all. Failure to complete this transaction could negatively impact ProFrac’s and USWS’ stock price, business, financial condition, results of operations or prospects.
Consummation of the Merger is subject to conditions to Closing that are not wholly within the control of ProFrac and USWS, including, among other things, adoption of the Merger Agreement by the holders of a majority of the outstanding shares of USWS Common Stock entitled to vote on the adoption of the Merger Agreement. There can be no assurance that each of the conditions with respect to the Merger will be satisfied or waived in a timely manner, if at all, and the Merger may be delayed or not consummated. If the conditions are not satisfied or waived in a timely manner and the Merger is not consummated, ProFrac and USWS may lose some or all of the intended or perceived benefits of the Merger, which could cause ProFrac’s and USWS’ stock price to decline and harm their respective businesses.
The combined company may be unable to successfully integrate ProFrac’s and USWS’ operations or to realize the anticipated cost savings, revenues and other benefits of the Merger. As a result, the value of the combined company’s common stock may be adversely affected.
ProFrac and USWS entered into the Merger Agreement because each company believes that the Merger will be beneficial to each of ProFrac, USWS and their respective stockholders. Currently, each company operates as an independent public company. Achieving the anticipated benefits of the Merger will depend in part upon whether the two companies integrate their businesses in an efficient and effective manner. The companies may not be able to accomplish this integration process smoothly or successfully. The necessity of coordinating geographically separated organizations, systems and facilities and addressing possible differences in business backgrounds, corporate cultures and management philosophies may increase the difficulties of integration. The companies operate numerous systems, including those involving management information, purchasing, accounting and finance, sales, billing, employee benefits, payroll and regulatory compliance. The integration of certain operations following the Merger will require the dedication of significant management resources, which may temporarily distract management’s attention from the day-to-day
business of the combined company. Employee uncertainty and lack of focus during the integration process may also disrupt the business of the combined company and result in undesired employee attrition. Any inability of management to successfully integrate the operations of the two companies could have a material adverse effect on the business and results of operations of the combined company. The companies may not be able to achieve the anticipated operating and cost synergies or long-term strategic benefits of the Merger. An inability to realize the full extent of, or any of, the anticipated benefits of the Merger, as well as any delays encountered in the integration process, could have an adverse effect on the business and results of operations of the combined company, which may affect the value of the shares of the combined company’s common stock after the completion of the Merger.
Due to legal restrictions, USWS and ProFrac have been able to conduct only limited planning regarding the integration of the two companies following the Merger and have not yet determined the exact nature of how the businesses and operations of the two companies will be combined after the Merger. The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized.
The combined company will incur significant transaction and Merger-related costs in connection with the Merger.
ProFrac and USWS expect to incur significant costs associated with combining the operations of the two companies. The substantial majority of the expenses resulting from the Merger will be comprised of transaction costs related to the Merger, systems consolidation costs, and business integration and employment–related costs. ProFrac and USWS will also incur transaction fees and costs related to formulating integration plans. Additional unanticipated costs may be incurred in the integration of the two companies’ businesses. Due to legal restrictions, USWS and ProFrac have been able to conduct only limited planning regarding the integration of the two companies and have not yet been able to formulate detailed integration plans to deliver anticipated synergies. Although ProFrac and USWS expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow them to offset incremental transaction and Merger-related costs over time, this net benefit may not be achieved in the near term, or at all.
Whether or not the Merger is completed, the announcement and pendency of the Merger could impact or cause disruptions in USWS’ and ProFrac’s businesses, which could have an adverse effect on their results of operations and financial condition.
Whether or not the Merger is consummated, the announcement and pendency of the Merger could impact or cause disruptions in the businesses of ProFrac and USWS, which could have an adverse effect on their results of operations and financial condition. Specifically:

•
current and prospective customers and suppliers of ProFrac and USWS may experience uncertainty associated with the Merger, including with respect to current or future business relationships with ProFrac, USWS or the combined company and may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than ProFrac, USWS or the combined company, either before or after completion of the Merger;

•	USWS and ProFrac employees may experience uncertainty about their future roles with the combined company, which might adversely affect USWS’ and ProFrac’s ability to retain and hire key employees;

•
if the Merger is completed, the accelerated equity-based awards and payment of “change in control” benefits to some members of USWS’ and ProFrac’s management on completion of the Merger could result in increased difficulty or cost in retaining USWS’ and ProFrac’s officers and employees; and

•
the attention of management of each of USWS and ProFrac may be directed toward the completion of the Merger and transaction-related considerations and may be diverted from the day-to-day
business operations of their respective companies.

The ProFrac Controlling Stockholders have material interests in USWS.
The ProFrac Controlling Stockholders have substantial investments and financial interests in USWS and, therefore, an acquisition of USWS by ProFrac could give rise to certain actual or potential conflicts of interest. For more information about such conflicts of interest, please see
“The Merger —Interests of ProFrac Executive Officers and Directors in the Merger.”
As a result, the ProFrac Board formed the ProFrac Special Committee and provided the ProFrac Special Committee with the power and authority to, among other things, evaluate, review, consider and negotiate a potential transaction involving the acquisition of USWS by ProFrac. The ProFrac Board also resolved that the Board would not approve a potential transaction involving the acquisition of USWS by ProFrac without a prior favorable recommendation of such transaction by the ProFrac Special Committee. Following multiple meetings with its independent financial and legal advisors, the ProFrac Special Committee (i) determined that the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, ProFrac and the ProFrac Unaffiliated Stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, (iii) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the ProFrac Board (x) determine that the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, ProFrac and the ProFrac Unaffiliated Stockholders and (y) approve and declare advisable the Merger Agreement and the transactions contemplated thereby, and (iv) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the ProFrac Board (x) direct that the ProFrac Stock Issuance be submitted to the ProFrac stockholders for their approval and (y) recommend that the ProFrac stockholders approve the ProFrac Stock Issuance. Notwithstanding the foregoing, there can be no definitive assurance that the efforts of the ProFrac Special Committee in connection with the Merger were sufficient in neutralizing or mitigating these actual or potential conflicts of interest. The determinations and recommendations of the ProFrac Special Committee were based on then-available information as of the date of such determinations and recommendations and does not reflect any subsequent events.
Certain directors and executive officers of ProFrac and USWS have interests that may be different from, or in addition to, interests of ProFrac and USWS Stockholders generally.
Some directors and executive officers of ProFrac and USWS may have interests in the Merger that differ from yours. For example, some directors and executive officers of USWS have employment, indemnification and severance arrangements, rights to acceleration of stock options and other equity-based awards, and other benefits they may receive on a change in control of which provide them with interests in the Merger that may be different from yours. You should be aware of these interests when you consider your board of directors’ recommendation that you vote in favor of the proposals submitted at your stockholder meeting. For more information on these interests, please see the sections titled “
The Merger — Interests of ProFrac Executive Officers and Directors in the Merger
” and
“
The Merger — Interests of USWS Executive Officers and Directors in the Merger.
”
The deal-protection provisions of the Merger Agreement may deter alternative business combinations and could negatively impact the stock prices of ProFrac and USWS if the Merger Agreement is terminated.
As a result of certain provisions of the Merger Agreement, it is possible that a third party who might be interested in pursuing a business combination proposal with ProFrac or USWS would be discouraged from doing so. Any such proposal might be advantageous to the stockholders of ProFrac and USWS when compared to the terms and conditions of the transaction described in this proxy statement/information statement/prospectus. In particular, the termination fee provision of the Merger Agreement may deter third parties from proposing alternative business combinations that might result in greater value to ProFrac and USWS Stockholders than the Merger. In addition, in the event the Merger Agreement is terminated in circumstances that obligate USWS to pay a termination fee to ProFrac or to reimburse ProFrac for certain expenses, USWS’ stock price may decline as a result of making any such payment.
The Merger could have a dilutive effect on ProFrac’s earnings per share calculated in accordance with GAAP, which may adversely affect the market price of ProFrac Class A Common Stock following the Merger.
The Merger could have a dilutive effect on earnings per share of ProFrac calculated in accordance with GAAP primarily due to the amortization of the intangible assets in connection with the Merger. These expectations are based on preliminary estimates which may materially change after the completion of the Merger. The combined company could also encounter additional transaction and integration-related costs or other factors such as the failure to realize all of the benefits anticipated in the Merger. All of these factors could cause further dilution to the earnings per share of the combined company or cause a decrease in the price of common stock of the combined company.
Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of the combined company’s common stock following the Merger.
In accordance with GAAP, ProFrac will be considered the acquirer of USWS for accounting purposes. ProFrac will account for the Merger using the purchase method of accounting, which could result in additional depreciation and amortization expenses to the combined company’s earnings that could adversely affect the market value of ProFrac’s common stock following the completion of the Merger. Under the purchase method of accounting, ProFrac will allocate the total purchase price to the assets acquired and liabilities assumed from USWS based on their fair values as of the date of the Effective Time of the Merger, and record any excess of the purchase price over those fair values as goodwill. For certain tangible and intangible assets, recording their fair values as of the completion date of the Merger could result in the combined company incurring significant additional depreciation and/or amortization expense that exceed the combined amounts recorded by ProFrac and USWS prior to the Merger. This increased expense will be recorded by the combined company over the useful lives of the underlying assets. In addition, to the extent the value of goodwill or intangible assets were to become impaired, the combined company would be required to recognize impairment losses relating to those assets.
Risks Related to the Combined Company Following the Merger
ProFrac may be required to incur significant additional indebtedness in order to finance the Merger, which will limit the combined company’s operating flexibility, and could adversely affect the combined company’s operations and financial results and prevent the combined company from fulfilling its obligations.
ProFrac may be required to incur significant additional indebtedness in order to fund its various obligations in connection with the Merger, including the repayment of approximately $170 million of USWS debt currently projected to be outstanding at Closing and the payment of expenses incurred in connection with the Merger. ProFrac also expects to assume approximately $55 million of USWS’ outstanding indebtedness in connection with the Merger.
Although ProFrac expects to funds its obligations in connection with the Merger through its New Term Loan Credit Facility (as defined below) and/or its New ABL Credit Facility (as defined below), available cash, additional loans and/or notes and cash flows generated from operations, ProFrac cannot assure that these sources will be sufficient, or that it will be able to refinance any of its outstanding indebtedness, and/or obtain additional financing on favorable terms, or at all, or that its cash flows generated from operations will be sufficient, in order to satisfy its obligations in connection with the Merger, or otherwise.
ProFrac’s ability to refinance any of its outstanding indebtedness, and/or obtain additional financing in order to satisfy its obligations in connection with the Merger will depend on, among other things, ProFrac’s financial condition at the time, restrictions in agreements governing its indebtedness, and other factors, including the financial condition of USWS, restrictions in agreements governing the indebtedness that ProFrac is assuming, and the condition of the financial markets and the markets in which ProFrac competes. As a result, ProFrac cannot assure that it will be able to refinance any of its outstanding indebtedness, and/or obtain additional financing on favorable terms, or at all, or that cash flows generated from operations will be sufficient, in order to satisfy ProFrac’s obligations in connection with the acquisition transactions, or otherwise.
To the extent ProFrac is able to refinance any of its outstanding indebtedness, and/or obtain additional financing, such level of indebtedness may:

•	make it more difficult for the combined company to satisfy its obligations with respect to its outstanding indebtedness;

•	increase the combined company’s vulnerability to general adverse economic and industry conditions, including increases in interest rates;

•
require the combined company to dedicate a substantial portion of its cash flow from operations to interest and principal payments on its indebtedness, which would reduce the availability of its cash flow to fund working capital, capital expenditures, expansion efforts and other general corporate purposes;

•	limit the combined company’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

•	place the combined company at a competitive disadvantage compared to its competitors that have less debt; and

•	limit the combined company’s ability to borrow additional funds for working capital, capital expenditures, general corporate purposes and acquisitions.
In addition, the terms of any financing obligations to be incurred in connection with any refinancing of any of ProFrac’s outstanding indebtedness, and/or additional financing are likely to contain covenants that restrict the combined company’s ability to engage in certain transactions and may impair the combined company’s ability to respond to changing business and economic conditions, including, among other things, limitations on the combined company’s ability to:

•	incur additional indebtedness;

•	pay dividends and make distributions;

•	repurchase stock;

•	make certain investments;

•	create liens;

•	engage in transactions with affiliates;

•	merge with or acquire another company; and

•	transfer and sell assets.
The combined company’s ability to comply with these provisions may be affected by general economic conditions, political decisions, industry conditions and other events beyond its control. The combined company’s failure to comply with the covenants contained in any amended or new financing facilities could result in an event of default, which could materially and adversely affect the combined company’s business, results of operation and financial condition.
If there were an event of default under one of the combined company’s debt instruments or a change of control of the combined company, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately and may be cross-defaulted to other debt. The combined company’s assets or cash flow may not be sufficient to fully repay borrowings under its outstanding debt instruments if accelerated upon an event of default, and there is no guarantee that the combined company would be able to repay, refinance or restructure the payments on those debt securities.
The combined company may not be able to generate sufficient cash flow to service all of its obligations, including its obligations under its new credit facilities.
The combined company’s ability to make payments on and to refinance its indebtedness, including the indebtedness incurred in connection with the Merger, and to fund planned capital expenditures, strategic transactions and expansion efforts will depend on the combined company’s ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond the control of the combined company.
The combined company’s business may not be able to generate sufficient cash flow from operations, and the combined company cannot assure that future borrowings will be available to it in amounts sufficient to enable it to pay its indebtedness as such indebtedness matures and to fund its other liquidity needs. If this is the case, the combined company will need to refinance all or a portion of its indebtedness on or before maturity, and there can be no assurance that it will be able to refinance any of its indebtedness, including its new credit facilities, on commercially reasonable terms, or at all. The combined company may need to adopt one or more alternatives, such as reducing or delaying planned expenses and capital expenditures, selling assets, restructuring debt, or obtaining additional equity or debt financing. These financing strategies may not be affected on satisfactory terms, if at all. The combined company’s ability to refinance its indebtedness or obtain additional financing, or to do so on commercially reasonable terms, will depend on, among other things, its financial condition at the time, restrictions in agreements governing its indebtedness, and other factors, including the condition of the financial markets and the markets in which the combined company will compete.
If the combined company does not generate sufficient cash flow from operations, and additional borrowings, refinancings or proceeds of asset sales are not available to it, the combined company may not have sufficient cash to enable it to meet all of its obligations.
The aggregate ownership and voting interest of the current USWS Stockholders in ProFrac after the Merger will be lower than what USWS Stockholders currently have in USWS and they will exercise less influence over management of ProFrac than they currently exercise over management of USWS.
Risks Related to ProFrac’s Business
ProFrac’s business and financial performance depends on the oil and natural gas industry and particularly on the level of capital spending and E&P activity within the United States and in the basins in which ProFrac operates, and a decline in prices for oil and natural gas may have an adverse effect on ProFrac’s revenue, cash flows, profitability and growth.
Demand for most of ProFrac’s services depends substantially on the level of capital expenditures in the United States by companies in the oil and natural gas industry. As a result, ProFrac’s operations are dependent on the levels of capital spending and activity in oil and gas exploration, development and production. A prolonged reduction in oil and gas prices would generally depress the level of oil and natural gas exploration, development, production, and well completion activity and would result in a corresponding decline in the demand for the hydraulic fracturing services that ProFrac provides. The significant decline in oil and natural gas prices that occurred in 2020 caused a reduction in ProFrac’s customers’ spending and associated drilling and completion activities, which had an adverse effect on ProFrac’s revenue. While oil and natural gas prices have since increased, should prices again decline, similar declines in ProFrac’s customers’ spending would have an adverse effect on ProFrac’s revenue. In addition, a worsening of these conditions may result in a material adverse impact on certain of ProFrac’s customers’ liquidity and financial position resulting in further spending reductions, delays in the collection of amounts owing to ProFrac and similar impacts.
Many factors over which ProFrac has no control affect the supply of and demand for, and ProFrac’s customers’ willingness to explore, develop and produce oil and natural gas, and therefore, influence prices for ProFrac’s services, including:

•	the U.S. and non-U.S. supply of, and demand for, oil and natural gas;

•	the level of prices, and expectations about future prices, of oil and natural gas;

•	the level of global oil and natural gas E&P;

•	the cost of exploring for, developing, producing and delivering oil and natural gas;

•	the supply of and demand for drilling and hydraulic fracturing equipment;

•	global or national health concerns, including health epidemics such as the ongoing COVID-19 pandemic;

•	the expected decline rates of current production;

•	inability to acquire or maintain necessary permits or mining or water rights;

•	the price and quantity of foreign imports;

•	political and economic conditions in oil and natural gas producing countries and regions, including the United States, the Middle East, Africa, South America and Russia;

•	actions by the members of OPEC+ and other oil-producing countries with respect to oil production levels and announcements of potential changes in such levels;

•	speculative trading in crude oil and natural gas derivative contracts;

•	the level of consumer product demand;

•	the discovery rates of new oil and natural gas reserves;

•	the availability of water resources, suitable proppant and chemical additives in sufficient quantities for use in hydraulic fracturing fluids;

•	contractions in the credit market;

•	the strength or weakness of the U.S. dollar;

•	available pipeline and other transportation capacity;

•	the levels of oil and natural gas storage;

•	adverse weather conditions and other natural disasters;

•	U.S. and non-U.S. tax policy;

•	U.S. and non-U.S. governmental approvals and regulatory requirements and conditions;

•	the continued threat of terrorism and the impact of military and other action, including military action in the Middle East;

•	technical advances affecting energy consumption;

•	the proximity and capacity of oil and natural gas pipelines and other transportation facilities;

•	the price and availability of alternative fuels and energy sources;

•	uncertainty in capital commodities markets and the ability of oil and natural gas producers to raise equity capital and debt financing;

•	merger and divestiture activity among oil and natural gas producers;

•	cyclical/seasonal business and dependence upon spending of ProFrac’s customers;

•	competition among oilfield service and equipment providers;

•	changes in transportation regulations that result in increased costs or administrative burdens; and

•	overall domestic and global economic conditions.
These factors and the volatility of the energy markets make it extremely difficult to predict future oil and natural gas price movements with any certainty. Such a decline would have a material adverse effect on ProFrac’s business, results of operation and financial condition.
The COVID-19 pandemic
reduced demand for ProFrac’s services and could, in the future, have a material adverse effect on ProFrac’s operations, business and financial results.
ProFrac faces risks related to public health crises, including the COVID-19 pandemic.
The effects of
the COVID-19 pandemic,
including travel bans, prohibitions on group events and gatherings, shutdowns of certain businesses, curfews, shelter-in-place orders
and recommendations to practice social distancing in addition to other actions taken by both businesses and governments, resulted in a significant and swift reduction in international and U.S. economic activity. The collapse in the demand for oil caused by this unprecedented global health and economic crisis contributed to the significant decrease in crude oil prices in 2020 and adversely impacted the demand for ProFrac’s services and could, in the future, have a material adverse effect on ProFrac’s operations, business and financial results.
Since the beginning of 2021, the distribution
of COVID-19 vaccines
progressed and many government-imposed restrictions were relaxed or rescinded. However, ProFrac continue to monitor the effects of the pandemic on ProFrac’s customers, operations, and employees. These effects have included, and may continue to include, adverse revenue and net income effects, financial health of ProFrac’s customers and therefore their ability to drill and complete wells or pay for services provided, financial health of ProFrac’s suppliers and therefore their ability to deliver necessary goods and services, disruptions to ProFrac’s operations, and ultimately the financial health and results of ProFrac.
The extent to which ProFrac’s operating and financial results are affected by COVID-19 will
depend on various factors and consequences beyond ProFrac’s control, such as the emergence of more contagious and harmful variants of the COVID-19 virus,
the duration and scope of the pandemic, additional actions by businesses and governments in response to the pandemic, and the speed and effectiveness of responses to combat the virus. COVID-19, and
the volatile regional and global economic conditions stemming from the pandemic, could also aggravate the other risk factors that ProFrac identifies herein. While the effects of the COVID-19 pandemic
have lessened recently in the United States, ProFrac cannot predict the duration or future effects of the pandemic, or more contagious and harmful variants of the COVID-19 virus,
and such effects may materially adversely affect ProFrac’s operating and financial results in a manner that is not currently known to ProFrac or that ProFrac does not currently consider to present significant risks to its operations.
The cyclical nature of the oil and natural gas industry may cause ProFrac’s operating results to fluctuate.
ProFrac derives its revenues from companies in the oil and natural gas E&P industry, a historically cyclical industry with levels of activity that are significantly affected by the levels and volatility of oil and natural gas prices. ProFrac has experienced, and may in the future experience, significant fluctuations in operating results as a result of the reactions of ProFrac’s customers to changes in oil and natural gas prices. For example, prolonged low commodity prices experienced by the oil and natural gas industry during 2015, 2016 and recently in 2020, combined with adverse changes in the capital and credit markets, caused many E&P companies to reduce their capital budgets and drilling activity. This resulted in a significant decline in demand for oilfield services and adversely impacted the prices oilfield services companies could charge for their services. In addition, a majority of the service revenue ProFrac earns is based upon a charge for a relatively short period of time (for example, a day, a week or a month) for the actual period of time the service is provided to ProFrac’s customers. By contracting services on a short-term basis, ProFrac is exposed to the risks of a rapid reduction in market prices and utilization and resulting volatility in ProFrac’s revenues.
The ongoing military action between Russia and Ukraine could adversely affect ProFrac’s business, financial condition and results of operations.
On February 24, 2022, Russian military forces commenced a military operation in Ukraine. Although the length, impact and outcome of the ongoing military conflict in Ukraine is highly unpredictable, this conflict could lead to significant market and other disruptions, including significant volatility in commodity prices and supply of energy resources, instability in financial markets, supply chain interruptions, political and social instability, changes in consumer or purchaser preferences as well as increase in cyberattacks and espionage.
Russia’s recognition of two separatist republics in the Donetsk and Luhansk regions of Ukraine and subsequent military action against Ukraine have led to an unprecedented expansion of sanction programs imposed by the United States, the European Union, the United Kingdom, Canada, Switzerland, Japan and other countries against Russia, Belarus, the Crimea Region of Ukraine, the so-called
Donetsk People’s Republic and the
so-called
Luhansk People’s Republic, including, among others:

•
blocking sanctions against some of the largest state-owned and private Russian financial institutions (and their subsequent removal from the Society for Worldwide Interbank Financial Telecommunication (“
SWIFT
”) payment system) and certain Russian businesses, some of which have significant financial and trade ties to the European Union;

•
blocking sanctions against Russian and Belarusian individuals, including the Russian President, other politicians and those with government connections or involvement in Russian military activities; and

•
blocking of Russia’s foreign currency reserves as well as expansion of sectoral sanctions and export and trade restrictions, limitations on investments and access to capital markets and bans on various Russian imports.

The situation is rapidly evolving as a result of the conflict in Ukraine, and the United States, the European Union, the United Kingdom and other countries may implement additional sanctions, export controls or other measures against Russia, Belarus and other countries, regions, officials, individuals or industries in the respective territories. Such sanctions and other measures, as well as the existing and potential further responses from Russia or other countries to such sanctions, tensions and military actions, could adversely affect the global economy and financial markets and could adversely affect ProFrac’s business, financial condition and results of operations. ProFrac’s manufacturing operations would be potentially vulnerable to interruptions in the supply of certain materials and metals, such as nickel, which are incorporated into raw materials ProFrac obtains from suppliers and uses in its manufacturing processes.
ProFrac’s business may be affected by sanctions, export controls and similar measures targeting Russia, as well as other responses to Russia’s military action in Ukraine.
As a result of Russia’s military action in Ukraine, governmental authorities in the United States, the European Union and the United Kingdom, among others, launched an expansion of coordinated sanctions and export control measures, including:

•	blocking sanctions on some of the largest state-owned and private Russian financial institutions (and their subsequent removal from SWIFT);

•	blocking sanctions against Russian and Belarusian individuals, including the Russian President, other politicians and those with government connections or involved in Russian military activities;

•	blocking sanctions against certain Russian businessmen and their businesses, some of which have significant financial and trade ties to the European Union;

•
blocking of Russia’s foreign currency reserves and prohibition on secondary trading in Russian sovereign debt and certain transactions with the Russian Central Bank, National Wealth Fund and the Ministry of Finance of the Russian Federation;

•	expansion of sectoral sanctions in various sectors of the Russian and Belarusian economies and the defense sector;

•	United Kingdom sanctions introducing restrictions on providing loans to, and dealing in securities issued by, persons connected with Russia;

•	restrictions on access to the financial and capital markets in the European Union, as well as prohibitions on aircraft leasing operations;

•	sanctions prohibiting most commercial activities of U.S. and EU persons in Crimea and Sevastopol;

•
enhanced export controls and trade sanctions targeting Russia’s imports of technological goods as a whole, including tighter controls on exports and reexports of dual-use
items, stricter licensing policy with respect to issuing export licenses, and/or increased use of
“end-use”
controls to block or impose licensing requirements on exports, as well as higher import tariffs and a prohibition on exporting luxury goods to Russia and Belarus;

•	closure of airspace to Russian aircraft; and

•	ban on imports of Russian oil, liquefied natural gas and coal to the United States.
As the conflict in Ukraine continues, there can be no certainty regarding whether the governmental authorities in the United States, the European Union, the United Kingdom or other countries will impose additional sanctions, export controls or other measures targeting Russia, Belarus and other territories.
ProFrac’s business must be conducted in compliance with applicable economic and trade sanctions laws and regulations, including those administered and enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council and other relevant governmental authorities. ProFrac must be ready to comply with the existing and any other potential additional measures imposed in connection with the conflict in Ukraine.
ProFrac does not currently have contracts directly with the entities or businesses on the sanctions list and ProFrac does not currently have operations, nor does ProFrac directly source materials from, Russia, Belarus, the Crimea Region of Ukraine, the so-called
Donetsk People’s Republic or the
so-called
Luhansk People’s Republic. ProFrac continuously reviews and monitors its contractual relationships with suppliers and customers to establish whether any are the target of the applicable sanctions. In the unlikely event that ProFrac identifies a party with which ProFrac has a business relationship that is the target of applicable sanctions, ProFrac would immediately activate a legal analysis of what gives rise to the business relationship, including any contract, to estimate the most appropriate course of action to comply with the sanction regulations, together with the impact of a contractual termination according to the applicable law, and then proceed as required by the regulatory authorities. However, given the range of possible outcomes, the full costs, burdens, and limitations on ProFrac’s and its customers’ and business partners’ businesses are currently unknown and may become significant.
Furthermore, even if an entity is not formally subject to sanctions, customers and business partners of such entity may decide to reevaluate or cancel projects with such entity for reputational or other reasons. As result of the ongoing conflict in Ukraine, many U.S. and other multi-national businesses across a variety of industries, including consumer goods and retail, food, energy, finance, media and entertainment, tech, travel and logistics, manufacturing and others, have indefinitely suspended their operations and paused all commercial activities in Russia and Belarus. Depending on the extent and breadth of sanctions, export controls and other measures that may be imposed in connection with the conflict in Ukraine, it is possible that ProFrac’s business, financial condition and results of operations could be materially and adversely affected.
ProFrac faces significant competition that may cause a loss of market share.
The oilfield services industry is highly competitive and has relatively few barriers to entry. The principal competitive factors impacting sales of ProFrac’s services are price, reputation and technical expertise, equipment and service quality and health and safety standards. The market is also fragmented and includes numerous small companies capable of competing effectively in ProFrac’s markets on a local basis, as well as several large companies that possess substantially greater financial and other resources than ProFrac does. ProFrac’s larger competitors’ greater resources could allow those competitors to compete more effectively than ProFrac can. For instance, ProFrac’s larger competitors may offer services at below-market prices or bundle ancillary services at no additional cost to customers. ProFrac competes with large national and multi-national companies that have longer operating histories, greater financial, technical and other resources and greater name recognition than ProFrac does. Several of ProFrac’s competitors provide a broader array of services and have a stronger presence in more geographic markets.
Some jobs are awarded on a bid basis, which further increases competition based on price. Pricing is often the primary factor in determining which qualified contractor is awarded a job. The competitive environment may be further intensified by mergers and acquisitions among oil and natural gas companies or other events that have the effect of reducing the number of available customers. As a result of a combination of continued pressure from increased competition which began during the second half of 2018 and 2019 and decreased demand for ProFrac’s services in 2020 due to the COVID-19 pandemic,
ProFrac had to lower the prices for its services, which adversely affected ProFrac’s results of operations. If competition remains the same or increases as a result of a continued industry downturn or future industry downturns, ProFrac may be required to lower its prices, which would adversely affect its results of operations. In the future, ProFrac may lose market share or be unable to maintain or increase prices for ProFrac’s present services or to acquire additional business opportunities, which could have a material adverse effect on ProFrac’s business, financial condition, results of operations and cash flows.
ProFrac’s competitors may be able to respond more quickly to new or emerging technologies and services and changes in customer requirements. The amount of equipment available may exceed demand, which could result in active price competition. In addition, depressed commodity prices lower demand for hydraulic fracturing equipment, which results in excess equipment and lower utilization rates. In addition, some E&P companies have commenced completing their wells using their own hydraulic fracturing equipment and personnel. Any increase in the development and utilization of in-house fracturing
capabilities by ProFrac’s customers could decrease the demand for ProFrac’s services and have a material adverse impact on ProFrac’s business.
In addition, competition among oilfield service and equipment providers is affected by each provider’s reputation for safety and quality. ProFrac cannot assure that it will be able to maintain its competitive position.
ProFrac’s business depends upon ProFrac’s ability to obtain specialized equipment, parts and key raw materials from third-party suppliers, and ProFrac may be vulnerable to delayed deliveries and future price increases.
While ProFrac operates a vertically integrated business, ProFrac purchases certain specialized equipment, parts and raw materials from third party suppliers and affiliates. At times during the commodity price cycle, there is a high demand for hydraulic fracturing and other oilfield services and extended lead times to obtain equipment and raw materials needed to provide these services. Should ProFrac’s current suppliers be unable or unwilling to provide the necessary equipment, parts or raw materials or otherwise fail to deliver the products timely and in the quantities required, any resulting delays in the provision of ProFrac’s services could have a material adverse effect on ProFrac’s business, financial condition, results of operations and cash flows. In addition, future price increases for this type of equipment, parts and raw materials could negatively impact ProFrac’s ability to purchase new equipment, to update or expand ProFrac’s existing fleet, to timely repair equipment in ProFrac’s existing fleet or meet the current demands of ProFrac’s customers.
ProFrac currently relies on a limited number of suppliers for major equipment to build new electric-powered hydraulic fracturing fleets utilizing Clean Fleet
®
 technology, and ProFrac’s reliance on these vendors exposes ProFrac to risks including price and timing of delivery.
ProFrac currently relies on a limited number of suppliers for major equipment to build new electric-powered hydraulic fracturing fleets utilizing Clean Fleet
®
 technology, including USWS. During periods in which fracturing services are in high demand, ProFrac may experience delays in obtaining certain parts that are used in fabricating and assembling ProFrac’s fleets. If demand for hydraulic fracturing fleets or the components necessary to build such fleets increases or these vendors face financial distress or bankruptcy, these vendors may not be able to provide the components necessary to construct ProFrac’s electric-powered hydraulic fracturing fleets on schedule or at the current price. If this were to occur, ProFrac could be required to seek other suppliers for major equipment to build ProFrac’s electric-powered hydraulic fracturing fleets, which may adversely affect ProFrac’s revenues or increase ProFrac’s costs.
Reliance upon a few large customers may adversely affect ProFrac’s revenue and operating results.
The majority of ProFrac’s revenue is generated from hydraulic fracturing services. Due to the large percentage of ProFrac’s revenue historically derived from hydraulic fracturing services with recurring customers and the limited availability of ProFrac’s fracturing units, ProFrac has had some degree of customer concentration. ProFrac’s top ten customers represented approximately 50.8% and 52.8% of ProFrac’s consolidated revenue for the years ended December 31, 2021 and 2020. It is likely that ProFrac will depend on a relatively small number of customers for a significant portion of ProFrac’s revenue in the future. If a major customer fails to pay us, cash flow from operations would be impacted and ProFrac’s operating results and financial condition could be harmed. Additionally, if ProFrac were to lose any material customer, ProFrac may not be able to redeploy equipment at similar utilization or pricing levels and such loss could have an adverse effect on ProFrac’s business until the equipment is redeployed at similar utilization or pricing levels.
ProFrac is exposed to counterparty credit risk. Nonpayment and nonperformance by ProFrac’s customers, suppliers or vendors could adversely impact ProFrac’s operations, cash flows and financial condition.
Weak economic conditions and widespread financial distress, including the significantly reduced global and national economic activity caused by the COVID-19 pandemic,
could reduce the liquidity of ProFrac’s customers, suppliers or vendors, making it more difficult for them to meet their obligations to ProFrac. ProFrac is therefore subject to heightened risks of loss resulting from nonpayment or nonperformance by ProFrac’s customers, suppliers and vendors. Severe financial problems encountered by ProFrac’s customers, suppliers and vendors could limit ProFrac’s ability to collect amounts owed to ProFrac, or to enforce the performance of obligations owed to ProFrac under contractual arrangements. In the event that any of ProFrac’s customers was to enter into bankruptcy, ProFrac could lose all or a portion of the amounts owed to ProFrac by such customer, and ProFrac may be forced to cancel all or a portion of ProFrac’s service contracts with such customer at significant expense to ProFrac.
In addition, nonperformance by suppliers or vendors, who have committed to provide ProFrac with critical products or services, could raise ProFrac’s costs or interfere with ProFrac’s ability to successfully conduct ProFrac’s business. All of the above may be exacerbated in the future as the COVID-19 outbreak
and the governmental responses to the outbreak continue. These factors, combined with volatile prices of oil and natural gas, may precipitate a continued economic slowdown and/or a recession.

Oil and natural gas companies’ operations using hydraulic fracturing are substantially dependent on the availability of water. Restrictions on the ability to obtain water for E&P activities and the disposal of flowback and produced water may impact their operations and have a corresponding adverse effect on ProFrac’s business, results of operations and financial condition.
Water is an essential component of shale oil and natural gas production during both the drilling and hydraulic fracturing processes. ProFrac’s oil and natural gas producing customers’ access to water to be used in these processes may be adversely affected due to reasons such as periods of extended drought, privatization, third party competition for water in localized areas or the implementation of local or state governmental programs to monitor or restrict the beneficial use of water subject to their jurisdiction for hydraulic fracturing to assure adequate local water supplies. The occurrence of these or similar developments may result in limitations being placed on allocations of water due to needs by third party businesses with more senior contractual or permitting rights to the water. ProFrac’s customers’ inability to locate or contractually acquire and sustain the receipt of sufficient amounts of water could adversely impact their E&P operations and have a corresponding adverse effect on ProFrac’s business, results of operations and financial condition.
Moreover, the imposition of new environmental regulations and other regulatory initiatives could include increased restrictions on ProFrac’s producing customers’ ability to dispose of flowback and produced water generated by hydraulic fracturing or other fluids resulting from E&P activities. Applicable laws impose restrictions and strict controls regarding the discharge of pollutants into waters of the United States and require that permits or other approvals be obtained to discharge pollutants to such waters. Additionally, regulations implemented under both federal and state laws prohibit the discharge of produced water and sand, drilling fluids, drill cuttings and certain other substances related to the natural gas and oil industry into coastal waters. These laws provide for civil, criminal and administrative penalties for any unauthorized discharges of pollutants and unauthorized discharges of reportable quantities of oil and hazardous substances. Compliance with current and future environmental regulations and permit requirements governing the withdrawal, storage and use of surface water or groundwater necessary for hydraulic fracturing of wells and any inability to secure transportation and access to disposal wells with sufficient capacity to accept all of ProFrac’s flowback and produced water on economic terms may increase ProFrac’s customers’ operating costs and could result in restrictions, delays, or cancellations of ProFrac’s customers’ operations, the extent of which cannot be predicted.
ProFrac relies on a few key employees whose absence or loss could adversely affect ProFrac’s business.
Many key responsibilities within ProFrac’s business have been assigned to a small number of employees. The loss of their services could adversely affect ProFrac’s business. In particular, the loss of the services of one or more members of ProFrac’s executive team, including ProFrac’s Chief Executive Officer, Executive Chairman, Chief Operating Officer, Chief Legal Officer and Chief Financial Officer, could disrupt ProFrac’s operations. ProFrac does not maintain “key person” life insurance policies on any of ProFrac’s employees. As a result, ProFrac is not insured against any losses resulting from the death of ProFrac’s key employees.
If ProFrac is unable to employ a sufficient number of skilled and qualified workers, ProFrac’s capacity and profitability could be diminished and ProFrac’s growth potential could be impaired.
The delivery of ProFrac’s services requires skilled and qualified workers with specialized skills and experience who can perform physically demanding work. As a result of the volatility of the oilfield services industry and the demanding nature of the work, workers may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive. ProFrac’s ability to be productive and profitable will depend upon ProFrac’s ability to employ and retain skilled workers. In addition, ProFrac’s ability to expand ProFrac’s operations depends in part on ProFrac’s ability to increase the size of ProFrac’s skilled labor force. The demand for skilled workers is high, and the supply is limited. As a result, competition for experienced oilfield service personnel is intense, and ProFrac faces significant challenges in competing for crews and management with large and well-established competitors. A significant increase in the wages paid by competing employers could result in a reduction of ProFrac’s skilled labor force, increases in the wage rates that ProFrac must pay, or both. If either of these events were to occur, ProFrac’s capacity and profitability could be diminished and ProFrac’s growth potential could be impaired.
A negative shift in investor sentiment of the oil and gas industry has had and could in the future have adverse effects on ProFrac’s customers’ operations and ability to raise debt and equity capital.
Certain segments of the investor community have developed negative sentiment towards investing in ProFrac’s industry. Recent equity returns in the sector versus other industry sectors have led to lower oil and gas and related services representation in certain key equity market indices. In addition, some investors, including investment advisors and certain sovereign wealth funds, pension funds, university endowments and family foundations, have stated policies to disinvest in the oil and gas sector based on their social and environmental considerations. Certain other stakeholders have also pressured commercial and investment banks and other lenders and investors to stop financing oil and gas production and related infrastructure projects, which adversely affects ProFrac’s customers. Such developments, including environmental activism and initiatives aimed at limiting climate change and reducing air pollution, could result in downward pressure on the stock prices of oilfield service companies, including ProFrac’s. This may also potentially result in a reduction of available capital funding for potential transactions, impacting ProFrac’s future financial results.
Additionally, negative public perception regarding ProFrac’s industry may lead to increased regulatory scrutiny, which may, in turn, lead to new state and federal safety and environmental laws, regulations, guidelines or enforcement interpretations. Additionally, environmental groups, landowners, local groups and other advocates may oppose ProFrac’s customers’ operations through organized protests, attempts to block or sabotage ProFrac’s customers’ operations, intervene in regulatory or administrative proceedings involving ProFrac’s customers’ assets, or file lawsuits or other actions designed to prevent, disrupt or delay the development or operation of ProFrac’s customers’ assets. These actions may cause operational delays or restrictions, increased operating costs, additional regulatory burdens and increased risk of litigation for ProFrac’s customers, which could reduce ProFrac’s customers’ production levels over time and, as a result, may reduce demand for ProFrac’s services. Moreover, governmental authorities exercise considerable discretion in the timing and scope of permit issuance and the public may engage in the permitting process, including through intervention in the courts. Negative public perception could cause the permits that ProFrac’s customers require to conduct their operations to be withheld, delayed or burdened by requirements that restrict ProFrac’s customers’ ability to profitably conduct their businesses, which would also reduce demand for ProFrac’s services. Ultimately, this could make it more difficult to secure funding for ProFrac’s operations.
In addition, organizations that provide information to investors on corporate governance and related matters have developed ratings processes for evaluating companies on their approach to ESG matters. Such ratings are used by some investors to inform their investment and voting decisions. Unfavorable ESG ratings and recent activism directed at shifting funding away from companies with fossil fuel-related assets could lead to increased negative investor sentiment toward ProFrac and ProFrac’s industry and to the diversion of investment to other industries, which could have a negative impact on the price of ProFrac Common Stock and ProFrac’s or ProFrac’s customers’ access to and cost of capital. Also, institutional lenders may decide not to provide funding for fossil fuel energy companies based on climate change-related concerns, which could affect ProFrac’s or ProFrac’s customers’ access to capital for potential growth projects.
ProFrac’s operations require substantial capital and ProFrac may be unable to obtain needed capital or financing on satisfactory terms or at all, which could limit ProFrac’s ability to grow.
The oilfield services industry is capital intensive. In conducting ProFrac’s business and operations, ProFrac has made, and expects to continue to make, substantial capital expenditures. ProFrac’s total capital expenditures were approximately $48.0 million for the year ended December 31, 2020 and $87.4 million for the year ended December 31, 2021. ProFrac has historically financed capital expenditures primarily with cash generated by operations, equipment and vendor financing, borrowings under ProFrac’s Old ABL Credit Facility (as defined herein) and other debt financing. Following the completion of this offering, ProFrac intends to finance ProFrac’s capital expenditures primarily with cash on hand, cash flow from operations and borrowings under ProFrac’s New ABL Credit Facility. Further, any disruptions or continuing volatility in the global financial markets may lead to an increase in interest rates or a contraction in credit availability impacting ProFrac’s ability to finance ProFrac’s operations. This could put ProFrac at a competitive disadvantage or interfere with ProFrac’s growth plans. Further, ProFrac’s actual capital expenditures for 2022 or future years could exceed ProFrac’s capital expenditure budget. In the event ProFrac’s capital expenditure requirements at any time are greater than the amount ProFrac has available, ProFrac could be required to seek additional sources of capital, which may include debt financing, joint venture partnerships, sales of assets, offerings of debt or equity securities or other means. ProFrac may not be able to obtain any such alternative source of capital. ProFrac may be required to curtail or eliminate contemplated activities. If ProFrac can obtain alternative sources of capital, the terms of such alternative may not be favorable to us. In particular, the terms of any debt financing may include covenants that significantly restrict ProFrac’s operations. ProFrac’s inability to grow as planned may reduce ProFrac’s chances of maintaining and improving profitability.
The growth of ProFrac’s business through recently completed acquisitions and potential future acquisitions may expose ProFrac to various risks, including those relating to difficulties in identifying suitable, accretive acquisition opportunities and integrating businesses, assets and personnel, as well as difficulties in obtaining financing for targeted acquisitions and the potential for increased leverage or debt service requirements.
ProFrac has pursued and intends to continue to pursue selected, accretive acquisitions of complementary assets and businesses. Acquisitions involve numerous risks, including:

•	unanticipated costs and exposure to liabilities assumed in connection with the acquired business or assets, including but not limited to environmental liabilities and title issues;

•	difficulties in integrating the operations and assets of the acquired business and the acquired personnel;

•	complexities associated with managing a larger, more complex, integrated business;

•	limitations on ProFrac’s ability to properly assess and maintain an effective internal control environment over an acquired business;

•	potential losses of key employees, customers and business partners of the acquired business;

•
performance shortfalls at one or both of the companies as a result of the diversion of management’s attention from their day-to-day
responsibilities caused by completing an acquisition and integrating an acquired business into the combined company;

•	risks of entering markets in which ProFrac has limited prior experience; and

•	increases in ProFrac’s expenses and working capital requirements.
The process of integrating an acquired business, including in connection with ProFrac’s recently completed FTSI Acquisition and the expected future completion of each of the SPS Acquisition and the Merger, may involve unforeseen costs and delays or other operational, technical and financial difficulties and may require a significant amount of time and resources. For example,
 ProFrac may experience difficulties in integrating FTSI’s, the SP Companies’ or USWS’ operations into ProFrac’s business and in realizing expected benefits and synergies from such acquisitions. The integration process may involve unforeseen difficulties and may require a disproportionate amount of ProFrac’s managerial and financial resources. If ProFrac is unable to successfully integrate the operations of FTSI, the SP Companies or USWS with ProFrac’s business, ProFrac may be unable to achieve consolidation savings and may incur unanticipated costs and liabilities. Likewise, ProFrac does not have a formal estimate of mineral reserves for West Munger, and the productivity of that site could be less than ProFrac is anticipating. ProFrac could also encounter difficulties in the development of the mining and sand processing capacity at ProFrac’s West Munger Facility and may not realize the expected benefits from ProFrac’s investments in Flotek Industries, Inc. (“
Flotek
”) and FHE USA LLC (“
FHE
”). ProFrac’s failure to incorporate the acquired business and assets into ProFrac’s existing operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on ProFrac’s business, liquidity position, financial condition, prospects and results of operations. Furthermore, there is intense competition for acquisition opportunities in ProFrac’s industry. Competition for acquisitions may increase the cost of, or cause ProFrac to refrain from, completing acquisitions.
In addition, ProFrac may not have sufficient capital resources to complete any additional acquisitions, such as the non-binding letter of intent ProFrac signed on August 18, 2022, see
“Information About ProFrac — Recent Events
.
”
Historically, ProFrac has financed ProFrac’s acquisitions primarily with funding from ProFrac’s equity investors, commercial borrowings and cash generated by operations. ProFrac may incur substantial indebtedness to finance future acquisitions and also may issue equity, debt or convertible securities in connection with such acquisitions. Debt service requirements could represent a significant burden on ProFrac’s results of operations and financial condition, and the issuance of additional equity or convertible securities could be dilutive to ProFrac’s existing shareholders. Furthermore, ProFrac may not be able to obtain additional financing as needed or on satisfactory terms.
ProFrac’s ability to continue to grow through acquisitions and manage growth will require ProFrac to continue to invest in operational, financial and management information systems and to attract, retain, motivate and effectively manage ProFrac’s employees. The inability to effectively manage the integration of acquisitions, including in connection with ProFrac’s Corporate Reorganization (as defined below), could reduce ProFrac’s focus on current operations, which, in turn, could negatively impact ProFrac’s earnings and growth. ProFrac’s financial position and results of operations may fluctuate significantly from period to period, based on whether or not significant acquisitions are completed in particular periods.
Consummation of the Merger is contingent upon the satisfaction of a number of conditions, including approval by USWS’ Stockholders, which may not be satisfied or completed on a timely basis, if at all. Failure to complete the Merger could negatively impact ProFrac’s stock price, business, financial condition, results of operations or prospects.
Consummation of the Merger is subject to conditions to closing that are not wholly within ProFrac’s control, including, among other things, adoption of the Merger Agreement by the holders of a majority of the outstanding shares of USWS Common Stock entitled to vote on the adoption of the Merger Agreement. ProFrac cannot assure that each of the conditions with respect to the Merger will be satisfied or waived in a timely manner, if at all, and the Merger may be delayed or not consummated. If the conditions are not satisfied or waived in a timely manner and the Merger is delayed or not consummated, ProFrac may lose some or all of the intended or perceived benefits of the Merger, which could cause ProFrac’s stock price to decline and harm its business.
ProFrac is also subject to additional risks in connection with the Merger, including, without limitation: (1) the parties’ ability to meet expectations regarding the timing and completion of the Merger; (2) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (3) the effect of the announcement or pendency of the Merger on ProFrac’s business relationships, operating results, and business generally; (4) risks that the Merger disrupts ProFrac’s current plans and operations; (5) the amount of the costs, fees, expenses and other charges related to the Merger; (6) the outcome of any legal proceedings that may be instituted against ProFrac or any of its affiliates relating to the transactions contemplated by the Merger; (7) the restrictions imposed on ProFrac’s business and operations pursuant to any affirmative or negative covenants set forth in the documents relating to the Merger, and the potential impact of such covenants on ProFrac’s business; (8) the risk that the Merger will divert management’s attention resulting in a potential disruption of ProFrac’s current business plan; (9) potential difficulties in employee retention arising from the Merger; (10) the ability to obtain certain governmental and regulatory approvals, including the expiration or termination of the HSR Act waiting period (which has been satisfied); and (11) the ability to integrate acquired assets and personnel into ProFrac’s existing business model and realize the expected value of resulting operational synergies from the Merger.
ProFrac may not be able to generate sufficient cash flow to service all of its obligations, including obligations under its recently amended credit and other financing facilities.
ProFrac’s ability to fund its various obligations in connection with the Merger, make payments on or refinance any of its outstanding indebtedness, and/or obtain additional financing, including any indebtedness incurred to finance the Merger, and to fund planned capital expenditures, other strategic transactions and expansion efforts, will depend on ProFrac’s ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond ProFrac’s control.
ProFrac’s business may not be able to generate sufficient cash flows from operations, and ProFrac cannot assure that future borrowings will be available to ProFrac in amounts sufficient to enable ProFrac to pay its indebtedness or any future indebtedness as such indebtedness matures and to fund its other liquidity needs. If this is the case, ProFrac will need to refinance all or a portion of its indebtedness on or before maturity, and ProFrac cannot assure that it will be able to refinance any of its indebtedness on commercially reasonable terms, or at all. ProFrac may need to implement one or more alternatives, such as reducing or delaying planned expenses and capital expenditures, selling assets, restructuring debt, or obtaining additional equity or debt financing. These financing strategies may not be executed on satisfactory terms, if at all. ProFrac’s ability to refinance its indebtedness or obtain additional financing, and to do so on commercially reasonable terms, will depend on, among other things, ProFrac’s financial condition at the time, restrictions in agreements governing ProFrac’s indebtedness, and other factors, including the condition of the financial markets and the markets in which ProFrac competes.
If ProFrac does not generate sufficient cash flows from operations, and additional borrowings, refinancings or proceeds of asset sales are not available to ProFrac, ProFrac may not have sufficient cash to enable it to meet all of its obligations, including its various obligations in connection with the Merger.
Concerns over general economic, business or industry conditions may have a material adverse effect on ProFrac’s results of operations, liquidity and financial condition.
Concerns over global economic conditions, geopolitical issues, including the recent conflict between Russia and Ukraine, supply chain disruptions, interest rates, inflation, the availability and cost of credit and the United States and foreign financial markets have contributed to increased economic uncertainty and diminished expectations for the global economy. These factors, combined with volatility in commodity prices, business and consumer confidence and unemployment rates, have precipitated an economic slowdown. Concerns about global economic growth have had a significant adverse impact on global financial markets and commodity prices. If the economic climate in the United States or abroad deteriorates, worldwide demand for petroleum products could diminish further, which could impact the price at which oil, natural gas and natural gas liquids can be sold, which could affect the ability of ProFrac’s customers to continue operations and ultimately adversely impact ProFrac’s results of operations, liquidity and financial condition.
Inflation may adversely affect ProFrac’s operating results.
Inflationary factors such as increases in the labor costs, material costs and overhead costs may adversely affect ProFrac’s operating results. ProFrac does not believe that inflation has had a material impact on ProFrac’s financial position or results of operations to date; however, a high rate of inflation, including a continuation of inflation at the current rate, may have an adverse effect on ProFrac’s reputation, business, financial condition, cash flows and results of operations.

ProFrac’s indebtedness and liquidity needs could restrict ProFrac’s operations and make ProFrac more vulnerable to adverse economic conditions.
ProFrac’s existing and future indebtedness, whether incurred in connection with acquisitions, operations or otherwise, and limited access to liquidity may adversely affect ProFrac’s operations and limit ProFrac’s growth, and ProFrac may have difficulty making debt service payments on such indebtedness as payments become due. ProFrac’s level of indebtedness may affect ProFrac’s operations in several ways, including the following:

•	increasing ProFrac’s vulnerability to general adverse economic and industry conditions;

•	the covenants that are contained in the agreements governing ProFrac’s indebtedness could limit ProFrac’s ability to borrow funds, dispose of assets, pay dividends and make certain investments;

•	ProFrac’s debt covenants could also affect ProFrac’s flexibility in planning for, and reacting to, changes in the economy and in ProFrac’s industry;

•
any failure to comply with the financial or other debt covenants, including covenants that impose requirements to maintain certain financial ratios, could result in an event of default, which could result in some or all of ProFrac’s indebtedness becoming immediately due and payable;

•
ProFrac’s level of debt could impair ProFrac’s ability to obtain additional financing, or obtain additional financing on favorable terms, in the future for working capital, capital expenditures, acquisitions or other general corporate purposes; and

•	ProFrac’s business may not generate sufficient cash flow from operations to enable ProFrac to meet ProFrac’s obligations under ProFrac’s indebtedness.
Restrictions in ProFrac’s debt agreements and any future financing agreements may limit ProFrac’s ability to finance future operations, meet capital needs or capitalize on potential acquisitions and other business opportunities.
The operating and financial restrictions and covenants in existing and future debt agreements could restrict ProFrac’s ability to finance future operations, meet capital needs or to expand or pursue ProFrac’s business activities. For example, ProFrac’s debt agreements will restrict or limit ProFrac’s ability to:

•	grant liens;

•	incur additional indebtedness;

•	engage in a merger, consolidation or dissolution;

•	enter into transactions with affiliates;

•	sell or otherwise dispose of assets, businesses and operations;

•	materially alter the character of ProFrac’s business as conducted at the closing of this offering; and

•	make acquisitions, investments and capital expenditures and pay dividends.
Furthermore, ProFrac’s debt agreements contain certain other operating and financial covenants. ProFrac’s ability to comply with the covenants and restrictions contained in ProFrac’s debt agreements may be affected by events beyond ProFrac’s control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, ProFrac’s ability to comply with these covenants may be impaired. If ProFrac violates any of the restrictions, covenants, ratios or tests in ProFrac’s debt agreements, a significant portion of ProFrac’s indebtedness may become immediately due and payable, and ProFrac’s lenders’ commitment to make further loans to ProFrac may terminate. ProFrac might not have, or be able to obtain, sufficient funds to make these accelerated payments. Any subsequent replacement of ProFrac’s debt agreements or any new indebtedness could have similar or greater restrictions.

An increase in interest rates would increase the cost of servicing ProFrac’s indebtedness and could reduce ProFrac’s profitability, decrease ProFrac’s liquidity and impact ProFrac’s solvency.
A number of ProFrac’s existing debt agreements provide for, and ProFrac’s future debt agreements may provide for, debt incurred thereunder to bear interest at variable rates. As a result, increases in interest rates could increase the cost of servicing such indebtedness and materially reduce ProFrac’s profitability and cash flows.
ProFrac’s operations are subject to unforeseen interruptions and hazards inherent in the oil and natural gas industry, for which ProFrac may not be adequately insured and which could cause ProFrac to lose customers and substantial revenue.
ProFrac’s operations are exposed to the risks inherent to ProFrac’s industry, such as equipment defects, vehicle accidents, fires, explosions, blowouts, surface cratering, uncontrollable flows of gas or well fluids, pipe or pipeline failures, abnormally pressured formations and various environmental hazards, such as oil spills and releases of, and exposure to, hazardous substances. For example, ProFrac’s operations are subject to risks associated with hydraulic fracturing, including any mishandling, surface spillage or potential underground migration of fracturing fluids, including chemical additives. In addition, ProFrac’s operations are exposed to potential natural disasters, including blizzards, tornadoes, storms, floods, other adverse weather conditions and earthquakes. The occurrence of any of these events could result in substantial losses to ProFrac due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities,
regulatory investigations and penalties or other damage resulting in curtailment or suspension of ProFrac’s operations. The cost of managing such risks may be significant. The frequency and severity of such incidents will affect operating costs, insurability and relationships with customers, employees and regulators. In particular, ProFrac’s customers may elect not to purchase ProFrac’s services if they view ProFrac’s environmental or safety record as unacceptable, which could cause ProFrac to lose customers and substantial revenues.
ProFrac’s insurance may not be adequate to cover all losses or liabilities ProFrac may suffer. Furthermore, ProFrac may be unable to maintain or obtain insurance of the type and amount ProFrac desires at reasonable rates. As a result of market conditions, premiums and deductibles for certain of ProFrac’s insurance policies have increased and could escalate further. In addition, sub-limits have
been imposed for certain risks. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. If ProFrac were to incur a significant liability for which ProFrac is not fully insured, it could have a material adverse effect on ProFrac’s business, results of operations and financial condition. In addition, ProFrac may not be able to secure additional insurance or bonding that might be required by new governmental regulations. This may cause ProFrac to restrict ProFrac’s operations, which might severely impact ProFrac’s financial position.
Since hydraulic fracturing activities are part of ProFrac’s operations, they are covered by ProFrac’s insurance against claims made for bodily injury, property damage and clean-up costs
stemming from a sudden and accidental pollution event. However, ProFrac may not have coverage if ProFrac is unaware of the pollution event and unable to report the “occurrence” to ProFrac’s insurance company within the time frame required under ProFrac’s insurance policy. In addition, these policies do not provide coverage for all liabilities, and the insurance coverage may not be adequate to cover claims that may arise, or ProFrac may not be able to maintain adequate insurance at rates ProFrac considers reasonable. A loss not fully covered by insurance could have a material adverse effect on ProFrac’s financial position, results of operations and cash flows.
Inaccuracies in ProFrac’s estimates of mineral reserves and resource deposits, or deficiencies in ProFrac’s title to those deposits, could result in ProFrac’s inability to mine the deposits or require ProFrac to pay higher than expected costs.
ProFrac bases its mineral reserve and resource estimates on engineering, economic and geological data assembled and analyzed by ProFrac’s mining engineers, which are reviewed periodically by outside firms.

However, commercial silica reserve estimates are necessarily imprecise and depend to some extent on statistical inferences drawn from available drilling data, which may prove unreliable. There are numerous uncertainties inherent in estimating quantities and qualities of commercial silica reserves and non-reserve commercial
silica deposits and costs to mine recoverable reserves, many of which are beyond ProFrac’s control and any of which could cause actual results to differ materially from ProFrac’s expectations. These uncertainties include:

•	geological and mining conditions and/or effects from prior mining that may not be fully identified by available data or that may differ from experience;

•	assumptions regarding the effectiveness of ProFrac’s mining, quality control and training programs;

•	assumptions concerning future prices of commercial silica products, operating costs, mining technology improvements, development costs and reclamation costs; and

•	assumptions concerning future effects of regulation, including the issuance of required permits and taxes by governmental agencies.
In addition, title to, and the area of, mineral properties and water rights may also be disputed. Mineral properties sometimes contain claims or transfer histories that examiners cannot verify. A successful claim that ProFrac does not have title to one or more of ProFrac’s properties or lack appropriate water rights could cause ProFrac to lose any rights to explore, develop and extract any minerals on that property, without compensation for ProFrac’s prior expenditures relating to such property. Any inaccuracy in ProFrac’s estimates related to ProFrac’s mineral reserves and non-reserve mineral
deposits, or ProFrac’s title to such deposits, could result in ProFrac’s inability to mine the deposits or require ProFrac to pay higher than expected costs.
Additionally, a portion of ProFrac’s Alpine reserves are located on approximately 630 acres that ProFrac leases pursuant to a lease that terminates in 2052 and requires that ProFrac commence production from the leased premises by January 1, 2032. If ProFrac does not commence mining activities by January 1, 2032, ProFrac’s lease of this property would terminate and ProFrac would lose its interest in these reserves.
A terrorist attack or armed conflict could harm ProFrac’s business.
Terrorist activities, anti-terrorist efforts and other armed conflicts involving the United States could adversely affect the U.S. and global economies and could prevent ProFrac from meeting financial and other obligations. ProFrac could experience loss of business, delays or defaults in payments from payors or disruptions of fuel supplies and markets if pipelines, production facilities, processing plants, refineries or transportation facilities are direct targets or indirect casualties of an act of terror or war. Such activities could reduce the overall demand for oil and natural gas, which, in turn, could also reduce the demand for ProFrac’s services. Terrorist activities and the threat of potential terrorist activities and any resulting economic downturn could adversely affect ProFrac’s results of operations, impair ProFrac’s ability to raise capital or otherwise adversely impact ProFrac’s ability to realize certain business strategies.
Increasing trucking regulations may increase ProFrac’s costs and negatively impact ProFrac’s results of operations.
In connection with ProFrac’s business operations, including the transportation and relocation of ProFrac’s hydraulic fracking equipment and shipment of frac sand, ProFrac operates trucks and other heavy equipment. As such, ProFrac operates as a motor carrier in providing certain of ProFrac’s services and therefore are subject to regulation by the United States Department of Transportation (“
DOT
”) and by various state agencies. These regulatory authorities exercise broad powers, governing activities such as the authorization to engage in motor carrier operations, driver licensing, insurance requirements, financial reporting and review of certain mergers, consolidations and acquisitions, and transportation of hazardous materials. ProFrac’s trucking operations are subject to possible regulatory and legislative changes that may increase ProFrac’s costs. Some of these possible changes include increasingly stringent environmental regulations, changes in the hours of service regulations which govern the amount of time a driver may drive or work in any specific period, onboard black box recorder device requirements or limits on vehicle weight and size.
Interstate motor carrier operations are subject to safety requirements prescribed by the DOT. To a large degree, intrastate motor carrier operations are subject to state safety regulations that mirror federal regulations. Matters such as the weight and dimensions of equipment are also subject to federal and state regulations. From time to time, various legislative proposals are introduced, including proposals to increase federal, state, or local taxes, including taxes on motor fuels, which may increase ProFrac’s costs or adversely impact the recruitment of drivers. ProFrac cannot predict whether, or in what form, any increase in such taxes applicable to ProFrac will be enacted.
Certain motor vehicle operators require registration with the DOT. This registration requires an acceptable operating record. The DOT periodically conducts compliance reviews and may revoke registration privileges based on certain safety performance criteria that could result in a suspension of operations.
ProFrac may be subject to claims for personal injury and property damage, which could materially adversely affect ProFrac’s financial condition and results of operations.
ProFrac operates with most of its customers under master service agreements (“
MSAs
”). ProFrac endeavors to allocate potential liabilities and risks between the parties in the MSAs. Generally, under ProFrac’s MSAs, including those relating to ProFrac’s hydraulic fracturing services, ProFrac assumes responsibility for, including control and removal of, pollution or contamination which originates above surface and originates from ProFrac’s equipment or services. ProFrac’s customer assumes responsibility for, including control and removal of, all other pollution or contamination, which may occur during operations, including that which may result from seepage or any other uncontrolled flow of drilling fluids. ProFrac may have liability in such cases if ProFrac is negligent or commits willful acts. Generally, ProFrac’s customers also agree to indemnify ProFrac against claims arising from their employees’ personal injury or death to the extent that, in the case of ProFrac’s hydraulic fracturing operations, their employees are injured or their properties are damaged by such operations, unless resulting from ProFrac’s gross negligence or willful misconduct. Similarly, ProFrac generally agrees to indemnify ProFrac’s customers for liabilities arising from personal injury to or death of any of ProFrac’s employees, unless resulting from gross negligence or willful misconduct of the customer. In addition, ProFrac’s customers generally agree to indemnify ProFrac for loss or destruction of customer-owned property or equipment and in turn, ProFrac agrees to indemnify its customers for loss or destruction of property or equipment ProFrac owns. Losses due to catastrophic events, such as blowouts, are generally the responsibility of the customer. However, despite this general allocation of risk, ProFrac might not succeed in enforcing such contractual allocation, might incur an unforeseen liability falling outside the scope of such allocation or may be required to enter into an MSA with terms that vary from the above allocations of risk. Litigation arising from a catastrophic occurrence at a location where ProFrac’s equipment and services are being used may result in ProFrac being named as a defendant in lawsuits asserting large claims. As a result, ProFrac may incur substantial losses which could materially and adversely affect ProFrac’s financial condition and results of operation.
ProFrac is subject to cyber security risks. A cyber incident could occur and result in information theft, data corruption, operational disruption and/or financial loss.
The oil and natural gas industry has become increasingly dependent on digital technologies to conduct certain processing activities. For example, ProFrac depends on digital technologies to perform many of ProFrac’s services and process and record operational and accounting data. At the same time, cyber incidents, including deliberate attacks or unintentional events, have increased. The U.S. government has issued public warnings that indicate that energy assets might be specific targets of cyber security threats. ProFrac’s technologies, systems and networks, and those of ProFrac’s vendors, suppliers and other business partners, may become the target of cyberattacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of proprietary and other information, or other disruption of ProFrac’s business operations. In addition, certain cyber incidents, such as surveillance, may remain undetected for an extended period. ProFrac’s systems and insurance coverage for protecting against cyber security risks may not be sufficient. As cyber incidents continue to evolve, ProFrac may be required to expend additional resources to continue to modify or enhance ProFrac’s protective measures or to investigate and remediate any vulnerability to cyber incidents. ProFrac’s insurance coverage for cyberattacks may not be sufficient to cover all the losses ProFrac may experience as a result of such cyberattacks.
If ProFrac is unable to fully protect ProFrac’s intellectual property rights, ProFrac may suffer a loss in ProFrac’s competitive advantage or market share.
While ProFrac has acquired licenses from USWS to construct electric-powered hydraulic fracturing fleets utilizing Clean Fleet
®
 technology, ProFrac does not have patents or patent applications relating to many of ProFrac’s key processes and technology. If ProFrac is not able to maintain the confidentiality of ProFrac’s trade secrets, or if ProFrac’s competitors are able to replicate ProFrac’s technology or services, ProFrac’s competitive advantage would be diminished. ProFrac also cannot ensure that any patents ProFrac may obtain in the future would provide ProFrac with any significant commercial benefit or would allow ProFrac to prevent ProFrac’s competitors from employing comparable technologies or processes.
ProFrac may be adversely affected by disputes regarding intellectual property rights of third parties.
Third parties from time to time may initiate litigation against ProFrac by asserting that the conduct of ProFrac’s business infringes, misappropriates or otherwise violates intellectual property rights. ProFrac may not prevail in any such legal proceedings related to such claims, and ProFrac’s products and services may be found to infringe, impair, misappropriate, dilute or otherwise violate the intellectual property rights of others. If ProFrac is sued for infringement and loses, ProFrac could be required to pay substantial damages and/or be enjoined from using or selling the infringing products or technology. Any legal proceeding concerning intellectual property could be protracted and costly regardless of the merits of any claim and is inherently unpredictable and could have a material adverse effect on ProFrac’s financial condition, regardless of its outcome.
If ProFrac were to discover that its technologies or products infringe valid intellectual property rights of third parties, ProFrac may need to obtain licenses from these parties or substantially re-engineer its
products in order to avoid infringement. ProFrac may not be able to obtain the necessary licenses on acceptable terms, or at all, or be able to re-engineer its
products successfully. If ProFrac’s inability to obtain required licenses for its technologies or products prevents ProFrac from selling its products, that could adversely impact ProFrac’s financial condition and results of operations.
Additionally, ProFrac currently licenses certain third-party intellectual property in connection with its business, and the loss of any such license could adversely impact ProFrac’s financial condition and results of operations.
Seasonal weather conditions, natural disasters, public health crises, and other catastrophic events outside of ProFrac’s control could severely disrupt normal operations and harm ProFrac’s business.
ProFrac’s operations are located in different regions of the United States. Some of these areas are adversely affected by seasonal weather conditions, primarily in the winter and spring. However, as evidenced by the severe winter weather experienced in the southern United States and Canada during February 2021, weather-related hazards can exist in almost all the areas where ProFrac operates. During periods of heavy snow, ice or rain, ProFrac may be unable to move its equipment between locations or obtain adequate supplies of raw material or fuel, thereby reducing ProFrac’s ability to provide services and generate revenues. The exploration activities of ProFrac’s customers may also be affected during such periods of adverse weather conditions. Additionally, extended drought conditions in ProFrac’s operating regions could impact ProFrac’s ability or ProFrac’s customers’ ability to source sufficient water or increase the cost for such water. As a result, a natural disaster or inclement weather conditions could severely disrupt the normal operation of ProFrac’s business and adversely impact ProFrac’s financial condition and results of operations. Climate change may exacerbate the likelihood or intensity of such natural disasters or inclement weather conditions. Furthermore, if an area in which ProFrac operates or the market demand for oil and natural gas is affected by a public health crisis, such as
COVID-19,
or other similar catastrophic event outside of ProFrac’s control, ProFrac’s business and results of operations could suffer.
ProFrac’s fleet includes substantial legacy capacity that may require increased levels of maintenance and capital expenditures to be maintained in good operating condition, is less efficient, and may be subject to a higher likelihood of mechanical failure, an inability to economically return to service or requirement to be scrapped. If ProFrac is unable to manage retiring some portion of ProFrac’s fleet efficiently, or if ProFrac is unable meet the changing needs of ProFrac’s customers, ProFrac’s results will deteriorate and ProFrac’s financial position and cash flows could be materially adversely affected.
As of June 30, 2022, approximately 40% of ProFrac’s pumps have Tier IV engines and approximately 50% have dual fuel capabilities. Many of the fleets ProFrac acquired in the FTSI Acquisition are substantially older. This legacy portion of ProFrac’s fleet is generally less technologically advanced than ProFrac’s upgraded fleets, may require additional maintenance and capital expenditures to be kept in good operating condition and as a consequence may be subject to longer or more frequent periods of unavailability. Prolonged periods of unavailability of one or more of ProFrac’s older fleets could have a material adverse effect on ProFrac’s financial position, results of operations and cash flows. In addition, ProFrac expects that the fleets acquired in the FTSI Acquisition may be less attractive and less fuel efficient than ProFrac’s competitors’ newer fleets, putting ProFrac at a competitive disadvantage. While ProFrac is retiring 650,000 HHP of FTSI’s older, emissions-intensive fleets, ProFrac may be unable to successfully replace those retired fleets with comparable production that meets ProFrac’s lower-emissions profile or ProFrac’s desired rate of return for ProFrac’s fleets.
ProFrac’s financial results may be materially adversely affected by the inclusion of Flotek’s financial statements in ProFrac’s consolidated financial statements, and ProFrac does not have the benefit of Flotek’s cash or liquidity.
Due to ProFrac’s determination that Flotek is a variable interest entity of which ProFrac is the primary beneficiary, Flotek’s financial statements have been included in ProFrac’s consolidated financial statements from May 17, 2022. Consequently, ProFrac’s financial results may be materially adversely affected if Flotek reports poor or worsened financial results. In addition, ProFrac does not have the ability to access or deploy Flotek’s cash or liquidity in its operations, which may limit ProFrac’s ability to mitigate the impact of the inclusion of Flotek’s financial statements in its consolidated financial statements.
Risks Related to Environmental and Regulatory Matters
ProFrac’s operations and the operations of ProFrac’s customers are subject to environmental, health and safety laws and regulations, and future compliance, claims, and liabilities relating to such matters may have a material adverse effect on ProFrac’s results of operations, financial position or cash flows.
The nature of ProFrac’s operations, and those of ProFrac’s customers, including the handling, transporting and disposing of a variety of fluids and substances, including hydraulic fracturing fluids and other regulated substances, air emissions, and wastewater discharges exposes ProFrac and ProFrac’s customers to some risk of environmental liability, including the release of pollutants from oil and natural gas wells and associated equipment to the environment. ProFrac is also subject to laws and regulations associated with sand mining and equipment manufacturing operations, including the processing, and the related storage, handling, transportation and disposal of raw materials, products and wastes. The cost of compliance with these laws can be significant. Failure to properly handle, transport or dispose of these materials or otherwise conduct ProFrac’s operations in accordance with these and other environmental, health and safety laws could expose ProFrac to substantial liability for administrative, civil and criminal penalties, cleanup and site restoration costs and liability associated with releases of such materials, damages to natural resources and other damages, as well as potentially impair ProFrac’s ability to conduct ProFrac’s operations. Such liability is commonly on a strict, joint and several liability basis, without regard to fault. Liability may be imposed as a result of ProFrac’s conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, prior operators or other third parties. Neighboring landowners and other third parties may file claims against ProFrac for personal injury or property damage allegedly caused by the release of pollutants into the environment. Environmental, health and safety laws and regulations have changed in the past, and they may change in the future and become more stringent. Current and future claims and liabilities may have a material adverse effect on ProFrac because of potential adverse outcomes, defense costs, diversion of management resources, unavailability of insurance coverage and other factors. The ultimate costs of these liabilities are difficult to determine and may exceed any reserves ProFrac may have established. If existing environmental, health and safety requirements or enforcement policies change, ProFrac may be required to make significant unanticipated capital and operating expenditures. For more information, see “
Information About ProFrac — Environmental and Occupational Health and Safety Regulations
.”
ProFrac’s operations, and those of ProFrac’s customers, are subject to a series of risks arising from climate change.
Climate change continues to attract considerable public and scientific attention. As a result, numerous proposals have been made and are likely to continue to be made at the international, national, regional and state levels of government to monitor and limit emissions of carbon dioxide, methane and other GHGs. These efforts have included consideration of cap-and-trade programs,
carbon taxes, GHG reporting and tracking programs and regulations that directly limit GHG emissions from certain sources.
In the United States, no comprehensive climate change legislation has been implemented at the federal level. However, President Biden has established addressing climate change as a priority of his administration and has issued several executive orders addressing climate change. Moreover, following the U.S. Supreme Court finding that GHG emissions constitute a pollutant under the federal Clean Air Act (“
CAA
”), the EPA has adopted regulations that, among other things, establish construction and operating permit reviews for GHG emissions from certain large stationary sources, require the monitoring and annual reporting of GHG emissions from certain petroleum and natural gas system sources in the United States, and together with the DOT, set GHG emissions and fuel economy standards for vehicles in the United States. The regulation of methane from oil and gas facilities has been subject to uncertainty in recent years. The EPA previously had promulgated new source performance standards (“
NSPS
”) imposing limitations on methane emissions from sources in the oil and gas sector. Subsequently, in September 2020, the Trump Administration rescinded those methane standards and removed the transmission and storage segments from the oil and gas source category under the CAA’s NSPS. However, in June 2021, President Biden signed a resolution passed by the U.S. Congress under the Congressional Review Act nullifying the September 2020 rule, effectively reinstating the prior standards. In November 2021, as required by President Biden’s executive order, the EPA proposed new regulations to expand NSPS requirements for oil and gas sector sources and establish comprehensive standards of performance and emission guidelines for methane and volatile organic compound emissions from existing operations in the oil and gas sector, including the exploration and production, transmission, processing, and storage segments. The EPA has announced that the agency hopes to finalize these rulemakings by the end of 2022. Once finalized, the regulations are likely to be subject to legal challenge and will also need to be incorporated into the states’ implementation plans, which will need to be approved by the EPA in individual rulemakings that could also be subject to legal challenge. The reinstatement of direct regulation of methane emission for new sources and the promulgation of requirements for existing oil and gas customers could result in increased costs for ProFrac’s customers and consequently adversely affect demand for ProFrac’s services.
Separately, various states and groups of states have adopted or are considering adopting legislation, regulation or other regulatory initiatives that are focused on such areas as GHG cap and trade programs, carbon taxes, reporting and tracking programs, and restriction of emissions. For example, several states, including Pennsylvania and New Mexico, have proposed or adopted regulations restricting the emission of methane from E&P activities. At the international level, the United Nations-sponsored “Paris Agreement” requires member states to submit non-binding, individually-determined
reduction goals known as Nationally Determined Contributions every five years after 2020. President Biden has recommitted the United States to the Paris Agreement and, in April 2021, announced a goal of reducing the United States’ emissions by 50-52% below
2005 levels by 2030. In November 2021, President Biden released “The Long-Term Strategy of the United
States: Pathways
to Net-Zero Greenhouse
Gas Emissions by 2050,” which, among other things, explains that the U.S. and EU are co-leading the
“Global Methane Pledge” that aims to cut global methane pollution at least 30% by 2030 relative to 2020 levels. The impacts of these orders, pledges, agreements, and any legislation or regulation promulgated to fulfill the United States’ commitments under the Paris Agreement, cannot be predicted at this time.
Governmental, scientific, and public concern over the threat of climate change arising from GHG emissions has resulted in increasing political risks in the United States, including climate change related pledges made by certain candidates now in public office. On January 27, 2021, President Biden issued an executive order that called for substantial action on climate change, including, among other things, the increased use of zero-emission vehicles
by the federal government, the elimination of subsidies provided to the fossil fuel industry, and increased emphasis on climate-related risks across government agencies and economic sectors. The Biden Administration has also issued orders temporarily suspending the issuance of authorizations, and suspending the issuance of new leases pending a study, for oil and gas development on federal lands. For more information, see ProFrac’s regulatory disclosure titled “
Information About ProFrac — Regulation of Hydraulic Fracturing and Related Activities
.” As a result, ProFrac cannot predict the full impact of these developments or whether the Biden Administration may pursue further restrictions. Other actions that could be pursued by the Biden Administration may include the imposition of more restrictive requirements for the establishment of pipeline infrastructure or the permitting of LNG export facilities, as well as more restrictive GHG emission limitations for oil and gas facilities. Litigation risks are also increasing as a number of entities have sought to bring suit against various oil and natural gas companies in state or federal court, alleging among other things, that such companies created public nuisances by producing fuels that contributed to climate change or alleging that the companies have been aware of the adverse effects of climate change for some time but defrauded their investors or customers by failing to adequately disclose those impacts.
There are also increasing financial risks for fossil fuel producers as shareholders currently invested in fossil-fuel energy companies may elect in the future to shift some or all of their investments into non-fossil fuel
related sectors. Institutional lenders who provide financing to fossil fuel energy companies also have become more attentive to sustainable lending practices and some of them may elect not to provide funding for fossil fuel energy companies. There is also a risk that financial institutions will be required to adopt policies that have the effect of reducing the funding provided to the fossil fuel sector. Recently, President Biden signed an executive order calling for the development of a “climate finance plan” and, separately, the Federal Reserve announced that is has joined the Network for Greening the Financial System, a consortium of financial regulators focused on addressing climate-related risks in the financial sector. Limitation of investments in and financing for fossil fuel energy companies could result in the restriction, delay or cancellation of drilling programs or development or production activities. Additionally, the SEC recently proposed new rules relating to the disclosure of a range of climate-related risks. ProFrac is currently assessing this rule but at this time ProFrac cannot predict the costs of implementation or any potential adverse impacts resulting from the rule. To the extent this rule is finalized as proposed, ProFrac or ProFrac’s customers could incur increased costs related to the assessment and disclosure of climate-related risks. In addition, enhanced climate disclosure requirements could accelerate the trend of certain stakeholders and lenders restricting or seeking more stringent conditions with respect to their investments in certain carbon intensive sectors.
The adoption and implementation of new or more stringent international, federal or state legislation, regulations or other regulatory initiatives that impose more stringent standards for GHG emissions from the oil and natural gas sector or otherwise restrict the areas in which this sector may produce oil and natural gas or generate the GHG emissions could result in increased costs of compliance or costs of consuming, and thereby reduce demand for oil and natural gas, which could reduce demand for ProFrac’s services. Additionally, political, litigation and financial risks may result in ProFrac’s customers restricting or cancelling production activities, incurring liability for infrastructure damages as a result of climatic changes, or impairing their ability to continue to operate in an economic manner, which also could reduce the demand for ProFrac’s services. One or more of these developments could have a material adverse effect on ProFrac’s business, financial condition and results of operation. Finally, many scientists have concluded that increasing concentrations of GHG in the atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climate events that could have an adverse effect on ProFrac’s customers’ operations.
Federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing as well as governmental reviews and investment practices for such activities may serve to limit future oil and natural gas E&P activities and could have a material adverse effect on ProFrac’s results of operations and business.
Various federal, state and local legislative and regulatory initiatives have been, or could be undertaken which could result in additional requirements or restrictions being imposed on hydraulic fracturing operations. Currently, hydraulic fracturing is generally exempt from federal regulation under the Safe Drinking Water Act Underground Injection Control (the “
SDWA UIC
”) program and is typically regulated by state oil and gas commissions or similar agencies. However, certain federal agencies have increased scrutiny and regulation. For example, in late 2016, the EPA released a final report on the potential impacts of hydraulic fracturing on drinking water resources, concluding that “water cycle” activities associated with hydraulic fracturing may impact drinking water resources under certain limited circumstances. Additionally, the EPA has asserted regulatory authority pursuant to the SDWA UIC program over hydraulic fracturing activities involving the use of diesel fuel in the fracturing fluid and issued guidance of such activities. Furthermore, the U.S. Bureau of Land Management (the “
BLM
”) published a final rule in 2015 that established stringent standards relating to hydraulic fracturing on federal and Native American lands. The rule was rescinded, but the rescission is currently on appeal to the U.S. Court of Appeals for the Ninth Circuit. Similarly, the EPA has adopted rules on the capture of methane and other emissions released during hydraulic fracturing. In addition to federal regulatory actions, legislation has been introduced, but not enacted, in U.S. Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the hydraulic fracturing process.
Separately, the Biden Administration has taken action to restrict E&P activities, including hydraulic fracturing, on public lands. For more information, see “
Information About ProFrac — Environmental and Occupational Health and Safety Regulations—Regulation of Hydraulic Fracturing and Related Activities
.”
Many states and local governments have also adopted regulations that impose more stringent permitting, disclosure, disposal and well-construction requirements on hydraulic fracturing operations, including states where ProFrac or ProFrac’s customers operate, such as Texas, Colorado and North Dakota. States could also elect to place prohibitions on hydraulic fracturing, as several states have already done. In addition, some states have adopted broader sets of requirements related to oil and gas development more generally that could impact hydraulic fracturing activities. Separately, state and federal regulatory agencies have at times focused on a possible connection between hydraulic fracturing related activities, including the underground injection of wastewater into disposal wells, and the increased occurrence of seismic activity. Regulators in some states have imposed, or are considering imposing, additional requirements in the permitting of produced water disposal wells or otherwise to assess any relationship between seismicity and the use of such wells. To the extent any new regulations are adopted to restrict hydraulic fracturing activities or the disposal of fluids associated with such activities, it may adversely affect ProFrac’s customers and, as a result, demand for ProFrac’s services. For more information see “
Information About ProFrac —
Environmental and Occupational Health and Safety Regulations—Regulation of Hydraulic Fracturing and Related Activities
.

Increased regulation and attention given to the hydraulic fracturing process could lead to greater opposition to, and litigation concerning, oil and natural gas production activities using hydraulic fracturing techniques.
Additional legislation or regulation could also lead to operational delays for ProFrac’s customers or increased operating costs in the production of oil and natural gas, including from the developing shale plays, or could make it more difficult for ProFrac and ProFrac’s customers to perform hydraulic fracturing. The adoption of any additional laws or regulations regarding hydraulic fracturing or further restrictions on the availability of capital for hydraulic fracturing could potentially cause a decrease in the completion of new oil and natural gas wells and an associated decrease in demand for ProFrac’s services and increased compliance costs and time. Such a decrease could have a material adverse effect on ProFrac’s liquidity, consolidated results of operations, and consolidated financial condition. Moreover, the increased competitiveness of alternative energy sources (such as wind, solar, geothermal, tidal and biofuels) or increased focus on reducing the use of combustion engines in transportation (such as governmental mandates that ban the sale of new gasoline-powered automobiles) could reduce demand for hydrocarbons and therefore for ProFrac’s services, which would lead to a reduction in ProFrac’s revenues.
Conservation measures, commercial development and technological advances could reduce demand for oil and natural gas and ProFrac’s services.
Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas, technological advances in fuel economy and energy generation devices could reduce demand for oil and natural gas, resulting in reduced demand for oilfield services. The impact of the changing demand for oil and natural gas services and products may have a material adverse effect on ProFrac’s business, financial condition, results of operations and cash flows.
The commercial development of economically-viable alternative energy sources and related products (such as electric vehicles, wind, solar, geothermal, tidal, fuel cells and biofuels) could have a similar effect. In addition, certain U.S. federal income tax deductions currently available with respect to oil and natural gas exploration and development, including the allowance of percentage depletion for oil and natural gas properties, may be eliminated as a result of proposed legislation. Any future decreases in the rate at which oil and natural gas reserves are discovered or developed, whether due to the passage of legislation, increased governmental regulation leading to limitations, or prohibitions on exploration and drilling activity, including hydraulic fracturing, or other factors, could have a material adverse effect on ProFrac’s business and financial condition, even in a stronger oil and natural gas price environment.
Additional restrictions on drilling activities intended to protect certain species of wildlife may adversely affect ProFrac’s ability to conduct completion activities.
In the United States, the Endangered Species Act (the “
ESA
”) restricts activities that may affect endangered or threatened species or their habitats. Similar protections are offered to migratory birds under the Migratory Bird Treaty Act (the “
MBTA
”). To the extent species that are listed under the ESA or similar state laws, or are protected under the MBTA, inhabit the areas where ProFrac or ProFrac’s customers operate, ProFrac’s operations and the operations of ProFrac’s customers could be adversely impacted. Moreover, drilling activities may be delayed, restricted or precluded in protected habitat areas or during certain seasons, such as breeding and nesting seasons. The listing of new species under the ESA in the areas where ProFrac’s customers operate similarly has the potential to adversely impact ProFrac’s operations and demand for ProFrac’s services as a result of restrictions on oil and gas activities. For example, recently there have been renewed calls to review protections currently in place for the dunes sagebrush lizard, whose habitat includes parts of the Permian Basin, and to reconsider listing the species under the ESA, and, separately, a lawsuit has been filed to list the eastern hellbender salamander, whose habitat includes parts of the Appalachian Basin. Additionally, on June 1, 2021, U.S. Fish & Wildlife Service (the “
FWS
”) proposed to list two distinct population segments of the lesser prairie-chicken under the ESA. Various stakeholders have, in consultation with the FWS, developed a voluntary conservation plan to protect the dunes sagebrush lizard habitat and limit disturbance of the dunes sagebrush lizard by participants’ activities. The voluntary conservation plan is known as a Candidate Conservation Agreement with Assurances (“
CCAA
”). ProFrac has joined the CCAA in an effort to mitigate potential impacts on ProFrac’s business of a listing of the dunes sagebrush lizard by the FWS.
In addition, as a result of one or more settlements approved by the FWS, the agency was required to make a determination on the listing of numerous other species as endangered or threatened under the ESA by the end of the FWS’ 2017 fiscal year. The FWS did not meet that deadline, but continues to evaluate whether to take action with respect to those species. Separately, on March 23, 2022, the FWS proposed a rule to redesignate the northern long-eared bat from a threatened species to an endangered species under the ESA. The designation of previously unidentified endangered or threatened species could cause ProFrac’s operations to become subject to operating restrictions or bans, and limit future development activity in affected areas. The FWS and similar state agencies may designate critical or suitable habitat areas that they believe are necessary for the survival of threatened or endangered species. In October 2021, the Biden administration published two rules that reversed changes made by the Trump administration, namely to the definition of “habitat” and a policy that made it easier to exclude territory from critical habitat. It is possible these rules could increase the portion of ProFrac’s customers’ operating areas that could be designated as critical habitat. Such a designation could materially restrict use of or access to federal, state and private lands.
Risks Related to ProFrac’s Class A Common Stock
ProFrac Holding Corp. is a holding company. ProFrac Holding Corp.’s only material asset is its equity interest in ProFrac LLC, and ProFrac Holding Corp. is accordingly dependent upon distributions from ProFrac LLC to pay taxes, make payments under the Tax Receivable Agreement and cover its corporate and other overhead expenses.
ProFrac Holding Corp. is a holding company and has no material assets other than its equity interest in ProFrac LLC. ProFrac Holding Corp. has no independent means of generating revenue. To the extent ProFrac LLC has available cash, ProFrac intends to cause ProFrac LLC to make (i) generally pro rata distributions to the holders of ProFrac LLC Units, including ProFrac Holding Corp., in an amount at least sufficient to allow ProFrac Holding Corp. to pay its taxes (and those of its wholly owned subsidiaries) and to make payments under the Tax Receivable Agreement it will enter into with the TRA Holders and any subsequent tax receivable agreement that it may enter into in connection with future acquisitions and (ii) non-pro rata
payments to ProFrac Holding Corp. to reimburse it for its corporate and other overhead expenses. To the extent that ProFrac Holding Corp. needs funds and ProFrac LLC or its subsidiaries are restricted from making such distributions or payments under applicable law or regulation or under the terms of any current or future financing arrangements, or are otherwise unable to provide such funds, ProFrac’s liquidity and financial condition could be materially adversely affected.
Moreover, because ProFrac Holding Corp. will have no independent means of generating revenue, ProFrac Holding Corp.’s ability to make tax payments and payments under the Tax Receivable Agreement will be dependent on the ability of ProFrac LLC to make distributions to ProFrac Holding Corp. in an amount sufficient to cover ProFrac Holding Corp.’s tax obligations (and those of its wholly owned subsidiaries) and obligations under the Tax Receivable Agreement. This ability, in turn, may depend on the ability of ProFrac LLC’s subsidiaries to make distributions to it. ProFrac intends that such distributions from ProFrac LLC and its subsidiaries be funded with cash from operations or from future borrowings. The ability of ProFrac LLC, its subsidiaries and other entities in which it directly or indirectly holds an equity interest to make such distributions will be subject to, among other things, (i) the applicable provisions of Texas law (or other applicable jurisdiction) that may limit the amount of funds available for distribution and (ii) restrictions in relevant debt instruments issued by ProFrac LLC or its subsidiaries and other entities in which it directly or indirectly holds an equity interest. To the extent that ProFrac Holding Corp. is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.

Conflicts of interest could arise in the future between ProFrac, on the one hand, and Dan Wilks and Farris Wilks and entities owned by or affiliated with them, on the other hand, concerning among other things, business transactions, potential competitive business activities or business opportunities.
Conflicts of interest could arise in the future between ProFrac, on the one hand, and Dan Wilks, Farris Wilks and entities owned by or affiliated with them, on the other hand, concerning among other things, business transactions, potential competitive business activities or business opportunities. Dan Wilks, Farris Wilks and other businesses owned by or affiliated with them operating in the energy and oilfield services industries. In the normal course of business, ProFrac has engaged in transactions with some of these companies. For more information, please see “
Information About ProFrac — Certain Relationships and Related Party Transactions
.” Furthermore, Dan Wilks, Farris Wilks and other businesses owned by or affiliated with them may now, or in the future, directly or indirectly, compete with ProFrac for investment or business opportunities.
Dan Wilks, Farris Wilks and their affiliates are not restricted from owning assets or engaging in businesses that compete directly or indirectly with ProFrac and do not have any duty to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as ProFrac, including those business activities or lines of business deemed to be competing with ProFrac, or doing business with any of ProFrac’s clients, customers or vendors.
Dan Wilks, Farris Wilks or their affiliates may become aware, from time to time, of certain business opportunities (such as acquisition opportunities) and may direct such opportunities to other businesses in which they have invested, in which case ProFrac may not become aware of or otherwise have the ability to pursue such opportunities. In addition, Dan Wilks, Farris Wilks and their affiliates may dispose of their interests in energy or other oilfield services companies or other assets in the future, without any obligation to offer ProFrac the opportunity to purchase any of those interests or assets.
In any of these matters, the interests of Dan Wilks, Farris Wilks and their affiliates and other business owned by or affiliated with them may differ or conflict with the interests of ProFrac’s other shareholders. Any actual or perceived conflicts of interest with respect to the foregoing could have an adverse impact on the trading price of ProFrac Class A Common Stock.
The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of Sarbanes-Oxley, may strain ProFrac’s resources, increase ProFrac’s costs and distract management, and ProFrac may be unable to comply with these requirements in a timely or cost-effective manner.
As a newly public company, ProFrac is required to comply with new laws, regulations and requirements, certain corporate governance provisions of Sarbanes-Oxley, related regulations of the SEC and the requirements of Nasdaq. Complying with these statutes, regulations and requirements occupies a significant amount of time of ProFrac’s Board and management and causes ProFrac to incur significant costs and expenses. As a public company, ProFrac is required to:

•	maintain a comprehensive compliance function;

•	comply with rules promulgated by Nasdaq;

•	continue to prepare and distribute periodic public reports in compliance with ProFrac’s obligations under the federal securities laws;

•	establish, maintain and update various internal policies, such as those relating to insider trading; and

•	involve and retain to a greater degree outside counsel and accountants in the above activities.
In addition, being a public company subject to these rules and regulations may make it more difficult and more expensive for ProFrac to obtain director and officer liability insurance and ProFrac may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for ProFrac to attract and retain qualified individuals to serve on ProFrac’s Board or as executive officers. As a newly public company, ProFrac is continuing to evaluate the impact of these rules, and ProFrac cannot predict or estimate the amount of costs ProFrac may incur or the timing of such costs.
ProFrac will be required to comply with certain provisions of Section 404 of Sarbanes-Oxley as early as ProFrac’s fiscal year ending December 31, 2022. Section 404 of Sarbanes-Oxley requires that ProFrac document and test ProFrac’s internal control over financial reporting and issue management’s assessment of ProFrac’s internal control over financial reporting. Section 404 of Sarbanes-Oxley also requires that ProFrac’s independent registered public accounting firm opine on those internal controls upon becoming a large accelerated filer, as defined in the SEC rules, or otherwise ceasing to qualify as an emerging growth company under the JOBS Act. ProFrac is evaluating its existing controls against the standards adopted by the Committee of Sponsoring Organizations of the Treadway Commission. During the course of ProFrac’s ongoing evaluation and integration of the internal control over financial reporting, ProFrac may identify areas requiring improvement, and ProFrac may have to design enhanced processes and controls to address issues identified through this review. For example, ProFrac anticipates the need to hire additional administrative and accounting personnel to conduct ProFrac’s financial reporting.
ProFrac cannot be certain at this time that it will be able to successfully complete the procedures, certification and attestation requirements of Section 404 of Sarbanes-Oxley or that ProFrac or ProFrac’s independent registered public accounting firm will not identify material weaknesses in ProFrac’s internal control over financial reporting. If ProFrac fails to comply with the requirements of Section 404 of Sarbanes-Oxley or if ProFrac or ProFrac’s independent registered public accounting firm identify and report such material weaknesses, the accuracy and timeliness of the filing of ProFrac’s annual and quarterly reports may be materially adversely affected and could cause investors to lose confidence in ProFrac’s reported financial information, which could have a negative effect on the price of ProFrac Class A Common Stock. In addition, a material weakness in the effectiveness of ProFrac’s internal control over financial reporting could result in an increased chance of fraud and the loss of customers, reduce ProFrac’s ability to obtain financing and require additional expenditures to comply with these requirements, each of which could have a material adverse effect on ProFrac’s business, results of operations and financial condition.
An active, liquid and orderly trading market for ProFrac Class A common stock may not develop or be maintained, and ProFrac’s stock price may be volatile.
Prior to the ProFrac IPO, ProFrac Class A Common Stock was not traded on any market. An active, liquid and orderly trading market for ProFrac Class A Common Stock may not develop or be maintained. Active, liquid and orderly trading markets usually result in less price volatility and more efficiency in carrying out investors’ purchase and sale orders. The market price of ProFrac Class A Common Stock could vary significantly as a result of a number of factors, some of which are beyond ProFrac’s control. In the event of a drop in the market price of ProFrac Class A Common Stock, you could lose a substantial part or all of your investment in ProFrac Class A Common Stock.
The following is
a non-exhaustive list
of factors that could affect ProFrac’s stock price:

•	ProFrac’s operating and financial performance;

•	quarterly variations in ProFrac’s financial and operating results;

•	the public reaction to ProFrac’s press releases, ProFrac’s other public announcements and ProFrac’s filings with the SEC;

•	strategic actions by ProFrac’s competitors;

•	ProFrac’s failure to meet revenue or earnings estimates by research analysts or other investors;

•	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

•	speculation in the press or investment community;

•	the failure of research analysts to cover ProFrac Class A Common Stock;

•	sales of ProFrac Class A Common Stock by ProFrac or other shareholders, or the perception that such sales may occur;

•	changes in accounting principles, policies, guidance, interpretations or standards;

•	additions or departures of key management personnel;

•	actions by ProFrac’s stockholders;

•	general market conditions, including fluctuations in commodity prices;

•	domestic and international economic, legal and regulatory factors unrelated to ProFrac’s performance; and

•	the realization of any risks described under this “ Risk Factors ” section.
The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of ProFrac Class A Common Stock. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against ProFrac, could result in very substantial costs, divert ProFrac’s management’s attention and resources and materially harm ProFrac’s business, operating results and financial condition.
The unaudited pro forma financial data included in this proxy statement/information statement/prospectus may not be representative of ProFrac’s actual financial condition and results of operations in the future.
The unaudited pro forma financial data included in this proxy statement/information statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what ProFrac’s actual financial position or results of operations would have been as of the dates indicated, nor is it indicative of ProFrac’s future operating results or financial position. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that ProFrac currently believes are reasonable. There may be differences between preliminary estimates in the pro forma financial information and the final accounting presentation, which could result in material differences from the pro forma information presented in this prospectus with respect to ProFrac’s estimated financial position and results of operations. Accordingly, ProFrac’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma financial data included in this proxy statement/information statement/prospectus. In addition, the assumptions used in preparing the unaudited pro forma financial data may not prove to be accurate and other factors may affect ProFrac’s financial condition or results of operations. Any potential decline in ProFrac’s financial condition or results of operations may cause significant variations in ProFrac’s stock price.
The ProFrac Controlling Stockholders have the ability to direct the voting of a majority of ProFrac’s voting stock, and their interests may conflict with those of ProFrac’s other stockholders.
As of August 29, 2022, the ProFrac Controlling Stockholders owned approximately 87% of ProFrac’s voting stock. As a result, the ProFrac Controlling Stockholders are able to control matters requiring stockholder approval, including the election of directors, changes to ProFrac’s organizational documents and significant corporate transactions. This concentration of ownership makes it unlikely that any other holder or group of holders of ProFrac Class A Common Stock will be able to affect the way ProFrac is managed or the direction of ProFrac’s business. The interests of the ProFrac Controlling Stockholders with respect to matters potentially or actually involving or affecting ProFrac, such as future acquisitions, financings and other corporate opportunities and attempts to acquire ProFrac, may conflict with the interests of ProFrac’s other stockholders.

For example, the ProFrac Controlling Stockholders may have different tax and other positions from ProFrac, especially in light of the Tax Receivable Agreement, that could influence their decisions regarding whether and when to support the disposition of assets, the incurrence or refinancing of new or existing indebtedness, or the termination of the Tax Receivable Agreement and acceleration of ProFrac’s obligations thereunder. In addition, the determination of future tax reporting positions, the structuring of future transactions and the handling of any challenge by any taxing authority to ProFrac’s tax reporting positions may take into consideration tax or other considerations of the ProFrac Controlling Stockholders which may differ from the considerations of ProFrac or ProFrac’s other stockholders. Please read “
Information About ProFrac — Certain Relationships and Related Party Transactions—Tax Receivable Agreement
.”
Furthermore, in connection with the ProFrac IPO, ProFrac entered into the ProFrac Stockholders’ Agreement with the ProFrac Controlling Stockholders that addresses the right to designate nominees for election to the ProFrac Board. See “
Information About ProFrac — Certain Relationships and Related Party Transactions—Stockholders’ Agreement
.” The existence of significant stockholders may have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management, or limiting the ability of ProFrac’s other stockholders to approve transactions that they may deem to be in the best interests of ProFrac. Moreover, the ProFrac Controlling Stockholders’ concentration of stock ownership may adversely affect the trading price of ProFrac Class A Common Stock to the extent investors perceive a disadvantage in owning stock of a company with significant stockholders.
A significant reduction by the ProFrac Controlling Stockholders of their ownership interests in ProFrac could adversely affect ProFrac.
ProFrac believes that the ProFrac Controlling Stockholders’ substantial ownership interest in ProFrac provides them with an economic incentive to assist ProFrac to be successful. Upon the expiration or earlier waiver of the lock-up restrictions
on transfers or sales of ProFrac’s securities agreed to in connection with the ProFrac IPO, the ProFrac Controlling Stockholders will not be subject to any obligation to maintain their ownership interest in ProFrac and may elect at any time thereafter to sell all or a substantial portion of or otherwise reduce their ownership interest in ProFrac. If the ProFrac Controlling Stockholders sell all or a substantial portion of their ownership interests in ProFrac, they may have less incentive to assist in ProFrac’s success. Such actions could adversely affect ProFrac’s ability to successfully implement ProFrac’s business strategies which could adversely affect ProFrac’s cash flows or results of operations.
ProFrac’s certificate of incorporation and restated bylaws, as well as Delaware law, contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of ProFrac Class A Common Stock and could deprive ProFrac’s investors of the opportunity to receive a premium for their shares.
ProFrac’s certificate of incorporation authorizes the ProFrac Board to issue preferred stock without stockholder approval in one or more series, designate the number of shares constituting any series, and fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. If the ProFrac Board elects to issue preferred stock, it could be more difficult for a third party to acquire ProFrac. In addition, some provisions of ProFrac’s certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of ProFrac, even if the change of control would be beneficial to ProFrac’s stockholders. These provisions include the following:

•
until ProFrac ceases to be a controlled company, the members of the ProFrac Board designated by the parties to the ProFrac Stockholders’ Agreement will have a majority of the voting power of ProFrac’s Board;

•	after ProFrac ceases to be a controlled company, dividing the ProFrac Board into three classes of directors, with each class serving staggered three-year terms;

•
after ProFrac ceases to be a controlled company, and subject to the terms of the ProFrac Stockholders’ Agreement, providing that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, only be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum (prior to such time, vacancies may also be filled by stockholders holding a majority of the outstanding shares);

•
after ProFrac ceases to be a controlled company, permitting any action by stockholders to be taken only at an annual meeting or special meeting rather than by a written consent of the stockholders, subject to the rights of any series of preferred stock with respect to such rights;

•
after ProFrac ceases to be a controlled company, permitting special meetings of ProFrac’s stockholders to be called only by ProFrac’s Chief Executive Officer, the Executive Chairman of the ProFrac Board and the ProFrac Board pursuant to a resolution adopted by the affirmative vote of a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships;

•
after ProFrac ceases to be a controlled company, and subject to the rights of the holders of shares of any series of ProFrac’s preferred stock and the terms of the ProFrac Stockholders’ Agreement, requiring the affirmative vote of the holders of at least 66 2/3% in voting power of all then outstanding ProFrac Common Stock entitled to vote generally in the election of directors, voting together as a single class, to remove any or all of the directors from office at any time, and directors will be removable only for “cause”;

•	prohibiting cumulative voting in the election of directors;

•	establishing advance notice provisions for stockholder proposals and nominations for elections to the ProFrac Board to be acted upon at meetings of stockholders; and

•	providing that the ProFrac Board is expressly authorized to adopt, or to alter or repeal ProFrac’s bylaws.
In addition, certain change of control events will have the effect of accelerating the payments due under the Tax Receivable Agreement, which could be substantial and accordingly serve as a disincentive to a potential acquirer of the Company. Please see “
Risk Factors — Risks Related to ProFrac Class A Common Stock—In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, ProFrac realizes in respect of the tax attributes subject to the Tax Receivable Agreement
.”
ProFrac’s certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by ProFrac’s Stockholders, which could limit the ability of ProFrac’s Stockholders to obtain a favorable judicial forum for disputes with ProFrac or ProFrac’s directors, officers, employees or agents.
ProFrac’s certificate of incorporation provides that, unless ProFrac consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware, will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on ProFrac’s behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of ProFrac’s current or former directors, officers, employees or stockholders to ProFrac or ProFrac’s Stockholders, (iii) any action, suit or proceeding asserting a claim arising pursuant to any provision of the DGCL, ProFrac’s certificate of incorporation or ProFrac’s bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of
Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of ProFrac’s capital stock will be deemed to have notice of, and consented to, the provisions of ProFrac’s certificate of incorporation described in the preceding sentences. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with ProFrac or ProFrac’s directors, officers, employees or stockholders, which may discourage such lawsuits against ProFrac and such persons. However, stockholders will not be deemed to have waived ProFrac’s compliance with the federal securities laws and the rules and regulations thereunder and the exclusive forum provision would not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act.
ProFrac’s certificate of incorporation also provides that the federal district courts of the United States will be the exclusive forum for any complaint asserting a cause of action under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce this forum provision providing for exclusive jurisdiction of federal district courts with respect to suits brought to enforce any duty or liability created by the Securities Act. If a court were to find these provisions of ProFrac’s certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, ProFrac may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect ProFrac’s business, financial condition or results of operations.
ProFrac does not presently anticipate paying cash dividends on ProFrac Class A Common Stock and ProFrac’s existing debt agreements place certain restrictions on ProFrac’s ability to do so. Consequently, your only opportunity to achieve a return on your shares of ProFrac Class A Common Stock is if the price of ProFrac’s Class A Common Stock appreciates.
While ProFrac looks forward to the opportunity to pay dividends in the future, ProFrac does not presently anticipate paying any cash dividends on ProFrac Class A Common Stock in the foreseeable future. In addition, ProFrac’s existing debt agreements place, and ProFrac expects ProFrac’s future debt agreements will place, certain restrictions on ProFrac’s ability to pay cash dividends. Consequently, unless ProFrac revises its dividend policy, your only opportunity to achieve a return on your investment in ProFrac will be if you sell your ProFrac Class A Common Stock at a price greater than the value received for it in connection with the Merger. There is no guarantee that the price of ProFrac Class A Common Stock that will prevail in the market will ever exceed the value received for it in connection with the Merger.
Future sales of ProFrac Class A Common Stock in the public market, or the perception that such sales may occur, could reduce ProFrac’s stock price, and any additional capital raised by ProFrac through the sale of equity or convertible securities may dilute your ownership in us.
ProFrac may issue or sell additional shares of ProFrac Class A Common Stock or securities that are convertible or exchangeable therefor. After the completion of the Merger, it is expected that ProFrac will have 54,018,996 outstanding shares of ProFrac Class A Common Stock. Following the completion of the Merger, the ProFrac Controlling Stockholders will own 30,805,623 shares of ProFrac Class A Common Stock and 97,447,865 shares of ProFrac Class B Common Stock, or approximately 82.7% of ProFrac’s total outstanding shares. In addition, certain ProFrac LLC Unit Holders are party to a registration rights agreement, which requires ProFrac to effect the registration of the shares of ProFrac Class A Common Stock that they receive in exchange for their ProFrac LLC Units in certain circumstances no earlier than the expiration of the lock-up period
contained in the underwriting agreement entered into in connection with the ProFrac IPO.
In connection with the ProFrac IPO, ProFrac filed a registration statement with the SEC on
Form S-8 providing
for the registration of 2,951,566 shares of ProFrac Class A Common Stock issued or reserved for issuance under ProFrac’s long term incentive plan. Subject to the satisfaction of vesting conditions, the expiration of lock-up agreements
and the requirements of Rule 144, shares registered under the registration statement on
Form S-8 may
be made available for resale immediately in the public market without restriction.

In addition, ProFrac is party to a registration rights agreement with the prior owners of West Munger (such agreement, the “
West Munger Registration Rights Agreement
” and such persons, the “
West Munger Sellers
”). Under the West Munger Registration Rights Agreement, ProFrac has agreed to file a resale shelf registration statement on Form
S-1
that registers under the Securities Act the offer and resale of the shares of ProFrac Class A Common Stock owned by the West Munger Sellers or their permitted transferees. ProFrac filed the resale registration statement on Form
S-1
on August 2, 2022, which was declared effective by the SEC on August 5, 2022. On August 8, 2022, ProFrac filed with the SEC a prospectus pursuant to Rule 424(b) under the Securities Act in connection with the resale of the shares of ProFrac Class A Common Stock by the West Munger Sellers named therein.
ProFrac cannot predict the size of future issuances of ProFrac Class A Common Stock or securities convertible into ProFrac Class A Common Stock or the effect, if any, that future issuances and sales of shares of ProFrac Class A Common Stock will have on the market price of ProFrac Class A Common Stock. Sales of substantial amounts of ProFrac Class A Common Stock (including shares issued in connection with the Merger or another acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of ProFrac Class A Common Stock.
ProFrac is required to make payments under the Tax Receivable Agreement for certain tax benefits that it may claim, and the amounts of such payments could be significant.
In connection with the closing of the ProFrac IPO, ProFrac entered into the Tax Receivable Agreement with the TRA Holders. This agreement generally provides for the payment by ProFrac to the TRA Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax (computed using simplifying assumptions to address the impact of state and local taxes) that ProFrac actually realizes (or is deemed to realize in certain circumstances) in periods after the ProFrac IPO as a result of certain increases in tax basis available to ProFrac as a result of acquisitions of ProFrac LLC Units in connection with the ProFrac IPO or pursuant to the exercise of the Redemption Right or the Call Right (as such terms are defined in the ProFrac LLC Agreement and further described under the section “
Information About ProFrac — Certain Relationships and Related Party Transactions — Redemption Rights
”) and certain benefits attributable to imputed interest. ProFrac will retain the benefit of the remaining 15% of any actual net cash tax savings.
The term of the Tax Receivable Agreement will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or expired, unless ProFrac experiences a change of control (as defined in the Tax Receivable Agreement, which includes certain mergers, asset sales, or other forms of business combinations) or the Tax Receivable Agreement otherwise terminates early (at ProFrac’s election or as a result of ProFrac’s breach or the commencement of bankruptcy or similar proceedings by or against ProFrac) and ProFrac makes the termination payments specified in the Tax Receivable Agreement in connection with such change of control or other early termination. In the event that the Tax Receivable Agreement is not terminated, the payments under the Tax Receivable Agreement are anticipated to commence in 2023 and to continue for 15 years after the date of the last redemption of the ProFrac LLC Units.
The payment obligations under the Tax Receivable Agreement are ProFrac’s obligations and not obligations of ProFrac LLC, and ProFrac expects that the payments required to be made under the Tax Receivable Agreement will be substantial. Estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is by its nature imprecise. For purposes of the Tax Receivable Agreement, net cash tax savings generally are calculated by comparing ProFrac’s actual tax liability (determined by using the actual applicable U.S. federal income tax rate and an assumed combined state and local income and franchise tax rate) to the amount ProFrac would have been required to pay had it not been able to utilize any of the tax benefits subject to the Tax Receivable Agreement. The actual increases in tax basis covered by the Tax Receivable
Agreement, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending on a number of factors, including the timing of any redemption of ProFrac LLC Units, the price of ProFrac Class A Common Stock at the time of each redemption, the extent to which such redemptions are taxable transactions, the amount of the redeeming ProFrac LLC Unit Holder’s tax basis in its ProFrac LLC Units at the time of the relevant redemption, the depreciation and amortization periods that apply to the increase in tax basis, the amount and timing of taxable income ProFrac generates in the future, the U.S. federal income tax rates then applicable, and the portion of ProFrac’s payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis. Any distributions made by ProFrac LLC to ProFrac in order to enable ProFrac to make payments under the Tax Receivable Agreement, as well as any corresponding pro rata distributions made to the ProFrac LLC Unit Holders, could have an adverse impact on ProFrac’s liquidity.
The payments under the Tax Receivable Agreement will not be conditioned upon a TRA Holder having a continued ownership interest in ProFrac or ProFrac LLC. For additional information regarding the Tax Receivable Agreement, see “
Information About ProFrac—Certain Relationships and Related Party Transactions—Tax Receivable Agreement
.”
In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, ProFrac realizes in respect of the tax attributes subject to the Tax Receivable Agreement.
If ProFrac experiences a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations) or the Tax Receivable Agreement otherwise terminates early (at ProFrac’s election or as a result of ProFrac’s breach or the commencement of bankruptcy or similar proceedings by or against ProFrac), ProFrac’s obligations under the Tax Receivable Agreement would accelerate and ProFrac would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by it under the Tax Receivable Agreement (determined by applying a discount rate equal to (i) the greater of (A) 0.25% and (B) the
180-Day
Average Secured Overnight Financing Rate (“SOFR”),
 plus
(ii) 150 basis points) and such payment is expected to be substantial. The calculation of anticipated future payments will be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, including (i) that ProFrac has sufficient taxable income to fully utilize the tax benefits covered by the Tax Receivable Agreement, and (ii) that any ProFrac LLC Units (other than those held by ProFrac) outstanding on the termination date are deemed to be redeemed on the termination date. Any early termination payment may be made significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the termination payment relates.
If ProFrac experiences a change of control (as defined under the Tax Receivable Agreement) or the Tax Receivable Agreement otherwise terminates early, ProFrac’s obligations under the Tax Receivable Agreement could have a substantial negative impact on ProFrac’s liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control. For example, if ProFrac had experienced a change of control or the Tax Receivable Agreement had otherwise been terminated immediately after the ProFrac IPO, the estimated termination payments would, in the aggregate, have been approximately $600 million (calculated using a discount rate equal to (i) the greater of (A) 0.25% and (B) SOFR, plus
(ii) 150 basis points, applied against an undiscounted liability of $700 million calculated at the 21% U.S. federal corporate income tax rate and estimated applicable state and local income tax rates). The foregoing amount is merely an estimate and the actual payment could differ materially. There can be no assurance that ProFrac will be able to satisfy its obligations under the Tax Receivable Agreement.
Please read “
Information About ProFrac — Certain Relationships and Related Party Transactions—Tax Receivable Agreement
.”

In the event that payment obligations under the Tax Receivable Agreement are accelerated in connection with certain mergers, other forms of business combinations or other changes of control, the consideration payable to holders of ProFrac Class A Common Stock could be substantially reduced.
If ProFrac experiences a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations), ProFrac would be obligated to make a substantial immediate lump-sum payment,
and such payment may be significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the payment relates. As a result of this payment obligation, holders of ProFrac Class A Common Stock could receive substantially less consideration in connection with a change of control transaction than they would receive in the absence of such obligation. Further, any payment obligations under the Tax Receivable Agreement will not be conditioned upon the TRA Holders’ having a continued interest in ProFrac or ProFrac LLC. Accordingly, the TRA Holders’ interests may conflict with those of the holders of ProFrac Class A Common Stock. Please read “
Risk Factors—Risks Related to ProFrac Class
 A Common Stock—In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, ProFrac Holding Corp. realizes in respect of the tax attributes subject to the Tax Receivable Agreement
” and “
Information About ProFrac—Certain Relationships and Related Party Transactions—Tax Receivable Agreement
.”
ProFrac will not be reimbursed for any payments made under the Tax Receivable Agreement in the event that any tax benefits are subsequently disallowed.
Payments under the Tax Receivable Agreement will be based on the tax reporting positions that ProFrac will determine. The U.S. Internal Revenue Service (“
IRS
”) or another taxing authority may challenge all or part of the tax basis increases covered by the Tax Receivable Agreement, as well as other related tax positions ProFrac take, and a court could sustain such challenge. The TRA Holders will not reimburse ProFrac for any payments previously made under the Tax Receivable Agreement if any tax benefits that have given rise to payments under the Tax Receivable Agreement are subsequently disallowed, except that excess payments made to any TRA Holder will be netted against future payments that would otherwise be made to such TRA Holder, if any, after ProFrac’s determination of such excess (which determination may be made a number of years following the initial payment and after future payments have been made). As a result, in such circumstances, ProFrac could make payments that are greater than ProFrac’s actual cash tax savings, if any, and ProFrac may not be able to recoup those payments, which could materially adversely affect ProFrac’s liquidity.
If ProFrac LLC were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, ProFrac and ProFrac LLC might be subject to potentially significant tax inefficiencies, and
ProFrac would not be able to recover payments previously made by ProFrac under the Tax Receivable Agreement even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.
ProFrac intends to continue to operate such that ProFrac LLC does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, redemptions of ProFrac LLC Units pursuant to the Redemption Right (or acquisitions of ProFrac LLC Units pursuant to the Call Right) or other transfers of ProFrac LLC Units could cause ProFrac LLC to be treated as a publicly traded partnership. Applicable U.S. Treasury regulations provide for certain safe harbors from treatment as a publicly traded partnership, and ProFrac intends to continue to operate such that redemptions or other transfers of ProFrac LLC Units qualify for one or more such safe harbors. For example, ProFrac intends to continue to limit the number of unitholders of ProFrac LLC, and the ProFrac LLC Agreement entered into in connection with the closing of the ProFrac IPO, provides for limitations on the ability of unitholders of ProFrac LLC to transfer their ProFrac LLC Units and will provide ProFrac, as the managing member of ProFrac LLC, with the right to impose restrictions (in addition to those already in place) on the ability of unitholders of ProFrac LLC to redeem their ProFrac LLC Units pursuant to the Redemption Right to the extent ProFrac Holding Corp. believes it is necessary to ensure that ProFrac LLC will continue to be treated as a partnership for U.S. federal income tax purposes.

If ProFrac LLC were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, significant tax inefficiencies might result for ProFrac and for ProFrac LLC, including as a result of ProFrac’s inability to file a consolidated U.S. federal income tax return with ProFrac LLC. In addition, ProFrac might not be able to realize tax benefits covered under the Tax Receivable Agreement, and ProFrac would not be able to recover any payments previously made by ProFrac under the Tax Receivable Agreement, even if the corresponding tax benefits (including any claimed increase in the tax basis of ProFrac LLC’s assets) were subsequently determined to have been unavailable.
Changes in effective tax rates, or adverse outcomes resulting from other tax increases or an examination of ProFrac’s income or other tax returns, could adversely affect ProFrac’s results of operations and financial condition.
Any changes in ProFrac’s effective tax rates or tax liabilities could adversely affect ProFrac’s results of operations and financial condition. ProFrac’s future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of ProFrac’s deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	expansion into or future activities in new jurisdictions;

•	the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities;

•	tax effects of share-based compensation; and

•	changes in tax laws, tax regulations, accounting principles, or interpretations or applications thereof.
In addition, an adverse outcome arising from an examination of ProFrac’s income or other tax returns could result in higher tax exposure, penalties, interest or other liabilities that could have an adverse effect on ProFrac’s operating results and financial condition.
ProFrac may issue preferred stock whose terms could adversely affect the voting power or value of ProFrac Class A Common Stock.
ProFrac’s certificate of incorporation authorizes ProFrac to issue, without the approval of ProFrac’s stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over ProFrac Class A Common Stock respecting dividends and distributions, as ProFrac’s Board may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of ProFrac Class A Common Stock. For example, ProFrac might grant holders of preferred stock the right to elect some number of ProFrac’s directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences ProFrac might assign to holders of preferred stock could affect the residual value of ProFrac Class A Common Stock.
If ProFrac were deemed to be an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), applicable restrictions could make it impractical for ProFrac to continue ProFrac’s business as contemplated and could have a material adverse effect on ProFrac’s business, financial condition and results of operations.
Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. ProFrac does not believe that ProFrac is an “investment company,” as such term is defined in either of those sections of the 1940 Act.

As the sole managing member of ProFrac LLC, ProFrac controls and operates ProFrac LLC. On that basis, ProFrac believes that ProFrac’s interest in ProFrac LLC is not an “investment security” as that term is used in the 1940 Act. However, if ProFrac were to cease participation in the management of ProFrac LLC, ProFrac’s interest in ProFrac LLC could be deemed to be an “investment security” for purposes of the 1940 Act.
Although ProFrac and ProFrac LLC intend to continue to conduct ProFrac’s operations so that ProFrac will not be deemed an investment company, if ProFrac were to be deemed an investment company, restrictions imposed by the 1940 Act, including limitations on ProFrac’s capital structure and ProFrac’s ability to transact with affiliates, could make it impractical for ProFrac to continue ProFrac’s business as contemplated and could have a material adverse effect on ProFrac’s business, financial condition and results of operations.
ProFrac expects to be a “controlled company” within the meaning of the Nasdaq rules following the completion of the Merger and, as a result, will qualify for and intend to rely on exemptions from certain corporate governance requirements.
Because the ProFrac Controlling Stockholders will own 30,805,623 shares of ProFrac Class A Common Stock and 97,447,865 ProFrac LLC Units (and an equal number of shares of ProFrac Class B Common Stock), representing approximately 82.7% of the voting power of ProFrac following the completion of the Merger, ProFrac expects to be a controlled company as of the completion of the Merger under Sarbanes-Oxley and rules of Nasdaq. Additionally, the ProFrac Controlling Stockholders are currently, and ProFrac expects that they will continue to be following the completion of the Merger, deemed a group for purposes of certain rules and regulations of the SEC as a result of the ProFrac Stockholders’ Agreement. Under the Nasdaq rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a controlled company and may elect not to comply with certain Nasdaq corporate governance requirements, including the requirements that:

•	a majority of the board of directors consists of independent directors, as defined under the rules of Nasdaq;

•	the nominating and governance committee be composed entirely of independent directors with a written charger addressing the committee’s purpose and responsibilities; and

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.
These requirements will not apply to ProFrac as long as ProFrac remains a controlled company. ProFrac currently intends to continue to utilize some or all of these exemptions. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq. See section titled “
Information about ProFrac — ProFrac’s Management
and Board of Directors
.”
For as long as ProFrac is an emerging growth company, ProFrac will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about ProFrac’s executive compensation, that apply to other public companies.
ProFrac is classified as an “emerging growth company” under the JOBS Act. For as long as ProFrac is an emerging growth company, which may be up to five full fiscal years following the ProFrac IPO, unlike other public companies, ProFrac will not be required to, among other things: (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of ProFrac’s system of internal control over financial reporting pursuant to Section 404(b) of Sarbanes-Oxley; (ii) comply with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; (iii) provide certain disclosures regarding executive compensation required of larger public companies; or (iv) hold nonbinding advisory votes on executive compensation. Additionally, as an emerging growth company, ProFrac is required to have only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure. ProFrac will remain an emerging growth company for up to five years from the completion of the ProFrac IPO, although ProFrac will lose that status sooner if ProFrac has more than $1.07 billion of revenues in a fiscal year, have more than $700.0 million in market value of ProFrac Class A Common Stock held by non-affiliates, or
issue more than $1.0 billion
of non-convertible debt
over a three-year period.
To the extent that ProFrac relies on any of the exemptions available to emerging growth companies, you will receive less information about ProFrac’s executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. Additionally, ProFrac intends to continue to take advantage of the extended transition periods for the adoption of new or revised financial accounting standards under the JOBS Act until ProFrac is no longer an emerging growth company. ProFrac’s election to use the transition periods permitted by this election may make it difficult to compare ProFrac’s financial statements to those of non-emerging growth
companies and other emerging growth companies that have opted out of the extended transition periods permitted under the JOBS Act and who will comply with new or revised financial accounting standards.
If some investors find ProFrac Class A Common Stock to be less attractive as a result, there may be a less active trading market for ProFrac’s Class A Common Stock and ProFrac’s stock price may be more volatile.
If securities or industry analysts cease publishing research reports or publish unfavorable research about ProFrac’s business, the price and trading volume of its Class A Common Stock could decline.
The trading market for ProFrac Class A Common Stock will depend in part on the research reports that securities or industry analysts publish about ProFrac or ProFrac’s business. If one or more of the analysts who covers ProFrac downgrades ProFrac’s securities, the price of ProFrac’s securities would likely decline. Moreover, if one or more of these analysts ceases to cover ProFrac or fails to publish regular reports on ProFrac, interest in the purchase of ProFrac’s securities could decrease, which could cause the price of ProFrac Class A Common Stock and other securities and their trading volume to decline.
Risks Related to USWS’ Business and Industry
USWS’ transition from the diesel pressure pumping market has negatively impacted and may continue to negatively impact its liquidity and its ability to generate revenues and service its outstanding indebtedness for a period of time.
Since USWS’ announcement in May 2021 of its commitment to becoming an all-electric
pressure pumping services provider, USWS has sold most of its legacy, diesel-powered pressure pumping equipment, which has resulted in a reduction in the number of fleets USWS has available to provide pressure pumping services. Until USWS can complete the build out of additional all-electric
pressure pumping equipment, USWS expects to generate less revenue, which has adversely impacted and may continue to adversely impact its ability to service its outstanding indebtedness. Additionally, the decrease in revenue has resulted in and may continue to result in a reduction in the borrowing base available under USWS’ ABL Credit Facility, which may adversely impact USWS’ liquidity. Furthermore, USWS also expanded its operations into new geographical areas as its fleet availability has been reduced, which has resulted in a reduction in USWS’ economies of scale which has and may continue to have an adverse impact on the profitability of its operations.
USWS’ business depends on the level of capital spending and E&P activity by the onshore oil and natural gas industry in the United States, and the level of such activity is affected by industry conditions that are beyond USWS’ control.
USWS’ business is directly affected by the willingness of its customers to make expenditures to explore for, develop and produce oil and natural gas from onshore resources in the United States. The willingness of USWS’

customers to undertake these activities depends largely upon prevailing industry conditions that are influenced by numerous factors over which USWS has no control, including:

•	prices, and expectations about future prices, for oil and natural gas;

•	domestic and foreign supply of, and demand for, oil and natural gas and related products;

•	the supply of and demand for hydraulic fracturing and other oilfield services and equipment in the United States;

•	the cost of exploring for, developing, producing and delivering oil and natural gas;

•	available pipeline, storage and other transportation capacity;

•	lead times associated with acquiring equipment and products and availability of qualified personnel;

•	the discovery rates of new oil and natural gas reserves;

•
federal, state and local regulation of hydraulic fracturing and other oilfield service activities, as well as exploration and production activities, including public pressure on governmental bodies and regulatory agencies to regulate USWS’ industry;

•	the availability of water resources, suitable proppant and chemicals in sufficient quantities for use in hydraulic fracturing fluids;

•	geopolitical developments and political instability in oil and natural gas producing countries;

•	actions of OPEC+, its members and other state-controlled oil companies relating to oil price and production controls;

•	advances in exploration, development and production technologies or in technologies affecting energy consumption;

•	the price and availability of alternative fuels and energy sources;

•	weather conditions, natural disasters and other catastrophic events such as an epidemic or pandemic disease outbreak;

•	uncertainty in capital and commodities markets and the ability of oil and natural gas producers to raise equity capital and debt financing;

•	U.S. federal, state and local and non-U.S. governmental regulations and taxes; and

•	epidemics, pandemics, or other major public health issues, such as the COVID–19 pandemic.
The oil and natural gas industry is volatile. A prolonged economic slowdown or recession in the United States, adverse events relating to the energy industry or regional, national, and global economic conditions and factors could negatively impact exploration and production activity and the level of drilling and completion activity by some of USWS’ customers. This volatility may result in a decline in the demand for, or adversely affect the price of, USWS’ services. In addition, material declines in oil and natural gas prices, the development of oil and natural gas reserves in USWS’ market areas or drilling or completion activity in the U.S. oil and natural gas shale regions, could have a material adverse effect on USWS’ business, financial condition, prospects, results of operations and cash flows.
The volatility of oil and natural gas prices may adversely affect the demand for USWS’ services and negatively impact USWS’ results of operations.
The demand for USWS’ services is substantially influenced by current and anticipated crude oil and natural gas commodity prices and the related levels of capital spending and drilling activity in the areas in which USWS has operations. Volatility or weakness in crude oil and natural gas commodity prices (or the perception that crude oil and natural gas commodity prices will decrease) affects the spending patterns of USWS’ customers, and the products and services USWS provides are, to a substantial extent, deferrable in the event oil and natural gas companies reduce capital expenditures. As a result, USWS may experience lower utilization of, and may be forced to lower its rates for, its equipment and services.

Historical prices for crude oil and natural gas have been extremely volatile and are expected to continue to be volatile. The market prices for crude oil and natural gas depend on factors beyond USWS’ control, including worldwide and domestic supplies of crude oil and natural gas and actions taken by foreign oil and gas producing nations. Prolonged periods of price instability in the oil and natural gas industry will adversely affect the demand for USWS’ products and services, its financial condition, prospects and results of operations and its ability to service its debt or fund capital expenditures.
For example, the price of oil fell significantly in 2020, due to the
COVID-19
pandemic and its impact on the worldwide economy and global demand for oil. As a result, E&P companies moved to significantly cut costs, both by decreasing drilling and completion activity and by demanding price concessions from their service providers, including providers of pressure pumping services. In turn, service providers, including pressure pumping service providers, were forced to lower their operating costs and capital expenditures, while continuing to operate their businesses in an extremely competitive environment.
Oil and natural gas prices continued to fluctuate in fiscal year 2021, with the ongoing
COVID-19
pandemic contributing to volatility and uncertainty. Towards the end of the year, prices increased significantly and with the increase in commodity prices demand for USWS’ services improved. However, persistent commodity price volatility, supply chain disruptions and deteriorating economic conditions could impact USWS’ near-term business prospects and ability to forecast future performance. USWS expects its customers to react to commodity price volatility by adjusting their level of capital spending accordingly.
Additionally, fuel conservation measures, alternative fuel requirements and increasing consumer demand for alternatives to oil and natural gas could reduce the demand for oil and natural gas products, creating downward pressure on commodity prices and the prices USWS is able to charge for its services.
USWS’ level of current and future indebtedness could adversely affect USWS’ financial condition.
As of June 30, 2022, USWS had $7 million of borrowings outstanding, with available capacity of $17.9 million, under its ABL Credit Facility. USWS’ ABL Credit Facility is scheduled to mature on April 1, 2025. As of June 30, 2022, USWS had $102.8 million of borrowings outstanding under its Term A Loan and Term B Loan (collectively the “
Senior Secured Term Loan
”) and an additional $22.5 million in loans outstanding under its last-out senior secured term loan credit facility (“
Term C Loans
”) pursuant to its Senior Secured Term Loan Agreement. USWS’ Senior Secured Term Loan and Term C Loans are scheduled to mature on December 5, 2025. On USWS’ Senior Secured Term Loan, USWS is required to make quarterly principal payments of $1.25 million until March 31, 2023 and $5.0 million from June 30, 2023 through September 30, 2025, with final payment due at maturity. USWS’ Term C Loans have a PIK interest rate of 14.0% and contains provisions with up to a 100% premium payable upon any repayment, prepayment or acceleration. USWS’ obligations under its ABL Credit Facility, Senior Secured Term Loan and Term C Loans are secured by substantially all of USWS’ assets.
As of June 30, 2022, USWS had $25.0 million outstanding under its USDA Loan. USWS’ USDA Loan is scheduled to mature on November 12, 2030, subject to equal monthly principal payments beginning on December 12, 2023. USWS’ USDA Loan is secured by certain of its pressure pumping equipment.
As of June 30, 2022, the aggregate outstanding balance under USWS’ equipment financing notes was $6.8 million, of which $3.4 million is due within one year. USWS’ equipment financing notes are secured by certain of its pressure pumping equipment.
Certain of USWS’ debt instruments include provisions, such as PIK interest, repayment and other premiums, and fees which will result in the amount of outstanding debt to increase significantly over time. Upon maturity of USWS’ indebtedness, it will be required to repay, extend or refinance its indebtedness. USWS may not be able to extend, replace or refinance any one or all of its existing debt financing agreements on terms reasonably acceptable to USWS, or at all. If USWS is unable to meet its debt service obligations, its lenders under the ABL Credit Facility, Senior Secured Term Loan, Term C Loans, USDA Loan, or equipment financing notes can seek to foreclose on USWS’ assets.

As of June 30, 2022, USWS had $133.8 million of principal, including PIK interest, outstanding of the Convertible Senior Notes, which are convertible into shares of USWS’ Common Stock at the option of the holders. The Convertible Senior Notes, subject to earlier conversion, are due and payable on June 5, 2026 in shares of Common Stock equal to the entire outstanding and unpaid principal balance, plus any PIK interest, subject to certain limitations on the number of shares of USWS Common Stock that may be issued and which would require USWS to settle the conversion in payment partially in cash.
USWS’ ability to meet its debt service obligations will be dependent upon future performance, which in turn will be subject to general economic conditions, industry cycles and financial, business, and other factors affecting its operations, many of which are beyond its control. USWS’ business may not continue to generate sufficient cash flow from operations to pay its debt service obligations when due. Moreover, USWS may incur additional indebtedness, which would increase the amount of cash flow USWS needs to service debt obligations. If USWS is unable to generate sufficient cash flow from operations, it may be required to sell assets, to restructure or refinance all or a portion of such indebtedness or to obtain additional financing. USWS cannot be sure, however, that it would be able to sell assets, restructure, or refinance all or a portion of its indebtedness or obtain additional financing on commercially reasonable terms or at all. Moreover, any failure to make scheduled payments of interest and principal on USWS’ outstanding indebtedness would likely result in a reduction of its credit profile, which could harm USWS’ ability to incur additional indebtedness on acceptable terms. To the extent inadequate liquidity or other considerations require USWS to seek to restructure or refinance its indebtedness, USWS’ ability to do so will depend on numerous factors, including many beyond its control, such as the condition of the capital markets and USWS’ financial condition at such time. Any new or refinancing or restructuring of USWS’ indebtedness could be at higher interest rates or other unfavorable terms and may require USWS to comply with more onerous covenants, which could further restrict its business operations. Furthermore, its current and future indebtedness may discourage acquisition bids or merger proposals, which may adversely affect the market price of USWS’ Common Stock.
USWS’ debt financing agreements subject it to financial and other restrictive covenants. These restrictions may limit USWS’ operational or financial flexibility and could subject USWS to potential defaults under its credit facilities.
USWS’ debt financing agreements subject it to restrictive covenants, including, among other things, limitations (each of which is subject to certain exceptions) on USWS’ ability to incur debt, grant liens, enter into transactions resulting in fundamental changes (such as mergers or sales of all or substantially all of its assets) and asset sales or other types of dispositions, restrict subsidiary dividends or other subsidiary distributions, enter into transactions with affiliates and swap counterparties, make investments and restricted payments, permit subsidiaries to provide guarantees to other material debt, and enter into leases and sale and lease back arrangements.
Additionally, USWS’ ABL Credit Facility is subject to a springing fixed charge coverage covenant. For a description of the covenants under its ABL Credit Facility, please see “Note 11 – Debt” in the notes to the USWS financial statements beginning on page F-134. If USWS is unable to remain in compliance with the covenants of its ABL Credit Facility, then amounts outstanding thereunder may be accelerated and become due immediately. USWS might not have, or be able to obtain, sufficient funds to make these accelerated payments, and any such acceleration could have a material adverse effect on its financial condition and results of operations.
Moreover, subject to the limits contained in its debt financing agreements, USWS may incur substantial additional debt from time to time. Any borrowings USWS may incur in the future would have several important consequences for its future operations, including that:

•
covenants contained in the documents governing such indebtedness may require USWS to meet or maintain certain financial tests, which may affect USWS’ flexibility in planning for, and reacting to, changes in its industry, such as being able to take advantage of acquisition opportunities when they arise;

•	USWS’ ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited;

•	USWS may be competitively disadvantaged to its competitors that are less leveraged or have greater access to capital resources; and

•	USWS may be more vulnerable to adverse economic and industry conditions.
The
phase-out
of the London Interbank Offered Rate, or LIBOR, may adversely affect a portion of USWS’ outstanding debt.
In July 2017, the United Kingdom’s Financial Conduct Authority, which regulates LIBOR, announced that it intends to phase out LIBOR by the end of 2021. The ICE Benchmark Administration, the administrator of LIBOR, has ceased to publish USD LIBOR for the one week and two month USD LIBOR tenors. Further, on March 5, 2021, the ICE Benchmark Administration announced its intention to cease the publication of the remaining USD LIBOR tenors after June 30, 2023. While this announcement extends the transition period to June 2023, the United States Federal Reserve concurrently issued a statement advising banks to stop new USD LIBOR issuances by the end of 2021. In light of these recent announcements, the future of LIBOR at this time is uncertain and any changes in the methods by which LIBOR is determined or regulatory activity related to LIBOR’s phase-out
could cause LIBOR to perform differently than in the past or cease to exist. Changes in the method of determining LIBOR, or the replacement of LIBOR with an alternative floating borrowing rate, may adversely affect USWS’ borrowing costs. While USWS’ ABL Credit Facility and Senior Secured Term Loan are scheduled to mature in April 2025 and December 2025, respectively, potential changes, or uncertainty related to such potential changes in interest rate benchmarks may adversely affect USWS’ ability to refinance its indebtedness. USWS cannot predict the effect of the potential changes to LIBOR or the establishment and use of alternative floating borrowing rates on the portion of its outstanding debt that is LIBOR based. Challenges in changing to a different borrowing interest rate may result in less favorable pricing on certain of USWS’ debt instruments and could have an adverse effect on its financial results and cash flow.
USWS’ operations are subject to unforeseen interruptions and hazards inherent in the oil and natural gas industry, for which USWS may not be adequately insured.
USWS’ operations are exposed to the risks inherent to its industry, such as equipment defects, vehicle accidents, fires, explosions, blowouts, surface cratering, uncontrollable flows of gas or well fluids, pipe or pipeline failures, abnormally pressured formations and various environmental hazards, such as oil spills and releases of, and exposure to, hazardous substances. For example, USWS’ operations are subject to risks associated with pressure pumping, including any mishandling, surface spillage or potential underground migration of fracturing fluids, including chemical additives. In addition, USWS’ operations are exposed to potential natural disasters, including blizzards, tornadoes, storms, floods, other adverse weather conditions and earthquakes. The occurrence of any of these events could result in substantial losses to USWS’ business due to personal injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage or other damage resulting in curtailment or suspension of USWS’ operations. Litigation arising from operations where USWS’ services are provided, may cause USWS to be named as a defendant in lawsuits asserting potentially large claims including claims for exemplary damages. The cost of managing such risks may be significant, and the frequency and severity of such incidents may affect operating costs, insurability and relationships with customers, employees, and regulators. USWS’ customers may elect not to purchase USWS’ services if they view USWS’ environmental or safety record as unacceptable, which could cause USWS to lose customers and substantial revenues.
USWS’ insurance may not be adequate to cover all losses or liabilities it may suffer, and the insurance coverage may not be adequate to cover claims that may arise. USWS is not fully insured against all risks, either because insurance is not available or coverage is excluded from USWS’ policy, or because of the high premium costs relative to perceived risk. Furthermore, USWS may be unable to maintain or obtain insurance of the type and amount it desires at reasonable rates. Insurance rates in the past have been subject to wide fluctuation and changes in coverage could result in less coverage, increases in cost or higher deductibles and retentions or the imposition of sub-limits
for certain risks. In addition, USWS may not be able to secure additional insurance or bonding that might be required by new governmental regulations. If USWS was to incur a significant liability for which USWS is not fully insured, it could have a material adverse effect on USWS’ business, results of operations and financial condition.
USWS’ long-term contracts are subject to certain risks, including counterparty payment risks, inability to renew or replace at favorable economic terms, and changing market conditions that result in higher costs without offsetting revenue escalations.
USWS generally has long-term written contractual arrangements with its customers on most of its equipment. The counterparties to USWS’ contractual arrangements are subject to various market risks that impact their businesses and, as a result, they may be unable to make payments to USWS pursuant to the payment terms set forth in such contractual arrangements. Additionally, as contracts with USWS customers come up for replacement or renewal, changing market conditions may prevent USWS from replacing or renewing the contracts on comparable terms. USWS’ ability to achieve favorable terms under these expiring contracts could be affected by many factors, including prolonged reduced commodity prices, decrease in demand for USWS services or increased competition in the markets USWS serves. If USWS is unable to replace or renew the expiring agreements on comparable terms, it could materially adversely affect USWS’ business, financial condition, results of operations and cash flows, including its ability to make cash distributions to its shareholders.
With no long-term contract in place, such customers could cease buying USWS’ services at any time, for any reason, with little or no recourse. If multiple customers or a material customer with whom USWS did not have a long-term contract in place elected not to purchase its services, USWS’ business prospects, financial condition, and results of operations could be adversely affected.
USWS is dependent on a few customers in a single industry. The loss of one or more significant customers could adversely affect USWS’ financial condition, prospects, and results of operations.
USWS’ customers are engaged in the oil and natural gas E&P business in the United States. Historically, USWS has been dependent upon a few customers for a significant portion of its revenue. For the year ended December 31, 2021, three customers each accounted for greater than 10% of USWS’ total consolidated revenues and collectively represented 50.4% of its consolidated revenues. It is likely that USWS will continue to derive a significant portion of its revenue from a relatively small number of customers in the future. Additionally, the oil and natural gas industry is characterized by frequent consolidation activity and, recently, by frequent financial distress and bankruptcy filings. Changes in ownership of USWS’ customers or bankruptcy filings by its customers may result in the loss of, or reduction in, business from those customers. If USWS was to lose any material customer, or if a major customer fails to pay or delays in paying for USWS’ services, USWS may not be able to redeploy its equipment at similar utilization or pricing levels or within a short period of time and such loss could have a material adverse effect on USWS’ business, financial condition, prospects and results of operations.
Rising and volatile material costs and supply chain constraints or disruptions have adversely affected and could continue to adversely affect USWS’ results of operations.
USWS uses certain products supplied by customers in its operations, including water and sand. As a result of supply chain constraints, USWS’ customers experienced shortages of water and sand, which led to significant downtime during the fourth quarter of 2021. This downtime, and any continued downtime resulting from continued supply chain constraints and related supply shortages, have had and may continue to have a negative impact on USWS’ ability to generate revenue. In addition, continued supply chain constraints may result in rising costs that USWS pays for supplies, which would decrease its ability to perform its services at a profitable level.

It is also possible that supply chain constraints or disruptions will result in significant delivery delays with respect to the equipment that USWS needs to build its new Nyx Clean Fleets
®
. If USWS is unable to build out its new Nyx Clean Fleets
®
as a result of any delivery delays, USWS may not be in position to enter into contracts with customers, which would negatively impact its results of operations.
USWS currently relies on a limited number of suppliers for major equipment to build new and upgrade existing electric fleets to its current custom Clean Fleet
®
design, and USWS’ reliance on these vendors exposes it to risks including price and timing of delivery. USWS’ failure to meet current commitments to these vendors could result in its inability to build fleets in the future and may impact its ability to repair and replace certain equipment.
USWS currently relies on a limited number of suppliers for major equipment to build its new fleets and upgrade any existing electric fleets as needed to its current custom Clean Fleet
®
 design. During periods in which pressure pumping services are in high demand, USWS has experienced delays in obtaining certain parts that are used in fabricating and assembling its fleets. If demand for fleets or the components necessary to build such fleets increases or these vendors face financial distress or bankruptcy, these vendors may not be able to provide the new or upgraded fleets on schedule or at the current price. If this were to occur, USWS could be required to seek other suppliers for major equipment to build or upgrade its fleets, which may adversely affect its revenues or increase its costs. USWS has made certain commitments to purchase new fleets from these vendors. USWS’ failure to meet these commitments could impact its ability to build new fleets in the future and impair its ability to repair or replace certain equipment on existing fleets.
USWS relies on a limited number of suppliers to provide generators to power USWS’ custom Clean Fleet
®
design, which exposes it to risks relating to operating performance and availability of supply. An inability to secure power generation assets could materially impact USWS’ operations.
USWS’ current custom Clean Fleet
®
requires the use of power generators in order to operate. USWS currently relies on a limited number of suppliers to provide it with the power generators required to operate its Clean Fleet
®
and, as a result, USWS is exposed to certain supply chain and operational risks with respect to such power generators. As the availability of power generators remains limited as a result of current supply chain disruptions, USWS may not be able to obtain new or replacement power generators as needed to operate its fleets, which would impact USWS’ ability to provide pressure pumping services to its customers and would have a materially adverse impact on its results of operations.
USWS relies on a limited number of third parties for proppant and chemicals and delays in deliveries and increases in the cost of such materials could harm its business, results of operations and financial condition.
USWS has established relationships with a limited number of suppliers of its raw materials (such as proppant and chemicals). Should any of USWS’ current suppliers be unable to provide the necessary materials or otherwise fail to deliver the materials in a timely manner and in the quantities required, any resulting delays in the provision of services could have a material adverse effect on USWS’ business, results of operations and financial condition. Additionally, increasing and volatile costs of such materials may negatively impact demand for USWS’ services or the profitability of its business operations. In the past, USWS’ industry faced sporadic proppant shortages associated with pressure pumping operations requiring work stoppages, which adversely impacted the operating results of several competitors. USWS may not be able to mitigate any future shortages of materials, including proppant.
USWS’ assets require significant amounts of capital for maintenance, upgrades and refurbishment and may require significant capital expenditures for new equipment.
USWS’ fleets and other completion service-related equipment require significant capital investment in maintenance, upgrades and refurbishment to maintain their competitiveness. The costs of components and labor may increase in the future which will require USWS to incur additional costs to maintain, upgrade and/or refurbish its fleets. USWS’ fleets and other equipment typically do not generate revenue while they are undergoing maintenance, upgrades, or refurbishment. Any maintenance, upgrade or refurbishment project for USWS’ assets could increase its indebtedness or reduce cash available for other opportunities. Furthermore, such projects may require proportionally greater capital investments as a percentage of total asset value, which may make such projects difficult to finance on acceptable terms. To the extent USWS is unable to fund such projects, USWS may have less equipment available for service or its equipment may not be attractive to potential or current customers. Additionally, competition or advances in technology within USWS’ industry may require USWS to update or replace existing fleets or build or acquire new fleets. Such demands on USWS’ capital or reductions in demand for USWS’ fleets and the increase in cost of labor necessary for such maintenance and improvement, in each case, could have a material adverse effect on USWS’ business, liquidity position, financial condition, prospects and results of operations and may increase its costs.
An inability to access capital on favorable terms to fund USWS’ capital commitments may have an adverse impact on its business, liquidity position, financial condition, prospects and results of operations and may require USWS to raise capital on unfavorable terms that could result in dilution to its shareholders.
USWS has entered into certain agreements for the build out of its new next-generation all-electric
fleets, some of which will require significant capital commitments. If USWS is not able to fund such capital commitments from its generated cash flows, USWS may be required to access the capital or credit markets. USWS’ current or future capital structure, operating performance or financial condition may not permit USWS to access the capital or credit markets or to obtain other financing at the times, in the amounts and on the terms necessary or advisable for USWS to successfully carry out its business strategy or to fund its capital commitments, which would have an adverse impact on USWS’ business, liquidity position, financial condition, prospects and results of operations and could result in dilution to its shareholders.
USWS is subject to federal, state, and local laws and regulations regarding issues of health, safety, and protection of the environment, including with respect to its pressure pumping operations. Under these laws and regulations, USWS may become liable for penalties, damages or costs of remediation or other corrective measures. Any changes in laws or government regulations could increase USWS’ costs of doing business.
USWS’ operations are subject to stringent federal, state, and local laws and regulations relating to, among other things, protection of natural resources, clean air and drinking water, endangered species, GHGs, nonattainment areas, the environment, health and safety, chemical use and storage, waste management, waste disposal, corrective action and transportation of waste and other hazardous and nonhazardous materials. USWS’ operations involve risks of environmental liability, including leakage from an operator’s casing during its operations or accidental spills onto or into surface or subsurface soils, surface water or groundwater. Some environmental laws and regulations may impose strict liability, joint and several liability, or both. In some situations, USWS could be exposed to liability as a result of its conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, third parties without regard to whether USWS caused or contributed to the conditions. Additionally, environmental concerns, including clean air, drinking water contamination and seismic activity, have prompted investigations that could lead to the enactment of regulations, limitations, restrictions or moratoria that could potentially result in the shutdown of USWS’ operations, fines and penalties (administrative, civil or criminal), revocations of permits to conduct business, expenditures for remediation or other corrective measures and/or claims for liability for property damage, exposure to hazardous materials, exposure to hazardous waste, nuisance or personal injuries. Sanctions for noncompliance with applicable environmental laws, regulations, permits and other requirements may also include the assessment of administrative, civil, or criminal penalties, revocation of permits and temporary or permanent cessation of operations in a particular location and issuance of corrective action orders. Such claims or sanctions and related costs could cause USWS to incur substantial costs or losses and could have a material adverse effect on its business, financial condition, prospects, and results of operations. Additionally, an increase in regulatory requirements, limitations, restrictions or moratoria on oil and natural gas exploration and completion activities at a federal, state or local level or changes in the way these requirements are interpreted or enforced could significantly delay or interrupt USWS’ operations, limit the amount of work USWS can perform, increase

USWS’ costs of compliance, or increase the cost of its services, thereby possibly having a material adverse impact on its financial condition. For more information about regulations and laws regarding issues of health, safety, and protection of the environment in USWS’ industry, please see “
Information About USWS – Business—Environmental and Occupational Health and Safety Regulations
.”
In December 2016, the EPA issued a study of the potential impacts of hydraulic fracturing on drinking water and groundwater. The EPA report states that there is scientific evidence that hydraulic fracturing activities can impact drinking resources under some circumstances and identifies certain conditions in which the EPA believes the impact of such activities on drinking water and groundwater can be more frequent or severe. The EPA study could spur further initiatives to regulate hydraulic fracturing. Additionally, state legislatures, state regulatory agencies and local municipalities may consider legislation, regulations, or ordinances, respectively that could affect all aspects of the oil and natural gas industry and occasionally take action to restrict or further regulate hydraulic fracturing operations. Some states, counties and municipalities have enacted or are considering moratoria on hydraulic fracturing or zoning ordinances, which could impose a de facto ban on drilling and hydraulic fracturing operations. Currently, it is not possible to estimate the potential impact on USWS’ business of these state and municipal actions or the enactment of additional federal or state legislation or regulations affecting hydraulic fracturing. Compliance, stricter regulations, or the consequences of any failure to comply by USWS could have a material adverse effect on its business, financial condition, prospects and results of operations. For more information about regulations relating to hydraulic fracturing, please see “
Information About USWS – Business—Environmental and Occupational Health and Safety Regulations
.”
Furthermore, many states in which USWS operates require the disclosure of some or all the chemicals used in USWS’ pressure pumping operations. Certain aspects of one or more of these chemicals may be considered proprietary by USWS or its chemical suppliers. Disclosure of USWS’ proprietary chemical information to third parties or to the public, even if inadvertent, could diminish the value of USWS’ trade secrets or those of USWS’ chemical suppliers and could result in competitive harm to USWS, which could have an adverse impact on USWS’ business, financial condition, prospects and results of operations. Additionally, USWS’ business could be affected by a moratorium or increased regulation of companies in its supply chain, such as sand mining by USWS’ proppant suppliers, which could limit USWS’ access to supplies and increase the costs of its raw materials. At this time, it is not possible to estimate how these various restrictions could affect USWS’ ongoing operations.
Many regulatory and legislative bodies routinely evaluate the adequacy and effectiveness of laws and regulations affecting the oil and gas industry. Reducing emissions of volatile organic compounds and hazardous air pollutants is one of the sectors designated for increased enforcement by the EPA, which, in addition to state and local governing bodies, will continue to regulate USWS’ industry in the years to come. Laws and regulations protecting the environment, especially those related to GHGs and climate change, generally have become more stringent over time, and USWS expects them to continue to do so. This could lead to material increases in USWS’ costs and liability exposure for future environmental compliance and remediation and may negatively impact demand for USWS’ services. For example, oil and natural gas exploration and production may decline because of environmental requirements, including land use policies responsive to environmental concerns. Additionally, if USWS expands the size or scope of its operations, USWS could be subject to regulations that are more stringent than the requirements under which USWS is currently allowed to operate or require additional authorizations to continue operations. Compliance with this additional regulatory burden could increase USWS’ operating or other costs.
Additionally, failure to comply with government, industry or USWS’ own environmental, health and safety laws and regulations, or failure to comply with USWS’ compliance or reporting requirements, could tarnish USWS’ reputation for safety and quality and have a material adverse effect on USWS’ competitive position. In addition, customers maintain their own compliance and reporting requirements, and if USWS does not perform in accordance with their requirements, USWS could lose business from its customers, many of whom have an increased focus on environmental and safety issues.

Climate change legislation, regulations restricting emissions of greenhouse gases or other action taken by public or private entities related to climate change could result in increased operating costs and reduced demand for the crude oil and natural gas produced by USWS’ customers.
In response to findings that emissions of carbon dioxide, methane and other GHGs present an endangerment to public health and the environment, the EPA has issued regulations to restrict emissions of GHGs under existing provisions of the Clean Air Act. From time to time, Congress has considered legislation to reduce emissions of GHGs but no such legislation has yet been adopted by Congress. Some states have individually or in regional cooperation, imposed restrictions on GHG emissions under various policies and approaches, including establishing a cap on emissions, requiring efficiency measures, or providing incentives for pollution reduction, use of renewable energy sources, or use of replacement fuels with lower carbon content. In the future, the United States has also chosen to adhere to international agreements targeting GHGs reductions (e.g., the Paris Agreement). The adoption of legislation or regulatory programs to reduce emissions of GHGs could require USWS to incur additional operating costs, such as costs to purchase and operate emissions control systems, to acquire emissions allowances or to comply with new regulatory or reporting requirements. Any such legislation or regulatory programs could also increase the cost of consuming, and thereby reduce demand for, the oil and natural gas USWS’ customers produce. Consequently, legislation and regulatory programs to reduce emissions of GHGs could have an adverse effect on USWS’ business, financial condition, and results of operations. For more information about climate change legislation, please see “
Information about USWS – Business—Environmental and Occupational Health and Safety Regulations
.”
Furthermore, increasing attention to the risks of climate change has resulted in an increased possibility of lawsuits or investigations brought by public and private entities against oil and natural gas companies in connection with their GHG emissions. Should USWS be targeted by any such litigation or investigations, USWS may incur liability, which, to the extent that societal pressures or political or other factors are involved, could be imposed without regard to the causation of, or contribution to, the asserted damage, or to other mitigating factors. The ultimate impact of GHGs emissions-related agreements, legislation and measures on USWS’ financial performance is highly uncertain because USWS is unable to predict with certainty, for a multitude of individual jurisdictions, the outcome of political decision-making processes and the variables and tradeoffs that inevitably occur in connection with such processes.
If USWS is unable to fully protect its intellectual property rights, USWS may suffer a loss in its competitive advantage or market share.
USWS has been granted or have received notice of allowance for 81 patents and have an additional 249 patents pending. If USWS is not able to maintain the confidentiality of its trade secrets or fails to adequately protect its intellectual property rights USWS has now or acquires in the future, its competitive advantage would be diminished. Additionally, competitors may be able to replicate USWS’ technology or services protected by its intellectual property rights. USWS cannot be sure that any patents USWS has been granted or may obtain in the future would provide USWS with any significant commercial benefit or would allow USWS to prevent its competitors from employing comparable technologies or processes.
USWS may be adversely affected by disputes regarding intellectual property rights of third parties.
Third parties from time to time may initiate litigation against USWS by asserting that the conduct of USWS’ business infringes, misappropriates, or otherwise violates intellectual property rights, or USWS may initiate legal proceedings in order to enforce its intellectual property rights. If USWS initiates such proceedings or if any third parties bring a claim of intellectual property infringement against USWS, USWS may be subject to costly and time-consuming litigation, diverting the attention of management and its employees. USWS may not prevail in any such legal proceedings related to such claims, and its products and services may be found to infringe, impair, misappropriate, dilute, or otherwise violate the intellectual property rights of others. If USWS is unsuccessful in defending such claims, it could be required to pay substantial damages and/or be enjoined from using or selling the infringing products or technology. Any legal proceeding concerning intellectual property could be protracted and costly regardless of the merits of any claim and is inherently unpredictable and could have a material adverse effect on USWS’ financial condition, regardless of its outcome.
If USWS was to discover that its technologies or products infringe valid intellectual property rights of third parties, USWS may need to obtain licenses from these parties or substantially re-engineer
its products in order to avoid infringement. USWS may not be able to obtain the necessary licenses on acceptable terms, or at all, or be able to re-engineer
its products successfully. If USWS’ inability to obtain required licenses for its technologies or products prevents USWS from selling its products, it could adversely impact USWS’ financial condition and results of operations.
Changes in transportation regulations may increase USWS’ costs and negatively impact its results of operations.
USWS is subject to various transportation regulations, including as a motor carrier by the U.S. Department of Transportation and by various federal and state agencies, whose regulations include certain permit requirements of highway and safety authorities. These regulatory authorities exercise broad powers over USWS’ trucking operations, generally governing such matters as the authorization to engage in motor carrier operations, safety, equipment testing, driver requirements and specifications and insurance requirements. The trucking industry is subject to possible regulatory and legislative changes that may impact USWS’ operations, such as changes in fuel emissions limits, hours of service regulations that govern the amount of time a driver may drive or work in any specific period and limits on vehicle weight and size. As the federal government continues to develop and propose regulations relating to fuel quality, engine efficiency and GHG emissions, USWS may experience an increase in costs related to truck purchases and maintenance, impairment of equipment productivity, a decrease in the residual value of vehicles, unpredictable fluctuations in fuel prices and an increase in operating expenses. Increased truck traffic may contribute to deteriorating road conditions in some areas where USWS’ operations are performed. USWS’ operations, including routing and weight restrictions, could be affected by road construction, road repairs, detours and state and local regulations and ordinances restricting access to certain routes or times on specific roadways. Proposals to increase federal, state, or local taxes, including taxes on motor fuels, are also made from time to time, and any such increase would increase USWS’ operating costs. USWS cannot predict whether, or in what form, any legislative or regulatory changes or municipal ordinances applicable to its logistics operations will be enacted and to what extent any such legislation or regulations could increase its costs or otherwise adversely affect its business or operations.
Oil and natural gas companies are substantially dependent on the availability of water during pressure pumping operations. Restrictions on the ability to obtain water for exploration and production activities and the disposal of flowback and produced water may impact their operations and have a corresponding adverse effect on USWS’ business, results of operations and financial condition.
Water is an essential component of shale oil and natural gas production during pressure pumping operations. USWS’ oil and natural gas producing customers’ access to water to be used in this process may be adversely affected due to reasons such as periods of extended drought, private, third-party competition for water in localized areas or the implementation of local or state governmental programs to monitor or restrict the beneficial use of water subject to their jurisdiction for hydraulic fracturing to assure adequate local water supplies. The occurrence of these or similar developments may result in limitations being placed on allocations of water due to needs by third-party businesses with more senior contractual or permitting rights to the water. USWS’ customers’ inability to locate or contractually acquire and sustain the receipt of sufficient amounts of water could adversely impact their E&P operations and have a corresponding adverse effect on USWS’ business, results of operations and financial condition.
Moreover, the imposition of new environmental regulations and other regulatory initiatives could include increased restrictions on USWS’ producing customers’ ability to dispose of flowback and produced water generated in hydraulic fracturing or other fluids resulting from E&P activities. For more information about water-related regulations, please see “
Information About USWS – Business – Environmental and Occupational Health and Safety Regulations
.” Compliance with current and future environmental regulations and permit requirements governing the withdrawal, storage and use of surface water or groundwater necessary for hydraulic fracturing of wells and any inability to secure transportation and access to disposal wells with sufficient capacity to accept all of USWS’ flowback and produced water on economic terms may increase its customers’ operating costs and cause delays, interruptions or termination of its customers’ operations, the extent of which cannot be predicted. In addition, the legal requirements related to the disposal of produced water into a non-producing
geologic formation by means of underground injection wells are subject to change based on concerns of the public or governmental authorities regarding such disposal activities. One such concern arises from seismic events near underground disposal wells that are used for the disposal by injection of produced water resulting from oil, natural gas, and natural gas liquids activities. In response to concerns regarding induced seismicity, regulators in some states have imposed, or are considering imposing, additional requirements in the permitting of produced water disposal wells to assess any relationship between seismicity and the use of such wells. Among other things, these rules require companies seeking permits for disposal wells to provide seismic activity data in permit applications, provide for more frequent monitoring and reporting for certain wells and allow the state to modify, suspend or terminate permits on grounds that a disposal well is likely to be, or determined to be, causing seismic activity. States may issue orders to temporarily shut down or to curtail the injection depth of existing wells in the vicinity of seismic events.
Another consequence of seismic events may be lawsuits alleging that disposal well operations have caused damage to neighboring properties or otherwise violated state and federal rules regulating waste disposal. These developments could result in additional regulation and restrictions on the use of injection wells by USWS. Increased regulation and attention given to induced seismicity could also lead to greater opposition, including litigation to limit or prohibit oil, natural gas and natural gas liquids activities utilizing injection wells for produced water disposal.
Any one or more of these developments may result in USWS or its vendors having to limit disposal well volumes, disposal rates and pressures or locations, or require USWS or its vendors to shut down or curtail the injection into disposal wells, which events could have a material adverse effect on USWS’ business, financial condition and results of operations.
USWS’ ability to expand its operations relies in part on USWS’ ability to market its Clean Fleet
®
technology, and advancements in well service technologies could have a material adverse effect on USWS’ business, financial condition and results of operations.
The pressure pumping industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies, some of which may be subject to patent or other intellectual property protections. For example, USWS uses its patented Clean Fleet
®
technology as a competitive advantage in the markets it serves. As competitors and others use or develop new or comparable technologies in the future, USWS may lose market share or be placed at a competitive disadvantage. Further, USWS may face competitive pressure to develop, implement or acquire certain new technologies at a substantial cost. Some of USWS’ competitors may have greater financial, technical and personnel resources than USWS does, which may allow them to gain technological advantages or implement new technologies before USWS can. Additionally, USWS may be unable to implement new technologies or services at all, on a timely basis or at an acceptable cost. New technology could also make it easier for USWS’ customers to vertically integrate their operations, thereby reducing or eliminating the need for USWS’ services. Limits on USWS’ ability to effectively use or implement new technologies may have a material adverse effect on USWS’ business, financial condition, and results of operations.

USWS may record losses or impairment charges related to idle assets or assets that it sells.
Prolonged periods of low utilization, changes in technology or the sale of assets below their carrying value may cause USWS to experience losses. These events could result in the recognition of impairment charges that negatively impact USWS’ financial results. Significant impairment charges because of a decline in market conditions or otherwise could have a material adverse effect on USWS’ results of operations in future periods.
USWS’ ability to use its net operating loss carryforwards (NOLs) to offset future income may be limited.
The ability to utilize USWS’ NOL carryforwards to reduce taxable income in future years could become subject to significant limitations under Section 382 of the Code if USWS undergoes an ownership change. In general, an “ownership change” under Section 382 occurs if the percentage of stock owned by an entity’s 5% shareholder (as defined for tax purposes) increases by more than 50 percentage points over a rolling three-year period. In the event of an ownership change, Section 382 of the Code imposes an annual limitation on the amount of taxable income a corporation may offset with NOL carryforwards. The annual limitation is generally equal to the value of the stock of the corporation immediately before the ownership change, multiplied by the long-term tax-exempt
rate, a rate published monthly by the Internal Revenue Service. Any unused annual limitation may generally be carried over to later years until the NOL carryforwards expire.
Due to historical performance of cumulative losses, the NOL carryforwards are fully reserved with a valuation allowance. USWS intends to maintain a full valuation allowance on these deferred tax assets until there is sufficient evidence to support a full or partial reversal.
You should read and consider the risk factors specific to USWS’ business that will also affect the combined company after the Merger. These risks are described in Part I, Item 1A of USWS’ Annual Report on Form 10-K for
the fiscal year ended December 31, 2021, and in other documents that are incorporated by reference into this proxy statement/information statement/prospectus. See “
Where You Can Find More Information
” for the location of information incorporated by reference in this proxy statement/information statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this proxy statement/information statement/prospectus may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, the reader can identify forward-looking statements by words such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” or similar words. Forward-looking statements relate to future events or ProFrac’s, USWS’ or the combined company’s future financial or operating performance. These forward-looking statements include, among other things, statements regarding: the expected benefits of the Merger, including any resulting synergies and positive impact on earnings, competitive advantages, expanded active fleet and electric fleet portfolio, increased value, improved efficiency, cost savings including fuel cost savings, access to and rights in acquired intellectual property, emissions minimization and other expected advantages of the Merger; the anticipated timing of the Merger; the likelihood and ability of the parties to successfully consummate the Merger; the services to be offered by the combined company; the markets in which ProFrac and USWS operate; the financial forecasts and projections of ProFrac’s and USWS’ respective management teams; business strategies, debt levels, industry environment and growth opportunities; the projected value of operational synergies, including value expected to result from license fee savings; and expectations regarding ProFrac’s ability to finance USWS’ debt. Such forward-looking statements are based upon assumptions made by ProFrac and USWS as of the date hereof and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect the price of ProFrac’s and USWS’ securities; the failure to satisfy the conditions to the consummation of the Merger, including the approval of the Merger by the stockholders of USWS, and the receipt of certain governmental and regulatory approvals; the failure by ProFrac to obtain any financing it may need to complete the Merger on favorable terms or at all; the effect of the announcement or pendency of the Merger on ProFrac’s and USWS’ business relationships, performance, and businesses generally; risks that the Merger disrupts current plans of ProFrac or USWS and may cause potential difficulties in employee retention as a result of the Merger; the outcome of any legal proceedings that may be instituted against ProFrac or USWS or any of their respective affiliates related to the Merger Agreement and the Merger; changes to the proposed structure of the Merger that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Merger; the impact on the price of ProFrac’s and USWS’ securities, including volatility resulting from changes in the competitive and highly regulated industries in which ProFrac and USWS operate, variations in performance across competitors, changes in laws and regulations affecting ProFrac’s and USWS’ business and changes in the combined company’s capital structure; the ability to implement business plans, forecasts, and other expectations after the completion of the Merger, and identify and realize additional opportunities; the ability to integrate acquired assets and personnel into ProFrac’s existing business model and realize the expected value of resulting operational synergies; the ability to successfully and sustainably execute on current business strategies and plans for growth; risks relating to acquisitions generally; and other risks and uncertainties detailed in ProFrac’s final prospectus relating to its initial public offering (File No. 333-261255) declared effective
by the SEC on May 12, 2022, as well as in ProFrac’s prospectus relating to the resale of shares of ProFrac Class A Common Stock by the West Munger Sellers (File
No. 333-266465)
declared effective by the SEC on August 5, 2022, and in its subsequent reports on Form
10-Q,
including in the sections thereof captioned “
Risk Factors
” and “
Cautionary Statement Regarding Forward-Looking Statements
,” as well as in its subsequent reports on Form
8-K,
all of which are filed with the SEC and available on the SEC’s website at www.sec.gov and on ProFrac’s website at www.pfholdingscorp.com, and in USWS’ Annual Report on Form
10-K
for the fiscal year ended December 31, 2021 and in its subsequent reports on Form
10-Q,
including in the sections thereof captioned “
Risk Factors
,” “
Cautionary Note Regarding Forward Looking Statements
” and “
Disclosure Regarding Forward-Looking Statements
,” as well as in its subsequent reports on Form
8-K,
all of which are filed with the SEC and available on the SEC’s website at www.sec.gov and on USWS’ website at www.uswellservices.com. The foregoing list of factors is not exhaustive. There may be additional risks that neither ProFrac nor USWS presently know or that ProFrac or USWS currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.

You should carefully consider the foregoing factors and the other risks and uncertainties described under “
Risk Factors
” in this proxy statement/information statement/prospectus, and in other documents filed by ProFrac and USWS from time to time with the SEC, which are available on the SEC’s website at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.
Nothing in this proxy statement/information statement/prospectus should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward looking statements will be achieved, including without limitation any expectations about ProFrac’s, USWS’ or the combined company’s operational and financial performance or achievements. Readers are cautioned not to put undue reliance on forward-looking statements. ProFrac and USWS assume no obligation and, except as required by law, do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. ProFrac and USWS give no assurance that it will achieve its expectations, including that the Merger will be consummated.

THE MERGER
The following discussion contains important information relating to the Merger. You are urged to read this discussion together with the Merger Agreement and related documents attached as Annexes to this proxy statement/information statement/prospectus for a more complete understanding of the proposed Merger and the transactions related thereto. In addition, important business and financial information about each of ProFrac and USWS is included in this proxy statement/information statement/prospectus. Please see “Where You Can Find More Information.”
Structure of the Merger
The Merger Agreement provides for the merger of Merger Sub with and into USWS, with USWS surviving the merger as the surviving corporation and an indirect subsidiary of ProFrac. The Merger will become effective when the parties to the Merger Agreement file a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as ProFrac and USWS mutually agree and specify in the certificate of merger).
Merger Consideration
At the Effective Time, each issued and outstanding share of USWS Common Stock will be converted automatically into the right to receive 0.3366 shares of ProFrac Class A Common Stock. USWS Stockholders will receive cash in lieu of any fractional shares of ProFrac Class A Common Stock that would have otherwise been received in the Merger. See “
The Merger Agreement — Fractional Shares
” beginning on page 134.
Immediately following the completion of the Merger, based on the aggregate amount of capital stock and shares of ProFrac Class A Common Stock outstanding as of August 8, 2022, it is anticipated that persons who were stockholders of ProFrac and USWS immediately prior to the Merger will own approximately 91.76% and 8.24%, respectively, of the then outstanding ProFrac capital stock and will own approximately 76.34% and 23.66%, respectively, of the then outstanding ProFrac Class A Common Stock.
Background of the Merger
On several occasions, each of ProFrac’s and USWS’ strategic review and evaluation of potential business combinations have included an assessment of the other’s business, operations and intellectual property. Also, given the size of the industry and similar business focus of ProFrac and USWS, the companies have been familiar with each other’s businesses for a number of years and have, from time to time, discussed potential strategic transactions. Starting in June of 2019, members of the management teams of ProFrac and USWS from time to time have met or otherwise communicated with each other and their respective advisors and with representatives of other companies regarding industry trends and potential strategic alternatives, including acquisitions, business combinations and other strategic transactions. In addition, members of the Wilks family and ProFrac management have each, from time to time, discussed various matters regarding USWS with other USWS securityholders, including potential transactions in USWS securities. Throughout this timeframe, until its IPO on May 12, 2022, ProFrac was a private company, wholly-owned by the Wilks family.
On June 27, 2019, Ladd Wilks (ProFrac’s Chief Executive Officer), Matthew D. Wilks (the Executive Chairman of the ProFrac Board, and the then President and Chief Financial Officer of ProFrac), Brian Uhlmer (the then Senior Vice President of Strategy and Finance for ProFrac), and Morgan Neff (an investment professional from the Wilks’ family office), met with Joel Broussard (the current Chairman of the USWS Board and the then President and Chief Executive Officer of USWS), Kyle O’Neill (the current President and Chief Executive Officer of USWS and the then Chief Financial Officer of USWS), Matt Bernard (the then Chief Administrative Officer of USWS) and Josh Shapiro (the current Chief Financial Officer of USWS and the then Vice President of Finance for USWS) to discuss the potential benefits of consolidation in the pressure pumping sector. Based upon the June 27, 2019 meeting, ProFrac and USWS management teams determined to enter into a confidentiality agreement in order to engage in discussions and due diligence regarding a potential business combination. Following that, the discussions regarding a business combination stalled as ProFrac and USWS remained focused on their respective businesses.

On November 13, 2019, Mr. Uhlmer met with Messrs. Broussard and Shapiro while at an investor conference and expressed interest in speaking with Adam Klein, a director of USWS and partner at Crestview Partners, USWS’ largest investor. Mr. Uhlmer mentioned that it could make sense for ProFrac and USWS to resume discussions but only if Crestview Partners would be supportive. Mr. Uhlmer asked for and received the contact information of Mr. Klein.
On November 19, 2019, Mr. Matthew D. Wilks and Mr. Uhlmer met with Mr. Klein, in his capacity as a representative of USWS’ largest investor, to discuss Crestview Partners’ investment thesis in USWS and to gauge whether he would support a potential business combination between ProFrac and USWS. After a high level conversation, Mr. Klein indicated that such a business combination could make strategic sense in the future, but the parties did not discuss a potential combination in the near term.
On December 12, 2019, Mr. Uhlmer met with Messrs. Broussard and O’Neill to discuss preliminary due diligence requirements in connection with a potential business combination.
On December 26, 2019, Mr. Uhlmer expressed to Mr. Shapiro ProFrac’s openness to continuing to conduct due diligence on USWS’ business despite the decision of ProFrac’s owners to focus on its business operations rather than pursue a potential business combination. Despite Mr. Uhlmer’s outreach, the parties did not continue their conversations because, among other things, the business combination under discussion at that time would have resulted in ProFrac being a part of a public company, which was not then an attractive option to ProFrac.
On February 19, 2021, Mr. Matthew D. Wilks contacted Messrs. Broussard and O’Neill to discuss the idea of the possibility of a mutually beneficial transaction. The conversation was high level and no details, terms, specifics or confidential information were discussed.
On March 4, 2021, ProFrac and USWS entered into an updated and extended confidentiality agreement. That same day, Messrs. Matthew D. Wilks and Shapiro spoke regarding valuation and structure for a potential business combination. Specifically, they discussed a reverse merger structure in which ProFrac would merge into USWS, valuing the combined companies between $1.8 to $2 billion, with ProFrac Stockholders owning 70% of the combined company, and a concurrent equity raise of $100 to $200 million.
During March 2021, ProFrac and USWS continued to conduct mutual due diligence, discussed matters related to operating performance, capital structure and valuation and analyzed issues relating to various potential transaction structures.
On April 1, 2021, ProFrac delivered a preliminary,
non-binding
term sheet to the USWS Board that proposed a combination of the two companies valuing USWS’ total enterprise value at $500 million with the ProFrac Stockholders owning 70% of the combined entity. The term sheet included a requirement that the combined entity raise $100 million in equity at closing but provided that $40 million of this would be backstopped by the Wilks family office. On April 1, 2021, the closing price for USWS Common Stock was $1.13 per share (or $23.73 on a split-adjusted basis), reflecting an implied enterprise value of $508 million.
On April 2, 2021, the USWS Board, together with the USWS management team, held a special meeting to discuss the proposed business combination with ProFrac. The USWS Board determined to engage legal and financial advisors to assist it in evaluating the proposed business combination with ProFrac.
On April 5, 2021, USWS contacted the law firm of Porter Hedges LLP (“
Porter Hedges
”), which had historically served as outside counsel to USWS, to inform Porter Hedges of the potential business combination with ProFrac. Also, on April 5, 2021, the USWS Board held a meeting at which the USWS management team and its financial advisor, Piper Sandler, updated the USWS Board concerning its discussions with ProFrac that had occurred to date as well as its views on the proposed business combination with ProFrac. Piper Sandler additionally informed the USWS Board that ProFrac had engaged Piper Sandler to assist with diligence on a separate and unrelated matter. At that meeting, in consultation with Piper Sandler, and the USWS management team, the USWS Board developed and approved a counterproposal, and authorized Piper Sandler to convey that counterproposal to ProFrac. The USWS Board determined to work with Piper Sandler, despite its ongoing work with ProFrac, because of Piper Sandler’s extensive knowledge of USWS’ business, intellectual property and capital structure, resulting from its prior work as USWS’ financial advisor. As time was of the essence, Piper Sandler’s ability to quickly understand USWS’ capital needs was imperative and bringing in another advisor would have resulted in potentially critical delays in the process.
On April 8, 2021, Piper Sandler delivered the counterproposal on behalf of USWS to ProFrac, reflecting, among other things, an increase in USWS Stockholders’ ownership of the combined company from 30% to 38.5%, an increase in the backstop by the Wilks family office of the equity raise from $40 million to $80 million and provisions regarding the composition of the board of directors of the combined company. ProFrac’s proposal was silent on board composition. On April 8, 2022, the closing price of USWS Common Stock was $1.03 (or $21.63 on a split-adjusted basis), reflecting an implied total enterprise value of $499 million in USWS’ counterproposal. There was no initial response from ProFrac to this counterproposal and, after that, conversations regarding the business combination stalled.
On April 14, 2021, ProFrac’s internal counsel spoke with USWS’ outside litigation attorneys regarding USWS’ intellectual property defense strategy. The parties decided to move forward with this aspect of ProFrac’s due diligence in the event that conversations regarding the business combination resumed.
In late April 2021, ProFrac informed USWS that it intended to focus on its business operations rather than continue to pursue the proposed business combination.
On June 1, 2021, the Superior Court of the State of Delaware ruled against USWS in a litigation matter with Smart Sand related to a claim against USWS for a breach of a contract in which Smart Sand claimed damages against USWS of approximately $54 million, which was not a matter related to the intellectual property matters ProFrac was reviewing in its due diligence. USWS appealed this decision, but in consideration of a potential need to settle the litigation matter for a meaningful amount of cash, USWS engaged Piper Sandler to explore sources of liquidity alternatives, including, among other things, restructuring and raising new capital. In its outreach, Piper Sandler contacted 43 groups, with 15 groups receiving materials. As part of its investor outreach efforts, Piper Sandler contacted Mr. Matthew D. Wilks who acted as a representative for THRC Holdings regarding a potential strategic investment in USWS. During the course of conversations with Piper Sandler, Mr. Matthew D. Wilks expressed an interest in potentially licensing USWS’ intellectual property related to the USWS Clean Fleet
®
, electric hydraulic fracturing technology and equipment. Piper Sandler also contacted Crestview Partners and certain individuals affiliated with Mr. Matlin.
In connection with its review of various liquidity alternatives, the USWS Board formed a special committee consisting of Messrs. Treadwell, Burnett, Carroll and Habachy (the “
USWS 2021 Special Committee
”). The USWS 2021 Special Committee met on June 13, 2021, June 14, 2021 and June 15, 2021 to review and discuss various transaction structures and alternatives. The full USWS Board met on June 2, 2021, June 3, 2021 and June 7, 2021 to discuss the same.
On June 24, 2021, the USWS 2021 Special Committee and the USWS Board, each acting by written consent, approved and USWS entered into a Note Purchase Agreement, as amended, pursuant to which it issued $84.0 million of Convertible Senior Secured PIK Notes (“
Notes
”) convertible into shares of USWS Common Stock (the “
Equity Linked Notes
”) and $22.5 million of Notes convertible into licenses to build three hydraulic fracturing fleets using USWS’ Clean Fleet
®
technology (the “
License Linked Notes
”). In connection with the transaction, THRC Holdings, one of the Wilks Parties, purchased $25.0 million of the Equity Linked Notes and ProFrac purchased $22.5 million of the License Linked Notes. On June 25, 2021, USWS issued an additional $19.0 million of Equity Linked Notes, but no additional Notes were issued to ProFrac or any of the Wilks Parties. Crestview Partners also purchased $20.0 million of the Equity Linked Notes for cash and $20.0 million in Equity Linked Notes in exchange for 15,588 shares of USWS Series A Preferred Stock in the transaction, which was approved by the USWS 2021 Special Committee and the full USWS Board.

USWS agreed to settle the litigation with Smart Sand for $35.0 million in cash and the entry into an agreement to provide Smart Sand certain rights of first refusal related to the supply of frac sand.
On June 29, 2021, ProFrac exercised its right to convert its License Linked Notes in full and USWS entered into a license agreement with ProFrac, which provided a five-year option to purchase up to 20 licenses to build and operate electric fleets using USWS’ Clean Fleet
®
technology. Upon entry into the license agreement, ProFrac purchased three licenses to build and operate three electric fleets, each valued at $7.5 million.
On July 7, 2021, the USWS 2021 Special Committee and the full USWS Board, each acting by written consent, approved an additional issuance of Notes.
On July 12, 2021, USWS issued an additional $6.0 million of Equity Linked Notes, of which $5.5 million was purchased by THRC Holdings and Farris Wilks, in the aggregate.
Between July 2021 and January 2022, representatives of USWS and ProFrac engaged in certain technical conversations regarding electric fleet technology in connection with the license agreement between the parties, but during that time there were no conversations regarding a potential business combination or any other transactions.
On January 11, 2022, the USWS Board held a special meeting at which the USWS management team and Piper Sandler discussed potential strategic alternatives to address liquidity and for funding growth capital expenditures related to newbuild electric fleets on order. Based on this meeting, the USWS Board engaged Piper Sandler on January 21, 2022, to (i) assist USWS with a debt capital markets process to address liquidity, including consideration of a last-out
term loan financing, equipment financings and amendments to USWS’s existing Senior Secured Term Loan Facility and (ii) review strategic alternatives and conduct outreach to counterparties regarding a potential business combination.
Between January 21, 2022 and early February 2022, Piper Sandler contacted ProFrac and four other strategic counterparties to assess interest levels in either a business combination with USWS or license sales of USWS’s electric frac technology.
On January 26, 2022, the USWS Board formed a special committee of its independent and disinterested directors, consisting of David Treadwell, Richard Burnett, Ryan Carroll and Steve Habachy the (“
USWS January Special Committee
”) to review and evaluate the terms of potential debt financing in light of Crestview Partners’ potential participation in the transaction and its status as a large debt and equity holder in USWS and its representation on the USWS Board.
On February 9, 2022, USWS entered into confidentiality agreements with Company A and Company B. USWS answered preliminary due diligence questions from Company A and invited Company B to the facility where the USWS Clean Fleets
®
were being built. The process with both potential counterparties did not move quickly and as USWS was able to raise additional capital in the interim period, USWS was no longer interested in pursuing these potential transactions and these discussions did not result in further engagement.
On February 17, 2022, ProFrac delivered, by email to Piper Sandler, a non-binding
indication of interest offering to acquire USWS at a total enterprise value between $280 million and $370 million. On February 17, 2022, the closing price of USWS Common Stock was $0.94 (or $5.64 on a split-adjusted basis), reflecting an implied total enterprise value of $388 million for ProFrac’s offer. This offer was considered and rejected by the USWS Board.
Simultaneously with the strategic alternatives review, Piper Sandler contacted both existing and potential new lenders to USWS to address liquidity. A total of 47 potential debt financing sources were contacted, but other than THRC Holdings, there was no third-party interest in additional lending to USWS. Throughout this process, USWS faced a growing working capital deficit, as well as milestone payments for its new build fleets that it needed to meet in order to comply with customer expectations. Given these liquidity needs, USWS decided to move forward with a potential financing transaction despite the limited third-party interest resulting from Piper Sandler’s outreach.

On February 28, 2022, the USWS January Special Committee approved, and recommended that the USWS Board also authorize and approve, (i) creating an additional tranche of last-out
term loans (“
Term C Loans
”), (ii) issuing $10.0 million of Term C Loans and USWS Term C Loan Warrants to certain Crestview Partners related entities and (iii) authorizing USWS to issue up to $25.0 million of additional Term C Loans. On the same day the USWS Board unanimously approved these same transactions and the issuances to certain Crestview Partners related entities were consummated.
On March 1, 2022, USWS (i) issued an additional $10.0 million of Term C Loans to THRC Holdings and $1.5 million of Term C Loans to David Matlin and (ii) issued USWS March Term C Loan Warrants to TRHC Holdings and David Matlin.
On May 23, 2022, ProFrac’s Board held a meeting with the management of ProFrac to discuss a potential business combination with USWS, review the relative valuation and potential synergies from a potential business combination, and the potential terms and conditions for a potential business combination. The ProFrac Board authorized ProFrac’s management to explore the possibility of a potential business combination with USWS.
On May 25, 2022, ProFrac delivered a
non-binding
indication of interest (“
IOI
”) to the USWS Board through Piper Sandler. Pursuant to the IOI, ProFrac indicated its interest in potentially acquiring (a) all of the capital stock of USWS, on a debt-free basis, at a total enterprise value of $380 million in exchange for a mix, to be determined, of cash and ProFrac Class A Common Stock, or (b) all of the USWS Class A Common Stock at $0.70 per share, paid in shares of ProFrac Class A Common Stock, together with the assumption by ProFrac of certain debt and the payment of certain obligations of USWS, subject to a minimum cash on hand threshold of $40 million. On May 25, 2022, the closing price of USWS Common Stock was $0.61 per share (or $3.66 on a split-adjusted basis), reflecting an implied total enterprise value of $324 million for ProFrac’s proposal.
On May 26, 2022, the USWS Board held a special meeting at which the USWS management team and Piper Sandler discussed the IOI. During the meeting, the USWS Board and the USWS management team agreed that the offer warranted further consideration and requested that Piper Sandler and Porter Hedges perform preliminary financial and legal analysis of the IOI.
On May 29, 2022, Mr. Matthew D. Wilks, Mr. Lance Turner (the Chief Financial Officer of ProFrac), and Mr. Rob Willette (the Chief Legal Officer of ProFrac), conducted a virtual due diligence meeting with Messrs. O’Neill and Shapiro, along with Piper Sandler, to discuss USWS’ operations, the duration of its customer contracts and USWS’ commercial strategy. During the meeting, Piper Sandler, on behalf of USWS, requested that ProFrac submit a revised IOI to acquire USWS reflecting any valuation and capital structure implications from diligence findings.
Between late May and early June 2022, representatives of ProFrac held discussions with Piper Sandler and USWS regarding the price per share set forth in the IOI and a go-shop
provision with fiduciary out if and when the parties were to negotiate definitive documentation.
In late May 2022, ProFrac Board members discussed establishing a special committee of the ProFrac Board’s independent and disinterested members to evaluate the potential transaction in light of the Wilks Parties’ significant beneficial ownership of USWS securities, as well as the possibility that ProFrac might enter into additional transactions with other significant beneficial holders of USWS securities, which could benefit the Wilks Parties, in order to consummate a business combination with USWS. In advance of the formal appointment of the ProFrac Special Committee, Terry Glebocki, Gerald Haddock and Stacy Nieuwoudt, who are independent, disinterested members of the ProFrac Board and comprise ProFrac’s Audit Committee, began working together informally to oversee ProFrac’s efforts regarding the potential business combination. Ms. Glebocki, the Chairwoman of ProFrac’s Audit Committee, initiated efforts to retain independent legal and financial advisors to advise the ProFrac Special Committee in its evaluation of the potential business combination. In connection with its preliminary activities, the ProFrac Special Committee initially engaged Latham & Watkins LLP (“
Latham
”) to serve as its independent legal counsel. Latham served in that capacity from May 31 through June 8, 2022. Following further interviews of potential independent legal advisors, the ProFrac Special Committee engaged Kirkland & Ellis LLP (“
Kirkland
”) to serve as its independent legal advisor on June 12, 2022.

On May 26, 2022, Piper Sandler informed members of USWS management of the transactions for which Piper Sandler was engaged as an advisor by ProFrac.
On May 31, 2022, the USWS Board held a special meeting, at which the USWS management team, Porter Hedges and Piper Sandler were present, to discuss a potential business combination with ProFrac and review the relative valuation and potential synergies from a potential business combination. In light of the compelling rationale for a combination, the USWS Board determined to continue conversations and mutual due diligence with ProFrac.
On June 2, 2022, at the request of ProFrac’s management, Brown Rudnick LLP, ProFrac’s outside counsel (“
Brown Rudnick
”), shared new potential deal terms with Latham, for the ProFrac Special Committee’s consideration.
Later, on June 2, 2022, Mr. Matthew D. Wilks presented ProFrac management’s business rationale for the potential business combination with USWS to the independent members of the ProFrac Board which would comprise the ProFrac Special Committee, via a telephonic meeting, along with additional details regarding the Wilks Parties’ financial interests related to the potential acquisition. Also present at this telephonic presentation were Mr. Willette, Latham and Brown Rudnick.
On June 3, 2022, the ProFrac Board formed the ProFrac Special Committee to evaluate, review and consider the proposed business combination, and, as appropriate, negotiate the proposed business combination and the terms thereof. Following a determination that each (i) were not members of the ProFrac management, (ii) were not affiliated with and were independent of any persons with a potential interest in the proposed business combination (other than an affiliation with ProFrac by virtue of serving as a director of ProFrac), and (iii) did not have a direct or indirect interest in the proposed business combination that was in addition to, different from, or otherwise adverse to the interests of ProFrac and its stockholders, generally, Terry Glebocki, Gerald Haddock and Stacy Nieuwoudt were appointed as members of the ProFrac Special Committee.
On June 3, 2022, the ProFrac Special Committee and ProFrac management, together with Latham and Brown Rudnick, held a meeting to review and revise a non-binding
revised indication of interest (“
Revised IOI
”). Also, on June 3, 2022, the ProFrac Special Committee, by unanimous written consent, approved ProFrac sending the Revised IOI to USWS, and a representative of ProFrac sent the Revised IOI to Piper Sandler, for USWS’ consideration. Under the proposed terms of the Revised IOI, ProFrac offered to acquire all of the USWS Class A Common Stock at $1.06 per share, paid in shares of ProFrac Class A Common Stock, together with the assumption by ProFrac of certain debt and payment of certain obligations of USWS, subject to the minimum cash on hand threshold of $40 million. The closing price of USWS Common Stock on June 3, 2022 was $0.85 per share (or $5.10 on a split-adjusted basis), reflecting an implied total enterprise value of $343 million.
Members of USWS Management reviewed the various conflicts resulting from Piper Sandler’s work with ProFrac and discussed the same with Messrs. Treadwell and Broussard and, on June 5, 2022, informed Piper Sandler that they could proceed with providing a fairness opinion.
On June 6, 2022, the USWS Board held a special meeting with members of management and its financial and legal advisors to further discuss a potential business combination with ProFrac and the Revised IOI. Representatives of Piper Sandler updated the USWS Board on the implied valuation of the proposed business combination based on the Revised IOI assuming the then current trading prices and analyzed the potential value and risk associated with remaining a standalone company versus combining with ProFrac. Based on the analysis, as well as the strong rationale for combining with ProFrac and review of other strategic alternatives available to USWS, the USWS Board agreed that Piper Sandler should propose an exchange ratio of 0.0561 shares of ProFrac Class A Common Stock (at the time valued at $1.10 per share) for each share of USWS Common Stock, and directed Piper Sandler to contact ProFrac and convey the counterproposal. Piper Sandler delivered this feedback later that day. Additionally, on behalf of the USWS Board, Piper Sandler requested a 45 day
“go-shop”
period and a termination fee of $3.0 million during the
go-shop
period and $5.0 million after the
go-shop
period concluded.

On the morning of June 8, 2022, Mr. Matthew D. Wilks held a meeting with members of the ProFrac Board to discuss the terms and conditions of the Revised IOI and the counterproposal received from Piper Sandler.
Also, on the morning on June 8, 2022, a representative of the Wilks Parties indicated to ProFrac management flexibility as to the type of consideration they would accept as USWS securityholders in any transaction, if it was to be determined that such an approach might mitigate any potential or actual conflict of interest concerns.
Later, on June 8, 2022, Mr. Willette held discussions with Mr. O’Neill and Mr. Shapiro, along with representatives from Brown Rudnick and Porter Hedges, concerning USWS’ outstanding debt and equity securities, as well as its long-term incentive plan. Also on June 8, 2022, USWS granted ProFrac and its legal advisors access to a “virtual data room,” allowing ProFrac to perform its review of previously requested due diligence documentation.
In addition, on June 8, 2022, the USWS Board formed a special committee of its independent and disinterested directors, consisting of David Treadwell, Ryan Carroll and Steve Habachy (the “
USWS Special Committee
”), to evaluate the proposed business combination with ProFrac as well as any alternative transactions, in light of Crestview Partners’ large equity stake and debt holdings in USWS and its representation on the USWS Board, as well as the expectation that in any merger transaction Crestview Partners would be requested to enter into an agreement to vote in favor of the transaction and agree to the treatment of its convertible equity securities in USWS. Paul Hastings LLP (“
Paul Hastings
”) was engaged as legal advisor to the USWS Special Committee.
Between June 8, 2022 and June 21, 2022, representatives of ProFrac had discussions with Crestview Partners and other significant holders of convertible securities in USWS regarding the treatment of their securities in the potential business combination, and their willingness to support such a transaction.
On June 9, 2022, Messrs. Turner and Shapiro conducted a virtual meeting with representatives of Piper Sandler to discuss potential synergies that may result from the potential business combination of ProFrac and USWS.
On June 10, 2022, Brown Rudnick discussed with representatives of ProFrac management the terms of a preliminary, non-binding
indication of interest in connection with the potential purchase by ProFrac of all of the securities of USWS held by Crestview Partners and its affiliates (the “
Crestview IOI
”). Brown Rudnick sent the Crestview IOI to the ProFrac Special Committee for its review. Following the ProFrac Special Committee’s approval, a representative of ProFrac sent the Crestview IOI to Crestview Partners. Pursuant to the Crestview IOI, ProFrac indicated its interest in: (i) adjusting the timing and terms of the conversion into USWS Common Stock of the shares of USWS Series A Preferred Stock from $6.67 to $1.34 and require no later than July 19, 2022 Crestview Partners and its affiliates to elect to either (A) convert all of its shares of USWS Series A Preferred Stock into USWS Common Stock or (B) be paid in cash by USWS at the adjusted conversion price of $1.34; (ii) terminating and cancelling the USWS February Term C Loan Warrants in exchange for cash at $1.276 per share, less the strike price of such USWS February Term C Loan Warrants; (iii) terminating and cancelling the USWS March Term C Loan Warrants in exchange for cash for an amount to be determined based on negotiations by and between USWS and the holders of the USWS March Term C Loan Warrants; (iv) amending the terms of the USWS Equity Linked Convertible Notes such that the conversion price for each USWS Equity Linked Convertible Note would be $1.34 and all of the USWS Equity Linked Convertible Notes holders would elect to convert all of their respective outstanding principal and interest amounts under the USWS Equity Linked Convertible Notes into USWS Common Stock no later than July 19, 2022; and (v) tolling interest accruing on the Term C Loans owned by Crestview Partners and its affiliates commencing on June 30, 2022. All similarly situated securityholders in each class of these securities would be treated the same way.
On June 10, 2022, the ProFrac management team, the USWS management team, Piper Sandler, and members of both the ProFrac and USWS Boards (attended by Mr. David Treadwell and Mr. Adam Klein of the USWS Board) met virtually to conduct a mutual business and operational due diligence session. The companies discussed key commercial, operational, strategic and financial due diligence related to ProFrac and USWS.

On June 11, 2022, Mr. Klein contacted Mr. Matthew D. Wilks to respond to the ProFrac Crestview Proposal on a number of points. First, Mr. Klein advised that the proposed conversion price of $1.34 for both the Series A Preferred Stock and the PIK Notes was insufficient and noted that it was Crestview Partners’ understanding that such a conversion would require USWS shareholder approval. Second, Crestview Partners would not want to convert its Series A Preferred Stock or PIK Notes into common unless there was certainty that the merger would close. Third, Crestview Partners would want its outside advisor expenses reimbursed by USWS. Following that discussion, Mr. Wilks agreed, subject to the approval of the ProFrac Special Committee, that the conversion prices on the Series A Preferred and the PIK Notes would be $1.22 and that Crestview Partners advisor expenses would be reimbursed at closing. Mr. Wilks agreed to have ProFrac’s legal counsel connect with Vinson & Elkins LLP, counsel to Crestview Partners (“
Vinson
 & Elkins
”) on whether a
pre-closing
conversion would require a USWS shareholder vote.
Later that same day (June 11, 2022), Mr. Willette sent Porter Hedges an initial draft of the Merger Agreement, which had been prepared by Brown Rudnick. The draft Merger Agreement reflected, among other things, a taxable two-step
transaction structure with a mixture of cash and stock consideration, a
45-day
go-shop
period, certain closing conditions, including conditions relating to the receipt by ProFrac and USWS of the necessary consents and/or waivers under their respective credit facilities and other debt agreements, as well as customary representations, warranties and interim operating covenants.
On June 12, 2022, the ProFrac Special Committee held a telephonic meeting attended by Mr. Willette and representatives of Kirkland to discuss ProFrac management’s financial projections and the analyses to be performed by representatives of Jefferies, which the ProFrac Special Committee, in consultation with Kirkland, had chosen to retain as its financial advisor and to provide, if requested by the ProFrac Special Committee, an opinion regarding a potential business combination with USWS. Additionally, on June 12, 2022, Mr. Willette sent Porter Hedges a second draft of the Merger Agreement. In this revised draft, the go-shop
period was shortened from 45 days to 30 days.
Also, on June 12, 2022, Messrs. Turner and Shapiro, along with representatives of Piper Sandler, held further discussions regarding potential synergies created by the proposed business combination.
Beginning on June 13, 2022, ProFrac, USWS, Piper Sandler and the legal advisors to ProFrac, USWS and their respective special committees held daily update calls to discuss the status of transaction documentation, key outstanding diligence or documentation items, and other items. Also, on June 13, 2022, the USWS Board and the USWS management held a special meeting with Piper Sandler and Porter Hedges to review the then current status of the transaction and key proposed terms.
On June 13, 2022, the USWS Special Committee and management held a special meeting with representatives from Piper Sandler, Porter Hedges and Paul Hastings to review the then current status of the transaction and key proposed terms. At the meeting, each member of the USWS Special Committee was asked to disclose any conflicts of interest, either directly or indirectly that may pertain to the proposed transaction with ProFrac. Mr. Carroll disclosed that TCW Asset Management Company, LLC (“
TCW
”) held an interest in the debt of ProFrac. The members of the USWS Special Committee determined that TCW’s interest in ProFrac was immaterial and would not be an impediment to Mr. Carroll serving on the committee.
On June 13, 2022, the ProFrac Special Committee held a telephonic meeting attended by representatives of Kirkland and Jefferies. Representatives of Kirkland provided an overview of the ProFrac Special Committee’s fiduciary duties and key issues in the draft Merger Agreement prepared by Brown Rudnick and sent to USWS on June 12, 2022.
On June 13, 2022, Porter Hedges sent Kirkland and Brown Rudnick an updated draft of the Merger Agreement reflecting comments from USWS, the USWS Special Committee and Crestview Partners, that contemplated, among other items, (a) removal of a financing cooperation covenant, (b) removal of the financing condition and conditions relating to the receipt by ProFrac and USWS of the necessary consents and/or waivers under their respective credit facilities and other debt agreements, (c) a termination fee to be paid by USWS to

ProFrac equal to 3% of the equity value of the transaction for a termination following the
Go-Shop
Period End Date and 1% of the equity value of the transaction for a termination prior to the
Go-Shop
Period End Date, (d) a
45-day
go-shop
period and (e) the insertion of a specific performance provision.
After consultation with the ProFrac Special Committee, on June 14, 2022, representatives from Kirkland sent a draft Support Agreement to Porter Hedges, Paul Hastings, Brown Rudnick and Vinson & Elkins LLP. The draft Support Agreement provided, among other things, that USWS insiders would vote their shares of USWS in favor of the Merger Agreement and against any alternative acquisition agreement.
On June 14, 2022, the ProFrac Special Committee held a telephonic meeting attended by representatives of Kirkland. At this meeting, the ProFrac Special Committee approved entering into an engagement letter with Jefferies to act as the ProFrac Special Committee’s financial advisor in connection with the proposed transaction, which engagement letter was subsequently entered into on June 15, 2022. Kirkland then led a discussion regarding key issues set forth in Porter Hedges’ revised draft of the Merger Agreement, including, among other items, the proposal on the termination fee to be paid by USWS to ProFrac, closing conditions, and the go-shop,
non-solicitation
and change in recommendation provisions of the Merger Agreement. In addition, representatives of Kirkland conveyed USWS’ desire for an all-stock
transaction structured as a
one-step
merger instead of a transaction with a mix of cash and stock consideration structured as a two-step
tender offer as contemplated by Brown Rudnick’s June 12
th
draft of the Merger Agreement.
On June 15, 2022, the ProFrac Special Committee held a telephonic meeting attended by representatives of Kirkland, Jefferies and Potter Anderson & Corroon LLP (“
Potter Anderson
”), the ProFrac Special Committee’s Delaware counsel in connection with the potential transaction. During the meeting, the participants reviewed the intellectual property of USWS and its impact on the valuation of USWS. Additionally, representatives of Jefferies provided an update on its review of the proposed transaction. Kirkland and Potter Anderson again reviewed the ProFrac Special Committee’s fiduciary duties and discussed generally the purpose and impact of obtaining a fairness opinion in a conflicted transaction.
In addition, on June 15, 2022, the ProFrac Special Committee held another telephonic meeting attended by representatives of Kirkland, Brown Rudnick, Potter Anderson and Mr. Matthew D. Wilks. During the meeting, the ProFrac Special Committee discussed with Mr. Matthew D. Wilks the timing of the proposed business combination between ProFrac and USWS, as well as the deal protection provisions contemplated by Porter Hedges’ June 13 th
draft of the Merger Agreement.
Later, on June 15, 2022, the ProFrac Special Committee held an additional telephonic meeting attended by representatives of Kirkland. During the meeting, the ProFrac Special Committee and representatives of Kirkland further discussed the timing of the proposed transaction and of the delivery of the fairness opinion and determined to request a presentation from members of ProFrac management regarding the potential business combination.
On June 15, 2022, Vinson & Elkins sent Kirkland and Brown Rudnick, Porter Hedges and Paul Hastings (a) initial drafts of the amendment to USWS Equity Linked Convertible Notes and COD Amendment reflecting, among other things, a conversion price for the USWS Equity Linked Convertible Notes and Series A Redeemable Convertible Preferred Stock of $1.22 and, due to structural considerations, a deadline for conversion of USWS Series A Preferred Stock and USWS Equity Linked Convertible Notes into USWS Common Stock of immediately before closing of the Merger rather than July 19, 2022 (as initially set forth in the Crestview IOI) and (b) a revised draft of the Support Agreement that, among other things, provided that the obligation for certain USWS insiders to vote their shares in favor of the transaction would fall away in the event there was an Adverse Recommendation Change (as defined in the Merger Agreement).
On June 15, 2022, Kirkland sent Porter Hedges an updated draft of the Merger Agreement that contemplated, among other items, (a) an all stock-transaction structured as an one-step
merger as previously requested by USWS, (b) reinsertion of the financing cooperation covenant, and (c) a counterproposal that the termination fee to be paid by USWS to ProFrac be based on the enterprise value of the transaction given the size of USWS’ equity value relative to its outstanding debt and the potential repayment by ProFrac of such debt at the closing of the proposed business combination.

In the evening of June 15, 2022, the USWS Special Committee held a telephonic meeting with representatives of Paul Hastings and Piper Sandler to discuss, among other things, the status of the negotiations, possible responses to key issues in the Merger Agreement and the timing of the Jefferies opinion.
In the evening of June 15, 2022, the ProFrac Special Committee had an additional meeting by videoconference attended by representatives of Kirkland, Potter Anderson and ProFrac’s management. Representatives of ProFrac’s management provided the ProFrac Special Committee with a presentation relating to the businesses of ProFrac and USWS. In addition, ProFrac management discussed with the ProFrac Special Committee certain financial aspects of the proposed business combination and its strategic rationale, including the expansion of ProFrac’s fleet through the addition of USWS’ electric fleets, savings on fuel costs and costs of repair and maintenance and license fees otherwise payable to USWS, the expansion of ProFrac’s portfolio of intellectual property, expected synergies resulting from the potential business combination and ProFrac management’s valuation of the net present value of earnings that would result from the potential business combination. ProFrac management also provided the ProFrac Special Committee with an overview of the due diligence conducted by ProFrac and Brown Rudnick to date.
On June 16, 2022, representatives of Kirkland verbally conveyed to Porter Hedges the importance of removing the “go shop” provision and “force the vote” provision from the Merger Agreement in order to increase certainty of closing to ProFrac.
Also on June 16, 2022, the USWS Special Committee held a telephonic meeting with representatives of USWS’ management team, Piper Sandler and Paul Hastings. At the meeting, a representative of Paul Hastings discussed with the USWS Special Committee certain legal and governance considerations and protocols relating to the USWS Special Committee’s consideration of a potential business combination between USWS and ProFrac. Representatives from Paul Hastings also discussed certain issues raised by ProFrac’s counsel during negotiations relating to the termination fee,
“go-shop”
and “force the vote” provisions.
On June 16, 2022, Porter Hedges sent Kirkland and Brown Rudnick an updated draft of the Merger Agreement that contemplated, among other items, (a) a proposed end date of six months from the execution of the Merger Agreement and (b) a counterproposal to set the termination fee to be paid by USWS to ProFrac at $5 million with a termination fee of $1.667 million in the event USWS accepts a Superior Proposal (as defined elsewhere in this proxy statement/information statement/prospectus) prior to the
Go-Shop
Period End Date.
On June 16, 2022, Vinson & Elkins sent Kirkland, Brown Rudnick, Porter Hedges and Paul Hastings an initial draft of the Warrant Purchase Agreement and the PIK Interest Letter Agreement.
On June 18, 2022, Mr. Turner and Mr. Shapiro, with assistance from representatives of Jefferies and Piper Sandler, conducted a virtual due diligence session during which USWS’ capital structure was discussed.
Also, on June 18, 2022, representatives from Kirkland sent revised drafts to Porter Hedges of the Merger Agreement and Support Agreement along with the amendment to USWS Equity Linked Convertible Notes, the COD Amendment and the Warrant Purchase Agreement. Due to structural considerations, the timing of conversion of USWS Series A Preferred Stock and USWS Equity Linked Convertible Notes into USWS Common Stock had changed from the Crestview IOI from July 19 to immediately before closing of the Merger. Also reflecting negotiations of ProFrac and Crestview Partners, the conversion prices for the USWS Equity Linked Convertible Notes and USWS Series A Preferred Stock changed from $1.34 in the Crestview IOI to $1.22 and the holders of the USWS Series A Preferred Stock no longer had the right to elect to receive cash. The revised draft of the Merger Agreement contemplated a single-step merger and included a “force the vote” provision requiring USWS to submit the transaction to its stockholders regardless of a Change of Recommendation by the USWS Board. In addition, as discussed with the ProFrac Special Committee, this revised draft of the Merger Agreement eliminated the go-shop
period and increased the termination fee to $15 million. The revised draft of the Support Agreement provided for, among other things, the obligation of certain USWS insiders to vote their shares in favor of the transaction even in the event there was an Adverse Recommendation Change.

Between June 18, 2022 and June 19, 2022, Kirkland sent Porter Hedges updated drafts of the Merger Agreement that contemplated, among other items, (a) removal of the
“go-shop”
provision in the Merger Agreement paired with a “force the vote” provision, (b) a counterproposal to set the end date at nine months following the execution of the Merger Agreement, and (c) a counterproposal to set the termination fee to be paid by USWS to ProFrac at $15 million.
On June 19, 2022, the USWS management team, the USWS Special Committee, and representatives from Crestview Partners, Porter Hedges, Vinson & Elkins, and Piper Sandler held a call to discuss material issues outstanding related to the Merger Agreement. Based on the consensus views reached on this call, a representative of Paul Hastings sent a list of key open issues to representatives of Brown Rudnick and Kirkland, which list highlighted, among other issues, maintaining a fiduciary termination right with respect to superior proposals and a $5 million termination fee, while accepting the removal of the go-shop
provision and accepting that the voting agreements would not terminate upon a mere change of board recommendation (but the aggregate shares subject to the voting commitment would be cut back to 35% of USWS’ outstanding shares in such event (the “
Voting Reduction
”).
Also on June 19, 2022, Vinson & Elkins sent a revised draft of the amendment to USWS Equity Linked Convertible Notes and the Support Agreement to Kirkland and Brown Rudnick. The revised draft of the USWS Equity Linked Convertible Notes provided that, among other things, in certain circumstances including in the event that the Merger is consummated, interest on USWS Equity Linked Convertible Notes would cease accruing as of July 9, 2022. The revised draft of the Support Agreement provided for, among other things, the Voting Reduction.
On the morning of June 20, 2022, Porter Hedges sent Kirkland and Brown Rudnick an updated draft of the Merger Agreement that contemplated, among other items, (a) revisions to the tax treatment of the potential transaction, (b) a counterproposal to set the termination fee to be paid by USWS to ProFrac at $5 million, and (c) removal of the “force the vote” provision.
Later on June 20, 2022, representatives of ProFrac communicated to representatives of Piper Sandler that ProFrac needed additional time to determine whether ProFrac was willing to sign transaction documents contemplating a tax-free
reorganization. Calls among Paul Hastings, Mr. Treadwell and other members of the USWS Special Committee were held to discuss timing and other considerations. The USWS Special Committee determined that it was in the best interests of the USWS stockholders to concede the taxable deal structure in light of (i) the ease with which USWS Stockholders could sell a relatively small percentage of ProFrac’s outstanding common stock being received in the Merger into a highly liquid market to satisfy tax obligations and (ii) the risk to the transaction of a potential one-week
or longer delay to signing. The USWS Special Committee further determined that it was in the best interests of USWS Stockholders to continue to push for the fiduciary termination right.
Later in the morning on June 20, 2022, representatives of Kirkland, Brown Rudnick, Paul Hastings and Porter Hedges held a call to discuss the key open items. Following discussions, the parties agreed on a taxable deal structure and to restore USWS’ fiduciary termination right with respect to an unsolicited superior proposal.
On June 20, 2022, the USWS Special Committee met with representatives from Paul Hastings and Piper Sandler to discuss the potential business combination. Representatives from Paul Hastings reviewed the duties of the USWS Board in the context of the proposed business combination as well as a detailed summary of the terms of the Merger Agreement, the Support Agreement, the amendment to the USWS Equity Linked Convertible Notes, the COD Amendment, the Warrant Purchase Agreement and other ancillary documents. Representatives from Piper Sandler presented their valuation analysis of both USWS and ProFrac, and answered questions from the members of the USWS Special Committee concerning their analyses. Piper Sandler indicated to the USWS Special Committee that they would be ready to deliver its fairness opinion. In light of the various reasons considered and discussions between the USWS Special Committee and its legal and financial advisors, subject to (i) the transaction documents being finalized in a manner satisfactory to USWS’ management team and Paul Hastings and reflecting discussions with the USWS Special Committee, (ii) agreement on a termination fee of no more than $8 million and (iii) the delivery of the Piper opinion, members of the USWS Special Committee unanimously (a) determined that the Merger Agreement and related transactions were fair to, and in the best interest of, USWS and the holders of shares of USWS Common Stock, and recommended submission of the Merger Agreement and related transactions to the USWS Board, and (b) recommended that the USWS Board approve the Merger Agreement and the related transactions, and determine that the Merger Agreement and the related transactions are advisable, fair to, and in the best interest of, USWS and the holders of USWS Common Stock and that the transaction be submitted to the USWS Stockholders for their approval.
Later on June 20, 2022, following the USWS Special Committee meeting, the USWS Board met with representatives of Porter Hedges, Piper Sandler, Crestview Partners and Paul Hastings, to discuss the potential business combination. Representatives of Piper Sandler began the meeting by indicating that ProFrac had just announced its deals with each of Signal Peak and with Flotek, after which Piper Sandler presented orally its financial analysis of the transaction. Representatives of Paul Hastings then led a detailed discussion on the negotiations of the Merger Agreement and the terms approved by the USWS Special Committee. The USWS Special Committee then informed the USWS Board that it had unanimously approved the proposed transaction, subject to (i) the finalization of transaction documents, (ii) a termination fee of no more than $8 million and (iii) the delivery of the fairness opinion of Piper Sandler.
On June 20, 2022, the ProFrac Special Committee held a meeting attended by representatives of Kirkland and Jefferies. During the initial portion of the meeting, representatives of Jefferies provided an update regarding its review of the proposed transaction, and noted that representatives of Jefferies would re-join
the meeting at a later time to review with the ProFrac Special Committee Jefferies’ financial analysis of the proposed transaction. Kirkland then provided a summary of the terms of Merger Agreement, the Support Agreement and the other ancillary agreements, including the COD Amendment, the Warrant Purchase Agreement, the amendment to the Equity Linked Convertible Notes and the PIK Interest Letter Agreement, and discussed with the ProFrac Special Committee antitrust and intellectual property matters. Following this summary, representatives of ProFrac management and Brown Rudnick joined the meeting. The ProFrac Special Committee discussed with management the terms of the Merger Agreement, the Support Agreement and the other ancillary agreements, including the issues relating to the removal of the “force the vote” provision as well as discussion regarding antitrust matters. Representatives of Brown Rudnick also updated the ProFrac Special Committee on the due diligence conducted in connection with the proposed business combination, and following such update representatives of ProFrac management and Brown Rudnick left the meeting. Representatives of Jefferies then re-joined
the meeting and reviewed its financial analysis of the Exchange Ratio with the ProFrac Special Committee and rendered an oral opinion, confirmed by delivery of a written opinion dated June 21, 2022, to the ProFrac Special Committee to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in the opinion, the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to ProFrac. After discussion and deliberation, the ProFrac Special Committee adopted resolutions, in which the ProFrac Special Committee unanimously (i) determined that the Merger Agreement, and the transactions contemplated thereby, were advisable, fair to and in the best interest of ProFrac and unaffiliated stockholders of ProFrac and (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby. The ProFrac Special Committee further unanimously (i) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the ProFrac Board (x) determine that the Merger Agreement and the transactions contemplated thereby were fair to and in the best interests of ProFrac and the unaffiliated stockholders of ProFrac and (y) approve and declare advisable the Merger Agreement and the transactions contemplated thereby, and (ii) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the ProFrac Board (x) direct the ProFrac Stock Issuance be submitted to ProFrac’s stockholders for their approval and (y) recommend that ProFrac’s stockholders approve of the ProFrac Stock Issuance.
Later that day, Kirkland sent to Porter Hedges an updated draft of the Merger Agreement that contemplated, among other items, (a) revisions to the structure of the potential transaction, as agreed by the parties, (b) acceptance of Porter Hedges’ removal of the “force the vote” provision, and (c) a counterproposal to set the termination fee to be paid by USWS to ProFrac at $12 million. Several discussions between representatives of Piper Sandler and Paul Hastings and representatives of ProFrac were held to reduce the termination fee to $8 million. Final discussions continued through the evening and into the morning of June 21, 2022.
Following the distribution by Kirkland of the revised Merger Agreement, ProFrac, USWS and their respective legal advisors further revised and finalized the Merger Agreement and disclosure schedules thereto, the Support Agreement and the other ancillary agreements. Each member of the ProFrac Special Committee subsequently approved the final version of the Merger Agreement, which contemplated an $8 million termination fee to be paid by USWS to ProFrac.
On June 21, 2022, Piper Sandler delivered its written opinion, confirming that as of such date and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the Exchange Ratio provided for in the business combination was fair, from a financial point of view, to USWS. Following delivery of Piper Sandler’s written opinion, the USWS Special Committee and USWS Board determined that conditions to their recommendation and approval were satisfied.
Following approval by the ProFrac Board on June 21, 2022 upon the recommendation of the ProFrac Special Committee, and approval by the USWS Board on June 21, 2022 upon the recommendation of the USWS Special Committee, the parties entered into the Merger Agreement on June 21, 2022.
On June 22, 2022, ProFrac and USWS each filed a Current Report on Form
8-K
with the SEC, announcing the entry into the Merger Agreement.
ProFrac Board and ProFrac Special Committee Reasons for the Merger
On June 20, 2022, the ProFrac Special Committee unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby were fair to, and in the best interest of, ProFrac and the ProFrac Unaffiliated Stockholders and (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby. The ProFrac Special Committee further unanimously (i) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the ProFrac Board (x) determine that the Merger Agreement and the transactions contemplated thereby were fair to, and in the best interest of, ProFrac and the ProFrac Unaffiliated Stockholders and (y) approve and declare advisable the Merger Agreement and the transactions contemplated thereby and (ii) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the ProFrac Board (x) direct that the ProFrac Stock Issuance be submitted to the ProFrac Stockholders for their approval and (y) recommend that the ProFrac Stockholders approve the ProFrac Stock Issuance.
In making the above determinations, the ProFrac Special Committee consulted with ProFrac’s management, other members of the ProFrac Board, and independent financial and legal advisors to the ProFrac Special Committee.
On June 21, 2022, the ProFrac Board, acting on the unanimous recommendation and approval of the ProFrac Special Committee, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby were fair to, and in the best interests of, ProFrac and the ProFrac Unaffiliated Stockholders, (ii) authorized, approved, and declared advisable the Merger Agreement and the transactions contemplated thereby, and (iii) directed that the ProFrac Stock Issuance be submitted to ProFrac’s Stockholders for their approval, and recommended that ProFrac’s Stockholders approve the ProFrac Stock Issuance.
The ProFrac Board unanimously recommended that ProFrac Stockholders vote “FOR” the ProFrac Stock Issuance proposal.
In reaching its decision to approve the Merger Agreement and to recommend that ProFrac Stockholders approve the ProFrac Stock Issuance, the ProFrac Board consulted with ProFrac’s management, the ProFrac Special Committee, and its legal advisors.

The ProFrac Special Committee and the ProFrac Board considered a number of factors when evaluating the Merger, many of which support their determination that the Merger and the other related transactions contemplated by the Merger Agreement were fair to, and in the best interests of, ProFrac and the ProFrac Unaffiliated Stockholders. The ProFrac Special Committee and the ProFrac Board considered these factors as a whole and without assigning relative weights to each such factor, and overall considered the relevant factors to be favorable to, and in support of, their determinations and recommendations.
Strategic Considerations
. The ProFrac Board and the ProFrac Special Committee considered a number of factors pertaining to the strategic rationale for the Merger as supporting its decision to approve the Merger, including the following:

•	the expansion of ProFrac’s presence in the electric fleet offering by adding 9 electric fleets currently active or under construction;

•	the expansion of ProFrac’s portfolio to 44 active fleets, including 28 NextGen, low emissions fleets;

•
the elimination of the patent license agreement between ProFrac and USWS that requires ProFrac to pay a license fee for each new electric fleet that ProFrac constructs. For more information about the patent license agreement, see section titled “
The Merger — Interests of ProFrac Executive Officers and Directors in the Merger
—
Commercial Arrangements with USWS
”;

•	the cost savings opportunity that could be realized if future ProFrac electric fleets are constructed using ProFrac’s in-house manufacturing capabilities;

•	the belief that the Merger will improve ProFrac’s efficiency for its operations, lower operation and maintenance costs, lower diesel costs and provide an unrivaled cost savings to its customers;

•	the fact that the Merger will provide ProFrac access to USWS’ expansive intellectual property portfolio, including over 80 and 240 granted and pending patents, respectively;

•	the belief that the Merger will be accretive to ProFrac’s 2023 financial results, and that it will maintain ProFrac’s conservative balance sheet;

•	the belief that the Merger will create value going forward and will ensure that ProFrac has access to USWS’ Clean Fleet ® technology; and

•
the belief that the combination of vertical integration, fuel savings from natural gas-powered
fleets and technological innovation enable ProFrac to create value and generate best-in-class
customer offering.

Other Factors Considered by the ProFrac Board
and the ProFrac Special Committee
. In addition to considering the factors described above, the ProFrac Board and the ProFrac Special Committee considered the following additional factors, all of which they viewed as supporting the decision to approve the Merger:

•	the business, operations, financial condition, earnings and prospects of each of ProFrac, USWS and the combined company;

•
current and historical prices and trading information with respect to each of ProFrac’s and USWS’ common stock, which assisted the ProFrac Special Committee and the ProFrac Board in their respective conclusion that the Exchange Ratio was fairly priced;

•
the fact that the Merger Consideration represented a premium to USWS Stockholders of approximately 68% based on the closing prices of each company’s stock on Nasdaq on June 21, 2022, the last trading day before the Merger was publicly announced, and that the Exchange Ratio is fixed, which the ProFrac Special Committee and the ProFrac Board believed was consistent with market practice for mergers of this type and with the strategic purpose of the Merger;

•	the expected treatment of the Merger as a taxable transaction, as described in the section entitled “ Material United States Federal Income Tax Consequences of the Merger ”;

•
the current and prospective competitive climate in the industries in which ProFrac and USWS operate, including the potential for consolidation, and the alternatives reasonably available to ProFrac if it did not pursue the Merger;

•	the expected benefits to customers and suppliers of ProFrac and USWS, and the opportunities for the employees of the combined company;

•	the belief that the terms and conditions of the Merger Agreement are reasonable, including:

•
the fact that they were determined through
arm’s-length
negotiations conducted at the direction of the ProFrac Special Committee, USWS, USWS Special Committee, and their respective representatives and advisors;

•	the fact that the representations and warranties and covenants are generally reciprocal;

•	the fact that the conditions to Closing are limited;

•	the ability of ProFrac, under certain circumstances, to terminate the Merger Agreement without any termination fees payable to USWS;

•
the fact that upon termination of the Merger Agreement under specified circumstances, USWS may be required to pay ProFrac a termination fee of $8,000,000 or reimburse ProFrac for certain expenses in an amount up to $3,000,000, in each case, depending on the termination event;

•	the fact that the termination fee provisions are the product of negotiations; and

•	the fact that the size of the termination fees are reasonable in light of the size and benefits of the Merger.

•	the anticipated market capitalization, earnings and adjusted earnings per share and capital structure of the combined company; and

•	in addition, the ProFrac Board considered the factors described in the section titled “ Factors Considered by the ProFrac Special Committee .”
The ProFrac Board and the ProFrac Special Committee weighed these advantages and opportunities against a number of other factors identified in its deliberations that weighed negatively against the Merger, including:

•	the possibility that the Merger might not be completed or that completion might be delayed or subject to conditions that may be imposed by governmental authorities;

•	the challenges inherent in the combination of two businesses of the size and scope of ProFrac and USWS and the possible diversion of management’s attention for an extended period of time;

•	the risk that the combined company might not retain key employees despite its best efforts;

•	the risk of not capturing all the anticipated cost savings and operational synergies between ProFrac and USWS and the risk that other anticipated benefits might not be realized;

•
risks associated with the incurrence of significant indebtedness to complete the Merger, such as the increased leverage of the combined company and restrictions on operations of the combined company following the completion of the Merger, as well as risks relating to ProFrac’s ability to fund its obligations in connection with the Merger;

•	regulatory and litigation risks associated with the transaction or with the combination of the two companies;

•	the fees and expenses associated with completing the Merger and retaining key personnel;

•	the fact that some directors and executive officers of ProFrac have interests in the Merger that may be different from, or are in addition to, the interests of ProFrac’s stockholders generally;

•	the fact that ProFrac’s Controlling Stockholders have a substantial interest in USWS;

•
the fact that the Controlling Stockholders of ProFrac immediately prior to the Merger will own approximately 82.7% of the combined company immediately following the Merger (assuming conversion of all of USWS Series A Preferred Stock and USWS Equity Linked Convertible Notes);

•	the fact that the Merger could have a dilutive effect on earnings per share of ProFrac calculated in accordance with GAAP;

•	the fact that ProFrac expects to incur additional charges related to write-offs in connection with in-process research and development; and

•	the other risks of the type and nature described under “ Risk Factors ”, and the matters described under “ Cautionary Statement Regarding Forward-Looking Statements .”
Factors Considered by the ProFrac Special Committee
As a result of the actual or potential conflicts of interests listed under the section “
Interests of ProFrac Executive Officers and Directors in the Merger
,” the ProFrac Board formed the ProFrac Special Committee and provided the ProFrac Special Committee with the power and authority to, among other things, evaluate, review, consider and negotiate a potential transaction involving the acquisition of USWS by ProFrac. The ProFrac Special Committee consists of Gerald Haddock, Stacy Nieuwoudt and Terry Glebocki.
The ProFrac Special Committee considered the following procedural safeguards and process matters to be generally positive or favorable in making its determinations and approvals and related recommendations to the ProFrac Board:

•
the ProFrac Special Committee consists of three independent directors who (i) are not members of ProFrac’s management, (ii) are not affiliated with and are independent of any persons with a potential interest in a potential transaction involving the acquisition of USWS by ProFrac (other than an affiliation with ProFrac by virtue of serving as a director of ProFrac), and (iii) did not have a direct or indirect interest in a potential transaction involving the acquisition of USWS by ProFrac that was in addition to, different from, or otherwise adverse to the interests of ProFrac and its stockholders, generally;

•	the ProFrac Board empowered the ProFrac Special Committee to evaluate, review, consider and negotiate a potential transaction involving the acquisition of USWS by ProFrac;

•
the ProFrac Special Committee had the power to “say no” with respect to a potential transaction involving the acquisition of USWS by ProFrac, in that the ProFrac Board resolved to not approve a potential transaction involving the acquisition of USWS by ProFrac without a prior favorable recommendation of such transaction by the ProFrac Special Committee;

•	the ProFrac Special Committee retained and was advised by, experienced and qualified outside legal and financial advisors;

•	the ProFrac Special Committee held more than 20 meetings as part of its evaluation, review, consideration and negotiation of a potential transaction involving the acquisition of USWS by ProFrac;

•
the ProFrac Special Committee received the opinion, dated June 21, 2022, of Jefferies to the ProFrac Special Committee as to the fairness, from a financial point of view and as of such date, to ProFrac of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement, which opinion was based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as further described in the heading “
Opinion of the Financial Advisor to the ProFrac Special Committee
”;

•
the terms and conditions of the Merger Agreement were determined through arm’s-length
negotiations conducted at the direction of the ProFrac Special Committee and USWS Special Committee and their respective representatives and advisors; and

•	the compensation of the members of the ProFrac Special Committee was in no way contingent on their approval of any transaction.
This discussion of the information and factors considered by the ProFrac Special Committee and the ProFrac Board in reaching their respective conclusion and recommendations includes all of the material factors considered by the ProFrac Special Committee and the ProFrac Board but is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by the ProFrac Special Committee and the ProFrac Board in evaluating the Merger Agreement and the related transactions contemplated thereby, and the complexity of these matters, neither the ProFrac Special Committee nor the ProFrac Board found it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the ProFrac Special Committee and the ProFrac Board may have given different weight to different factors. The ProFrac Special Committee and the ProFrac Board did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall analysis of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement and the issuance of ProFrac Class A Common Stock pursuant to the Merger Agreement.
It should be noted that this explanation of the reasoning of the ProFrac Special Committee and the ProFrac Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section titled “
Cautionary Statement Regarding Forward-Looking Statements
.”
ProFrac Prospective Financial Information
ProFrac prefers not to make public projections as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, in connection with its evaluation of the Merger and related transactions, ProFrac’s management prepared and provided to USWS and to the ProFrac Board certain non-public,
internal financial projections concerning ProFrac’s future performance as a standalone business for the fiscal years ending December 31, 2022 through 2025. These projections do not give effect to the Merger.
ProFrac has included below a summary of these financial forecasts, which it refers to as the “projections.” In compiling the projections, ProFrac’s management considered historical performance, combined with estimates regarding revenues, gross profit, working capital, adjusted EBITDA, as defined below, capital expenditures and total free cash flows. ProFrac’s management also provided the projections to Jefferies and approved the projections for Jefferies’ use in connection with Jefferies’ financial analysis and opinion. The summary of the projections is not being included in this proxy statement/information statement/prospectus to influence a stockholder’s decision whether to vote for or against the proposal to adopt the Merger Agreement but is being included because the projections were provided to USWS, ProFrac’s Board, and Jefferies.
The projections included in this proxy statement/information statement/prospectus have been prepared by, and are the responsibility of, ProFrac’s management. The projections were not prepared with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Grant Thornton, ProFrac’s independent registered public accounting firm, has not examined, compiled or performed any procedures with respect to the projections and, accordingly, does not express an opinion or any other form of assurance with respect thereto.
The projections were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of ProFrac’s management. ProFrac’s management has limited visibility into future activity levels and pricing for ProFrac’s services in future periods because they depend on several macroeconomic, global commodity price levels, and industry specific variables outside of ProFrac’s control. As a result, the assumptions upon which the projections were based necessarily involve judgments with respect to, among other things, industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to ProFrac’s business, all of which are difficult or impossible to predict accurately and many of which are beyond ProFrac’s control.

In light of the foregoing factors and the uncertainties inherent in the projections, stockholders are cautioned not to place undue, if any, reliance on the projections.
The following table and other information below is a summary of the projections (dollars in millions, except as noted).

	Management Projections Fiscal Year Ending December 31
	2022E	2023E	2024E	2025E
Revenue	$2,218	$2,703	$3,178	$3,507
Adjusted EBITDA (1)	$721	$992	$1,151	$1,184
Operating Cash Flow (2)	$389	$741	$904	$958
Capital Expenditures	$(268)	$(270)	$(304)	$(300)
Acquisitions	$(90)	$—	$—	$—
Free Cash Flow to Debt Service (3)	$31	$471	$600	$658

(1)
Adjusted EBITDA means net income before (i) interest expense, net, (ii) income tax provision, (iii) depreciation, depletion and amortization, (iv) loss on disposal of assets, (v) stock-based compensation and (vi) other non-recurring
charges.

(2)	Operating Cash Flow means net income adjusted for non-cash items and changes in working capital.
(3)	Free Cash Flow to Debt Services means Operating Cash Flow less Capital Expenditures and cash paid for Acquisitions.
Opinion of the Financial Advisor to the ProFrac Special Committee
The ProFrac Special Committee retained Jefferies as its independent financial advisor in connection with the Merger. In connection with this engagement, the ProFrac Special Committee requested that Jefferies evaluate the fairness, from a financial point of view, to ProFrac of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement. At a meeting of the ProFrac Special Committee held on June 20, 2022, Jefferies rendered an oral opinion, confirmed by delivery of a written opinion dated June 21, 2022, to the ProFrac Special Committee to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to ProFrac.
The full text of Jefferies’ opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as
Annex C
to this information statement and is incorporated herein by reference. ProFrac encourages you to read the opinion carefully and in its entirety.
Jefferies’ opinion was provided for the use and benefit of the ProFrac Special Committee (in its capacity as such) in its evaluation of the Exchange Ratio from a financial point of view and did not address any other aspect of the Merger or any other matter. Jefferies’ opinion did not address the relative merits of the Merger or other transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to ProFrac, nor did it address the underlying business decision by ProFrac to engage in the Merger or any term, aspect or implication of any other agreement entered into in connection with, or contemplated by or resulting from, the Merger or otherwise. Jefferies’ opinion did not constitute a recommendation as to how the ProFrac Special Committee or the ProFrac Board, and does not constitute a recommendation as to how any securityholder, should vote or act with respect to the Merger or any other matter.
The following summary is qualified in its entirety by reference to the full text of Jefferies’ opinion.
In arriving at its opinion, Jefferies, among other things:

•	reviewed a draft, dated June 21, 2022, of the Merger Agreement;

•	reviewed certain publicly available financial and other information about USWS and ProFrac;

•
reviewed certain information furnished to Jefferies and approved for its use by ProFrac, including financial forecasts and analyses, relating to the business, operations and prospects of USWS prepared by management of USWS (the “
USWS Forecasts
”);

•
reviewed certain information furnished to Jefferies and approved for its use by ProFrac, including financial forecasts and analyses, relating to the business, operations and prospects of ProFrac prepared by management of ProFrac (the “
ProFrac Forecasts
”);

•
reviewed certain estimates furnished to Jefferies and approved for its use by ProFrac as to potential cost savings and revenue synergies (including the amount and timing thereof) expected by the management of ProFrac to result from the Merger (the “
Synergies
”);

•	held discussions with members of senior management of ProFrac concerning the matters described in the second through fifth clauses above;

•
reviewed the share trading price history and valuation multiples for USWS Common Stock and ProFrac Class A Common Stock and compared them with those of certain publicly traded companies that Jefferies deemed relevant;

•
considered certain potential pro forma financial effects of the Merger on ProFrac utilizing the financial forecasts and estimates relating to ProFrac and USWS and the potential Synergies referred to above; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.
In Jefferies’ review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to Jefferies by ProFrac or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the management of ProFrac that it was not aware of any facts or circumstances that would make any of the foregoing information incomplete, inaccurate or misleading. In Jefferies’ review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance
sheet or otherwise), nor did Jefferies conduct a physical inspection of any of the properties or facilities of, USWS or ProFrac, and Jefferies was not furnished with and assumed no responsibility to obtain, any such evaluations, appraisals or physical inspections. Jefferies did not evaluate the solvency or fair value of USWS, ProFrac or any other entity under any laws relating to bankruptcy, insolvency or similar matters.
With respect to the financial forecasts provided to and reviewed by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. The ProFrac Special Committee informed Jefferies, however, and Jefferies assumed, at the direction of the ProFrac Special Committee, that the USWS Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of USWS as to the future financial performance of USWS and the other matters covered thereby. Jefferies also assumed, at the direction of the ProFrac Special Committee, that the ProFrac Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of ProFrac as to the future financial performance of ProFrac and the other matters covered thereby. With respect to the future financial performance of ProFrac giving pro forma effect to the Merger, at the direction of the ProFrac Special Committee and with its consent, Jefferies assumed that the Synergies would be realized in the amounts and at the times projected. Jefferies expressed no opinion as to the USWS Forecasts or the ProFrac Forecasts or the assumptions on which they were based, including with respect to the Synergies.

Jefferies relied upon the assessments of the management of ProFrac as to, among other things, (i) the potential impact on USWS and ProFrac of market, competitive, seasonal, macroeconomic, geopolitical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the energy industry and the geographic regions and local communities in which USWS and ProFrac operate, and (ii) the ability of ProFrac to integrate the businesses of USWS and ProFrac and to realize the potential Synergies. Jefferies assumed that there would not be any developments with respect to any such matters that would have an adverse effect on USWS, ProFrac or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Jefferies’ analyses or opinion.
Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date thereof. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date thereof. Jefferies further noted that the current volatility and disruption in the energy, credit and financial markets relating to, among other things, the
COVID-19
pandemic and armed conflict in or relating to Ukraine, may or may not have an effect on USWS or ProFrac, and Jefferies did not express an opinion as to the effects of such volatility or such disruption on the Merger or any party to the Merger.
Jefferies made no independent investigation of, and Jefferies expressed no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to USWS or ProFrac, and Jefferies assumed the correctness in all respects material to its analyses and opinion of all legal, regulatory, accounting and tax advice given to USWS, ProFrac and the ProFrac Special Committee, including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting USWS or ProFrac or the Merger and legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement and related documents to USWS and ProFrac and their respective stockholders. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the transaction to any holder of USWS Common Stock or ProFrac Common Stock. Jefferies assumed that the Merger would be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by Jefferies. Jefferies also assumed that in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Merger or otherwise, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition would be imposed or occur that would have an adverse effect on USWS, ProFrac or the contemplated benefits of the Merger or that otherwise would be material in any respect to Jefferies’ analyses or opinion.
In addition, Jefferies was not requested to and did not provide advice concerning the structure, the specific amount of the Exchange Ratio, or any other aspects of the Merger, or to provide services other than the delivery of Jefferies’ opinion. Jefferies was not authorized to and did not solicit any expressions of interest from any other parties with respect to the purchase or sale of all or any part of USWS or ProFrac or any other alternative transaction. Jefferies did not participate in negotiations with respect to the terms of the Merger and related transactions. Consequently, Jefferies assumed that such terms were the most beneficial terms from ProFrac’s perspective that could under the circumstances be negotiated among the parties to such transactions, and no opinion was expressed whether any alternative transaction might result in consideration more favorable to ProFrac than that contemplated by the Merger Agreement.
Jefferies’ opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to USWS or ProFrac, nor did it address the underlying business decision by USWS or ProFrac to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein, including the form or structure of the Merger or any term, aspect or implication of any other agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from the Merger or otherwise. Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of USWS or ProFrac or any other party, other than the fairness of the

Exchange Ratio provided for in the Merger pursuant to the Merger Agreement. Jefferies expressed no view or opinion as to the actual value of ProFrac Class A Common Stock when issued in connection with the Merger or the price at which shares of USWS Common Stock or ProFrac Class A Common Stock or any other securities may trade or otherwise be transferrable at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any of USWS’ or ProFrac’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement or otherwise. Jefferies’ opinion was authorized by the Fairness Committee of Jefferies LLC.
In connection with rendering its opinion to the ProFrac Special Committee, Jefferies performed certain financial and comparative analyses, including those described below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies analyses summarized below, no company used as a comparison was identical or directly comparable to ProFrac, USWS or the Merger nor were individual multiples observed for each of the selected companies, in isolation, independently determinative of the results of Jefferies’ selected public companies analyses. These analyses necessarily involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies or transactions concerned.
Jefferies believes that its analyses and the summary below must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.
The estimates of the future performance of ProFrac and USWS in or underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of ProFrac and USWS. Estimates of the financial value of companies or businesses do not purport to be appraisals or necessarily reflect the prices at which companies, businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the implied reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies’ view of the actual value of ProFrac, USWS or their respective businesses or securities.
The Exchange Ratio was determined through negotiations between ProFrac and USWS, and the decision by ProFrac to enter into the Merger Agreement was solely that of the ProFrac Board based on the recommendation of the ProFrac Special Committee. Jefferies’ opinion and financial analyses were only one of many factors considered by the ProFrac Special Committee in its evaluation of the Exchange Ratio and should not be viewed as determinative of the views of the ProFrac Special Committee, the ProFrac Board or ProFrac management with respect to the Merger or the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement.
Financial Analyses
The summary of the financial analyses described in this section entitled “
Financial Analyses
” is a summary of the material financial analyses reviewed with the ProFrac Special Committee and performed by Jefferies in connection with its analyses and opinion.
The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. The order in which the financial analyses summarized below appear does not necessarily reflect the relative importance or weight given to such analyses. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 17, 2022 and is not necessarily indicative of current or future market conditions.
For purposes of the financial analyses described below, the term “Exchange Ratio” means the exchange ratio as defined in the Merger Agreement as of June 21, 2022 of 0.0561 of a share of ProFrac Class A Common Stock for each outstanding share of USWS Common Stock. The term “Implied Merger Consideration” means $1.19 per share, calculated based on the Exchange Ratio of 0.0561 and the closing price of $21.26 as of June 17, 2022 for the ProFrac Class A Common Stock. The term “fully diluted shares” with respect to ProFrac includes the impact from outstanding ProFrac dilutive securities, and the term “fully diluted shares” with respect to USWS includes the effect of the conversion of USWS Series A Preferred Stock and USWS Equity Linked Convertible Notes and the impact of USWS dilutive securities.
On August 4, 2022, USWS effected a
1-for-6
reverse split of its Common Stock. After giving effect to USWS’ reverse split, the Exchange Ratio as defined in the Merger Agreement has been adjusted from 0.0561 to 0.3366.
ProFrac Financial Analyses
Selected Public Companies Analysis
. Jefferies reviewed publicly available financial, stock market and operating information of ProFrac and the following selected publicly traded companies in the oilfield services industry that Jefferies considered generally relevant for purposes of analysis, based on Jefferies’ professional judgment and taking into account, among other things, business and financial profiles and market capitalizations of such companies, collectively referred to as the “ProFrac selected companies”:

•	Liberty Energy Inc.

•	NexTier Oilfield Solutions Inc.

•	ProPetro Holding Corp.

•	RPC, Inc.
Jefferies reviewed, among other information and to the extent publicly available, enterprise values of the ProFrac selected companies, calculated as fully diluted equity values based on closing stock prices on June 17, 2022, plus total debt, preferred equity and non-controlling
interests, minus cash and cash equivalents (as applicable), as a multiple of such company’s estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, for the calendar years 2022, 2023 and 2024, which we refer to as 2022E EBITDA, 2023E EBITDA and 2024E EBITDA, respectively. Financial data of the ProFrac selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information.
The results of this analysis were as follows:
Selected Public Companies Analysis – ProFrac

Financial Metric	Low	High	Mean	Median
2022E EBITDA	3.6x	6.9x	5.3x	5.3x
2023E EBITDA	2.6x	5.3x	3.9x	3.8x
2024E EBITDA	2.4x	5.0x	3.5x	3.3x
Jefferies applied a selected range of enterprise value to estimated EBITDA multiples of 4.25x to 6.25x, 3.0x to 5.0x, and 2.5x to 4.5x, to corresponding data of ProFrac based on the ProFrac Forecasts for 2022E EBITDA, 2023E EBITDA and 2024E EBITDA, respectively, to determine a range of implied enterprise values for ProFrac. Jefferies then subtracted ProFrac’s projected net debt and corporate adjustments as of September 30, 2022, as provided by ProFrac management, to calculate a range of implied equity values, and divided the result by the number of fully diluted shares of ProFrac Class A Common Stock to calculate a range of implied equity values per share for ProFrac. This analysis indicated the reference ranges of implied equity values per share set forth in the table below, as compared to the ProFrac Class A Common Stock closing price of $21.26 as of June 17, 2022.

Selected Public Companies Analysis – ProFrac

Financial Metric	Selected Multiple Range	Implied Equity Value Per Share
2022E EBITDA	4.25x – 6.25x	$18.70 - $28.79
2023E EBITDA	3.00x – 5.00x	$18.08 - $31.96
2024E EBITDA	2.50x – 4.50x	$17.38 - $33.47
No company utilized in the selected public companies analysis is identical to ProFrac. In evaluating the selected public companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond ProFrac’s and Jefferies’ control.
Discounted Cash Flow Analysis
. Jefferies performed a discounted cash flow analysis of ProFrac by calculating the estimated present value of the standalone unlevered, after-tax
free cash flows that ProFrac was forecasted to generate during the fourth calendar quarter of 2022 and the calendar years ending December 31, 2023 through December 31, 2025 based on the ProFrac Forecasts. Terminal values of ProFrac were calculated by applying to ProFrac’s calendar year ending December 31, 2025 estimated adjusted EBITDA, based on the ProFrac Forecasts, a range of enterprise value to adjusted EBITDA multiples of 4.25x to 6.25x, selected based on Jefferies’ professional judgment and taking into account, among other things, observed implied enterprise value to EBITDA multiples of the ProFrac selected companies. The present values (as of September 30, 2022) of the unlevered free cash flows and terminal values were then calculated using a selected discount rate range of 14.9% to 16.9%, based on an estimate of ProFrac’s weighted average cost of capital, to determine a range of implied enterprise values for ProFrac. Jefferies then subtracted ProFrac’s projected net debt and corporate adjustments as of September 30, 2022, as provided by ProFrac management, to calculate a range of implied equity values, and divided the result by the number of fully diluted shares of ProFrac Class A Common Stock to calculate a range of implied equity values per share for ProFrac. This analysis indicated a reference range of implied equity values per share of ProFrac Class A Common Stock of $29.06 to $41.11, as compared to the ProFrac Class A Common Stock closing price of $21.26 as of June 17, 2022.
USWS Financial Analyses
Selected Public Companies Analysis
. Jefferies reviewed publicly available financial, stock market and operating information of USWS and the following selected publicly traded companies in the oilfield services industry that Jefferies considered generally relevant for purposes of analysis, based on Jefferies’ professional judgment and taking into account, among other things, business and financial profiles and market capitalizations of such companies, collectively referred to as the “USWS selected companies”:

•	Liberty Energy Inc.

•	NexTier Oilfield Solutions Inc.

•	ProFrac Holding Corp.

•	ProPetro Holding Corp.

•	RPC, Inc.
Jefferies reviewed, among other information and to the extent publicly available, enterprise values of the USWS selected companies, calculated as fully diluted equity values based on closing stock prices on June 17, 2022, plus total debt, preferred equity and non-controlling
interests, minus cash and cash equivalents (as applicable), as a multiple of such company’s estimated EBITDA for the calendar years 2022, 2023 and 2024, respectively. Financial data of the USWS selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information.

The results of this analysis were as follows:
Selected Public Companies Analysis – USWS

Financial Metric	Low	High	Mean	Median
2022E EBITDA	3.6x	6.9x	5.3x	5.3x
2023E EBITDA	2.6x	5.3x	3.8x	3.7x
2024E EBITDA	2.4x	5.0x	3.5x	3.4x
Jefferies applied a selected range of enterprise value to estimated EBITDA multiples of 4.25x to 6.25x, 3.0x to 5.0x, and 2.5x to 4.5x, to corresponding data of USWS based on the USWS Forecasts for 2022E EBITDA, 2023E EBITDA and 2024E EBITDA, respectively, to determine a range of implied enterprise values for USWS. Jefferies then subtracted USWS’ projected net debt and corporate adjustments as of September 30, 2022, as provided by USWS management, to calculate a range of implied equity values, and divided the result by the number of fully diluted shares of USWS Common Stock to calculate a range of implied equity values per share for USWS. This analysis indicated the reference ranges of implied equity values per share set forth in the table below, as compared to the Implied Merger Consideration of $1.19 per share.
Selected Public Companies Analysis – USWS

Financial Metric	Selected Multiple Range	Implied Equity Value Per Share
2022E EBITDA	4.25x – 6.25x	$0.12 - $0.62
2023E EBITDA	3.00x – 5.00x	$1.27 - $2.60
2024E EBITDA	2.50x – 4.50x	$1.21 - $2.75
No company utilized in the selected public companies analysis is identical to USWS. In evaluating the selected public companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond USWS’ and Jefferies’ control.
Discounted Cash Flow Analysis
. Jefferies performed a discounted cash flow analysis of USWS by calculating the estimated present value of the standalone unlevered, after-tax
free cash flows that USWS was forecasted to generate during the fourth calendar quarter of 2022 and the calendar years ending December 31, 2023 through December 31, 2025 based on the USWS Forecasts. Terminal values of USWS were calculated by applying to USWS’ calendar year ending December 31, 2025 estimated adjusted EBITDA, based on the USWS Forecasts, a range of enterprise value to adjusted EBITDA multiples of 4.25x to 6.25x, selected based on Jefferies’ professional judgment and taking into account, among other things, observed implied enterprise value to EBITDA multiples of the USWS selected companies. The present values (as of September 30, 2022) of the unlevered free cash flows and terminal values were then calculated using a selected discount rate range of 18.3% to 20.3%, based on an estimate of USWS’ weighted average cost of capital, to determine a range of implied enterprise values for USWS. Jefferies then subtracted USWS’ projected net debt and corporate adjustments as of September 30, 2022, as provided by USWS management, to calculate a range of implied equity values, and divided the result by the number of fully diluted shares of USWS Common Stock to calculate a range of implied equity values per share for USWS. This analysis indicated a reference range of implied equity values per share of USWS Common Stock of $2.14 to $3.16, as compared to Implied Merger Consideration of $1.19 per share.
Implied Exchange Ratio Analysis

Jefferies calculated reference ranges of implied exchange ratios, based on the selected public companies analyses and discounted cash flow analyses described above, by using the range of implied per share equity values for ProFrac and the range of implied per share equity values for USWS. Jefferies calculated the range of implied exchange ratios by (i) dividing the low end of the reference ranges of per share equity values for USWS by the high end of the reference ranges of per share equity values for ProFrac, and (ii) dividing the high end of the reference ranges of per share equity values for USWS by the low end of the reference ranges of per share equity values for ProFrac. This analysis indicated the reference ranges of implied exchange ratios set forth in the table below, as compared to the Exchange Ratio provided for in the Merger Agreement as of June 21, 2022 of 0.0561.
Implied Exchange Ratio Analysis

Financial Metric	ProFrac Implied Equity Value Per Share	USWS Implied Equity Value Per Share	Implied Exchange Ratio
Selected Public Companies Analysis
2022E EBITDA	$18.70 - $28.79	$0.12 - $0.62	0.0042x - 0.0330x
2023E EBITDA	$18.08 - $31.96	$1.27 - $2.60	0.0398x - 0.1440x
2024E EBITDA	$17.38 - $33.47	$1.21 - $2.75	0.0360x - 0.1584x
Discounted Cash Flow Analysis	$29.06 - $41.11	$2.14 - $3.16	0.0522x - 0.1089x
Miscellaneous
ProFrac has agreed to pay Jefferies for its financial advisory services to the ProFrac Special Committee in connection with the Merger an aggregate fee of $1 million, which was payable upon delivery of Jefferies’ opinion to the ProFrac Special Committee. In addition, ProFrac agreed to reimburse Jefferies for expenses, including fees and expenses of counsel, incurred in connection with Jefferies’ engagement and to indemnify Jefferies and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.
As the ProFrac Special Committee was aware, although Jefferies and its affiliates did not provide financial advisory or financing services to ProFrac or USWS unrelated to the Merger during the two-year
period prior to the date of Jefferies’ opinion for which Jefferies and its affiliates received compensation, Jefferies and its affiliates may provide such services to ProFrac or USWS and/or their respective affiliates in the future, for which services Jefferies and its affiliates would expect to receive compensation. In the ordinary course of business, Jefferies and its affiliates may trade or hold securities or financial instruments (including loans and other obligations) of ProFrac or USWS, and/or their respective affiliates for Jefferies’ own account and for the accounts of Jefferies’ customers and, accordingly, may at any time hold long or short positions in those securities.
Jefferies was selected as the ProFrac Special Committee’s independent financial advisor in connection with the Merger because, among other things, Jefferies is an internationally recognized investment banking firm with substantial experience in merger and acquisition transactions and based on its familiarity with ProFrac’s business and industry. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.
Interests of ProFrac Executive Officers and Directors in the Merger
The ProFrac Stockholders should note that some directors and executive officers of ProFrac have interests in the Merger that are different from, or are in addition to, the interests of ProFrac’s stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below.
Family Relationships
Ladd Wilks, the Chief Executive Officer of ProFrac, is the son of Farris Wilks and nephew of Dan Wilks, and Matthew D. Wilks, the Executive Chairman of the ProFrac Board, is the son of Dan Wilks and nephew of Farris Wilks. Additionally, Matthew D. Wilks is the V.P. of Investments of THRC Holdings, an affiliate of Dan Wilks.

The Wilks Parties collectively hold a controlling interest in ProFrac and beneficially own certain securities of USWS, as described below. THRC Management is the general partner of THRC Holdings. Dan Wilks is the sole member of THRC Management. As a result, each of Dan Wilks and THRC Management may be deemed to have shared voting and dispositive power over, and to share beneficial ownership of, the securities owned by THRC Holdings.
Wilks Brothers, LLC
Sergei Krylov, one of ProFrac’s directors, serves as Investment Partner and Chief Financial Officer of Wilks Brothers, LLC (an entity controlled by Dan Wilks and Farris Wilks).
Wilks Parties’ Investments in USWS Securities
Unless noted otherwise, the figures in this section are not adjusted for the
1-for-6
reverse stock split implemented by USWS on August 4, 2022.
On June 24, 2021, THRC Holdings purchased an aggregate of $25,000,000 in principal amount of USWS Equity Linked Convertible Notes from USWS.
On July 1, 2021, THRC Holdings assigned and transferred $12,500,000 of the USWS Equity Linked Convertible Notes to Farris Wilks in exchange for $12,500,000.
On July 12, 2021, THRC Holdings and Farris Wilks each purchased an additional $2,750,000 in principal amount of USWS Equity Linked Convertible Notes from USWS.
On March 1, 2022, USWS issued to THRC Holdings 6,976,744 USWS February Term C Loan Warrants exercisable for no more than 6,976,744 shares of USWS Common Stock in connection with the entry by THRC Holdings into a certain Joinder to Senior Secured Term Loan Agreement. For more information about the Senior Secured Term Loan and the Term C Loans, see “
Management’s Discussion and Analysis of Financial Condition and Results of Operations of USWS
.”
Upon the consummation of the Merger, the Wilks Parties will receive an aggregate of 4,138,596 shares of ProFrac Class A Common Stock as Merger Consideration (assuming, solely for the purpose of this calculation, a hypothetical closing date of October 31, 2022), which, based on the ProFrac Class A Common Stock June 21, 2022 closing price, would be approximately $88.9 million.

The table below summarizes THRC Holdings’ and Farris Wilks’s holdings of USWS securities, on an individualized basis, and the number of shares of ProFrac Class A Common Stock that will be issued by ProFrac to each of THRC Holdings and Farris Wilks as a result of the Merger and the related transactions contemplated thereby.

USWS Securities Held by the Wilks Parties
USWS Security	USWS Common Stock (on an as converted basis) (1)	ProFrac Class A Common Stock (0.3366 Exchange Ratio)
9,568 shares of USWS Common Stock	• THRC Holdings: 9,568 shares • Farris Wilks: 0	• THRC Holdings: 3,220 • Farris Wilks: 0

5,198 shares of USWS Series A Preferred Stock (2)	• THRC Holdings: 1,125,194 • Farris Wilks: 0	• THRC Holdings: 378,740 • Farris Wilks: 0
2,666,669 USWS Series A Warrants	• THRC Holdings: 126,985 • Farris Wilks: 0	• THRC Holdings: 42,744 • Farris Wilks: 0

6,976,744 USWS Term C Loan Warrants	• 6,976,744 shares of USWS Common Stock	• 0 shares of ProFrac Class A Common Stock(3)

$80,765,592 in aggregable principal amount of USWS Equity Linked Convertible Notes (including the PIK interest thereunder as of July 9, 2022)	• THRC Holdings: 8,578,481 • Farris Wilks: 2,455,070	• THRC Holdings: 2,887,516 • Farris Wilks: 826,376

Total		• THRC Holdings: 3,312,220 • Farris Wilks: 826,376 • Wilks Parties: 4,138,596

(1)	All shares of USWS Common Stock reflect the 1-for-3.5 reverse stock split effected by USWS on September 30, 2021 and the 1-for-6 reverse stock split effected by USWS on August 4, 2022.
(2)	Assumes a liquidation preference as of October 31, 2022.
(3)	THRC Holdings will receive $1,227,907 in consideration for its Term C Loan Warrants in the Warrant Sale.
USWS February Term C Loan Warrants
As described under the section titled “
The Merger Agreement — Related Agreements,
” pursuant to the Warrant Purchase Agreement, immediately prior to the Effective Time and conditioned upon the consummation of the Merger, ProFrac will purchase from THRC Holdings 6,976,744 USWS February Term C Loan Warrants for an aggregate purchase price of $1,227,907.
USWS Series A Warrants
As described under the section titled “
The Merger Agreement — Treatment of USWS Warrants — Rollover Warrants,
” at the Effective Time, the USWS Series A Warrants, including USWS Series A Warrants held by THRC Holdings, will be canceled and converted into the right to receive a warrant to purchase a number of shares of ProFrac Class A Common Stock equal to (i) the number of shares of USWS Common Stock underlying the USWS Series A Warrant multiplied by (ii) the Exchange Ratio. The exercise price of the USWS Series A Warrant will be the exercise price of the USWS Series A Warrant divided by the Exchange Ratio.
After giving effect to the Merger, THRC Holdings and Farris Wilks will own 30,805,623 shares of ProFrac Class A Common Stock and 97,447,865 shares of ProFrac Class B Common Stock, or approximately 82.7% of ProFrac’s total outstanding shares. Please see “
Security Ownership of Certain Owners and Management
.”

Related Agreements in Connection with Merger Agreement
Concurrently with the execution and delivery of the Merger Agreement, (i) THRC Holdings and certain other stockholders of USWS entered into a Voting Agreement with ProFrac and (ii) THRC Holdings and certain other holders of the USWS Term C Loan Warrants entered into a Warrant Purchase Agreement. For more information about the Voting Agreement and the Warrant Purchase Agreement, please see “
The Merger Agreement — Related Agreements
” on page 148.
On June 21, 2022, THRC Holdings and Farris Wilks entered into Convertible Note Amendments with USWS. For more information about the Convertible Note Amendments, please see “
The Merger Agreement — Related Agreements
” on page 148.
Concurrently with the execution of the Merger Agreement, each of the lenders (the “
Term C Lenders
”), including THRC Holdings, that made Term C Loans under the Consent and Sixth Amendment to USWS’ Senior Secured Term Loan Credit Agreement (the “
Credit Agreement
”), entered into a Letter Agreement, dated June 21, 2022 (the “
PIK Interest Letter Agreement
”), pursuant to which, among other things, each Term C Lender, including THRC Holdings, covenanted and agreed that, with respect to interest accruing and becoming due and payable on its applicable Term C Loans under the Credit Agreement on and after June 30, 2022 (“
Subject Interest
”), such Term C Lender (i) would not (A) pursue any claim or (B) seek, demand or request any payment, return, exchange or other recovery, in each case, solely on account of any Subject Interest and (ii) would waive, reject and/or return to the loan parties, as applicable, (A) any offered or distributed payment solely on account of any Subject Interest or (B) the proceeds of any return, exchange or other recovery described in the foregoing clause (i). The terms of the PIK Interest Letter Agreement further provide that, (x) notwithstanding such covenants and agreements, Subject Interest shall continue to accrue in accordance with the Credit Agreement unless and until the Credit Agreement is waived, amended or otherwise modified in accordance with its terms and (y) the covenants and agreements of each Term C Lender described in clauses (i) and (ii) of the immediately preceding sentence shall terminate automatically, without notice or any other action, and shall have no further force or effect, in the event that the Merger Agreement is terminated in accordance with its terms.
Commercial Arrangements with USWS
Stockholders should also note that ProFrac Manufacturing, LLC, an affiliate of ProFrac, previously entered into a Patent License Agreement with U.S. Well Services, LLC, to purchase three licenses to manufacture electric frac fleets (one license per fleet) using USWS Clean Fleet
®
technology. The purchase price was $7.5 million per license for a total of $22.5 million. Under the terms of the Patent License Agreement, ProFrac Manufacturing, LLC has the option, but no obligation, to purchase seven additional licenses for $7.5 million each, and ten additional licenses for $9.0 million each thereafter.
Additionally, on July 18, 2022, U.S. Well Services, LLC, a subsidiary of USWS, entered into a $12.5 million promissory note (the “
Equify Note
”) with Equify Financial, as lender, an affiliate of the Wilks Parties. The Equify Note provides for the debt financing of certain equipment to be used by U.S. Well Services, LLC in building an electric frac fleet. The Equify Note matures August 1, 2027. The Equify Note is payable by U.S. Well Services, LLC to Equify Financial in equal monthly installments of principal in the amount of $208,334.00, together with all accrued and unpaid interest on the outstanding principal balance of the Equify Note, commencing on September 1, 2022, and continuing thereafter until the maturity date. The Equify Note bears interest at a rate per annum equal to the lesser of (i) the sum of (A) “prime rate” as published in the Wall Street Journal from time to time plus (B) 9.25%, and (ii) the maximum amount of interest allowed by applicable law.
USWS Board and USWS Special Committee Reasons for the Merger
In evaluating the Merger, each of the USWS Board and the USWS Special Committee consulted with USWS’ management, as well as with its financial and legal advisors. In reaching its determinations and recommendations, the USWS Board and USWS Special Committee evaluated a variety of factors that weighted in favor of the Merger, including, without limitation, the material factors listed below:

•
Strategic Considerations.
The USWS Board and the USWS Special Committee considered a number of factors pertaining to the strategic rationale for the merger as supporting its decision to enter into the Merger Agreement, including the following:

•
Significant scale and value of the combined company in the United States, with a strong presence in the most active U.S. unconventional oil and gas basins, including the Permian, Appalachia, the Eagle Ford,
Mid-Continent
and Haynesville, benefitting from improved efficiencies through increased geographical density and operating leverage.

•	An improved ability to service customers given the vertically integrated business model of ProFrac, which offers in-house manufacturing and refurbishment, proppant production and chemical solutions.

•
The combined company will benefit from an enhanced financial position, with a strong balance sheet capable facilitating further innovation and the full prosecution of the electric hydraulic fracturing opportunity.

•
The expectation that the combined company would generate $35 million of expected annualized cost synergies resulting from reduced corporate and field overhead, decreased repair and maintenance expenses from internalizing manufacturing and refurbishment capabilities, utilizing pro forma company’s buying power to secure best-in-class
pricing from suppliers and capitalizing on internal power end manufacturing to minimize capital expenditures.

•	The expectation that the merger will be accretive to Adjusted EBITDA of the combined company beginning in fiscal year 2023.

•
The alignment of complementary cultures and operating philosophies, including a shared commitment to safety and integrity, employee development, partnerships with blue-chip customers, operating efficiency and service quality, technical innovation and community engagement.

•	The positive anticipated reaction from employees and other key stakeholders to the merger.

•
The USWS Special Committee.
In addition to the foregoing, the USWS Special Committee also considered, among other things, the procedural safeguards and processes implemented to enable the USWS Special Committee to determine the fairness of the Merger Agreement and transactions contemplated thereby for all of USWS stockholders, including the following:

•	The USWS Special Committee consists of three independent directors, each of whom is unaffiliated with Crestview Partners;

•
The USWS Special Committee was empowered with full, plenary and exclusive power of the USWS Board to review, evaluate and investigate the proposed transaction with ProFrac and negotiate the terms of the proposed transaction with ProFrac or any potential alternative transactions;

•	The USWS Special Committee retained, and was advised by, experienced and qualified outside legal and financial advisors;

•	The USWS Special Committee requested and received a fairness opinion from Piper Sandler;

•	The terms and conditions of the Merger Agreement were determined through arm’s-length negotiations conducted at the direction of the USWS Special Committee and its representatives and advisors;

•	The compensation of the members of the USWS Special Committee was in no way contingent on their approval of any transaction; and

•	The frequency and extent of the USWS Special Committee’s deliberation and its access to USWS management and advisors in connection with the evaluation of the potential transaction with ProFrac.

•	Strategic Alternatives. The USWS Board and the USWS Special Committee considered the strategic alternatives available to USWS.

•
These alternatives include remaining a stand-alone entity, and the determination of the USWS Board and the USWS Special Committee was that a combination with ProFrac was a superior option when considering that there are, in general, business, financial, market and execution risks associated with remaining independent and successfully implementing USWS’ stand-alone business plan.

•
Based on the fact that USWS had conducted a thorough strategic alternative review process in 2022 and no formal bids were submitted, it was the opinion of Piper Sandler, the USWS Board and the USWS Special Committee that it was unlikely that any other strategic buyers or financial sponsors would be willing to submit a competing offer with superior terms.

•
Financial Considerations.
The USWS Board and the USWS Special Committee considered a number of financial factors pertaining to the Merger as supporting its decision to enter into the Merger Agreement, including the following:

•
The financial terms of the transaction which specifies the fixed exchange rate of 0.3366 of ProFrac Class A Common Stock for each outstanding share of USWS Common Stock. Based upon ProFrac’s closing stock price of $21.49 per share on June 21, 2022 (the last trading day before the Merger Agreement was announced), the transaction represented a purchase price of $1.21 per share of USWS Common Stock or a 68% premium to the USWS Common Stock closing price on June 21, 2022 and representing premiums of 54%, 59%, 39% and 21% over the average closing share price during the
15-day,
1-month,
3-month
and
6-month
periods ended June 21, 2022, respectively.

•
The exchange ratio is fixed and will not fluctuate as a result of changes in the price of ProFrac Class A Common Stock or USWS Common Stock prior to the consummation of the Merger, which limits the impact of external factors on the Merger Consideration.

•
That USWS Stockholders will own approximately 8% of the combined company’s outstanding shares immediately after the Effective Time of the Merger (assuming conversion of all of USWS’ Convertible Notes and Preferred Stock), which will allow USWS Stockholders to participate in all of the benefits of the combined company, including future growth and expected synergies while retaining the flexibility of selling all or a portion of those shares for cash at any time.

•	The opportunity for USWS Stockholders to benefit from any increase in the trading of ProFrac Class A Common Stock between announcement of the Merger and the Closing of the Merger.

•
The USWS Board and the USWS Special Committee also considered the fact that ProFrac had increased its purchase price during negotiations and the board’s belief that the consideration was a full and fair price to acquire USWS.

•
Financial Advisor Opinion.
The USWS Board and USWS Special Committee considered Piper Sandler’s opinion (the “
Piper Sandler Opinion
”), dated June 21, 2022, as to the fairness, from a financial point of view and as of the date of the Piper Sandler Opinion, of the consideration to be received by USWS Stockholders.

•
The USWS Board and the USWS Special Committee considered the financial presentation of Piper Sandler, and its written opinion to the effect that, as of June 21, 2022 and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in the opinion, the Merger consideration to be received by holders of shares of USWS Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. The opinion of Piper Sandler is addressed to, and for the use and benefit of, the USWS Board in connection with and for purposes of its evaluation of the Merger and does not constitute a recommendation as to how any holder of USWS Common Stock should vote with respect to the Merger. The full text of the Piper Sandler Opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion is attached as
Annex D
to this proxy statement/information statement/prospectus and is incorporated herein by reference.

•	Terms of the Merger Agreement. The USWS Board and the USWS Special Committee considered that the terms of the Merger Agreement are reasonable, including:

•
The fact that a Special Committee comprised of the independent and disinterested directors of the USWS Board (supported by its financial and legal advisors) negotiated the Merger Agreement and the transactions contemplated thereby on behalf of USWS.

•
The fact that the size of the termination fees are reasonable in light of the size (particularly on an enterprise value basis) and benefits of the Merger and the USWS Board and the USWS Special Committee concluded that a termination fee of this size for the transactions contemplated by the Merger Agreement should not unduly deter a third party from making, or inhibit the USWS Board and the USWS Special Committee in evaluating, negotiating, and, if appropriate, terminating the Merger Agreement to enter into a transaction that is, a superior proposal.

•
The USWS Board and the USWS Special Committee considered the fact that the consummation of the proposed Merger would require the affirmative vote of the holders of a majority of the outstanding shares of USWS’ Common Stock and that although approximately 44% of such outstanding shares were subject to Voting Agreements, that figure would be cut back to 35% in the event of a change in the recommendation of the USWS Special Committee or the USWS Board.

•
The USWS Board and the USWS Special Committee considered the regulatory approvals required to complete the Merger, including expiration or termination of any waiting period or extension thereof under the HSR Act, and the belief that the Merger would be approved by the requisite authorities, without the imposition of conditions sufficiently material to preclude or materially diminish the benefits expected from the Merger, and would otherwise be completed in accordance with the terms of the Merger Agreement.

•
That the Merger Agreement provides USWS sufficient operating flexibility to conduct its business generally in the ordinary course between the signing of the Merger Agreement and the completion of the Merger.

•	Negative Factors Relating to the Merger that were Considered.

•
That the completion of the Merger will preclude stockholders from having the opportunity to receive 100% of the benefits of USWS’ future earnings growth and the future appreciation of the value of its capital stock that could be anticipated if its strategic plan were successfully implemented on a stand-alone basis.

•
The fact that not all conditions to the Closing of the Merger, including the required approvals of governmental authorities, are within USWS’ control and the risk that the Merger may not be completed despite the parties’ efforts or that the Closing may be unduly delayed and the effects on USWS as a stand-alone company because of such failure or delay.

•
The potential negative effect of the pendency of the Merger on the business and relationships with employees, customers, providers, suppliers, regulators and the communities in which it operates, including the risk that certain key members of senior management might choose not to remain employed with USWS prior to the completion of the Merger, regardless of the completion of the Merger.

•	The challenges inherent in the combination of two businesses of the size and scope of USWS and ProFrac and the possible diversion of management’s attention for an extended period of time.

•	The risk of not capturing all of the anticipated synergies between USWS and ProFrac and the risk that other anticipated benefits of the Merger might not be realized.

•
Because the Exchange Ratio is fixed, in the event of a decrease in the price of ProFrac Class A Common Stock between the date of execution of the Merger Agreement and the Closing of the Merger, USWS Stockholders may receive less value for their shares upon the Closing of the Merger than calculated pursuant to the Exchange Ratio on the date of the execution of the Merger Agreement.

•	That certain provisions of the Merger Agreement could have the effect of discouraging proposals for alternative transactions involving USWS, including a termination fee of $8 million.

•	The potential for litigation relating to the Merger and the associated costs, burden and inconvenience involved in defending those proceedings.

•	The transaction costs, including severance costs, to be incurred in connection with the Merger.

•	The possible diversion of management and employee attention for an extended period of time during the pendency of the Merger.

•
Interests of Certain Persons
. In addition to considering the factors described above, the USWS Special Committee and the USWS Board also considered that some officers and directors of USWS, including affiliates of the directors, may have interests in the business combination that are in addition to, and that may be different from, the interests of USWS’ other stockholders (see section entitled “
Interests of USWS Executive Officers and Directors in the Merger
”). The USWS Special Committee consisting of the independent and disinterested directors reviewed and considered these interests during the negotiation of the transactions and in evaluating and unanimously approving, as members of the USWS Special Committee and the USWS Board, the Merger Agreement and related transactions.

Recommendations of the USWS Board and the USWS Special Committee
On June 20, 2022, the USWS Special Committee unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby were fair to, and in the best interest of, USWS and the USWS Stockholders and (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby. The USWS Special Committee further unanimously resolved, subject to the terms and conditions set forth in the Merger Agreement, to (i) recommend that the USWS Board (x) determine that the Merger Agreement and the transactions contemplated thereby were fair to, and in the best interests of USWS and the USWS Stockholders and (y) approve and declare advisable the Merger Agreement and the transactions contemplated thereby and (ii) recommend that the USWS Board (x) direct that the USWS Merger Proposal be submitted to the USWS Stockholders for their approval and (y) recommend that USWS Stockholders approve the USWS Merger Proposal.
The USWS Board, acting on the unanimous recommendation and approval of the USWS Special Committee, unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to and in the best interests of USWS and the USWS Stockholders and unanimously recommends that the USWS Stockholders vote “
FOR
” the proposal to adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, “
FOR
” the issuance of shares of USWS Common Stock to be issued by USWS upon the conversion of the USWS Series A Preferred Stock and the USWS Equity Linked Convertible Notes, “
FOR
” the approval of the amendment to USWS’ Certificate of Designations of Series A Preferred Stock, “
FOR
” the approval of the amendment to the A&R LTIP, and “
FOR
” the proposal to adjourn the USWS Special Meeting, including, if necessary, to solicit additional proxies in favor of such adoption.

USWS Prospective Financial Information
USWS does not as a matter of course make public projections as to future performance, earnings or other results beyond the current fiscal year due to the unpredictability of the underlying assumptions and estimates. However, USWS provided to ProFrac, in connection with its due diligence review, non-public
standalone financial forecasts for the period from 2022—2026 that had been prepared by USWS’ management for internal planning purposes and that are subjective in many respects (the “base case projections”). The base case projections assumed that USWS was able to complete the buildout of all four of its new Nyx Clean Fleets
®
, an increase in margins resulting from the additional fleets and upward pricing pressure and that USWS continued as a stand-alone business with constant selling, general and administrative expenses through the period. USWS management also prepared certain downside projections (the “downside projections” and, together with the base case projections, the “projections”), which were not provided to ProFrac. The downside projections assumed no licensing revenue, an increase of litigation costs and professional fees through certain portions of the relevant period, the laying down of an electric fleet at the end of 2022, and the reduction in pricing and hours with respect to certain of USWS’ fleets. These projections do not give effect to the Merger. USWS has included below a summary of these financial forecasts, which it refers to as the projections. In compiling the projections, USWS management took into account historical performance, combined with estimates regarding revenues, gross profit, adjusted EBITDA, as defined below, capital expenditures and total free cash flows. USWS also provided the projections to Piper Sandler for its use in connection with the rendering of its fairness opinion to the USWS Board and performing its related financial analysis. USWS believes that the projections reflect the current operating plan for USWS on a going-forward standalone basis. The summary of the projections is not being included in this proxy statement/information statement/prospectus to influence a stockholder’s decision whether to vote for or against the proposal to adopt the Merger Agreement, but is being included because the projections were provided to ProFrac and Piper Sandler.
The projections included in this proxy statement/information statement/prospectus have been prepared by, and are the responsibility of, USWS’ management. The projections were not prepared with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. KPMG LLP, USWS’ independent registered public accounting firm, has not examined, compiled or performed any procedures with respect to the projections and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto.
The projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of USWS’ management. Since the projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The assumptions upon which the projections were based necessarily involve judgments with respect to, among other things, industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to USWS’ business, all of which are difficult or impossible to predict accurately and many of which are beyond USWS’ control. The projections also reflect assumptions as to certain business decisions that are subject to change. In addition, the projections may be affected by USWS’ ability to achieve strategic goals, objectives and targets over the applicable periods. The projections are susceptible to interpretations and periodic revision based on actual experience and business developments.
As a result, there can be no assurance that the projections will be realized, and actual results may be significantly higher or lower than projected. The inclusion of the projections in this proxy statement/information statement/prospectus should not be regarded as an indication that USWS or any of its affiliates, advisors, officers, directors or representatives considered, or now consider, the projections to be predictive of actual future results, and the projections should not be relied upon as such. Neither USWS nor any of its affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date the projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error. USWS does not intend to make publicly available any update or other revision to the projections, except as otherwise required by applicable securities laws. Neither USWS nor any of its affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder of USWS or to any other person regarding the ultimate performance of USWS compared to the information contained in the projections or that the projections will be achieved. USWS has made no representation to ProFrac, Merger Sub or their affiliates, in the Merger Agreement or otherwise, concerning the projections.
In light of the foregoing factors and the uncertainties inherent in the projections, stockholders are cautioned not to place undue, if any, reliance on the projections.
The following table and other information below is a summary of the base case projections (dollars in millions, except as noted).

	Management Projections Fiscal Year Ending December 31
	2022E	2023E	2024E	2025E	2026E
Revenue	306	471	537	555	565
Gross Profit (1)	80	191	215	217	220
Adjusted EBITDA (2)	56	166	193	195	196
Total Capital Expenditures (3)	(138)	(52)	(29)	(30)	(30)
Total Free Cash Flows (4)	(82)	114	164	165	167

(1)	Excludes stock-based compensation.
(2)
Adjusted EBITDA is defined as
non-GAAP
net income (loss) plus depreciation and amortization, income tax expense (benefit), stock-based compensation expense, net interest expense, other non-cash
charges and other management adjustments.

(3)	Total Capital Expenditures is defined as maintenance capital expenditures plus growth capital expenditures.
(4)	Total Free Cash Flows defined as Adjusted EBITDA minus maintenance and growth capital expenditures.
The following table and other information below is a summary of the downside projections (dollars in millions, except as noted).

	2022	2023	2024	2025	2026
Revenue	$299	$380	$429	$448	$459
Gross Profit (1)	74	118	134	138	142
Adj. EBITDA (2)	49	91	112	115	118
Total Capex (3)	138	49	26	27	27
Total Free Cash Flows (4)	(88)	42	86	89	92

(1)	Excludes stock-based compensation.
(2)
Adjusted EBITDA is defined as non-GAAP net income (loss) plus depreciation and amortization, income tax expense (benefit), stock-based compensation expense, net interest expense, other non-cash charges and other management adjustments.

(3)	Total Capital Expenditures is defined as maintenance capital expenditures plus growth capital expenditures.
(4)	Total Free Cash Flows defined as Adjusted EBITDA minus maintenance and growth capital expenditures.
The projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding USWS contained elsewhere in this proxy statement/information statement/prospectus and USWS’ public filings with the SEC. See “
Where You Can Find More Information
” beginning on page 276 of this proxy statement/information statement/prospectus.

Opinion of the Financial Advisors to the USWS Special Committee
USWS retained Piper Sandler to act as financial advisor to the USWS Special Committee in connection with USWS consideration of a possible business combination. USWS selected Piper Sandler to act as a financial advisor because Piper Sandler is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger and is familiar with USWS, ProFrac and their respective businesses. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of oilfield services companies and their securities in connection with mergers and acquisitions and other corporate transactions.
Piper Sandler acted as an independent financial advisor to the USWS Special Committee in connection with the proposed Merger and participated in certain of the negotiations leading to the execution of the Merger Agreement. On June 21, 2022, prior to the execution of the Merger Agreement, Piper Sandler delivered to the USWS Special Committee and the USWS Board its written opinion, to the effect that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of USWS Common Stock issued and outstanding immediately prior to the Effective Time, in their capacity as holders of USWS Common Stock.
The implied Merger Consideration to be received by the holders of shares of USWS Common Stock in the Merger, as of the date of the opinion, was equal to $1.21 per share of USWS Common Stock (calculated as the product of the implied value of 0.0561 shares of ProFrac Class A Common Stock based on the closing trading price of ProFrac Class A Common Stock as of June 21, 2022. The full text of Piper Sandler’s opinion is attached as
Annex D
to this proxy statement/information statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of USWS Common Stock are urged to read the entire opinion carefully in connection with their consideration of the proposed Merger.
Piper Sandler’s opinion was directed to the USWS Special Committee in connection with its consideration of the Merger and the Merger Agreement and does not constitute a recommendation to any USWS Stockholder as to how any such USWS Stockholder should vote at any meeting of stockholders called to consider and vote upon the approval of the Merger or the Merger Agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of USWS Common Stock issued and outstanding immediately prior to the Effective Time, in their capacity as holders of USWS Common Stock, and did not address the underlying business decision of USWS to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Merger Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for USWS or the effect of any other transaction in which USWS might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of USWS, or class of such persons, if any, relative to the amount of compensation to be received in the Merger by any other stockholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee. In connection with its opinion, Piper Sandler has, among other things:

•	reviewed and analyzed the financial terms of a draft of the Merger Agreement dated as of June 21, 2022;

•	reviewed and analyzed certain financial and other data with respect to USWS and ProFrac which was publicly available;

•
reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of USWS and ProFrac that were publicly available, as well as those that were furnished to Piper Sandler by USWS;

•
conducted discussions with members of senior management and representatives of USWS and ProFrac concerning the matters described in each of the two bullets directly above, as well as their respective business prospects before and after giving effect to the Merger;

•
reviewed the current and historical reported prices and trading activity of shares of USWS Common Stock and ProFrac Class A Common Stock and similar information for certain other companies deemed by Piper Sandler to be comparable to USWS;

•	compared the financial performance of USWS and ProFrac with that of certain other publicly-traded companies that Piper Sandler deemed relevant;

•	reviewed the financial terms, to the extent publicly available, of certain business combination transactions that Piper Sandler deemed relevant;

•	performed a relative discounted cash flow analysis with respect to USWS and ProFrac;

•	performed a contribution analysis; and

•	conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Piper Sandler deemed necessary in arriving at its opinion.
Piper Sandler also discussed with certain members of the senior management of USWS and its representatives the business, financial condition, results of operations and prospects of USWS and held similar discussions with certain members of the senior management of ProFrac and its representatives regarding the business, financial condition, results of operations and prospects of ProFrac.
In arriving at its opinion, Piper Sandler relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to Piper Sandler or discussed with or reviewed by Piper Sandler. Piper Sandler further relied upon the assurances of the management of USWS that the financial information provided was prepared on a reasonable basis in accordance with industry practice, and that the management of USWS was not aware of any information or facts that would make any information provided to Piper Sandler incomplete or misleading. For the purpose of its opinion, Piper Sandler assumed that with respect to the financial forecasts, estimates and other forward-looking information reviewed by Piper Sandler, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of USWS as to the expected future results of operations and financial condition of USWS to which such financial forecasts, estimates and other forward-looking information relate. Piper Sandler expressed no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. Piper Sandler did not consider the United States federal income tax treatment of the Merger and express no opinion as to the impact of any such tax treatment. Piper Sandler relied, with USWS’ consent, on advice of the outside counsel and the independent accountants to USWS and on the assumptions of USWS management as to all accounting, legal, tax and financial reporting matters with respect to USWS, ProFrac and the Merger Agreement.
In arriving at its opinion, Piper Sandler assumed that the executed Merger Agreement would be in all material respects identical to the last draft reviewed by it. Piper Sandler relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Merger Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder, in each case in all respects material to Piper Sandler’s analysis. Additionally, Piper Sandler assumed that all the necessary regulatory approvals and consents required for the Merger would be obtained in a manner that would not affect USWS, ProFrac or the contemplated benefits of the Merger.
In arriving at its opinion, Piper Sandler did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of USWS or ProFrac, and was not furnished or provided with any such appraisals or valuations, nor did it evaluate the solvency of USWS or ProFrac under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Piper Sandler in connection with its opinion were going concern analyses. Piper Sandler expressed no opinion regarding the liquidation value of USWS, ProFrac or any other entity. Without limiting the generality of the foregoing, Piper Sandler undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which USWS, ProFrac or any of their affiliates is a party or may be subject, and at the direction of USWS and with its consent, Piper Sandler’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Piper Sandler also assumed that neither USWS nor ProFrac is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off,
other than the Merger.
Piper Sandler’s opinion was necessarily based upon the information available to it and facts and circumstances as they existed and were subject to evaluation as of the date of the opinion; events occurring after the date of the opinion could have materially affected the assumptions used in preparing Piper Sandler’s opinion. Piper Sandler expressed no opinion as to the price at which shares of USWS Common Stock or ProFrac Class A Common Stock may trade following the announcement of the Merger or at any future time. Piper Sandler did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of the opinion and does not have any obligation to update, revise or reaffirm its opinion.
In arriving at its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to the USWS Special Committee, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format.
In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses.
The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. In connection with certain of its analyses relating to USWS, Piper Sandler used financial forecasts, including base case and downside projections, prepared by USWS management referred to in this proxy statement/information statement/prospectus in the section titled “
USWS Prospective Financial Information
” beginning on page 113. Also, no company included in Piper Sandler’s comparative analyses described below is identical to USWS or ProFrac and no transaction is identical to the Merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of USWS and ProFrac and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather, Piper Sandler made its determination as to the fairness of the Exchange Ratio, from a financial point of view, to the holders of USWS Common Stock, in their capacity as holders of USWS Common Stock, on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of USWS, ProFrac, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the USWS Special Committee at its June 21, 2022 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the actual value of USWS Common Stock or ProFrac Class A Common Stock or the prices at which USWS or ProFrac shares may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by the USWS board in making its determination to approve the Merger and entry into the Merger Agreement and the analyses described below should not be viewed as determinative of the decision of the USWS Special Committee with respect to the fairness of the Exchange Ratio.
Summary of Material Financial Analyses
Piper Sandler reviewed the financial terms of the proposed Merger and the Merger Agreement, pursuant to which, at the Effective Time, each share of USWS Common Stock issued and outstanding immediately prior to the Effective Time, except for certain shares as set forth in the Merger Agreement, will be converted into the right to receive a number of shares of ProFrac Class A Common Stock equal to the Exchange Ratio, with cash paid in lieu of the issuance of any fractional shares of ProFrac Class A Common Stock. Based on ProFrac’s closing price of $21.26 on June 17, 2022, and the Exchange Ratio as defined in the Merger Agreement as 0.0561x, Piper Sandler calculated an implied share price for USWS of approximately $1.19 per share. Based on the foregoing, Piper Sandler calculated an aggregate implied enterprise value of USWS at approximately $401 million.
On August 4, 2022, USWS effected a
1-for-6
reverse split of its Common Stock. After giving effect to USWS’ reverse stock split, the Exchange Ratio as defined in the Merger Agreement has been adjusted from 0.0561x to 0.3366x, resulting in an implied share price for USWS of approximately $7.16 per share. For the purpose of the financial analyses described below, the share price for the USWS Class A Common Stock and the Exchange Ratio of 0.0561x, as determined prior to the 1-for-6 reverse split of USWS Class A Common Stock are used.
Select Comparable Company Analyses
Piper Sandler reviewed and compared certain financial information, ratios and public market multiples for USWS, ProFrac or both to corresponding information, ratios and public market multiples for the following publicly traded corporations that provide comparable onshore hydraulic fracturing services in North America:

•	Liberty Energy Inc. (“ Liberty ”)

•	NexTier Oilfield Solutions Inc. (“ NexTier ”)

•	ProPetro Holding Corp. (“ ProPetro ”)
Although none of the selected companies is directly comparable to USWS or ProFrac, the companies included were chosen because they are publicly traded companies with operations that, in Piper Sandler’s experience and professional judgment for purposes of this analysis, may be considered similar to certain aspects of USWS or ProFrac’s operations, financial profile, size, service profile, geographic exposure and end market exposure.
Piper Sandler also calculated and compared various financial multiples and ratios based on the USWS management base case and downside case scenarios information from publicly available historical data and consensus analyst estimates. Enterprise value (“
EV
”) multiples were calculated for EBITDA, and hydraulic horsepower (“
HHP
”). The foregoing calculations resulted in range of implied exchange ratios, based on peer low and peer high, of 0.0927x to 0.2601x for 2021 EBITDA, a base case range of implied exchange ratios of a negative equity value to 0.1294x, a downside case range of implied, exchange ratios of negative equity values, and a range of implied exchange ratios, based on HHP, of a negative equity value to 0.0536x, as compared to the current exchange ratio of 0.0561x. The multiples and ratios were calculated using the applicable closing market prices as of June 17, 2022. The results of these calculations are summarized as follows:

	Enterprise Value To: (1)
	EBITDA				Total HHP (3)
	2021		2022P (2)	2023P (2)
Pressure Pumping
Median	22.3x		4.8x	3.6x	1,196
Low	11.9x		4.4x	3.1x	772
High	22.5x		5.7x	3.9x	1,222
ProFrac (Consensus)	21.4x	(4)	5.2x	3.5x	1,936
ProFrac (Management)	21.4x	(4)	5.2x	3.5x	1,936
USWS at Offer (Consensus)	10.0x		25.2x	4.4x	1,238
USWS at Offer (Management Base)	10.0x		8.7x	3.0x	1,238
USWS at Offer (Management Downside)	10.0x		9.8x	5.4x	1,238

(1)	Source: Capital IQ as of June 17, 2022.
(2)	USWS EV includes an extra $83 million and $90 million in 2022 and 2023, respectively, to account for capex requirements in order to meet EBITDA projections.
(3)	Source: Company provided information and Rystad Energy Inc.’s Q2 2022 report as of Q1 2022.
(4)	ProFrac net debt adjusted to exclude total purchase price of FTSI, $407.5 million. EBITDA reflects standalone 2021 EBITDA per S-1.

Select Comparable Transaction Analyses
Using publicly available information and based on the USWS management base case and downside case scenarios, Piper Sandler evaluated the following seven transactions in the North American pressure pumping industry:

•	ProFrac/FTSI

•	NexTier Oilfield Solutions, Inc./Alamo Pressure Pumping

•	Liberty/OneStim (Schlumberger)

•	ProPetro/Pioneer Natural Resources Pressure Pumping Assets

•	Matlin & Partners Acq. Corp./USWS

•	STEP Energy Services/Tucker Energy Services

•	Keane Group/RockPile Energy

		Enterprise Value To:
	Transaction Value Per HHP ($, millions)	Last Recorded Historical EBITDA	First Full- Year Projected EBITDA
Median:	653	4.3x	3.1x
Minimum:	313	1.6x	2.4x
Maximum:	1,429	7.4x	4.2x

			Enterprise Value To:
	Transaction Value ($, millions)	Estimated Fleet (HHP)	USWS Fleet (HHP) ($, millions)	2022P EBITDA (1)	2023P EBITDA (2)
USWS at Offer (Management Base):	401	323,750	1,238	8.7x	3.0x
USWS at Offer (Management Downside):	401	323,750	1,238	9.8x	5.4x
USWS at Offer (Consensus):	401	323,750	1,238	25.2x	4.4x

Source:	Public filings, press releases, investor presentations and Capital IQ as of June 17, 2022.
(1)	Source: USWS provided financial model. 2022P EV includes $83 million of capex needed to meet projections.
(2)	Source: USWS provided financial model. 2023P EV includes $90 million of capex needed to meet projections.
No transaction utilized as a comparison in the precedent transaction analysis is identical to the merger. In evaluating the Merger, Piper Sandler made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Mathematical analysis, such as determining the high, median and low, is not in itself a meaningful method of using comparable transaction data. The foregoing calculations resulted in a base case range of implied exchange ratios, based on precedent low and precedent high, of a negative equity value to 0.1510x, a downside case range of implied exchange ratios of negative equity values and a range of implied exchange ratios, based on HHP, of a negative equity value to 0.0870x, compared to the current exchange ratio of 0.0561x.
Discounted Cash Flow Analysis
Piper Sandler performed a discounted cash flow analysis of USWS and ProFrac to calculate the estimated net present value as of June 30, 2022 of the unlevered, after-tax
free cash flows that USWS and ProFrac were projected to generate from July 1, 2022 through December 31, 2026, in each case, based on the USWS management base case and downside case projections for USWS and the USWS management projections for

ProFrac. Piper Sandler calculated a terminal value of each company based on an EBITDA exit multiple, using its professional judgment given the nature and business of each of USWS and ProFrac and the industry in which both operate, of 4.0x, to the projected standalone EBITDA of both companies in the terminal year. The terminal value was then discounted to present value using a discount rate of 22.5% for USWS and 12.5% for ProFrac based on an estimate of each company’s weighted average cost of capital calculated using the capital asset pricing model, to derive a net present value for USWS of $653 million (base case) and $394 million (downside case), and $4,592 million for ProFrac, respectively. Piper Sandler then ran a series of sensitivities on the discounted cash flow analysis based on a range of terminal value multiples for both companies of 3.0x to 5.0x, a range of discount rates of 20.0% to 25.0% for USWS and a range of discount rates of 10.0% to 15.0% for ProFrac. The foregoing calculations resulted in a range of implied EVs for USWS of $539 million to $785 million (base case) and $327 million to $473 million (downside case), and a range of EVs for ProFrac of $3,649 million to $5,710 million. The foregoing calculations resulted in a range of implied exchange ratios of 0.0913x to 0.1187x, based on USWS management base case projections depending on potential value of NOLs, as well as a range of implied exchange ratios of a negative equity value to 0.0369x, based on USWS management downside case projections depending on potential value of NOLs, compared to the current exchange ratio of 0.0561x.
Contribution Analysis
Piper Sandler analyzed the relative contribution of USWS and ProFrac to the discounted cash flow (“
DC
F
”), adjusted EBITDA for 2021, projected 2022 and projected 2023, and total HHP of the pro forma combined company. Piper Sandler calculated and compared various contribution percentages and ratios based on the 2021 EBITDA for USWS and ProFrac, the USWS management base case and downside case scenarios, USWS management projections for ProFrac, and consensus analyst estimates. Piper Sandler calculated the relative implied exchange ratios under the various contribution percentages, which resulted in 0.2426x for 2021 EBITDA, a range of implied exchange ratios of a negative equity value to 0.0974x, based on USWS management base case projections, a range of implied exchange ratios of negative equity values, based on USWS management downside case projections, and a range of implied exchange ratios of a negative equity value to 0.0005x, based on consensus analyst estimates and an implied exchange ratio of 0.1519x based on total HHP, compared to the prescribed exchange ratio of 0.0561x.
Other Information
Piper Sandler also included premiums paid analysis for public energy services deals from 2010 to 2022, excluding mergers of equals transactions. The resulting premiums resulted in medians of between 10% to 20% over a one-day
period, 20% to 30% over a
one-week
period, and 20% to 30% over a
one-month
period. Piper Sandler also included broker research, showing price targets ranged from $1.00 to $1.30 per share of USWS Common Stock (unadjusted for the
1-for-6
reverse split of USWS Common Stock effected by USWS on August 4, 2022).
Piper Sandler’s Relationship
Piper Sandler is acting as the USWS financial advisor in connection with the Merger and will receive a fee from USWS for providing such services, a portion of which is contingent upon the Closing of the Merger. Piper Sandler’s transaction fee will be approximately $7.5 million. Piper Sandler also received a $1.0 million fee from USWS upon rendering its opinion, $1.0 million of which will be credited towards any advisory fee that may become due and payable to Piper Sandler upon Closing of the Merger. USWS has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket
expenses incurred in connection with Piper Sandler’s engagement.
In the past, Piper Sandler has provided financial advisory and financing services to USWS, ProFrac and certain of their affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. Piper Sandler has provided a variety of financial advisory services to ProFrac and to parties with significant investments in ProFrac, including: (i) acting as co-manager
in arranging a senior secured credit facility for ProFrac in 2018; (ii) advising an entity on the sale of a large undeveloped property to ProFrac in 2021; (iii) advising an entity on the sale of such entity’s preferred equity held by a third party to ProFrac in 2022; (iv) selling a minority equity stake in an entity to ProFrac in 2022; (v) advising an entity regarding a long-term supply agreement with ProFrac in return for convertible preferred equity securities of ProFrac in 2022; (vi) serving as exclusive financial advisor on ProFrac’s acquisition of an entity in 2022; (vii) acting as sole debt placement agent in arranging a senior secured term loan for ProFrac in 2022 to fund a portion of the ProFrac’s acquisition described in the preceding clause; (viii) acting as sole debt placement agent in 2022 in arranging an upsize of the ProFrac’s existing revolving credit facility; and (ix) serving as an active bookrunner on ProFrac’s initial public offering in 2022. With respect to the services described in clauses (i), (vi), (vii), (viii) and (ix), Piper Sandler realized aggregate gross fees of approximately $12.5 million. Piper Sandler currently owns 24,254 shares of USWS Common Stock (after giving effect to the 1-for-6 revise split of Common Stock effected by USWS on August 4, 2022), which Piper Sandler received in connection with its role as financial advisor to USWS in its sale to Matlin & Partners Acquisition Corporation in 2018. Certain members of Piper Sandler’s deal team have a direct interest in a portion of this position. In addition, in the ordinary course of its business, Piper Sandler and its affiliates may actively trade securities of USWS and ProFrac for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Piper Sandler may also, in the future, provide investment banking and financial advisory services to USWS, ProFrac or entities that are affiliated with USWS or ProFrac, for which Piper Sandler would expect to receive compensation.
Interests of USWS Executive Officers and Directors in the Merger
In considering the recommendation of the USWS Board that USWS Stockholders vote in favor of the USWS Merger Proposal, the proposal to approve the issuance of shares of USWS Common Stock in connection with the conversion of the USWS Series A Preferred Stock and the USWS Equity Linked Convertible Notes, the proposal to approve an amendment to the Certificate of Designations and the proposal to amend the A&R LTIP, USWS Stockholders should be aware of and take into account the fact that certain USWS directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of USWS Stockholders generally. The USWS Special Committee and the USWS Board were aware of and carefully considered these interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation, of the Merger, in approving the Merger Agreement and the transactions contemplated thereby, including the Merger, and in recommending that the USWS Stockholders approve the USWS Merger proposal and the USWS compensation proposal.
At the Effective Time of the Merger, Joel Broussard, Chairman of the Board of Directors of USWS and USWS’ former President and Chief Executive Officer, will receive a cash payment under the terms of a separation agreement he entered into with USWS on April 30, 2022. In addition, certain stock and performance awards held by Kyle O’Neill, a director of USWS and the current President and Chief Executive Officer of USWS, and Joshua Shapiro, Chief Financial Officer of USWS, will vest at the Effective Time. In connection with the entry into the Merger Agreement, USWS entered into amendments to the performance awards held by certain individuals, including Messrs. Broussard, O’Neill and Shapiro, which amendments provide that immediately prior to the Effective Time of the Merger, (A) the Pool A Performance Awards held by such individuals will be cancelled and converted into the right to receive the Merger Consideration in an amount equal to the accumulated award value as of July 19, 2022 divided by $7.32, and (B) the Pool B Performance Awards held by such individuals will be cancelled and converted into the right to receive the Merger Consideration in an amount equal to the accumulated award value as of July 19, 2022 divided by $6.468.
In addition, David Matlin, a member of the USWS Board, is a lender to USWS and holds certain USWS March Term C Loan Warrants. In connection with the entry into the Merger Agreement, the holders of the USWS Term C Loan Warrants, including Mr. Matlin, entered into an agreement with ProFrac pursuant to which ProFrac agreed to purchase the USWS Term C Loan Warrants from each holder for an amount of cash equal to $0.176 multiplied by the number of USWS Term C Loan Warrants held by each holder.

Furthermore, Adam Klein, a member of the USWS Board, is a partner at, and a member of the investment committee of, Crestview Partners, which is a lender to USWS, holds certain securities in USWS and has the right to designate two directors to the USWS Board pursuant to the terms and subject to the conditions of that certain Subscription Agreement, dated as of July 13, 2018, by and among Crestview Partners, Matlin & Partners Acquisition Corporation and the other parties thereto. As of the date of the execution of the Merger Agreement, Adam Klein and Eddie Watson were the two Crestview Partners designees serving on the USWS Board.
As reported by Crestview Partners in its amended statement of beneficial ownership on Schedule 13D filed with the SEC on June 23, 2022, after giving effect to adjustments to reflect the
1-for-6
reverse stock split implemented by USWS on August 4, 2022, Crestview Partners beneficially owned 6,503,611 aggregate shares of USWS Common Stock at such time (the “
Crestview USWS Shares
”), consisting of 3,299,402 directly held shares of USWS Common Stock (the “
Crestview USWS Common Shares
”) and the following convertible securities in USWS (collectively, the “
Crestview USWS Convertible Securities
” and, together with the Crestview USWS Common Shares, the “
Crestview USWS Securities
”): (i) 172,620 shares of USWS Common Stock then issuable upon exercise of 7,250,005 directly held USWS SPAC Warrants, (ii) 126,985 shares of USWS Common Stock then issuable upon exercise of 2,666,668 directly held USWS Series A Warrants, (iii) 1,162,791 shares of USWS Common Stock then issuable upon exercise of 6,976,744 directly held USWS Term Loan C Warrants (the “
Crestview Term Loan C Warrants
”), (iv) 46,420 shares of USWS Common Stock then issuable upon conversion of 4,412 directly held shares of USWS Series A Preferred Stock and (v) 1,695,393 shares of USWS Common Stock then issuable upon conversion of $45,186,976 in aggregate principal amount of directly held USWS Equity Linked Convertible Notes. The Crestview USWS Securities reported as beneficially owned by Crestview Partners represent approximately [

]% of the total outstanding shares of USWS Common Stock as of the USWS record date.
Assuming the conversion and treatment of the Crestview USWS Securities (other than the Crestview Term Loan C Warrants) in the manner contemplated by the Merger Agreement, in exchange therefor, Crestview Partners would be entitled under the terms of the Merger Agreement to receive the same consideration for each class of Crestview USWS Securities as all holders of the same class of USWS securities, as more fully described in “
The Merger Agreement
” under the subheadings “
Merger Consideration
,” “
Treatment of USWS Series A Preferred Stock
,” “
Treatment of USWS Equity Linked Convertible Notes
” and “
Treatment of USWS Warrants
.” In addition, upon consummation of the Closing, Crestview Partners will sell all of the Crestview Term Loan C Warrants to ProFrac pursuant to the Warrant Purchase Agreement and on the terms set forth therein. See “
The Merger Agreement — Related Agreements — Warrant Purchase Agreement
.”
In the event that, in connection with the Closing, the USWS borrower elects under the Senior Secured Term Loan Agreement to prepay or cause to be prepaid, in whole or ratably in part, the outstanding aggregate principal amounts of the Term C Loans and accrued interest thereon, including the Term C Loan held by Crestview Partners (the “
Crestview Term C Loan
”) then, pursuant to the Term C Loan Side Letter, Crestview Partners would also be entitled to receive payment in cash by the USWS Borrower of a premium equal to the amount of the aggregate principal of the Crestview Term C Loan so prepaid.

The following table sets forth the payments and other benefits that each of the members of the board of directors and executive officers of USWS will receive in connection with the consummation of the Merger:

Name	Title	Cash Payments		Stock Awards	Performance Awards	Term C Lender Warrants	Total ($)
Joel Broussard	Chairman of the Board	$633,340	(1)	$2,762,474	$3,131,254	$—	$6,527,068
Richard Burnett	Director	$—		$—	$—	$—	$—
Ryan Carroll	Director	$—		$—	$—	$—	$—
Steve Habachy	Director	$—		$—	$—	$—	$—
Adam Klein	Director	$—		$—	$—	$1,227,907	$1,227,907
David Matlin	Director	$—		$—	$—	$122,791	$122,791
Kyle O’Neill	Director, President and Chief Executive Officer	$2,104,274	(2)	$1,277,570	$2,351,572	$—	$5,733,417
David Treadwell	Director	$—		$—	$—	$—	$—
Eddie Watson	Director	$—		$—	$—	$—	$—
Josh Shapiro	Chief Financial Officer	$1,381,644	(2)	$753,322	$1,274,002	$—	$3,408,967

(1)	Represents remaining separation payments.
(2)	Represents cash payments due per employment agreements related to reduction in responsibilities.
Additionally, Ryan Carroll, a member of the USWS Board, is currently a Managing Director and Head of Portfolio Management within the Private Credit Group at TCW Asset Management Company, LLC (“TCW”). TCW is a lender under ProFrac’s term loan credit agreement, for which Piper Sandler is the administrative agent and collateral agent. THRC Holdings has also made an investment in a rescue fund at TCW for which Mr. Carroll is the portfolio manager.
Indemnification, Exculpation and Insurance
In connection with the Merger, ProFrac has agreed that all rights to indemnification, advancement and exculpation existing in favor of the current or former directors and officers of USWS and its subsidiaries in the USWS certificate of incorporation or the USWS bylaws or the corresponding governing documents of its subsidiaries (as in effect on the date of the Merger Agreement) for acts or omissions occurring prior to the Effective Time are assumed and performed by the surviving company, with any payments thereof guaranteed by ProFrac, and continue in full force and effect for a period of six years after the Effective Time, except as otherwise required by applicable law.
The Merger Agreement requires ProFrac and the surviving company to maintain in effect USWS’s current directors’ and officers’ liability insurance covering each person currently covered by such liability insurance policy for acts or omissions occurring prior to the Effective Time for a period of six years after the Effective Time, except that ProFrac may (i) substitute therefor policies of an insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to USWS’ existing policies or (ii) request that USWS obtain such extended reporting coverage under its existing insurance programs. In no event shall the aggregate cost of such policy exceed three times the aggregate annual premium paid by USWS for fiscal year 2021 for such purpose.

Board of Directors and Management of USWS Following Completion of the Merger
Following completion of the Merger, USWS will be an indirect subsidiary of ProFrac. The officers and directors of Merger Sub immediately prior to the Effective Time shall be the officers and directors of USWS following the consummation of the Merger. The business and affairs of USWS will be managed by or under the direction of its board of directors. It is expected that the sole director and executive officers of USWS following completion of the Merger will be as follows:

Name	Age	Title
Ladd Wilks	36	Chief Executive Officer
Lance Turner	42	Chief Financial Officer
Coy Randle	60	Chief Operations Officer
Robert Willette	46	Chief Legal Officer
Matthew D. Wilks	39	Director
For additional information regarding the expected sole director and executive officers of USWS following completion of the Merger, please see “
ProFrac’s Management and Board of Directors.
”
Board of Directors and Management of ProFrac Following the Completion of the Merger
Following completion of the Merger, the current directors and executive officers of ProFrac are expected to continue in their current positions, other than for changes that may be publicly announced by ProFrac in the future in the normal course. For additional information regarding the directors and executive officers of ProFrac, please see “
Information about ProFrac—ProFrac’s Management and Board of Directors.
”
Accounting Treatment
ProFrac prepares its financial statements in accordance with GAAP. The Merger will be accounted for using the purchase method of accounting. Based on the facts that ProFrac board members and senior management will control and represent a majority of the board of directors and senior management of the combined company, as well as based on the terms of the exchange, pursuant to which USWS Stockholders will receive a premium of approximately 68% (as of the date preceding the Merger announcement) over the fair market value of their shares on such date, ProFrac is considered to be the acquirer of USWS for accounting purposes. ProFrac will allocate the purchase price to the fair value of USWS’ assets and liabilities at the Effective Time, with the excess purchase price being recorded as goodwill.
Federal Securities Laws Consequences; Stock Transfer Restriction Agreements
All shares of ProFrac Class A Common Stock that USWS Stockholders receive in the Merger will be freely transferable, except for shares of ProFrac Class A Common Stock received by persons who are deemed to be “affiliates” of USWS under the 1933 Act, at the time of the USWS Special Meeting. These “affiliates” may resell their shares of ProFrac Class A Common Stock only in transactions permitted by Rule 145 under the 1933 Act or as otherwise allowed under the 1933 Act. Persons who may be deemed to be affiliates of USWS for these purposes generally include individuals or entities that control, are controlled by, or are under common control with USWS and may include some officers, directors and principal stockholders of USWS.
Under Rule 145 of the 1933 Act, former USWS Stockholders who are affiliates of USWS at the time of the USWS Special Meeting and who are not affiliates of ProFrac after completion of the Merger, may sell their ProFrac Class A Common Stock at any time subject to the volume and manner of sale limitations and the current public information requirements of Rule 144 under the 1933 Act. Further, so long as such former USWS affiliates are not considered affiliates of ProFrac following completion of the Merger, and a period of at least one year has elapsed from completion of the Merger, such former affiliates may sell their ProFrac Class A Common

Stock without regard to the volume and manner of sale limitations of Rule 144 under the 1933 Act so long as there is adequate current public information available about ProFrac in accordance with Rule 144 under the 1933 Act. After a period of two years has elapsed from the completion of the Merger, and so long as such former affiliates are not, and have not been, for at least three months prior to such sale, affiliates of ProFrac, such former affiliates may freely sell their ProFrac Class A Common Stock. Former USWS Stockholders who become affiliates of ProFrac after completion of the Merger will be subject to the volume and manner of sale limitations and the current public information requirements of Rule 144 under the 1933 Act until each such stockholder is no longer an affiliate of ProFrac.
This proxy statement/information statement/prospectus does not cover any resales of the shares of ProFrac Class A Common Stock to be received by USWS Stockholders upon completion of the Merger, and no person is authorized to make any use of this proxy statement/information statement/prospectus in connection with a resale.
Appraisal Rights
USWS Stockholders.
USWS Stockholders are not entitled to appraisal rights in connection with the Merger Agreement and the transactions contemplated thereby.
ProFrac Stockholders
. ProFrac Stockholders are not entitled to appraisal rights in connection with the Merger Agreement and the transactions contemplated thereby.
Delisting and Deregistration of USWS Common Stock
If the Merger is consummated, USWS Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, and USWS will no longer file periodic reports with the SEC.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
This section describes certain material U.S. federal income tax considerations of the Merger for beneficial owners of USWS Common Stock that exchange their USWS Common Stock for Merger Consideration. This discussion applies only to USWS Common Stock held as a capital asset for U.S. federal income tax purposes (generally, property held for investment) and does not address all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including the Medicare contribution tax on net investment income, or holders who are subject to special rules, including:

•	brokers or dealers;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts;

•	banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

•	U.S. expatriates or former long-term residents of the U.S.;

•	persons holding USWS Common Stock as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

•
persons who own or have owned (directly, indirectly, or constructively) 5% or more of the shares of USWS Common Stock or ProFrac Class A Common Stock (by vote or value) or otherwise exercises control over USWS or ProFrac’s corporate affairs;

•	Holders of USWS Warrants;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	governments or agencies or instrumentalities thereof;

•	persons who received USWS Common Stock as compensation for services; and

•	partnerships or other pass-through entities for U.S. federal income tax purposes;
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds USWS Common Stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Partners should consult their tax advisors regarding the U.S. federal income tax treatment of the Merger and of holding the USWS Common Stock.
This discussion is based on the Code, its legislative history, existing and proposed Treasury Regulations, published guidance by the IRS and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation, including the effect of the U.S. federal alternative minimum tax, or U.S. federal estate and gift tax, or any state, local, or
non-U.S.
tax laws to a holder of USWS Common Stock. USWS and ProFrac have not sought and do not intend to seek any rulings from the IRS regarding the Merger. There is no assurance that the IRS will not take positions concerning the tax consequences of the Merger that are different from those discussed below, or that any such different positions would not be sustained by a court.
ALL HOLDERS OF USWS COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABLITY AND EFFECTS OF ANY U.S. FEDERAL, STATE, AND LOCAL AND
NON-U.S.
TAX LAWS.

Tax Consequences to U.S. Holders
This section applies to you if you are a “U.S. holder.” For purposes of this discussion, a U.S. holder is a beneficial owner of USWS Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation purposes regardless of its source; or

•
an entity treated as a trust for U.S. federal income tax purposes if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The Merger is expected to be treated as a taxable transaction for U.S. federal income tax purposes. A USWS Stockholder that is a U.S. holder generally will recognize gain or loss, if any, in an amount equal to the difference between (i) the sum of the fair market value as of the effective time of the Merger of any ProFrac Class A Common Stock received by such U.S. holder in the Merger and any cash received by such U.S. holder in the Merger in lieu of fractional shares of ProFrac Class A Common Stock, and (ii) such U.S. holder’s adjusted tax basis in the USWS Common Stock exchanged therefor. Such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss only if the U.S. holder’s holding period for the USWS Common Stock exceeds one year at the time of the Merger. Long-term capital gains of certain noncorporate U.S. holders, including individuals, may be subject to U.S. federal income taxation at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of USWS Common Stock at different times or different prices, the U.S. holder must determine its tax basis and holding period separately for each block of USWS Common Stock.
A U.S. holder’s aggregate tax basis in any ProFrac Class A Common Stock received in the Merger generally will equal the fair market value of such stock as of the effective time of the Merger. A U.S. holder’s holding period in any ProFrac Class A Common Stock received in the Merger generally will begin the day after the Merger.
Notwithstanding the above, if one or more persons control USWS and ProFrac prior to the merger, then Section 304 of the Code may apply to the transaction. For this purpose, “control” generally means ownership of more than 50% of the outstanding stock by vote or value, certain constructive ownership and aggregation rules apply, and ProFrac Class A Common Stock received in the merger is taken into account. If Section 304 applies to the Merger, then if a holder of USWS Common Stock also actually or constructively owns ProFrac stock (other than ProFrac Class A Common Stock received pursuant to the merger), instead of recognizing gain or loss as described above, such holder may recognize dividend income depending on the application of the tests set forth in Section 302 of the Code. Because the possibility of dividend treatment depends upon each holder’s particular circumstances, including the application of constructive ownership rules, holders of USWS Common Stock that also actually or constructively own ProFrac stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.
Tax Consequences to
Non-U.S.
Holders
This section applies to you if you are a
“Non-U.S.
holder.” A
Non-U.S.
holder is a beneficial owner (other than a partnership or an entity or arrangement characterized as a partnership for U.S. federal income tax purposes) of USWS Common Stock that is not a U.S. holder.

A
Non-U.S.
holder generally will not be subject to U.S. federal income taxes on any gain recognized pursuant to the Merger unless:

•
such gain is effectively connected with the
Non-U.S.
holder’s conduct of a trade or business within the United States (or if a tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by the
Non-U.S.
holder in the United States); or

•	the Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year that includes the date of the merger, and certain other conditions are satisfied.
Gain described in the first bullet point above will generally be subject to regular U.S. income tax under the rules described above as though such
Non-U.S
holder were a U.S. holder of USWS Common Stock, unless an applicable income tax treaty provides otherwise. A
Non-U.S.
holder that is a corporation may also be subject to an additional “branch profits tax” at a rate of 30% (or a lower treaty rate).
If the
Non-U.S.
holder is described in the second bullet, then such
Non-U.S.
holder will generally be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on any gain, which may be offset by certain U.S. source capital losses of the
Non-U.S.
holder.
As discussed above under “
—Tax Consequences to U.S. Holders
,” in certain circumstances, Merger Consideration received by certain holders of USWS Common Stock may be treated as a dividend, depending on the application of the tests set forth in Section 302 of the Code. Any amount so treated generally would be subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) unless such dividend is effectively connected with the
Non-U.S.
holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base of the
Non-U.S.
holder in the United States). Because the application of Section 304 depends on a holder’s particular circumstances, withholding agents may not be able to determine whether any particular holder is treated as receiving a dividend for U.S. federal income tax purposes. Accordingly, an applicable withholding agent may withhold at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the entire amount Merger Consideration payable to a
Non-U.S.
holder. If a withholding agent withholds excess amounts from the Merger Consideration so payable to a
Non-U.S.
holder, such
Non-U.S.
holder may seek a refund of any such excess amounts by timely filing an appropriate claim with the IRS. In addition, for
Non-U.S.
holders, the receipt of any amounts treated as a dividend will generally be subject to Sections 1471 through 1474 of the Code and the U.S. Treasury regulations and administrative guidance issued thereunder (“
FATCA
”).
Non-U.S.
holders are urged to consult their own tax advisors regarding the potential applicability of these rules as well as any income tax treaty that may be applicable in their particular circumstances.
Information Reporting and Backup Withholding
Any shares of ProFrac Class A Common Stock and/or cash received by a U.S. holder or a
Non-U.S.
holder in the merger may be subject to information reporting and backup withholding. To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should timely complete and return an IRS Form
W-9
(or other successor form), certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the Code), that the taxpayer identification number provided is correct and that such U.S. holder is not subject to backup withholding. A
Non-U.S.
holder generally may establish an exemption from backup withholding by certifying its
non-U.S.
person status under penalties of perjury on a properly completed applicable IRS Form
W-8
(or other successor form). Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL INCOME TAX EFFECTS RELEVANT THERETO OR A DISCUSSION OF ANY OTHER TYPE OF TAXES. ALL USWS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF ANY
NON-U.S.,
FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

REGULATORY AND OTHER APPROVALS REQUIRED FOR THE MERGER
Antitrust Approvals
Pursuant to the terms of the Merger Agreement, the Merger cannot be completed until the waiting period applicable to the consummation of the transactions under the HSR Act has expired or been terminated and all other specified required approvals have been obtained or any applicable waiting period thereunder has expired or been terminated. Under the HSR Act and the rules promulgated thereunder, if certain HSR transaction size thresholds are triggered, the Merger cannot be completed until the parties to the Merger Agreement have given notification and furnished information to the Federal Trade Commission (the “
FTC
”) and the United States Department of Justice (the “
DOJ
”), and until the applicable waiting period has expired or has been terminated. Each of ProFrac and USWS filed a
Pre-Merger
Notification and Report Form pursuant to the HSR Act with the DOJ and the FTC on July 6, 2022. On August 6, 2022, the applicable waiting period under the HSR Act expired without a request for additional information.
Additionally, at any time before or after consummation of the Merger, notwithstanding any prior expiration or termination of the applicable waiting period under the HSR Act, the FTC, the DOJ or any state could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger or seeking the divestiture of substantial assets of ProFrac or USWS or their respective subsidiaries. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.
Under the terms of the Merger Agreement, each of ProFrac and USWS has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the applicable law to complete the Merger and the other transactions contemplated by the Merger Agreement, including (i) preparing and filing as promptly as reasonably practicable with any governmental authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement.
A condition to the respective obligations of ProFrac and USWS to complete the Merger is that any waiting period applicable to the merger under the HSR Act will have been expired or terminated. On August 6, 2022, the applicable waiting period under the HSR Act expired without a request for additional information. A further condition is that all required governmental regulatory consents and approvals will have been obtained except those that individually or in the aggregate fall below the materiality standard described in the Merger Agreement. See “
The Merger Agreement – Conditions to Completion of the Merger
” beginning on page 144.
There can be no assurance that the Merger will not be challenged on antitrust grounds or, if such a challenge is made, that the challenge will not be successful. In addition, state antitrust authorities and private parties in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the Merger or seeking conditions to the completion of the Merger.
Securities and Exchange Commission
In connection with the proposed Merger, ProFrac has filed a registration statement on Form
S-4,
of which this proxy statement/information statement/prospectus forms a part of, with the SEC under the Securities Act, that must be declared effective by the SEC and pursuant to which the issuance at the Effective Time of shares of ProFrac Class A Common Stock comprising the Merger Consideration, the USWS SPAC Warrants (which shall remain outstanding after Closing of the Merger) and the shares of ProFrac Class A Common Stock issuable upon exercise of the USWS SPAC Warrants will be registered with the SEC.

NASDAQ
In addition, the consummation of the Merger is subject to approval for listing of the shares of ProFrac Class A Common Stock to be issued in the Merger and reserved for issuance in connection with the Merger on the Nasdaq Global Select Market, subject to official notice of issuance.
Listing of shares of ProFrac Class A Common Stock; Delisting and Deregistration of USWS Common Stock and Warrants
Publicly traded shares of USWS Common Stock and publicly traded USWS Warrants are currently listed on the Nasdaq Capital Market under the symbol “USWS” and “USWSW,” respectively. Upon consummation of the Merger, USWS Common Stock and Warrants will be delisted from the Nasdaq Capital Market and will be subsequently deregistered under the Exchange Act. It is anticipated that upon consummation of the Merger, the publicly traded warrants of USWS shall become publicly traded warrants of ProFrac and shall be listed on the Nasdaq Global Select Market under the symbol “PFHCW.”
Other Approvals
Other than the filings described above, neither ProFrac nor USWS is aware of any regulatory approvals required to be obtained, or waiting periods required to expire, to consummate the Merger. If ProFrac and USWS discover that other approvals or waiting periods are necessary, ProFrac and USWS will seek to obtain or comply with them in accordance with the Merger Agreement.

THE COMPANIES
ProFrac
ProFrac is a growth-oriented, vertically integrated and innovation-driven energy services company providing hydraulic fracturing, completion services and other complementary products and services to leading upstream oil and gas companies engaged in the E&P of North American unconventional oil and natural gas resources. Founded in 2016, ProFrac was built to be the go-to
service provider for E&P companies’ most demanding hydraulic fracturing needs. ProFrac is focused on employing new technologies to significantly reduce GHG emissions and increase efficiency in what has historically been an emissions-intensive component of the unconventional E&P development process.
ProFrac’s principal executive offices are located at 333 Shops Boulevard, Suite 301, Willow Park, Texas 76087 and its telephone number is (254)
776-3722.
Merger Sub
Merger Sub is an indirect subsidiary of ProFrac that was incorporated in Delaware in June 2022. Merger Sub does not engage in any operations and exists solely to facilitate the Merger.
USWS
USWS is a technology-focused oilfield service company focused on electric pressure pumping services for oil and natural gas E&P companies in the United States. USWS’ patented electric pressure pumping technology provides one of the first fully electric, mobile well stimulation systems powered by locally supplied natural gas including field gas sourced directly from the wellhead. USWS’ electric pressure pumping technology decreases emissions, sound pollution and truck traffic while generating operating efficiencies including significant customer fuel cost savings versus conventional diesel-powered fleets. The USWS fleet consists mostly of all-electric,
mobile pressure pumping equipment and other auxiliary heavy equipment that performs stimulation services. USWS’ Clean Fleet
®
electric fleets replace the traditional engines, transmissions, and radiators used in conventional diesel fleets with electric motors powered by electricity.

THE MERGER AGREEMENT
The following is a summary of the material terms of the Merger Agreement. This summary does not purport to describe all the terms of the Merger Agreement and is qualified by reference to the complete Merger Agreement, a copy of which is attached as
Annex A
to this proxy statement/information statement/prospectus and incorporated by reference. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information contained in this proxy statement/information statement/prospectus. All stockholders of ProFrac and USWS are urged to read the Merger Agreement carefully and in its entirety.
Explanatory Note Regarding Summary of Merger Agreement and Representations and Warranties in the Merger Agreement
The summary of the terms of the Merger Agreement is intended to provide information about the terms of the Merger. The terms and information in the Merger Agreement should not be relied on as disclosures about ProFrac or USWS without consideration of the entirety of public disclosure by ProFrac and USWS as set forth in their respective public reports with the SEC. The terms of the Merger Agreement (such as the representations and warranties) govern the contractual rights and relationships and allocate risks between the parties in relation to the Merger. In particular, the representations and warranties made by the parties to each other in the Merger Agreement have been negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to close the Merger should events or circumstances change or be different from those stated in the representations and warranties. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders under federal securities laws. Matters may change from the state of affairs contemplated by the representations and warranties. ProFrac and USWS will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and will update such disclosure as required by federal securities laws.
Structure of the Merger
The Merger Agreement provides for the merger of Merger Sub with and into USWS, with USWS surviving the Merger as the surviving corporation and an indirect subsidiary of ProFrac. The Merger will become effective when the parties to the Merger Agreement file a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as ProFrac and USWS mutually agree and specify in the certificate of merger).
Merger Consideration
At the Effective Time, each issued and outstanding share of USWS Common Stock will be converted automatically into the right to receive 0.3366 shares of ProFrac Class A Common Stock (as adjusted for the
1-for-6
reverse split of Common Stock effected by USWS on August 4, 2022). USWS Stockholders will receive cash in lieu of any fractional shares of ProFrac Class A Common Stock that would have otherwise been received in the Merger. See “
—Fractional Shares
” beginning on page 135. If between the date of the Merger Agreement and the Effective Time there is a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend with respect to the capital stock of ProFrac or USWS, the Merger Consideration will be appropriately adjusted.
Immediately following the completion of the Merger, based on the aggregate amount of capital stock and shares of ProFrac Class A Common Stock outstanding as of August 8, 2022, it is anticipated that persons who were stockholders of ProFrac and USWS immediately prior to the Merger will own approximately 91.76% and 8.24%, respectively, of the then outstanding ProFrac capital stock and will own approximately 76.34% and 23.66%, respectively, of the then outstanding ProFrac Class A Common Stock.

Exchange of Shares
Prior to the Effective Time, ProFrac will enter into a customary exchange agreement with a nationally recognized financial institution designated by ProFrac and reasonably acceptable to USWS to act as an exchange agent to handle the exchange of ProFrac Class A Common Stock in the Merger for Merger Consideration. ProFrac will instruct the exchange agent to mail, as soon as reasonably practicable after the Effective Time and in any event not later than the fifth business day following the Closing Date, to each holder of USWS Common Stock at the Effective Time a letter of transmittal for use in the exchange and instructions explaining how to surrender stock certificates or transfer uncertificated shares of USWS Common Stock to the exchange agent. Holders of USWS Common Stock that surrender their stock certificates or transfer their uncertificated shares to the exchange agent, together with a properly completed letter of transmittal, will be entitled to receive the appropriate Merger Consideration.
You should not return stock certificates with the enclosed proxy card
.
After the Effective Time, holders of unexchanged shares of USWS Common Stock will not be entitled to receive any dividends or other distributions payable by ProFrac after the Closing until their shares of USWS Common Stock are surrendered. However, once those shares are surrendered, ProFrac will pay or will cause the exchange agent to pay the holder, without interest, any dividends or other distributions with a record date after the Effective Time that were previously paid to ProFrac Stockholders or are payable at the time the shares of USWS Common Stock are surrendered.
Fractional Shares
ProFrac will not issue fractional shares of USWS Common Stock in the Merger. All fractional shares of ProFrac Class A Common Stock that a holder of shares of USWS Common Stock would otherwise be entitled to receive as a result of the Merger will be aggregated. For any fractional share that results from such aggregation, the exchange agent will pay the holder an amount of cash, without interest, equal to the fraction of a share of ProFrac Class A Common Stock to which the USWS Stockholder would otherwise be entitled in the Merger multiplied by the ProFrac Trading Price.
Treatment of USWS Series A Preferred Stock
Pursuant to the Merger Agreement, USWS agreed to take all requisite action so that, effective as of immediately prior to the Effective Time, (i) each holder of USWS Series A Preferred Stock issued and outstanding at such time may convert such stock into shares of USWS Common Stock at the Merger Conversion Ratio (as defined below), and (ii) any shares of USWS Series A Preferred Stock issued and outstanding immediately prior to the Effective Time not so converted at the Merger Conversion Ratio will automatically convert into shares of USWS Common Stock at the then-effective conversion rate as calculated pursuant to USWS’ Certificate of Designations.
The “Merger Conversion Ratio” means, for each share of USWS Series A Preferred Stock, the quotient of (i) its liquidation preference as of the date of the conversion and (ii) Merger Conversion Price. The “Merger Conversion Price” will be $7.32, subject to adjustment.
Treatment of USWS Equity Linked Convertible Notes
Pursuant to the Merger Agreement, USWS agreed to take all requisite action so that, effective as of immediately prior to the Effective Time, each USWS Equity Linked Convertible Note issued and outstanding at such time shall automatically convert into a number of shares of USWS Common Stock equal to the quotient obtained by dividing (i) the amount of outstanding aggregate principal amount, plus accrued and unpaid interest, owing under such USWS Equity Linked Convertible Note through July 9, 2022, by (ii) $7.32.

Treatment of USWS Warrants
USWS Term C Loan Warrants
Subject to the consummation of the Warrant Sale, at the Effective Time, each USWS Term C Loan Warrants issued and outstanding immediately prior to the Effective Time (which shall be held by ProFrac following the consummation of the Warrant Sale) will be automatically canceled and will cease to exist and no consideration will be delivered in exchange therefor. For more information about the Warrant Sale, please see “
— Related Agreements
” on page 148.
Rollover Warrants
Prior to the Effective Time, ProFrac will execute an amendment to each of the warrant agreements that govern the USWS Rollover Warrants as necessary to assume each warrant as of the Effective Time in accordance with the terms thereof and the Merger Agreement.
Each USWS Rollover Warrant shall remain outstanding following the Merger through its prescribed term but shall represent the right to receive upon valid exercise thereof shares of ProFrac Class A Common Stock equal to the product of (A) the number of shares of USWS Common Stock subject to such USWS Rollover Warrant immediately prior to the Effective Time and (B) the Exchange Ratio. Additionally, each USWS Rollover Warrant will be amended such that the exercise price of such USWS Rollover Warrant will equal the current exercise price of such USWS Rollover Warrant divided by the Exchange Ratio, as described below (as adjusted for the
1-for-6
reverse split of Common Stock effected by USWS on August 4, 2022):

•
The USWS SPAC Warrants’
per-share
exercise price will become $717.47 per share of ProFrac Class A Common Stock. This is calculated by dividing the current $241.50 per full share exercise price of such warrants by the 0.3366 Exchange Ratio;

•
The USWS Series A Warrants’
per-share
exercise price will become $477.89 per share of ProFrac Class A Common Stock. This is calculated by dividing the current $160.86 per full share exercise price of such warrants by the 0.3366 Exchange Ratio;

•
The USWS Private Placement Investor Warrants’
per-share
exercise price will become $31.43 per share of ProFrac Class A Common Stock. This is calculated by dividing the current $10.58 per full share exercise price of such warrants by the 0.3366 Exchange Ratio; and

•
The USWS Private Placement Agent Warrants’
per-share
exercise price will become $39.28 per share of ProFrac Class A Common Stock. This is calculated by dividing the current $13.22 per full share exercise price of such warrants by the 0.3366 Exchange Ratio.

The amendments to each of the Rollover Warrants are filed as Exhibits 10.31, 10.32, 10.33, and 10.34 to this proxy statement/information statement/prospectus and incorporated herein by reference. The foregoing descriptions of the amendments to the USWS Rollover Warrants are qualified in their entirety by reference to such Exhibits.
Treatment of USWS Equity Awards
USWS Restricted Shares
Pursuant to the Merger Agreement, USWS will take all requisite action so that, at the Effective Time, each USWS Restricted Share that is outstanding and unvested under the USWS LTIP immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled in exchange for the right to receive the Merger Consideration and, in lieu of any fractional shares, cash (treating such unvested USWS Restricted Share in the same manner as all other outstanding shares of USWS Common Stock for such purposes), less applicable withholding taxes.

USWS DSUs
Pursuant to the Merger Agreement, USWS will take all requisite action so that immediately prior to the Effective Time, each then-outstanding USWS DSU will, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive the Merger Consideration and, in lieu of any fractional shares, cash (treating such USWS DSU in the same manner as if it were an outstanding share of USWS Common Stock for such purposes).
USWS Pool A Performance Awards and USWS Pool B Performance Awards
Pursuant to the Merger Agreement, USWS will take all requisite action so that, immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

•
(i) each then-outstanding USWS Pool A Performance Award will be canceled and converted into the right to receive (A) for recipients of USWS Pool A Performance Awards who consent to the terms of the Award Amendment, the Merger Consideration in an amount equal to the accumulated award value as of July 19, 2022 divided by $7.32, and (B) with respect to each USWS Pool A Performance Award not amended by an Award Amendment, the Merger Consideration in an amount equal to the accumulated award value as of the Effective Time divided by $7.32; and

•
(ii) each then-outstanding USWS Pool B Performance Award shall be canceled and converted into the right to receive (A) with respect to each USWS Pool B Performance Award amended by an Award Amendment, the Merger Consideration in an amount equal to the accumulated award value as of July 19, 2022 divided by $6.468, and (B) with respect to each USWS Pool B Performance Award not amended by an Award Amendment, the Merger Consideration in an amount equal to the accumulated award value as of the Effective Time divided by $6.468.

Representations and Warranties
The Merger Agreement contains customary representations and warranties of ProFrac and USWS relating to their respective businesses. The representations and warranties in the Merger Agreement do not survive the Effective Time.
Each of ProFrac and USWS has made representations and warranties to the other regarding, among other things:

•	due organization, good standing and qualification;

•	corporate authority to enter into the Merger Agreement and complete the Merger;

•	required consents and filings with government entities;

•	absence of any breach of organizational documents, laws or agreements as a result of the Merger;

•	capitalization;

•	accuracy and sufficiency of documents filed with the SEC;

•
conformity of the financial statements with applicable accounting principles and that the financial statements fairly present, in all material respects, the consolidated financial positions of ProFrac and USWS, as the case may be;

•	information supplied for use in this proxy statement/information statement/prospectus;

•	absence of certain changes or events;

•	absence of undisclosed liabilities;

•	compliance with laws and court orders;

•	absence of pending or threatened legal proceedings; and

•	opinions of financial advisors.
Additional representations and warranties were made by USWS to ProFrac relating to:

•	real property matters;

•	intellectual property matters;

•	data privacy and security matters;

•	taxes;

•	employees and employee benefit plans;

•	environmental matters;

•	material contracts;

•	finders’ fees;

•	inapplicability of antitakeover statutes to the Merger; and

•	insurance matters.
Additional representations and warranties were made by ProFrac to USWS relating to the solvency of ProFrac as of the Effective Time immediately after giving effect to the transactions contemplated by the Merger Agreement.
The representations and warranties set forth in the Merger Agreement as described above should not be relied upon by any person as statements of factual information. Please see “
—Explanatory Note Regarding Summary of Merger Agreement and Representations and Warranties in the Merger Agreement
” on page 134.
Many of the representations and warranties are qualified by materiality, Company Material Adverse Effect or Parent Material Adverse Effect (as such terms are defined in the Merger Agreement).
Covenants
USWS agreed to certain covenants in the Merger Agreement, including, among others:
USWS Conduct of Business Pending the Merger
USWS agreed
that during the period between the signing of the Merger Agreement until the earlier of the Effective Time and the date of termination of the Merger Agreement in accordance with its terms, USWS will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course. USWS also agreed that, with certain exceptions as may be required by law or the Merger Agreement or as set forth in disclosure schedules to the Merger Agreement, and except with ProFrac’s prior written consent, USWS will not, and will not permit any of its subsidiaries to undertake the following actions, among other things:

•	amend its or any of its subsidiaries organizational documents;

•
split, combine or reclassify its shares of capital stock or those of its subsidiaries or declare, set aside or pay any dividend or other distribution in respect of the capital stock of USWS or its subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities or those of its subsidiaries, except for the declaration, setting aside or payment of any dividends or other distributions by any of its subsidiaries in the ordinary course of business consistent with past practice;

•
issue, deliver, sell or authorize the issuance, delivery or sale of any equity securities, options or other securities convertible into or exchangeable or exercisable for equity securities, except under limited circumstances as set forth in the Merger Agreement;

•
incur or commit to any capital expenditures or any obligations or liabilities, except for such expenditures, obligations or liabilities as contemplated by USWS’ fiscal 2022 budget and capital expenditure plan (as provided by USWS to ProFrac prior to the execution and delivery of the Merger Agreement) (the “
USWS Budget Plan
”) or any other capital expenditures not to exceed $750,000 in the aggregate;

•
acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities or businesses, other than (i) in the ordinary course of business consistent with past practice, (ii) pursuant to contracts in effect on June 21, 2022, (iii) any other acquisitions for consideration that is not in excess of $500,000 individually or in the aggregate, (iv) between USWS and any of its subsidiaries or between its subsidiaries and (v) as contemplated in the USWS Budget Plan;

•
sell, assign, license, lease or otherwise transfer, or abandon or create or incur any material Lien (as defined in the Merger Agreement) on any USWS’ or its subsidiaries assets, securities, properties, interests or businesses in excess of $500,000 in the aggregate, except under limited circumstances as set forth in the Merger Agreement.

•	make any loans, advances or capital contributions to, or investments in, any other person or entity in excess of $500,000 in the aggregate, other than intercompany indebtedness;

•
create, incur, suffer to exist or assume any indebtedness for borrowed money or guarantees thereof, other than intercompany indebtedness and as contemplated by the USWS Budget Plan and as set forth in the disclosure schedules to the Merger Agreement;

•
other than in the ordinary course of business consistent with past practice, enter into any agreement or arrangement that limits or otherwise restricts in any material respect USWS or any of its subsidiaries from engaging or competing in any line of business, in any location or with any person or entity, or would purport to limit, after the Effective Time, ProFrac or any of its subsidiaries from engaging or competing in any line of business in any material respect;

•
other than in the ordinary course of business consistent with past practice (including renewals consistent with the terms thereof), (i) amend or modify in any material respect or terminate (excluding terminations or renewals upon expiration of the term thereof in accordance with the terms thereof) any Company Material Contract (as defined in the Merger Agreement) or waive, release or assign any material rights, claims or benefits under any Company Material Contract or (ii) enter into any contract that would have been a Company Material Contract had it been entered into prior to June 21, 2022;

•
recognize any new labor organization, union, employee association, trade union, works council or other similar employee representative, or negotiate, enter into, amend, modify or terminate any Collective Bargaining Agreement (as defined in the Merger Agreement);

•	grant or modify any equity or equity-based awards;

•
except as required pursuant to a Company Plan (as defined in the Merger Agreement) or a contract in effect prior to June 21, 2022, or as required by applicable law, (i) grant or provide any severance, retention or termination payments or benefits to any current or former employee, officer, non-employee
director, independent contractor or consultant of USWS or any of its subsidiaries, (ii) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits to any current or former employee, officer, non-employee
director, independent contractor or consultant of USWS or any of its subsidiaries, (iii) increase the compensation payable to any current or former employee, officer,

non-employee
director, independent contractor or consultant of USWS or any of its subsidiaries, other than routine increases in base salaries or hourly base wage rates, as applicable, to employees in the ordinary course of business consistent with past practice and not in excess of the USWS Budget Plan as set forth in the in the disclosure schedules to the Merger Agreement, (iv) establish, adopt, terminate or amend any Company Plan or any plan, program, arrangement, policy or agreement that would be a Company Plan if it were in existence on June 21, 2022, (v) hire any employee of USWS or any of its subsidiaries or engage any other individual to provide services to USWS or any of its subsidiaries, other than as set forth in disclosure schedules to the Merger Agreement and under limited circumstances, (vi) terminate the employment of any current employee or the engagement of any individual independent contractor of USWS or any of its subsidiaries other than for cause or for performance-related reasons or a non-Merger
related reason, or (vii) promote any employee of USWS or any of its subsidiaries to a position that reports directly to the Chief Executive Officer of USWS;

•
knowingly waive, release, limit or condition any restrictive covenant obligation of any current or former employee or independent contractor of USWS or any of its subsidiaries, in each case that would reasonably be expected to have more than a de minimis adverse effect on USWS or any of its subsidiaries, taken as a whole;

•	change any method of financial accounting, other than any method adopted or changed pursuant to a request made by a taxing authority or as required by applicable law;

•	change any material tax election or settle or compromise any material income tax liability;

•	adopt or publicly propose a plan of complete or partial liquidation, restructuring, recapitalization or other reorganization, in each case, of USWS or any material subsidiary of USWS;

•
fail to maintain, allow to lapse or abandon any Owned Intellectual Property Rights or any Intellectual Property Rights (as such terms are defined in the Merger Agreement) that are exclusively licensed to USWS or any of its subsidiaries (other than to the extent permitted pursuant to the Merger Agreement);

•
settle, or offer to propose to settle, any legal proceedings that requires payment by USWS or any of its subsidiaries in excess of $1 million or that would include any non-monetary
relief that would have more than a de minimis adverse effect on USWS and its subsidiaries, taken as a whole, or commence any proceeding other than the commencement of any proceeding seeking damages of less than $1 million or relating to the transactions contemplated by the Merger Agreement; or

•	agree, resolve or commit to do any of the foregoing.
Modifications of Certain Outstanding Securities and Awards
USWS agreed (i) to amend the terms of the USWS Equity Linked Convertible Notes pursuant to the Convertible Note Amendment, (ii) immediately following receipt of the USWS Stockholder Approval and at least one day prior to the Closing, amend the Certificate of Designations by filing the COD Amendment and (iii) use commercially reasonable efforts to amend the terms of the USWS Pool A Performance Awards and USWS Pool B Performance Awards not previously amended pursuant to an executed Award Agreement.
No Solicitation of Acquisition Proposal; Other Offers
The Merger Agreement provides that, from the time of the execution of the Merger Agreement until the Effective Time or the termination of the Merger Agreement, subject to certain exceptions, neither USWS nor any of its subsidiaries will, nor will USWS or any of its subsidiaries authorize any of its or their officers, agents, control persons, employees, consultants, professional advisors and other agents (with respect to any person, the foregoing persons are referred to herein as such person’s “
Representatives
”) to:

•
solicit, initiate or knowingly take any action to facilitate or encourage any inquiries regarding, or the making or submission of any proposal or offer, that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as defined below);

•
enter into, engage in or participate in any discussions or negotiations with, furnish any information relating to itself or any of its subsidiaries to, or afford access to the business, properties, assets, books or records of itself or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or knowingly encourage any effort by any third party, that to USWS’ knowledge, is seeking to make, or who has made, an Acquisition Proposal;

•	make an Adverse Recommendation Change (as defined below); or

•
enter into any agreement in principle, letter of intent, indication of interest, term sheet, Merger Agreement, acquisition agreement, option agreement or other contract relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (as defined in the Merger Agreement).

Notwithstanding the above, at any time prior to the receipt of the USWS Stockholder Approval:

•
USWS, directly or indirectly through its Representatives, may (i) engage in discussions with third parties that have made a written Acquisition Proposal that did not result from a material breach of the non-solicitation
provisions of the Merger Agreement and (ii) furnish information relating to USWS or its subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided such information is provided to ProFrac within 24 hours. Prior to taking the actions described in clauses (i) and (ii) in the preceding sentence, the USWS Board or USWS Special Committee must determine in good faith, after consultation with outside legal counsel, that based on the information then available and after consultation with USWS’ outside financial advisor, such Acquisition Proposal is or is reasonably expected to result in a Superior Proposal (as defined below); and

•
USWS may make an Adverse Recommendation Change if (i) USWS receives a Superior Proposal (that is not withdrawn) that did not result from a material breach of USWS’ obligations under the Merger Agreement or (ii) in response to an Intervening Event (as defined in the Merger Agreement).

USWS may take such course of action as described in the two bullet points immediately above if, and only if, prior to taking such action, the USWS Board or the USWS Special Committee determines in good faith, after consultation with outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law.
USWS and the USWS Board are not prohibited from (i) taking and disclosing a position contemplated by Rule
14e-2(a)
or Rule
14d-9
under the 1934 Act or (ii) making any disclosure to the stockholders of USWS if the USWS Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with the USWS Board’s fiduciary duties under Delaware law.
USWS will, within 48 hours of receipt, notify ProFrac of any Acquisition Proposal (or any indication that a person is considering making an Acquisition Proposal). USWS will identify the third party making the Acquisition Proposal and the material terms and conditions thereof and will keep ProFrac reasonably informed on a reasonably prompt basis upon ProFrac’s request, of the status of any such Acquisition Proposal.
An “Acquisition Proposal” means any proposal, inquiry, indication of interest or offer (whether or not in writing) from any person (other than ProFrac and its subsidiaries or affiliates) relating to or involving, whether in a single transaction or series of related transactions: (i) any direct or indirect acquisition, lease, exchange, license, transfer, disposition (including by way of liquidation or dissolution of USWS or any of its subsidiaries) or purchase of any business, businesses or assets (including equity interests in subsidiaries but excluding sales of assets in the ordinary course of business) of USWS or any of its subsidiaries that constitute or account for twenty percent (20%) or more of the consolidated net revenues, net income or net assets of USWS and its subsidiaries, taken as a whole; (ii) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, sale of securities, reorganization, recapitalization, tender offer, exchange offer, liquidation, dissolution, extraordinary dividend, or similar transaction involving USWS and a person or “group” (as defined in Section 13(d) of the 1934 Act) pursuant to which the stockholders of USWS immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction immediately following such transaction; or (iii) any combination of the foregoing.
An “Adverse Recommendation Change” means any of the following actions by the USWS Board or any committee thereof: (i) withholding or withdrawing (or amending, modifying or qualifying in a manner adverse to ProFrac) or proposing publicly to withhold or withdraw (or amend, modify or qualify in a manner adverse to ProFrac), the Company Board Recommendation (as defined in the Merger Agreement), (ii) failing to make the Company Board Recommendation in the Proxy Statement (as defined in the Merger Agreement), subject to the terms and conditions of the Merger Agreement, (iii) approving, recommending, or otherwise declaring or endorsing publicly to be advisable or publicly proposing to approve, adopt or recommend to be advisable any (A) Acquisition Proposal or (B) contract requiring USWS to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement or (iv) (x) after public announcement of any Acquisition Proposal or any material modification thereto, failing to issue a press release that expressly reaffirms, without qualification, the Company Board Recommendation, within six (6) business days following ProFrac’s written request to do so or (y) following the commencement of any Acquisition Proposal that is a tender offer or exchange offer relating to the securities of USWS, (A) publicly be neutral or make any recommendation in connection with such tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the USWS Board of the type contemplated by Rule
14d-9(f)
under the 1934 Act or (B) fail to send to its stockholders a statement rejecting and recommending against any such tender offer or exchange offer within ten (10) business days of such commencement of such tender offer or exchange offer.
A “Superior Proposal” means a
bona fide
written Acquisition Proposal from any person (other than ProFrac and its subsidiaries or affiliates) (with all references to “20% or more” in the definition of Acquisition Proposal being deemed to reference “50% or more” and all references to “80% or less” in the definition of Acquisition Proposal being deemed to reference “50% or less”), which the USWS Board has, after consultation with the USWS’ outside financial advisors and outside legal counsel, determined in its good faith judgment, (i) is reasonably expected to be consummated on the terms proposed and (ii) would, if consummated, result in a transaction more favorable to its stockholders (in their capacity as such) than the transactions contemplated by the Merger Agreement after taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal (including the existence of financing conditions, the conditionality of any financing commitments and the likelihood and timing of consummation (as compared to the transactions contemplated hereby)) and such other matters that the USWS Board deems relevant.
Efforts to Hold USWS Special Meeting
USWS has agreed to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the approval by the USWS Stockholders of the proposals described in this proxy statement/information statement/prospectus. Except as permitted in the Merger Agreement, the USWS Board must recommend that the USWS Stockholders vote in favor of the proposals described in this proxy statement/information statement/prospectus at the USWS Special Meeting and this proxy statement/information statement/prospectus is required to include such recommendation of the USWS Board. USWS may postpone or adjourn the USWS Special Meeting (i) to solicit additional proxies for the purpose of obtaining the USWS Stockholder

Approval, (ii) for the absence of quorum and (iii) as reasonably determined by USWS (after consultation with outside legal counsel) to comply with applicable law. Except as permitted in the Merger Agreement, USWS shall use its reasonable best efforts to solicit proxies to obtain the approval of the proposals described in this proxy statement/information statement/prospectus and to take all other action necessary or advisable to secure the USWS Stockholder Approval.
ProFrac and Merger Sub agreed to certain covenants in the Merger Agreement, including, among others:
ProFrac Conduct of Business Pending the Merger
ProFrac agreed that during the period between the signing of the Merger Agreement until the earlier of the Effective Time and the date of termination of the Merger Agreement in accordance with its term, ProFrac will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course. ProFrac also agreed that, with certain exceptions as may be required by law or the Merger Agreement or as set forth in disclosure schedules to the Merger Agreement, and except with USWS’ prior written consent, ProFrac will not, and will not permit any of its subsidiaries to undertake the following actions, among other things:

•
amend its organizational documents in a manner that would have an adverse impact on the value of ProFrac Class A Common Stock or that would reasonably be expected to prevent, or impede or delay, the consummation of the Merger or the transactions contemplated by the Merger Agreement;

•	adopt or publicly propose a plan of complete or partial liquidation, restructuring, recapitalization or other reorganization;

•
take any action (or omit to take any action) with the knowledge that such action (or omission) would reasonably be expected to result in a requirement to seek the approval by holders of ProFrac Class A Common Stock of the transactions contemplated hereby; or

•	agree, resolve or commit to do any of the foregoing.
Indemnification and Insurance
From and after the Effective Time, ProFrac and the surviving corporation agree that, subject to applicable law, all rights to indemnification of each former and present director or officer of USWS or any of its subsidiaries with respect to acts or omissions occurring at or prior to the Effective Time as provided in their respective organizational documents as in effect as of June 21, 2022 or in any agreement, will survive the Merger and continue in full force and effect in accordance with their terms, and the surviving corporation will (and ProFrac will cause the surviving corporation to) honor all the terms thereof. For a period of no less than six (6) years after the Effective Time, ProFrac will cause to be maintained in effect the provisions in the organizational documents of the surviving corporation and each subsidiary of USWS regarding indemnification, exculpation and expense advancement in effect as of immediately prior to the Effective Time.
ProFrac will cause the surviving corporation to either (i) continue to maintain in effect for a period of no less than six (6) years after the Effective Time USWS’ directors’ and officers’ insurance policies (the “
D&O Insurance
”) in place as of June 21, 2022 or (ii) purchase comparable D&O Insurance for six (6) years after the Effective Time. In no event shall ProFrac or the surviving corporation be required to expend a one-time
premium for such coverage in excess of in excess of 300% of the annual premiums paid by USWS prior to the date of the Merger Agreement in respect of such coverage.
Listing of ProFrac Stock
ProFrac agreed to use its best efforts to cause the shares of ProFrac Class A Common Stock to be issued in the Merger to be listed on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

Certain Employee Benefits Matters
ProFrac agreed to, among other matters, provide each individual employed by USWS or its subsidiaries at the Effective Time, who continues to be employed with USWS or any of its subsidiaries immediately after the Closing Date with compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits provided to similarly situated employees of ProFrac during such period.
The parties have agreed to additional covenants under the Merger Agreement and in connection with the Merger, including, among others:
Efforts to Close the Merger
Each of the parties have agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable under applicable law to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as promptly as reasonable practicable, including, preparing and filing requisite documents with governmental entities or other third parties and obtaining and maintaining all necessary approvals, consents and authorizations.
Other Covenants
The Merger Agreement contains certain other mutual covenants, including, among other things, covenants relating to:

•
Debt Financing. ProFrac will, and will cause its affiliates to, use commercially reasonable efforts to obtain and consummate a financing to fund the repayment in connection with the Closing of certain indebtedness of USWS and its subsidiaries, which financing shall be on terms and conditions and subject to documentation, in each case, in form and substance satisfactory to ProFrac in its sole discretion, (the “
Financing
”) as promptly as reasonably possible. Subject to the terms of the Merger Agreement and certain customary carve-outs. USWS agreed that it will, and will cause each of its subsidiaries to, use its reasonable best efforts to assist ProFrac in arranging the Financing. Obtaining the Financing or any other financing is not a condition to the consummation of the Merger;

•	the preparation of a Registration Statement on Form S-4, which this proxy statement/information statement/prospectus forms part of;

•	consultation with the other party in connection with public announcements relating to the Merger;

•
providing notice to the other party of certain notices or communications received from any governmental entity and certain other matters with respect to the Merger Agreement and the transactions contemplated thereby;

•	access by each party to certain information about the other party;

•	requirements of Section 16(a) of the 1934 Act; and

•	cooperation between ProFrac and USWS in the defense or settlement of any stockholder litigation relating to the Merger, the Merger Agreement or the transactions contemplated thereby.
Conditions to Completion of the Merger
The obligations of each of ProFrac and USWS to complete the Merger are subject to the satisfaction (or waiver) of the following mutual conditions:

•	approval by the USWS Stockholders of the proposals required to complete the Merger (as further described in this proxy statement/information statement/prospectus);

•	the absence of any applicable law or order prohibiting the consummation of the Merger or the ProFrac Stock Issuance;

•	the expiration or termination of the HSR Act waiting period;

•	ProFrac’s Registration Statement on Form S-4, which includes this proxy statement/information statement/prospectus, being effective and not subject to any SEC stop order; and

•	approval for the listing on Nasdaq of the shares of ProFrac Class A Common Stock to be issued in the Merger, subject to official notice of issuance.
The obligations of ProFrac and Merger Sub to complete the Merger are subject to the satisfaction, or waiver by ProFrac and Merger Sub, of the following further conditions:

•
the accuracy of the representations and warranties of USWS set forth in the Merger Agreement, subject to the materiality standards set forth in the Merger Agreement, as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties will be true and correct as of such date), and ProFrac’s receipt of an officer’s certificate from USWS to that effect;

•
performance of, in all material respects, all covenants and obligations required to be performed pursuant to the Merger Agreement by USWS at or prior to the Closing Date, and ProFrac’s receipt of an officer’s certificate from USWS to that effect; and

•	no Company Material Adverse (as defined in the Merger Agreement) shall have occurred since June 21, 2022, and be continuing and ProFrac’s receipt of an officer’s certificate from USWS to that effect.
The obligations of USWS to complete the Merger are subject to the satisfaction, or waiver by USWS, of the following further conditions:

•
the accuracy of the representations and warranties of ProFrac and Merger Sub set forth in the Merger Agreement, subject to the materiality standards set forth in the Merger Agreement, as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties will be true and correct as of such date), and USWS’ receipt of an officer’s certificate from ProFrac to that effect on behalf of ProFrac and Merger Sub;

•
performance of, in all material respects, all covenants and obligations required to be performed pursuant to the Merger Agreement by ProFrac and Merger Sub at or prior to the Closing Date, and USWS’ receipt of an officer’s certificate from ProFrac to that effect on behalf of ProFrac and Merger Sub; and

•
no Parent Material Adverse (as defined in the Merger Agreement) shall have occurred since June 21, 2022, and be continuing and USWS’ receipt of an officer’s certificate from ProFrac to that effect on behalf of ProFrac and Merger Sub.

Termination of the Merger Agreement
The Merger Agreement may be terminated at any time before the Effective Time in any of the following ways:

•	mutual written agreement of ProFrac and USWS; or

•	by either ProFrac or USWS if:

•
the Merger has not been completed by March 21, 2023 (the “
End Date
”); provided, that if on the End Date the condition to Closing related to antitrust approval (Section 9.1(c) of the Merger Agreement) is not satisfied or waived but all the other conditions to Closing have been satisfied or waived, then End Date will be extended, if ProFrac or USWS notifies the other party in writing on or prior to the End Date, to June 21, 2023, provided, however
,
that the right to terminate the Merger Agreement under this bullet point shall not be available to any party whose breach of any its obligations set forth in the Merger Agreement has proximately caused the failure of the Closing to occur on or before the End Date;

•
if there has been an order issued by a government entity of competent jurisdiction having jurisdiction over a material portion of the business of USWS, ProFrac or Merger Sub permanently prohibiting the consummation of the Merger or the ProFrac Stock Issuance, and such order has become final and nonappealable; provided, however
,
that the right to terminate the Merger Agreement under this bullet point shall not be available to any party whose breach of its obligation under the Merger Agreement had proximately caused such order to have been issued; or

•	if the USWS Stockholders’ Meeting concluded and the USWS Stockholder Approval was not obtained.
The Merger Agreement may also be terminated by ProFrac prior to the Effective Time if

•	an Adverse Recommendation Change has occurred, or

•
there shall have been a breach of any representation, warranty, covenant, or agreement on the part of USWS such that the conditions to the Closing of the Merger related to USWS’ representations and warranties or performance of covenants, as applicable, would not be satisfied and, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured by the End Date; provided further, that ProFrac shall not have the right to terminate the Merger Agreement if ProFrac or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation under the Merger Agreement that would cause any condition related to ProFrac’s or Merger Sub’s representations and warranties or performance of covenants not to be satisfied.

The Merger Agreement may also be terminated by USWS prior to the Effective Time if

•
there shall have been a breach of any representation, warranty, covenant, or agreement on the part of ProFrac or Merger Sub such that the conditions to the Closing of the Merger related to ProFrac and Merger Sub representations and warranties or performance of covenants, as applicable, would not be satisfied and, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured by the End Date; provided further, that USWS shall not have the right to terminate the Merger Agreement if USWS is then in material breach of any representation, warranty, covenant, or obligation under the Merger Agreement that would cause any condition related to USWS’ representations and warranties or performance of covenants not to be satisfied; or

•
(A) the USWS Board or USWS Special Committee authorizes USWS to enter into an agreement with respect to a Superior Proposal that did not result from a breach of Section 6.4 of the Merger Agreement, (B) substantially concurrent with the termination of the Merger Agreement, USWS enters into an agreement providing for a Superior Proposal that did not result from a breach of Section 6.4 of the Merger Agreement and (C) prior to or concurrently with the termination of the Merger Agreement, USWS pays to ProFrac the applicable fees as described below (foregoing items (A)-(C), collectively, the “
Superior Proposal Termination Right
”).

If the Merger Agreement is validly terminated, the Merger Agreement will become void and of no effect without any liability of any party to the other party to the Merger Agreement (except as provided in “
—Termination Fees
,” below) unless said party is in willful breach of its obligations.

Termination Fees
USWS will pay ProFrac a termination fee of $8,000,000 (the “
USWS Termination Fee
”) if:

•	ProFrac terminates the Merger Agreement because a USWS Adverse Recommendation Change has occurred;

•	USWS terminates the Merger Agreement pursuant to its Superior Proposal Termination Right, as described above; or

•
USWS or ProFrac terminates the Merger Agreement because the USWS Stockholders’ Meeting concluded and the USWS Stockholder Approval was not obtained, and at the time of such termination, ProFrac had the right to terminate the Merger Agreement.

The Merger Agreement provides that in the event that the Merger Agreement is terminated by ProFrac or USWS because (i) the Merger has not been completed by the End Date or the USWS Stockholders’ Meeting concluded and the USWS Stockholder Approval was not obtained, or as in the case for ProFrac, ProFrac terminates the Merger Agreement for USWS’ breach of its representation, warranty, covenant, or agreement and such breach has not been cured as specified in the Merger Agreement and (ii) at any time after June 21, 2022, prior to such termination a bona fide Acquisition Proposal has been publicly announced or publicly made known and not withdrawn, and (iii) within nine (9) months after such termination, (x) USWS has entered into an agreement with respect to any Acquisition Proposal or (y) any Acquisition Proposal has been consummated, then, in any such event, USWS is obligated pay to ProFrac the USWS Termination Fee immediately prior to or concurrently with the occurrence of either of the events described in the foregoing clauses (x) or (y).
However, for the purpose of the definition of Acquisition Proposal as used in the paragraph immediately above, references to “20%” and “80%” are replaced by “50%”.
In the event that the Merger Agreement is terminated either by USWS or ProFrac because a USWS Stockholder Meeting concluded and the USWS Stockholder Approval was not obtained, then USWS will pay ProFrac and its affiliates their reasonable and documented out-of-pocket
fees and expenses incurred in connection with the Merger and the transactions contemplated by the Merger Agreement (including expenses of their representatives) in an amount up to $3,000,000.
Other Expenses
Except as described above, all costs and expenses incurred in connection with the Merger Agreement, will be paid by the party incurring such costs or expenses. Notwithstanding the foregoing, ProFrac will pay all fees and expenses (other than USWS attorneys’ fees) incurred in connection with the filing fees due in connection with filings required under the HSR Act.
Amendments; Waivers
The Merger Agreement may be amended, modified or supplemented by the parties in writing and signed by each of the parties at any time prior to or after the adoption and approval of the Merger Agreement by USWS Stockholders, but after such adoption and approval, no amendment will be made which by applicable law would require the further approval of the USWS Stockholders without first obtaining such approval. Except as required by applicable law, no waiver of the Merger Agreement will require the approval of the stockholders of either ProFrac or USWS. Any provision of the Merger Agreement may be waived if, but only if, such waiver is in writing and is signed by each party against whom the waiver is to be effective.

Related Agreements
This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to such agreements filed as an exhibit to this proxy statement/information statement/prospectus. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.
Voting Agreement
Concurrently with the execution and delivery of the Merger Agreement, USWS Supporting Stockholders entered into a Voting Agreement with ProFrac. Pursuant to the Voting Agreement, each USWS Supporting Stockholder agreed to, among other things, (i) support and vote in favor of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) take (and refrain from taking) certain other actions in connection with the transactions contemplated by the Merger Agreement and (iii) to the extent applicable, deliver a Conversion Notice (as defined in the Merger Agreement) to convert each USWS Supporting Stockholder’s shares of USWS Series A Preferred Stock at the Merger Conversion Ratio as described above.
The USWS Supporting Stockholders together beneficially own, in the aggregate, approximately 44% of the currently outstanding shares of USWS Common Stock, which includes 9,568 shares of USWS Common Stock, or approximately 0.07%, held by THRC Holdings.
Warrant Purchase Agreement
Concurrently with the execution and delivery of the Merger Agreement, the holders of the Term C Loan Warrants (collectively, the “
Term C Loan Warrant Holders
”), including Crestview Partners, entered into a Warrant Purchase Agreement with ProFrac (the “
Warrant Purchase Agreement
”). Pursuant to the Warrant Purchase Agreement, immediately prior to the Effective Time and conditioned upon the consummation of the Merger, the Term C Loan Warrant Holders will sell all of their respective Term C Loan Warrants to ProFrac or its subsidiaries in exchange for an aggregate purchase price of $2,639,999.82.
Amendment to Certificate of Designations
Under the terms of the Merger Agreement, USWS is obligated to take all requisite actions so that, effective as of immediately prior to the Effective Time, each holder of shares of USWS Series A Preferred Stock issued and outstanding at such time would have the option to convert such shares into shares of USWS Common Stock pursuant to an Optional Merger Conversion (as defined below), including any actions required to cause the Certificate of Designations to be amended prior to the Closing by adoption of an amendment to the Certificate of Designations (the “
Series A Certificate of Designations Amendment
”).
The Series A Certificate of Designations Amendment, if and when duly adopted and filed with the Delaware Secretary of State, would amend the Certificate of Designations (as so amended, the “
Amended Series A Certificate of Designations
”) to provide each holder of shares of USWS Series A Preferred Stock with the option, exercisable by delivery of written notice to USWS (a “
Conversion Notic
e”), to convert all but not less than all of such holder’s shares of USWS Series A Preferred Stock (any such conversion, an “
Optional Merger Conversion
”) into shares of USWS Common Stock. Under the terms of the Amended Series A Certificate of Designations, in connection with any Optional Merger Conversion, each share of USWS Series A Preferred Stock subject to such Optional Merger Conversion would be converted into a number of shares of USWS Common Stock (the “
Optional Merger Conversion Shares
”) equal to the quotient obtained by dividing (i) the then applicable liquidation preference of such share of USWS Series A Preferred Stock (as determined in accordance with the Amended Series A Certificate of Designations), by (ii) an amount equal to $7.32, subject from time to time to certain adjustments (such amount, the “
Merger Conversion Price
”).

Amendments to USWS Equity Linked Convertible Notes
Under the terms of the Merger Agreement, the Company also agreed to cause the USWS Equity Linked Convertible Notes to be amended by execution of amendments thereto (the “
Convertible Note Amendments
”). On June 21, 2022, each of the Convertible Note Amendments was executed by USWS and the respective payees of the USWS Equity Linked Convertible Notes and became effective, including Convertible Note Amendments with respect to the USWS Equity Linked Convertible Notes held by Crestview Partners and by THRC Holdings, LP, one of the Wilks Parties. The Convertible Note Amendments amended the terms of the Equity Linked Convertible Notes in order to provide for, among other things, the conversion by USWS, pursuant to the terms of the Merger Agreement and as of immediately prior to the Effective Time (any such conversion, a “
Note Merger Conversion
”), of all of the outstanding principal and interest then owing under each USWS Equity Linked Convertible Note into a number of shares of USWS Common Stock equal to the quotient obtained by dividing (i) the amount of outstanding aggregate principal amount, plus accrued and unpaid interest, owing under such USWS Equity Linked Convertible Note through July 9, 2022, by (ii) $7.32.

THE USWS SPECIAL MEETING
The USWS Board is using this proxy statement/information statement/prospectus to solicit proxies from the holders of shares of USWS Common Stock on the USWS record date for use at the special meeting of USWS Stockholders. USWS is first mailing this proxy statement/information statement/prospectus and accompanying form of proxy to USWS Stockholders on or about [

], 2022.
Date, Time and Place
The special meeting of USWS Stockholders will be held on [

], 2022 at [

] a.m., local time, solely by means of remote communication in an audio-only virtual meeting format, at www.proxydocs.com/USWS.
Purpose of the USWS Special Meeting
At the USWS Special Meeting, USWS Stockholders will be asked to

1.	adopt the Merger Agreement and the transactions contemplated thereby, including the Merger;

2.
to approve, for purposes of complying with the Nasdaq listing rules, the issuance of shares of USWS Common Stock to be issued by USWS upon the conversion of the USWS Series A Preferred Stock and the USWS Equity Linked Convertible Notes, in an amount equal to 20% or more of USWS Common Stock outstanding;

3.	to approve the Series A Certificate of Designations Amendment;

4.	to approve an amendment to the A&R LTIP, to increase the maximum number of shares of USWS Common Stock that may be issued under the A&R LTIP by 2,000,000 shares; and

5.
if submitted to a vote of USWS Stockholders, approve an adjournment of the USWS Special Meeting, including, if necessary, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes for those proposals, as described in “
Required Vote for Adjournment of the USWS Special Meeting
” beginning on page 152.

Board Recommendations
The USWS Board has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to and in the best interests of USWS and the USWS Stockholders and unanimously recommends that the USWS Stockholders use the proxy card to vote “
FOR
” the proposal to adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, “
FOR
” the issuance of shares of USWS Common Stock to be issued by USWS upon the conversion of the USWS Series A Preferred Stock and the USWS Equity Linked Convertible Notes, “
FOR
” the approval of the Series A Certificate of Designations Amendment, “
FOR
” the approval of the amendment to the A&R LTIP, and “
FOR
” the proposal to approve the adjournment, including, if necessary, in order to solicit additional proxies in favor of the adoption of the Merger Agreement.
USWS Record Date; Shares Entitled to Vote
The USWS Board has fixed the close of business on [

], 2022, as the USWS record date for the USWS Special Meeting. Accordingly, only holders of record of USWS Common Stock as of the close of business on the USWS record date will be entitled to notice of, and to vote at, the USWS Special Meeting or any adjournment or postponement thereof. As of the USWS record date
 [

]
 shares of USWS Common Stock were issued and outstanding. The holders of USWS Common Stock are entitled to one vote per share on any proposal presented at the USWS Special Meeting.

Stock Ownership of Directors and Executive Officers
On the USWS record date, directors and executive officers of USWS and their respective affiliates owned and were entitled to vote [

] shares of USWS Common Stock, or approximately [

]% of the shares of USWS Common Stock outstanding on that date. To the knowledge of USWS, the directors and executive officers of USWS and their respective affiliates intend to vote their shares of USWS Common Stock in favor of all USWS proposals at the USWS Special Meeting. Two members of the USWS Board, Joel Broussard and David Matlin, are parties to the Voting Agreement with ProFrac.
Quorum Requirement
In accordance with the bylaws of USWS, a quorum exists if the holders of outstanding shares of USWS Common Stock representing a majority of the voting power of all outstanding shares of USWS Common Stock entitled to vote as of the record date are present in person or by proxy at the USWS Special Meeting, including proxies on which abstentions (withholding authority to vote) are indicated. Abstentions and broker non-votes
will be counted for purposes of establishing a quorum at the USWS Special Meeting. If less than a quorum is represented at the USWS Special Meeting, the presiding officer of the meeting or a majority of the shares so represented may move to adjourn the meeting. In the event a quorum is present at the USWS Special Meeting, but sufficient votes to approve any of the items proposed by the USWS Board have not been received, the presiding officer of the meeting or the persons named as proxies may propose one or more adjournments of the USWS Special Meeting to permit further solicitation of proxies. A stockholder vote may be taken on one or more of the proposals in this proxy statement/information statement/prospectus prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate.
Votes Required to Approve USWS Proposals
Required Vote for Adoption of Merger Agreement (Proposal 1).
 The affirmative vote of a majority of the outstanding shares of USWS Common Stock entitled to vote is required to adopt the Merger Agreement and the transactions contemplated thereby, including the merger. Consequently, an abstention from voting or a broker non-vote
on Proposal 1 will have the effect of a vote against Proposal 1.
Adoption of the Merger Agreement and the transactions contemplated thereby, including the merger, by the requisite vote of the USWS Stockholders is required to complete the merger.
Required Vote for Approval of issuance of additional shares (Proposal 2).
The affirmative vote of a majority of the total votes cast at the USWS Special Meeting is required to approve the issuance of shares of USWS Common Stock in connection with the conversion of the USWS Series A Preferred Stock and the USWS Equity Linked Convertible Notes.
The approval of the issuance of additional shares upon the conversion of the USWS Series A Preferred Stock and the USWS Equity Linked Convertible Notes by the requisite vote of the USWS Stockholders is a condition to the Closing of the Merger.
Required Vote for Approval of Amendment to Certificate of Designations for Series A Preferred Stock (Proposal 3).
The affirmative vote of a majority of the outstanding shares of USWS Common Stock entitled to vote is required to approve the Series A Certificate of Designations Amendment. Consequently, an abstention from voting or a broker non-vote
on Proposal 3 will have the effect of a vote against Proposal 3.
The approval of the Series A Certificate of Designations Amendment by the requisite vote of the USWS Stockholders is a condition to the Closing of the Merger.
Required Vote for Approval of Amendment to the A&R LTIP (Proposal 4)
. The affirmative vote of a majority of the shares of USWS Common Stock present in person or represented by proxy at the meeting and entitled to vote on the matter is required to approve the Amendment to the A&R LTIP. Abstentions will be counted in determining the total number of shares “entitled to vote” on Proposal 4 and will have the same effect as a vote “Against” Proposal 4. Broker non-votes
will have no effect on the outcome of the vote on this proposal.
The approval of the Amendment to the A&R LTIP is not a condition to the Closing of the Merger. In the event that the requisite number of shares of USWS Common Stock are not voted to approve of the Amendment to the A&R LTIP, USWS will be required to settle certain equity awards in cash in connection with the Closing of the Merger.
Required Vote for Adjournment of the USWS Special Meeting (Proposal 5).
 Stockholder approval of any adjournment of the USWS Special Meeting, including, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposal, requires the affirmative vote of a majority of the votes cast by stockholders present in person or by proxy, whether or not a quorum is present at the meeting. Abstentions and broker non-votes
will have no effect on the vote on Proposal 5.
Voting of Proxies
By Mail
. A proxy card is enclosed for your use. To submit your proxy by mail, USWS asks that you sign and date the accompanying proxy and, if you are a stockholder of record, return it as soon as possible in the enclosed postage-paid envelope or according to the instructions provided in the proxy card. If the envelope is missing, please see the instructions on your proxy card. If you hold your shares in “street name,” please refer to your proxy card or the information provided to you by your bank, broker, custodian or record holder. When the accompanying proxy is returned properly executed, the shares of USWS Common Stock represented by it will be voted at the USWS Special Meeting in accordance with the instructions contained in the proxy.
If proxies are returned properly executed without indication as to how to vote, the USWS Common Stock represented by each such proxy will be considered to be voted in favor of all matters for consideration at the USWS Special Meeting as follows:
 “FOR”
 the proposal to adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, “
FOR
”
the issuance of shares of USWS Common Stock to be issued by USWS upon the conversion of the USWS Series A Preferred Stock and the USWS Equity Linked Convertible Notes,
“
FOR
”
the approval of the Series A Certificate of Designations Amendment, “
FOR
” the approval of the amendment to the A&R LTIP, and
 “FOR”
 the proposal to approve the adjournment, including, if necessary, in order to solicit additional proxies in favor of the adoption of the Merger Agreement.
Concurrently with the execution and delivery of the Merger Agreement, certain USWS Supporting Stockholders entered into a Voting Agreement with ProFrac. Pursuant to the Voting Agreement, each USWS Supporting Stockholder agreed to, among other things, (i) support and vote in favor of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) take (and refrain from taking) certain other actions in connection with the transactions contemplated by the Merger Agreement and (iii) to the extent applicable, deliver a Conversion Notice (as defined in the Merger Agreement) to convert each USWS Supporting Stockholder’s shares of USWS Series A Preferred Stock at the Merger Conversion Ratio as described above.
The USWS Supporting Stockholders together beneficially own, in the aggregate, approximately 44% of the currently outstanding shares of USWS Common Stock, which includes 9,568 shares of USWS Common Stock, or approximately 0.07%, held by THRC Holdings.
Your vote is important. Accordingly, please sign, date and return the enclosed proxy card whether or not you plan to attend the USWS Special Meeting in person.
By Telephone
. If you are a stockholder of record, you may also submit your proxy by telephone by dialing the toll-free telephone number on your proxy card and providing the unique control number indicated on the enclosed proxy card. Telephone voting is available 24 hours a day, seven days a week, and will be accessible until 11:59 p.m., New York City time, on [

], 2022.
Easy-to-follow
voice prompts allow you to submit your proxy and confirm that your instructions have been properly recorded. If you hold your shares in “street name,” please refer to your proxy card or the information provided by your bank, broker, custodian or record holder for information on telephone voting. If you are located outside the United States, Canada and Puerto Rico, see your proxy card or other materials for additional instructions.
 If you submit your proxy by telephone, you do not need to return your proxy card.
By Internet
. If you are a stockholder of record, you may also choose to submit your proxy on the Internet. Internet voting is available 24 hours a day, seven days a week, and will be accessible until 11:59 p.m., New York City time, on [

], 2022. Please refer to the enclosed proxy card for information about the website for Internet voting and the unique control number you will be required to provide. If you hold your shares in “street name,” please refer to your proxy card or the information provided by your bank, broker, custodian or record holder for information on Internet voting. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded.
 If you submit your proxy on the Internet, you do not need to return your proxy card.
Revocation of Proxies
A proxy may be revoked by a stockholder at any time prior to it being voted by:

•	delivering a revised proxy (by one of the methods described above) bearing a later date;

•	voting in person at the USWS Special Meeting; or

•	notifying the Corporate Secretary of USWS of the revocation in writing at 1360 Post Oak Blvd., Suite 1800, Houston, TX 77056 in time to be received before the USWS Special Meeting.
Attendance at the meeting alone will not effectively revoke a previously executed and delivered proxy. If a proxy is properly executed and is not revoked by the stockholder, the shares it represents will be voted at the meeting in accordance with the instructions from the stockholder. If the proxy card or voting instruction form is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the USWS Board. If your shares are held in an account at a broker, trustee or other nominee, you should contact your broker, trustee or other nominee to change your vote.
Solicitation of Proxies
All costs of this solicitation of proxies will be borne by USWS. In addition to solicitations by mail, certain of USWS’ directors, officers and regular employees, without additional remuneration, may solicit proxies in person or by telephone. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of USWS Common Stock held in their names, and USWS will reimburse them for their reasonable out-of-pocket
costs. Solicitation by USWS officers and employees may also be made of some USWS stockholders in person or by mail, telephone or telegraph following the original solicitation. In addition, USWS has engaged D.F. King & Co., Inc. to assist it in the distribution and solicitation of proxies at a fee of $15,000, plus expenses.
Do not send any stock certificates with your proxy cards. If USWS Stockholders adopt the Merger Agreement at the USWS Special Meeting, the other conditions to Closing are satisfied and the Merger is completed, the exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for shares of USWS Common Stock as soon as practicable after completion of the Merger.
Householding
USWS has adopted a procedure approved by the SEC called “householding.” For more information, see “
Householding of Proxy Materials
” on page 275.

MERGER PROPOSAL (PROPOSAL 1)
USWS is submitting this Proposal 1 to its stockholders in order to obtain the requisite stockholder authorization to approve the Merger as required under Delaware law.
Background
As described elsewhere in this proxy statement/information statement/prospectus, USWS has entered into a Merger Agreement with ProFrac and Merger Sub. The Merger Agreement provides for the merger of Merger Sub with and into USWS, with USWS surviving the Merger as the surviving corporation and an indirect subsidiary of ProFrac. The Merger will become effective when the parties to the Merger Agreement file a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as ProFrac and USWS mutually agree and specify in the certificate of merger). At the Effective Time, each issued and outstanding share of USWS Common Stock will be converted automatically into the right to receive 0.3366 shares of ProFrac Class A Common Stock. USWS Stockholders will receive cash in lieu of any fractional shares of ProFrac Class A Common Stock that would have otherwise been received in the Merger. See “
The Merger Agreement
” for more information about the Merger and the Merger Agreement.
Effect of Failure to Obtain Stockholder Approval
The approval of the USWS Stockholders is a condition to the Closing of the Merger. That being the case, if the USWS Stockholders do not approve this Proposal 1, the Merger will not close as a result.
Board Recommendation
THE USWS BOARD RECOMMENDS A VOTE “
FOR
”
THE APPROVAL OF THE MERGER PROPOSAL.

ISSUANCE OF ADDITIONAL SHARES PROPOSAL (PROPOSAL 2)
USWS is submitting this Proposal 2 to its stockholders in order to obtain the requisite stockholder authorization in accordance with the Nasdaq listing rules to issue a number of shares of USWS Common Stock to the holders of USWS Series A Preferred Stock and the holders of USWS Equity Linked Convertible Notes in excess of 19.9% of the outstanding shares of USWS Common Stock (as of the date of the Merger Agreement).
Background
As described elsewhere in this proxy statement/information statement/prospectus, at the Effective Time, as part of the Merger, each share of USWS Common Stock will be converted automatically into the right to receive shares of the ProFrac Class A Common Stock at the Exchange Ratio. As a condition to the Merger, USWS agreed to take all necessary action to allow for (i) each holder of USWS Series A Preferred Stock issued and outstanding immediately prior to the Effective Time to convert such stock into shares of USWS Common Stock at the Merger Conversion Ratio (as set forth in the Series A Certificate of Designations Amendment described in further detail in Proposal 3), and (ii) any shares of USWS Series A Preferred Stock issued and outstanding immediately prior to the Effective Time not so converted at the Merger Conversion Ratio to automatically convert into shares of USWS Common Stock at the then-effective conversion rate as calculated pursuant to the Certificate of Designations. In addition, USWS agreed to take all necessary action to allow for each USWS Equity Linked Convertible Note issued and outstanding immediately prior to the Effective Time to automatically convert into a number of shares of USWS Common Stock equal to the quotient obtained by dividing (i) the amount of outstanding aggregate principal amount, plus accrued and unpaid interest, owing under such USWS Equity Linked Convertible Note through July 9, 2022, by (ii) $7.32.
As a result of these conversions, USWS will issue in excess of 19.99% of the outstanding shares of the USWS Common Stock (as of the date of the Merger Agreement).
Requirement to Seek Stockholder Approval
As a result of the listing of the USWS Common Stock on the Nasdaq, issuances of USWS Common Stock are subject to the Nasdaq listing rules, including Rule 5635(d), which requires USWS to obtain stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance of more than 19.99% of the outstanding shares of USWS Common Stock (or securities convertible into or exercisable for shares of USWS Common Stock) at a price less than the lower of (i) the closing price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement, or (ii) the average closing price of the USWS Common Stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement (the “
Nasdaq 20% Rule
”).
Under the Nasdaq 20% Rule, in no event may USWS issue shares of USWS Common Stock which equal more than 19.99% of the shares of USWS Common Stock outstanding immediately prior to the execution of the Merger Agreement (which was 2,564,179 shares based on 12,827,306 shares outstanding immediately prior to the execution of the Merger Agreement), unless USWS obtains stockholder approval to issue shares of common stock in excess of such share amount. Because the above described issuances will be at a price below the price required by the Nasdaq 20% rule and will be in excess of 19.99% of the outstanding shares of USWS Common Stock, USWS is required to seek shareholder approval to effect these issuances.
Effect of Failure to Obtain Stockholder Approval
If the stockholders do not approve this Proposal 2, USWS will be unable to issue the shares of USWS Common Stock to the holders of USWS Series A Preferred Stock and the holders of USWS Equity Linked Convertible Notes in excess of 19.9% of the outstanding shares of USWS Common Stock. As this is a condition to the Closing of the Merger, the Merger may not close as a result.

Board Recommendation
THE USWS BOARD RECOMMENDS A VOTE “
FOR
” THE APPROVAL OF THE ISSUANCE OF SHARES OF USWS COMMON STOCK TO THE HOLDERS OF USWS SERIES A PREFERRED STOCK AND THE HOLDERS OF USWS EQUITY LINKED CONVERTIBLE NOTES IN ACCORDANCE WITH NASDAQ LISTING RULE 5635(D).

SERIES A CERTIFICATE OF DESIGNATIONS AMENDMENT PROPOSAL (PROPOSAL 3)
USWS is submitting this Proposal 3 to its stockholders in order to obtain the requisite stockholder authorization to effect the Series A Certificate of Designations Amendment.
Background
As described elsewhere in this proxy statement/information statement/prospectus, under the terms of the Merger Agreement, USWS is obligated to take all requisite actions so that, effective as of immediately prior to the Effective Time, each holder of shares of USWS Series A Preferred Stock issued and outstanding at such time would have the option to convert such shares into shares of USWS Common Stock pursuant to an Optional Merger Conversion (as defined below), including any actions required to cause the adoption of the Series A Certificate of Designations Amendment.
The Series A Certificate of Designations Amendment will provide each holder of shares of USWS Series A Preferred Stock with the option, exercisable by delivery a Conversion Notice, to convert all but not less than all of such holder’s shares of USWS Series A Preferred Stock into shares of USWS Common Stock. Under the terms of the Amended Series A Certificate of Designations, in connection with any Optional Merger Conversion, each share of USWS Series A Preferred Stock subject to such Optional Merger Conversion would be converted into the Optional Merger Conversion Shares. The description in this proxy statement/information statement/prospectus of the proposed Series A Certificate of Designations Amendment is qualified in its entirety by reference to, and should be read in conjunction with, the actual text of the amendment as set forth in the Certificate of Amendment attached as Exhibit B to
Annex A
to this proxy statement/information statement/prospectus.
Requirement to Seek Shareholder Approval
Under applicable Delaware law, an amendment to the Certificate of Designations requires the approval of a majority of the shares of USWS Common Stock outstanding on the record date.
Effect of Failure to Obtain Stockholder Approval
If the stockholders do not approve this Proposal 3, USWS will be unable to effect the Optional Merger Conversion. As this is a condition to the Closing of the Merger, the Merger may not close as a result.
Board Recommendation
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “
FOR
” THE APPROVAL OF THE SERIES A CERTIFICATE OF DESIGNATIONS AMENDMENT.

AMENDMENT TO A&R LTIP (PROPOSAL 4)
Background
At the USWS Special Meeting, USWS Stockholders will be asked to approve an amendment to the Amended and Restated U.S. Well Services, Inc. 2018 Stock Incentive Plan (the “
A&R LTIP
”), to increase the total number of shares of USWS Common Stock authorized to be issued under the A&R LTIP by 2,000,000 in order to provide a sufficient number of shares to cover (i) equity awards made to Joel Broussard, the Chairman of the Board of USWS and the former President and Chief Executive Officer of USWS (the “
Broussard RSU Award
”), and (ii) shares underlying the USWS Pool A Performance Awards and the USWS Pool B Performance Awards, which were granted to certain of USWS’ executive officers and other key employees. The A&R LTIP was approved by the stockholders of USWS on May 14, 2021.
The Broussard RSU Award was approved by the USWS Board on April 30, 2022. The USWS Board deemed it in the best interest of USWS to grant this award to Mr. Broussard in order to provide incentives for him to continue to provide service to USWS following his resignation as the Company’s President and Chief Executive Officer on April 30, 2022. The Broussard RSU Award consisted of a grant of 190,419 restricted stock units (the “
RSUs
”), each representing the right to receive one share of USWS Common Stock on the terms set forth in an award grant notice and subject to the terms of the A&R LTIP. The Broussard RSU Award will vest in full in connection with the Merger. On vesting, USWS will issue Mr. Broussard a number of shares of USWS Common Stock equal to the RSUs vesting. These shares would exceed the number of shares available under the A&R LTIP and, consequently, absent approval by the shareholders of USWS, will be required to be settled in cash instead of shares of USWS Common Stock. The cash value of the Broussard RSU Award is $1,319,076.
USWS entered into the USWS Pool A Performance Awards and the USWS Pool B Performance Awards with certain of its key employees, including certain executive officers, on November 5, 2020, August 31, 2021, April 30, 2022, and May 31, 2022. Joel Broussard and Kyle O’Neill, who are each members of the USWS Board, were granted 307,654 and 274,656 USWS Pool A Performance Awards, respectively, and 124,021 and 49,532 USWS Pool B Performance Awards, respectively. The USWS Pool A Performance Awards and the USWS Pool B Performance Awards were granted under the A&R LTIP and will become payable in connection with the Merger and, pursuant to their terms, will require the Company to issue an aggregate of 1,588,412 shares of USWS. These shares would exceed the number of shares available under the A&R LTIP and, consequently, absent approval by the shareholders of USWS, will be required to be settled in cash instead of shares of USWS Common Stock. The aggregate cash value of the USWS Pool A Performance Awards and the USWS Pool B Performance Awards is $11,003,292.

The table below sets forth awards that the compensation committee of the USWS Board recommended, and the USWS Board subsequently approved, that are contingent on stockholder approval of the amendment to the A&R LTIP described above. If the amendment to the A&R LTIP is not approved by USWS Stockholders at the meeting, then the awards set forth in the table below will be settled in cash.

Name and Position	Number of Restricted Stock Units Subject to Awards(#)	Value of Restricted Stock Units Subject to Awards($)(1)	Number of USWS Pool A Performance Awards	Value of USWS Pool A Performance Awards	Number of USWS Pool B Performance Awards	Value of USWS Pool B Performance Awards
Joel Broussard, Chairman of the Board of USWS	190,419	$1,318,248	307,654	$2,231,639	124,021	$899,615
Kyle O’Neill, Director and President and Chief Executive Officer	—	—	274,656	$1,992,280	49,532	$359,292
Joshua Shapiro, Chief Financial Officer	—	—	162,058	$1,175,525	13,576	$98,477
Executive Group	—	—	436,714	$3,167,805	63,108	$457,768
Non-Executive Director Group	190,419	$1,318,248	307,654	$2,231,639	124,021	$899,615
Non-Executive Officer Employee Group	—	—	407,321	$2,954,597	128,960	$935,441
Amendments to A&R LTIP
To effect the increase in the aggregate number of shares of USWS Common Stock that may be issued under the A&R LTIP, it is proposed that the first sentence of Section 4.1 of the A&R LTIP be deleted in its entirety and replaced with the following:
“Subject to adjustment in accordance with Section 11, no more than 2,802,365 shares of Common Stock shall be available for the grant of Awards under the A&R LTIP (the “Total Share Reserve”), and such number shall also be the maximum number of shares of Common Stock that may be issued in the aggregate pursuant to the exercise of Incentive Stock Options (the “ISO Limit”).”
Other than the revision to the first sentence of Section 4.1 of the A&R LTIP, no other amendments or changes will be made to the A&R LTIP
Effect of Failure to Obtain Stockholder Approval
The approval of this Proposal 4 is not a condition to the Closing of the Merger. If the stockholders do not approve this Proposal 4, USWS will be unable to settle the Broussard RSU Award, the USWS Pool A Performance Awards or the USWS Pool B Performance Awards in shares of USWS Common Stock upon the vesting of these awards in connection with the Merger. If USWS cannot settle these awards in USWS Common Stock, USWS would be required to settle the awards in cash at the effective time of the Merger.
Board Recommendation
THE USWS BOARD RECOMMENDS A VOTE
 “FOR
” THE APPROVAL OF THE AMENDMENT TO THE 2018 A&R LTIP IN ORDER TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE 2018 A&R LTIP IN AN AMOUNT EQUAL TO THE SHARES UNDERLYING THE AWARDS PREVIOUSLY GRANTED TO CERTAIN EXECUTIVE OFFICERS AND EMPLOYEES OF USWS.

USWS ADJOURNMENT PROPOSAL (PROPOSAL 5)
Background
The USWS Special Meeting may be adjourned to another time or place from time to time, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the USWS Special Meeting to approve the Merger proposal or any other proposals put before the USWS Stockholders at the USWS Special Meeting.
If, at the USWS Special Meeting, the number of shares of USWS Common Stock present or represented and voting in favor of the Merger proposal or any other proposals put before the USWS Stockholders at the USWS Special Meeting is insufficient to approve such proposal, USWS intends to adjourn the USWS Special Meeting from time to time in order to enable the solicitation of additional proxies.
In the Adjournment Proposal, USWS is asking the USWS Stockholders to authorize the holder of any proxy solicited by the USWS Board to vote in favor of granting authority to the proxy holders, and each of them individually, to adjourn the USWS Special Meeting to another time and place from time to time for the purpose of soliciting additional proxies. If the Adjournment Proposal is approved, USWS could adjourn the USWS Special Meeting and any adjourned session of the USWS Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from the USWS Stockholders who have previously voted.
Board Recommendation
THE USWS BOARD UNANIMOUSLY RECOMMENDS A VOTE “
FOR
” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT PROFRAC
Unless the context otherwise requires, all references in this section to “ProFrac,” “we,” “us,” or “our” refer to ProFrac Holding Corp. together with its consolidated subsidiaries.
Overview
We are a growth-oriented, vertically integrated and innovation-driven energy services company providing hydraulic fracturing, completion services and other complementary products and services to leading upstream oil and gas companies engaged in the E&P of North American unconventional oil and natural gas resources. Founded in 2016, ProFrac was built to be the go-to service
provider for E&P companies’ most demanding hydraulic fracturing needs. We are focused on employing new technologies to significantly reduce GHG emissions and increase efficiency in what has historically been an emissions-intensive component of the unconventional E&P development process. We believe the technical and operational capabilities of our fleets ideally position us to capture increased demand resulting from the market recovery and our customers’ shifting preferences favoring the sustainable development of natural resources.
Our operations are primarily focused in the West Texas, East Texas/Louisiana, South Texas, Oklahoma, Uinta and Appalachian regions, where we have cultivated deep and longstanding customer relationships with some of those regions’ most active E&P companies. We operate in three business segments: stimulation services, manufacturing and proppant production. We believe we are among the largest providers of hydraulic fracturing services in North America by hydraulic horsepower (“
HHP
”), with aggregate installed capacity of over 1.7 million HHP across 34 conventional fleets, of which, as of June 30, 2022, 31 were active, reflecting a net installed capacity of approximately 1.5 million HHP across our active fleets. We believe our strategy of incorporating lower-emission Tier IV diesel engines into our conventional fleets makes them among the most emissions-friendly and capable in the industry. Further, we believe that because of those fleets’ capabilities and reliability, and our relentless focus on efficient and environmentally-sound energy service solutions, our high-quality customer base views us as an integral partner in their efforts to improve their ESG profiles without sacrificing service quality.
Our lower-emission conventional hydraulic fracturing fleets have been designed to reduce our customers’ relative emissions footprint while handling the most demanding well completions, which are characterized by higher pumping pressures, higher pumping volumes, longer horizontal wellbores, more frac stages per lateral and increasing amounts of proppant pumped per well. As of June 30, 2022, approximately 40% of our pumps have Tier IV engines and approximately 50% have dual fuel capabilities. In addition, we have paired these technologies with our proprietary engine standby controllers (“
ESCs
”) to reduce idle time, which is the time during which an engine generates the highest amount of emissions, by as much as 90%, and reduce fuel consumption and GHG emissions by as much as 24%. In addition, these ESCs are capable of cold starting the engines on our pumping units without the assistance of truck tractors. This technology allows us to significantly decrease the number of truck tractors required for our operations, not only further reducing overall emissions but also eliminating the capital, safety risks and operating and maintenance costs associated with operating the additional truck tractors required for fleets that do not utilize ESCs. On the whole, these cost savings are significant, allowing us to avoid an incremental $15,000 per year in costs associated with each truck tractor eliminated from our operations. Since early 2021, we have installed ESCs throughout our fleets, and anticipate being able to realize total cost savings of approximately $300,000 per year per fleet as a result. When further combined with our real time GHG emissions monitoring, our fleets create additional synergies in efficiency that result in cost savings for our customers. We intend to continue to upgrade and overhaul our other fleets with the goal of having all of our conventional fleets similarly equipped, a process made cheaper by our in-house
manufacturing capabilities detailed below. This strategy aligns with our ESG initiative to minimize our carbon footprint as a part of our goal to have all of our conventional fleets equipped with emissions reduction technology.

In addition to our
existing low-emission conventional
fleets, we are constructing electric powered hydraulic fracturing fleets equipped with Clean Fleet
®
 technology licensed from USWS. Under our agreement with USWS, we have acquired 3 licenses and may acquire up to 17 additional licenses (along with certain other rights) to construct in-house
new, electric-powered hydraulic fracturing fleets utilizing Clean Fleet
®
technology. This technology utilizes electric motors powered by lower-cost, lower-emission power solutions, including local utility-sourced line power, or on-site generation
from natural gas produced and conditioned in the field, compressed natural gas (“
CNG
”), liquefied natural gas (“
LNG
”), hydrogen and/or traditional fuels, if needed. This flexibility in fuel supply can provide our customers with additional tools to meet their emissions and sustainability goals by reducing their reliance on diesel, as well as offer potentially significant fuel cost savings. We believe that our fleets equipped with Clean Fleet
®
 technology will supplement our environmentally advantaged conventional fleets and provide our customers an optimized suite of options to satisfy their ESG objectives while maximizing operating efficiency. We expect to begin deploying the first of these electric-powered hydraulic fracturing fleets in the third quarter of 2022, and we have two more under construction, which we expect to be ready for deployment by the end of 2022. We believe that our new electric fleets, together with our existing conventional fleets, which we continue to optimize to incorporate efficiency-enhancing features, place us on the leading edge of the domestic hydraulic fracturing business and position us to maintain a high equipment utilization rate, low emissions and attractive profitability.
Facilitating the advanced technology and operational capability of our equipment is our vertically integrated business model and supply chain management, which allows us to manufacture, assemble, repair and maintain our own fleets and ancillary frac equipment, including power ends, fluid ends, flow iron and monolines. Our vertically integrated business model also allows us to offer customers a suite of ancillary services that enhance the efficacy of the well completion process, including, sand, completion chemicals and related equipment.
We operate facilities in Cisco, Aledo and Fort Worth, Texas, including an International Organization for Standardization (“
ISO
”) 9001 2015 certified OEM manufacturing facility, in which we manufacture and refurbish many of the components used by our fleets, including pumps, fluid ends, power ends, flow iron and other consumables and an engine and transmission rebuild facility that is licensed to provide warranty repairs on our transmissions. These facilities, which have a proven capability to manufacture up to 22 pumps, or 55,000 HHP, per month (including electric fleets) and perform substantially all of the maintenance, repair and servicing of our hydraulic fracturing fleets, provide in-house
manufacturing capacity that enables cost-advantaged growth and maintenance.
Vertical integration enables us to realize a lower capital investment and operating expense by capturing the margin of manufacturing and/or maintenance, by recycling and refurbishing older machinery in our fleet, as opposed to disposing of it, and by enabling the ongoing improvement of our equipment and processes as part of a continuous research and development cycle. This combination also facilitates our “Acquire, Retire, Replace”
™
 approach to growing, maintaining and modernizing our fleets, and helps us mitigate supply chain constraints that have disrupted competitors’ and customers’ operations in the past.
Our
in-house
manufacturing capabilities also allow us to rapidly implement new technologies in a cost-effective manner not possible for many of our peers. We believe that as a result of this vertical integration, we are able to achieve conventional Tier IV dual fuel fleet construction costs of $540 per HHP contrasted with an industry cost of up to $861 per HHP, according to Daniel Energy Partners, and an average expected price to build electric fleets, excluding power generation, of $467 per HHP inclusive of licensing costs.
Our manufacturing capabilities and control over the manufacturing process have allowed us to design and build hydraulic fracturing fleets to uniform specifications intended for deployment in resource basins requiring high levels of pressure, flow rate and sand intensity. We believe the standardized, modular configuration of our equipment provides us with several competitive advantages, including reduced repair and maintenance costs, reduced downtime, reduced inventory costs, reduced complexity in our operations, training efficiencies and the ability to redeploy equipment among operating basins. We believe that our uniform fleet specifications along with the ability to more directly control our supply chain
and end-of-life management
for our equipment differentiates us from competitors who typically purchase such equipment from third party manufacturers and rely on such manufacturers or other third parties for repair and maintenance.
We also provide ancillary products and services, further increasing our value as a business partner to our customers, including frac sand, completion chemicals, frac design and related services, logistics coordination and real time data reporting, such as operational statistics, inventory management, completions updates and emissions monitoring.
Through our recent investment in Flotek, we have gained access to a low-cost,
long-term supply of a full suite of completion chemicals required by our customers during the completion process, including Flotek’s proprietary biodegradable complex nano-Fluid
®
 technology, which is more environmentally friendly than commonly used alternatives. For additional information on our investment in Flotek, please see “Note 14—Acquisitions and Investments.”
In addition, to meet our customers’ need for proppant, we operate an approximate three-million-ton-per-year sand
mine and processing facility in Kermit, Texas, with 40.7 million tons of proved reserves as of December 31, 2021, which allows us to sell proppant to our customers in West Texas and Southeastern New Mexico. We also recently acquired approximately 6,700 acres near Lamesa, Texas, which we refer to as West Munger, that we are currently developing into an in-basin
Permian Basin frac sand resource. We are in the process of installing mining and processing facilities at West Munger which, once operational, will be one of only two sand mines in the Midland Basin. West Munger and the Kermit sand mine are each located within 100 miles of approximately 98% of all horizontal rigs in the Permian Basin, providing us with ready access to potential customers. Our integrated service platform creates operational efficiencies for our customers and allows us to capture a greater portion of their development capital spending, positioning us to maintain high equipment utilization rates, low emissions and attractive profitability.
For the six months ended June 30, 2022, ProFrac Predecessor generated net income of approximately $94.2 million and Adjusted EBITDA of approximately $302.0 million. Annualized Adjusted EBITDA per fleet was $22.9 million when annualizing the six months ended June 30, 2022 and $27.2 million when annualizing the three months ended June 30, 2022. For the definitions of Adjusted EBITDA and Adjusted EBITDA per fleet and a reconciliation to their most directly comparable financial measures calculated and presented in accordance with GAAP, please read “ —
Selected Historical and Pro Forma Consolidated Financial Data of ProFrac
.”
Competitive strengths
We believe the following characteristics differentiate us from our peers and uniquely position us to execute on our strategy to create value for our stakeholders:

•
High performing, technologically advanced fleet focused on cash flow, increased efficiencies, and lower emissions.
We believe we are strongly positioned to continue to respond to the increased demand for highly-efficient and environmentally advantaged energy services, which are those that produce fewer negative impacts on the environment than those provided by standard Tier II fleets. We believe that we have one of the largest fleet of low emissions and technologically advanced conventional frac equipment in the United States, with 40% of that fleet equipped with Tier IV engines and 50% with dual fuel capabilities as of June 30, 2022. We have begun to implement our “Acquire, Retire, Replace”
™
strategy by retiring 650,000 HHP of older, emissions-intensive fleets and recycling or refurbishing equipment from such fleets.

We believe our technologically advanced fleets are among the most reliable and best performing in the industry with the capabilities to meet the most demanding pressure and flow rate requirements in the field.
For example, we are one of the few energy services companies to install 60-inch pumps
in our fleets, providing for significantly higher capacity and capability. The combination of these factors provides us with an ability to operate efficiently in the most demanding environments while helping our customers meet their ESG goals.

Our standardized equipment reduces our downtime as our mechanics can quickly and efficiently diagnose and repair our equipment and reduces the amount of inventory we need on hand. We are able to easily shift equipment among operating areas as needed to take advantage of market conditions or to replace temporarily damaged equipment. This flexibility allows us to target customers that are offering higher prices for our services, regardless of the basins in which they operate. Standardized equipment also reduces the complexity of our operations, which lowers our training costs and improves our safety profile. Finally, our standardized, high specification equipment, manufacturing capabilities and direct control over significant portions of our supply chain lead to lower total cost of ownership, which we believe allows us to both increase our margins and meet increasing demand for efficient, environmentally-advantaged energy services.
To complement our modern and highly efficient conventional fleets, we expect to begin deploying the first of our electric-powered hydraulic fracturing fleets in the third quarter of 2022, and we have two more under construction, which we expect to be ready for deployment by the end of 2022. By replacing Tier II diesel engines with electric engines, we expect our fleets equipped with Clean Fleet
®
technology will reduce carbon emissions by up to 33% per fleet annually. These estimates are based on manufacturer specifications for fuel consumption of each engine configuration and hold constant operational factors that influence the rate of fuel consumption and emissions, such as rate and pressure. This expected reduction is equivalent to a reduction of approximately 1,700 cars on the road per year per fleet based on U.S. Environmental Protection Agency’s (“
EPA
”) estimates.
ProFrac Cumulative Pump Configurations & Upgrades by Year:

•
Vertically integrated business model enhances our ability to meet our customers’ needs.
We operate a vertically integrated business model that includes complementary manufacturing and ancillary products and services, including frac sand, completion chemicals, frac design and data reporting services. Our manufacturing capabilities enhance our profitability through reduced capital and maintenance expenditures, and provides a significant advantage in cost savings and supply chain management versus our peers who do not manufacture and rebuild/refurbish their own equipment and components. Furthermore, we have strategically invested in businesses providing ancillary products and services, such as our investments in West Munger, Flotek and FHE, which provides us with greater supply chain control and mitigates disruptions that have previously impacted the operations of our competitors and customers. We manufacture and refurbish many of the components used by our fleets, including pumps, fluid-ends, power-ends, certain high-pressure iron and other consumables at our facilities located in Cisco, Aledo and Fort Worth, Texas. We have the proven capability to manufacture up to 22 pumps, or 55,000 HHP per month (including electric fleets) and perform substantially all of the maintenance, repair and servicing of our hydraulic fracturing fleets in-house. We
also operate an engine and transmission rebuild facility that is licensed to provide warranty repairs on our transmissions.

•
“
We do the hard jobs.
” Vertical integration of our business enables us to take on premium frac jobs that have more demanding pressure and flow rate requirements that put extra wear and tear on frac equipment and require more frequent equipment rebuilds. We believe many competitors avoid these jobs as they lack the capital or repair capability to sustainably maintain their equipment and generate a reasonable return. At ProFrac, we find such challenging work more economically attractive than less intensive “commodity” work that is easier on equipment because we can be more competitive with higher associated profitability.

•
Rapid and cost-effective implementation of new technologies
. Much of our equipment is customized for our operations and built with substantially uniform specifications. With our in-house
manufacturing capabilities, we are able to rapidly fabricate, develop and deploy new equipment and rebuild/refurbish existing equipment with minimal reliance on third-party supply chains or paying a premium for bespoke orders or processes. In addition to manufacturing our pumping units, we have the capability to manufacture many of the other components of our fleets such as blenders and hydration units. Our manufacturing capabilities facilitated our development of the Centipede
™
 high pressure flow system, which
reduces non-productive time
by reducing rig up time by up to 50% and iron connections by up to 70%, while also preventing shutdowns. We have also developed proprietary vibration monitoring technology that enables our artificial intelligence-driven predictive pre-failure maintenance,
performance reporting and design customizations on core equipment. Finally, our preferred equity investment in FHE provides us with access to innovative technology, including its proprietary wellhead pressure control systems, RigLock
™
 and FracLock
™
, that enhance well completion efficiency and safety and reduce emissions.

•
Advantaged in tight market
. Our vertical integration reduces the risk that we will be unable to source important components, such as fluid-ends, power-ends and other consumable parts and ancillary products and services, such as sand and chemicals. During periods of high demand growth for hydraulic fracturing services, external equipment vendors often report order backlogs of up to nine months, which can lead to increased costs or substantial delays to deploy fleets. The FTSI Acquisition strengthens our in-house
repair and manufacturing facilities by increasing our capacity and adding a licensed transmission repair facility. We have historically manufactured all major consumable components and can quickly scale to support all of our fleets at full capacity.

•
Insulated from supply chain issues
. Our vertical integration on key completion commodities, such as chemicals and sand, mitigate our exposure to price spikes and supply shortages that have negatively impacted the financial results of some of our competitors . We have identified sources of pricing and supply chain risk and have made strategic investments to mitigate them, turning potential weaknesses into strengths. For example, we believe the Flotek investment, through which we monetized our procurement demand, demonstrates our commitment to our vertical integration strategy and provides greater control over our supply chain.

•
Organizational culture based on world class service, innovation, safety, improving environmental impact and active contributions to our communities.
We believe our corporate culture plays a significant role in our ability to consistently deliver excellent service to our customers, as well as our ability to attract and retain high quality personnel. We encourage innovation throughout our organization and empower our employees to innovate. For example, we maintain an innovation award program for our employees which provides cash incentives for changes to equipment and processes that improve efficiency and safety. Motivated by this program, our employees have developed numerous tools, processes and equipment enhancements that improve our operations, such as a tool for performing maintenance on fluid ends that reduces the time required for a routine maintenance procedure from 45 minutes to 15 minutes, our PadTrac system that performs live job monitoring and a tool for rebuilding butterfly valves that allows this task to be performed by a single technician. We are committed to the safety and wellness of our employees and we actively foster training, advancement and career development. We also seek to actively contribute our time and resources to positively impact the communities in which we work and live.

•
Loyal and active customers that appreciate our efficiency, suite of services and ability to complete the most difficult and demanding projects.
We have a strong portfolio of active customers that value our modern, technologically advanced equipment and our commitment to a more ESG-conscious service
offering. As a result of the FTSI Acquisition, our customer base has expanded and diversified to include some of the larger independent exploration and production companies, in addition to our preexisting customer base consisting of leading private midsize operators. Our customers trust us to execute on their most technically demanding operations and value our unique ability to meet their needs with our vertically integrated business model. We believe our operating history combined with our emissions savings equipment and integrated supply chain has us well positioned to serve customers’ needs. While certain of our customers have historically struggled with supply chain disruptions, our business model gives us an opportunity to provide these customers with bundled services, including frac sand, completion chemicals, frac design and related services, logistics and real time data reporting, helping to limit supply chain disruptions. Our track record of consistently providing high-quality, safe and reliable service has enabled us to develop long-term partnerships with our customers, and we expect that our customers will continue to support our growth.

•
Strong data and digital capabilities.
Our focus on technology and innovation also underpins our efficiency through real time data analysis of operational statistics, inventory management, completions updates and emissions monitoring. We offer a comprehensive and competitive suite of data and digital solutions such as PadTrac and SOPHIA. PadTrac is a real time data stream that provides pertinent equipment data on location to our operators. SOPHIA is our cloud-based platform that accompanies the ESC and provides visibility into fuel savings and carbon footprint reduction. SOPHIA enhances the credibility, consistency, and transparency of carbon footprint quantification by following ISO standards. We believe our digital infrastructure saves time, money, and makes us a more productive and cost effective enterprise.

•
Large scale and leading market share across most active major U.S. basins.
We believe we are among the largest hydraulic fracturing providers in North America based on HHP. We operate in some of the most active basins in the United States, including in the West Texas, East Texas/Louisiana, South Texas, Oklahoma, Uinta and Appalachian regions and our operations have diversified exposure to both natural gas and oil producing areas. This geographic and commodity diversity reduces volatility in our revenue due to regional trends, relative commodity prices, adverse weather and other events. Our large footprint and standardized equipment enables us to rapidly reposition our fleets based on demand trends among different regions and allows us to spread our fixed costs over a greater number of fleets. Our large scale also strengthens our negotiating position with our suppliers and our customers. Additionally, we expect to leverage our strengths to capture market share in these regions in response to customer demand for more efficient and cleaner fleets.

•
Experienced management and shareholder team that have driven extreme value creation for stakeholders in past endeavors.
Our senior management team has more than 100 years of relevant experience in hydraulic fracturing and the energy industry. The management team is focused on the operational success of the Company and their interests are aligned with those of investors and customers. Additionally, our principal shareholders, the Wilks Parties, have a proven history of founding and growing pressure pumping companies. Prior to founding ProFrac, certain of the Wilks Parties founded FracTech Holdings, LLC, the predecessor to FTSI in 2000, which they grew into one of the largest North American hydraulic fracturing companies based on HHP before selling their 70% interest in that business in 2011 in a transaction that valued the business at approximately $5 billion. The FTSI Acquisition reunites that business with a management team familiar with FTSI’s personnel, culture and equipment and is well suited to execute our “Acquire, Retire, Replace”
™
 strategy through strategic cannibalization of FTSI’s older fleets. Combined, the Wilks have more than 75 years of experience in the energy and energy services sectors. Under their leadership, we have grown our hydraulic fracturing business to a total of 34 fleets, as of June 30, 2022, with an aggregate of over 1.7 million HHP and pro forma 2021 revenues in excess of $1.17 billion. As of June 2, 2022, the Wilks Parties owned approximately 88.6% of our voting stock. We believe that their experience will continue to benefit our operations and business. In addition, Lance Turner, FTSI’s former Chief Financial Officer, became our Chief Financial Officer upon the closing of the FTSI Acquisition. We believe Mr. Turner’s previous experience as Chief Financial Officer of FTSI from October 2015 to March 2022 will further streamline our efforts to efficiently integrate the FTSI business and operations into our business.

Business Strategies
We intend to achieve our primary business objective of creating value for our stakeholders through the following business strategies:

•
Position ourselves as a key partner to our customers in response to increasing focus on environmental sustainability.
As the demand for energy services in the United States recovers from the lows experienced in 2020, we expect demand for our hydraulic fracturing services to continue to grow significantly. In particular, as one of the largest hydraulic fracturing service providers in North

America based on HHP, we believe our modern, technologically advanced fleets position us to capitalize on customer mandates for “next generation” frac fleets due to their lower emissions and the economic benefits of fuel cost savings. We also offer our customers a suite of ancillary products and services that we believe is responsive to our customers’ evolving needs, including frac sand, completion chemicals, frac design, manufacturing and related services, logistics and real time data reporting. Rystad Energy estimates that total HHP capacity has declined by approximately 8.8 million HHP as of Q1 2022 from approximately 25 million HHP at the end of 2018, as a result of frac equipment permanently leaving the market due to scrapping, cannibalization and deferred maintenance. In addition, approximately 25% of remaining horsepower is comprised of obsolete or non-operational
fleets, according to Rystad Energy. By contrast, we have focused on upgrading and expanding our fleets’ capabilities and investing in ancillary products and services, and have positioned ourselves as ready to respond to our customers’ needs as upstream activity returns and the focus on ESG-sensitive operations
grows. Furthermore, our consistently high fleet utilization levels and 24 hours per day, seven days per week operating schedule should result in greater revenue opportunity and enhanced margins as fixed costs are spread over a broader revenue base. We believe that any incremental future fleet additions, including fleet additions expected to result from the Merger, will benefit from these trends and associated economies of scale.

•
Commitment to returns-driven, environmentally-advantaged investments and technology to support further emissions reduction and greater operational efficiency.
We believe demand for lower emissions operations will outpace current supply and lead to further opportunities to deploy new technical solutions to our customers relative to our competition, particularly with natural gas playing an increasingly critical role in the transition away from less clean sources of energy. We have invested in various businesses and technologies that we plan to leverage to strengthen our market position and to better serve our customers as well as share in the fuel savings provided by our investments. For example, in January 2021, we acquired a 75% ownership stake in EKU Power Drives, GMBh (“
EKU
”), a provider of idle reduction technologies and the manufacturer of our proprietary ESCs. Engines with ESCs will automatically turn off during non-operating
time, shutting down the powertrain when it is not pumping and immediately restarting it to full load upon request. This technology reduces the wear and tear on equipment, reduces fuel consumption and eliminates emissions when the engines on our pumping units are automatically turned off and on between stages. A typical frac spread will pump between 14 to 18 hours per day and idle the remaining time. As idle time widely varies between operating stages, most frac companies leave the engines in idle due to the labor-intensive process associated with using the power take-off
on a truck tractor to
re-start
the engine. Based on our own provision of hydraulic fracturing services, we believe our ESCs eliminate roughly 90% of idle hours and result in substantially lower emissions and fuel costs. This reduction in idle time can reduce carbon dioxide emissions by up to 24% compared to standard operations in which engines generally run continuously during a frac job.

Additionally, we are supplementing our already environmentally-advantaged conventional fleets with electric fleets equipped with Clean Fleet
®
 technology, which will provide customers additional low emission and cost effective solutions. We intend to continue this focus on efficiency and emissions-optimized technology in order to capitalize on the increased demand for higher efficiency and higher performing hydraulic fracturing services. We believe that by pursuing the development of advanced technology in both our conventional fleets and complementary electric-powered fleets, in addition to pursuing strategic business combinations (such as the Merger) with companies that have already developed some of these advanced technologies, we will be well positioned to capture the increasing demand for highly capable and environmentally-advantaged energy services with which operators may satisfy their ESG imperatives.
We recently acquired West Munger, and made preferred equity investments in Flotek and FHE to enhance our access to products and services necessary during the well completion process in order to mitigate supply chain disruptions and improve our operational efficiencies. Flotek is a market leader in environmentally friendly and biodegradable chemical technologies; FHE is a pioneer in high pressure flow control equipment that is safer and more efficient than legacy industry processes; and West Munger will provide access to a geographically advantaged source of frac sand.

•
Pursue accretive mix of organic growth and strategic consolidation.
We plan to continue to grow our operations and fleets in response to increased customer demand as well as selectively evaluate potential strategic acquisitions that increase our scale and capabilities and diversify our operations. In response to supply constraints for frac sand, among other factors, we acquired West Munger in December 2021 and completed the SPS Acquisition during the third quarter of 2022, each of which is expected to further reduce our exposure to supply chain risks and increase our proppant production capacity. We are continuing to evaluate vertical integration of in-basin
proppant and logistics opportunities in West Texas and other regions. Similarly, we anticipate that our acquisition of Best and investment in FHE will bolster our in-house
manufacturing capabilities and will provide access to innovative technology. We believe opportunities exist to acquire older generation diesel frac fleets at attractive prices and use our in-house manufacturing
capabilities to upgrade and maintain them, thus extending their useful life and maximizing their cash flow, after which they can be replaced with cutting edge dual fuel or electric technology as part of our “Acquire, Retire, Replace”
™
 strategy. We have already begun implementing this strategy with the fleets acquired in the FTSI Acquisition by retiring 650,000 HHP of older FTSI fleets and recycling or refurbishing equipment from such fleets as a source of spare parts and components in our vertically integrated manufacturing segment in connection with selectively upgrading legacy equipment to Tier IV dual fuel engines, increasing efficiency and sustainability. We estimate that FTSI’s existing fleets can be converted to dual fuel capability at a cost of approximately $2.0 million per fleet. The resulting displacement of older fleets should yield significant improvements in emissions, operating efficiency, safety and profitability and provide a source of spare parts and components that can reduce our maintenance capital expenditures. Our vertically integrated business model and in house manufacturing enables faster integration of assets we may acquire and allows us to more economically and efficiently cannibalize, refurbish, and redeploy equipment. Additionally, we expect that our technology and focus on lower emission fleets, including electric fleets we expect to acquire in connection with the Merger, will promote growth and attract new customers focused on reducing their emissions profiles.

•
Continued focus on safe, efficient and reliable operations.
We are an industry leader with a proven track record in safety with a Total Reportable Incident Rate (“
TRIR
”) of 0.42 for the year ended December 31, 2021, including our manufacturing division, compared to the industry average of 0.70, according to the International Association of Oil & Gas Producers (“
IOGP
”). We prioritize safety in our equipment through mechanisms like AFEX fire control, which is installed on all of our field equipment and is designed to suppress fires immediately. We believe our excellent safety record is partly attributable to the standardization of our equipment, which makes it easier for mechanics and equipment operators to identify and diagnose problems with equipment before a safety hazard arises. Our fleets are also standardized to use Centipede
™
 mono-line, which has fewer iron connections on site and allows for a safer and quicker rig up versus traditional flow iron assemblies. Our streamlined, innovative equipment enables safer operations and time savings, mitigation of inefficiencies from shutdowns, and improvements relative to the amount of horsepower required to put down hole. Additionally, our standardized equipment and in-house manufacturing
capability allows us to rapidly assess operations as well as test new equipment while also reducing the complexity of our operations and lowering our training costs.

•
Focus on generating superior returns while maintaining a conservative balance sheet and financial policies.
We plan to maintain a conservative balance sheet, which will allow us to better react to potential changes in industry and market conditions and opportunistically grow our business. We had $421.3 million of net senior debt, defined as total senior debt of $495.0 million less $73.7 million of cash and equivalents, as of June 30, 2022. Our 2022 capital expenditure budget, excluding acquisitions, is estimated to be in a range between $265 million and $290 million. We have budgeted approximately

$65 million to $70 million to construct three electric-powered fleets. We are fully committed to building the three electric-powered fleets and have several customers interested in contracting these fleets. We intend to align fleet construction and other growth capital expenditures with visible customer demand, by strategically deploying new equipment in response to inbound customer requests and industry trends. Also included in our 2022 capital expenditure budget is $25 million to $30 million to construct the West Munger sand mine. The remainder of our 2022 capital expenditure budget, excluding acquisitions, will be used to fund maintenance capital expenditures, estimated to be $2.75 million to $3.0 million per fleet per year, and other growth initiatives such as upgrading Tier II fleets to Tier IV dual fuel fleets. We continually evaluate our capital expenditures and the amount that we ultimately spend will depend on a number of factors, including customer demand for new fleets and expected industry activity levels. We believe we will be able to fund our 2022 capital program from cash flows from operations. We are disciplined about deploying growth capital to our business, and expect investments in new fleets to have a simple payback of 2.0 years or fewer before investing. As a result of this approach, we believe that we operate one of the most profitable frac businesses and that our strategies and competitive advantages have contributed to our strong relative financial performance, as demonstrated by our history of positive EBITDA generation despite recent market volatility. Our vertical integration of key supply chains enables consistent cost management, low capital intensity and high conversion of EBITDA to cash flow, which we believe will help us deliver shareholder returns across market cycles, while maintaining a conservative balance sheet.

Properties
Our corporate headquarters are located at 333 Shops Boulevard, Suite 301, Willow Park, Texas 76087. We currently own or lease the following additional principal properties:

Location	Size	Leased or owned	Purpose
Willow Park, TX	8,244 sqft	Leased	Corporate Headquarters
Smithfield, PA	47,800 sqft	Leased	Field Operations
Odessa, TX	21,100 sqft	Leased	Sales Office
Odessa, TX	50,634 sqft	Leased	Field Operations
Odessa, TX	82,800 sqft	Owned	Field Operations
Elk City, OK	42,330 sqft	Owned	Field Operations
Washington County, PA	41,660 sqft	Owned	Field Operations
Pleasanton, TX	62,950 sqft	Owned	Field Operations
Longview, TX	36,000 sqft	Owned	Field Operations
Vernal, UT	18,827 sqft	Leased	Sales Office
Aledo, TX	94,050 sqft	Owned	Manufacturing
Hobbs, NM	12,000 sqft	Leased	Field Operations
Seminole, TX	33,700 sqft	Leased	Field Operations
Marshall, TX	21,800 sqft	Leased	Field Operations
Pleasanton, TX	16,866 sqft	Leased	Field Operations
El Reno, OK	19,027 sqft	Leased	Field Operations
Dawson County, TX	6,700 acres	Owned	Raw Land
Ector County, TX	2,723 acres	Leased	Sand Mine
Winkler County, TX	641 acres	Owned	Sand Mine
Winkler County, TX	630 acres	Leased	Sand Mine
Fort Worth, TX	109,823 sqft	Leased	Manufacturing
Fort Worth, TX	78,696 sqft	Leased	Manufacturing
Fort Worth, TX	11,889 sqft	Leased	Manufacturing
Fort Worth, TX	89,522 sqft	Leased	Manufacturing
Fort Worth, TX	22,600 sqft	Leased	Corporate Office
Cisco, TX	130,000 sqft	Owned	Manufacturing

We believe that our facilities are adequate for our current operations.
Recent events
On August 18, 2022, we signed a non-binding letter of intent to acquire certain real property assets of a Texas limited liability company, all of the outstanding equity membership interest of a Texas limited liability company that is in our industry (the “
Proposed Transaction
”). The letter of intent provides for a purchase price of $175 million, of which (i) $87.5 million would be payable in cash at the closing of the Proposed Transaction, and (ii) the remaining $87.5 million to be paid in the form of a note payable by us. The Proposed Transaction is subject to the completion of substantial due diligence, the negotiation and resolution of significant business and legal issues, the negotiation, documentation and completion of mutually satisfactory definitive agreements among the parties, the consent of our lenders, our ability to finance the cash payment at closing, and approval of the ProFrac Board. We cannot guarantee that the Proposed Transaction will be completed on acceptable terms, if at all.
Our mining and processing facilities
We own and operate an approximately three million ton per year sand mine and processing facility located in Winkler County, Texas that we refer to as our “Kermit sand mine.” The total net book value of the Kermit sand mine and its associated plant and equipment was $51.9 million as of December 31, 2021. Our Kermit sand mine facility is located on
Farm-to-Market
Road (FM) 1218 approximately 14 miles north of Kermit, Texas and approximately 58 miles west of the Midland-Odessa area. The Kermit sand mine is a surface sand mine and a production stage property. Our Kermit sand mine facility features two wash plants and a dry plant with two rotary dryers that clean and classify the sand. We built the facility in 2017 and produce
40/70-mesh
and
100-mesh
(70/200) sand. Additional onsite facilities include a scale house, office, shop, quality laboratory and onsite housing for up to 40 employees. We believe the Kermit sand mine and its associated plant and equipment are maintained in good working condition. The plant does not crush the material, but cleans and classifies the sand. Once the product is appropriately processed, it is stored in one of eight storage silos until it is transported by truck to its destination.
The Kermit sand mine is serviced by three phase power that is routed along
Farm-to-Market
Road (FM) 1218, which runs parallel to the western property line. The pipeline providing natural gas supply for the dryers is also routed along this corridor. Plant process water is supplied by 12 wells installed around the periphery of the property. Additionally, water is recycled from the wash process water after fines are removed via settling with a flocculent in a series of constructed ponds. As the mine progresses, silt ponds are constructed in mined-out
pits. Wastewater disposal from offices and other buildings are collected via holding tanks and serviced on a regular basis. Potable water is provided by off-site
sources (bottled water), although a public water system permit application has been filed.
We are in the process of developing 6,700 acres of raw land in Dawson County, Texas, which we refer to as “West Munger,” into a sand mine that would permit us to mine and process two million tons of sand per year. We are currently installing mining and processing facilities at West Munger and expect the facility to be operational in the third quarter of 2022. The approximately 6,700 acre site is located in the Midland Basin near Lamesa, Texas. West Munger and the Kermit sand mine, which is more fully described below, are each located within 100 miles of approximately 98% of all horizontal rings in the Permian Basin, providing us with ready access to potential customers.
On July 25, 2022, the Company completed the SPS Acquisition of 100% of the issued and outstanding membership interest of each of SP Monahans and SP Sales (collectively, “
Monahans Sand Mine
”), the West Texas subsidiaries of Signal Peak Silica, for a purchase price of approximately $90.0 million in cash plus working capital adjustments of approximately $10.0 million. The Monahans Sand Mine is an approximately three million ton per year sand mine and processing facility located in Ector County, Texas, on Interstate 20, approximately 10 miles northeast of Monahans, Texas, and approximately 50 miles southwest of the Midland-Odessa area. The Monahans Sand Mine is a surface sand mine and a production stage property that produces
40/70-mesh
and
100-mesh
(70/200) sand. Our logistically advantaged Monahans Sand Mine includes a wet and dry plant and storage silos, as well as automated, multi-line, drive-in,
drive-out
trucking capabilities.
Our production
We produced and sold 1,646,292 tons, 736,726 tons and 1,015,665 tons of frac sand during the years ended December 31, 2021, 2020 and 2019, respectively from the Kermit sand mine.
Our permits
The Kermit sand mine’s current NSR permit is renewable in 2028. Other permits held for such mine include: Stormwater, Above Ground Storage Tank, Aggregate Production Operation, and a Public Water System application (pending). There are no formal state or federal reclamation plans or permits required for the operation.
Our reserves
We believe we have a high-quality mineral reserve base. The SEC has adopted amendments to its disclosure rules to modernize the mineral property disclosure requirements, which are codified in
Regulation S-K
subpart 1300. This proxy statement/information statement/prospectus has been prepared in accordance with the requirements of Subpart 1300 of
Regulation S-K,
which first became applicable to us for the fiscal year ended December 31, 2021. As used in this proxy statement/information statement/prospectus, the terms “mineral reserve” and “proven mineral reserve” are defined and used in accordance with Subpart 1300 of
Regulation S-K.
Summary of reserves
We follow Subpart 1300 of
Regulation S-K
in determining our mineral reserves. Exploration samples are evaluated in our laboratory facilities to assess product quality and mining/processing parameters. Members of our sales management team assess the salability of the product(s). Geologic, topographic and site data are used to create a geologic model and mining plan. We prepare an analysis of operating costs, capital costs and long-term anticipated sales volume and price to ensure the economic viability of the reserve. To opine as to the economic viability of our mineral reserves, John T. Boyd Company (“
John
 T. Boyd
”) reviewed this analysis at the time of the proven reserve determination.
The quantity and nature of the mineral reserves are estimated by our internal mine planning team and third-party companies. According to John T. Boyd, the relatively uniform nature of the sand deposit underlying the property, combined with laboratory testing results, indicate the sand deposit will produce a high-quality proppant sand product that will meet the customer specifications for regional proppant sand within the Permian Basin. Analysis of sand by independent third-party testing companies indicates that the reserves have characteristics which generally meet American Petroleum Institute specifications with regard to crush strength, turbidity and roundness and sphericity. Our internal reserve estimates are provided to John T. Boyd for review annually so that third-party approved additions or reductions can be made to our mineral reserves and mineral resource calculations due to ore extraction, additional drilling and delineation, property acquisitions and dispositions or quality adjustments. Before acquiring new mineral reserves, we perform surveying, drill core analysis and other tests to confirm the quantity and quality of the acquired mineral reserves. John T. Boyd has reviewed our December 31, 2021 mineral reserves, and we intend to continue retaining third-party engineers to review our mineral reserves on an annual basis.

The following tables provide a summary of our Kermit sand mine, which primarily provides proppant for the oil and natural gas industry, as of December 31, 2021 and 2020 based on a price of $19.11
(1)
 per ton:

						As of December 31, 2021
Mine/plant location	Owned/ leased	Area (in acres)	Proven reserves (in thousands of tons)	Probable reserves (in thousands of tons)	Implied average reserve life (in years)	Product Size	Recovery* (%)
Winkler County, TX	Owned	641	27,379	896	26	40/200-Mesh	78
Winkler County, TX	Leased	630	13,287	6,288	18	40/200-Mesh	78
Total		1,271	40,666	7,184	44

*	Recovery % represents the overall product yield after mining and processing losses.

(1)	The sales price forecast, by product, is based on second quarter of 2021 average prices, and reflects a rebound from 2020 prices. John T. Boyd opines that this is a reasonable price projection.
Based on our proven reserves as of December 31, 2021, and average annual production volume for the three years ended December 31, 2021, our proven sand reserves had an implied average reserve life of more than 44 years.

						As of December 31, 2020
Mine/plant location	Owned/ leased	Area (in acres)	Proven reserves (in thousands of tons)	Probable reserves (in thousands of tons)	Implied average reserve life (in years)	Product Size	Recovery* (%)
Winkler County, TX	Owned	641	29,025	896	27	40/200-Mesh	78
Winkler County, TX	Leased	630	13,287	6,288	18	40/200-Mesh	78
Total		1,271	42,312	7,184	45

*	Recovery % represents the overall product yield after mining and processing losses.
Based on our proven reserves as of December 31, 2020, and average annual production volume for the three years ended December 31, 2020, our proven sand reserves had an implied average reserve life of more than 45 years.
The year over year change from December 31, 2020 to December 31, 2021 of approximately 3% in reportable reserve tons is due to the normal mining production activity occurring on the property whereby the run-of-mine
material is extracted for the production of saleable frac sand product.
Estimates of
in-place
frac sand resources for the Kermit sand mine were prepared by performing the following tasks:

•
Available drilling logs and laboratory testing results were compiled and reviewed to check for accuracy and to support development of the geologic model. The geologic database utilized for modeling and estimation consists of results from 27 of the 35 holes as 8 holes from the first campaign were twinned by the second campaign for verification purposes. The geologic data were imported into Carlson Software, a geologic modeling and mine planning software suite that is widely used and accepted by the mining industry.

•
A geologic model of the deposit was created in Carlson Software using industry-standard grid modeling methods well-suited for simple stratigraphic deposits. The geologic model delineates the top and bottom of the mineable sand horizon and the distribution of the product size fractions across the deposit. The top and bottom of the mineable frac sand interval were established thusly:

•
As there is minimal overburden material across the property, the top of the mineable sand interval was defined as the current ground surface as provided by an aerial topographic survey conducted on July 1, 2021.

•
The bottom of the mineable sand interval was established by either the bottom of the drill hole, or where present by the top of excessively silty intervals commonly found near the bottom of the deposit.

•	After reviewing the continuity and variability of the deposit, suitable resources classification criteria were developed and applied.

•
John T. Boyd then reviewed the proposed mining regions identified by management. Estimation of the then in-place
frac sand resources for the Kermit sand mine assumes mining operations using standard surface excavation equipment, which is widely utilized for mining of similar deposit types. As such, the estimates were subject to the following setbacks and slope requirements:

•	50 ft inside of property lines.

•	300 ft from pipeline easements.

•	50 ft around the wet and dry process plant area, housing camp areas, and main access road/right of way.

•	An overall pit wall slope of 3:1 (approximately 19 degrees).

•
In-place
volumes for each of the proposed mining blocks were calculated from the geologic model within Carlson Software. A dry, in-place,
bulk density of 100 pounds per cubic foot was used to calculate the in-place
tonnage of frac sand.

Further information can be found in Section 6.2.1 and Section 6.2.2 of our technical report summary prepared by John T. Boyd and in the addendum to the technical report summary prepared by John T. Boyd, which are filed as Exhibits 99.5 and 99.6, respectively, to the registration statement of which this prospectus forms a part.
Quality summary
Samples gathered during exploration were used to create 3 composite product samples that were tested by two separate third-party laboratories (PropTester and
Stim-Lab)
for API RP 19C/ISO
13503-2
proppant sand characteristics. ProFrac management also conducted in-house
crush testing on samples obtained from their plant feed stream. Both of the independent laboratories showed similar results overall, with management’s internal laboratory testing on crush strength showing roughly 1,000 psi lower than each third-party laboratory. Testing was performed on various product sizes; however, for purposes of this estimate, John T. Boyd discussed only the 40/70 mesh and 70/200 mesh samples.

	Average API/ISO Test Results By Product Size
	40/70 mesh			70/200 mesh
Test	Result	Recommended Specification		Result
Sphericity	0.7	≥	0.6	0.7
Roundness	0.6	≥	0.6	0.6
Acid Solubility (%)	2.7	≤	3.0	3.4
Turbidity (NTU)	n/a	≥	250	n/a
K-Value (000 psi)	7		—	10

*	100-mesh proppant sand material currently does not have an API/ISO specification
The composited sample testing suggests the Kermit sand mine is capable of producing frac sands which meet minimum API/ISO recommended testing characteristics.

The relatively dense drill hole coverage, combined with the frequency of sample intervals taken during exploration, provides a sufficiently detailed understanding of the extent and quality of the frac sand deposit underlying the Kermit sand mine to support the estimates of reserves reported herein.
Data verification
John T. Boyd did not verify historic drill hole data by conducting independent drilling in areas already explored. It is customary in preparing proppant sand resource and reserve estimates to accept basic drilling and quality testing data as provided by management, subject to the reported results being judged representative and reasonable.
John T. Boyd’s efforts to judge the appropriateness and reasonability of the source exploration data included reviewing provided drilling logs, sampling procedures, frac sand quality testing results, examining archival sample intervals, and discussing aspects of developing the Kermit sand mine with us during a site visit.
Market analysis
Permit submissions for horizontal oil and gas wells in the Permian Basin indicate a continuation of strong drilling ahead. The increase in demand for frac sand for use in the hydraulic fracturing process has resulted in a significant rise in sand prices as well as constraints on supply availability. According to Lium, total U.S. frac sand demand is expected to increase by 31% in 2022 compared to 2021 and reach 117 million tons, with the Permian expected to account for approximately 57% of the total U.S. demand. Frac sand pricing has surpassed pre-COVID
levels, with Permian FOB mine pricing reaching as high as $60/ton in the spot market in the first quarter of 2022, according to Lium.
Consequently, with increases in production and well completions, activity at frac sand mines in the region have increased. Per the Mine Safety and Health Administration (“
MSHA
”), operating hours for the second quarter of 2021 for Permian Basin frac sand mines were up 20% sequentially. In fact, only two mines saw a material decrease in operating hours from Q1 2021 to Q2 2021 while several had increases of more than 80% sequentially. John T. Boyd anticipates stable frac sand pricing with a slight upside bias due to potential supply chain disruptions and high commodity input costs.
For more information, please see “
Management’s Discussion and Analysis of Financial Condition and Results of Operations of ProFrac
” and Section 1.7.1 of our technical report summary prepared by John T. Boyd which is filed as Exhibit 99.5 to the registration statement of which this proxy statement/information statement/prospectus forms a part.
Surface and mineral rights
A portion of our Kermit sand mine reserves in Winkler County, Texas are located on approximately 630 acres that we lease under a lease that terminates in 2052. The lease imposes a royalty rate of 2% of gross sales revenue and requires that we commence production from the leased premises by January 1, 2032.
The Monahans Sand Mine is located on 2,723 acres in Ector County, Texas, under a lease that expires in 2047. The lease imposes a royalty payment that is based on a formula of tonnage sold or gross sales, whichever is greater, and is subject to an annual minimum royalty throughout the lease period.
Our resources
There are no reportable frac sand resources excluding those converted to frac sand reserves for the Kermit sand mine. Quantities of frac sand controlled by Alpine within the defined boundaries of the Kermit Property which are not reported as frac sand reserves are not considered to have potential economic viability; as such, they are not reportable as frac sand resources.

The Kermit sand mine is in an area of west Texas where the High Plains and Trans-Pecos desert regions converge. Surficial features of the High Plains region typically consist of thin clay and soil intervals covering caliche, with mesquite, juniper, and scrub grass cover. The Trans-Pecos region has numerous landform types ranging from the rising slopes of the Guadalupe Mountain Range, to the desert dune deposits of the Sand Hills areas. Just to the east of the study area, the Caprock Escarpment, a towering landform consisting of caliche capstone, abruptly stands hundreds of feet above the desert floor.
Surficial geologic units overlying the area are predominantly Quaternary age unconsolidated deposits, ranging from windblown sheet sands and dunes to alluvial sands, silts, clays, and caliche. Origins of these deposits are believed to be a combination of eroded bedrock material from the southern Rocky Mountains, and locally eroded Ogallala Formation sandstone. As portions of the southern Rockies were eroded via weathering, particles were carried to the Pecos River. Ancient flooding events of the Pecos River resulted in the suspended particles being deposited into flood plains. Once flood waters receded, winds took over, drying and further transporting these particles into the western Texas region.
The Caprock Escarpment marks the eastern-most extent of the surficial sand deposits. Winds transporting particles into the area are thought to have collided with the escarpment, slowing and dropping particles out to where they accumulated over time. Winnowing processes caused some degree of particle sorting to occur. Due to the mechanisms and long distances of particle transport, sand grains were abraded and rounded as they reached their current locations.
The Kermit sand mine contains no discernable overburden materials with the exception of sparse areas of vegetation and roots, which are easily removed during processing. The surface sheet and dune sands here are generally mineable from the surface down to the total defined depths of the deposit. As the target formation is located at the surface, there are no geologic features which would materially impact mineability of the surface sands.
Quaternary unconsolidated deposition covers nearly all of the subject property, with the surficial deposits noted as generally ranging from
60-ft
to over
300-ft
in thickness. A generalized stratigraphic chart of the geologic units in Winkler County, Texas is presented below.

System	Series	Geologic Unit
Quaternary	Pleistocene / Holocene	Sheet and Dune Sand
Loess
	Pleistocene	Unconsolidated Alluvium

Neogene	Pliocene	Ogallala Formation
Our customers
Our customers consist primarily of E&P companies in the continental United States. Our top five customers accounted for approximately 44.9% and 51.8% of our revenue for the years ended December 31, 2021 and 2020, respectively. During the year ended December 31, 2021, Rockcliff Energy Management, LLC accounted for 15.4%, Sabine Oil & Gas Corporation accounted for 11.1%, Surge Energy America accounted for 7.4%, Henry Resources LLC accounted for 6.1% and EAP accounted for 4.9%, respectively, of our total revenue.
Competition
The markets in which we operate are highly competitive. To be successful, an energy services company must provide services that meet the specific needs of E&P companies at competitive prices. Competitive factors impacting sales of our services are price, environmental profile of our equipment and operations, reputation and technical expertise, service and equipment quality, and health and safety standards. Although we believe our customers consider all of these factors, we believe price and equipment capabilities are the key factors in our customers’ criteria in choosing a service provider. While we seek to price our services competitively, we believe many of our customers elect to work with us based on the capabilities and environmental profile of our fleet, as well as our extensive experience and operational expertise in U.S. unconventional oil and gas production, integrated business model and uniform fleet of standardized, high specification equipment.
We provide our services primarily in the West Texas, East Texas/Louisiana, South Texas, Oklahoma, Uinta and Appalachian regions, and we compete against different companies in each of those locations. Our major competitors include Halliburton Company, Liberty Oilfield Services Inc. and NexTier Oilfield Solutions Inc.
Seasonality
Our results of operations have historically reflected seasonal tendencies, generally in the fourth quarter, relating to the conclusion of our customers’ annual capital expenditure budgets, the holidays and inclement winter weather during which we may experience declines in our operating results.
Operating risks and insurance
Our operations are subject to hazards inherent in the energy services industry, such as accidents, blowouts, explosions, fires and spills and releases that can cause personal injury or loss of life, damage or destruction of property, equipment, natural resources and the environment and suspension of operations.
In addition, claims for loss of oil and natural gas production and damage to formations can occur in the oilfield services industry. If a serious accident were to occur at a location where our equipment and services are being used, it could result in our being named as a defendant in lawsuits asserting large claims.
Because our business involves the transportation of heavy equipment and materials, we may also experience traffic accidents which may result in spills, property damage and personal injury.
Despite what we view as our strong safety record and our efforts to maintain safety standards, we from time to time have suffered accidents in the past and anticipate that we could experience accidents in the future. In addition to the property damage, personal injury and other losses from these accidents, the frequency and severity of these incidents affect our operating costs and insurability and our relationships with customers, employees, regulatory agencies and other parties. Any significant increase in the frequency or severity of these incidents, or the general level of compensation awards, could adversely affect the cost of, or our ability to obtain, workers’ compensation and other forms of insurance, and could have other material adverse effects on our financial condition and results of operations.
We maintain commercial general liability, workers’ compensation, business auto, commercial property, excess liability, and directors and officers insurance policies providing coverages of risks and amounts that we believe to be customary in our industry. Further, we have pollution legal liability coverage for our business entities, which would cover, among other things, third party liability and costs of clean-up relating
to environmental contamination on our premises, while our equipment is in transit and while on our customers’ job site. With respect to our hydraulic fracturing operations, coverage would be available under our pollution legal liability policy for any surface environmental clean-up and
liability to third parties arising from any surface contamination. We also have certain specific coverages for some of our business segments, including for our hydraulic fracturing services.
Although we maintain insurance coverage of types and amounts that we believe to be customary in the industry, we are not fully insured against all risks, either because insurance is not available or because of the high premium costs relative to perceived risk. Further, insurance rates have in the past been subject to wide fluctuation and changes in coverage could result in less coverage, increases in cost or higher deductibles and retentions. Liabilities for which we are not insured, or which exceed the policy limits of our applicable insurance, could have a material adverse effect on us. See “
Risk Factors
” for a description of certain risks associated with our insurance policies.
Environmental and occupational health and safety regulations
Environmental, health and safety matters and regulation

Our operations are subject to stringent laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection, and occupational health and safety. Numerous federal, state and local governmental agencies issue regulations that often require difficult and costly compliance measures that could carry substantial administrative, civil and criminal penalties and may result in injunctive obligations for non-compliance. These
laws and regulations may, for example, restrict the types, quantities and concentrations of various substances that can be released into the environment, limit or prohibit construction or drilling activities on certain lands lying within wilderness, wetlands, ecologically or seismically sensitive areas and other protected areas, or require action to prevent or remediate pollution from current or former operations. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances, hydrocarbons or other waste products into the environment. Changes in environmental, health and safety laws and regulations occur frequently, and any changes that result in more stringent and costly requirements could materially adversely affect our operations and financial position. For example, following the election of President Biden and Democratic control in both houses of Congress, it is possible that our operations may be subject to greater environmental, health and safety restrictions, particularly with regards to hydraulic fracturing, permitting and GHG emissions. We have not experienced any material adverse effect from compliance with current requirements; however, we cannot guarantee this will always be the case.
Below is an overview of some of the more significant environmental, health and safety requirements with which we must comply. Our customers’ operations are subject to similar laws and regulations. Any material adverse effect of these laws and regulations on our customers’ operations and financial position may also have an indirect material adverse effect on our operations and financial position.
Waste Handling
. We handle, transport, store and dispose of wastes that are subject to the Resource Conservation and Recovery Act (“
RCRA
”) and comparable state laws and regulations, which affect our activities by imposing requirements regarding the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes.
With federal approval, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Although certain petroleum production wastes are exempt from regulation as hazardous wastes under RCRA, such wastes may constitute “solid wastes” that are subject to the less stringent requirements of non-hazardous waste
provisions.
Administrative, civil and criminal penalties can be imposed for failure to comply with waste handling requirements. Moreover, the EPA or state or local governments may adopt more stringent requirements for the handling of non-hazardous wastes
or re-categorize some non-hazardous wastes
as hazardous wastes in the future. Indeed, legislation has been proposed from time to time in U.S. Congress to re-categorize certain
oil and natural gas exploration, development and production wastes as hazardous wastes. Several environmental organizations have also at times petitioned the EPA to modify existing regulations to re-categorize certain
oil and natural gas exploration, development and production wastes as hazardous. Any such changes in these laws and regulations could have a material adverse effect on our capital expenditures and operating expenses. Although we do not believe the current costs of managing our wastes, as presently classified, to be significant, any legislative or regulatory reclassification of oil and natural gas E&P wastes could increase our costs to manage and dispose of such wastes.

Remediation of Hazardous Substances
. The Comprehensive Environmental Response, Compensation and Liability Act (“
CERCLA
” or “
Superfund
”) and analogous state laws generally impose liability without regard to fault or legality of the original conduct, on classes of persons who are considered to be responsible for the release of a hazardous substance into the environment. These persons include the current owner or operator of a contaminated facility, a former owner or operator of the facility at the time of contamination and those persons that disposed or arranged for the disposal of the hazardous substance at the facility. Liability for the costs of removing or remediating previously disposed wastes or contamination, damages to natural resources, the costs of conducting certain health studies, amongst other things, is strict and joint and several. In the course of our operations, we use materials that, if released, would be subject to regulation under CERCLA and comparable state laws. Therefore, governmental agencies or third parties may seek to hold us responsible under CERCLA and comparable state statutes for all or part of the costs to clean up sites at which such hazardous substances have been released. Such liability could require us to make significant expenditures to investigate and remediate such contamination or attain and maintain compliance with such laws, and may otherwise have a material adverse effect on our results of operations, competitive position or financial condition.
NORM
. In the course of our operations, some of our equipment may be exposed to naturally occurring radioactive materials (“
NORM
”) associated with oil and gas deposits and, accordingly, may result in the generation of wastes and other materials containing NORM. NORM exhibiting levels of radiation in excess of established state standards are subject to special handling and disposal requirements, and any storage vessels, piping and work area affected by NORM may be subject to remediation or restoration requirements.
Water Discharges
. The Clean Water Act (“
CWA
”), SDWA, Oil Pollution Act (“
OPA
”) and analogous state laws and regulations impose restrictions and strict controls regarding the unauthorized discharge of pollutants, including produced waters and other oil and gas wastes, into regulated waters. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or the state. The discharge of dredge and fill material into regulated waters, including wetlands, is also prohibited, unless authorized by a permit issued by the U.S. Army Corps of Engineers (the “
Corps
”). The scope of these regulated waters has been subject to controversy in recent years. In September 2015, the EPA and the Corps issued new rules revising the definition of “waters of the United States” (the “
Clean Water Rule
”), but in April 2020, the EPA and the Corps replaced the Clean Water Rule with the Navigable Waters Protection Rule, which narrows the definition of “waters of the United States” to four categories of jurisdictional waters and includes twelve categories of exclusions, including groundwater. However, these rulemakings are currently subject to litigation. In August 2021, a federal judge in the District of Arizona struck down the Navigable Waters Protection Rule, and the Biden administration and the Corps have announced that they have stopped enforcing the Navigable Waters Protection Rule nationwide, and that they are reverting back to the 1986 definition of “waters of the United States.” In December 2021, the EPA and Corps published the first of two proposed rulemakings, including a definition largely in keeping with a broader pre-2015
definition and related regulatory guidance and case law. A second proposed rulemaking expanding on this definition is expected later in 2022. In January 2022, the Supreme Court agreed to hear a case regarding the jurisdictional reach of “water of the United States.” To the extent any new rules or court decisions expand the scope of the CWA’s jurisdiction, ProFrac’s customers could face increased costs and delays with respect to obtaining permits, including for dredge and fill activities in wetland areas.
Noncompliance with the CWA, SDWA, OPA, or other laws or regulations relating to water discharges may result in substantial administrative, civil and criminal penalties, as well as injunctive obligations, for us or our customers. The process for obtaining permits also has the potential to delay operations. Additionally, spill prevention, control and countermeasure plan requirements require appropriate containment berms and similar structures to help prevent the contamination of regulated waters.
Air Emissions
. The CAA and comparable state laws and regulations, regulate emissions of various air pollutants through the issuance of permits and the imposition of other emissions control requirements. The EPA has developed, and continues to develop, stringent regulations governing emissions of air pollutants from specified sources. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to obtain additional permits and incur capital costs in order to remain in compliance. For example, EPA has established emission control requirements for crude oil and natural gas production and processing operations and established criteria for aggregating multiple small surface sites into a single source for air quality permitting purposes, which could cause small facilities, on an aggregate basis, to be deemed a major source subject to more stringent air permitting processes and requirements. These and other laws and regulations may increase the costs of compliance for some facilities where we operate. Obtaining or renewing permits also has the potential to delay the development of oil and natural gas projects.
Climate Change
. Climate change continues to attract considerable public and scientific attention. As a result, numerous proposals have been made and are likely to continue to be made at the international, national, regional and state levels of government to monitor and limit emissions of carbon dioxide, methane and other GHGs. These efforts have included consideration of cap-and-trade programs,
carbon taxes, GHG reporting and tracking programs and regulations that directly limit GHG emissions from certain sources.
In the United States, no comprehensive climate change legislation has been implemented at the federal level. However, President Biden has highlighted addressing climate change as a priority of his administration and has issued several executive orders addressing climate change. Moreover, following the U.S. Supreme Court finding that GHG emissions constitute a pollutant under the CAA, the EPA has adopted regulations that, among other things, establish construction and operating permit reviews for GHG emissions from certain large stationary sources, require the monitoring and annual reporting of GHG emissions from certain petroleum and natural gas system sources in the United States, and together with the DOT, set GHG emissions and fuel economy standards for vehicles in the United States. The regulation of methane from oil and gas facilities has been subject to uncertainty in recent years. The EPA previously had promulgated NSPS imposing limitations on methane emissions from sources in the oil and gas sector. Subsequently, in September 2020, the Trump Administration rescinded those methane standards and removed the transmission and storage segments from the oil and gas source category under the CAA’s NSPS. However, in June 2021, President Biden signed a resolution passed by the U.S. Congress under the Congressional Review Act nullifying the September 2020 rule, effectively reinstating the prior standards. In November 2021, as required by President Biden’s executive order, the EPA proposed new regulations to expand NSPS requirements for oil and gas sector sources and establish comprehensive standards of performance and emission guidelines for methane and volatile organic compound emissions from existing operations in the oil and gas sector, including the exploration and production, transmission, processing, and storage segments. The EPA has announced that the agency hopes to finalize these rulemakings by the end of 2022. Once finalized, the regulations are likely to be subject to legal challenge and will also need to be incorporated into the states’ implementation plans, which will need to be approved by the EPA in individual rulemakings that could also be subject to legal challenge. The reinstatement of direct regulation of methane emission for new sources and the promulgation of requirements for existing oil and gas customers could result in increased costs for our customers and consequently adversely affect demand for our services.
Separately, various states and groups of states have adopted or are considering adopting legislation, regulation or other regulatory initiatives that are focused on such areas as GHG cap and trade programs, carbon taxes, reporting and tracking programs, and restriction of emissions. For example, several states, including Pennsylvania and New Mexico, have proposed or adopted regulations restricting the emission of methane from E&P activities. At the international level, the United Nations-sponsored “Paris Agreement” requires member states to submit non-binding, individually-determined
reduction goals known as Nationally Determined Contributions every five years after 2020. President Biden has recommitted the United States to the Paris Agreement and, in April 2021, announced a goal of reducing the United States’ emissions by 50-52% below
2005 levels by 2030. In November 2021, President Biden released “The Long-Term Strategy of the United States: Pathways
to Net-Zero Greenhouse
Gas Emissions by 2050,” which, among other things, explains that the U.S. and EU are co-leading the
“Global Methane Pledge” that aims to cut global methane pollution at least 30% by 2030 relative to 2020 levels. The impacts of these orders, pledges, agreements, and any legislation or regulation promulgated to fulfill the United States’ commitments under the Paris Agreement, cannot be predicted at this time.
Governmental, scientific, and public concern over the threat of climate change arising from GHG emissions has resulted in increasing political risks in the United States, including climate change related pledges made by certain candidates now in public office. On January 27, 2021, President Biden issued an executive order that calls for substantial action on climate change, including, among other things, the increased use of zero-emission vehicles
by the federal government, the elimination of subsidies provided to the fossil fuel industry, and increased emphasis on climate-related risks across government agencies and economic sectors. The Biden Administration has previously also issued orders suspending the issuance of new leases pending a study, for oil and gas development on federal lands. For more information, see our regulatory disclosure titled “
Information About ProFrac - Regulation of Hydraulic Fracturing and Related Activities
.” As a result, we cannot predict the full impact of these developments or whether the Biden Administration may pursue further restrictions. Other actions that could be pursued by the Biden Administration may include the imposition of more restrictive requirements for the establishment of pipeline infrastructure or the permitting of LNG export facilities, as well as more restrictive GHG emission limitations for oil and gas facilities.
Additionally, the Securities and Exchange Commission recently proposed new rules relating to the disclosure of a range of climate-related risks. We are currently assessing this rule but at this time we cannot predict the costs of implementation or any potential adverse impacts resulting from the rule. To the extent this rule is finalized as proposed, we or our customers could incur increased costs related to the assessment and disclosure of climate-related risks. In addition, enhanced climate disclosure requirements could accelerate the trend of certain stakeholders and lenders restricting or seeking more stringent conditions with respect to their investments in certain carbon intensive sectors.
The adoption and implementation of new or more stringent international, federal or state legislation, regulations or other regulatory initiatives that impose more stringent standards for GHG emissions from the oil and natural gas sector or otherwise restrict the areas in which this sector may produce oil and natural gas or generate the GHG emissions could result in increased costs of compliance or costs of consuming, and thereby reduce demand for oil and natural gas, which could reduce demand for our services. Additionally, political, litigation and financial risks may result in our customers restricting or cancelling production activities, incurring liability for infrastructure damages as a result of climatic changes, or impairing their ability to continue to operate in an economic manner, which also could reduce the demand for our services. One or more of these developments could have a material adverse effect on our business, financial condition and results of operation.
Endangered and Threatened Species
. Environmental laws such as the ESA and analogous state laws may impact exploration, development and production activities in areas where we operate. The ESA provides broad protection for species of fish, wildlife and plants that are listed as threatened or endangered. Similar protections are offered to migratory birds under the MBTA and various state analogs. The U.S. Fish & Wildlife Service (“
FWS
”) may identify previously unidentified endangered or threatened species or may designate critical habitat and suitable habitat areas that it believes are necessary for survival of a threatened or endangered species. For example, the dunes sagebrush lizard, which is found only in the active and semi-stable shinnery oak dunes of southeastern New Mexico and adjacent portions of Texas (including areas where our customers operate), was a candidate species for listing under the ESA by the FWS for many years. As a result of a recent settlement with the environmental groups, the FWS, in July 2020, acted on a petition to list the dunes sagebrush lizard finding sufficient information to warrant a formal one-year review
to consider listing the species. While the listing review is ongoing, FWS has also developed a conservation agreement that would implement certain protective practices for the species and authorize incidental take of the species resulting from certain covered activities, including exploration and development of oil and gas fields. The conservation agreement is known as a CCAA. We have joined the CCAA in an effort to mitigate potential impacts on our business of a listing of the dunes sagebrush lizard by the FWS.

On June 1, 2021, FWS also proposed to list two distinct population segments of the lesser prairie-chicken under the ESA, in response to a 2016 petition from conservation groups. Separately, on July 1, 2021, a lawsuit was filed by conservation groups to overturn a 2019 FWS decision that listing the eastern hellbender salamander under the ESA was not warranted. In October 2021, the Biden administration published two rules that reversed changes made by the Trump administration, namely to the definition of “habitat” and a policy that made it easier to exclude territory from critical habitat. On March 23, 2022, the FWS proposed a rule to redesignate the northern long-eared bat from a threatened species to an endangered species under ESA, and to remove its species-specific rule that excluded most development activities from the ESA’s prohibition on taking listed species. To the extent any protections are implemented for these or any other species or habitat, it could cause us or our customers to incur additional costs or become subject to operating restrictions or operating bans in the affected areas.
Regulation of Hydraulic Fracturing and Related Activities
. Our hydraulic fracturing operations are a significant component of our business. Hydraulic fracturing is an important and common practice that is used to stimulate production of hydrocarbons, particularly natural gas, from tight formations, including shales. The process, which involves the injection of water, sand and chemicals under pressure into formations to fracture the surrounding rock and stimulate production, is typically regulated by state oil and natural gas commissions. However, federal agencies have asserted regulatory authority over certain aspects of the process. For example, the EPA has previously issued a series of rules under the CAA that establish new emission control requirements for certain oil and natural gas production and natural gas processing operations and associated equipment. BLM also finalized rules to impose new or more stringent standards for performing hydraulic fracturing on federal and American Indian lands. While this regulation was subsequently rescinded in December 2017, which rescission was upheld by the District Court of Northern California, litigation is ongoing. Additionally, the Biden Administration may seek to revisit these regulations. Separately, the Biden Administration may also pursue further restriction of hydraulic fracturing and other oil and gas development on federal lands. For example, on January 27, 2021, President Biden issued an executive order that, among other things, called for the elimination of fossil fuel subsidies from federal budget requests beginning in 2022 and suspended the issuance of new leases for oil and gas development on federal lands to the extent permitted by law and called for a review of existing leasing and permitting practices for such activities on federal lands (the order clarifies that it does not restrict such operations on tribal lands that the federal government merely holds in trust).
In response to President Biden’s executive order, the Department of Interior issued a report recommending various changes to the federal leasing program, though many such changes would require Congressional action. However, legal challenges to this suspension are ongoing, and the District Court for the Western District of Louisiana has issued a preliminary injunction against the implementation of this suspension while such challenges are pending. The Biden Administration has appealed the injunction, but is complying with the injunction during the appeals process. Separately, the state of Louisiana, among other states, have challenged the Biden Administration’s use of the social cost of carbon in its decision-making, including federal leasing decisions, resulting in an injunction from the Western District of Louisiana preventing the Biden Administration’s use of the social cost of carbon. In response, the Biden Administration again halted leasing activities. However, the Fifth Circuit Court of Appeals has overturned the lower court’s decision, and the plaintiff states have announced that they plan to seek review by the Supreme Court. On April 15, 2022, the Department of the Interior announced that it would again resume leasing on federal lands, though with significant changes to the program, including an 80% reduction in the number of acres nominated and the first-ever increase in onshore royalties, to 18.7% from 12.5%. Separately, there has been a significant reduction in the number of approvals of applications for permits to drill on federal lands in 2022. As a result of the foregoing, there is significant uncertainty and increased regulatory risks and costs relating to onshore oil and gas exploration and production activities. These issues could result in decreased activity on federal land, adversely impacting demand for our services.
As a result, we cannot predict the final scope of regulations or restrictions that may apply to oil and gas operations on federal lands, nor the outcome of pending litigation. Although the executive order does not apply to existing operations under valid leases, ProFrac cannot guarantee that further action will not be taken to curtail oil and gas development on federal lands. Any restrictions for new or existing production activities on federal land could adversely impact our customer’s operations and consequently reduce demand for our services. The increase in royalties associated with leasing on federal lands, and any future increases that may occur, may adversely impact exploration and production activities on federal lands and reduce demand for our services. Further, legislation to amend the SDWA to repeal the exemption for hydraulic fracturing (except when diesel fuels are used) from the definition of “underground injection” and require federal permitting and regulatory control of hydraulic fracturing, as well as legislative proposals to require disclosure of the chemical constituents of the fluids used in the fracturing process, have previously been proposed in Congress. Several states and local jurisdictions in which we or our customers operate also have adopted or are considering adopting regulations that could restrict or prohibit hydraulic fracturing in certain circumstances, impose more stringent operating standards and/or require the disclosure of the composition of hydraulic fracturing fluids.
Federal and state governments have also investigated whether the disposal of produced water into underground injection wells has caused increased seismic activity in certain areas. In response to concerns regarding induced seismicity, regulators in some states have imposed, or are considering imposing, additional requirements in the permitting of produced water disposal wells or otherwise to assess any relationship between seismicity and the use of such wells. For example, Oklahoma has issued rules for wastewater disposal wells that impose permitting and operating restrictions and reporting requirements on disposal wells in proximity to faults and also, from time to time, has implemented plans directing certain wells where seismic incidents have occurred to restrict or suspend disposal well operations. In particular, the Oklahoma Corporation Commission’s well completion seismicity guidelines for operators in the SCOOP and STACK require hydraulic fracturing operations to be suspended following earthquakes of certain magnitudes in the vicinity. In addition, the Oklahoma Corporation Commission’s Oil and Gas Conservation Division has previously issued an order limiting future increases in the volume of oil and natural gas wastewater injected into the ground in an effort to reduce the number of earthquakes in the state. The Texas Railroad Commission has adopted similar rules.
If new laws or regulations that significantly restrict hydraulic fracturing and related activities are adopted, such laws could make it more difficult or costly to perform fracturing to stimulate production from tight formations. In addition, if hydraulic fracturing is further regulated at the federal or state level, fracturing activities could become subject to additional permitting and financial assurance requirements, more stringent construction specifications, increased monitoring, reporting and recordkeeping obligations, plugging and abandonment requirements and also to attendant permitting delays and potential increases in costs. Such legislative changes could cause us to incur substantial compliance costs, and compliance or the consequences of any failure to comply could have a material adverse effect on our financial condition and results of operations.
OSHA Matters
. The Occupational Safety and Health Act (“
OSHA
”) and comparable state statutes regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and the public. In March 2016, the U.S. Occupational Safety and Health Administration issued a final rule to impose stricter standards for worker exposure to silica; our sand mining operations are subject to this rule and, moreover, the rule went into effect on June 23, 2021 for hydraulic fracturing activities. As a result, we or our customers may be required to incur additional costs associated with compliance with these standards, which costs may be material.
Mining Activities.
Our sand mining operations are subject to the oversight of the U.S. Mine Safety and Health Administration (“
MSHA
”), which is the primary regulatory agency with jurisdiction over the commercial silica industry. MSHA regulates quarries, surface mines, underground mines, and the industrial mineral processing facilities associated with quarries and mines. MSHA administers and enforces the provisions of the Federal Mine Safety and Health Act of 1977 (“
FMSHA
”), as amended by the Mine Improvement and New Emergency Response Act of 2006. FMSHA imposes stringent health and safety standards on numerous aspects of our operations inclusive of mineral extraction and processing operations, transportation and transloading of silica and delivery of silica sand to well sites. These standards include, among others, the training of personnel, operating procedures, operating and safety equipment, and other matters. As part of MSHA’s oversight, its representatives must perform at least two unannounced inspections annually for each surface mining facility in its jurisdiction.
Human capital
Our employees are a critical asset which are key to our innovative culture and overall success. We are focused on our high-performance culture through attracting, engaging, developing, retaining and rewarding top talent. We strive to enhance the economic and social well-being of our employees and the communities in which we operate. We are committed to providing a welcoming, inclusive environment for our workforce, with best-in-class
training and career development opportunities to enable employees to thrive and achieve their career goals.
As of June 30, 2022, we employed 2,670 people, none of whom are represented by labor unions or subject to collective bargaining agreements.
Health and Safety.
The health, safety, and well-being of our employees is of the utmost importance. We are an industry leader with a proven track record in safety with a TRIR of .42 for the year ended December 31, 2021, including our manufacturing division, compared to the industry average of .70.
We provide employees the option to participate in health and welfare plans, including medical, dental, life, accidental death and dismemberment and short-term and long-term disability insurance plans. We also offer a number of health and wellness programs, including telemedicine, health screens and fitness reimbursement as well as access to the Employee Assistance Program which provides employees and their family members access to professional providers to help navigate challenging life events 24 hours a day/365 days a year.
In response
to COVID-19, we
adopted enhanced safety measures and practices to protect employee health and safety and continue to follow guidelines from the Centers for Disease Control to protect our employees and minimize the risk of business disruption.
Legal proceedings
In the ordinary course of business, we are the subject of, or party to a number of pending or threatened legal actions and administrative proceedings arising in the ordinary course of our business. While many of these matters involve inherent uncertainty, we believe that, other than as described below, the amount of the liability, if any, ultimately incurred with respect to proceedings or claims will not have a material adverse effect on our consolidated financial position as a whole or on our liquidity, capital resources or future annual results of operations.
Patterson v. FTS International Manufacturing, LLC and FTS International Services, LLC
: On June 24, 2015, Joshua Patterson filed a lawsuit against the Company in the 115th Judicial District Court of Upshur County, Texas, alleging, among other things, that the Company was negligent with respect to an automobile accident in 2013. Mr. Patterson sought monetary relief of more than $1 million. On July 19, 2018, a jury returned a verdict of approximately $100 million, including punitive damages, against the Company. The trial court reduced the judgment on November 12, 2018, to approximately $33 million. The Company’s insurance carriers appealed and the Twelfth Court of Appeals reversed the verdict in its entirety on August 26, 2020, remanding the case for a new trial. The Company’s insurance carriers are currently appealing one of the appellate findings with the Texas Supreme Court. No new trial date has been set. While the outcome of this case is uncertain, the Company has met its insurance deductible for this matter and we do not expect the ultimate resolution of this case to have a material adverse effect on our consolidated financial statements.

Lonestar Prospects, Ltd. d/b/a Vista Sand v. ProFrac Services, LLC
: ProFrac Services, LLC (“
ProFrac Services
”) entered into a Master Purchase Agreement For Products And/Or Services with Lonestar Prospects, Ltd. d/b/a Vista Sand (“
Vista
”), dated November 27, 2017 (the “
Vista MSA
”), as amended by the First Addendum to Vista MSA and the First Amendment to Vista MSA, both of which are dated June 10, 2018 (collectively, the “
Vista Agreement
”). Under the terms of the Vista Agreement, ProFrac Services agreed to purchase certain quantities of sand from Vista. Vista filed a complaint against ProFrac Services in the United States Bankruptcy Court for the Northern District of Texas on March 15, 2021, in which it alleges that ProFrac Services breached the terms of the Vista Agreement by failing to purchase the required amount of sand or pay for the underpurchased amounts as required by the Vista Agreement. Vista is seeking damages of approximately $8.31 million. Vista and ProFrac Services have entered into a mutually agreed upon Scheduling Order signed by the Court on February 12, 2022. Trial docket call for this matter is currently scheduled for September 6, 2022.
When deemed necessary, we establish reserves for certain legal proceedings. The establishment of a reserve is based on an estimation process that includes the advice of legal counsel and subjective judgment of management. While management believes these reserves to be adequate, it is reasonably possible we could incur additional losses with respect to those matters in which reserves have been established.

ProFrac’s Management and Board of Directors
The following table sets forth the names, ages and titles of ProFrac’s directors and executive officers.

Name	Age	Position
Ladd Wilks	37	Chief Executive Officer
Lance Turner	42	Chief Financial Officer
Coy Randle	61	Chief Operating Officer
Robert Willette	47	Chief Legal Officer, Secretary
Matthew D. Wilks	39	Executive Chairman of the Board
Sergei Krylov	44	Director
Terry Glebocki	60	Director
Stacy Nieuwoudt	42	Director
Gerald Haddock	74	Director
Ladd Wilks
Ladd Wilks has served as ProFrac’s Chief Executive Officer since May 2016. Since February 2012, Mr. Wilks has also served as Vice President of Breckenridge Geophysical, Inc. Mr. Wilks owns a controlling interest in two private E&P companies. Mr. Wilks currently sits on the Board of Directors of Cisco Safe, the Cisco Recreation Foundation and 13 Foundation. From March 2008 to July 2011, Mr. Wilks served as VP of Logistics of FTSI. Additionally, Mr. Wilks is an executive officer at Wilks Brothers, LLC and has an extensive background with ProFrac arising from his familial connection to ProFrac’s founders as the son of Farris Wilks and nephew of Dan Wilks.
Lance Turner
Lance Turner has served as ProFrac’s Chief Financial Officer since March 2022. From October 2015 to March 2022, Mr. Turner served as Chief Financial Officer and Treasurer of FTSI. Mr. Turner joined FTSI in April 2014 as Director of Finance and was promoted to Vice President of Finance of FTSI in January 2015. Prior to that, Mr. Turner spent approximately 11 years with Ernst & Young LLP, with the majority of that time in its transactions services group coordinating and advising clients on buy side and sell side transactions in various industries. He earned a Bachelor of Business Administration and a Master of Professional Accounting from the University of Texas at Austin and is a Certified Public Accountant in the state of Texas.
Coy Randle
Coy Randle joined ProFrac in May 2018 and has served as ProFrac’s Chief Operating Officer since October 2018. Mr. Randle has over 39 years’ experience in the energy industry. Prior to joining ProFrac, Mr. Randle provided technical consulting services for Nolan Transportation Group. Mr. Randle served as President and Chief Operating Officer of FTSI from March 2010 to October 2015 and as Senior Vice President of Operations from January 2008 to March 2010.
Robert Willette
Robert Willette has served as ProFrac’s Chief Legal Officer and Secretary since November 2021. Since October 2020, Mr. Willette has served as Assistant General Counsel of Wilks Brothers, LLC. From August 2017 to October 2020, Mr. Willette served as Senior Vice President, General Counsel, Corporate Secretary, Chief Compliance and ESG Officer of Carbo Ceramics Inc. Prior to that, Mr. Willette served as General Counsel and Corporate Secretary for Texon L.P., which transports and markets crude oil, natural gas and natural gas liquids. Mr. Willette holds a B.S., an M.B.A., and a J.D. from the University of Kansas.

Matthew D. Wilks
Matthew D. Wilks has served as Executive Chairman of the ProFrac Board since August 2021 and has served as ProFrac’s President since October 2018. Previously, Mr. Wilks served as ProFrac’s Chief Financial Officer from May 2017 to August 2021. Mr. Wilks also has served as Vice President of Investments for Wilks Brothers, LLC since January 2012. From 2010 to 2012, Mr. Wilks served as Vice President of Logistics for FTSI. Additionally, Mr. Wilks served as a member of the board of directors of Approach Resources, Inc., an E&P company focused on the exploration, development and production of unconventional oil and gas resources in the United States. Mr. Wilks’ background in numerous roles specific to ProFrac and his familial connection to ProFrac’s founders as the son of Dan Wilks and nephew of Farris Wilks, allow him to engage in board deliberations with valuable insight and experience.
Sergei Krylov
Sergei Krylov has served on the ProFrac Board since May 2022. Mr. Krylov has been in the energy industry for more than 20 years, both as an investment banker and as an executive officer. Currently, Mr. Krylov serves as Investment Partner and Chief Financial Officer of Wilks Brothers, LLC (an entity controlled by Dan Wilks and Farris Wilks). From 2014 to 2020, Mr. Krylov served as an executive at Approach Resources Inc., a NASDAQ listed exploration and production company focused on Permian basin, initially as Executive Vice President and Chief Financial Officer and subsequently as President and Chief Executive Officer. From 2000 to 2013, Mr. Krylov worked at J.P. Morgan Securities LLC in the Energy Investment Banking group in New York and Houston, where he most recently served as Managing Director. During his career Mr. Krylov has executed numerous mergers and acquisitions, capital markets offerings and financial restructurings. Mr. Krylov holds a B.B.A. in finance from Pace University.
ProFrac believes that Mr. Krylov’s skills and experience, particularly his financial expertise and understanding of capital markets, knowledge of the oil and gas industry and his public company executive experience make him well qualified to serve as a director.
Terry Glebocki
Terry Glebocki has served on the ProFrac Board since May 2022. Ms. Glebocki served as Chief Executive Officer of Ocean Casino from December 2019 through October 2021. From February 2019 to December 2019, Ms. Glebocki served as Chief Financial Officer of Ocean Casino. Prior to that, Ms. Glebocki served as Executive Vice President, Chief Financial Officer, and Treasurer of Tropicana Entertainment Inc. from April 2015 to October 2018. Ms. Glebocki has also served as Vice President of Finance and Chief Financial Officer of Revel Entertainment Group LLC from June 2007 to April 2015. Ms. Glebocki holds a B.S. from Lehigh University.
ProFrac believes that Ms. Glebocki’s leadership skills and experience, including serving as an executive officer for several companies, will bring valuable insights to the ProFrac Board and qualifies her to as a director.
Stacy Nieuwoudt
Stacy Nieuwoudt has served on the ProFrac Board since May 2022. Ms. Nieuwoudt is currently a private investor. From November 2017 to November 2019, Ms. Nieuwoudt served as a Senior Energy and Industrials Analyst at Aptigon Capital, a Citadel Company. Prior to that, Ms. Nieuwoudt served as an Energy Equities Analyst at Surveyor Capital, a Citadel Company, from September 2010 to November 2017. Since January 2021, Ms. Nieuwoudt has served as a director of Independence Contract Drilling. Ms. Nieuwoudt holds a B.A. from Rice University.
ProFrac believe that Ms. Nieuwoudt’s skills and experience, particularly her specialized knowledge, background and expertise in the energy industry, combined with her understanding of capital markets and career long experience covering the energy industry qualify her to serve on the ProFrac Board.

Gerald Haddock
Gerald W. Haddock has served on the ProFrac Board since May 2022. Mr. Haddock founded Haddock Enterprises, LLC in 2000 and has served as its President since such time. Mr. Haddock formerly served as President and Chief Operating Officer of Crescent Real Estate Equities Company from 1994 to 1999, including serving as CEO from 1996 to 1999. He currently serves as a director of Meritage Homes Corporation and Union Acquisition Corp. II, and previously served as a director of Union Acquisition Corp. Mr. Haddock has served on the board of trustees for Baylor College of Medicine in Houston and as a member of various other committees for Baylor University and at Baylor College of Medicine. Those committees included the Executive Investment Committee at Baylor University and Baylor College of Medicine. Additionally, he has served on the board of the M.D. Anderson Proton Therapy Education and Research Foundation, the CEELI Institute and the Johnny Unitas Golden Arm Educational Foundation. Mr. Haddock holds a B.B.A and J.D. from Baylor University. He also holds an L.L.M in Taxation from New York University School of Law and an M.B.A. from Dallas Baptist University.
ProFrac believe that Mr. Haddock’s significant and extensive experience advising multiple companies across a breadth of industries, combined with his understanding and background in business will bring proven leadership and business and industry acumen to the ProFrac Board and us and make him strongly qualified to serve as a director.
Family relationships
Ladd Wilks and Matthew D. Wilks are first cousins and the sons of ProFrac’s founders and principal shareholders, Farris and Dan Wilks, respectively.
Status as a controlled company
Because the ProFrac Controlling Stockholders own 26,666,228 shares of ProFrac Class A Common Stock and 97,447,865 ProFrac LLC Units (and an equal number of shares of ProFrac Class B Common Stock), representing approximately 88.6% of the voting power of ProFrac, ProFrac is a controlled company under Sarbanes-Oxley and rules of Nasdaq. A controlled company is not required to have a majority of independent directors or to maintain an independent compensation or nominating and governance committee. As a controlled company, ProFrac remains subject to rules of Sarbanes-Oxley and Nasdaq that require ProFrac to have an audit committee composed entirely of independent directors. Under these rules, ProFrac must have at least one independent director on ProFrac’s audit committee by the date that ProFrac’s Class A Common Stock is listed on Nasdaq, at least two independent directors on ProFrac’s audit committee within 90 days of the listing date, and at least three independent directors on ProFrac’s audit committee within one year of the listing date. ProFrac had three independent directors upon the closing of the IPO.
If at any time we cease to be a controlled company, we will take all action necessary to comply with Sarbanes- Oxley and rules of Nasdaq, including by appointing a majority of independent directors to our board of directors and ensuring we have a compensation committee and nominating and governance committee composed of independent directors, subject to a permitted
“phase-in”
period.
Board of directors and committees
The ProFrac Board consists of five directors, three of whom satisfy the independence requirements of the Exchange Act and Nasdaq listing standards. The ProFrac Board has determined that Terry Glebocki, Stacy Nieuwoudt and Gerald Haddock are independent within the meaning of the Nasdaq listing standards currently in effect and
Rule 10A-3 of
the Exchange Act.
ProFrac’s certificate of incorporation provides that the terms of office of the directors are from the time of their election until the next annual meeting of shareholders or until their successors are duly elected and qualified.

ProFrac’s certificate of incorporation provides that the authorized number of initial directors will be five and thereafter that the exact number of directors will be fixed from time to time exclusively by the ProFrac Board pursuant to a resolution adopted by a majority of the whole board. In addition, ProFrac’s certificate of incorporation and bylaws provide that, in general, vacancies on the board may be filled by a majority of directors in office, although less than a quorum.
Audit committee
The ProFrac Board has established an audit committee whose functions include the following:

•
assist the ProFrac Board in its oversight responsibilities regarding the integrity of ProFrac’s financial statements, ProFrac’s compliance with legal and regulatory requirements, ProFrac’s independent accountant’s qualifications and independence, and ProFrac’s accounting and financial reporting processes and the audits of ProFrac’s financial statements;

•	prepare the report required by the SEC for inclusion in ProFrac’s annual proxy or information statement;

•	approve audit and non-audit services to be performed by ProFrac’s independent accountants;

•	perform such other functions as the ProFrac Board may from time to time assign to the audit committee.
The specific functions and responsibilities of the audit committee are set forth in the charter of ProFrac’s audit committee. ProFrac’s audit committee consists of Terry Glebocki, Stacy Nieuwoudt and Gerald Haddock, all of whom satisfy the independence requirements of the Exchange Act and Nasdaq listing standards, all of whom qualify as audit committee financial experts as defined under these rules and listing standards, and all of whom satisfy the financial literacy standards for audit committee members under the Exchange Act and Nasdaq listing standards. Our audit committee is composed of three members that satisfy the independence requirements of the Exchange Act and Nasdaq listing standards.
Pursuant to ProFrac’s bylaws, the ProFrac Board may, from time to time, establish other committees to facilitate the management of ProFrac’s business and operations. Because ProFrac is considered to be controlled by the ProFrac Controlling Stockholders under Nasdaq rules, ProFrac is eligible for exemptions from provisions of these rules requiring a majority of independent directors, nominating and corporate governance and compensation committees composed entirely of independent directors and written charters addressing specified matters. ProFrac may elect to take advantage of these exemptions. In the event that ProFrac ceases to be a controlled company within the meaning of these rules, ProFrac will be required to comply with these provisions after the specified transition periods.
Compensation committee
The ProFrac Board has established a compensation committee which is comprised of Terry Glebocki, Stacy Nieuwoudt and Gerald Haddock. This committee establishes salaries, incentives and other forms of compensation for officers and directors. The compensation committee also administers ProFrac’s 2022 Long Term Incentive Plan (the “
2022 Plan
” or “
long term incentive plan
”).
Compensation committee interlocks and insider participation
None of ProFrac’s executive officers serve on the ProFrac Board or compensation committee of a company that has an executive officer that serves on the ProFrac Board or ProFrac’s compensation committee. No member of the ProFrac Board is an executive officer of a company in which one of ProFrac’s executive officers serves as a member of the board of directors or compensation committee of that company.

Board role in risk oversight
ProFrac’s corporate governance guidelines provide that the ProFrac Board is responsible for reviewing the process for assessing the major risks facing ProFrac and the options for their mitigation. This responsibility is largely satisfied by ProFrac’s audit committee, which is responsible for reviewing and discussing with management and ProFrac’s independent registered public accounting firm ProFrac’s major risk exposures and the policies management has implemented to monitor such exposures, including ProFrac’s financial risk exposures and risk management policies.
Executive compensation
ProFrac is currently considered an “emerging growth company,” within the meaning of the Securities Act, for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, ProFrac is required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation for ProFrac’s last completed fiscal year. Further, ProFrac’s reporting obligations extend only to ProFrac’s “named executive officers,” who are the individuals who served as ProFrac’s principal executive officer, ProFrac’s next two other most highly compensated officers at the end of the last completed fiscal year and up to two additional individuals who would have been considered one of ProFrac’s next two most highly compensated officers except that such individuals did not serve as executive officers at the end of the last completed fiscal year. Accordingly, ProFrac’s “named executive officers” are:

•	Ladd Wilks, Chief Executive Officer;

•	Brian Uhlmer, former Chief Financial Officer (1) ;

•	Coy Randle, Chief Operating Officer; and

•	Matthew D. Wilks, Executive Chairman of the Board.
(1) Mr. Uhlmer’s employment with ProFrac terminated on December 30, 2021.
Summary compensation table
The following table summarizes the compensation awarded to, earned by or paid to ProFrac’s named executive officers for the fiscal years ended December 31, 2020 and December 31, 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option awards ($)		All other compensation ($) (3)	Total ($)
Ladd Wilks	2021	261,538	—	—		22,185	283,723
Chief Executive Officer	2020	230,798	—	—		26,076	256,874
Brian Uhlmer	2021	293,885	39,336	—		6,047	339,268
Former Chief Financial Officer	2020	271,712	50,000	—		9,000	330,712
Coy Randle	2021	307,692	29,836	—		19,742	357,270
Chief Operating Officer	2020	289,635	—	–	(2)	6,142	295,776
Matthew D. Wilks	2021	248,378	—	—		—	248,378
Executive Chairman of the Board
Robert Willette	2021	11,555	50,000				61,555
Chief Legal Officer

(1)
The amounts in this column reflect discretionary bonuses earned by Mr. Uhlmer, Mr. Randle and Mr. Willette during the 2021 fiscal year and by Mr. Uhlmer during the 2020 fiscal year. No other named executive officer earned a discretionary bonus during the 2021 or 2020 fiscal years.

(2)
For Mr. Randle the aggregate grant date fair value of incentive units (as defined below) in ProFrac LLC granted during fiscal year 2020 was $0. The incentive units are intended to constitute “profits interests” and represent actual
(non-voting)
equity interests that have no liquidation value for U.S. federal income tax purposes on the date of grant but are designed to gain value only after the underlying assets have realized a certain level of growth and return to those persons who hold certain other classes of equity. ProFrac believes that, despite the fact that the incentive units do not require the payment of an exercise price, these awards are most similar economically to stock options and, as such, they are properly classified as “options” for purposes of the SEC’s executive compensation disclosure rules under the definition provided in Item 402(m)(5)(i) of Regulation
S-K
since these awards have “option-like features.” For more information on the incentive units, see the included under the headings “
Outstanding Equity Awards at Fiscal
 Year-End
” and “—
Narrative Disclosure to Outstanding Equity Awards at 2021 Fiscal
 Year-End
” below.
(3)
Amounts in this column reflect for the 2021 fiscal year: (a) the incremental cost associated with personal use of a company vehicle by each of Messrs. Wilks and Randle equal to $22,185 and $5,914, respectively, and (b) the incremental cost associated with the use of corporate housing provided to each of Mr. Randle and Mr. Uhlmer.

Narrative to summary compensation table
Employment agreements
Mr. Randle entered into an employment agreement with ProFrac Services on May 22, 2018 (the “
Randle Agreement
”). The Randle Agreement provided for an initial term of three years (the “
Initial Term
”), and automatically renews for
successive one-year periods
thereafter until terminated in accordance with its terms. ProFrac has not entered into employment agreements with either of Messrs. Ladd Wilks or Matthew Wilks. The narrative below summarizes the payments and benefits that each named executive officer, with the exception of Mr. Uhlmer, is currently eligible to receive on an annual basis, whether under the Randle Agreement or otherwise, as applicable. The description below does not purport to be a complete description of all of the terms of the Randle Agreement and is qualified in its entirety by reference to the Randle Agreement, which is attached as an exhibit to this registration statement of which this proxy statement/information statement/prospectus forms a part. In the event that ProFrac enters into employment agreements with Messrs. Ladd Wilks or Matthew Wilks, such agreements will be filed and disclosed in accordance with the SEC’s disclosure rules. For Mr. Uhlmer, the narrative below summarizes the payments and benefits he was entitled to receive during fiscal year 2021 prior to his termination of employment.
In addition to the payments and benefits described below, Mr. Randle is entitled to additional payments and benefits under the Randle Agreement in the event of a termination of his employment or in connection with the consummation of certain transactions by ProFrac. For more information on these amounts, see “—
Additional Narrative Disclosure—Potential Payments Upon Termination or Change in Control
” below.
Base salary
Each named executive officer’s base salary is a fixed component of annual compensation for performing specific job duties and functions. The annual rate of base salary for each named executive officer was established at levels commensurate with historical compensation, with any adjustments deemed necessary to attract and retain individuals with superior talent appropriate relative to their expertise and experience.
Annual bonus
ProFrac has historically used cash incentive awards to motivate and reward ProFrac’s named executive officers. ProFrac does not maintain a formal annual cash incentive award plan; instead, such awards are determined on a discretionary basis. Under the Randle Agreement, the discretionary bonus for Mr. Randle is based on achievement of certain levels of revenue and profit for a given fiscal year.
For 2021, Mr. Uhlmer, Mr. Randle and Mr. Willette were the only named executive officers who earned an annual cash incentive award.

Following the completion of the IPO, we granted discretionary, short term cash incentive awards under the 2022 Plan to certain of our employees, including each of the named executive officers, in order to provide annual bonus awards for the 2022 calendar year. Under the terms of these awards, the named executive officers are entitled to receive, subject to their continued employment through the applicable payment date, a target bonus equal to 80% of each named executive officer’s respective base salary. This target amount was determined for each named executive officer based on, and is intended to reward, both individual and Company performance.
Equity compensation
For all periods prior to the completion of the ProFrac IPO, ProFrac did not maintain a formal equity compensation program, but historically used long term equity incentive awards on a discretionary basis to motivate and reward certain of ProFrac’s executives. During 2020, Mr. Randle received an award of incentive units in ProFrac LLC. Such incentive units were converted prior to the completion of the ProFrac IPO. For more information on the incentive units, see the “
Outstanding Equity Awards at Fiscal
 Year-End
” table and “—
Narrative Disclosure to Outstanding Equity Awards at 2021 Fiscal
 Year-End
” below. ProFrac did not grant any equity-based compensation awards during 2021.
In connection with the ProFrac IPO, May 2022, ProFrac adopted the 2022 Plan (as defined below) in which certain of ProFrac’s employees, including ProFrac’s named executive officers, became eligible to participate. For more information on the 2022 Plan, see “—
Additional Narrative Disclosure—2022 Long Term Incentive Plan
” below.
In connection with and following the completion of our IPO, our named executive officers received an annual equity award in the form of restricted stock unit (“RSU”) awards. The named executive officers received RSU awards in the following amounts: 55,555 RSUs for each of Mr. Ladd Wilks and Mr. Randall, 34,496 RSUs for Mr. Matthew Wilks and 41,666 RSUs for Mr. Willette. Under the terms of these RSU awards, 100% of the RSUs vest on the first anniversary of the closing of the IPO, provided the named executive officers remain continuously employed by the Company from the date of the grant through such vesting date.
In addition to the annual RSU award described above, Mr. Willette received an additional RSU award in recognition of his contributions to the completion of the IPO. Under the terms of such award, Mr. Willette received 7,882 RSUs which will vest on the first anniversary of the completion of the IPO, subject to Mr. Willette’s continuous employment with the Company through such vesting date.
Stock-based Compensation Related to Deemed Contributions
In connection with ProFrac’s IPO, ProFrac’s principal shareholders, Farris Wilks (“
Farris
”) and Dan Wilks (“
Dan
”) (together with certain family members, family trusts, or entities they control), sold PFH Units representing approximately 1% of the equity interest in ProFrac LLC to an entity controlled by our Chief Executive Officer, Ladd Wilks (“
Ladd
”), and our Executive Chairman, Matt Wilks (“
Matt
”), respectively. These equity interests in ProFrac LLC entitled each of Ladd and Matt to 1,220,978 shares of Class B Common Stock in ProFrac. These units were sold in exchange for promissory notes. While some of the documentation relating to these transfers was subject to completion, ProFrac concluded that both transactions were consummated in connection with the company’s IPO and, for accounting purposes, should be treated in accordance with ASC Topic 718,
Compensation — Stock Compensation
, as deemed contributions to ProFrac by Farris and Dan and grants of stock-based compensation to Ladd and Matt by ProFrac similar to stock options.
Also in connection with ProFrac’s IPO, Farris engaged in estate planning that may result, subject to other terms and conditions, in additional shares being transferred by Farris to Ladd if ProFrac’s total market capitalization increases to certain target levels within the next five years, which resulted in a performance award being deemed granted by ProFrac to Ladd. ProFrac concluded that this arrangement should be treated, for accounting purposes, in accordance with ASC Topic 718,
Compensation — Stock Compensation
, as a deemed contribution to ProFrac by a related party and the grant of stock compensation with market conditions to Ladd by ProFrac.

Other elements of compensation
Each named executive officer is entitled to vacation and paid time off in accordance with the terms and conditions of the applicable plan or policy. Subject to the terms of any applicable plans, policies or programs, each named executive officer is entitled to receive such employee benefits, including any and all medical, dental, vision, life and accidental death and disability, short-term and long-term disability, and voluntary life and disability benefits available to employees generally, and such other benefits as ProFrac may from time to time establish for the named executive officers. Each named executive officer is reimbursed by ProFrac for all ordinary and reasonable expenses incurred in the course of the performance of employment services subject to the terms of ProFrac’s reimbursement policy. ProFrac currently maintains a retirement plan intended to provide benefits under section 401(k) of the Code (the “401(k) Plan”) in which employees, including the named executive officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement
account. See “
—Additional Narrative Disclosure—Retirement Benefits
” for more information.
Outstanding equity awards at
fiscal year-end
The following table reflects information regarding outstanding equity-based awards held by each named executive officer as of December 31, 2021.

Option awards (1)
Name	Number of securities underlying unexercised options (#) Exercisable (2)	Number of securities underlying unexercised options (#) Unexercisable (2)	Option exercise price ($) (3)	Option expiration date (2)
Ladd Wilks	—	—	—	—
Brian Uhlmer	—	—	—	—
Coy Randle	6	4	N/A	N/A
Matthew D. Wilks	—	—	—	—

(1)	The award described herein was issued to Mr. Randle by ProFrac LLC.
(2)
On May 28, 2020, Mr. Randle received a grant of Class B Units in ProFrac LLC (the “
incentive units
”). The number of incentive units reflected in the table represents the number of Class B Units of ProFrac LLC owned by Mr. Randle, and not a number of shares of ProFrac Common Stock. The incentive units are structured as profits interests for tax purposes. Profits interests such as the incentive units do not require the payment of an exercise price nor do they have an expiration date; instead, they only entitle the holder thereof to receive value if and to the extent the underlying security appreciates in value following the grant of the award. Because of this appreciation feature, ProFrac believes profits interest awards are economically similar to stock options or stock appreciation rights for purposes of the SEC disclosure rules. Awards reflected as “Unexercisable” are incentive units that have not yet vested. Awards reflected as “Exercisable” are incentive units that have vested, but have not yet received payment in respect thereof. The incentive units were vested with respect to 40% of the award on the date of grant, and vest with respect to an additional 20% of the award on each of the first three anniversaries of the grant date, in each case subject to Mr. Randle’s continued employment with us through the applicable vesting date. For a more detailed description, please see “
—Narrative Disclosure to Outstanding Equity Awards at 2021 Fiscal
Year-End
” below.

(3)
The incentive units do not have an “exercise price” in the same sense that a true stock option award would have an exercise price. Instead, the incentive unit award has a “participation threshold” associated with the award. Each incentive unit will entitle the holder to receive distributions only if the aggregate distributions made by ProFrac LLC in respect of each Class A Unit of ProFrac LLC issued and outstanding on or prior to date of the grant of the incentive units exceeds the participation threshold. The thresholds are set at the time of grant and typically represents the estimated fair value of a common unit or a multiple of fair value on the date of grant.

Narrative disclosure to outstanding equity awards at 2021
fiscal year-end
On May 28, 2020, Mr. Randle received a grant of incentive units from ProFrac LLC pursuant to the ProFrac LLC Agreement and a Class B Unit Award Agreement. The incentive units are intended to constitute “profits interests” and represent actual (non-voting) equity
interests that have no liquidation value for U.S. federal income tax purposes on the date of grant but are designed to gain value only after the underlying assets realize a certain level of growth and return to those persons who hold certain other classes of equity. The incentive units were vested with respect to 40% of the incentive unit award on the date of grant, and vest with respect to an additional 20% of the award on each of the first three anniversaries of the grant date, subject to Mr. Randle’s continued employment with us through each applicable vesting date. As such, Mr. Randle’s incentive units are currently vested with respect to 60% of the total award, with vesting of an additional 20% of the award to occur on each of May 28, 2022 and May 28, 2023.
The incentive units held by Mr. Randle fully vested and were converted into ProFrac LLC Units as described above under “
Information About ProFrac—Corporate Reorganization
.”
Additional narrative disclosure
Retirement benefits
ProFrac currently maintains a 401(k) Plan under which employees, including the named executive officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement
account. ProFrac provides matching contributions to all employees who have completed one year of service with ProFrac in amounts equal to 100% of the employee’s contribution up to 4% of total compensation. None of ProFrac’s named executive officers received matching contributions during 2021.
Potential payments upon termination or change in control
The following discussion describes the amounts and benefits that would have been owed to Mr. Randle under the Randle Agreement in the event of a termination of employment or the consummation of certain transactions by ProFrac as of December 31, 2021, as applicable. As of December 31, 2021, neither Mr. Ladd Wilks nor Mr. Matthew D. Wilks was entitled to any payments upon a termination of employment or change in control of ProFrac and no amounts or benefits had been earned by Mr. Uhlmer in connection with his termination of employment.
Involuntary Termination
Randle Agreement
In the event that Mr. Randle’s employment were to be terminated by ProFrac without Cause or due to his resignation for Good Reason (as each term is defined below) prior to the expiration of the Initial Term in May 2021, then, in addition to payment of any earned but unpaid base salary and approved but unreimbursed expenses, the Randle Agreement provided that Mr. Randle would be entitled to receive an amount equal to his then-current annual base salary, paid in substantially equal installments in accordance with ProFrac’s normal payroll practices for the 12 month period following such termination of employment. Mr. Randle’s receipt of the severance payments would be conditioned on his continued compliance with his non-competition, non-solicitation
and confidentiality obligations during the period that he receives the severance payments. However, after the expiration of the Initial Term in May 2021, the Randle Agreement provides that Mr. Randle is not entitled to the payments described in the preceding sentence or any other payments under the Randle Agreement upon a termination of his employment for any reason, other than payments for earned but unpaid base salary or unreimbursed business expenses. Because the Initial Term expired in May 2021, Mr. Randle would not have been entitled to any payments or benefits in connection with a termination of his employment as of December 31, 2021.

For purposes of the Randle Agreement, Cause and Good Reason are generally defined as follows:

•
“Cause” means (A) material failure or refusal by Mr. Randle to satisfactorily perform his lawful duties, responsibilities, or authorities under the Randle Agreement as requested by the supervisor; (B) any act of gross negligence, willful misconduct, or fraudulent or criminal behavior by Mr. Randle in the performance of his duties, responsibilities, or authorities under the Randle Agreement, including without limitation any misappropriation of any funds or property owned by ProFrac Services or its affiliates, fraud, embezzlement, or theft; (C) any conviction of, guilty plea concerning, or entry into any deferred adjudication or similar diversion arrangement with respect to any felony or crime of moral turpitude or fraud by Mr. Randle; (D) any material violation of the Randle Agreement by Mr. Randle; (E) any breach of any applicable fiduciary duty by Mr. Randle to act exclusively and solely for the benefit of ProFrac Services or its affiliates in all undertakings concerning or relating to ProFrac Services or its affiliates; (F) any misconduct in the course and scope of employment, including without limitation dishonesty, disloyalty, disorderly conduct, insubordination, harassment of other employees or third parties, abuse of alcohol or controlled substances, or other material violations of ProFrac Service’s policies, rules, or practices; or (G) any act or omission that is contrary to the best interests of ProFrac Services or its affiliates or is likely to damage the business, including without limitation the reputation of ProFrac Services or its affiliates.

•
“Good Reason” means a material diminution in Mr. Randle’s base salary by ProFrac Services without his consent, except that the foregoing shall not constitute Good Reason unless (i) Mr. Randle provides 60 days written notice to ProFrac Services that Good Reason exists, (ii) ProFrac Services fails to cure such circumstances for 30 days and (iii) Mr. Randle terminates his employment within 100 days of the existence of the circumstances that constitute Good Reason.

Change in control or IPO
In the event of a change in control that results in the transfer of at least fifty-one percent
of the ownership interest of ProFrac or an initial public offering (each a “
qualifying transaction
”), Mr. Randle would have been entitled to receive a cash bonus payment under the Randle Agreement solely during the initial term of the Randle Agreement (which expired in May 2021) (the “
Change in Control Bonus
”). The Change in Control Bonus would have been equal to Mr. Randle’s monthly base salary multiplied by the number of months remaining in the Initial Term, which expired in May 2021. The Change in Control Bonus would have been paid over eighteen months, with 20% paid at the time of the consummation of the qualifying transaction, 20% paid six months following the qualifying transaction, 20% paid on the one-year anniversary
of the qualifying transaction and 40% paid eighteen months following the qualifying transaction, provided that Mr. Randle remains continuously employed by ProFrac or its affiliate through each such date. However, because the Initial Term expired in May 2021, Mr. Randle is no longer entitled to any Change in Control Bonus as of the date hereof under the terms of the Randle Agreement.
2022 Long term incentive plan
In connection with the ProFrac IPO, ProFrac adopted an omnibus equity incentive plan, the 2022 Plan, for employees, consultants and directors of ProFrac and ProFrac’s affiliates who perform services for ProFrac. The following description summarizes the material features of the 2022 Plan, but does not purport to be a complete description of all of the material features of the 2022 Plan and is qualified in its entirety by reference to the full text of the 2022 Plan, which is attached as an exhibit to the registration statement of which this proxy statement/information statement/prospectus forms a part.
The 2022 Plan provides for potential grants of: (i) incentive stock options qualified as such under U.S. federal income tax laws (“
incentive options
”); (ii) stock options that do not qualify as incentive stock options (“nonstatutory options” and, together with incentive options, “
options
”); (iii) stock appreciation rights (“
SARs
”); (iv) restricted stock awards (“
restricted stock awards
”); (v) restricted stock units (“restricted stock units” or

“
RSUs
”); (vi) bonus stock (“
bonus stock awards
”); (vii) dividend equivalents; (viii) other stock-based awards; (ix) cash awards; and (x) substitute awards (referred to collectively herein with the other awards as the “
awards
”). The vesting, exercise or settlement of awards may be subject to the achievement of one or more performance criteria selected by the Administrator (as defined below).
Eligibility
ProFrac’s employees, consultants
and non-employee directors,
and employees, consultants and
non-employee
directors of ProFrac’s affiliates, are eligible to receive awards under the 2022 Plan.
Administration
The ProFrac Board, or a committee thereof (as applicable, the “
Administrator
”), administers the 2022 Plan pursuant to its terms and all applicable state, federal or other rules or laws. The Administrator has the power to determine to whom and when awards will be granted, determine the amount of awards (measured in cash or in shares of ProFrac Class A Common Stock), proscribe and interpret the terms and provisions of each award agreement (the terms of which may vary), accelerate the vesting or exercisability of an award, delegate duties under the 2022 Plan and execute all other responsibilities permitted or required under the 2022 Plan.
Securities to be offered
Subject to adjustment in the event of any distribution, recapitalization, split, merger, consolidation or similar corporate event, a number of shares of ProFrac Class A Common Stock equal to 3,120,708 is available for delivery pursuant to awards under the 2022 Plan. If an award under the 2022 Plan is forfeited, settled for cash or expires without the actual delivery of shares, any shares subject to such award will again be available for new awards under the 2022 Plan.
Types of awards
Options
. ProFrac may grant options to eligible persons including: (i) incentive options (only to ProFrac’s employees or those of ProFrac’s subsidiaries) which comply with Section 422 of the Code; and
(ii) non-statutory
options. The exercise price of each option granted under the 2022 Plan will be stated in the option agreement and may vary; however, the exercise price for an option must not be less than the fair market value per share of common stock as of the date of grant (or 110% of the fair market value for certain incentive options), nor may the option be re-priced without the
prior approval of the ProFrac Stockholders. Options may be exercised as the Administrator determines, but not later than ten years from the date of grant. The Administrator will determine the methods and form of payment for the exercise price of an option (including, in the discretion of the Administrator, payment in common stock, other awards or other property) and the methods and forms in which ProFrac Common Stock will be delivered to a participant.
SARs.
A SAR is the right to receive a share of ProFrac Class A Common Stock, or an amount equal to the excess of the fair market value of one share of ProFrac Class A Common Stock on the date of exercise over the grant price of the SAR, as determined by the Administrator. The exercise price of a share of ProFrac Class A Common Stock subject to the SAR shall be determined by the Administrator, but in no event shall that exercise price be less than the fair market value of the ProFrac Class A Common Stock on the date of grant. The Administrator has the discretion to determine other terms and conditions of an SAR award.
Restricted stock awards
. A restricted stock award is a grant of shares of ProFrac Class A Common Stock subject to a risk of forfeiture, performance conditions, restrictions on transferability and any other restrictions imposed by the Administrator in its discretion. Restrictions may lapse at such times and under such circumstances as determined by the Administrator. Except as otherwise provided under the terms of the 2022 Plan or an award agreement, the holder of a restricted stock award will have rights as a ProFrac Stockholder, including the right to vote the shares of ProFrac Class A Common Stock subject to the restricted stock award or to receive dividends on the ProFrac Class A Common Stock subject to the restricted stock award during the restriction period. The Administrator shall provide, in the restricted stock award agreement, whether the restricted stock will be forfeited upon certain terminations of employment. Unless otherwise determined by the Administrator, ProFrac Class A Common Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the restricted stock award with respect to which such ProFrac Class A Common Stock or other property has been distributed.
Restricted stock units
. RSUs are rights to receive shares of ProFrac Class A Common Stock, cash, or a combination of both at the end of a specified period. The Administrator may subject RSUs to restrictions (which may include a risk of forfeiture) to be specified in the RSU award agreement, and those restrictions may lapse at such times determined by the Administrator. Restricted stock units may be settled by delivery of shares of ProFrac Class A Common Stock, cash equal to the fair market value of the specified number of shares of ProFrac Class A Common Stock covered by the RSUs, or any combination thereof determined by the Administrator at the date of grant or thereafter. Dividend equivalents on the specified number of shares of ProFrac Class A Common Stock covered by RSUs may be paid on a current, deferred or contingent basis, as determined by the Administrator on or following the date of grant.
Bonus stock awards
. The Administrator is authorized to grant ProFrac Class A Common Stock as a bonus stock award. The Administrator will determine any terms and conditions applicable to grants of ProFrac Class A Common Stock, including performance criteria, if any, associated with a bonus stock award.
Dividend Equivalents.
Dividend equivalents entitle a participant to receive cash, ProFrac Class A Common Stock, other awards or other property equal in value to dividends paid with respect to a specified number of shares of ProFrac Class A Common Stock, or other periodic payments at the discretion of the Administrator. Dividend equivalents may be granted on a free-standing basis or in connection with another award (other than a restricted stock award or a bonus stock award).
Other Stock-Based Awards
. Other stock-based awards are awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of ProFrac Class A Common Stock.
Cash Awards
. Cash awards may be granted on a free-standing basis, as an element of or a supplement to, or in lieu of any other award.
Substitute Awards
. Awards may be granted in substitution or exchange for any other award granted under the 2022 Plan or under another equity incentive plan or any other right of an eligible person to receive payment from ProFrac. Awards may also be granted under the 2022 Plan in substitution for similar awards held for individuals who become participants as a result of a merger, consolidation or acquisition of another entity by or with ProFrac or one of ProFrac’s affiliates.
Certain transactions
If any change is made to ProFrac’s capitalization, such as a stock split, stock combination, stock dividend, exchange of shares or other recapitalization, merger or otherwise, which results in an increase or decrease in the number of outstanding shares of ProFrac Class A Common Stock, appropriate adjustments will be made by the Administrator in the shares subject to an award under the 2022 Plan. The Administrator has the discretion to make certain adjustments to awards in the event of a change in control, such as accelerating the vesting or exercisability of awards, requiring the surrender of an award, with or without consideration, or making any other adjustment or modification to the award that the Administrator determines is appropriate in light of such transaction.

Plan amendment and termination
The ProFrac Board may amend or terminate the 2022 Plan at any time; however, ProFrac Stockholder approval will be required for any amendment to the extent necessary to comply with applicable law or exchange listing standards. The Administrator will not have the authority, without the approval of the ProFrac Stockholders, to amend any outstanding stock option or stock appreciation right to reduce its exercise price per share. The 2022 Plan will remain in effect for a period of ten years (unless earlier terminated by the ProFrac Board).
Clawback
All awards under the 2022 Plan are subject to any clawback or recapture policy adopted by ProFrac, as in effect from time to time.
Director compensation
No member of the ProFrac Board received compensation for their services to ProFrac in respect of the 2021 fiscal year. In connection with and following the closing of the IPO, ProFrac adopted a comprehensive director compensation program in order to attract and retain qualified non-employee
directors who are essential to the future success, growth, and governance of ProFrac.
Under the director compensation program, ProFrac’s
non-employee
directors are entitled to the following compensation:

•	an annual cash retainer of $142,500 for the 2022 calendar year and an annual cash retainer of $95,000 for each calendar year thereafter,

•	an additional cash retainer of $20,000 for the chair of the Audit Committee,

•	an additional cash retainer of $15,000 for the chair of the Compensation Committee,

•	an annual equity-based award with an aggregate fair market value of approximately $150,000 on the grant date that will vest following a one-year vesting period, and

•	an additional cash fee of $1,500 for attendance at each meeting of the Board or a Committee thereof.
In addition to the annual equity-based award described above, following the completion of the ProFrac IPO, ProFrac’s non-employee
directors received a
one-time
equity-based award with an aggregate fair market value of approximately $285,000 on the applicable grant date that will vest in substantially equal installments on each of the first, second and third anniversaries of the completion of the IPO. Both awards were granted in the form of RSU awards.
Under the director compensation program, members of the ProFrac Board who are also employees will not receive additional compensation for their service as directors. Each director is entitled to be reimbursed for reasonable and necessary travel and miscellaneous expenses incurred to attend meetings and activities of the board of directors or any of its committees. Each director is also indemnified by us for actions associated with serving as a director to the fullest extent permitted under Delaware law.
Corporate Reorganization
ProFrac Holding Corp. was incorporated as a Delaware corporation on August 17, 2021. Pursuant to the Master Reorganization Agreement, ProFrac Holding Corp. and ProFrac LLC completed certain restructuring transactions (the “
Corporate Reorganization
”). As a result of the Corporate Reorganization, among other things, (i) ProFrac Holding Corp. became a holding company whose only material asset consists of ProFrac LLC Units, (ii) ProFrac LLC owns, directly or indirectly, all of the outstanding equity interests in the subsidiaries through which ProFrac operates its assets, and (iii) ProFrac Holding Corp. is the sole managing member of ProFrac LLC and is responsible for all operational, management and administrative decisions relating to ProFrac LLC’s business and consolidates the financial results of ProFrac LLC and its subsidiaries.

In connection with the ProFrac IPO:

•	all of the membership interests in ProFrac LLC held by the then-existing owners of ProFrac LLC (including the THRC FTSI Related Equity) were converted into a single class of ProFrac LLC Units;

•
ProFrac Holding Corp. issued to each ProFrac LLC Unit Holder a number of shares of ProFrac Class B Common Stock equal to the number of ProFrac LLC Units held by such ProFrac LLC Unit Holder following the ProFrac IPO in exchange for a cash payment equal to the par value of such shares;

•	ProFrac Holding Corp. issued 16,000,000 shares of ProFrac Class A Common Stock to purchasers in the ProFrac IPO at a public offering price of $18.00 per share; and

•	On June 6, 2022, an over-allotment option was exercised resulting in an additional 2,228,153 shares of ProFrac Class A Common Stock being priced at $18.00 per share.
As of August 15, 2022, ProFrac Holding Corp. directly and indirectly owns an approximate 27.8% interest in ProFrac LLC , and the ProFrac LLC Unit Holders own an approximate 72.2% interest in ProFrac LLC and all of the outstanding shares of ProFrac Class B Common Stock. Please see “
Security Ownership of Certain Beneficial Owners and Management
.”
Each share of ProFrac Class B Common Stock has no economic rights but entitles its holder to one vote on all matters to be voted on by ProFrac Stockholders generally. Holders of ProFrac Class A Common Stock and ProFrac Class B Common Stock will vote together as a single class on all matters presented to ProFrac Stockholders for their vote or approval, except as otherwise required by applicable law or by ProFrac’s certificate of incorporation. ProFrac does not intend to list the ProFrac Class B Common Stock on any exchange.
Under the ProFrac LLC Agreement, each ProFrac LLC Unit Holder, subject to certain limitations, has the right, pursuant to the Redemption Right, to cause ProFrac LLC to acquire all or a portion of its ProFrac LLC Units for, at ProFrac LLC’s election, (i) shares of ProFrac Class A Common Stock at a redemption ratio of one share of ProFrac Class A Common Stock for each ProFrac LLC Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, or (ii) an equivalent amount of cash. The independent members of the ProFrac Board will determine whether to pay cash in lieu of the issuance of shares of ProFrac Class A Common Stock based on facts in existence at the time of the decision, which ProFrac expects would include the relative value of the ProFrac Class A Common Stock (including trading prices for the ProFrac Class A Common Stock at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of stock) to acquire the ProFrac LLC Units and alternative uses for such cash. Alternatively, upon the exercise of the Redemption Right, ProFrac Holding Corp. (instead of ProFrac LLC) will have the right, pursuant to the Call Right, to, for administrative convenience, acquire each tendered ProFrac LLC Unit directly from the redeeming ProFrac LLC Unit Holder for, at its election, (x) one share of ProFrac Class A Common Stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, or (y) an equivalent amount of cash. In addition, ProFrac Holding Corp. has the right to require, upon the acquisition by ProFrac Holding Corp. of substantially all of the ProFrac LLC Units or upon a change of control of ProFrac Holding Corp., each ProFrac LLC Unit Holder to exercise its Redemption Right with respect to some or all of such unitholder’s ProFrac LLC Units. In connection with any redemption of ProFrac LLC Units pursuant to the Redemption Right or acquisition of ProFrac LLC Units pursuant to the Call Right, a corresponding number of shares of ProFrac Class B Common Stock held by the relevant ProFrac LLC Unit Holder will be cancelled. See “
Information About ProFrac—Certain Relationships and Related Party Transactions—ProFrac LLC Agreement
.”
Certain of the ProFrac LLC Unit Holders have the right, under certain circumstances, to cause ProFrac to register the offer and resale of their shares of ProFrac Class A Common Stock.

ProFrac Holding Corp.’s acquisition (or deemed acquisition for U.S. federal income tax purposes) of ProFrac LLC Units pursuant to an exercise of the Redemption Right or the Call Right is expected to result in adjustments to the tax basis of the tangible and intangible assets of ProFrac LLC and such adjustments will be allocated to ProFrac Holding Corp. These adjustments would not have been available to ProFrac Holding Corp. absent its acquisition or deemed acquisition of ProFrac LLC Units and are expected to reduce the amount of cash tax that ProFrac Holding Corp. would otherwise be required to pay in the future.
On May 17, 2022, in connection with the ProFrac IPO, ProFrac Holding Corp. entered into the Tax Receivable Agreement with the TRA Holders. The Tax Receivable Agreement generally provides for the payment by ProFrac Holding Corp. to each TRA Holder of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax (computed using simplifying assumptions to address the impact of state and local taxes) that ProFrac Holding Corp. actually realizes (or is deemed to realize in certain circumstances) as a result of (i) certain increases in tax basis that occur as a result of ProFrac Holding Corp.’s acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such TRA Holder’s ProFrac LLC Units in connection with this the ProFrac IPO or pursuant to the exercise of the Redemption Right or the Call Right, and (ii) imputed interest deemed to be paid by ProFrac Holding Corp. as a result of, and additional tax basis arising from, any payments ProFrac Holding Corp. makes under the Tax Receivable Agreement. ProFrac Holding Corp. is dependent on ProFrac LLC to make distributions to ProFrac Holding Corp. in an amount sufficient to cover ProFrac Holding Corp.’s obligations under the Tax Receivable Agreement.
ProFrac will retain the benefit of the remaining 15% of any actual net cash tax savings.
For additional information regarding the Tax Receivable Agreement, see “
Risk Factors—Risks Related to ProFrac’s Class
 A Common Stock
” and “
Information About ProFrac—Certain Relationships and Related Party Transactions—Tax Receivable Agreement
.”
Security Ownership of Certain Beneficial Owners and Management
Unless otherwise indicated in the footnotes below, the following table sets forth information regarding (i) the actual beneficial ownership of ProFrac Class A Common Stock and ProFrac Class B Common Stock as of August 15, 2022, which is prior to the consummation of the Merger, and (ii) expected beneficial ownership of ProFrac Class A Common Stock and ProFrac Class B Common Stock immediately following consummation of the Merger, by:

•	each person known to ProFrac to beneficially own more than 5% of any class of ProFrac’s outstanding voting securities;

•	each of ProFrac’s directors;

•	ProFrac’s named executive officers; and

•	All of ProFrac’s directors and executive officers as a group.
The
pre-Merger
beneficial ownership percentages set forth in the table below are based on 41,239,957 shares of ProFrac Class A Common Stock outstanding and 101,133,201 shares of ProFrac Class B Common Stock outstanding as of August 8, 2022, as reported in ProFrac’s Quarterly Report on Form
10-Q
filed with the SEC on August 15, 2022. The expected post-Merger beneficial ownership percentages set forth in the table below are based on the assumption that 54,018,996 shares of ProFrac Class A Common Stock and 101,133,201 shares of ProFrac Class B Common Stock will be outstanding immediately following consummation of the Merger.
All information with respect to beneficial ownership has been furnished by the respective 5% or more stockholders, directors or executive officers, as the case may be. Unless otherwise noted, the mailing address of each listed beneficial owner is c/o ProFrac Holding Corp., 333 Shops Boulevard, Willow Park, Texas 76087.

	Before the Merger						After the Merger
Name of Beneficial Owner (	Number of shares of ProFrac Class A Common Stock (1)%		Number of shares of ProFrac Class B Common Stock	%	Combined voting power	%	Number of shares of ProFrac Class A Common Stock (1)%		Number of shares of ProFrac Class B Common Stock	%	Combined voting power (2)%
5% Stockholders
THRC Holdings, LP (3)	14,995,735	36.3%	49,939,536	49.4%	64,895,271	45.6%	18,267,955	33.8%	49,939,536	49.4%	68,207,491	43.9%
Farris Wilks (4)	11,711,292	28.4%	47,508,329	47.0%	59,219,621	41.6%	12,537,668	23.2%	47,508,329	46.9%	60,045,997	38.7%
Directors/Named Executive Officers
Ladd Wilks	—		1,220,978	1.2%	1,220,978	0.9%	—	—	1,220,978	1.2%	1,220,978	0.8%
Brian Uhlmer	—		—	—	—	—	—	—	—	—	—	—
Coy Randle	—		1,215,603	1.2%	1,215,603	0.9%	—	—	1,215,603	1.2%	1,215,603	0.8%
Robert Willette	—		—	—	—	—	—	—	—	—	—	—
Matthew D. Wilks	—		1,220,978	1.2%	1,220,978	0.9%	—	—	1,220,978	1.2%	1,220,978	0.8%
Sergei Krylov	—		—	—	—	—	—	—	—	—	—	—
Terry Glebocki	—		—	—	—	—	—	—	—	—	—	—
Stacy Nieuwoudt	—		—	—	—	—	—	—	—	—	—	—
Gerald Haddock	—		—	—	—	—	—	—	—	—	—	—
All Directors and Executive Officers as a Group (9 persons)	—		3,657,558	3.6%	3,657,559	2.6%	—	—	3,657,558	3.6%	3,657,559	2.4%

*	Entries in the table above marked “—” indicate percentage less than 1%.
(1)
Does not include shares underlying equity awards or shares reserved for issuance under equity incentive plans. Restricted stock unit awards covering 564,721 shares of ProFrac Class A Common Stock have been granted under the 2022 Plan as of August 15, 2022. 3,120,708 total shares of ProFrac Class A Common Stock (which includes the shares subject to restricted stock unit awards) are reserved for equity awards under the 2022 Plan as of August 15, 2022.

(2)
Represents percentage of voting power of ProFrac Class A Common Stock and ProFrac Class B Common Stock voting together as a single class. The ProFrac LLC Unit Holders hold one share of ProFrac Class B Common Stock for each ProFrac LLC Unit.

(3)
THRC Holdings is the record holder of the shares of ProFrac Common Stock reported herein. THRC Management is the general partner of THRC Holdings. Dan Wilks is the sole manager of THRC Management. Accordingly, Dan Wilks may be deemed to have or share beneficial ownership of the shares of ProFrac Common Stock held directly by THRC Holdings.

(4)
Represents shares of common stock owned by the Farris and Jo Ann Wilks 2022 Family Trust and Farris Wilks. Farris Wilks serves as a trustee of such trust and, in such capacity has voting and dispositive power over the shares of ProFrac Common Stock owned by such trust. Accordingly, Farris Wilks may be deemed to have or share beneficial ownership of the shares of ProFrac Common Stock owned by the Farris and Jo Ann Wilks 2022 Family Trust.

Certain Relationships and Related Party Transactions
ProFrac LLC Agreement
The ProFrac LLC Agreement is filed as an exhibit to the registration statement of which this proxy statement/information statement/prospectus forms a part, and the following description of the ProFrac LLC Agreement is qualified in its entirety by reference thereto.
Redemption rights
Under the ProFrac LLC Agreement, each ProFrac LLC Unit Holder, subject to certain limitations, has the right, pursuant to the Redemption Right, to cause ProFrac LLC to acquire all or a portion of its ProFrac LLC Units for, at ProFrac LLC’s election, (i) shares of ProFrac Class A Common Stock at a redemption ratio of one share of ProFrac Class A Common Stock for each ProFrac LLC Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, or (ii) an equivalent amount of cash. The independent members of the ProFrac Board will determine whether to pay cash in lieu of the issuance of shares of ProFrac Class A Common Stock based on facts in existence at the time of the decision, which ProFrac expects would include the relative value of the ProFrac Class A Common Stock (including trading prices for the ProFrac Class A Common Stock at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of stock) to acquire the ProFrac LLC Units and alternative uses for such cash. Alternatively, upon the exercise of the Redemption Right, ProFrac Holding Corp. (instead of ProFrac LLC) will have the right, pursuant to the Call Right, to acquire each tendered ProFrac LLC Unit directly from the redeeming ProFrac LLC Unit Holder for, at its election, (x) one share of ProFrac Class A Common Stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, or (y) an equivalent amount of cash. In addition, ProFrac Holding Corp. has the right to require, upon the acquisition by ProFrac Holding Corp. of substantially all of the ProFrac LLC Units or upon a change of control of ProFrac Holding Corp., each ProFrac LLC Unit Holder to exercise its Redemption Right with respect to some or all of such unitholder’s ProFrac LLC Units. In connection with any redemption of ProFrac LLC Units pursuant to the Redemption Right or acquisition of ProFrac LLC Units pursuant to the Call Right, a corresponding number of shares of ProFrac Class B Common Stock held by the relevant ProFrac LLC Unit Holder will be cancelled. As the ProFrac LLC Unit Holders cause their ProFrac LLC Units to be redeemed, holding other assumptions constant, ProFrac Holding Corp.’s membership interest in ProFrac LLC will be correspondingly increased, the number of shares of ProFrac Class A Common Stock outstanding will be increased and the number of shares of ProFrac Class B Common Stock will be decreased.
Distributions and allocations
Under the ProFrac LLC Agreement, subject to the obligations of ProFrac LLC to make tax distributions, ProFrac has the right to determine when distributions will be made to the holders of ProFrac LLC Units and the amount of any such distributions. If ProFrac authorizes a distribution, such distribution will be made to the holders of ProFrac LLC Units generally on a pro rata basis in accordance with their respective percentage ownership of ProFrac LLC Units.
ProFrac LLC will allocate its net income or net loss for each year to the holders of ProFrac LLC Units pursuant to the terms of the ProFrac LLC Agreement, and the holders of ProFrac LLC Units, including ProFrac Holding Corp., will generally incur U.S. federal, state and local income taxes on their share of any taxable income of ProFrac LLC. Net income and losses of ProFrac LLC generally will be allocated to the holders of ProFrac LLC Units on a pro rata basis in accordance with their respective percentage ownership of ProFrac LLC Units, subject to requirements under U.S. federal income tax law that certain items of income, gain, loss or deduction be allocated disproportionately in certain circumstances. To the extent ProFrac LLC has available cash, and subject to the terms of any current or future debt instruments, ProFrac intends to cause ProFrac LLC to make (i) generally pro rata distributions to the holders of ProFrac LLC Units, including ProFrac Holding Corp., in an amount at least sufficient to allow ProFrac Holding Corp. to pay its taxes and to make payments under the Tax Receivable Agreement and any subsequent tax receivable agreements that it may enter into in connection with future acquisitions and (ii) non-pro rata
payments to ProFrac Holding Corp. to reimburse it for its corporate and other overhead expenses.
Issuance of equity
The ProFrac LLC Agreement provides that at any time ProFrac Holding Corp. issues a share of ProFrac Class A Common Stock or any other equity security, the net proceeds received by ProFrac Holding Corp. with respect to such issuance, if any, shall be concurrently invested in ProFrac LLC, and ProFrac LLC shall issue to ProFrac Holding Corp. one ProFrac LLC Unit or other economically equivalent equity interest. Conversely, if at any time, any shares of ProFrac Class A Common Stock are redeemed, repurchased or otherwise acquired, ProFrac LLC shall redeem, repurchase or otherwise acquire an equal number of ProFrac LLC Units held by ProFrac Holding Corp., upon the same terms and for the same price, as the shares of ProFrac Class A Common Stock are redeemed, repurchased or otherwise acquired.
Competition
The parties to the ProFrac LLC Agreement have agreed that the ProFrac Controlling Stockholders are permitted to engage in business activities or invest in or acquire businesses which may compete with ProFrac’s business or do business with ProFrac’s customers.

Dissolution
ProFrac LLC will be dissolved only upon the first to occur of (i) the sale of substantially all of its assets or (ii) an election by us to dissolve the company. Upon dissolution, ProFrac LLC will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including to the extent permitted by law, creditors who are members) in satisfaction of the liabilities of ProFrac LLC, (b) second, to establish cash reserves for contingent or unforeseen liabilities and (c) third, to the holders of ProFrac LLC Units in proportion to the number of ProFrac LLC Units owned by each of them.
Tax Receivable Agreement
As described in “
Information About ProFrac—Corporate Reorganization
” and “
Information About ProFrac—Certain Relationships and Related Party Transactions—ProFrac LLC Agreement—Redemption Rights
,” the ProFrac LLC Unit Holders may cause their ProFrac LLC Units to be redeemed in the future pursuant to the Redemption Right. ProFrac LLC intends to make for itself (and for each of its direct or indirect subsidiaries that is treated as a partnership for U.S. federal income tax purposes and that it controls) an election under Section 754 of the Code that will be effective for the taxable year of the ProFrac IPO and each taxable year in which a redemption of ProFrac LLC Units occurs. Pursuant to the Section 754 election, ProFrac Holding Corp.’s acquisition (or deemed acquisition for U.S. federal income tax purposes) of ProFrac LLC Units in conjunction with the ProFrac IPO or pursuant to the Redemption Right or the Call Right is expected to result in adjustments to the tax basis of the tangible and intangible assets of ProFrac LLC. These adjustments will be allocated to ProFrac Holding Corp. Such adjustments to the tax basis of the tangible and intangible assets of ProFrac LLC would not have been available to ProFrac Holding Corp. absent its acquisition or deemed acquisition of ProFrac LLC Units pursuant to the exercise of the Redemption Right or the Call Right. The anticipated basis adjustments are expected to increase (for tax purposes) ProFrac Holding Corp.’s depreciation and amortization deductions and may also decrease ProFrac Holding Corp.’s gains (or increase its losses) on future dispositions of certain assets to the extent the increase in tax basis is allocated to those assets. Such increased deductions and losses and reduced gains may reduce the amount of tax that ProFrac Holding Corp. would otherwise be required to pay in the future.
ProFrac Holding Corp. and the TRA Holders entered into the Tax Receivable Agreement at the closing of the ProFrac IPO. The Tax Receivable Agreement generally provides for the payment by ProFrac Holding Corp. to the TRA Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income and franchise tax that ProFrac Holding Corp. actually realizes (computed using simplifying assumptions to address the impact of state and local taxes) or is deemed to realize in certain circumstances in periods after the ProFrac IPO as a result of, as applicable to each such TRA Holder, (i) certain increases in tax basis that occur as a result of ProFrac Holding Corp.’s acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such TRA Holder’s ProFrac LLC Units in connection with this offering or pursuant to an exercise of the Redemption Right or the Call Right and (ii) imputed interest deemed to be paid by ProFrac Holding Corp. as a result of, and additional tax basis arising from, any payments ProFrac Holding Corp. makes under the Tax Receivable Agreement. ProFrac will retain the benefit of the remaining 15% of any actual net cash tax savings. Certain of the TRA Holders’ rights (including the right to receive payments) under the Tax Receivable Agreement are transferable in connection with a permitted transfer of ProFrac LLC Units or if the TRA Holder no longer holds ProFrac LLC Units.
The payment obligations under the Tax Receivable Agreement are ProFrac Holding Corp.’s obligations and not obligations of ProFrac LLC, and ProFrac expects that the payments required to be made under the Tax Receivable Agreement will be substantial. Estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is by its nature imprecise. For purposes of the Tax Receivable Agreement, net cash tax savings generally will be calculated by comparing ProFrac Holding Corp.’s actual tax liability (determined by using the actual applicable U.S. federal income tax rate and an assumed combined state and local income and franchise tax rate) to the amount it would have been required to pay had it not been able to utilize any of the tax benefits subject to the Tax Receivable Agreement. The actual increase in tax basis, as well as the amount and timing of any payments, under the Tax Receivable Agreement will vary depending on a number of factors, including the timing of any redemption of ProFrac LLC Units, the price of ProFrac Class A Common Stock at the time of each redemption, the extent to which such redemptions are taxable transactions, the amount of the redeeming ProFrac LLC Unit Holder’s tax basis in its ProFrac LLC Units at the time of the relevant redemption, the depreciation and amortization periods that apply to the increase in tax basis, the amount and timing of taxable income ProFrac generates in the future, the U.S. federal income tax rates then applicable, and the portion of ProFrac Holding Corp.’s payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis.
Assuming no material changes in the relevant tax law, ProFrac expects that if it were to experience and change of control or the Tax Receivable Agreement was otherwise terminated immediately after the consummation of the Merger, the estimated termination payments based on the assumptions discussed below would be approximately $487 million (calculated using a discount rate equal to (i) the greater of (A) 0.25% and (B) SOFR, plus
 150 basis points, applied against an undiscounted liability of approximately $568 million based on a 21% U.S. federal corporate income tax rate and estimated applicable state and local income tax rates).
A delay in the timing of redemptions of ProFrac LLC Units, holding other assumptions constant, would be expected to decrease the discounted value of the amounts payable under the Tax Receivable Agreement as the benefit of the depreciation and amortization deductions would be delayed and the estimated increase in tax basis could be reduced as a result of allocations of ProFrac LLC taxable income to the redeeming unit holder prior to the redemption. Stock price increases or decreases at the time of each redemption of ProFrac LLC Units would be expected to result in a corresponding increase or decrease in the undiscounted amounts payable under the Tax Receivable Agreement in an amount equal to 85% of the tax-effected change
in price. Increases in the applicable corporate income tax rate and estimated applicable state and local income tax rates would be expected to result in a corresponding increase in the undiscounted amounts payable under the Tax Receivable Agreement as a result of the corresponding increase in net cash savings. The amounts payable under the Tax Receivable Agreement are dependent upon ProFrac Holding Corp. having sufficient future taxable income to utilize the tax benefits on which it is required to make payments under the Tax Receivable Agreement. If ProFrac Holding Corp.’s projected taxable income was significantly reduced, the expected payments would be reduced to the extent such tax benefits do not result in a reduction of ProFrac Holding Corp.’s future income tax liabilities. The foregoing amounts are merely estimates and the actual payments could differ materially. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding Tax Receivable Agreement payments as compared to the foregoing estimates. Moreover, there may be a negative impact on ProFrac’s liquidity if, as a result of timing discrepancies or otherwise, (i) the payments under the Tax Receivable Agreement exceed the actual benefits realized in respect of the tax attributes subject to the Tax Receivable Agreement and/or (ii) distributions to ProFrac Holding Corp. by ProFrac LLC are not sufficient to permit ProFrac Holding Corp. to make payments under the Tax Receivable Agreement after it has paid its taxes and other obligations. Please read “
Risk Factors—Risks Related to ProFrac’s Class
 A Common Stock—In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, ProFrac Holding Corp. realizes in respect of the tax attributes subject to the Tax Receivable Agreement.”
The payments under the Tax Receivable Agreement will not be conditioned upon the TRA Holders having a continued ownership interest in either ProFrac LLC or ProFrac Holding Corp.
In addition, although ProFrac is not presently aware of any issue that would cause the IRS or other relevant taxing authorities to challenge potential tax basis increases or other tax benefits covered under the Tax Receivable Agreement, the applicable ProFrac LLC Unit Holders will not reimburse ProFrac for any payments previously made under the Tax Receivable Agreement if such basis increases or other benefits are subsequently disallowed, except that excess payments made to any such holder will be netted against future payments otherwise required to be made, if any, to such holder after ProFrac’s determination of such excess (which determination may be made a number of years following the initial payment and after future payments have been made). As a result, in such circumstances, ProFrac could make payments that are greater than ProFrac Holding Corp.’s actual cash tax savings, if any, and ProFrac may not be able to recoup those payments, which could adversely affect ProFrac’s liquidity.

The term of the Tax Receivable Agreement commenced upon the completion of the ProFrac IPO and will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or expired, unless ProFrac experiences a change of control (as defined in the Tax Receivable Agreement, which includes certain mergers, asset sales, or other forms of business combinations) or the Tax Receivable Agreement otherwise terminates early (at ProFrac Holding Corp.’s election or as a result of ProFrac Holding Corp.’s breach or the commencement of bankruptcy or similar proceedings by or against ProFrac Holding Corp.) and ProFrac Holding Corp. makes the termination payments specified in the Tax Receivable Agreement in connection with such change of control or other early termination. In the event that the Tax Receivable Agreement is not terminated, the payments under the Tax Receivable Agreement are anticipated to commence in 2023 and to continue for 15 years after the date of the last redemption of the ProFrac LLC Units. Accordingly, it is expected that payments will continue to be made under the Tax Receivable Agreement for more than 20 years. Payments will generally be made under the Tax Receivable Agreement as ProFrac Holding Corp. realizes actual cash tax savings in periods after the ProFrac IPO from the tax benefits covered by the Tax Receivable Agreement. However, if ProFrac Holding Corp. experiences a change of control or the Tax Receivable Agreement otherwise terminates early, ProFrac Holding Corp.’s obligations under the Tax Receivable Agreement would accelerate and ProFrac Holding Corp. would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by it under the Tax Receivable Agreement (determined by applying a discount rate equal to (i) the greater of (A) 0.25% and (B) SOFR, plus
 150 basis points) and such payment is expected to be substantial. The calculation of anticipated future payments will be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, including (i) that ProFrac Holding Corp. has sufficient taxable income to fully utilize the tax benefits covered by the Tax Receivable Agreement, and (ii) that any ProFrac LLC Units (other than those held by ProFrac Holding Corp.) outstanding on the termination date are deemed to be redeemed on the termination date. Any early termination payment may be made significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the termination payment relates.
The Tax Receivable Agreement provides that in the event that ProFrac Holding Corp. (i) breaches any of its material obligations under the Tax Receivable Agreement, whether (A) as a result of its failure to make any payment when due (including in cases where ProFrac Holding Corp. elects to terminate the Tax Receivable Agreement early, the Tax Receivable Agreement is terminated early due to certain mergers, asset sales, or other forms of business combinations or changes of control or ProFrac Holding Corp. has available cash but fails to make payments when due in circumstances where ProFrac Holding Corp. does not have the right to elect to defer the payment, as described below), (B) as a result of ProFrac Holding Corp.’s failure to honor any other material obligation under the Tax Receivable Agreement, or (C) by operation of law as a result of the rejection of the Tax Receivable Agreement in a case commenced under the U.S. Bankruptcy Code or otherwise, or (ii) commences any proceeding, or has any proceeding commenced against it that is not dismissed or discharged following a period of 60 days, (X) for certain events of bankruptcy, dissolution or liquidation, (Y) seeking an appointment of a receiver or trustee or (Z) making a general assignment for the benefit of creditors, then all of ProFrac Holding Corp.’s payment and other obligations under the Tax Receivable Agreement will be automatically accelerated and become due and payable applying the same assumptions described above.
As a result of either a change of control (as defined in the Tax Receivable Agreement, which includes certain mergers, asset sales, or other forms of business combinations) or another early termination, ProFrac Holding Corp. could be required to make payments under the Tax Receivable Agreement that exceed its actual cash tax savings under the Tax Receivable Agreement. In these situations, ProFrac Holding Corp.’s obligations under the Tax Receivable Agreement could have a substantial negative impact on ProFrac’s liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control that could be in the best interests of holders of ProFrac Class A Common Stock or alternatively reducing the consideration paid in any such transaction to holders of ProFrac Class A Common Stock. There can be no assurance that ProFrac Holding Corp. will be able to finance its obligations under the Tax Receivable Agreement.

Decisions made by ProFrac’s management in the course of running ProFrac’s business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by the TRA Holders under the Tax Receivable Agreement. For example, the earlier disposition of assets following a redemption of ProFrac LLC Units may accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before a redemption of ProFrac LLC Units may increase the TRA Holders’ tax liability without giving rise to any rights of the TRA Holders to receive payments under the Tax Receivable Agreement. Such effects may result in differences or conflicts of interest between the interests of the TRA Holders and other ProFrac Stockholders.
Payments generally are due under the Tax Receivable Agreement within five business days following the finalization of the schedule with respect to which the payment obligation is calculated. However, interest on such payments will begin to accrue from the due date (without extensions) of ProFrac Holding Corp.’s U.S. federal income tax return for the period to which such payments relate until such payment due date at a rate equal to (i) the greater of (A) 0.25% and (B) SOFR, plus
 100 basis points. Except in cases where ProFrac Holding Corp. elects to terminate the Tax Receivable Agreement early or it is otherwise terminated as described above, generally ProFrac Holding Corp. may elect to defer payments due under the Tax Receivable Agreement if ProFrac Holding Corp. does not have available cash to satisfy ProFrac Holding Corp.’s payment obligations under the Tax Receivable Agreement or if ProFrac Holding Corp.’s contractual obligations limit its ability to make these payments. Any such deferred payments under the Tax Receivable Agreement generally will accrue interest from the due date for such payment until the payment date at a rate of (i) the greater of (A) 0.25% and (B) SOFR, plus
 500 basis points. However, interest will accrue from the due date for such payment until the payment date at a rate of (i) the greater of (A) 0.25% and (B) SOFR, plus
 100 basis points if ProFrac Holding Corp. is unable to make such payment as a result of limitations imposed by existing credit agreements. ProFrac has no present intention to defer payments under the Tax Receivable Agreement.
Because ProFrac Holding Corp. is a holding company with no operations of its own, its ability to make payments under the Tax Receivable Agreement is dependent on the ability of ProFrac LLC to make distributions to ProFrac Holding Corp. in an amount sufficient to cover ProFrac Holding Corp.’s obligations under the Tax Receivable Agreement. This ability, in turn, may depend on the ability of ProFrac LLC’s subsidiaries to make distributions to it. The ability of ProFrac LLC, its subsidiaries and other entities in which it directly or indirectly holds an equity interest to make such distributions will be subject to, among other things, the applicable provisions of Delaware law (or other applicable jurisdiction) that may limit the amount of funds available for distribution and restrictions in relevant debt instruments issued by ProFrac LLC or its subsidiaries and/other entities in which it directly or indirectly holds an equity interest. To the extent that ProFrac Holding Corp. is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.
The Tax Receivable Agreement incorporated by reference as an exhibit to the registration statement of which this proxy statement/information statement/prospectus forms a part, and the foregoing description of the Tax Receivable Agreement is qualified by reference thereto.
ProFrac Founders Registration Rights Agreement
In connection with the closing of the ProFrac IPO, ProFrac entered into a registration rights agreement with certain of the ProFrac LLC Unit Holders (the “
ProFrac Founders Registration Rights Agreement
”). The ProFrac Founders Registration Rights Agreement contains provisions requiring ProFrac to register under the federal securities laws the offer and resale of shares of ProFrac Class A Common Stock by such ProFrac LLC Unit Holders or certain of their affiliates or permitted transferees as more fully described below.

Demand Rights
Under the ProFrac Founders Registration Rights Agreement, at any time after the
180-day
lock-up
period following the ProFrac IPO and subject to certain limitations, any ProFrac LLC Unit Holder will have the right to require ProFrac to prepare and file a registration statement registering the offer and sale of their shares of their ProFrac Class A Common Stock. Generally, ProFrac is required to provide notice of the request to certain other holders of ProFrac Class A Common Stock who may, in certain circumstances, participate in the registration. Subject to certain exceptions, ProFrac is not obligated to effect a demand registration more than four times for each ProFrac LLC Unit Holder or within 90 days after the closing of any requested underwritten offering of shares of ProFrac Class A Common Stock.
The ProFrac Founders Registration Rights Agreement also obligates ProFrac to cooperate with each ProFrac LLC Unit Holder in effecting the disposition of its shares of ProFrac Class A Common Stock by such methods as such holder may request, including through underwritten offerings and block trades.
Piggyback Rights
The ProFrac Founders Registration Rights Agreement provides that, subject to certain exceptions, if at any time ProFrac proposes to register an offering of ProFrac Class A Common Stock or conduct an underwritten offering, whether or not for ProFrac’s own account, then ProFrac must notify the Holders and allow them to include a specified number of their shares of ProFrac Class A Common Stock in that registration statement or underwritten offering, as applicable.
Conditions and Limitations; Expenses; Indemnity
The above described registration rights under the ProFrac Founders Registration Rights Agreement are subject to certain conditions and limitations, and ProFrac will generally be obligated to pay all registration expenses in connection with these registration obligations, regardless of whether a registration statement is filed or becomes effective. The ProFrac Founders Registration Rights Agreement also requires ProFrac to indemnify each ProFrac LLC Unit Holder against certain liabilities under the Securities Act.
ProFrac Stockholders’ Agreement
In connection with the ProFrac IPO, ProFrac entered into the ProFrac Stockholders’ Agreement with the ProFrac Controlling Stockholders. Among other things, the ProFrac Stockholders’ Agreement provides that, prior to the Trigger Date, THRC Holdings and the Farris Trust will each have the right to designate one director for election to the ProFrac Board.
On and after the Trigger Date, the ProFrac Board will be divided into three classes, with directors of each class serving for staggered three-year terms, and THRC Holdings and the Farris Trust will each have the right to designate one class III director to the ProFrac Board for so long as each of THRC Holdings and the Farris Trust and their affiliates collectively beneficially own at least 5% of the outstanding shares of ProFrac Common Stock.
Shared Services Agreement
In connection with the closing of the ProFrac IPO, ProFrac II LLC entered into a shared services agreement with Wilks Brothers (as defined below) (the “
Shared Services Agreement
”), pursuant to which Wilks Brothers is required to provide certain administrative and back-office support services to ProFrac II LLC, including, among others, information technology, payroll, employee benefits and treasury services. In exchange for such services, ProFrac II LLC is obligated to pay to Wilks Brothers on a quarterly basis an aggregate annual retainer fee equal to $7 million. The Shared Services Agreement has an initial term of three years, and shall then automatically be extended for additional one-year
terms unless Wilks Brothers or ProFrac II LLC provides 90 days prior written notice of its desire not to automatically extend the term. The shared services agreement may only be assigned by a party with the other party’s consent. Wilks Brothers is owned by certain of the Controlling Stockholders.

Wilks Development Lease Agreement
In connection with the completion of the FTSI Acquisition, FTSI conveyed to Wilks Development, LLC, an affiliate of ProFrac LLC, substantially all of FTSI’s owned real property consisting primarily of FTSI’s hydraulic fracturing equipment manufacturing facilities in exchange for net cash consideration of approximately $44.4 million, and relatedly agreed to lease such real property from Wilks Development, LLC in exchange for aggregate lease payments of $51.6 million through March 2032 (the “
FTSI Sale Leaseback
”).
Equify Bridge Note
On March 4, 2022, ProFrac II LLC entered into a $45.8 million subordinated promissory note with ProFrac’s affiliate, Equify Financial (as defined below), with a stated maturity date of March 4, 2027 (the “
Equify Bridge Note
”). The Equify Bridge Note bears interest at a percentage per annum equal to 1.00%. Interest under the Equify Bridge Note is paid on a quarterly basis and is solely payable in kind, with such interest amounts being added to the outstanding principal amount of the Equify Bridge Note, until the date that both the New ABL Credit Facility and the New Term Loan Credit Facility shall have been terminated, after which date quarterly interest payments may be paid in kind or in cash. In April 2022, ProFrac repaid $25.0 million in principal under the Equify Bridge Note, resulting in an outstanding balance of $20.8 million. In June 2022, the Equify Bridge Note was fully paid with net proceeds from the ProFrac IPO.
Backstop Note
On March 4, 2022, ProFrac LLC entered into a $22.0 million subordinated promissory note with ProFrac’s affiliate, THRC Holdings, with a stated maturity date of March 4, 2027 (the “
Backstop Note
”). The Backstop Note bears interest at a percentage per annum equal to 1.74%. Interest under the Backstop Note is paid on a quarterly basis and is solely payable in kind, with such interest amounts being added to the outstanding principal amount of the Backstop Note, until the date that both the New ABL Credit Facility and the New Term Loan Credit Facility shall have been terminated, after which date quarterly interest payments may be paid in kind or in cash. In June 2022, the Backstop Note was fully paid with net proceeds from the ProFrac IPO.
Closing Date Note
On March 4, 2022, ProFrac LLC entered into a $22.0 million subordinated promissory note with ProFrac’s affiliate, THRC Holdings, with a stated maturity date of March 4, 2027 (the “
Closing Date Note
”). The Closing Date Note bears interest at a percentage per annum equal to 1.74%. Interest under the Closing Date Note is paid on a quarterly basis and is solely payable in kind, with such interest amounts being added to the outstanding principal amount of the Closing Date Note, until the date that both the New ABL Credit Facility and the New Term Loan Credit Facility shall have been terminated, after which date quarterly interest payments may be paid in kind or in cash. In June 2022, the Closing Date Note was fully paid with net proceeds from the ProFrac IPO.
Policies and procedures for review of related party transactions
A “Related Party Transaction” is a transaction, arrangement or relationship in which ProFrac or any of its subsidiaries were, are or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of ProFrac’s executive officers or directors;

•	any person who is known by ProFrac to be the beneficial owner of more than 5% of the outstanding shares of ProFrac Class A Common Stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law,
father-in-law,
son-in-law,
daughter-in-law,
brother-in-law
or
sister-in-law
of a director, executive officer or a beneficial owner of more than 5% of ProFrac Class A Common Stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of the outstanding shares of ProFrac Class A Common Stock; and

•
any firm, corporation, or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

The ProFrac Board has adopted a Code of Business Conduct and Code of Ethics for Senior Executive Officers that provides that the ProFrac Board or its authorized committee will review all transactions with related persons that are required to be disclosed under SEC rules and, when appropriate, initially authorize or ratify all such transactions. In addition, one of ProFrac’s audit committee’s functions is to review and approve all relationships and transactions in which ProFrac and ProFrac’s directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of ProFrac’s voting securities and their immediate family members, have a direct or indirect material interest.
ProFrac’s Code of Business Conduct and Code of Ethics for Senior Executive Officers provides that, in determining whether or not to recommend the initial approval or ratification of a transaction with a related person, the ProFrac Board or its authorized committee should consider all of the relevant facts and circumstances available.
ProFrac’s Code of Business Conduct and Code of Ethics for Senior Executive Officers described above was adopted in connection with the completion of the ProFrac IPO and, therefore, the transactions described below were not reviewed under such policies.
Transactions with affiliates
In the normal course of business, ProFrac has entered into transactions with related parties where the Dan and Farris Wilks (or entities they control) hold a controlling financial interest. During the years ended December 31, 2021 and 2020, ProFrac had related party transactions with the following related party entities, including:

Entity	Business & manner of relationship with the company

Automatize, LLC (“ Automatize ”)	Logistics company that provides for the delivery of proppants on behalf of its customers, including ProFrac.

Cisco Logistics, LLC (“ Cisco Logistics ”)	Logistics company that delivers sand and equipment on behalf of its customers, including ProFrac.

Equify Risk Services, LLC (“ Equify Risk ”)	Insurance broker that negotiates and secures insurance policies on behalf of its customers, including ProFrac.

Equify Financial, LLC (“ Equify Financial ”)	Finance company that provides equipment and other financing to its customers, including ProFrac.

Wilks Brothers, LLC (“ Wilks Brothers ”)	Management company which provides administrative support to various businesses within their portfolio. Wilks Brothers and certain entities under its control will at times incur expenses on behalf of ProFrac, billing ProFrac for these expenses at cost plus a management fee.

Entity	Business & manner of relationship with the company

Interstate Explorations, LLC (“ Interstate ”)	Exploration and development company for which ProFrac performs pressure pumping services, and from which ProFrac has a short-term lease for certain office space.

Flying A Pump Services, LLC (“ Flying A ”)	Oilfield services company which provides pump down and acid services, to which ProFrac rents equipment.

MC Estates, LLC and the Shops at Willow Park, LLC (“ Related Lessors ”)	Own various industrial parks and office space leased by ProFrac.

Wilks Construction Company, LLC (“ Wilks Construction ”)	Construction company that has built and made renovations to several buildings for ProFrac.

3 Twenty-Three, LLC (“ 3 Twenty-Three ”)	Payroll administrator which performs payroll services on behalf of its customers, including ProFrac.

Carbo Ceramics Inc. (“ Carbo Ceramics ”)	Provider of ceramic media and industrial technologies, which purchased proppant from ProFrac.
The following table summarizes expenditures with related parties for the years ended December 31, 2021 and 2020:

	Year ended December 31,
	2021	2020
Automatize	$80,521	$26,226
Wilks Brothers	15,480	16,622
Related Lessors	6,308	6,052
Equify Financial	2,871	2,323
3 Twenty-Three	1,033	1,148
Carbo	513	—
Cisco Logistics	509	4,181
Interstate	80	30
Equify Risk	3	1,602
Wilks Construction	—	107
Other	114	—

Total	$107,432	$58,291

The following table summarizes related party accounts payable as of December 31, 2021 and 2020:

	December 31,	December 31,
	2021	2020
Automatize	$11,198	$5,633
Wilks Brothers	9,990	11,993
Wilks Construction	57	57
Carbo	10	—
Related Lessors	1	21
Cisco Logistics	—	671
Equify Financial	—	113
Other	19	—

Total	$21,275	$18,488

The following table summarizes revenue from related parties for the years ended December 31, 2021 and 2020:

	Year ended December 31,
	2021	2020
Flying A	$2,701	$294
Carbo	1,025	193
Interstate	116	11
Wilks Brothers	65	—
Automatize	3	701
Other	32	84

Total	$3,942	$1,283

The following table summarizes related party accounts receivable as of December 31, 2021 and 2020:

	December 31,	December 31,
	2021	2020
Flying A (1)	$2,412	$549
Cisco Logistics	1,489	—
Carbo	591	116
Automatize	—	191
Other	23	24

Total	$4,515	$880

(1)	The amounts above are reported net of an allowance for doubtful accounts related to Flying A, which was $0.2 million as of December 31, 2021.
Additionally, in January and February of 2021, ProFrac LLC executed two agreements with one of ProFrac LLC’s members for the sale of certain lots of equipment, in exchange for $8.7 million in cash, an amount that approximates the net book value of the assets. Under these agreements, for any assets subsequently resold by the member, ProFrac LLC will reimburse the member for a certain percentage of the net loss, or conversely be entitled to a certain percentage of the net gain, at rates established in the agreements. As of June 30, 2022, the majority of the assets have been sold by the member, and ProFrac LLC’s remaining liability of approximately $0.2 million for assets that have not been resold has been recorded.
On February 4, 2022, THRC Holdings entered into an assignment and assumption of contract with Encantar Properties LP, one of the sellers from whom ProFrac purchased the Munger Ranch property, under which the related party was assigned rights under the Munger Right Agreement to $8.1 million of the $30.0 million in consideration related to the purchase of the Munger Ranch property. As part of the ProFrac IPO, the sellers of the Munger Ranch property were issued 2,114,273 shares of Class A Common Stock in exchange for the $30.0 million consideration related to the Munger Ranch purchase. The sellers of the Munger Ranch property were subsequently issued 2,954 shares of Class A Common Stock as a true-up.
As discussed in the sections titled “
The Merger — Interests of ProFrac Executive Officers and Directors in the Merger
” and “
Management’s Discussion and Analysis of Financial Condition and Results of Operations of USWS
”, U.S. Well Services, LLC, a subsidiary of USWS, entered into a $12,500,000 promissory with Equify Financial.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PROFRAC
The following discussion and analysis provides information that the management of ProFrac believes is relevant to an assessment and understanding of ProFrac’s consolidated results of operations and financial condition. The discussion should be read in conjunction with the “Selected Historical and Pro Forma Consolidated Financial Data of ProFrac” and the historical audited consolidated financial statements for the years ended December 31, 2021 and 2020, and the related notes thereto, included elsewhere in this proxy statement/information statement/prospectus.
The discussion and analysis should also be read in conjunction with ProFrac’s unaudited pro forma financial information as of and for the six months ended June 30, 2022, and for the year ended December 31, 2021. See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon ProFrac management’s current beliefs and expectations, that involve risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those made or implied in the forward-looking statements. ProFrac’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and those set forth under “Risk Factors” or in other parts of this proxy statement/information statement/prospectus. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which reflect ProFrac management’s analysis only as of the date hereof.
Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ProFrac” to “we,” “our,” “ProFrac,” and “the Company” refer to the business and operations of ProFrac Holding Corp. and its consolidated subsidiaries prior to the Merger. All dollar amounts are expressed in thousands of United States dollars (“$”), unless otherwise indicated.
Our Predecessor and ProFrac Holding Corp.
ProFrac Holding Corp. was formed on August 17, 2021, and had not conducted any material business operations prior to the completion of the transactions described under “
Information About ProFrac
” other than certain activities related to our IPO. Our predecessor consists of ProFrac LLC and its subsidiaries, Best Flow and Alpine (which we refer to as “
ProFrac Predecessor
”) on a consolidated basis. Historical periods for ProFrac Predecessor had been presented on a consolidated and combined basis given the common control ownership by the Wilks. On December 21, 2021, all of the then-outstanding membership interests in Best Flow and Alpine were contributed to ProFrac LLC in exchange for membership interests in ProFrac LLC. Unless otherwise indicated, the historical consolidated financial information included in this proxy statement/information statement/prospectus presents the historical financial information of ProFrac Predecessor. Historical consolidated financial information is not indicative of the results that may be expected in any future periods. For more information, please see the historical consolidated financial statements and related notes thereto included elsewhere in this proxy statement/information statement/prospectus and “
—Factors Affecting the Comparability of Our Financial Results
.”
Overview
We are a growth-oriented, vertically integrated and innovation-driven energy services company providing hydraulic fracturing, completion services and other complementary products and services to leading upstream oil and gas companies engaged in the exploration and production (“E&P”) of North American unconventional oil and natural gas resources. Founded in 2016, ProFrac was built to be the go-to
service provider for E&P companies’ most demanding hydraulic fracturing needs. We are focused on employing new technologies to significantly reduce “greenhouse gas” emissions and increase efficiency in what has historically been an emissions-intensive component of the unconventional E&P development process. We believe the technical and operational capabilities of our fleets ideally position us to capture increased demand resulting from the market recovery and our customers’ shifting preferences favoring the sustainable development of natural resources.
Our operations are focused on the leading unconventional regions in the United States, where we have cultivated deep and longstanding customer relationships with some of those regions’ most active E&P companies. We operate in three business segments: stimulation services, manufacturing and proppant production. We believe we are one of the largest providers of hydraulic fracturing services in North America, with installed capacity of 34 conventional fleets, of which, as of June 30, 2022, 31 were active.
Overall Trends and Outlook
The global public health crisis associated with the
COVID-19
pandemic had an unprecedented effect on demand for energy, crude oil prices and global economic activity. In 2020, the combined effect of
COVID-19
and the disruptions to the energy industry led to a rapid and significant decline in WTI crude oil prices and Henry Hub natural gas prices. In response to the significant drop in commodity prices, E&P companies acted swiftly to reduce capital budgets and drilling and completion activity. Reduced demand for services compounded by constrained capital access forced the acceleration of the attrition cycle for pressure pumping equipment as older equipment requiring higher repair and maintenance spending were used for spare parts or scrapped. These difficult industry conditions allowed us to strengthen our industry leadership position by implementing targeted and forward-looking initiatives that enhance our equipment and provide greater supply chain control.
Drilling and completion activities for oil and gas are heavily influenced by oil and gas prices. In 2022, geopolitical tensions in Eastern Europe related to Russia’s invasion of Ukraine have resulted in significant supply disruptions as a broad coalition of countries have responded with sanctions and/or import bans associated with Russian oil and natural gas. This has resulted in significant tightening in the market as reflected by higher commodity prices, with oil and gas prices reaching decade highs. As a result of the FTSI acquisition, our operations have diversified exposure to both natural gas and oil producing areas. Natural gas and oil prices have increased substantially compared to year-end
2020 prices and have also surpassed
year-end
2019
(pre-COVID-19)
levels.
While commodity prices have returned to and exceeded
pre-pandemic
levels, the pandemic has nonetheless led to supply chain disruptions worldwide. Tariffs, access to employees, increased shipping rates and raw material shortages are plaguing markets. Our supply chain is either vertically integrated or predominantly U.S. based, mitigating our exposure to global disruptions and price increases and allowing us to continue to maintain attractive margins. As our operations are predominantly U.S. based, we have no direct exposure to Russia and Ukraine. We have realized indirect impacts that may have occurred as a result of the crisis, such as modest increases in the costs of certain raw materials and components we purchase for use in our manufacturing processes. However, given the inflationary climate in the United States and globally, we are unable to determine the extent to which such increased commodity prices are the result of the crisis in Ukraine or a result of other factors. Despite these increases, we have experienced improved results of operations due to increased utilization of our fleets and increased prices for our products and services which have permitted us to maintain and increase our margins notwithstanding such cost increases.
The oil and gas industry is currently undergoing significant realignment of operating practices with a focus on reducing impacts to the environment. Many E&P companies are implementing carbon tracking and reduction initiatives and are expecting oilfield service providers to deliver products and services that utilize the most advanced and environmentally friendly technologies. We believe that companies in the pressure pumping industry with the most technologically advanced fleets and lowest carbon footprint will likely see significant growth in market share at the expense of companies with less advanced equipment. We have embraced tangible initiatives that help to protect the environment and improve our environment and communities making it part of our organizational culture since early in the life of the company. We have and intend to continue to invest in a number of industry leading advanced technologies that reduce carbon emissions while increasing profitability. We are currently upgrading five to ten engines per month from Tier II to Tier IV DGB. In June 2021 we entered into an agreement with USWS under which we have the ability to acquire up to 20 licenses to construct electric-powered hydraulic fracturing fleets utilizing Clean Fleet
®
technology. We believe that these initiatives and commitment to lower emissions will help us lead the energy transition of the frac industry towards cleaner and sustainable business.
How we Generate Revenue
We operate three business segments: stimulation services, manufacturing and proppant production. Business activities that are not separately reportable, which only include Flotek, are classified in the other category.
Stimulation services
. We own and operate a fleet of mobile hydraulic fracturing units and other auxiliary equipment that generates revenue by providing stimulation services to our customers. We also provide personnel and services that are tailored to meet each of our customers’ needs. We generally do not have long-term written contractual arrangements with our customers other than standard master service agreements, which include general contractual terms between our customers and us. We charge our customers on a per-job
basis, in which we set pricing terms after receiving full specifications for the requested job, including the lateral length of the customer’s wellbore, the number of frac stages per well, the amount of proppant employed and other specifications of the job. Well stimulation contains complementary services that we often provide to our customers, including sand and associated logistics, chemicals and fuel. These complementary services are provided through various contractual arrangements based on our customers’ needs.
Manufacturing
. We primarily generate revenue through sales of highly engineered, tight tolerance machined, assembled, and factory tested products such as high horsepower pumps, valves, piping, swivels, large-bore manifold systems, seats, and fluid ends. As of June 30, 2022, we operate facilities in Cisco, Aledo and Fort Worth, Texas, including an ISO 9001 2015 certified OEM manufacturing facility, in which we manufacture and refurbish many of the components used by our fleets, including pumps, fluid ends, power ends, flow iron and other consumables and an engine and transmission rebuild facility that is licensed to provide warranty repairs on our transmissions. Additionally, we provide iron inspection, iron recertification, pump refurbishment, fluid end refurbishment, pump function testing, paint, scrap, and lube system change services. We charge our customers for equipment based on a per-order
basis, in which we set pricing terms after receiving full specifications for the requested equipment. We charge our customers for our services based on the parts and labor incurred. For the three and six months ended June 30, 2022 and 2021, intersegment revenues for the manufacturing segment were 92% and 88%, and 88% and 87%, respectively.
Proppant production
. We generate revenue by providing proppant to oilfield service providers and E&P companies. We own and operate the Kermit sand mine in west Texas and recently purchased and are in the process of developing the West Munger sand mine near Lamesa, Texas, and we charge our customers on a per ton of proppant basis at current market prices. We do not have long-term written contractual arrangements with our customers with fixed pricing. For the three and six months ended June 30, 2022 and 2021, intersegment revenues for the proppant production segment were 64% and 44%, and 66% and 38%, respectively.
Cost of Conducting our Business
The principal costs of products and services involved in operating our business are expendables, personnel, equipment repairs and maintenance and fuel. Our fixed costs are relatively low and a large portion of the costs described below are only incurred as we perform jobs for our customers.
Expendables
. Expendables used in our stimulation services business are the largest expenses incurred, and include the fuel, product and freight costs associated with proppant, chemicals and other consumables. Fuel is consumed both in the operation and movement of our hydraulic fracturing fleets and other equipment. In our proppant production business, fuel to run equipment is one of our major expenses. These costs comprise a substantial variable component of our service costs, particularly with respect to the quantity and quality of sand demanded when providing hydraulic fracturing services.
Raw Materials
. Our manufacturing segment relies on various raw materials, specifically various grades of steel and other raw metals, and electricity.
Direct Labor Costs
. Payroll and benefit expenses directly related to the delivery of our products and services are included in our operating costs.
Other Direct Costs
. We incur other expenses related to our products and service offerings, including the costs of repairs and maintenance, general supplies, equipment rental and other miscellaneous operating expenses. Capital expenditures to upgrade or extend the useful life of equipment are not included in other direct costs.
How we Evaluate our Operations
Our management uses a variety of financial and operating metrics to evaluate and analyze the performance of our business, including Adjusted EBITDA.
Note regarding
Non-GAAP
financial measures
Adjusted EBITDA is a
non-GAAP
financial measure and should not be considered as a substitute for net income, net loss, operating loss or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of our profitability or liquidity. Adjusted EBITDA is a supplemental measure utilized by our management and other users of our financial statements such as investors, commercial banks, research analysts and others, to assess our financial performance because it allows us to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and items outside the control of our management team (such as income tax rates).
We view Adjusted EBITDA as an important indicator of performance. We define Adjusted EBITDA as our net income (loss), before (i) interest expense, net, (ii) income tax provision, (iii) depreciation, depletion and amortization, (iv) loss on disposal of assets, (v) stock-based compensation, and (vi) other unusual or non-recurring
charges, such as costs related to our initial public offering, non-recurring
supply commitment charges, certain bad debt expense and gain on extinguishment of debt.
We believe that our presentation of Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA. Adjusted EBITDA should not be considered as an alternative to net income (loss). Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect the most directly comparable GAAP financial measure. You should not consider Adjusted EBITDA in isolation or as a substitute for an analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of this non-GAAP
financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.
Factors Affecting the Comparability of our Financial Results
Our future results of operations may not be comparable to our historical results of operations for the reasons described below:

Recent Acquisitions
We have grown recently through strategic acquisitions and investments, including through our recently completed acquisitions of SP Companies, FTSI and West Munger and our investments in BPC and Flotek. These acquisitions are not reflected in our historical results of operations and our future results will differ as a result.
In addition, in connection with our acquisitions, we have recorded the acquired assets and liabilities at fair value on the date of acquisition, which has impacted deferred revenue and deferred costs balances and increased revenue and expenses from that which would have otherwise been recognized in subsequent periods. We also recorded identifiable intangible assets that are amortized over their useful lives, increasing expenses from that which would otherwise have been recognized.
Public company expenses
We expect to incur additional recurring administrative expenses as a result of becoming a publicly traded corporation that we have not previously incurred, including costs associated with compliance under the Exchange Act, annual and quarterly reports to shareholders, transfer agent fees, audit fees, incremental director and officer liability insurance costs, SOX compliance readiness, and director and officer compensation. We additionally expect to incur approximately $2.5 million in incremental, non-recurring
costs related to our transition to a publicly traded corporation.
Income taxes
ProFrac Holding Corp. is a corporation and will be subject to U.S. federal, state and local income taxes. Although the ProFrac Predecessor entities are subject to franchise tax in the State of Texas, they have historically been treated as pass-through entities for U.S. federal and other state and local income tax purposes and as such were not subject to U.S. federal income taxes or other state or local income taxes. Rather, the tax liability with respect to the taxable income of the ProFrac Predecessor entities was passed through to their owners. Accordingly, prior to the March 2022 acquisition of FTSI, a corporation subject to U.S. federal and state income tax, the financial data attributable to ProFrac Predecessor contains no provision for U.S. federal income taxes or income taxes in any state or locality (other than franchise tax in the State of Texas). Subsequent to the acquisition of FTSI in March 2022, the financial data of the ProFrac Predecessor does contain both U.S. federal and state income taxes. We estimate that we will be subject to U.S. federal and state taxes at a blended statutory rate of approximately 23% of pre-tax
earnings. Additionally, with the acquisition of EKU, the Company is subject to certain foreign taxes, which were immaterial for the three and six months ended June 30, 2022.
Effective March 4, 2022 we account for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled pursuant to the provisions of Accounting Standards Codification 740, Income Taxes. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized.
We recorded a full valuation allowance on our net deferred tax assets based on our assessment that it is more likely than not that the deferred tax asset will not be realized. A change in these assumptions could cause a decrease to the valuation allowance, which could materially impact our results of operations.

Results of Operations
Three and six months ended June 30, 2022 compared to three and six months ended June 30, 2021

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2022	2021	2022	2021
Revenues—Stimulation services	$576,556	$168,506	$912,711	$312,209
Revenues—Manufacturing	34,854	16,223	66,860	30,880
Revenues—Proppant production	17,531	7,781	29,939	13,370
Other	15,359	—	15,359	—
Eliminations	(54,456)	(17,691)	(90,045)	(32,054)

Total revenues	589,844	174,819	934,824	324,405

Cost of revenues, exclusive of depreciation, depletion, and amortization—
Stimulation services	344,535	126,448	589,116	245,801
Manufacturing	22,104	13,916	41,477	24,566
Proppant production	9,309	4,035	13,543	6,701
Other	19,108	—	19,108	—
Eliminations	(54,456)	(17,691)	(90,045)	(32,054)

Total cost of revenues, exclusive of depreciation, depletion, and amortization	340,600	126,708	573,199	245,014
Depreciation, depletion and amortization	64,064	34,904	108,280	70,365
Loss on disposal of assets, net	2,143	1,868	1,989	4,075
Selling, general and administrative	87,548	14,094	121,675	27,872
Interest expense, net	13,451	6,187	22,723	12,222
Loss on extinguishment of debt	8,822	—	17,095	—
Other income	(989)	(53)	(9,220)	(240)
Income tax (benefit) provision	4,112	(283)	4,864	(308)

Net income (loss)	$70,093	$(8,606)	$94,219	$(34,595)
Less: net (income) loss attributable to ProFrac Predecessor	(56,157)	8,478	$(79,867)	$34,476
Less: net loss attributable to noncontrolling interests	8,704	128	$8,288	$119
Less: net income attributable to redeemable noncontrolling interests	(16,082)	—	(16,082)	—

Net income attributable to ProFrac Holding Corp	$6,558	$—	$6,558	$—

Other data:
Adjusted EBITDA—Stimulation services	$196,088	$30,475	$269,657	$43,428
Adjusted EBITDA—Manufacturing	$9,360	$349	$19,382	$2,679
Adjusted EBITDA—Proppant production	$12,574	$3,246	$20,459	$5,652
Adjusted EBITDA—Other	$(7,454)	$—	$(7,454)	$—

Adjusted EBITDA (1)	$210,568	$34,070	$302,044	$51,759
Active fleets (2)	31	14	26	14
Baker Hughes Domestic Average Rig Count—Onshore (3)	655	410	615	382
Average oil price (per barrel) (4)	$108.72	$66.09	$101.59	$61.94
Average natural gas price (per thousand cubic feet) (5)	$7.77	$3.06	$6.30	$3.38

(1)
For definitions of the
non-GAAP
financial measures of Adjusted EBITDA, see “
Note regarding
Non-GAAP
financial measures
” above, and for a reconciliation of Adjusted EBITDA to our most directly comparable financial measures calculated in accordance with GAAP, see Note 18 – Segment Information, in the notes to our consolidated financial statements in F-69.

(2)	Active fleets is the average number of fleets operating in the period.
(3)	Average onshore U.S. rig count published by Baker Hughes.
(4)	Average West TX Intermediate Spot Price published by EIA.
(5)	Average Henry Hub Natural Gas Spot Price published by EIA.

Three and six months ended June 30, 2022 compared to three and six months ended June 30, 2021
Revenues
Revenues—Stimulation services.
Stimulation services revenues for the second quarter and first six months of 2022 increased $408.0 million, or 242%, and $600.5 million, or 192%, respectively from the same periods in 2021. The increase was primarily attributable to an increase in customer activity for our stimulation services, and an increase in active fleets, pumping hours and pricing. Additionally, FTSI contributed revenue to this segment from the acquisition date.
Revenues—Manufacturing.
Manufacturing revenues for the second quarter and first six months of 2022 increased $18.6 million, or 115%, and $36.0 million, or 117%, respectively from the same periods in 2021.The increase was primarily attributable to an increase in demand for our products due to increased activity levels from customers for manufactured components utilized in the oilfield service industry.
Revenues—Proppant production.
Proppant production revenues for the second quarter and first six months of 2022 increased $9.8 million, or 125%, and $16.6 million, or 124%, respectively from the same periods in 2021. The increase was primarily attributable to an increase in proppant production and pricing resulting from increased proppant demand primarily in the Permian basin.
Revenues—Other.
Other revenues for the second quarter and first six months of 2022 were $15.4 million compared to zero in the same periods in 2021. The increase was attributable to the Flotek acquisition.
Total revenues
. Total revenues for the second quarter and first six months of 2022 increased $415.0 million and $610.4 million, respectively, from the same periods in 2021. The increase was primarily attributable to an increase in customer activity for our stimulation services, and an increase in active fleets, pumping hours and pricing. Additionally, FTSI contributed from the acquisition date.
Operating costs and expenses
Cost of revenues, exclusive of depreciation, depletion, and amortization—Stimulation services
. Stimulation services for the second quarter and first six months of 2022 increased $218.1 million, or 172%, and $343.3 million, or 140%, respectively from the same periods in 2021. The increase was primarily due to an increase in activity levels, as discussed in Revenue above, and additional input cost inflation. Additionally, FTSI contributed cost to this segment from the acquisition date.
Cost of revenues, exclusive of depreciation, depletion, and amortization—Manufacturing
. Manufacturing for the second quarter and first six months of 2022 increased $8.2 million, or 59%, and $16.9 million, or 69%, respectively from the same periods in 2021. The increase was primarily attributable to an increase in demand for our products as well as an increase in the cost of raw materials.
Cost of revenues, exclusive of depreciation, depletion, and amortization—Proppant production
. Proppant production for the second quarter and first six months of 2022 increased $5.3 million, or 131%, and $6.8 million, or 102%, respectively from the same periods in 2021. The increase was primarily attributable to a litigation charge of $4.0 million and an increase in proppant production and increased cost of production.
Cost of revenues, exclusive of depreciation, depletion, and amortization—Other
. Other for the second quarter and first six months of 2022 was $19.1 million compared to zero in the same periods in 2021. The increase was attributable to the Flotek acquisition.
Depreciation, depletion, and amortization
. Depreciation, depletion, and amortization for the second quarter and first six months of 2022 increased $29.2 million and $37.9 million, respectively from the same periods in 2021, The increase was primarily due to increased capital expenditure in the first quarter of 2022 and the depreciation related to the assets acquired from FTSI acquisition.

Gain or Loss on disposal of assets, net
. For the second quarter and first six months of 2022 we recorded a net loss on disposal of assets of $2.1 million and $2.0 million, respectively, compared with a net loss on disposal of assets of $1.9 million and $4.1 million, respectively, for the same periods in 2021.
Selling, general and administrative
. Selling, general and administrative expenses for the second quarter and first six months of 2022 increased $73.5 million, or 521%, and $93.8 million, or 337%, respectively from the same periods in 2021. The increase was primarily due to a stock-based compensation charge of $40.3 million primarily related to certain deemed contributions in the second quarter of 2022. The increase was also due to higher headcount and personnel costs, higher incentive compensation, increased non-labor
costs associated with the increased activity levels, and acquisition related expenses. See Note 11 – Stock-based compensation in the notes to our consolidated financial statements for additional discussion related to the stock-based compensation charge.
Interest expense, net
. Interest expense, net for the second quarter and first six months of 2022 increased $7.3 million and $10.5 million, respectively, from the same periods in 2021. The increase in interest expense, net was attributable to various debt transactions, which increased our debt balances, and higher average interest rates in the first quarter of 2022. See Note 7 – Indebtedness in the notes to our consolidated financial statements for additional discussion related to our debt.
Loss on extinguishment of debt
. As a result of the debt refinancing transactions in the first quarter of 2022 and debt repayments in the second quarter of 2022 transactions for the second quarter and first six months of 2022, we recognized a loss on extinguishment of $8.8 million and $17.1 million, respectively. See Note 7 – Indebtedness in the notes to our consolidated financial statements for additional discussion related to our debt.
Other income
. For the second quarter and first six months of 2022 we recognized noncash income of $1.0 million and $9.2 million, respectively, primarily related to the change in fair value of the Convertible Notes related to our investment in BPC and Flotek.
Income tax benefit (provision).
Income tax expense for the second quarter and first six months of 2022 was $4.1 million and $4.9 million, respectively, compared to an income tax benefit of $0.3 and $0.3 million for the same periods in 2021. The increase in the 2022 tax provision is due to the ProFrac Predecessor being partially owned by ProFrac Corp, a taxable entity, subsequent to the IPO.
Segment results
The performance of our segments is evaluated primarily on Segment Adjusted EBITDA. For a reconciliation of Segment Adjusted EBITDA to net income or loss, see Note 18 – Segment Information, in the notes to our consolidated financial statements in this proxy statement/information statement/prospectus, which information is incorporated herein by reference.
Adjusted EBITDA—Stimulation services.
Adjusted EBITDA—Stimulation services for the second quarter and first six months of 2022 increased $165.6 million and $226.2 million, respectively, from the same periods in 2021. The increase was primarily attributable to an increase in average active fleets and increased pricing for our services, partially offset by costs associated with the FTSI acquisition of $13.0 million.
Adjusted EBITDA—Manufacturing.
Adjusted EBITDA—Manufacturing for the second quarter and first six months of 2022 increased $9.0 million and $16.7 million, respectively, from the same periods in 2021. The increase was primarily due to increased volume for our products used by our oil field services customers.
Adjusted EBITDA—Proppant production.
Adjusted EBITDA—Proppant production for the second quarter and first six months of 2022 increased $9.3 million and $14.8 million, respectively, from the same periods in 2021. The increase was primarily attributable to an increase in proppant production and pricing resulting from increased proppant demand in the Permian basin.

Adjusted EBITDA—Other.
Adjusted EBITDA—Other for the second quarter and first six months of 2022 decreased $7.5 million from the same periods in 2021. The decrease was due to Flotek results.

Year ended December 31, 2021 compared to year ended December 31, 2020

	Year ended December 31,
	2021	2020
	(in thousands except industry data)
Revenues—Stimulation services	$745,373	$538,282
Revenues—Manufacturing	76,360	46,222
Revenues—Proppant production	27,225	10,215
Eliminations	(80,605)	(47,040)

Total revenues	768,353	547,679

Cost of revenues, exclusive of depreciation, depletion and amortization—Stimulation services	570,828	433,122
Cost of revenues, exclusive of depreciation, depletion, and amortization—Manufacturing	65,849	40,424
Cost of revenues, exclusive of depreciation, depletion, and amortization—Proppant production	14,050	6,064
Eliminations	(80,605)	(47,040)

Total cost of revenues, exclusive of depreciation, depletion and amortization	570,122	432,570
Depreciation, depletion and amortization	140,687	150,662
Loss on disposal of assets, net	9,777	8,447
Selling, general and administrative	65,592	51,014
Interest expense, net	25,788	23,276
Other expense (income)	111	(324)
Income tax (benefit) provision	(186)	582

Net loss	$(43,538)	$(118,548)
Net loss attributable to noncontrolling interest	(1,118)	(1,143)

Net loss attributable to ProFrac Predecessor	$(42,420)	$(117,405)

Other data:
Adjusted EBITDA—Stimulation services	$122,634	$68,787
Adjusted EBITDA—Manufacturing	$1,382	$1,325
Adjusted EBITDA—Proppant production	$10,672	$2,685
Adjusted EBITDA(1)	$134,688	$72,797
Baker Hughes Domestic Average Rig Count Onshore(2)	606	524
Average oil price (per barrel)(3)	$67.99	$39.16
Average natural gas price (per thousand cubic feet)(4)	$3.91	$2.03

(1)
For definitions of the
non-GAAP
financial measures of Adjusted EBITDA and reconciliation of Adjusted EBITDA to our most directly comparable financial measures calculated in accordance with GAAP, please read “Summary—Summary Historical and Pro Forma Financial
Data—Non-GAAP
Financial Measures.”

(2)	Average onshore U.S. rig count published by Baker Hughes.
(3)	Average West TX Intermediate Spot Price published by EIA.
(4)	Average Henry Hub Natural Gas Spot Price published by EIA.

Revenues
Revenues—Stimulation services
. Stimulation services revenues increased 38%, or $207.1 million, to $745.4 million for the year ended December 31, 2021, from $538.3 million for the year ended December 31, 2020. The increase was primarily attributable to strong recovery from the
COVID-19
pandemic resulting in an increase in customer activity for our stimulation services. We increased pumping hours 31% for the year ended December 31, 2021, versus the year ended December 31, 2020. Our average marketed active fleet count increased 27% to 14 for the year ended December 31, 2021, from 11 in the year ended December 31, 2020. We define a marketed fleet as 50,000 hydraulic horsepower, three blenders, high pressure iron, one hydration unit, one data van, suction hoses, a manifold system and other ancillary equipment as needed.
Revenues—Manufacturing
. Manufacturing revenues increased 65%, or $30.1 million, to $76.4 million for the year ended December 31, 2021, from $46.2 million for the year ended December 31, 2020. The increase was primarily attributable to an increase in demand for our products due to an increase in commodity prices, demand for manufactured components utilized in the oilfield service industry, and the acquisition of a majority stake in EKU. For the years ended December 31, 2021 and 2020, intersegment revenues accounted for 92% and 97% of manufacturing revenues, respectively.
Revenues—Proppant production
. Proppant production revenues increased 167%, or $17.0 million, to $27.2 million for the year ended December 31, 2021, from $10.2 million for the year ended December 31, 2020. The increase was primarily attributable to a 123% increase in proppant production and a 19% increase in proppant pricing resulting from increases in commodity prices and proppant demand in the Permian basin. The plant operated all 12 months of 2021 as a result of the
COVID-19
pandemic recovery compared to 9 months of the same period for 2020. For the years ended December 31, 2021 and 2020, intersegment revenues accounted for 40% and 21% of proppant production revenues, respectively.
Total revenues
. Total revenues increased 40%, or $220.7 million, to $768.4 million for the year ended December 31, 2021, from $547.7 million for the year ended December 31, 2020. The increase was primarily attributable to recovery from the
COVID-19
pandemic resulting in increased demand for oilfield services. Average oil and natural gas prices have increased 73% and 92%, respectively, from the year ended December 31, 2021, to the comparative period in 2020. The Baker Hughes U.S. onshore rig count also increased 16% when comparing the same periods.
Operating costs and expenses
Cost of revenues, exclusive of depreciation, depletion, and amortization—Stimulation services
. Cost of revenues, exclusive of depreciation, depletion, and amortization—Stimulation services increased 32%, or $137.7 million, to $570.8 million for the year ended December 31, 2021, from $433.1 million for the year ended December 31, 2020. The increase was primarily due to an increase in fuel, personnel, expendable and other variable costs due to higher activity levels and an increase in our average marketed fleet count from 11 in the year ended December 31, 2020, to 14 in the year ended December 31, 2021. As a percentage of revenues, Cost of revenues, exclusive of depreciation and depletion—Stimulation services was 77% for the year ended December 31, 2021, as compared to 80% for the year ended December 31, 2020.
Cost of revenues, exclusive of depreciation, depletion, and amortization—Manufacturing
. Cost of revenues, exclusive of depreciation, depletion, and amortization—Manufacturing increased 63%, or $25.4 million, to $65.8 million for the year ended December 31, 2021, from $40.4 million for the year ended December 31, 2020. The increase was due to higher activity levels, coupled with higher personnel headcount and our acquisition of EKU. As a percentage of revenues, Cost of revenues—manufacturing was 86% for the year ended December 31, 2021, as compared to 87% for the year ended December 31, 2020. The decrease in Cost of revenues., exclusive of depreciation and depletion—Manufacturing as a percentage of revenues resulted from a relative increase in power end and fluid end sales, which have a higher margin, compared to flow iron.

Cost of revenues, exclusive of depreciation, depletion, and amortization—Proppant production
. Cost of revenues, exclusive of depreciation, depletion, and amortization—Proppant production increased 131%, or $8.0 million, to $14.1 million for the year ended December 31, 2021, from $6.1 million for the year ended December 31, 2020. The increase was primarily due to a 123% increase in proppant production combined with higher personnel and repairs and maintenance costs resulting from greater market demand and higher activity. As a percentage of revenues, Cost of revenues—Proppant production was 52% for the year ended December 31, 2021, as compared to 59% for the year ended December 31, 2020. The decrease in Cost of revenues, exclusive of depreciation and depletion—Proppant production as a percentage of revenues was primarily attributable to the 19% increase in proppant pricing.
Depreciation, depletion, and amortization
. Depreciation, depletion, and amortization decreased 7%, or $10.0 million, to $140.7 million for the year ended December 31, 2021, from $150.7 million for the year ended December 31, 2020. The decrease was primarily due to fully depreciated high-pressure iron associated with fleets manufactured in 2018 as well as a reduced number of tractor trucks eliminated through our ESC upgrade program.
Loss on disposal of assets, net
. Loss on disposal of assets, net increased 16%, or $1.3 million, to $9.8 million for the year ended December 31, 2021, from $8.4 million for the year ended December 31, 2020. The increase resulted from an increase in the early failure and disposal of components of our pressure pumping equipment as a result of higher activity levels.
Selling, general and administrative
. Selling, general and administrative expenses increased 29%, or $14.6 million, to $65.6 million for the year ended December 31, 2021, from $51.0 million for the year ended December 31, 2020. The increase was due to higher headcount and personnel costs associated with the increased demand of our stimulation services, higher insurance costs due to increased market rates associated with business and medical insurance.
Interest expense, net
. Interest expense, net increased 11%, or $2.5 million, to $25.8 million for the year ended December 31, 2021, from $23.3 million for the year ended December 31, 2020. The increase in interest expense, net was attributable to upsizing our term loan for the purchase of three efrac licenses from USWS.
Other income
. Other expense (income) decreased to $0.1 million for the year ended December 31, 2021 from other income of $0.3 million for the year ended December 31, 2020.
Income tax benefit (provision)
. Income tax benefit was $0.2 million for the year ended December 31, 2021 compared to an income tax provision of $0.6 million for the year ended December 31, 2020.
Segment results
The performance of our segments is evaluated primarily on Adjusted EBITDA. For definition of the non-GAAP
financial measure of Adjusted EBITDA and reconciliation of Adjusted EBITDA to our most directly comparable financial measures calculated in accordance with GAAP, please read “
Summary—Summary Unaudited Pro Forma Financial
Data—Non-GAAP
Financial Measures
.”
Adjusted EBITDA—Stimulation services
. Adjusted EBITDA—Stimulation services increased 78%, or $53.8 million, to $122.6 million for the year ended December 31, 2021, from $68.8 million for the year ended December 31, 2020. The increase was primarily attributable to the impacts from the
COVID-19
pandemic recovery resulting in an increase in customer activity.
Adjusted EBITDA—Manufacturing
. Adjusted EBITDA—Manufacturing increased 8%, or $0.1 million, to $1.4 million for the year ended December 31, 2021, from $1.3 million for the year ended December 31, 2020.

Adjusted EBITDA—Proppant production
. Adjusted EBITDA—Proppant production increased 297%, or $8.0 million, to $10.7 million for the year ended December 31, 2021, from $2.7 million for the year ended December 31, 2020. The increase was primarily attributable to a 123% increase in proppant production and a 19% increase in proppant pricing resulting from increases in commodity prices and proppant demand in the Permian basin.
Liquidity and Capital Resources
Historically, our primary sources of liquidity and capital resources have been borrowings under our Old ABL Credit Facility, cash flows from our operations and capital contributions from our shareholders. Our primary uses of capital have been investing in and maintaining our property and equipment and repaying indebtedness.
Since our IPO, we expect that our primary sources of liquidity and capital resources will be cash on hand, including net proceeds of our IPO, cash flows generated by operating activities and borrowings under our credit facilities. We expect that our primary uses of capital will be to continue to fund our operations, support organic and strategic growth opportunities and satisfy future debt payments.
Due our determination that Flotek is a VIE of which the Company is the primary beneficiary, Flotek’s financial statements have been included in our consolidated financial statements from May 17, 2022. However, we do not have the ability to access or deploy Flotek’s cash or liquidity in our operations and, accordingly, have excluded Flotek’s cash and other sources of liquidity from the following discussion of our liquidity and capital resources. See Note 14 – Acquisitions and investments in the notes to our consolidated financial statements for additional discussion related to the acquisition of Flotek.
Based on our current cash and cash equivalents balance, operating cash flow, current availability under our credit facilities, and the ongoing actions and financing alternatives discussed below, we believe that we will be able to maintain sufficient liquidity to fund our planned acquisitions and capital expenditures, satisfy our obligations, and remain in compliance with our existing debt covenants through the next twelve months and beyond.
Acquisition Financing
We may need to incur significant additional indebtedness in order to finance the Merger, which will limit our operating flexibility, and could adversely affect our operations and financial results and prevent us from fulfilling our obligations. The Merger Agreement requires us to use commercially reasonable efforts to obtain and consummate a financing to fund the repayment in connection with the closing of the Merger of certain indebtedness of USWS and its subsidiaries. Our obtaining the financing necessary to consummate the Merger is not a condition to closing the Merger.
As further described below, on July 25, 2022, we amended (i) the New Term Loan Facility to increase the size of the New Term Loan Facility by $150.0 million with an uncommitted option to obtain commitments for a potential additional $100.0 million of delayed draw loans and (ii) the New ABL Credit Facility to add an uncommitted $100.0 million incremental facility and increase the potential size of the New ABL Credit Facility from $200 million to $300 million. We used a portion of the proceeds from the increased New Term Loan Facility to fund the acquisition of SP Companies and we anticipate using the remainder of the proceeds and operating cash to finance the Merger, pay outstanding debt under New ABL Credit Facility and/or for other general corporate purposes.
In addition to the approximately $270 million in total stock consideration payable to USWS stockholders and holders of USWS equity awards, the repayment of approximately $170 million of USWS debt expected to be outstanding at closing, and the payment of expenses and other costs incurred in connection with the Merger, we expect to assume approximately $55 million of indebtedness in connection with the Merger. Although we expect to fund these costs through the New Term Loan Credit Facility and/or the New ABL Credit Facility, available cash, additional loans and/or notes and cash flows generated from operations, we cannot assure that these sources will be sufficient, or that we will be able to refinance any of our outstanding indebtedness, and/or obtain additional financing on favorable terms, or at all, or that our cash flows generated from operations will be sufficient, in order to satisfy our obligations in connection with the Merger, or otherwise. For additional discussion of risks relating to our liquidity needs, the Merger and our anticipated additional indebtedness, see “
Risks Factors
” in this proxy statement/information statement/prospectus.

Tax Receivable Agreement
On May 17, 2022, in connection with our IPO, we entered the Tax Receivable Agreement with the TRA Holders. The TRA generally provides for the payment by us to each TRA Holder of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax (computed using simplifying assumptions to address the impact of state and local taxes) that we actually realize (or are deemed to realize in certain circumstances) as a result of (i) certain increases in tax basis that occur as a result of our acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such TRA Holder’s common units of ProFrac LLC in connection with our IPO or pursuant to an exercise of the Redemption Right (as defined in the Tax Receivable Agreement) or the Call Right (as defined in the Tax Receivable Agreement) and (ii) imputed interest deemed to be paid by us as a result of, and additional tax basis arising from, any payments we make under the Tax Receivable Agreement. We depend on ProFrac LLC to make distributions to us in an amount sufficient to cover our obligations under the Tax Receivable Agreement.
Payments will generally be made under the Tax Receivable Agreement as we realize actual cash tax savings from the tax benefits covered by the Tax Receivable Agreement. However, if we experience a Change of Control (as defined in the Tax Receivable Agreement), or the Tax Receivable Agreement otherwise terminates early, our obligations under the Tax Receivable Agreement would accelerate and we would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by us under the Tax Receivable Agreement (determined by applying a discount rate). Any such payment is expected to be substantial.
Our 2022 Capital Budget
Our 2022 capital expenditure budget, excluding acquisitions, is estimated to be in a range between $265 million and $290 million, which represents the high end of the range provided previously, due to increased activity levels and costs. We have budgeted approximately $65 million to $70 million to construct three electric-powered fleets. We are fully committed to building the three electric-powered fleets and have several customers interested in contracting these fleets. We intend to align fleet construction and other growth capital expenditures with visible customer demand, by strategically deploying new equipment in response to inbound customer requests and industry trends. Also included in our 2022 capital expenditure budget is $25 million to $30 million to construct the West Munger sand mine. We estimate maintenance capital expenditures to be $3.0 million per fleet per year. We expect that the remainder of our 2022 capital expenditure budget, excluding any potential acquisitions, will be used to fund other growth initiatives such as upgrading Tier II fleets to Tier IV dual fuel fleets. We continually evaluate our capital expenditures and the amount that we ultimately spend will depend on a number of factors, including customer demand for new fleets and expected industry activity levels. We believe we will be able to fund our 2022 capital program from cash flows from operations.
Working Capital
Our working capital was $283.7 million and $5.0 million as of June 30, 2022, and December 31, 2021, respectively. The $278.7 million increase in working capital was primarily due to higher activity levels in the first six months of 2022.

219

Cash and Cash Flows
The following table sets forth the historical cash flows for the six months ended June 30, 2022 and 2021:

	Six Months Ended June 30,
(In thousands)	2022	2021
Net cash provided by operating activities	$84,464	$26,780
Net cash used in investing activities	(388,330)	(38,451)
Net cash provided by financing activities	374,244	26,101

Net increase in cash, cash equivalents, and restricted cash	$70,378	$14,430
Operating Activities
Net cash provided by operating activities was $84.5 million and $26.8 million for the six months ended June 30, 2022 and 2021, respectively. The increase was primarily due to higher activity levels and profitability, offset by working capital increases in the first and second quarters of 2022.
Investing Activities
Net cash used in investing activities was $388.3 million and $38.5 million for the six months ended June 30, 2022 and 2021, respectively. The increase was primarily due to $279.0 million of cash paid for the FTSI acquisition, our $46.0 million investment in BPC, and higher capital expenditures of $62.5 million related to dual fuel engine upgrades, ESC installations, and our electric frac fleet build program. These uses of cash were partially offset by cash proceeds from the FTSI Sale Leaseback of real property.
Financing Activities
Net cash provided by financing activities was $374.2 million and $26.1 million for the six months ended June 30, 2022, and 2021, respectively. The increase in cash provided by financing activities was due to proceeds from the issuance of long-term debt associated with refinancing transactions related to the FTSI acquisition, proceeds from upsizing the New ABL Credit Facility (as described below), and proceeds from our IPO. These proceeds were offset by payments against our various debt instruments.
Our cash and cash equivalents were $5.4 million and $3.0 million at December 31, 2021 and December 31, 2020, respectively.
The following table sets forth the historical cash flows for the years ended December 31, 2021 and 2020:

	Year ended December 31,
	2021	2020
	($ in thousands)
Net cash provided by operating activities	$43,942	$45,054
Net cash (used in) investing activities	$(78,383)	$(44,617)
Net cash provided by (used in) financing activities	$36,865	$(15,322)

Net increase (decrease) in cash and equivalents	$2,424	$(14,885)

Operating activities
Net cash provided by operating activities was $43.9 million and $45.1 million for the years ended December 31, 2021 and 2020, respectively. Cash flows from operations were essentially flat year over year. We had a large decrease in net loss, offset by increases in accounts receivable and inventory due to the recovery of

220

the business. The increases in accounts receivable and inventory were offset by smaller increases in accounts payable and accrued expenses.
Investing activities
Net cash used in investing activities was $78.4 million and $44.6 million for the years ended December 31, 2021 and 2020, respectively. The increase was primarily due to higher capital expenditures related to dual fuel engine upgrades, ESC installations and efrac build program.
Financing activities
Net cash provided by financing activities was $36.9 million for the year ended December 31, 2021, compared to net cash used in financing activities of $15.3 million for the year ended December 31, 2020. In 2021, we had net borrowings of debt of $41.3 million, compared to net borrowings of debt of $13.7 million in 2020. The increase in cash provided by financing activities was primarily due to the $40.0 million expansion of our Old Term Loan Credit Facility.
Credit Facilities and Other Financing Arrangements
New ABL Credit Facility
On March 4, 2022, ProFrac LLC, ProFrac II LLC, as borrower (in such capacity, the “
ABL Borrower
”), and certain of the ABL Borrower’s wholly owned subsidiaries as obligors, entered into a senior secured asset-based revolving credit agreement (as amended, the “
New ABL Credit Facility
”), with a group of lenders with JPMorgan Chase Bank N.A., as administrative agent and collateral agent. The New ABL Credit Facility initially provided for an asset-based revolving credit facility with a borrowing base and lender commitments of $100.0 million. On April 8, 2022, the New ABL Credit Facility was amended to increase the borrowing base and lender commitments to $200.0 million. The New ABL Credit Facility has a borrowing base composed of certain eligible accounts receivable and eligible inventory less customary reserves, as redetermined monthly. As of June 30, 2022, the maximum availability under the New ABL Credit Facility was the aggregate lender commitments of $200.0 million with $143.4 million of borrowings outstanding and $9.2 million of letters of credit outstanding, resulting in approximately $47.4 million of remaining availability. The New ABL Credit Facility matures on the earlier of (i) March 4, 2027 and (ii) 91 days prior to the stated maturity of any material indebtedness (other than the First Financial Loan).
Borrowings under the New ABL Credit Facility accrue interest based on a three-tier pricing grid tied to average historical availability, and the ABL Borrower may elect for loans to be based on either an Adjusted Term SOFR or a base rate, plus the applicable margin. The interest rate under the New ABL Credit Facility for (a) Adjusted Term SOFR is the applicable margin plus the fluctuating per annum rate equal to Adjusted Term SOFR (with an Adjusted Term SOFR Floor of 0.00%); and (b) Base Rate Loans are the applicable margin plus the fluctuating per annum rate equal to the greatest of the Prime Rate in effect on such day, or the NYFRB Rate in effect on such day plus
1
⁄
2
% of 1% and the Adjusted Term SOFR for a
one-month
Interest Period as published two (2) U.S. Government Securities Business Days (as defined in the New ABL Credit Facility) prior to such day (or if such day is not a business day, the immediately preceding business day), plus 1.0%. The applicable margin for Adjusted Term SOFR Loans ranges from 1.50% to 2.00% and for Base Rate Loans ranges from 0.50% to 1.00%, depending on the average daily availability over the last three months under the New ABL Credit Facility.
The New ABL Credit Facility bears an unused line fee ranging from 0.250% to 0.375%, depending on the average daily availability over the last three months payable quarterly in arrears. The New ABL Credit Facility also bears customary letter of credit fees. The interest rate was 5.50% as of June 30, 2022.
The New ABL Credit Facility is subject to customary mandatory prepayments, including a mandatory prepayment if the aggregate unpaid principal balance of revolving loans, agent advances, swingline borrowings, unreimbursed drawings under letters of credit and the undrawn amount of outstanding letters of credit exceeds at any time the lesser of (x) the then applicable borrowing base and (y) the then total effective commitments under the New ABL Credit Facility, in an amount equal to such excess. After the occurrence and during the continuance of a Cash Dominion Period (defined in the New ABL Credit Facility as (a) any period commencing upon the date that availability shall have been less than the greater of (i) 12.5% of the Maximum Credit (which is the lesser of the maximum revolver amount in effect at such time and the borrowing base at such time) and (ii) $10.0 million for a period of five consecutive business days and continuing until the date on which availability shall have been at least the greater of (y) 12.5% of the Maximum Credit and (z) $10.0 million for 20 consecutive calendar days or (b) any period commencing on the occurrence of certain specified events of default, and continuing during the period that such specified event of default shall be continuing).
The New ABL Credit Facility contains certain customary representations and warranties and affirmative and negative covenants. The negative covenants include, subject to customary exceptions, limitations on indebtedness, dividends, distributions and certain other payments, investments, acquisitions, prepayments of specified junior indebtedness, amendments of specified junior indebtedness, transactions with affiliates, dispositions, mergers and consolidations, liens, restrictive agreements, sale and leaseback transactions, changes in fiscal periods and changes in line of business.
We are required by the New ABL Credit Facility to maintain minimum liquidity of $5.0 million at all times. Additionally, when availability is less than the greater of (i) 12.5% of the maximum credit (which is the lesser of the maximum revolver amount in effect at such time and the borrowing base at such time) and (ii) $10.0 million and continuing until such time as availability has been in excess of such threshold for a period of 20 consecutive calendar days, we are required by the New ABL Credit Facility to maintain a springing Fixed Charge Coverage Ratio (as defined in the New ABL Credit Facility) of at least 1.0 to 1.0, which is tested quarterly during such period. ProFrac LLC was in compliance with all covenants, and there were no existing defaults or events of default related to the New ABL Credit Facility as of June 30, 2022.
On July 25, 2022, the New ABL Credit Facility was amended to add an uncommitted $100.0 million incremental facility (the “Incremental Facility”), under the terms of which existing lenders can make additional loans (in their sole discretion) under, or new lenders can join, the Incremental Facility and increase the potential size of the New ABL Credit Facility from $200 million to $300 million, subject to satisfaction of certain conditions. All other terms and conditions of the New ABL Credit Facility remained substantially unchanged.
New Term Loan Credit Facility
On March 4, 2022, ProFrac LLC, ProFrac II LLC, as borrower (in such capacity, the “
Term Loan Borrower
”), and certain of the Term Loan Borrower’s wholly owned subsidiaries as obligors, entered into a senior secured term loan credit agreement (the “
New Term Loan Credit Facility
”), with Piper Sandler Finance LLC, as administrative agent and collateral agent (the “
Term Loan Agent
”), and the lenders party thereto. The New Term Loan Credit Facility provides for a term loan facility in an aggregate principal amount of $450.0 million. In the second quarter of 2022, the New Term Loan Facility was paid down by $143.8 million with net proceeds from our IPO. As of June 30, 2022, the Term Loan Borrower had approximately $450.0 million outstanding under the New Term Loan Credit Facility. The New Term Loan Credit Facility matures on March 4, 2025.
Borrowings under the New Term Loan Credit Facility accrue interest at a percentage per annum equal to (a) until October 1, 2022, (i) for SOFR Rate Loans, 8.50%, and (ii) for Base Rate Loans, 7.50% and (b) thereafter, based on a three-tier pricing grid tied to Total Net Leverage Ratio (as defined in the New Term Loan Credit Facility), and the Term Loan Borrower may elect for loans to be based on either Adjusted Term SOFR or Base Rate, plus the applicable margin. The interest rate on the New Term Loan Credit Facility for (a) SOFR Rate Loans are the applicable margin plus the fluctuating per annum rate equal to Adjusted Term SOFR (as defined in the New Term Loan Credit Facility), with a SOFR floor of 1.00% and (b) Base Rate Loans are the applicable margin plus the fluctuating per annum rate equal to the highest of (i) the federal funds rate plus 1/2 of 1%, (ii) the interest rate quoted in the print edition of The Wall Street Journal, Money Rates Section, as the prime rate in effect, (iii) Adjusted Term SOFR for a one-month
interest period as determined on such day, plus 1.0% and (iv) 2.00%.
The applicable margin for (a) SOFR Rate Loans ranges from 6.50% to 8.00% and (b) Base Rate Loans ranges from 5.50% to 7.00%, depending on the Total Net Leverage Ratio (as defined in the New Term Loan Credit Facility) as of the first day of the then-current fiscal quarter.
The New Term Loan Credit Facility is guaranteed by ProFrac LLC and all of the Term Loan Borrower’s material existing subsidiaries and certain direct and indirect future U.S. restricted subsidiaries of the Term Loan Borrower. The New Term Loan Credit Facility is secured by a lien on, and security interest in, substantially all of each such guarantor’s assets, which consists of:

•
a perfected security interest in all present and after-acquired equipment, fixtures, fracturing equipment (in each case of the foregoing, specifically excluding Fracturing Equipment Parts), real estate, intellectual property, equity interests in all direct and indirect subsidiaries of any grantor, intercompany loans of the grantors and/or their subsidiaries, all other assets whether real, personal or mixed, to the extent not constituting ABL Priority Collateral, and, except to the extent constituting ABL Priority Collateral and to the extent evidencing or otherwise related to such items, all documents, general intangibles, instruments, investment property, commercial tort claims, letters of credit, letter-of-credit
rights and supporting obligations, all books, records and documents relating to, or arising from, any of the foregoing, in each case, except to the extent such proceeds constitute ABL Priority Collateral, any fixed asset priority;

•
proceeds account and the proceeds of any of the foregoing, business interruption insurance proceeds and subject to customary exceptions and exclusions (collectively, the “
Fixed Asset Priority Collateral
”), which security interest is senior to the security interest in the foregoing assets securing the New ABL Credit Facility; and

•	a perfected security interest in the ABL Priority Collateral, which security interest is junior to the security interest in the ABL Priority Collateral securing the New ABL Credit Facility.
The respective rights of the New Term Loan Credit Facility lenders and the New ABL Credit Facility lenders in the ABL Priority Collateral and the Fixed Asset Priority Collateral are governed by an intercreditor agreement between the Term Loan Agent and the ABL Agent.
The New Term Loan Credit Facility is subject to quarterly amortization beginning in June 2022, though any excess cash flow payments, reduce the required amortization.
Additionally, the New Term Loan Credit Facility is subject to a quarterly mandatory prepayment beginning for the calendar quarter ending on December 31, 2022 in an amount equal to the Applicable ECF Percentage (as defined in the New Term Loan Credit Facility). The Applicable ECF Percentage ranges from 50% of Excess Cash Flow (as defined in the New Term Loan Credit Facility) to 25% of Excess Cash Flow depending on the Total Net Leverage Ratio as of the last day of the applicable fiscal quarter. The New Term Loan Credit Facility is subject to the right of the Term Loan Borrower and its restricted subsidiaries to reinvest such proceeds within a specified period of time, and certain other exceptions.
Voluntary prepayments of borrowings under the New Term Loan Credit Facility are permitted at any time, in specified minimum principal amounts, subject to reimbursement of the lenders’ redeployment costs actually incurred in the case of a prepayment of SOFR Rate Loans other than on the last day of the relevant interest period. Between March 4, 2022 and March 4, 2023, certain prepayments of the New Term Loan Credit Facility are subject to a prepayment premium of 3.00% (or, in the case of any IPO Prepayment (as defined in the New Term Loan Credit Facility), 2.00%). Between March 5, 2023 and March 4, 2024, certain prepayments of the New

Term Loan Credit Facility are subject to a 2.00% prepayment premium. After March 4, 2024, but prior to the Stated Termination Date (as defined in the New Term Loan Credit Facility) certain prepayments of the New Term Loan Credit Facility are subject to a 1.00% prepayment premium. No payment or prepayment premium shall be due on account of any payments or prepayments made on the Stated Termination Date.
The New Term Loan Credit Facility contains certain customary representations and warranties and affirmative and negative covenants. The negative covenants include, subject to customary exceptions, limitations on indebtedness, dividends, distributions and certain other payments, investments, capital expenditures, acquisitions, prepayments of specified junior indebtedness, amendments of specified junior indebtedness, transactions with affiliates, dispositions, mergers and consolidations, liens, restrictive agreements, changes in fiscal periods and changes in line of business.
We are required by the New Term Loan Credit Facility to maintain a Total Net Leverage Ratio (as defined in the New Term Loan Credit Facility) (i) of no more than 2.00 to 1.00 for the fiscal quarter ending on June 30, 2022, (ii) of no more than 1.55 to 1.00 for the fiscal quarters ending on September 30, 2022 and December 31, 2022, and (iii) of no more than 1.25 for each fiscal quarter ending on March 31, 2023 and thereafter.
We are required by the New Term Loan Credit Facility to maintain minimum liquidity of $30.0 million at all times.
The New Term Loan Credit Agreement prohibits Capital Expenditures (as defined in the New Term Loan Credit Facility) in excess of (i) in the case of the Fiscal Year ended December 31, 2022, the greater of (x) $275,000,000 in the aggregate and (y) in the case of any period of four consecutive fiscal quarters ending in such Fiscal Year, 50% of Consolidated EBITDA for the Test Period most recently ended prior to the date of the applicable Capital Expenditure, and (ii) in the case of any period of four consecutive fiscal quarters ending thereafter, commencing with the period of four consecutive fiscal quarters ending on March 31, 2023, an aggregate amount equal to 50.0% of Consolidated EBITDA for the Test Period most recently ended prior to the date of the applicable Capital Expenditure, provided that if the amount of the Capital Expenditures permitted to be made in any Fiscal Year is greater than the actual amount of the Capital Expenditures actually made in such Fiscal Year, then up to $20,000,000 of such excess amount may be carried forward to the next succeeding Fiscal Year.
The New Term Loan Credit Facility contains customary events of default. If an event of default occurs and is continuing, the lenders may declare all loans to be immediately due and payable. Some events of default require an automatic termination of the loans and become immediately due and payable. We were in compliance with all covenants, and there were no defaults or events of default related to the New Term Loan Credit Facility as of June 30, 2022.
On July 25, 2022, the New Term Loan Facility was amended to increase the size of the New Term Loan Facility by $150.0 million with an uncommitted option to obtain commitments for a potential additional $100.0 million of delayed draw loans before the earlier to occur of (i) the consummation of the Merger and (ii) March 31, 2023. The maturity date of the New Term Loan Facility remains the same at March 4, 2025. We used a portion of the proceeds from the increased New Term Loan Facility to fund the SPS Acquisition and anticipate using the remainder of the proceeds and operating cash to facilitate the Merger, pay outstanding debt under the New ABL Credit Facility and/or for other general corporate purposes.
First Financial Loan
On December 22, 2021, ProFrac II LLC entered into a $30.0 million loan agreement with First Financial Bank, N.A. with a stated maturity date of January 1, 2024 (the “
First Financial Loan
”). The First Financial Loan bears interest at a variable rate based on the Prime rate published by the Wall Street Journal, floating daily. As of June 30, 2022, ProFrac II LLC had $24.0 million outstanding under the First Financial Loan.

The First Financial Loan is secured by a first lien on, and security interest in, certain truck tractors and all other trailers, trucks and vehicles owned by ProFrac Services and ProFrac Manufacturing, in each case, more particularly described in the security agreement, and is guaranteed by ProFrac Services, ProFrac Manufacturing and ProFrac LLC.
The First Financial Loan is subject to monthly principal amortization beginning in February 2022.
The First Financial Loan contains certain restrictive covenants which require ProFrac LLC to maintain a Total Net Leverage Ratio, as defined in the loan agreement, of no greater than 3.00:1.00, and a Fixed Charge Coverage Ratio, as defined in the loan agreement, of at least 1.00:1.00.
Equify Bridge Note
On March 4, 2022, ProFrac II LLC entered into a $45.8 million subordinated promissory note with Equify Financial with a stated maturity date of March 4, 2027 (the “
Equify Bridge Note
”). The Equify Bridge Note bears interest at a percentage per annum equal to 1.0%. Interest under the Equify Bridge Note is paid on a quarterly basis and is solely payable in kind, with such interest amounts being added to the outstanding principal amount of the Equify Bridge Note, until the date that both the New ABL Credit Facility and the New Term Loan Credit Facility shall have been terminated, after which date quarterly interest payments may be paid in kind or in cash. In April 2022, the Company repaid $25.0 million in principal under the Equify Bridge Note.
The Equify Bridge Note is unsecured and subordinated to the indebtedness owing under the New ABL Credit Facility and the New Term Loan Credit Facility.
Until the New ABL Credit Facility and the New Term Loan Credit Facility have been terminated, prepayments of principal under the Equify Bridge Note are permitted solely to the extent permitted under the New ABL Credit Facility and New Term Loan Credit Facility. After the New ABL Credit Facility and the New Term Loan Credit Facility have been terminated, prepayments may be made at any time without prepayment penalty or premium.
In June 2022, the Equify Bridge Note was fully paid with net proceeds from our IPO.
Backstop Note
On March 4, 2022, ProFrac LLC entered into a $22.0 million subordinated promissory note with THRC Holdings with a stated maturity date of March 4, 2027 (the “
Backstop Note
”). The Backstop Note bears interest at a percentage per annum equal to 1.74%. Interest under the Backstop Note is paid on a quarterly basis and is solely payable in kind, with such interest amounts being added to the outstanding principal amount of the Backstop Note, until the date that both the New ABL Credit Facility and the New Term Loan Credit Facility shall have been terminated, after which date quarterly interest payments may be paid in kind or in cash.
The Backstop Note is unsecured and subordinated to the indebtedness owing under the New ABL Credit Facility and the New Term Loan Credit Facility.
Until the New ABL Credit Facility and the New Term Loan Credit Facility have been terminated, prepayments of principal under the Backstop Note are permitted solely to the extent permitted under the New ABL Credit Facility and New Term Loan Credit Facility. After the New ABL Credit Facility and the New Term Loan Credit Facility have been terminated, prepayments may be made at any time without prepayment penalty or premium.
In June 2022, the Backstop Note was fully paid with net proceeds from our IPO.

Closing Date Note
On March 4, 2022, ProFrac LLC entered into a $22.0 million subordinated promissory note with THRC Holdings with a stated maturity date of March 4, 2027 (the “
Closing Date Note
”). The Closing Date Note bears interest at a percentage per annum equal to 1.74%. Interest under the Closing Date Note is paid on a quarterly basis and is solely payable in kind, with such interest amounts being added to the outstanding principal amount of the Closing Date Note, until the date that both the New ABL Credit Facility and the New Term Loan Credit Facility shall have been terminated, after which date quarterly interest payments may be paid in kind or in cash.
The Closing Date Note is unsecured and subordinated to the indebtedness owing under the New ABL Credit Facility and the New Term Loan Credit Facility.
Until the New ABL Credit Facility and the New Term Loan Credit Facility have been terminated, prepayments of principal under the Closing Date Note are permitted solely to the extent permitted under the New ABL Credit Facility and New Term Loan Credit Facility. After the New ABL Credit Facility and the New Term Loan Credit Facility have been terminated, prepayments may be made at any time without prepayment penalty or premium.
In June 2022, the Closing Date Note was fully paid with net proceeds from the IPO.
Contractual Obligations
The following table summarizes the principal maturity schedule for our long-term debt outstanding as of June 30, 2022:

	2022	2023	2024	2025	2026	Thereafter	Total
First Financial loan	$8,659	$15,291	$—	$—	$—	$—	$23,950
New ABL Credit Facility	—	—	—	—	—	143,350	143,350
New Term Loan Credit Facility	7,560	15,120	15,120	264,580	—	—	302,380
Flotek Convertible Notes	—	12,739	—	—	—	—	12,739
Other	7,803	1,908	1,907	543	79	386	12,626

Total	$24,022	$45,058	$17,027	$265,123	$79	$143,736	$495,045

Capital Expenditures
During the six months ended June 30, 2022 and 2021, our capital expenditures were $116.1 million and $53.6 million, respectively. We currently expect our capital expenditures to increase in 2022 and 2023, which are expected to be funded with cash flows from operations. The primary drivers of the increase are building electric-powered hydraulic fracturing fleets, continued engine upgrades as part of our ESG initiatives, and deployment costs associated with reactivating hydraulic fracturing fleets.
Customer concentration
For the year ended December 31, 2021, sales to Rockcliff Energy Management, LLC accounted for 15.4% of total revenue.
Off-Balance
Sheet Arrangements
From
time-to-time,
we enter into
off-balance
sheet arrangements and transactions that can give rise to
off-balance
sheet obligations. As of June 30, 2022 and December 31, 2021, the off-balance
sheet arrangements and transactions that we have entered into include undrawn letters of credit. We do not believe that these arrangements are reasonably likely to materially affect our liquidity or availability of, or requirements for, capital resources.

Quantitative and qualitative disclosure of market risks
Market risk is the risk of loss arising from adverse changes in market rates and prices. Historically, our risks have been predominantly related to potential changes in the fair value of our long-term debt due to fluctuations in applicable market interest rates. Going forward our market risk exposure generally will be limited to those risks that arise in the normal course of business, as we do not engage in speculative, non-operating
transactions, nor do we utilize financial instruments or derivative instruments for trading purposes.
Commodity price risk
Our material and fuel purchases expose us to commodity price risk. Our material costs primarily include the cost of inventory consumed while performing our pressure pumping services such as proppants, chemicals, trucking and fluid supplies. For our manufacturing segment, our material costs primarily include the cost of steel. For our proppant production segment, our material costs primarily include the cost of fuel. Our fuel costs consist primarily of diesel fuel used by our trucks, frac fleets and other motorized equipment. The prices for fuel and the raw materials in our inventory are volatile and are impacted by changes in supply and demand, as well as market uncertainty and regional shortages. Additionally, the market for our products and services is indirectly exposed to fluctuations in the prices of oil and natural gas to the extent such fluctuations impact well completion activity levels. Historically, we have generally been able to pass along price increases to our customers; however, we may be unable to do so in the future. We do not engage in commodity price hedging activities.
Interest rate risk
We are subject to interest rate risk on our variable rate debt from the New Term Loan Credit Facility and the New ABL Credit Facility. We also have fixed rate debt but does not currently utilize derivative instruments to manage the economic effect of changes in interest rates. The impact of a 1% increase in interest rates on our outstanding debt as of June 30, 2022 would have resulted in an annual increase in interest expense of approximately $4.5 million.
Credit risk
Financial instruments that potentially subject us to concentrations of credit risk are trade receivables. We extend credit to customers and other parties in the normal course of business. We have established various procedures to manage our credit exposure, including credit evaluations and maintaining an allowance for doubtful accounts.
Recent accounting pronouncements
We have not yet implemented Financial Accounting Standards Board (“
FASB
”) Accounting Standards Update (“
ASU
”)
No. 2016-13,
Financial Instruments—Credit Losses. The ASU introduces a new accounting model, the Current Expected Credit Losses model (“
CECL
”), which requires earlier recognition of credit losses and additional disclosures related to credit risk. The CECL model utilizes a lifetime expected credit loss measurement objective for the recognition of credit losses for loans and other receivables at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses.
This model replaces the multiple existing impairment models previously used under U.S. GAAP, which generally require that a loss be incurred before it is recognized. The new standard also applies to financial assets arising from revenue transactions such as contract assets and accounts receivable. Implementation of this standard is currently required for fiscal years beginning after December 15, 2022. The Company does not believe implementation will have a material impact on its financial statements.
We have not yet implemented FASB ASU
No. 2019-12,
Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes, which removes specific exceptions to the general principles in Topic 740 under

GAAP. The new guidance also improves the application of income tax-related
guidance and simplifies GAAP for franchise taxes that are partially based on income, transactions with a government that result in a step up in the tax basis of goodwill, separate financial statements of legal entities that are not subject to tax, and enacted changes in tax laws in interim periods. The new guidance will be effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022; however, early adoption is permitted. The Company is currently evaluating the impact of adopting the new guidance on its consolidated financial statements.
Emerging growth company
We qualify as an “emerging growth company” pursuant to the provisions of the JOBS Act, enacted on April 5, 2012. Section 102 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.
We may take advantage of these provisions until we are no longer an emerging growth company, which will occur on the earliest of (i) the last day of the fiscal year following the fifth anniversary of our IPO, (ii) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue which, as a result of the FTSI Acquisition, we expect may occur as of December 31, 2022, (iii) the date on which we issue more than $1 billion of non-convertible
debt over a three-year period and (iv) the date on which we are deemed to be a “large accelerated filer,” as defined in Rule
12b-2
promulgated under the Exchange Act.
Critical accounting policies and estimates
The discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally acceptable in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported revenues and expenses during the reporting periods. We evaluate these estimates and assumptions on an ongoing basis and base our estimates on historical experience, current conditions and various other assumptions that we believe to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities as well as identifying and assessing the accounting treatment with respect to commitments and contingencies. Our actual results may materially differ from these estimates.
Listed below are the accounting policies that we believe are critical to our financial statements due to the degree of uncertainty regarding the estimates or assumptions involved, and that we believe are critical to the understanding of our operations.
Property, plant, and equipment
Our property and equipment are recorded at cost, less accumulated depreciation.
Upon sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the balance sheet and the net amount, less proceeds from disposal, is recognized as a gain or loss in earnings.
The estimated useful lives and salvage values of property and equipment is subject to key assumptions such as maintenance, utilization and job variation. Unanticipated future changes in these assumptions could negatively or positively impact our net income. The determination of the appropriate useful life of our property and equipment requires significant judgment resulting from the demanding operating environments in which we conduct our business as well as the significant volatility and demand fluctuations we have seen in our industry in recent years. A significant change in our established useful lives could cause depreciation expenses to fluctuate materially.

Depreciation of property and equipment is provided on the straight-line method over the following estimated useful lives:

Machinery and equipment	2 -10 years
Office equipment, software and other	3 - 7 years
Buildings and leasehold improvements	2 -40 years
Impairment of Long-Lived Assets
In accordance with Financial Accounting Standards Board (FASB) ASC 360, Accounting for the Impairment or Disposal of Long-Lived Assets, we review our long-lived assets to be held and used whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future undiscounted cash flows attributable to the assets is less than the carrying amount of such assets. In this circumstance, we recognize an impairment loss for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Our cash flows forecasts require us to make certain judgements regarding long-term forecasts of future revenue and costs and cash flows related to the assets subject to review. Our fair value estimates for certain long-lived assets require us to use significant other observable and unobservable inputs among others including assumptions related to replacement cost based on actual recent auction sales of comparable equipment. The estimates of fair value are also subject to significant variability, are sensitive to changes in market conditions, and are reasonably likely to change in the future. For these reasons, the evaluation of recoverability of our long-lived assets and the measurement of any impairment, as necessary, are considered critical accounting estimates.
Business Combinations
Business combinations are accounted for under the acquisition method of accounting. Under this method, the assets acquired and liabilities assumed are recognized at their respective fair values as of the date of acquisition. The excess, if any, of the acquisition price over the fair values of the assets acquired and liabilities assumed is recorded as goodwill. For significant acquisitions, we utilize third-party appraisal firms to assist us in determining the fair values for certain assets acquired and liabilities assumed. The measurement of these fair values requires us to make significant estimates and assumptions which are inherently uncertain.
Adjustments to the fair values of assets acquired and liabilities assumed are made until we obtain all relevant information regarding the facts and circumstances that existed as of the acquisition date (the “measurement period”), not to exceed one year from the date of the acquisition. We recognize measurement-period adjustments in the period in which we determine the amounts, including the effect on earnings of any amounts we would have recorded in previous periods if the accounting had been completed at the acquisition date.
The estimation of net assets acquired in business combinations requires significant judgment in determination of the fair value of the assets and liabilities acquired. Our fair value estimates require us to use significant observable and unobservable inputs. The estimates of fair value are also subject to significant variability, are sensitive to changes in market conditions, and are reasonably likely to change in the future. A significant change in the observable and unobservable inputs and determination of fair value of the assets and liabilities acquired could significantly impact our consolidated financial statements.
Income Taxes
ProFrac Holding Corp. is a corporation and will be subject to U.S. federal, state and local income taxes. Although the ProFrac Predecessor entities are subject to franchise tax in the State of Texas, they have historically been treated as pass-through entities for U.S. federal and other state and local income tax purposes and as such were not subject to U.S. federal income taxes or other state or local income taxes. Rather, the tax liability with respect to the taxable income of the ProFrac Predecessor entities was passed through to their owners. Accordingly, prior to the March 2022 acquisition of FTSI, a corporation subject to U.S. federal and state income tax, the financial data attributable to ProFrac Predecessor contains no provision for U.S. federal income taxes or income taxes in any state or locality (other than franchise tax in the State of Texas). Subsequent to the acquisition of FTSI in March 2022, the financial data of the ProFrac Predecessor does contain both U.S. federal and state income taxes. We estimate that we will be subject to U.S. federal and state taxes at a blended statutory rate of approximately 23% of pre-tax
earnings. Additionally, with the acquisition of EKU, the Company is subject to certain foreign taxes, which were immaterial for the three and six months ended June 30, 2022.
Effective March 4, 2022 we account for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled pursuant to the provisions of Accounting Standards Codification 740, Income Taxes. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized.
We recorded a full valuation allowance on our net deferred tax assets based on our assessment that it is more likely than not that the deferred tax asset will not be realized. A change in these assumptions could cause a decrease to the valuation allowance, which could materially impact our results of operations.
Variable Interest Entities
We evaluate our ownership, contractual and other interest in entities to determine if they are VIE. We evaluate whether we have a variable interest in those entities and the nature and extent of those interests. Based on our evaluation, if we determine we are the primary beneficiary of a VIE, we consolidate the entity in our financial statements.

INFORMATION ABOUT USWS
Unless the context otherwise requires, all references in this subsection to “we,” “us,” “our” and the “Company” shall mean U.S. Well Services, Inc.
BUSINESS
Overview
We are one of the pioneer companies in developing the electric pressure pumping industry. We are based in Houston, Texas and provide our services to oil and natural gas E&P companies in the United States. We are one of the first companies to develop and commercially deploy electric-powered pressure pumping technology (“
Clean Fleet
®
”), which we believe is an industry-changing technology. Our Clean Fleet
®
technology has a demonstrated track record for successful commercial operation, with over 29,900 electric pressure pumping stages completed since the first Clean Fleet
®
was deployed in July 2014. Our Clean Fleet
®
technology is supported by an intellectual property portfolio, consisting of 81 granted patents and an additional 249 pending patents. We believe that the following characteristics of the Clean Fleet
®
technology provide the Company with a distinct competitive advantage:

•	Industry Leading Environmental Profile

•	Reduced Fuel Costs

•	Enhanced Wellsite and Community Safety Profile

•	Lower Cost of Ownership

•	Superior Operational Efficiency Profile
In May 2021, we announced the next generation of our Clean Fleet
®
technology with the unveiling of our newly designed Nyx Clean Fleet
®
. Nyx Clean Fleet
®
will use our patented PowerCube, driving two independently controlled electric motors and frac pumps to provide 6,000 hydraulic horsepower on a single trailer. Our first Nyx Clean Fleet
®
was delivered in the second quarter of 2022 and commenced pressure pumping operations in July 2022.
Since our announcement in May 2021 of our commitment to becoming an all-electric
pressure pumping services provider, we have sold most of our legacy, diesel-powered pressure pumping equipment. We have retained some of our legacy, diesel-powered pressure pumping equipment for use during our transition to support our electric fleets and bridge the time gap between our customers’ current service needs and the deployment of our newbuild Nyx Clean Fleets
®
. We expect to continue phasing out our remaining conventional fleet operations as we take delivery of our newbuild Nyx Clean Fleets
®
.
We currently have five electric fleets representing 233,500 electric hydraulic horsepower and legacy, diesel-powered equipment representing 90,250 hydraulic horsepower.
Currently, we provide our services in the Appalachian, Permian and Uinta Basins. We have demonstrated the capability to expeditiously deploy our fleets to new oil and gas basins when requested by customers. Our customers include EQT Corporation, Range Resources, Olympus Energy and other leading E&P companies.
Company Formation
On February 21, 2012, U.S. Well Services, LLC (“
USWS LLC
”) was formed as a Delaware limited liability company. As part of a corporate restructuring in February 2017, all of the outstanding equity interest of USWS LLC was acquired by a newly formed entity, USWS Holdings, LLC (“
USWS Holdings
”), a Delaware limited liability company that was formed for the purposes of effecting the corporate restructuring and that had no operations of its own. USWS Holdings was acquired by U.S. Well Services, Inc. (f/k/a Matlin & Partners Acquisition Corporation, or “
MPAC
”) on November 9, 2018, as discussed further under “Business Combination” herein.
Business Combination
On March 10, 2016, MPAC was incorporated in Delaware as a special purpose acquisition company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more target businesses. On March 15, 2017, MPAC consummated its initial public offering (the “
IPO
”), following which its shares began trading on the Nasdaq Capital Market (“
Nasdaq
”).
On November 9, 2018, MPAC acquired USWS Holdings (the “
Transaction
”) pursuant to a Merger and Contribution Agreement, dated as of July 13, 2018 (as amended, the “
Merger and Contribution Agreement
”). The Transaction was accounted for as a reverse recapitalization. Under this method of accounting, USWS Holdings was treated as the acquirer and MPAC was treated as the acquired party.
In connection with the closing of the Transaction, MPAC changed its name to U.S. Well Services, Inc. (“
USWS Inc.
”) and its trading symbols on Nasdaq from “MPAC,” and “MPACW,” to “USWS” and “USWSW”.
Pursuant to the Merger and Contribution Agreement, on November 9, 2018, USWS Inc. issued Common Stock to certain members of USWS Holdings in exchange for their interests in USWS Holdings and Class B common stock to certain members of USWS Holdings who retained their interests in USWS Holdings.
Following the completion of the Transaction, the Company was organized as an
“Up-C”
structure, meaning that substantially all the Company’s assets and operations are held and conducted by USWS LLC. The Transaction did not include a tax receivable agreement.
During the year ended December 31, 2021, the remaining outstanding shares of Class B common stock were converted into shares of Common Stock. As of December 31, 2021, there were no shares of Class B common stock issued and outstanding.
During the first quarter of 2021, the remaining noncontrolling interest holders of USWS Holdings exchanged all of their respective shares for USWS Common Stock. Accordingly, USWS Holdings became the wholly owned subsidiary of USWS as of December 31, 2021.

Organizational Structure
The following diagram illustrates the ownership structure of the Company as of June 30, 2022:

Operations
Our operations are organized into a single business segment, which consists of pressure pumping services, and we have one reportable geographical business segment, the United States.
Services
We provide pressure pumping services to E&P companies. Pressure pumping services are performed to enhance the production of oil and natural gas from formations with low permeability and restricted flow of hydrocarbons. Our customers benefit from our expertise in providing pressure pumping services on horizontal and vertical oil and natural gas-producing
wells in shale and other unconventional geological formations.
The process of pressure pumping involves pumping a pressurized stream of fracturing fluid — typically a mixture of water, chemicals, and proppant — into a well casing or tubing to cause the underground mineral formation to fracture or crack. Fractures release trapped hydrocarbon particles and provide a conductive channel for the oil or natural gas to flow freely to the wellbore for collection. The propping agent, or proppant, becomes lodged in the cracks created by the pressure pumping process, “propping” them open to facilitate the flow of hydrocarbons from the reservoir to the well.
Our fleets consist mostly of
all-electric,
mobile pressure pumping equipment and other auxiliary heavy equipment to perform pressure pumping services. Our Clean Fleet
®
electric fleets replace the traditional engines, transmissions, and radiators used in conventional diesel fleets with electric motors powered by electricity generated by natural gas-fueled
turbine generators. We utilize high-pressure hydraulic fracturing pumps mounted on trailers and refer to the group of pump trailers and other equipment necessary to perform a typical job as a “fleet” and the personnel assigned to each fleet as a “crew”.

Since our announcement in May 2021 of our commitment to becoming an all-electric
pressure pumping services provider, we have sold most of our legacy, diesel-powered pressure pumping equipment. We have retained some of our legacy, diesel-powered pressure pumping equipment for use during our transition to support our electric fleets and bridge the time gap between our customers’ current service needs and the deployment of our newbuild Nyx Clean Fleets
®
. We expect to continue phasing out our remaining conventional fleet operations as we take delivery of our newbuild Nyx Clean Fleets
®
.
Clean Fleet
®
Technology
Our Clean Fleet
®
uses electric motors and other existing industry equipment to provide pressure pumping services with numerous advantages over conventional diesel fleets. Our Clean Fleet
®
technology is a proven technology that has been in commercial operations since July 2014, making us a leading provider of electric-powered pressure pumping services. Our Clean Fleet
®
technology is supported by an intellectual property portfolio. We have been granted, or have received notice of allowance, for 81 patents and have an additional 249 patents pending.
We believe Clean Fleet
®
technology provides the Company with a distinct competitive advantage over our competitors because of the following characteristics:

•	Industry Leading Environmental Profile – Clean Fleet ® technology offers superior emissions performance as compared to traditional diesel-powered pressure pumping equipment.

•
Reduced Fuel Costs
– Clean Fleet
®
technology uses electric motors to drive its frac pumps instead of internal combustion engines and transmissions used on traditional, diesel-powered pressure pumping equipment. Clean Fleet
®
’s electric motors are powered by mobile turbine generators or other power sources that can use natural gas produced and conditioned in the field (“
Field Gas
”), compressed natural gas (“
CNG
”), liquefied natural gas (“
LNG
”) or diesel as a fuel source. Our customers typically provide Field Gas or CNG to fuel Clean Fleet
®
’s turbine generators, which offers a significant cost savings relative to purchasing diesel fuel to power traditional pressure pumping equipment in the current market environment.

•
Enhanced Wellsite and Community Safety Profile
– Clean Fleet
®
offers superior safety benefits relative to conventional diesel fleets for both workers at the wellsite and inhabitants of nearby communities.

•
Lower Cost of Ownership
– We believe Clean Fleet
®
offers the best cost of ownership of any commercially available pressure pumping technology. Also, Clean Fleet
®
uses long-lived components such as electric motors, switchgears, and turbine generators that we estimate will be capable of operating for more than 15 years, while conventional diesel fleets can be expected to operate for less than five years before requiring major component replacements.

•
Superior Operational Efficiency Profile –
Clean Fleet
®
technology allows us to garner operational efficiencies that are difficult to achieve with traditional diesel-powered pressure pumping technology. By eliminating moving parts associated with internal combustion engines and transmissions, as well as eliminating the need for preventative maintenance activities such as oil filter changes, we are able to reduce maintenance-related downtime. Additionally, the ability of our Clean Fleet
®
technology to automatically capture and transmit vast amounts of operational, logistical, and environmental data provide us with insights that offer opportunities for continuous improvements in our operational efficiencies.

Competitive Strengths
We believe that the following strengths will position us to provide high-quality service to our customers and create value for our stockholders:

•	Proprietary Clean Fleet ® technology . We are a market leader in electric pressure pumping technology, with five all-electric fleets. Our fleets utilizing Clean Fleet ® technology provide substantial cost savings by replacing diesel fuel with natural gas and offer considerable operational, safety and environmental advantages. Clean Fleet
®
technology offers superior operational efficiency resulting from reduced non-productive
time due to repairs, maintenance and failures associated with diesel-powered engines and transmissions. Additionally, Clean Fleet
®
technology can substantially reduce emissions of air pollutants and noise from the wellsite. With an increasing focus on ESG and increasing returns by our customers, we believe that adoption of this technology in the near term will materially increase and allow us to continue to significantly expand our market share over the next several years.

•
Strong, employee-centered culture.
Our employees are critical to our success and are a key source of our competitive advantage. We continuously invest in training and development for our employees, and as a result, we can provide consistent, high-quality service and safe working conditions for both employees and customers.

•
Track record for safety.
Safety is a critical element of our operations. We focus on providing customers with the highest quality of service by employing a trained and motivated workforce that is rigorously focused on safety. We continuously review safety data and work to develop and implement policies and procedures that ensure the safety and wellbeing of our employees, customers, and the communities in which we operate. Our field operators are empowered to stop work and question the safety of a situation or task performed. We use specialized technology to improve safety for our truck drivers and employ measures to mitigate the risk of respirable silica dust exposure on the wellsite. We believe our record of safe operations makes us an attractive partner for both our customers and our employees. Additionally, we continue to take proactive measures to safeguard the physical health of our employees in response to the novel coronavirus 2019 (“
COVID-19
”) pandemic. Employees capable of working from home were allowed to do so and all individuals entering a Company facility or work location are required to undergo a screening process.

•
Strong customer relationships supported by contracts and dedications
. We have cultivated strong relationships with a diverse group of customers because of the quality of our service, safety performance and ability to work with customers to establish mutually beneficial service agreements. Our contracts and dedications provide customers with certainty of service pricing, allowing them to efficiently budget and plan the development of their wells. Additionally, our contracts and dedications allow us to maintain higher utilization of our fleet and generate revenue and cash flow through industry cycles. We believe our relationships and the structure of our contracts and dedications position us to continue to build long-term partnerships with customers and support stable financial performance.

•
Modern, high-quality equipment and rigorous maintenance program.
Our fleets consist of modern, well-maintained equipment. We invest in high-quality equipment from leading original equipment manufacturers. Moreover, we take proactive measures to maintain the quality of our equipment, using specialized equipment to monitor frac pump integrity and our proprietary FRAC MD
®
data analytics platform to support preventative maintenance efforts. We believe the quality of our equipment is critical to our ability to provide high quality service to our customers.

•
Proven, cycle-tested management team.
Our management team has a proven track record for building and operating oilfield service companies. Our operating and commercial teams have significant industry experience and longstanding relationships with our clients. We believe our management team’s experience and relationships position us to generate business and create value for stockholders. Additionally, our management team’s rapid response to the
COVID-19
pandemic enabled us to maintain adequate liquidity and develop operational procedures allowing for business continuity during a turbulent market environment.

Customer Concentration
Our customers include a broad range of leading E&P companies. For the six months ended June 30, 2022, five customers each comprised greater than 10% of our consolidated revenues and collectively represented

99.9% of our consolidated revenues. For the year ended December 31, 2021, three customers each comprised greater than 10% of our consolidated revenues and collectively represented 50.4% of our consolidated revenues. For the year ended December 31, 2020, five customers each comprised greater than 10% of our consolidated revenues and collectively represented 80.7% of our consolidated revenues.
Suppliers
We purchase a wide variety of raw materials, parts and components that are manufactured and supplied for our operations. We currently rely on a limited number of suppliers from which we procure major equipment components used to maintain, build, or upgrade our custom Clean Fleet
®
pressure pumping equipment. In addition, some of these components have few suppliers and long lead times to acquire. Certain materials for which we do not currently have long-term supply agreements could experience shortages and significant price increases in the future. As a result, we may be unable to mitigate any future supply shortages and our results of operations, prospects and financial condition could be adversely affected.
It is also possible that supply chain constraints or disruptions will result in significant delivery delays with respect to the equipment that we need to build our new Nyx Clean Fleets
®
. If we are unable to build out our new Nyx Clean Fleets
®
as a result of any equipment delivery delays, we may not be in position to enter into contracts with customers, which would negatively impact our results of operations.
For the year ended December 31, 2021, purchases from our three largest suppliers represented approximately 27.3% of our overall purchases.
Competition
The markets in which we operate are very competitive. We provide services in various geographic regions across the United States, and our competitors include many large and small oilfield service providers. Our pressure pumping services compete with large, integrated companies such as Halliburton Company, as well as other companies including Evolution Well Services, Liberty Oilfield Services Inc., NexTier Oilfield Solutions Inc.,
Patterson-UTI
Energy Inc., ProFrac Services, LLC and ProPetro Services Inc. In addition, our industry is highly fragmented, and we compete regionally with a significant number of smaller service providers. Although several of our larger competitors have announced their intention to develop or adopt new electric well service technologies, we believe that only the Company and one privately owned competitor are currently significant providers of all-electric
pressure pumping services.
We believe that the principal competitive factors in the markets we serve are technical expertise, equipment capacity, workforce competency, efficiency, safety record, reputation, experience, and price. Additionally, projects are often awarded on a bid basis, which tends to create a highly competitive environment.
Cyclical Nature of Industry
We operate in a cyclical industry. The key factor driving demand for our services is the level of well completions by E&P companies, which in turn depends largely on the current and anticipated economics of new well completions. Global supply and demand for oil and the domestic supply and demand for natural gas are critical in assessing industry outlook. Demand for oil and natural gas is cyclical and subject to large, rapid fluctuations. E&P companies tend to increase capital expenditures in response to increases in oil and natural gas prices, which generally results in greater revenues and profits for oilfield service companies like us. Increased E&P capital expenditures ultimately lead to greater production, which historically has resulted in increased supplies and reduced prices which in turn tend to reduce demand for oilfield services. For these reasons, the results of our operations may fluctuate from quarter to quarter and from year to year, and these fluctuations may distort comparisons of results across periods.

Insurance
Although we maintain insurance coverage of types and amounts that we believe to be customary in the industry, we are not fully insured against all risks, either because insurance is not available or because of the high premium costs relative to perceived risk. Further, insurance rates have in the past been subject to wide fluctuation and changes in coverage could result in less coverage, increases in cost or higher deductibles and retentions. Liabilities for which we are not insured, or which exceed the policy limits of their applicable insurance, could have a material adverse effect on our business and financial condition.
Environmental and Occupational Health and Safety Regulations
Our operations are subject to stringent laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection, and occupational health and safety. Numerous federal, state, and local governmental agencies issue regulations that often require difficult and costly compliance measures that could carry substantial administrative, civil and criminal penalties and may result in permit revocations or modifications, operational disruptions, or injunctive obligations for noncompliance. These laws and regulations may, for example, restrict the types, quantities and concentrations of various substances that can be released into the environment, limit or prohibit construction or drilling activities on certain lands lying within wilderness, wetlands, ecologically or seismically-sensitive areas and other protected areas, or require action to prevent or remediate pollution from current or former operations. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances, hydrocarbons, or other waste products into the environment. Changes in environmental, health and safety laws and regulations occur frequently, and any changes in the laws or regulations or the interpretation thereof that result in more stringent and costly requirements could materially adversely affect our operations and financial position. We have not experienced any material adverse effect from compliance with these requirements. This trend, however, may not continue in the future.
Below is an overview of some of the more significant environmental, health and safety requirements with which we must comply. Our customers’ operations are subject to similar laws and regulations. Any material adverse effect of these laws and regulations on our customers’ operations and financial position may also have an indirect material adverse effect on our operations and financial position.
Waste Handling.
We engage third parties to handle, transport, store and dispose of wastes that are subject to the Resource Conservation and Recovery Act (“
RCRA
”) and comparable state laws and regulations, which impose requirements regarding the generation, transportation, treatment, storage, disposal and cleanup of hazardous and nonhazardous wastes. With federal approval, the individual states administer some or all the provisions of RCRA, sometimes in conjunction with our own, more stringent requirements. Although certain petroleum production wastes are exempt from regulation as hazardous wastes under RCRA, such wastes may be regulated under state law or constitute “solid wastes” that are subject to the less stringent requirements of nonhazardous waste provisions.
Administrative, civil, and criminal penalties can be imposed for failure to comply with waste handling requirements. Moreover, the Environmental Protection Agency (“
EPA
”) or state or local governments may adopt more stringent requirements for the handling of nonhazardous wastes or re-categorize
some nonhazardous wastes as hazardous for future regulation. Indeed, legislation has been proposed from time to time in Congress to re-categorize
certain oil and natural gas exploration, development, and production wastes as hazardous wastes. Several environmental organizations have also petitioned the EPA to modify existing regulations to re-categorize
certain oil and natural gas exploration, development, and production wastes as hazardous. Any such changes in these laws and regulations could have a material adverse effect on our capital expenditures and operating expenses. Although we do not believe the current costs of managing our wastes, as presently classified, to be significant, any legislative or regulatory reclassification of oil and natural gas exploration and production wastes could increase our costs to manage and dispose of such wastes.

Remediation of Hazardous Substances.
The Comprehensive Environmental Response, Compensation and Liability Act (“
CERCLA
” or “
Superfund
”) and analogous state laws generally impose liability without regard to fault or legality of the original conduct, on classes of persons who are considered to be responsible for the release of a hazardous substance into the environment or, under some state CERCLA-analogous laws, the release of solid waste. These persons include the current owner or operator of a contaminated facility, a former owner or operator of the facility at the time of contamination, those persons that disposed or arranged for the disposal of the substance at the facility, and transporters who selected the disposal site. Liability for the costs of removing or remediating previously disposed wastes or contamination, damages to natural resources, and the costs of conducting certain health studies, amongst other things, is strict and joint and several. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. During our operations, we use materials that, if released, would be subject to CERCLA and comparable state laws. Therefore, governmental agencies or third parties may seek to hold us responsible under CERCLA and comparable state statutes for all or part of the costs to clean up sites at which such substances have been released.
NORM.
During our operations, some of our equipment may be exposed to naturally occurring radioactive materials (“
NORM
”) associated with oil and gas deposits and accordingly may result in the generation of wastes and other materials containing NORM. NORM exhibiting levels of naturally occurring radiation in excess of established state standards are subject to special handling and disposal requirements, and any storage vessels, piping and work area affected by NORM may be subject to remediation or restoration requirements.
Water Discharges.
The Clean Water Act, Safe Drinking Water Act, Oil Pollution Act and analogous state laws and regulations impose restrictions and strict controls regarding the unauthorized discharge of pollutants, including produced waters and other gas and oil wastes, into regulated waters. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA, the U.S. Army Corps of Engineers (the “
Corps
”), or the applicable state. The Clean Water Act has been interpreted by these agencies to apply broadly. Attempting to clarify what constitutes a regulated “water of the United States”, or WOTUS, the EPA and the Corps promulgated the Clean Water Rule in 2015. Following legal challenges and political maneuverings, the Clean Water Rule was repealed and replaced with the final Navigable Waters Protection Rule (the “
NWPR
”) in 2020. The NWPR revised and narrowed the WOTUS definition. The NWPR was vacated by an Arizona district court in August 2021, and the agencies announced they would halt implementation of the NWPR and revert to pre-2015
WOTUS interpretation, which is broader than the NWPR. On December 21, 2021, the EPA and the Corps published a proposed rule in the Federal Register that, once finalized, will formally re-establish
the
pre-2015
WOTUS definition, with some updates to reflect consideration of Supreme Court decisions. In the proposed rulemaking, the agencies indicated they anticipate a second, future rulemaking that would build upon the foundation of the proposed rule. We expect political maneuverings and litigation regarding the WOTUS definition to continue, creating uncertainty as to what constitutes a protected “water of the United States.” In addition, spill prevention, control and countermeasure plan requirements require appropriate containment berms and similar structures to help prevent the contamination of regulated waters.
Air Emissions.
The Clean Air Act (“
CAA
”) and comparable state laws and regulations regulate emissions of various air pollutants through the issuance of permits and the imposition of other emissions control requirements. The EPA has developed, and continues to develop, stringent regulations governing emissions of air pollutants from specified sources. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to obtain additional permits and incur capital costs to remain in compliance. These and other laws and regulations may increase the costs of compliance for some facilities where we operate, and significant administrative, civil, and criminal penalties can be imposed for failure to comply with air regulations. Obtaining or renewing permits also has the potential to delay the development of oil and natural gas projects.
Climate Change.
The EPA has determined that greenhouse gases (“
GHGs
”) present an endangerment to public health and the environment because such gases contribute to warming of the Earth’s atmosphere and other climatic changes. Based on these findings, the EPA has adopted and implemented, and continues to adopt and implement, regulations that restrict emissions of GHGs under existing provisions of the CAA. The EPA also requires the annual reporting of GHG emissions from certain large sources of GHG emissions in the United States, including certain oil and gas production facilities. The U.S. Congress has from time to time considered adopting legislation to reduce emissions of GHGs and almost one-half
of the states have already taken legal measures to reduce emissions of GHGs primarily through the development of GHG emission inventories and/or regional GHG cap and trade programs and through the establishment of emissions reduction targets. In December 2015, the United States joined the international community at the 21st Conference of the Parties of the United Nations Framework Convention on Climate Change in Paris, France. The resulting Paris Agreement calls for the parties to undertake “ambitious efforts” to limit the average global temperature, and to conserve and enhance sinks and reservoirs of GHGs. The Paris Agreement entered into force in November 2016. The United States exited the Paris Agreement in November 2020, but rejoined it effective on February 19, 2021. Additional federal and/or state regulations targeting climate change could significantly affect our operations or compliance costs.
Moreover, climate change may cause more extreme weather conditions and increased volatility in seasonal temperatures. Extreme weather conditions can interfere with our operations and increase our costs, and damage resulting from extreme weather may not be fully insured.
Endangered and Threatened Species.
Environmental laws such as the Endangered Species Act (“
ESA
”) and analogous state laws may impact exploration, development, and production activities in areas where we operate. The ESA provides broad protection for species of fish, wildlife and plants that are listed as threatened or endangered. Similar protections are offered to migratory birds under the Migratory Bird Treaty Act and various state analogs. The U.S. Fish and Wildlife Service may identify previously unidentified endangered or threatened species or may designate critical habitat and suitable habitat areas that it believes are necessary for survival of a threatened or endangered species, or a state may impose new rules limiting oil and gas operations to protect wildlife or habitat, which could cause us or our customers to incur additional costs or become subject to operating restrictions or operating bans in the affected areas.
Regulation of Hydraulic Fracturing and Related Activities.
Hydraulic fracturing is an important and common practice that is used to stimulate production of hydrocarbons, particularly natural gas, from tight formations, including shales. The process, which involves the injection of water, sand, and chemicals under pressure into formations to fracture the surrounding rock and stimulate production, is typically regulated by state oil and natural gas commissions. However, federal agencies have asserted regulatory authority over certain aspects of the process. For example, on January 20, 2021, the Biden administration issued an order implementing a
60-day
suspension on new oil and gas leases and drilling permits for federal lands and water. On January 27, 2021, the Biden administration issued an executive order that indefinitely pauses new oil and gas leases on federal lands while the administration undertakes a comprehensive review on climate change impacts. In June 2021, a federal judge issued a preliminary injunction to block the leasing pause. The Biden administration resumed approving oil and gas drilling permits on federal lands but is appealing the ruling. Additionally, beginning in August 2012, the EPA issued a series of rules under the CAA that establish new emission control requirements for certain oil and natural gas production and natural gas processing operations and associated equipment. Various political maneuverings resulted in September 2020 amendments to New Source Performance Standards issued in 2016. These amendments were reversed in June 2021, following a joint resolution passed by Congress and signed by President Biden pursuant to the Congressional Review Act. On November 15, 2021, the EPA published in the Federal Register a proposed rule that would for the first time regulate emissions of methane (a GHG) and volatile organic compounds (“
VOCs
”) from existing oil and gas facilities. The proposed rule would also update, strengthen and expand existing rules applicable to new, reconstructed and modified oil and gas facilities. The agency did not provide proposed regulatory text in the proposed rule, but instead sought public comments for a supplemental proposal the agency expects to issue in 2022 that may expand on or modify the 2021 proposed rule, including potentially regulating additional sources of methane and VOC emissions, such as abandoned and unplugged wells. The U.S. Department of Interior’s Bureau of Land Management (“
BLM
”) finalized similar rules in November 2016 that would have limited methane emissions from new and existing oil and natural gas operations on federal lands through limitations on the venting and flaring of gas, as well as enhanced leak detection and repair requirements. This rule and a September 2018 amendment to it that scaled back the waste-prevention requirements of the 2016 rule were both vacated in 2020 court decisions. In a November 2021 multi-agency Emissions Reduction Action Plan, the Biden administration indicated BLM’s intent to promulgate a rule to disincentivize excessive venting or flaring of gas by requiring oil and gas operators to pay royalties to the federal government for vented or flared gas, and to strengthen financial assurance requirements for oil and gas operators. Moreover, in March 2015, the BLM issued a final rule that sought to impose requirements on hydraulic fracturing activities on federal and Indian lands, including new requirements relating to public disclosure, wellbore integrity and handling of flowback water. However, the BLM rescinded this rule in December 2017. In January 2018, California and a coalition of environmental groups filed suit in the Northern District of California to challenge the BLM’s rescission of the 2015 rule. In March 2020, the California district court upheld the BLM’s rescission of the hydraulic fracturing rule, and the plaintiff groups appealed. This litigation and administrative review of federal hydraulic fracturing regulations is ongoing. Many states also have hydraulic fracturing regulations in place that may be duplicative of the rescinded federal regulations, and the BLM requires operators to comply with the law of the state where the federal or Indian land is located.
Further, legislation to amend the Safe Drinking Water Act to repeal the exemption for hydraulic fracturing (except when diesel fuels are used) from the definition of “underground injection” and require federal permitting and regulatory control of hydraulic fracturing have been proposed in recent sessions of Congress. Several states and local jurisdictions in which we or our customers operate also have adopted or are considering adopting regulations that could require disclosure of the chemical constituents of the fluids used in the fracturing process, restrict, or prohibit hydraulic fracturing in certain circumstances, impose more stringent operating standards and/or require the disclosure of the composition of hydraulic fracturing fluids.
Federal and state governments have also begun investigating whether the disposal of produced water into underground injection wells has caused increased seismic activity in certain areas. For example, in December 2016, the EPA released its final report regarding the potential impacts of hydraulic fracturing on drinking water resources, concluding that “water cycle” activities associated with hydraulic fracturing may impact drinking water resources under certain circumstances such as water withdrawals for fracturing in times or areas of low water availability, surface spills during the management of fracturing fluids, chemicals or produced water, injection of fracturing fluids into wells with inadequate mechanical integrity, injection of fracturing fluids directly into groundwater resources, discharge of inadequately treated fracturing wastewater to surface waters, and disposal or storage of fracturing wastewater in unlined pits. The results of these studies could lead the federal government and has led some state governments to develop and implement additional regulations, including stricter regulatory requirements relating to the location and operation of underground injection wells or requirements regarding the permitting of produced water disposal wells or otherwise.
Increased regulation of hydraulic fracturing and related activities (whether as a result of the EPA study results or resulting from other factors) could restrict or prohibit our ability to operate in certain areas or subject us and our customers to additional permitting and financial assurance requirements, more stringent construction specifications, increased monitoring, reporting and recordkeeping obligations, and plugging and abandonment requirements. New requirements could result in increased operational costs for us and our customers and reduce the demand for our services.
OSHA Matters.
The Occupational Safety and Health Act (“
OSHA
”) and comparable state statutes regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities, and the public.
Employees
As of June 30, 2022, we had 493 full-time employees and no part-time employees. We are not a party to any collective bargaining agreements and have not experienced any strikes or work stoppages. We believe our relationships with our employees are excellent. From time to time, we will utilize the services of independent contractors to perform various field and/or other services.
Intellectual Property
We have been granted or have received notice of allowance for 81 patents, which begin to expire in late 2033, and have an additional 249 patents pending. We have filed patents in an effort to protect our Clean Fleet
®
technology from being duplicated by competitors. These patents should help provide unique competitive advantages in operating areas where noise and emissions are key concerns. We also use proprietary FRAC MD
®
technology to support our preventative maintenance program and prolong equipment useful life. This technology utilizes specialized equipment to capture and analyze vibrations to identify component stress so maintenance can be performed prior to catastrophic failures. Our fleets continuously transmit data captured in the field to our IoT platform. This data is analyzed by our team of data scientists in order improve our operations by garnering insights that inform real-time decision making in the field and drive our machine learning capabilities to increase efficiency and extend equipment useful life.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF USWS
Unless the context otherwise requires, all references in this subsection to “we,” “us,” “our,” and the “Company” shall mean U.S. Well Services, Inc.
Overview
We provide pressure pumping services in oil and natural gas basins. Our Clean Fleet
®
electric fleets are among the most reliable and highest performing fleets in the industry, with the capability to meet the most demanding pressure and pump rate requirements. In May 2021, we announced the next generation of our Clean Fleet
®
technology with the unveiling of our newly designed Nyx Clean Fleet
®
. The Company’s first Nyx Clean Fleet
®
to commenced pressure pumping operations in July 2022.
We operate in many of the active shale and unconventional oil and natural gas basins of the United States and our clients benefit from the performance and reliability of our equipment and personnel. Specifically, all our fleets operate on a
24-hour
basis and have the ability to withstand high utilization rates, which results in more efficient operations. Our senior management team has extensive industry experience providing pressure pumping services to exploration and production companies across North America. Since announcing our commitment to becoming an all-electric
pressure pumping services provider in May 2021, we have sold most of our legacy, diesel-powered pressure pumping equipment. We have retained some of our legacy, diesel-powered pressure pumping equipment for use during our transition to support our electric fleets and bridge the time gap between our customers’ current service needs and the deployment of our newbuild Nyx Clean Fleets
®
. We expect to continue phasing out our remaining conventional fleet operations as we take delivery of our newbuild Nyx Clean Fleets
®
.
How the Company Generates Revenue
We generate revenue by providing pressure pumping services to our customers. We own and operate fleets of pressure pumping equipment to perform these services. We seek to enter into contractual arrangements with our customers or fleet dedications, which establish pricing terms for a fixed duration. Under the terms of these agreements, we charge our customers base monthly rates, adjusted for activity and provision of materials such as proppant and chemicals, or we charge a variable rate based on the nature of the job including pumping time, well pressure, proppant and chemical volumes and transportation.
Our Costs of Conducting Business
The principal costs involved in conducting our pressure pumping services are labor, maintenance, equipment rentals, including the rental of power generation equipment, materials, and transportation costs. A large portion of our costs are variable, based on the number and requirements of pressure pumping jobs. We manage our fixed costs, other than depreciation and amortization, based on factors including industry conditions and the expected demand for our services.

Materials include the cost of proppant delivered to the basin of operations, chemicals, and other consumables used in our operations. These costs vary based on the quantity and type of proppant and chemicals utilized when providing pressure pumping services. Transportation represents the costs to transport materials and equipment from receipt points to customer locations. Labor costs include payroll and benefits related to our field crews and other employees. Most of our employees are paid on an hourly basis. Maintenance costs include preventative and other repair costs that do not require the replacement of major components of our fleets. Maintenance and repair costs are expensed as incurred.

The following table presents our cost of services for the periods indicated
(in thousands)
:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Labor	$17,352	$24,003	$30,532	$47,689
Maintenance	9,027	14,916	14,146	31,511
Power generation equipment rentals	8,944	—	17,436	—
Materials	5,092	3,873	8,551	10,903
Transportation	2,314	3,220	4,262	6,259
Other (1)	12,480	13,240	21,005	25,521

Cost of services	$55,209	$59,252	$95,932	$121,883

(1)	Other consists of fuel, lubes, other equipment rentals, travel and lodging costs for our crews, site safety costs and other costs incurred in performing our operating activities.
Significant Trends
Our revenues and operating costs remained lower in the second quarter of 2022 versus the second quarter of 2021, as we continued to experience a lower average active fleet count resulting from our ongoing exit from the diesel pressure pumping market. However, we expect to see our average active fleet count increase throughout the remainder of the 2022 as we begin taking delivery of our newbuild Nyx Clean Fleets
®
and deploying these fleets to the field. During the second quarter of 2022, we continued to be impacted by tightness in the labor market and inflation across our supply chain. As a result of these conditions, we experienced an increase in personnel costs, higher third-party service costs and price increases for a variety of goods driven by rising prices for underlying commodities such as oil, nickel and steel.
We believe the current market backdrop is favorable for our business. During the second quarter of 2022, WTI crude oil and Henry Hub natural gas prices averaged $108.55 per barrel and $7.49 per MMBtu, respectively, as compared to $95.01 per barrel and $4.59 per MMBtu in the first quarter of 2022. The resulting demand for pressure pumping services, driven by improving commodity prices, significantly reduced the available supply of pressure pumping equipment and crews, as well as the availability of ancillary goods and services. As a result, pricing for pressure pumping services has increased substantially relative to average levels experienced during the first quarter of 2022. The rising cost for diesel fuel is also creating a material cost differential between conventional hydraulic fracturing fleets and all-electric
fleets that do not require any diesel fuel for power. We believe this dynamic will continue to drive demand for our electric fleets and provide an opportunity to capture premium pricing as compared to prevailing market prices for diesel-powered, conventional fleets.

Results of Operations
Three months ended June 30, 2022, compared to the three months ended June 30, 2021
(in thousands, except percentages)

	Three Months Ended June 30,
	2022	% (1)	2021	% (1)	Variance	% Variance
Revenue	$68,764	100.0%	$78,799	100.0%	$(10,035)	(12.7)%
Costs and expenses:
Cost of services (excluding depreciation and amortization)	55,209	80.3%	59,252	75.2%	(4,043)	(6.8)%
Depreciation and amortization	5,877	8.5%	9,836	12.5%	(3,959)	(40.3)%
Selling, general and administrative expenses	9,406	13.7%	7,214	9.2%	2,192	30.4%
Litigation settlement	—	0.0%	35,000	44.4%	(35,000)	100.0%
Gain on disposal of assets	(76)	(0.1)%	(545)	(0.7)%	469	(86.1)%

Loss from operations	(1,652)	(2.4)%	(31,958)	(40.6)%	30,306	* (2)
Interest expense, net	(9,562)	(13.9)%	(7,333)	(9.3)%	(2,229)	30.4%
Change in fair value of warrant liabilities	1,577	2.3%	(136)	(0.2)%	1,713	* (2)
Patent license sales	—	0.0%	22,500	28.6%	(22,500)	100.0%
Loss on extinguishment of debt, net	—	0.0%	(839)	(1.1)%	839	96.8%
Other income	302	0.4%	23	0.0%	279	* (2)
Income tax benefit	—	0.0%	(27)	(0.0)%	27	* (2)

Net loss	$(9,335)	(13.6)%	$(17,716)	(22.5)%	$8,381	(47.3)%

(1)	As a percentage of revenues. Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.
(2)	Not meaningful.
Revenue
. The decrease in revenue was primarily attributable to a lower active fleet count in the second quarter of 2022 compared to the prior comparable period as we began to transition to an all-electric
pressure pumping service provider in May 2021. As of the end of the first quarter of 2022, we had sold most of our diesel-powered pressure pumping equipment. For the three months ended June 30, 2022, our average active fleet count decreased to 6.0 fleets compared to 9.3 fleets in the prior comparable period. Additionally, during the second quarter of 2022, a larger portion of our customers elected to self-source proppant, chemicals and trucking services as compared to the prior comparable period.
Cost of services, excluding depreciation and amortization
. The decrease in cost of services, excluding depreciation and amortization, was attributable to the decrease in variable costs as activity was reduced with a lower number of active fleets in the second quarter of 2022 compared to the prior comparable period. This was offset by costs associated with procuring third-party power generation services as we transitioned away from owning power generation assets starting in October 2021, as well as rising inflation across the rest of our supply chain.
Depreciation and amortization.
The decrease in depreciation and amortization was primarily due to the sale of most of our diesel-powered pressure pumping equipment during the second half of 2021.
Selling, general and administrative expenses
. The increase in selling, general, and administrative expenses was primarily attributable to an increase in legal fees related to patents and higher payroll costs, which were partly offset by the reversal of $3.1 million share-based compensation expense due to forfeitures of certain unvested restricted stock.

Litigation settlement.
The Company was named as a defendant in a lawsuit filed in January 2019 by a vendor alleging that the Company breached a multi-year contract. In June 2021, following entry of the final judgement by the court in favor of the vendor, the Company entered into a settlement agreement whereby it paid $35.0 million in cash.
Loss (gain) on disposal of assets
. The amount of gain or loss on disposal of assets fluctuates period over period due to differences in the operating conditions of our pressure pumping equipment, such as wellbore pressure and rate of barrels pumped per minute, which impacts the timing of disposals of our pump components. Additionally, during the three months ended June 30, 2021, we recognized a gain associated with the sale of property and equipment.
Interest expense, net.
The increase in interest expense was primarily attributable to the interest associated with the Convertible Senior Notes issued during the second quarter of 2021 and interest on our Senior Secured Term Loan during the second quarter of 2022.
Patent license sales.
On June 24, 2021, the Company issued a Convertible Senior Note in the principal amount of $22.5 million that was convertible into the License Agreement. On June 29, 2021, the holder exercised its right to convert the Convertible Senior Note in full and the Company entered into the License Agreement, which provides the licensee a five-year option to purchase up to 20 licenses to build and operate electric fleets using the Company’s patented Clean Fleet
®
technology. Upon entry into the License Agreement, the Company sold three licenses to build and operate three electric fleets, each valued at $7.5 million.
Loss on extinguishment of debt.
During the three months ended June 30, 2021, we recognized a loss on extinguishment of debt for the unamortized debt discount and issuance costs and prepayment fees associated with the early repayment of our Senior Secured Term Loan.
Six months ended June 30, 2022, compared to the six months ended June 30, 2021
(in thousands, except percentages)

	Six Months Ended June 30,
	2022	% (1)	2021	% (1)	Variance	% Variance
Revenue	$109,914	100.0%	$155,057	100.0%	$(45,143)	(29.1)%
Costs and expenses:
Cost of services (excluding depreciation and amortization)	95,932	87.3%	121,883	78.6%	(25,951)	(21.3)%
Depreciation and amortization	11,577	10.5%	20,942	13.5%	(9,365)	(44.7)%
Selling, general and administrative expenses	17,778	16.2%	14,604	9.4%	3,174	21.7%
Litigation settlement	—	0.0%	35,000	22.6%	(35,000)	100.0%
Loss on disposal of assets	2,980	2.7%	1,891	1.2%	1,089	57.6%

Loss from operations	(18,353)	(16.7)%	(39,263)	(25.3)%	20,910	* (2)
Interest expense, net	(17,530)	(15.9)%	(13,516)	(8.7)%	(4,014)	29.7%
Change in fair value of warrant liabilities	831	0.8%	(7,287)	(4.7)%	8,118	* (2)
Patent license sales	—	0.0%	22,500	14.5%	(22,500)	100.0%
Loss on extinguishment of debt	(1,651)	(1.5)%	(839)	(0.5)%	(812)	100.0%
Other income	1,623	1.5%	52	0.0%	1,571	* (2)
Income tax benefit	—	0.0%	(27)	(0.0)%	27	* (2)

Net loss	$(35,080)	(31.9)%	$(38,326)	(24.7)%	$3,246	* (2)

(1)	As a percentage of revenues. Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.
(2)	Not meaningful.

Revenue
. The decrease in revenue was primarily attributable to a lower active fleet count during the six months ended June 30, 2022 compared to the prior comparable period as we began to transition to an all-electric
pressure pumping service provider in May 2021. As of the end of the first quarter of 2022, we had sold most of our diesel-powered pressure pumping equipment. For the six months ended June 30, 2022, our average active fleet count decreased to 5.3 fleets compared to 9.7 fleets in the prior comparable period. Additionally, during the first half of 2022, revenue from proppant, chemicals and trucking services were lower compared to the prior comparable period.
Cost of services, excluding depreciation and amortization
. The decrease in cost of services, excluding depreciation and amortization, was attributable to the decrease in variable costs as activity was reduced with a lower number of active fleets in the first half of 2022 compared to the prior comparable period. This was offset by costs associated with procuring third-party power generation services as we transitioned away from owning power generation assets starting in October 2021.
Depreciation and amortization.
The decrease in depreciation and amortization was primarily due to the sale of most of our diesel-powered pressure pumping equipment during the second half of 2021.
Selling, general and administrative expenses
. The increase in selling, general, and administrative expenses was primarily attributable to an increase in legal fees related to patents and higher payroll costs, which were partly offset by the reversal of $3.1 million share-based compensation expense due to forfeitures of certain unvested restricted stock.
Litigation settlement.
The Company was named as a defendant in a lawsuit filed in January 2019 by a vendor alleging that the Company breached a multi-year contract. In June 2021, following entry of the final judgement by the court in favor of the vendor, the Company entered into a settlement agreement whereby it paid $35.0 million in cash.
Loss on disposal of assets
. The amount of gain or loss on disposal of assets fluctuates period over period due to differences in the operating conditions of our pressure pumping equipment, such as wellbore pressure and rate of barrels pumped per minute, which impacts the timing of disposals of our pump components. The gain or loss on disposal of assets was offset by the sale of property and equipment which commenced in the second quarter of 2021 through the first quarter of 2022.
Interest expense, net.
The increase in interest expense was primarily attributable to the interest associated with the Convertible Senior Notes issued during the second quarter of 2021 and the Senior Secured Term Loan in the first half of 2022.
Patent license sales.
On June 24, 2021, the Company issued a Convertible Senior Note in the principal amount of $22.5 million that was convertible into the License Agreement. On June 29, 2021, the holder exercised its right to convert the Convertible Senior Note in full and the Company entered into the License Agreement, which provides the licensee a five-year option to purchase up to 20 licenses to build and operate electric fleets using the Company’s patented Clean Fleet
®
technology. Upon entry into the License Agreement, the Company sold three licenses to build and operate three electric fleets, each valued at $7.5 million.
Loss on extinguishment of debt.
We recognized a loss on extinguishment of debt for the unamortized debt discount and issuance costs and prepayment fees associated with the early repayment of our Senior Secured Term Loan.
Liquidity and Capital Resources
Overview
Our primary sources of liquidity and capital resources have historically been cash, cash flow generated from operating activities, proceeds from the issuance of debt or equity and borrowings under our ABL Credit Facility.

As of June 30, 2022, our total liquidity was $35.9 million, consisting of $18.0 million of cash and restricted cash and $17.9 million of availability under our ABL Credit Facility.
Our short-term and long-term liquidity requirements consist primarily of capital expenditures, payments of contractual obligations, including debt service obligations and working capital.
We believe that our current cash position, current and expected working capital balances, favorable cash interest payment terms under our Senior Secured Term Loan Agreement, availability under our ABL Credit Facility, proceeds received from issuance of debt or equity, and other anticipated sources of credit will be sufficient to satisfy cash requirements associated with our existing operations, capital expenditures and contractual obligations for the next twelve months. Although there is no assurance, we plan to satisfy our long-term financial obligations through operating cash flows that we could generate as we increase our number of working fleets with our planned additions of Nyx Clean Fleets
®
and additional financing as our long-term financial obligations mature.
Sources of Cash
On July 18, 2022, the Company and USWS LLC entered into a $12.5 million promissory note (the “Equify Note”) with Equify Financial, LLC, as lender, which matures on August 1, 2027. The Company intends to use the proceeds to fund capital expenditures related to our newbuild Nyx Clean Fleets
®
.
During the first quarter of 2022, we raised approximately $68.4 million of gross proceeds from the issuance of $46.9 million common equity through a registered direct offering and under the 2020 ATM Agreement and borrowings of $21.5 million under the Term C Loans. We used the proceeds for general working capital, including the funding of capital expenditures related to our newbuild Nyx Clean Fleets
®
.
Registered Direct Offering.
On March 11, 2022, we completed a registered direct offering of 2,363,396 shares of Class A common stock and 14,180,375 RDO Investor Warrants for gross proceeds of approximately $25.0 million, before deducting placement agent fees and other offering expenses. We used the net proceeds for working capital purposes, including the funding of certain capital expenditures.
2020 ATM Agreement.
During the six months ended June 30, 2022, we sold 1,627,991 shares of Class A common stock for total net proceeds of $21.3 million and paid $0.6 million in commissions under the 2020 ATM Agreement. Since inception on June 26, 2020 through April 26, 2022, we sold a total of 2,514,351 shares of Class A common stock under the 2020 ATM Agreement for total net proceeds of $36.4 million and paid $1.1 million in commissions.
Cash Flows
(in thousands)

	Six Months Ended June 30,
	2022	2021
Net cash provided by (used in):
Operating activities	$3,559	$(28,371)
Investing activities	(30,999)	(16,288)
Financing activities	36,324	97,460
Operating Activities
. Net cash provided by (used in) operating activities primarily represents the results of operations exclusive of non-cash
expenses, including depreciation, amortization, provision for losses on accounts receivable and inventory, interest, impairment losses, (gains) losses on disposal of assets, changes in fair value of warrant liabilities, loss on extinguishment of debt and share-based compensation and the impact of changes in operating assets and liabilities. Net cash provided by operating activities was $3.6 million for the six months ended June 30, 2022 primarily due to cash flows generated during the second quarter of 2022 as we began to deploy additional fleets.
Net cash used in operating activities was $28.4 million for the six months ended June 30, 2021, primarily attributable to the litigation settlement of $35.0 million and $3.0 million of working capital payments using proceeds from our USDA Loan.
Investing Activities
. Net cash used in investing activities decreased by $14.7 million from the prior corresponding period, primarily related to an increase in purchases of property and equipment related to growth capital expenditures. Net cash used in investing activities was $31.0 million for the six months ended June 30, 2022, primarily due to $48.3 million in purchases of property and equipment, consisting of growth capital expenditures. This was offset by $5.3 million in proceeds from the sale of property and equipment and $12.0 million of insurance proceeds related to damaged property and equipment.
Net cash used in investing activities was $16.3 million for the six months ended June 30, 2021, primarily due to $24.8 million in purchases of property and equipment, related to maintaining and supporting our existing pressure pumping equipment and payments made to replace damaged property and equipment. This was offset by $6.4 million of insurance proceeds related to damaged property and equipment and $2.1 million of proceeds from the sale of property and equipment.
Financing Activities
. Net cash provided by financing activities was $36.3 million for the six months ended June 30, 2022, primarily attributable to gross proceeds of $68.4 million from the issuance of long-term debt, common stock and warrants, offset in part by $19.0 million of payments on our Senior Secured Term Loan, $7.2 million of net payments on our ABL Credit Facility and debt issuance costs of $1.1 million.
Net cash provided by financing activities was $97.5 million for the six months ended June 30, 2021, primarily attributable to $86.5 million of proceeds from the issuance of Convertible Senior Notes, net borrowings of $10.0 million on our ABL Credit Facility, $5.4 million of net proceeds from notes payable and net proceeds of $13.6 million from the issuance of common stock, offset in part by $12.6 million of payments on our Senior Secured Term Loan and debt issuance costs of $6.6 million.
Contractual Cash Obligations and Other Commitments
Our material cash commitments from known contractual and other obligations consist primarily of debt service obligations, including interest, operating and finance leases, and purchase commitments.
Senior Secured Term Loan
. As of June 30, 2022, the outstanding principal balance of our Senior Secured Term Loan was $102.8 million, of which $8.8 million is due within one year. The Senior Secured Term Loan matures on December 5, 2025. As of June 30, 2022, we were in compliance with all of the covenants under our Senior Secured Term Loan.
The Senior Secured Term Loan interest rate was 0.0% for the first quarter of 2022 and an interest rate of (i) 1.0% per annum in cash and (ii) 4.125% per annum PIK interest from April 1, 2022 through December 31, 2022. The Senior Secured Term Loan requires quarterly principal payments of $1.25 million until March 31, 2023 and $5.0 million from June 30, 2023 through September 30, 2025, with final payment due at maturity.
Term C Loans
. As of June 30, 2022, the outstanding principal balance of our Term C Loans were $22.5 million, which mature on December 5, 2025. Our Term C Loans have a PIK interest rate of 14.0% and contains provisions with up to a 100% premium payable upon any repayment, prepayment or acceleration. As of June 30, 2022, we were in compliance with all of the covenants under our Term C Loans.
ABL Credit Facility.
All borrowings under our ABL Credit Facility are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties and certifications regarding sales of certain inventory, and to a borrowing base. As of June 30, 2022, we had an outstanding balance of $7.0 million on our ABL Credit Facility. The ABL Credit Facility matures on April 1, 2025. As of June 30, 2022, we were in compliance with all of the covenants under our ABL Credit Facility.
Purchase Commitments.
We have entered into purchase agreements and placed orders for equipment related to the buildout of our Nyx Clean Fleets
®
. As of June 30, 2022, we have purchase commitments of $16.3 million for the remainder of 2022, which is included in our 2022 growth capital expenditures below, and $16.4 million due in 2023, under these agreements and purchase orders.
Capital Expenditures
. Our business requires continual investments to upgrade or enhance existing property and equipment and to ensure compliance with safety and environmental regulations. Capital expenditures primarily relate to maintenance capital expenditures, growth capital expenditures and fleet enhancement capital expenditures. Maintenance capital expenditures include expenditures needed to maintain and to support our current operations. Growth capital expenditures include expenditures for additional fleets and generate incremental distributable cash flow. Fleet enhancement capital expenditures include expenditures on new equipment related to technology enhancements to existing fleets that increase the productivity of the fleet.
During the six months ended June 30, 2022, our capital expenditures was $48.3 million. We currently expect that growth capital expenditures, on an accrual basis, will be approximately $65 million to $85 million for the remainder of 2022, primarily related to the buildout of our four new Nyx Clean Fleets
®
and associated equipment. Capital expenditures for growth and fleet enhancement initiatives are discretionary. We continuously evaluate our capital expenditures and the amount we ultimately spend will depend on several factors, including expected industry activity levels and company initiatives.

DESCRIPTION OF PROFRAC CAPITAL STOCK
General
The following description summarizes the material terms of ProFrac’s capital stock, as expected to be in effect upon consummation of the Merger. This description summarizes the provisions included in the ProFrac amended and restated certificate of incorporation and the ProFrac amended and restated bylaws. Because this description is only a summary, it does not contain all of the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of ProFrac Capital Stock”, you should refer to the ProFrac amended and restated certificate of incorporation and the ProFrac amended and restated bylaws, which are included as exhibits to the registration statement of which this proxy statement/information statement/prospectus forms a part, and to the applicable provisions of Delaware law.
Authorized and Outstanding Shares
The ProFrac certificate of incorporation authorizes the issuance of 1,050,000,000 shares of capital stock, consisting of:

•	600,000,000 shares of ProFrac Class A Common Stock, par value $0.01 per share,

•	400,000,000 shares of ProFrac Class B Common Stock, par value $0.01 per share, and

•	50,000,000 shares of ProFrac Preferred Stock, par value $0.01 per share.
As of the record date for the Special Meeting, there are expected to be 41,239,957 shares of ProFrac Class A Common stock issued and outstanding, held of record by [___] holder of ProFrac Class A Common Stock, and 101,133,201 shares of ProFrac Class B Common Stock issued and outstanding, held of record by [___] holders of ProFrac Class B Common Stock. There are no shares of ProFrac Preferred Stock are issued and outstanding.
The number of authorized shares of ProFrac Class A Common Stock, ProFrac Class B Common Stock or ProFrac Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon, and no vote of the holders of ProFrac Class A Common Stock, ProFrac Class B Common Stock or ProFrac Preferred Stock, or of any series thereof, voting separately as a class shall be required therefor.
No Preemptive or Preferential Rights
No stockholder shall, by reason of holding the shares of any class or series of capital stock of ProFrac, have any preemptive or preferential rights to acquire or subscribe for any shares or securities of any class (whether now or hereafter authorized), which may at any time be issued, sold or offered for sale by ProFrac, unless specifically provided for in the terms of a series of Preferred Stock.
ProFrac Class A Common Stock
Voting Rights
. Holders of shares of ProFrac Class A Common Stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. The holders of ProFrac Class A Common Stock do not have cumulative voting rights in the election of directors. Holders of ProFrac Class A Common Stock and ProFrac Class B Common Stock vote together as a single class on all matters presented to ProFrac Stockholders, except with respect to the amendment of certain provisions of ProFrac’s certificate of incorporation (including any designation of ProFrac Preferred Stock) that relates to the terms of one or more outstanding series of ProFrac Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the certificate of incorporation (including any designation of ProFrac Preferred Stock) or as otherwise required under the DGCL.

Dividend Rights
. Holders of shares of ProFrac Class A Common Stock are entitled to receive ratably, in proportion to the number of shares of ProFrac Class A Common Stock held, such dividends and distributions (payable in cash, stock or otherwise), if any, as may be declared by the ProFrac Board at any time and from time to time out of funds legally available for that purpose, subject to any prior rights and preferences, if any, applicable to shares of Preferred Stock or any series thereof.
Liquidation Rights
. In the event of any voluntary or involuntary liquidation, dissolution or winding-up
of ProFrac, following the distribution of the preferential amounts, if any, to the holders of shares of Preferred Stock or any series thereof, the holders of shares of ProFrac Class A Common Stock are entitled to receive the remaining assets of ProFrac as may be available for distribution to stockholders of ProFrac, ratably in proportion to the number of shares of Class A Common Stock held.
ProFrac Class B Common Stock
Voting Rights
. Holders of ProFrac Class B Common Stock are entitled to one vote per share held of record on all matters to be voted upon by ProFrac Stockholders. The holders of ProFrac Class A Common Stock do not have cumulative voting rights in the election of directors. Holders of ProFrac Class A Common Stock and ProFrac Class B Common Stock vote together as a single class on all matters presented to ProFrac Stockholders, except with respect to the amendment of certain provisions of ProFrac’s certificate of incorporation (including any designation of Preferred Stock) that relates to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the certificate of incorporation (including any designation of Preferred Stock) or as otherwise required under the DGCL.
Dividend Rights
. Holders of ProFrac Class B Common Stock do not have any right to receive or be paid dividends and other distributions, unless (i) the dividend consists of shares of ProFrac Class B Common Stock or of rights, options, warrants or other securities convertible into or exercisable, exchangeable or redeemable for shares of ProFrac Class B Common Stock paid proportionally with respect to each outstanding share of ProFrac Class B Common Stock and (ii) a dividend consisting of shares of ProFrac Class A Common Stock or of rights, options, warrants or other securities convertible into or exercisable, exchangeable or redeemable for, shares of ProFrac Class A Common Stock on equivalent terms is simultaneously paid to the holders of ProFrac Class A Common Stock.
Liquidation Rights.
In the event of any voluntary or involuntary liquidation, dissolution or winding-up
of ProFrac, the holders of ProFrac Class B Common Stock are not entitled to receive any assets of ProFrac.
Preferred Stock
ProFrac’s certificate of incorporation authorizes the ProFrac Board, subject to any limitations prescribed by law and the rights of any series of Preferred Stock then outstanding, if any, to designate and to issue from time to time one or more classes or series of Preferred Stock, up to an aggregate of 50,000,000 shares of Preferred Stock. Each class or series of Preferred Stock will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the ProFrac Board, which may include, among others: the number of shares to constitute the series or class, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or expressly provided for in a designation of a class or series of Preferred Stock, the holders of Preferred Stock will not be entitled to vote at or receive notice of any meeting of the ProFrac Stockholders.
Treatment of Warrants of USWS
Prior to the Effective Time, each of the issued and then-outstanding warrant agreements that govern the USWS Rollover Warrants (as such term is described elsewhere in this proxy statement/information statement/

prospectus) shall be amended in accordance with the terms of the Merger Agreement and the terms governing each of the respective USWS Rollover Warrants. Such amended USWS Rollover Warrants shall remain outstanding following the consummation of the Merger, but shall but shall represent the right to purchase, upon exercise thereof, shares of ProFrac Class A Common Stock, rather than shares of USWS Common Stock, based on a specified exchange ratio and a corresponding adjustment to the exercise price.
Each USWS Rollover Warrant shall remain outstanding following the Merger through its prescribed term but shall become the right to receive upon valid exercise thereof shares of ProFrac Class A Common Stock equal to the product of (A) the number of shares of USWS Common Stock subject to such USWS Rollover Warrant immediately prior to the Effective Time and (B) the Exchange Ratio. Additionally, each USWS Rollover Warrant will be amended such that the exercise price of such USWS Rollover Warrant will equal the current exercise price of such USWS Rollover Warrant divided by the Exchange Ratio, as described below:

•
The USWS SPAC Warrants’
per-share
exercise price will become $717.47 per share of ProFrac Class A Common Stock. This is calculated by dividing the current $241.50 per full share exercise price of such warrants by the 0.3366 Exchange Ratio;

•
The USWS Series A Warrants’
per-share
exercise price will become $477.89 per share of ProFrac Class A Common Stock. This is calculated by dividing the current $160.86 per full share exercise price of such warrants by the 0.3366 Exchange Ratio;

•
The USWS Private Placement Investor Warrants’
per-share
exercise price will become $31.43 per share of ProFrac Class A Common Stock. This is calculated by dividing the current $10.58 per full share exercise price of such warrants by the 0.3366 Exchange Ratio; and

•
The USWS Private Placement Agent Warrants’
per-share
exercise price will become $39.28 per share of ProFrac Class A Common Stock. This is calculated by dividing the current $13.22 per full share exercise price of such warrants by the 0.3366 Exchange Ratio.

The amendments to each of the Rollover Warrants are filed as Exhibits 10.31, 10.32, 10.33, and 10.34 to this proxy statement/information statement/prospectus and incorporated herein by reference. The foregoing descriptions of the amendments to the USWS Rollover Warrants are qualified in their entirety by reference to such Exhibits.
Anti-Takeover Effects of Certain Provisions of Delaware Law and ProFrac’s Certificate of Incorporation and Bylaws
Delaware law and ProFrac’s certificate of incorporation and bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring a controlling interest of ProFrac by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of ProFrac to first negotiate with the ProFrac Board. ProFrac believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it outweighs the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of such proposals could result in an improvement of their terms and conditions.
Delaware Business Combination Statute
Section 203 of the DGCL prohibits a Delaware corporation, including a Delaware corporation whose securities are listed for trading on Nasdaq, from engaging in a “business combination” with an “interested stockholder” (as such terms are defined under Section 203 of the DGCL) for a period of three years following the date that the stockholder became an interested stockholder, unless:

•
prior to the date of the transaction or business combination, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding (i) the shares owned by persons who are directors and also officers of the corporation, and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to such a plan will be tendered in a tender or exchange offer; or

•
on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of
the outstanding voting stock that is not owned by the interested stockholder.

As defined under Section 203 of the DGCL, a “business combination” includes a merger, asset or stock sale, or other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status owned, 15% or more of the corporation’s outstanding voting stock.
A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation’s then outstanding voting shares. ProFrac has elected to “opt out” of Section 203 of the DGCL.
ProFrac’s Certificate of Incorporation and Bylaws
Certain provisions of ProFrac’s certificate of incorporation and bylaws may have an anti-takeover effect and may delay, deter or discourage a merger, acquisition, tender offer, takeover attempt or other change of control transactions that stockholders of ProFrac may consider to be their best interest, including such attempts that might result in a premium over the market price for the shares held by ProFrac’s stockholders. Among other things, ProFrac’s certificate of incorporation and bylaws including the following provisions:
Advance Notice Requirements for Stockholder Proposals and Director Nominations.
The ProFrac bylaws establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or any other business to be brought before meetings of ProFrac Stockholders. These procedures provide that notice of shareholder proposals must be timely given in writing to the Secretary of ProFrac prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received by the Secretary of ProFrac at the principal executive offices of ProFrac not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the annual meeting of ProFrac Stockholders for the preceding year. ProFrac’s bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude ProFrac Stockholders from bringing matters before the ProFrac Stockholders at an annual or special meeting.
Authorized but Unissued Shares
The ProFrac certificate of incorporation expressly grants the ProFrac Board the power to authorize the issuance and designation of Preferred Stock from time to time in one or more classes or series, without Shareholder approval. The ProFrac Board is authorized to designate the powers, preferences, rights, qualifications, limitations and restrictions for each series of Preferred Stock, subject to any limitations imposed by applicable law. The existence of these authorized but unissued shares of ProFrac Preferred Stock could make it more difficult or discourage an attempt to obtain control of ProFrac by means of a proxy contest, tender offer, merger or otherwise.

Voting Power
The ProFrac certificate of incorporation provides that until ProFrac ceases to be a “controlled company,” the business and affairs of ProFrac shall be managed by or under the direction of the Board, and the members of the ProFrac Board, who are to be designated by the parties to the ProFrac Stockholders’ Agreement dated as of May 17, 2022 (as it may be amended, restated, supplemented or otherwise modified from time to time), will have a majority of the voting power of the ProFrac Board.
Size of the Board
The ProFrac bylaws provide that the number of directors is to be fixed, from time to time, exclusively by a resolution adopted by a majority of the ProFrac Board, subject to applicable laws and the terms of the ProFrac Stockholders’ Agreement and the rights of the holders of any series of ProFrac Preferred Stock to elect directors under specified circumstances.
Vacancies on the Board
The ProFrac certificate of incorporation provides that, after ProFrac ceases to be a “controlled company,” and subject to applicable law and the rights of the holders of any series of Preferred Stock of ProFrac then outstanding and the then-applicable terms of the ProFrac Stockholders’ Agreement, all vacancies on the ProFrac Board, including newly created directorships, may only be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders.
Stockholder Action by Written Consent; Special Meetings
The ProFrac bylaws provide that until ProFrac ceases to be a “controlled company,” any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote of the stockholders, so long as a consent setting forth the actions to be taken is signed by the holders of the outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. After ProFrac ceases to be a “controlled company,” subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of ProFrac must be taken at a duly held annual or special meeting of the stockholders, and may not be taken by any consent of such stockholders. The ProFrac certificate of incorporation and the bylaws provide that special meetings of the stockholders may only be called by the Executive Chairman, the Chief Executive Officer, or by the Board pursuant to a resolution adopted by a majority of the Board; provided, however, that until ProFrac ceases to be a “controlled company,” special meetings of the stockholders may also be called by the Secretary of ProFrac at the request of the holders of more than 50% of the then outstanding shares of common stock. After ProFrac ceases to be a “controlled company,” special meetings of ProFrac Stockholders may only be called by the Executive Chairman, the Chief Executive Officer, or by the Board pursuant to a resolution adopted by a majority of the Board.
Amendment of ProFrac’s certificate of incorporation and bylaws
The DGCL provides, generally, that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws require a greater percentage. The ProFrac certificate of incorporation and bylaws separately provide that until ProFrac ceases to be a “controlled company,” the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of ProFrac stock entitled to vote thereon, voting as a single class, shall be required to amend, alter or repeal any provision of the ProFrac certificate of incorporation and bylaws. The ProFrac certificate of incorporation and bylaws separately provide that, after ProFrac ceases to be a “controlled company,” each of ProFrac’s certificate of incorporation and ProFrac’s bylaws provide that an affirmative vote of the holders of at least 66 2/3% in voting power of the then outstanding shares of ProFrac stock entitled to vote thereon, voting together as a single class, shall be required to amend, alter or repeal any provision of the ProFrac certificate of incorporation and bylaws. Subject to the provisions of the ProFrac certificate of incorporation, the ProFrac bylaws may be amended, altered or repealed by a resolution adopted by a majority of the directors present at any special or regular meeting of the Board at which a quorum is present if, in the case of a special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting.
Staggered Board; Removal of Directors
The ProFrac certificate of incorporation provides that after ProFrac ceases to be a “controlled company,” the ProFrac directors, other than those that may be elected by the holders of Preferred stock, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the initial term of office for the first class to expire at the first annual meeting of the stockholders following the date on which ProFrac ceased to be a “controlled company,” the initial term of office for the second class to expire at the second annual meeting of stockholders following the date on which ProFrac ceased to be a “controlled company,” and the third initial term of office for the third class to expire at the third annual meeting of stockholders following the date on which ProFrac ceased to be a “controlled company.” The ProFrac certificate of incorporation provides that until ProFrac ceases to be a “controlled company,” and subject to the rights of the holders of shares of Preferred Stock and the then-applicable terms of the Stockholders’ Agreement, any director may be removed at any time, either for or without cause, upon the affirmative vote of the holders of a majority of the voting power of the outstanding shares entitled to vote generally for the election of directors, voting together as a single class and acting at a meeting of the stockholders or by written consent. After ProFrac ceases to be a “controlled company,” subject to the rights of the holders of shares of Preferred Stock and the then-applicable terms of the Stockholders’ Agreement, any director may be removed only for cause, upon the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of stock entitled to vote generally for the election of directors, voting together as a single class and acting at a meeting of the stockholders or by written consent. The classification of ProFrac’s Board and the limitations on the removal of directors could make it more difficult for a third party to acquire, or discourage a third-party from seeking to acquire, control of ProFrac.
These anti-takeover provisions could make it more difficult for a third-party to acquire ProFrac, even if the third-party’s offer may be considered to be beneficial by stockholders of ProFrac. Consequently, stockholders of ProFrac may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause ProFrac to take such other corporate actions that you may desire.
No Cumulative Voting
Under the DGCL, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. ProFrac’s certificate of incorporation does not authorize cumulative voting. Therefore, ProFrac Stockholders of the majority of the shares of stock entitled to vote in any election of directors may elect all of the ProFrac directors standing for election.
Forum Selection
ProFrac’s certificate of incorporation provides that unless ProFrac consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware, will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

•	any derivative action or proceeding brought on ProFrac’s behalf;

•
any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of ProFrac’s current or former directors, officers, employees or ProFrac Stockholders to ProFrac or ProFrac Stockholders;

•
any action asserting a claim arising pursuant to any provision of the DGCL, ProFrac’s certificate of incorporation or ProFrac’s bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or

•	any action asserting a claim that is governed by the internal affairs doctrine.
In each such case, the action or proceeding is subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.
To the fullest extent permitted by law, ProFrac’s certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of ProFrac’s capital stock will be deemed to have notice of, and to have consented to, this forum selection provision. Although ProFrac believes these provisions will benefit ProFrac by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against ProFrac’s directors, officers, employees and stockholders. However, ProFrac Stockholders will not be deemed to have waived ProFrac’s compliance with the federal securities laws and the rules and regulations thereunder, and the exclusive forum provision would not apply to suits brought to enforce a duty or liability created by the 1933 Act or the 1934 Act, as amended.
ProFrac’s certificate of incorporation also provides that the federal district courts of the United States will be the exclusive forum for any complaint asserting a cause of action under the 1933 Act. Section 22 of the 1933 Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the 1933 Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce this forum provision providing for exclusive jurisdiction of federal district courts with respect to suits brought to enforce any duty or liability created by the 1933 Act. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in ProFrac’s certificate of incorporation is inapplicable or unenforceable.
Limitation of Liability and Indemnification Matters
ProFrac’s certificate of incorporation provides that directors of ProFrac shall not be liable to ProFrac or stockholders of ProFrac for monetary damages for a director’s breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permissible under the DGCL, as amended. ProFrac’s certificate of incorporation also provides that, if the DGCL is subsequently amended to permit the exculpation of officers for monetary damages for breach of their fiduciary duty as officers, then, from and after the effective time of such amendment to the DGCL, ProFrac’s officers shall not be liable to ProFrac or to stockholders of ProFrac for monetary damages for breach of their fiduciary duty as officers, except to the to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.
Any amendment, repeal or modification of these provisions of the ProFrac certificate of incorporation will be prospective only, and would not adversely affect any right or protection of a director or officer of ProFrac, as such exist under the certificate of incorporation of ProFrac, for acts or omissions that occurred prior to any such amendment, repeal or modification.
The ProFrac certificate of incorporation and bylaws provide that ProFrac shall indemnify and hold harmless, to the fullest extent permissible under applicable law (as it exists or may thereafter be amended) any person who was or is made a party to or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that this he or she, or a person for whom he or she is the legal representative, is or was a director or officer of ProFrac or, while serving as a director or officer of ProFrac, is or was serving at the request of ProFrac as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or non-profit
entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all expenses, liability and loss reasonably incurred in connection with such a proceeding. The ProFrac bylaws permit ProFrac to maintain insurance, at the expense of ProFrac, to protect ProFrac and any person who is or was serving as a director, officer, employee or agent of ProFrac, or is or was serving at the request of ProFrac as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit
entity, including service with respect to an employee benefit plan, against any expense, liability or loss, whether or not ProFrac would have the power to indemnify such person against any such expense, liability or loss under the DGCL.
ProFrac has entered into indemnification agreements with each of its current directors and officers, and intends to enter into indemnification agreements with each of its future directors and officers. These agreements require (and any such future agreement are expected to require) ProFrac to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to ProFrac, and to advance expenses incurred as a result of any proceeding against them, to the extent permissible under the DGCL and subject to the terms of the indemnification agreements.
These provisions may discourage stockholders from bringing actions or proceedings against ProFrac’s directors for breach of their fiduciary duty. Additionally, these provisions may have the effect of reducing the likelihood of derivative claims against directors and officers of ProFrac, even though such an action, if successful, may otherwise benefit ProFrac or stockholders of ProFrac. A stockholder’s investment in ProFrac may be adversely affected to the extent ProFrac pays the costs of settlement or damage awards against directors and officers under these the indemnification provisions. ProFrac believes that the limitation of liability provision in ProFrac’s certificate of incorporation and the indemnification agreements described above are necessary to continue to attract and retain qualified individuals to serve as directors and officers of ProFrac.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, ProFrac Stockholders will have appraisal rights in connection with a merger or consolidation. Pursuant to the DGCL, ProFrac Stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Sales of Restricted Shares
All shares of ProFrac Class A Common Stock held by the ProFrac LLC Unit Holders and other recipients of ProFrac Class A Common Stock in the Corporate Reorganization in connection with the ProFrac IPO are deemed to be “restricted securities” as such term is defined under Rule 144. The restricted securities were issued and sold by ProFrac in private transactions, and are eligible for public sale only if registered under the 1933 Act or if they qualify for an exemption from registration under Rule 144 under the 1933 Act, which is summarized below.
Each ProFrac LLC Unit Holder, subject to certain limitations, has the right, pursuant to the Redemption Right, to cause ProFrac LLC to acquire all or a portion of its ProFrac LLC Units for shares of ProFrac Class A Common Stock (on a one-for-one basis,
subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and similar transactions). See “
Information About ProFrac — Certain Relationships and Related Party Transactions—ProFrac LLC Agreement
.” The shares of ProFrac Class A Common Stock ProFrac issues upon such redemptions would be “restricted securities” as defined in Rule 144 described below. However, in connection with the ProFrac IPO, ProFrac entered into a registration rights agreement with certain of the ProFrac LLC Unit Holders that will require ProFrac to register under the 1933 Act these shares of ProFrac

Class A Common Stock. See “
Information About ProFrac — Certain Relationships and Related Party Transactions — ProFrac Founders Registration Rights Agreement
.”
As a result of
the lock-up agreements
described below and the provisions of Rule 144 under the 1933 Act, the shares of ProFrac Class A Common Stock (excluding the shares to be sold in the ProFrac IPO) that are available for sale in the public market are as follows:

•
no shares will be eligible for sale prior to 180 days after the date of the ProFrac Prospectus (other than the 5,200,000 shares of ProFrac Class A Common Stock purchased by THRC Holdings, the Farris and Jo Ann Wilks 2022 Family Trust and their affiliates, which will be eligible for sale when permitted under Rule 144 or Rule 701 under the 1933 Act); and

•
122,570,855 shares (assuming redemption of all applicable ProFrac LLC Units) will be eligible for sale upon the expiration of the lock-up
agreements, beginning 180 days after the date of the ProFrac Prospectus when permitted under Rule 144 or Rule 701.

Lock-up Agreements
All of ProFrac’s directors and officers and certain of the ProFrac LLC Unit Holders agreed not to sell any ProFrac Class A Common Stock for a period of 180 days from May 12, 2022, subject to certain exceptions and extensions. These agreements do not relate to the 5,200,000 shares of ProFrac Class A Common Stock purchased by THRC Holdings, the Farris and Jo Ann Wilks 2022 Family Trust and their affiliates, though these shares will remain subject to resale restrictions under federal securities laws.
Transfer Agent and Registrar
The transfer agent and registrar for ProFrac’s Class A Common Stock is American Stock Transfer & Trust Company, LLC.
Listing of Securities
The ProFrac Class A Common Stock is currently listed on the Nasdaq Global Select Market under the symbol “PFHC.” It is expected that following the Closing of the Merger, the ProFrac Class A Common Stock will continue to be listed on the Nasdaq Global Select Market under the symbol “PFHC.” Upon consummation of the Merger and effectiveness of this Registration Statement on Form
S-4,
the publicly tradable warrants of USWS, currently listed on the Nasdaq Capital Market under the symbol “USWSW,” shall become publicly tradable warrants of ProFrac and shall be listed on the Nasdaq Global Select Market under the symbol “PFHCW.”
SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK
Rule 144
Generally, pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares or warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of the affiliates of ProFrac at the time of, or at any time during the three months preceding, a sale and (ii) ProFrac is subject to the Exchange Act periodic requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or for such shorter period as ProFrac was required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares or warrants for at least six months, but who are affiliates of ProFrac at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of ProFrac Class A Common Stock then outstanding; or

•	the average weekly reported trading volume of ProFrac Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sale by affiliates of ProFrac under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about ProFrac.

COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS
ProFrac and USWS are both incorporated under Delaware law. Any differences, therefore, in the rights of ProFrac Stockholders and USWS Stockholders arise primarily from differences in their respective certificates of incorporation and bylaws. The following table compares the current rights of ProFrac Stockholders under the ProFrac certificate of incorporation and bylaws, and the current rights of USWS Stockholders under the USWS certificate of incorporation and bylaws. The following summary is not a complete statement of the rights of ProFrac Stockholders or USWS Stockholders or a complete description of the specific provisions referred to below. This summary does not purport to be complete and is qualified in its entirety by reference to the DGCL, ProFrac’s certificate of incorporation and bylaws and USWS’ certificate of incorporation and bylaws, which USWS Stockholders should read. For information on how copies of these documents may be obtained, please see “Where You Can Find More Information.”

	ProFrac Stockholder Rights	USWS Stockholder Rights
Authorized Capital Stock	ProFrac’s certificate of incorporation authorizes ProFrac to issue 1,000,000,000 shares of ProFrac Common Stock, of which 400,000,000 are designated ProFrac Class A Common Stock and 600,000,000 are designated ProFrac Class B Common Stock. ProFrac’s certificate of incorporation also authorizes ProFrac to issue 50,000,000 shares of preferred stock. As of August 8, 2022, there were 41,239,957 shares of ProFrac Class A Common Stock, 101,133,201 shares of ProFrac Class B Common Stock and 0 shares of ProFrac Preferred Stock issued and outstanding.	USWS’ certificate of incorporation authorizes USWS to issue 430,000,000 shares of USWS Common Stock, of which 400,000,000 shares are designated USWS Class A Common Stock, 20,000,000 are designated USWS Class B Common Stock and 10,000,000 are designated USWS Class F Common Stock. USWS’ certificate of incorporation also authorizes USWS to issue 10,000,000 shares of USWS Preferred Stock. As of August 15, 2022, there were 112,851,347 shares of USWS Class A Common Stock, and no shares of USWS Class B Common Stock, no shares of USWS Class F Common Stock and 19,610 shares of USWS Series A Preferred Stock issued and outstanding.
Voting Rights	Holders of shares of ProFrac Class A Common Stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of ProFrac Class B Common Stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of ProFrac Class A Common Stock and ProFrac Class B Common Stock vote together as a single class on all matters presented to the stockholders for their vote or	Holders of shares of USWS Class A Common Stock are entitled to one vote for each share held on all matters to be voted on by the stockholders. Holders of shares of USWS Class B Common Stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of USWS Class A Common Stock and holders of USWS Class B Common Stock will vote together as a single class on all matters submitted to a vote of the

	ProFrac Stockholder Rights	USWS Stockholder Rights
	approval, except with respect to the amendment of certain provisions of ProFrac’s certificate of incorporation that would alter or change the powers, preferences or special rights of the ProFrac Class B Common Stock. The holders of ProFrac Common Stock do not have cumulative voting rights.	Company’s stockholders, except with respect to the amendment of certain provisions of USWS’ certificate of incorporation that would alter or change the powers, preferences or special rights of the USWS Class B Common Stock. The holders of USWS’ Common Stock do not have cumulative voting rights.

Number of Directors and Size of Board	The ProFrac Board currently has five (5) members. ProFrac’s certificate of incorporation provides that, subject to the ProFrac Stockholders’ Agreement and the rights of the holders of any series of preferred stock to elect directors under specified circumstances, if any, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the ProFrac Board.	The USWS Board currently has nine (9) members. USWS certificate of incorporation provides that the number of directors of USWS, other than those who may be elected by one or more series of preferred stock voting separately by class or series, shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the USWS Board.
Action of Directors	ProFrac’s certificate of incorporation provides that, prior to the Trigger Date, on any matter to be voted on or consented to by the ProFrac Board (i) each
Non-Wilks
	Director (as defined in ProFrac’s certificate of incorporation) shall be entitled to cast one vote, (ii) the Wilks Directors (as defined in ProFrac’s certificate of incorporation) shall collectively be entitled to cast an aggregate number of votes in such an amount that, at any time, the Wilks Directors in office at such time shall collectively be entitled to cast a majority of the votes that may be cast by the directors (the “Aggregate Wilks Director Voting Power”), and (iii) each Wilks Director shall be entitled to cast a number of votes with respect to such matter (including any fractions thereof) equal to the quotient of (A) the Aggregate Wilks Director Voting Power,	USWS’ bylaws provide that the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the USWS Board.

	ProFrac Stockholder Rights	USWS Stockholder Rights
divided by (B) the number of Wilks Directors voting on such matter. On and after the Trigger Date, each director, including the Wilks Directors, if any, shall be entitled to cast one vote on all matters to be voted on by the ProFrac Board.

Term of Directors	ProFrac’s certificate of incorporation provides that, prior to the Trigger Date, all directors are to be elected annually, and each director shall hold office until his or her successor shall have been duly elected and qualified, or otherwise until his or her death, resignation, disqualification or removal. On and after the Trigger Date, the directors shall be divided into three classes with staggered three-year terms, with each director to hold office until his or her successor shall have been duly elected and qualified, or otherwise until his or her death, resignation, disqualification or removal.	USWS’ certificate of incorporation provides that the directors shall be divided into three classes with staggered three-year terms. Each director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, or otherwise until his or her death, resignation, retirement, disqualification or removal.
Election of Directors	ProFrac’s bylaws provide that, subject to certain exceptions in the ProFrac Stockholders’ Agreement and special rights of the holders of one or more series of preferred stock to elect directors, the directors of ProFrac shall be elected by a plurality of the votes of the shares cast by the holders of shares entitled to vote for the election of directors.	USWS’ bylaws provide that, subject to special rights of the holders of one or more series of preferred stock to elect directors, the directors of USWS shall be elected by a plurality of the votes of the shares cast by the holders of shares entitled to vote for the election of directors.
Removal of Directors	ProFrac’s certificate of incorporation provides that, prior to the Trigger Date, any director may be removed at any time, either for or without cause, by the holders of a majority of the shares of ProFrac stock then entitled to vote for the election of directors. On and after the Trigger Date, any	USWS’ certificate of incorporation provides that, subject to special rights of the holders of one or more series of preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least

	ProFrac Stockholder Rights	USWS Stockholder Rights
or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds
	of the voting power of all of the then outstanding shares entitled to vote for the election of directors.	two-thirds of the voting power of all of the then outstanding shares entitled to vote for the election of directors.

Vacancies	ProFrac’s certificate of incorporation provides that, prior to the Trigger Date, subject to certain exceptions in the ProFrac Stockholders’ Agreement and special rights of the holders of one or more series of preferred stock, any vacancy on the ProFrac Board that results from the death, resignation, disqualification or removal of any director or from any other cause, and any newly-created directorships resulting from any increase in the number of directors, shall be filled by (a) the affirmative vote of a majority of the total number of directors then in office, or (b) the affirmative vote of the holders of a majority of the voting power of the then outstanding shares entitled to vote generally for the election of directors, voting together as a single class. On and after the Trigger Date, any vacancy on the ProFrac Board that results from the death, resignation, disqualification or removal of any director or from any other cause, and any newly-created directorships resulting from any increase in the number of directors, shall be filled solely by the affirmative vote of a majority of the total number of directors then in office.	USWS’ certificate of incorporation provides that any vacancies on the USWS Board resulting from the death, resignation, retirement, disqualification, removal of any director or from any other cause, and any newly-created directorships resulting from any increase in the number of directors, shall be filled by the affirmative vote of a majority of the total number of directors then in office.
Quorum for Board Meetings	ProFrac’s bylaws provide that the presence of at least a majority of the total number of authorized directors constitutes a quorum for	USWS’ bylaws provide that the presence of at least a majority of the total number of authorized directors constitutes a quorum for

	ProFrac Stockholder Rights	USWS Stockholder Rights
	the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the ProFrac Board; provided that, prior to the Trigger Date, unless otherwise waived by any Wilks Director not attending a Board meeting, or in the event that a Wilks Director is incapacitated, each of the Wilks Directors must be present in order to establish a quorum for the transaction of business by the ProFrac Board.	the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the USWS Board.

Annual Meetings of Stockholders	ProFrac’s bylaws provide that the annual meetings of stockholders shall be held at such date, time and place as shall be designated by the ProFrac Board, the Executive Chairman or the Chief Executive Officer and stated in the notice of the meeting, at which time the stockholders may transact any business as may be properly brought before the meeting.	USWS’ bylaws provide that the annual meeting of stockholders shall be held at such date, time and place shall be designated the USWS Board and stated in the notice of the meeting, at which time the stockholders shall elect those directors to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.
Quorum for Stockholder Meetings	ProFrac’s bylaws provide that the holders of a majority of the shares of ProFrac stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business.	USWS’ bylaws provide that the holders of a majority of the shares of USWS stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business.
Notice of Annual and Special Meetings of Stockholders	ProFrac’s bylaws provide that notice of any meeting of stockholders must be sent not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting.	USWS’ bylaws provide that notice of any meeting of stockholders must be sent not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting.
Calling Special Meetings of Stockholders	ProFrac’s certificate of incorporation and bylaws provide that special meetings of	USWS’ certificate of incorporation and bylaws provide that special meetings of

	ProFrac Stockholder Rights	USWS Stockholder Rights
	stockholders may be called only by the Executive Chairman, the Chief Executive Officer, or pursuant to a resolution adopted by a majority of the total number of directors then in office; provided that, prior to the Trigger Date, special meetings of stockholders shall also be called by the Secretary at the request of the holders of record of a majority of the outstanding shares of ProFrac Common Stock. On and after the Trigger Date, the stockholders of ProFrac shall not have the power to call special meetings of stockholders.	stockholders may be called only by the Chairman of the USWS Board, Chief Executive Officer, or pursuant to a resolution adopted by a majority of the total number of directors then in office. The stockholders of USWS do not have the power to call special meetings of stockholders.
Stockholder Action by Written Consent	ProFrac’s certificate and incorporation and bylaws provide that, prior to the Trigger Date, any action required or permitted to be taken at any annual meeting or special meeting of ProFrac Stockholders may be effected by written consent of such stockholders. On and after the Trigger Date, subject to the rights of holders of any series of preferred stock, any action required or permitted to be taken by the stockholders of ProFrac must be effected by a duly called annual or special meeting of stockholders and may not be effected by written consent of the stockholders.	USWS’ certificate of incorporation provides that any action required or permitted to be taken by the USWS Stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the USWS Class B Common Stock and the USWS Class F Common Stock, with respect to which action may be taken by written consent.
Amendment of Bylaws	ProFrac’s bylaws may be amended, altered or repealed (a) by the affirmative vote of a majority of the ProFrac Board, and (b) (i) prior to the Trigger Date, by the affirmative vote of the holders of a majority of the shares of ProFrac stock issued and outstanding and entitled to vote, voting together as a single class, and (ii) on and after the Trigger Date, by the affirmative vote of the holders of not less than two-thirds
	of the shares of ProFrac	USWS’ bylaws may be amended, altered or repealed (a) by the affirmative vote of a majority of the USWS Board, and (b) by the affirmative vote of the holders of a majority of the shares of USWS stock issued and outstanding and entitled to vote, voting together as a single class.

	ProFrac Stockholder Rights	USWS Stockholder Rights
stock issued an outstanding and entitled to vote, voting together as a single class.

Amendment of Certificate of Incorporation	ProFrac’s certificate of incorporation provides that ProFrac may amend its certificate of incorporation as provided therein and by the DGCL; provided that, (a) prior to the Trigger Date, the affirmative vote of a majority of shares of ProFrac stock issued and outstanding and entitled to vote, voting together as a single class, shall be required to amend, alter or repeal any provision of ProFrac’s certificate of incorporation, and (b) on and after the Trigger Date, the affirmative vote of not less than two-thirds
	of shares of ProFrac stock issued an outstanding and entitled to vote, voting together as a single class shall be required to amend, alter or repeal any provision of ProFrac’s certificate of incorporation.	USWS’ certificate of incorporation provides that USWS may amend its certificate of incorporation as provided therein and by the DGCL.
Corporate Opportunities	ProFrac’s certificate of incorporation provides that ProFrac has renounced any interest or expectancy of ProFrac and its subsidiaries in any business opportunities that are from time to time presented to any of the ProFrac Controlling Stockholders or any of their respective affiliates, agents, shareholders, members, partners, directors, officers, employees, affiliates or subsidiaries (other than ProFrac and its subsidiaries), including any director or officer of ProFrac who is also an agent, shareholder, member, partner, director, officer, employee, affiliate or subsidiary of any ProFrac Controlling Stockholder (each, a “Business Opportunities Exempt Party”), even if the business opportunity is	USWS’ certificate of incorporation provides the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of USWS only with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of USWS and such opportunity is one that USWS is legally and contractually permitted to undertake and would otherwise be reasonable for USWS to pursue.

	ProFrac Stockholder Rights	USWS Stockholder Rights
one that ProFrac or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, such that no Business Opportunity Exempt Party shall be liable to ProFrac or its stockholders for breach of any fiduciary duty, unless, in the case of a person who is a director or officer of ProFrac, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of ProFrac.

Limitation on Liability of Directors	ProFrac’s certificate of incorporation provides that, to the fullest extent permitted by the DGCL, directors of ProFrac will not be liable to ProFrac or its stockholders for monetary damages for breach of fiduciary duty as a director. ProFrac’s certificate of incorporation also provides that ProFrac will indemnify its directors and officers to the fullest extent permitted by applicable law. ProFrac’s bylaws permit ProFrac to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as ProFrac’s officer, director, employee or agent, regardless of whether the DGCL would permit indemnification.	USWS’ certificate of incorporation provides that, to the fullest extent permitted by the DGCL, directors of USWS will not be liable to USWS or its stockholders for monetary damages for breach of fiduciary duty as a director. USWS certificate of incorporation also provides that USWS will indemnify its directors and officers to the fullest extent permitted by applicable law. USWS’ bylaws permit USWS to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as USWS’ officer, director, employee or agent, regardless of whether the DGCL would permit indemnification.
Anti-takeover Provisions	ProFrac has no shareholder rights plan in place. ProFrac maintains a dual-class common stock structure, with the ProFrac Class B Common Stock having equal voting rights to the ProFrac Class A Common Stock as described above. The ProFrac Class B Common Stock is not publicly traded and the ultimate beneficial ownership thereof is	USWS has no shareholder rights plan in place. Certain provisions of USWS’ certificate of incorporation and bylaws contain certain protective provisions, including provisions that (a) limit the ability of stockholders to call a special meeting, remove directors, or amend USWS’ certificate of incorporation and bylaws, (b) divide the USWS Board into

	ProFrac Stockholder Rights	USWS Stockholder Rights
concentrated among the ProFrac Controlling Stockholders. In addition, ProFrac’s certificate of incorporation and bylaws contain certain protective provisions, including provisions that (a) limit the ability of stockholders to call a special meeting, (b) establish advance notice requirements for stockholder proposals and director nominations, (c) provide the ProFrac Board the ability to authorize undesignated preferred stock, (d) provide that the authorized number of directors may be changed only by resolution of the ProFrac Board, and (e) may otherwise delay or discourage transactions involving an actual or potential change in control or change in ProFrac’s management, as more fully described under the heading “
Description of ProFrac Capital Stock
	” in this proxy statement/information statement/prospectus.	three classes with staggered three-year terms, and (c) provide for the existence of unauthorized and unissued shares of USWS capital stock, which could be issued by the USWS Board to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of USWS.

Exclusive Forum	Under ProFrac’s certificate of incorporation, unless ProFrac consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any ProFrac Stockholder to bring (i) any derivative action, (ii) any action asserting a claim of breach of fiduciary duty, (iii) any action asserting a claim against ProFrac, the ProFrac Board, officers or any employees arising pursuant to the certificate of incorporation, bylaws or the DGCL, or (iv) any action asserting a claim against ProFrac, the ProFrac Board, officers or employees governed by the internal affairs doctrine.	Under USWS’ certificate of incorporation, unless USWS consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any USWS Stockholder to bring (i) any derivative action, (ii) any action asserting a claim of breach of fiduciary duty, (iii) any action asserting a claim against USWS, the USWS Board, officers or any employees arising pursuant to the certificate of incorporation, bylaws or the DGCL, or (iv) any action asserting a claim against USWS, the USWS Board, officers or employees governed by the internal affairs doctrine.

LEGAL MATTERS
Before this registration statement becomes effective, Brown Rudnick LLP will provide an opinion regarding the validity of the securities offered by this proxy statement/information statement/prospectus and certain other legal matters related to this proxy statement/information statement/prospectus.
EXPERTS
ProFrac
The audited financial statements of ProFrac Holdings, LLC (referred to as “ProFrac Predecessor”) included in this proxy statement/information statement/prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The information appearing in this proxy statement/information statement/prospectus concerning estimates of ProFrac’s proven mineral reserves was derived from the report of John T. Boyd Company, independent mining engineers and geologists, and has been included herein on the authority of John T. Boyd Company as experts with respect to the matters covered by such report and in giving such report.
The audited balance sheet of ProFrac Holding Corp. included in this proxy statement/information statement/prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The audited financial statements of FTS International, Inc. included in this proxy statement/information statement/prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
USWS
The consolidated financial statements of U.S. Well Services, Inc. as of December 31, 2021 and 2020, and for the years then ended, have been included in reliance upon the report of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.
TRANSFER AGENT AND REGISTRAR
The transfer agent and registrar for ProFrac’s Class A Common Stock is American Stock Transfer & Trust Company, LLC.

FUTURE STOCKHOLDER PROPOSALS
ProFrac
ProFrac currently intends to hold its 2023 annual meeting of stockholders on or about June 1, 2023, regardless of whether the Merger is consummated. A proposal that a stockholder intends to present at the ProFrac 2023 annual meeting of stockholders and wishes to be considered for inclusion in ProFrac’s proxy materials must be received no later than February 1, 2023. All proposals must comply with Rule
14a-8
under the Exchange Act, as well as all other requirements under the ProFrac bylaws relating to stockholder proposals.
The bylaws of ProFrac contain provisions intended to promote the efficient functioning of stockholder meetings. Some of the provisions require advance notice to ProFrac of stockholder proposals or director nominations to be considered at an annual meeting. If a stockholder wishes to submit a proposal at ProFrac’s 2023 annual meeting of stockholders, other than for inclusion in ProFrac’s 2023 proxy statement and form of proxy, or to nominate a person for election as director, ProFrac’s bylaws require the stockholder to deliver written notice thereof, setting forth the information specified in ProFrac’s bylaws, to the Secretary of ProFrac not earlier than the close of business on February 1, 2023 and not later March 3, 2023; provided, however, that in the event that the date of the annual meeting is scheduled for a date that is more than 30 days before or more than 60 days after June 1, 2023, notice by the stockholder to be timely must be received no later than the 10 th
day following the day on which the public announcement (as defined in ProFrac’s bylaws) of the date of such meeting is first made by ProFrac.
USWS
USWS held its 2022 annual meeting of stockholders on May 20, 2022. If the Merger Agreement is adopted by the requisite vote of the USWS Stockholders and the Merger is completed, USWS will survive the Merger as an indirect subsidiary of ProFrac and, consequently, will not hold an annual meeting of its stockholders in 2023. USWS stockholders will be entitled to participate, as stockholders of ProFrac, in the 2023 annual meeting of stockholders of ProFrac.
If the Merger Agreement is not adopted by the requisite vote of the USWS Stockholders or if the Merger is not completed for any reason, USWS will hold an annual meeting of its stockholders in 2023.
In the event that USWS holds a 2023 annual meeting of its stockholders, stockholders interested in presenting a proposal for inclusion in USWS’ proxy statement and proxy relating to USWS’ 2023 annual meeting of stockholders may do so by following the procedures prescribed in Rule
14a-8
under the Exchange Act and USWS’ Bylaws. To be eligible under the SEC’s stockholder proposal rule (Rule
14a-8
of the Exchange Act) for inclusion in the 2023 annual meeting proxy statement and form of proxy for USWS, if applicable, a proposal must be received by the Corporate Secretary of USWS on or before December 9, 2022. If a stockholder wishes to submit a proposal at USWS’ 2023 annual meeting of Stockholders, if applicable, other than for inclusion in the 2023 proxy statement and form of proxy, or to nominate a person for election as director, USWS’ Bylaws, require the stockholder to deliver written notice thereof, setting forth the information specified in its Bylaws, to the Corporate Secretary at its principal executive offices no later than the close of business on the 90th day, nor earlier than the opening of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. In other words, for a stockholder proposal to be considered at the 2023 annual meeting of stockholders, if held, it should be properly submitted to the Corporate Secretary no earlier than January 20, 2023 and no later than February 19, 2023; provided, however, that such other business must otherwise be a proper matter for stockholder action. In the event that the date of the annual meeting is more than 30 days before or after May 20, 2023, however, a stockholder must deliver notice no earlier than the opening of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the day on which USWS first makes public announcement of the date of such meeting.

HOUSEHOLDING OF PROXY MATERIALS
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, commonly called “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.
Requests for additional copies of this proxy statement/information statement/prospectus should be directed to, as applicable, ProFrac Holding Corp., 333 Shops Boulevard, Suite 301, Willow Park, TX 76087, Telephone: (254)
776-3722,
or U.S. Well Services, Inc., 1360 Post Oak Boulevard, Suite 1800, Houston, TX 77056, Telephone: (832)
562-3730.
If two or more stockholders sharing the same address are receiving multiple copies of this proxy statement/information statement/prospectus, such stockholders can request delivery of a single copy of the proxy statement/information statement/prospectus from ProFrac Holding Corp., 333 Shops Boulevard, Suite 301, Willow Park, TX 76087, Telephone: (254)
776-3722,
or U.S. Well Services, Inc., 1360 Post Oak Boulevard, Suite 1800, Houston, TX 77056, Telephone: (832)
562-3730.

WHERE YOU CAN FIND MORE INFORMATION
ProFrac and USWS file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any of this information filed at the SEC’s public reference rooms located at:
Public Reference Room
100 F Street N.E.
Room 1024
Washington, DC 20549
You may obtain information on the operation of the Public Reference Room by calling the SEC at
1-800-SEC-0330.
These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement/information statement/prospectus.
ProFrac has filed with the SEC a registration statement on Form
S-4,
of which this proxy statement/information statement/prospectus forms a part. The registration statement registers the issuance of shares of ProFrac Class A Common Stock in the Merger in connection with the Merger. The registration statement, including the attached exhibits, contains additional relevant information about ProFrac and ProFrac Class A Common Stock. The rules and regulations of the SEC allow ProFrac and USWS to omit certain information included in the registration statement from this proxy statement/information statement/prospectus.
At the present time, ProFrac is not eligible to incorporate by reference the information filed with the SEC into this proxy statement/information statement/prospectus and accordingly has included the required business and financial information in this proxy statement/information statement/prospectus.
The SEC allows USWS to incorporate by reference information into this proxy statement/information statement/prospectus, which means that USWS can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/information statement/prospectus, except for any information superseded by information contained directly in this proxy statement/information statement/prospectus or in later filed documents incorporated by reference into this proxy statement/information statement/prospectus.
This proxy statement/information statement/prospectus incorporates by reference the documents listed below that USWS has previously filed with the SEC. These documents contain important business and financial information about USWS.

•
USWS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 30, 2022, including the portions of USWS’ Definitive Proxy Statement on Schedule 14A filed with the SEC on April 20, 2022, incorporated by reference therein
(File No. 001-38025);

•	USWS’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, filed with the SEC on May 16, 2022 and August 11, 2022, respectively (File No. 001-38025);

•
USWS’ Current Reports on Form
8-K,
filed with the SEC on February 2, 2022, March 4, 2022, March 11, 2022, March 30, 2022, April 27, 2022, May 4, 2022, May 16, 2022, May 23, 2022, June 9, 2022, June 22, 2022, June 27, 2022, July 22, 2022, August 5, 2022 and August 10, 2022 (excluding any information furnished pursuant to Item 2.02 or Item 7.01, or any corresponding information furnished under Item 9.01, of any such Current Report on Form
8-K)
(File No. 001-38025);
and

•
Description of USWS’ Common Stock and outstanding warrants contained in USWS’ Registration Statement on Form 8-A filed with the SEC on March 7, 2017 (File
No. 001-38025)
and any amendment or report filed for purposes of updating that document.

Documents incorporated by reference are available without charge from USWS, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/information statement/prospectus. You can obtain documents incorporated by reference into this proxy statement/information statement/prospectus by requesting them in writing or by telephone from USWS at the following address:
U.S. Well Services, Inc.
1360 Post Oak Boulevard
Suite 1800
Houston, TX 77056
Attention: Corporate Secretary
Telephone:
832-562-3730
If you wish to request documents, the applicable company must receive your request by [____], 2022, in order to receive them before the USWS Special Meeting.
USWS has supplied all information contained or incorporated by reference into this proxy statement/information statement/prospectus relating to USWS, and ProFrac has supplied all information contained in this proxy statement/information statement/prospectus relating to ProFrac.
Neither ProFrac nor USWS has authorized anyone to give any information or make any representation about the Merger or the two companies that is different from, or in addition to, that contained in this proxy statement/information statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/information statement/prospectus. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/information statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/information statement/prospectus does not extend to you. The information contained in this proxy statement/information statement/prospectus speaks only as of the date of this proxy statement/information statement/prospectus unless the information specifically indicates that another date applies.

Index to financial statements
ProFrac Holdings, LLC

Audited consolidated financial statements
Report of independent registered public accounting firm	F-1
Consolidated balance sheets as of December 31, 2021 and 2020	F-2
Consolidated statements of operations for the years ended December 31, 2021 and 2020	F-3
Consolidated statement of changes in equity for the years ended December 31, 2021 and 2020	F-4
Consolidated statements of cash flows for the years ended December 31, 2021 and 2020	F-5
Notes to consolidated financial statements	F-6

ProFrac Holding Corp.

Audited balance sheet
Report of independent registered public accounting firm	F-28
Balance sheet as of December 31, 2021	F-29
Notes to balance sheet	F-30

Unaudited interim financial statements
Unaudited consolidated balance sheets as of June 30, 2022 and December 31, 2021	F-31
Unaudited consolidated statements of operations for the three and six months ended June 30, 2022 and 2021	F-33
Unaudited consolidated statements of comprehensive income (loss) for the three and six months ended June 30, 2022 and 2021	F-34
Unaudited consolidated statements of changes in equity for the three and six months ended June 30, 2022 and 2021	F-35
Unaudited consolidated statements of cash flows for the six months ended June 30, 2022 and 2021	F-37
Notes to unaudited interim consolidated financial statements	F-38

Unaudited pro forma financial statements
Introduction .	F-72
Unaudited pro forma balance sheets as of June 30, 2022	F-74
Unaudited pro forma statements of operations for the six months ended June 30, 2022 and the year ended December 31, 2021	F-76
Notes to unaudited pro forma financial statements	F-78

FTS International, Inc.

Audited consolidated financial statements
Report of independent registered public accounting firm	F-90
Consolidated statements of operations for the year ended December 31, 2021 (Successor), the period from November 20, 2020 through December 31, 2020 (Successor), the period from January 1, 2020 through November 19, 2020 (Predecessor), and for the year ended December 31, 2019 (Predecessor)
F-93
Consolidated balance sheets as of December 31, 2021 and 2020	F-94
Consolidated statements of cash flows for the year ended December 31, 2021 (Successor), the period from November 20, 2020 through December 31, 2020 (Successor), the period from January 1, 2020 through November 19, 2020 (Predecessor), and for the year ended December 31, 2019 (Predecessor)
F-95
Consolidated statements of stockholders’ equity (deficit) for the year ended December 31, 2021 (Successor), the period from November 20, 2020 through December 31, 2020 (Successor), the period from January 1, 2020 through November 19, 2020 (Predecessor), and for the year ended December 31, 2019 (Predecessor)
F-96
Notes to consolidated financial statements	F-97

F-i

F-ii

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Owners
ProFrac Holdings, LLC
Opinion on the financial statements
We have audited the accompanying consolidated balance sheets of ProFrac Holdings, LLC (referred to as “ProFrac Predecessor” in the notes to the financial statements) and subsidiaries (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, equity, and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ GRANT THORNTON LLP
We have served as the Company’s auditor since 2018.
Dallas, Texas
March 31, 2022

ProFrac Holdings, LLC
Consolidated balance sheets
Amounts in thousands

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and equivalents	$5,376	$2,952
Accounts receivable	161,632	72,744
Accounts receivable—related party	4,515	880
Prepaid expenses, and other current assets	6,213	6,516
Inventories	73,942	56,598

Total current assets	251,678	139,690
Property, plant, and equipment	827,865	782,249
Accumulated depreciation and depletion	(464,178)	(352,565)

Property, plant, and equipment, net	363,687	429,684
Investment in associate	—	1,260
Investments	4,244	—
Intangible assets	27,816	—
Other assets	17,145	6,643

Total assets	$664,570	$577,277

Liabilities and equity
Current liabilities:
Accounts payable	$121,070	$76,374
Accounts payable—related party	21,275	18,488
Accrued expenses	38,149	29,890
Other current liabilities	34,400	—
Current portion of long-term debt	31,793	15,484

Total current liabilities	246,687	140,236
Long-term debt	235,128	205,369
Long-term debt—related party	34,645	54,860
Total liabilities	516,460	400,465
Commitments and contingencies (Note 9)
Equity	147,015	176,812
Noncontrolling interests	1,039	—
Accumulated other comprehensive loss	56	—

Total Equity	148,110	176,812

Total liabilities and equity	$664,570	$577,277

See accompanying notes to consolidated financial statements.

ProFrac Holdings, LLC
Consolidated statements of operations
Amounts in thousands

	Year ended December 31,
	2021	2020
Revenues	$768,353	$547,679

Operating costs and expenses:
Cost of revenues, exclusive of depreciation, depletion and amortization	570,122	432,570
Depreciation, depletion and amortization	140,687	150,662
Loss on disposal of assets, net	9,777	8,447
Selling, general, and administrative	65,592	51,014

Total operating costs and expenses	786,178	642,693

Operating loss	(17,825)	(95,014)

Other (expense) income:
Interest expense, net	(25,788)	(23,276)
Other (expense) income	(111)	324

Loss before income tax provision	(43,724)	(117,966)
Income tax benefit (provision)	186	(582)

Net loss	$(43,538)	$(118,548)
Net loss attributable to noncontrolling interests	(1,118)	(1,143)
Net loss attributable to ProFrac Predecessor	$(42,420)	$(117,405)

Other comprehensive income (loss)	(56)	—
Comprehensive loss	$(42,476)	$(117,405)
Less: Other comprehensive income (loss) attributable to noncontrolling interests	(14)	—
Comprehensive loss attributable to ProFrac Predecessor	$(42,462)	$(117,405)

See accompanying notes to consolidated financial statements.

ProFrac Holdings, LLC
Consolidated statement of changes in equity
Amounts in thousands

	Equity	Accumulated Other Comprehensive Loss	Noncontrolling interests	Total
Balance, January 1, 2020	$281,883	$—	$2,928	$284,811
Net loss	(117,405)	—	(1,143)	(118,548)
Member contribution by debt retirement	10,549	—	—	10,549

Balance, December 31, 2020	$175,027	$—	$1,785	$176,812

Net loss	(42,420)	—	(1,118)	(43,538)
Member contribution by debt retirement	18,000	—	—	18,000
Purchase of noncontrolling interests	(3,592)	—	(877)	(4,469)
Currency translation adjustments	—	56	19	75
Noncontrolling interest of acquired business	—	—	1,230	1,230

Balance, December 31, 2021	$147,015	$56	$1,039	$148,110

See accompanying notes to consolidated financial statements.

ProFrac Holdings, LLC
Consolidated statements of cash flow
Amounts in thousands

	Year ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(43,538)	$(118,548)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation, depletion and amortization	140,687	150,662
Loss on disposal of assets	9,777	8,447
Loss on extinguishment of debt	515	—
Amortization of debt issuance costs	2,154	1,958
Bad debt expense, net of recoveries	(1,164)	2,778
Provision for inventory obsolescence	—	2,804
Changes in operating assets and liabilities:
Accounts receivable	(89,639)	12,378
Inventories	(16,118)	(3,489)
Prepaid expenses and other assets	3,750	(1,027)
Accounts payable	31,639	(5,129)
Accrued expenses	6,162	(5,780)
Deferred revenues and other current liabilities	(283)	—

Net cash provided by operating activities	43,942	45,054

Cash flows from investing activities:
Investment in property, plant & equipment	(87,400)	(48,037)
Cash proceeds from sale of assets	17,553	4,680
Acquisitions	(4,292)	(1,260)
Investment in preferred shares	(4,244)	—

Net cash used in investing activities	(78,383)	(44,617)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	223,730	187,622
Repayments of long-term debt	(182,402)	(201,316)
Payment of debt issuance costs	(1,979)	(1,043)
Purchase of noncontrolling interests	(577)	—
IPO Preparation costs	(1,982)	—
Other	75	(585)

Net cash provided by (used in) financing activities	36,865	(15,322)

Net increase (decrease) in cash and cash equivalents	2,424	(14,885)
Cash and cash equivalents, beginning of period	2,952	17,837

Cash and cash equivalents, ending of period	$5,376	$2,952

Supplemental cash flow information:
Cash payments during the year for interest	$23,544	$20,952
Cash payments during the year for taxes	(212)	391
Non-cash transactions:
Acquisition of land in exchange for other current liability	$30,000	$—
Acquisition of non-controlling interests in exchange for other current liability	3,893	—
Retirement of long-term debt by member	18,000	10,549

See accompanying notes to consolidated financial statements.

ProFrac Holdings, LLC
Notes to the consolidated financial statements
For the year ended December 31, 2021 and 2020
(Amounts in thousands, except as noted)
1. Organization and description of business
The consolidated financial statements presented herein are those of ProFrac Holdings, LLC and its subsidiaries, which include Best Pump & Flow LP (“Best Flow”) and Alpine Silica, LLC (“Alpine”). ProFrac Holdings, LLC on a consolidated basis, is the predecessor to ProFrac Holding Corp. and is referred to herein as “ProFrac Predecessor,” “we,” “us,” “our,” or the “Company.” Prior to December 21, 2021, Dan Wilks and Farris Wilks (or entities they control) (collectively, the “Wilks”) held a controlling interest in ProFrac LLC, Best Flow and Alpine. Historical periods for ProFrac Predecessor had been presented on a consolidated and combined basis given the common control ownership by the Wilks. On December 21, 2021, all of the then-outstanding membership interests in Best Flow and Alpine were contributed to ProFrac LLC in exchange for membership interests in ProFrac LLC. Accordingly, all prior periods have been retrospectively adjusted to present the operations of ProFrac LLC, Best Flow and Alpine on a consolidated basis. The acquisitions of Best Flow and Alpine have been accounted for in a manner consistent with the pooling of interest method of accounting, as the transaction was a combination of entities under common control. Under this method of accounting, the statements of operations, equity and cash flows have been adjusted to include all activities of the commonly controlled groups for all periods in which common control existed.
ProFrac Predecessor is a vertically integrated and innovation-driven energy services company providing hydraulic fracturing, completion services and other complementary products and services to leading upstream oil and gas companies engaged in the exploration and production (“E&P”) of North American unconventional oil and natural gas resources. The operations of the ProFrac Predecessor are primarily focused in the Appalachian, East Texas/Louisiana and Permian Basins, where it has longstanding customer relationships. The ProFrac Predecessor operates in three business segments: stimulation services, manufacturing and proppant production.
2. Summary of significant accounting policies
Basis of presentation
The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
Use of estimates
The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect (1) the reported amounts of assets and liabilities and (2) the reported amounts of revenue and expenses during the reporting period. We base these estimates on historical results and various other assumptions believed to be reasonable, all of which form the basis for making estimates concerning the carrying values of assets and liabilities that are not readily available from other sources. Ultimate results could differ materially from these estimates.
Concentration of credit risk
The Company’s assets that are potentially exposed to concentrations of credit risk consist primarily of cash, cash equivalents, and accounts receivable. The financial institutions in which the Company transacts business are “well capitalized” under applicable federal capital adequacy guidelines, thereby reducing, but not eliminating its exposure to credit risks for deposits in excess of federally insured amounts.

The market for the Company’s services and products is the oil and gas industry in the United States. Oil and gas companies make capital expenditures on exploration, development and production operations. The level of these expenditures has historically been characterized by significant volatility.
The majority of the Company’s business is conducted with oil and gas E&P companies. For the year ended December 31, 2021, sales to Rockcliff Energy Management, LLC and Sabine Oil & Gas Corporation accounted for 15% and 10%, respectively, of total revenue. For the year ended December 31, 2020, sales to Rockcliff Energy Management, LLC, Alta Resources Development LLC and Sabine Oil & Gas Corporation accounted for 15%, 11% and 10%, respectively, of total revenue. The majority of these revenues were related to our Stimulation services segment.
As of December 31, 2021, receivables from Comstock Resources, Inc., Sabine Oil & Gas Corporation and Rockcliff Energy Management, LLC accounted for 13%, 11% and 10%, respectively, of total accounts receivable. As of December 31, 2020, receivables from Rockcliff Energy Management, LLC, Comstock Resources, Inc. and Blue Dome Operating, LLC accounted for 19%, 11% and 11%, respectively, of total accounts receivable. The Company does not believe this concentration of credit risk represents material risk of loss with respect to its financial position due to the credit worthiness and the nature of the receivables.
Cash and equivalents
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.
Inventories
Inventories, which consist of raw materials, work in process and finished goods, are carried at the lower of cost or net realizable value. Cost represents the purchase price or production cost and includes material, labor, and manufacturing overhead. Fixed manufacturing overhead is allocated to the cost of inventory based on the normal capacity of production facilities. Unallocated overhead during periods of abnormally low production levels is recognized as cost of sales in the period in which it is incurred. Our inventory is recorded using the first-in,
first-out
method. We regularly review quantities
on-hand
and reduce the value of inventory for excess or obsolescence based primarily upon historical usage, estimated demand, and technological developments. See Note 3 for additional information related to our inventory.
Property, plant, and equipment
Property, plant, and equipment is stated at cost less accumulated depreciation, which is generally provided by using the straight-line method over the estimated useful lives of the individual assets. We manufacture our hydraulic fracturing units and the cost of this equipment, which includes direct and indirect manufacturing costs, is capitalized, and carried as construction in progress until it is completed and placed into service. Expenditures for renewals and betterments that extend the lives of our service equipment, which includes the replacement of significant components of service equipment, are capitalized and depreciated. Other repairs and maintenance costs are expensed as incurred. Mining property costs are amortized using the units-of-production
method on estimated measured tons in proved reserves. The impact of revisions to reserve estimates is recognized on a prospective basis. When assets are disposed or retired, the cost and accumulated depreciation are netted against any sale proceeds, and the resulting gains or losses are included in the results of operations.
Intangible assets
We amortize intangible assets with a finite life on a straight-line basis over the period which the asset is expected to contribute to cash flows, ranging from seven years to 17 years. The components of our intangible assets generally consist of license agreements and technology. See Note 5—Intangible assets for additional information.

Impairment of long-lived assets
Recoverability of assets to be held and used is assessed whenever events or circumstances suggest that the fair value of the underlying asset or asset group may have significantly declined. Recoverability is evaluated by comparing the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. During the years ended December 31, 2021 and 2020, no impairments of long-lived assets have been recorded.
Accounts receivable and allowance for doubtful accounts
Accounts receivable are recorded at invoiced amounts and generally do not bear interest. We routinely assess the financial strength of our customers and establish an allowance for doubtful accounts based upon various factors including historical collection experience, current aging status of customer accounts, current financial condition, as well as other factors. Losses are charged against the allowance when the customer accounts are determined to be uncollectible. The following table summarizes the rollforward of the allowance for doubtful accounts for the years ended December 31, 2021 and 2020:

	Year ended December 31,
	2021	2020
Beginning balance	$(1,846)	$(316)
Bad debt expense, net of recoveries	1,164	(2,778)
Write-offs	16	1,248

Ending balance	$(666)	$(1,846)

Revenue recognition
Effective January 1, 2019, the Company adopted the requirements of Accounting Standards Update (“ASU”)
No. 2014-09,
Revenue from Contracts with Customers (“ASC 606”), which defines the criteria required to recognize revenue when a performance obligation is satisfied by transferring control over a product or service to a customer.
The Company’s services are sold based upon contracts with customers. The Company recognizes revenue as it satisfies performance obligations by transferring control over a service or product to a customer. Payment terms are specified in each customer agreement and are typically a specific number of days following satisfaction of the performance obligation. The following are descriptions of the principal activities of each reportable segment from which the Company generates its revenue.
Stimulation services.
We generate revenue through the provision of hydraulic fracturing services, which involves the injection of water, sand and chemicals under high pressure into formations to optimize hydrocarbon flow paths during the completion phase of wellbores. Our contracts with customers are short term in nature, typically less than four weeks, and have a single performance obligation, which is the contracted total stages, satisfied over time. Once a stage has been completed, a field ticket is created which includes charges for services performed and any inputs consumed during the service. The signing of the field ticket by a customer representative represents their acceptance of the service and agreement to the amounts to which the Company has the right to invoice and recognize as revenue. We believe that recognizing revenue based on actual stages completed, upon receipt of a signed field ticket, appropriately depicts how our hydraulic fracturing services are transferred to our customers over time.
Manufacturing.
We generate revenue through sales of equipment used to perform oilfield services. The performance obligation is satisfied and revenues are recognized at the point-in-time
that control of goods are

transferred to the customer, generally upon shipment from our manufacturing facility. Payment terms are specified in each customer agreement and are typically a specific number of days following satisfaction of the performance obligation.
Proppant production.
We generate revenue through the sale of frac sand to oilfield service providers and E&P companies. The performance obligation is satisfied and revenue is recognized at the point-in-time
that control of the product is transferred to the customer, generally upon shipment from our facility. We charge our customers on a per-ton
basis at current market prices. Payment terms are specified in each customer agreement and are typically a specific number of days following satisfaction of the performance obligation.
Taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and are therefore excluded from revenues in the consolidated statements of operations.
Business Combinations
Business combinations are accounted for under the acquisition method of accounting. Under this method, the assets acquired and liabilities assumed are recognized at their respective fair values as of the date of acquisition. The excess, if any, of the acquisition price over the fair values of the assets acquired and liabilities assumed is recorded as goodwill. For significant acquisitions, we utilize third-party appraisal firms to assist us in determining the fair values for certain assets acquired and liabilities assumed. The measurement of these fair values requires us to make significant estimates and assumptions which are inherently uncertain.
Adjustments to the fair values of assets acquired and liabilities assumed are made until we obtain all relevant information regarding the facts and circumstances that existed as of the acquisition date (the “measurement period”), not to exceed one year from the date of the acquisition. We recognize measurement-period adjustments in the period in which we determine the amounts, including the effect on earnings of any amounts we would have recorded in previous periods if the accounting had been completed at the acquisition date.
See Note 8—Investments and Acquisitions for information on acquisitions completed during the historical period.
Fair value measurements
Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at a measurement date. We apply the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases of categorization within the hierarchy upon the lowest level input that is available and significant to the fair value measurement:

•	Level One: The use of quoted prices in active markets for identical assets or liabilities.

•
Level Two: Other than quoted prices included in Level One, inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•	Level Three: The use of significant unobservable inputs that typically require the use of management’s estimates of assumptions that market participants would use in pricing.
Our current assets and liabilities contain financial instruments, the most significant of which are trade accounts receivable and payable. We believe the carrying value of our current assets and liabilities approximate fair value. Our fair value assessment incorporates a variety of considerations, including: (i) the short-term duration of the instruments and (ii) our historical incurrence of and expectations of future bad debt expense. The book value of our floating rate debt approximates fair value because of its floating rate structure.
Retirement benefits
The Company has a defined contribution 401(k) plan (the “Plan”) covering substantially all of its employees. Employees are eligible to participate in the Plan if they are 21 years of age and have completed 90 days of service. Eligible employees may defer up to 100% of their compensation or the maximum allowed by law on a pre-tax
or Roth
after-tax
basis. The Company contributes a match equal to 100% of an employee’s contribution up to 4% of his or her compensation. An additional discretionary employer contribution may be made. Employee contributions (both pre-tax
and Roth) and the employer match are 100% vested immediately for all years prior to 2020. Effective January 1, 2020, the employer matching contribution vests ratably upon completion of each of the employees’ first three years of service, and additional employer matching contributions thereafter vest immediately. Between April 5, 2020 and December 27, 2020, the Company suspended matching contributions as a cost-savings measure. The Company made matching contributions of $1.5 million and $0.6 million during the years ended December 31, 2021 and 2020, respectively. Expense associated with the Plan is charged to current operations. All obligations within the respective years have been fully funded.
Foreign Currency
We remeasure foreign currency transactions into the relevant functional currency and record the foreign currency transaction gains or losses as a component of other (expense) income in our consolidated statements of operations. We translate the financial statements of our
non-U.S.
dollar functional currency foreign subsidiary into U.S. dollars in consolidation and record the translation gains or losses as other comprehensive income (loss).
Profits interest grants
Class B “profits interest” units of ProFrac LLC (“Class B Units”) entitle the holders to their respective percentage share of cash distributions either through ordinary course distributions or in connection with a business sale after all normal capital has been distributed.
On May 28, 2020, ProFrac LLC awarded ten Class B Units (effectively 1%) (the “Grant”) to an executive. Under the terms of the award agreement, after recovery of Class A members’ equity, additional returns are to be available for distribution between profits interest holders and the members in accordance with their respective residual ownership. Four of such Class B Units granted vested immediately and six Class B Units vest in equal annual installments of two Class B Units on the anniversary of the agreement date in 2021, 2022 and 2023. In connection with this offering, all such Class B Units will be forfeited.
Awards of profits interests must be evaluated as either unit-based payment arrangements or profit-sharing plans. The issuance of Class B Units was determined to be akin to a share-based payment arrangement.
Accordingly, ProFrac LLC is required to estimate the value of any stock compensation as of the date of the award, and any related value is to be amortized over the vesting period. Due to the timing of the Grant issuance amid uncertainties early in the
COVID-19
pandemic along with the then-depressed oil prices, the value of the vested portion of the Grant, which only becomes eligible to receive cash payouts after all Class A members’ interests have been recovered, was determined to be insignificant.
Income taxes
The ProFrac Predecessor entities were organized as limited liability companies or a limited partnership and were treated as either a disregarded entity or a partnership for U.S. federal income tax purposes, whereby the ordinary business income or loss and certain deductions were passed-through and reported on the members’ income tax returns. As such, the ProFrac Predecessor is not required to provide for U.S. federal income taxes and no provision for U.S. federal income tax expense or deferred tax asset or liability is reflected in the historical financial statements. Additionally, with the acquisition of EKU, the Company is subject to certain foreign taxes, which were immaterial for the year ended December 31, 2021. However, certain states subject the ProFrac Predecessor to entity-level taxation. For the years ended December 31, 2021 and 2020, state tax (benefit) expense of $(0.2) million and $0.6 million was recognized. For any deferred tax assets recorded, the Company will assess the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to utilize the existing deferred tax assets, and will record a valuation allowance when it is more likely than not that some portion of the deferred tax assets will not be realized.

New accounting standards to be adopted
We have not yet implemented Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU)
No. 2016-02,
Leases (Topic 842). The ASU introduces a new accounting model for leases, which requires recognition of a right-of-use
asset and lease liability on the balance sheet for operating leases. Implementation is not expected to have a material impact on our results of operations, however the Company expects to be required to recognize material assets or liabilities associated with the right to use certain leased assets upon adoption. We are required to adopt Topic 842 using the effective date of January 1, 2022, using the modified retrospective method. Under this adoption method, all leases that are in effect and existence as of, and after the transition date, with a cumulative impact to retained earnings in that period. We expect that this standard will have a material effect on our financial statements. While we continue to assess all the effects of adoption, we currently believe the most significant effects relate to the recognition of new Right of Use (“ROU”) assets and lease liabilities on our balance sheet and providing significant new disclosures about our leasing activities. On adoption, we currently expect to recognize additional operating liabilities of approximately $30.0 million to $40.0 million with corresponding ROU assets of the same amount based on the present value of the remaining minimum lease payments under current leasing standards for existing operating leases. This excludes ROU assets and operating lease liabilities acquired in the FTSI Acquisition (defined below). Additionally, the ROU asset to be recognized upon adoption will increase due to the lease commitments associated with the FTSI Sale Leaseback. See Note 11—Subsequent Events.
We have not yet implemented FASB ASU
No. 2016-13,
Financial Instruments – Credit Losses. The ASU introduces a new accounting model, the Current Expected Credit Losses model (CECL), which requires recognition of credit losses and additional disclosures related to credit risk. The CECL model utilizes a lifetime expected credit loss measurement objective for the recognition of credit losses for loans and other receivables at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses. This model replaces the multiple existing impairment models previously used under U.S. GAAP, which generally require that a loss be incurred before it is recognized. The new standard also applies to financial assets arising from revenue transactions such as contract assets and accounts receivable.
Implementation is currently required for fiscal years beginning after December 15, 2022. The Company does not believe implementation will have a material impact on its financial statements.
We have not yet implemented FASB ASU
No. 2019-12,
Income Taxes (Topic 740) – Simplifying the Accounting for Income Taxes, which removes specific exceptions to the general principles in Topic 740 in GAAP. The new guidance also improves the application of income tax-related
guidance and simplifies GAAP for franchise taxes that are partially based on income, transactions with a government that result in a step up in the tax basis of goodwill, separate financial statements of legal entities that are not subject to tax, and enacted changes in tax laws in interim periods. The new guidance will be effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022; however, early adoption is permitted. The Company is currently evaluating the impact of adopting the new guidance on the consolidated financial statements.

3. Inventories
The following table summarizes the components of our inventories as of December 31, 2021 and December 31, 2020:

	December 31, 2021	December 31, 2020
Raw materials and supplies	$13,911	$10,492
Work in process	3,288	5,104
Finished products and parts	56,743	41,002

Total	$73,942	$56,598

The amounts above are reported net of an allowance for obsolete inventory, which was $4.3 million and $4.4 million as of December 31, 2021 and 2020, respectively.
4. Property, plant, and equipment
The following table summarizes the components of our property, plant, and equipment, net as of December 31, 2021 and December 31, 2020:

	December 31, 2021	December 31, 2020
Machinery and equipment	$760,829	$738,312
Mining property and mine development	34,809	4,809
Office equipment, software and other	5,550	4,820
Buildings and leasehold improvements	15,947	16,695

Total	817,135	764,636
Less: accumulated depreciation and depletion	(464,178)	(352,565)
Construction in progress	10,730	17,613

Property, plant, and equipment, net	$363,687	$429,684

Depreciation expense for the years ended December 31, 2021 and 2020 was $140.7 million and $150.7 million, respectively.
Major classifications of property, plant, and equipment and their respective useful lives are as follows:

Machinery and equipment	2 years—10 years
Office equipment, software, and other	3 years—7 years
Buildings and leasehold improvements	2 years—40 years
5. Intangible assets
The following table summarizes the components of our intangible assets at December 31, 2021 and December 31, 2020:

	December 31, 2021			December 31, 2020
	Gross Book Value	Less: Accumulated Amortization	Net Book Value	Gross Book Value	Less: Accumulated Amortization	Net Book Value
Electric frac licenses	$22,500	$—	$22,500	$—	$—	$—
Acquired technology	5,905	(589)	5,316	—	—	—

Intangible assets, net	$28,405	$(589)	$27,816	$—	$—	$—

In June 2021, ProFrac LLC entered into an agreement with U.S. Well Services, LLC (“USWS”) to purchase three licenses to manufacture electric frac fleets (one license per fleet) using USWS CleanFleet
®
technology. The purchase price was $7.5 million per license for a total of $22.5 million. Under the terms of the agreement, ProFrac LLC has the option, but no obligation, to purchase seven additional licenses for $7.5 million each, and ten additional licenses for $9.0 million each thereafter.
Intangible assets are amortized over the period the Company expects the asset to generate cash flows. As such, we will amortize each electric frac license through the remaining license period, beginning when the initial fleet built under each license is placed into service, a period we estimate to be 17 years. For technology acquired during 2021, we estimated this period to be 7 years. Amortization expense related to intangible assets was $0.6 million for the year ended December 31, 2021.
6. Indebtedness
The following table summarizes the components of our debt as of December 31, 2021 and December 31, 2020:

	December 31,	December 31,
	2021	2020
ABL Credit Facility	$69,000	$41,000
Term Loan	171,355	137,355
First Financial loan	30,000	—
Main Street loan	—	35,000
Tractor notes	—	3,911
Best Flow Credit Facility (1)	7,101	37,303
Best Flow notes payable (1)	—	—
Best Flow Note (1)	10,827	—
Alpine Promissory Note (1)	16,717	—
Alpine Credit Facility (1)	—	21,135
Other	1,695	5,829

Total gross debt	306,695	281,533
Less: unamortized debt issuance costs	(5,129)	(5,820)
Less: current portion of long-term debt	(31,793)	(15,484)

Total long-term debt	$269,773	$260,229

(1)	Related party debt agreements.
ABL Credit Facility
On March 14, 2018, ProFrac LLC entered into a senior secured asset-based revolving credit agreement (the “ABL Credit Facility”), with Barclays Bank PLC, as administrative agent and collateral agent (the “ABL Agent”), and the lenders party thereto. The ABL Credit Facility has a maturity date of March 14, 2023.
LIBOR borrowings under the ABL bear interest at the greater of LIBOR or 0.00%, plus a margin of 1.50% to 2.00%, depending on facility utilization. The interest rate was 2.75% as of December 31, 2021. Base rate loans are also available at our option.
The maximum availability of credit under the ABL is limited at any time to $105.0 million or a borrowing base, as defined in the credit agreement. The borrowing base is calculated on percentages of eligible accounts receivable and inventory and is subject to certain reserves. If the amount available under the ABL is less than either 15.0% of our maximum availability or $10.0 million, we will be required to maintain a minimum fixed charge coverage ratio of 1.0 to 1.0. Although we had availability in excess of this threshold, we were in compliance with this covenant as of December 31, 2021. If at any time borrowings and letters of credit issued under the ABL exceed the borrowing base, we will be required to repay an amount equal to such excess.

As of December 31, 2021, the borrowing base was $146.2 million, therefore maximum availability under the ABL was the facility maximum of $105.0 million. There were $69.0 million of borrowings outstanding under the ABL, and $3.1 million of letters of credit were outstanding, resulting in $32.9 million of availability under the ABL.
The ABL Credit Facility contains certain customary representations and warranties and affirmative and negative covenants. The negative covenants include, subject to customary exceptions, limitations on indebtedness, dividends, distributions and other restricted payments, investments, acquisitions, prepayments of specified junior indebtedness, amendments of specified junior indebtedness, transactions with affiliates, dispositions, mergers and consolidations, liens, restrictive agreements, sale and leaseback transactions, changes in fiscal periods and changes in line of business. ProFrac LLC was in compliance with all covenants as of December 31, 2021.
On March 4, 2022, the ABL Credit Facility was extinguished. See Note 11—Subsequent Events.
Term Loan
On September 7, 2018, ProFrac LLC entered into a $180.0 million term loan agreement (“Term Loan”), which matures on September 15, 2023, with a group of lenders with Barclays Bank, PLC as administrative agent. Principal payments are due in quarterly installments, however due to prepayments made to date, there will be no required minimum amortization (other than excess cash flow prepayments) before termination of the Term Loan. Excess cash flow is calculated quarterly to determine any additional minimum prepayments. On June 24, 2021, ProFrac LLC and its Term Loan lenders reached an agreement to expand the facility by $40.0 million.
The Term Loan, as amended, requires minimum excess cash flow prepayments as follows, each due approximately 55 days after period-end
: $0.0 million for the fiscal quarters ended March 31, 2021 through and including December 31, 2021, and $5.0 million for the fiscal quarters ended March 31, 2022 through and including June 30, 2023.
LIBOR borrowings under the Term Loan bear interest at the greater of LIBOR or 1.25%, plus a margin of 6.25% to 8.50%, depending on the total net leverage ratio as defined under the Term Loan. The interest rate was 9.75% as of December 31, 2021.
On May 29, 2020, one of the members of ProFrac LLC purchased and simultaneously retired a portion of the Term Loan. ProFrac LLC recognized the retirement of these notes, a non-cash
transaction for ProFrac LLC, as a contribution of equity and reduction of long-term debt of $10,549, the face value of the notes retired.
The Term Loan contains certain restrictive covenants, including a financial covenant which requires ProFrac LLC to maintain a total net leverage ratio, as defined in the credit agreement, of no greater than 2.25:1.00 for the fiscal quarters ended September 30, 2019 through and including March 31, 2020, 3.50:1.00 for the fiscal quarters ended June 30, 2020 through and including March 31, 2021, 3.00:1.00 for the fiscal quarter ended June 31, 2021, 2.75:1.00 for the fiscal quarter ended September 30, 2021, 2.50:1.00 for the fiscal quarter ended December 31, 2021, and 2.00:1.00 for the fiscal quarter ended March 31, 2022 and thereafter. ProFrac LLC was in compliance with all required covenants as of December 31, 2021.
The Term Loan contains certain customary representations and warranties and affirmative and negative covenants. The negative covenants include, subject to customary exceptions, limitations on indebtedness, dividends, distributions and other restricted payments, investments, acquisitions, prepayments of specified junior indebtedness, amendments of specified junior indebtedness, transactions with affiliates, dispositions, mergers and consolidations, liens, restrictive agreements, changes in fiscal periods and changes in line of business.
In February 2022, ProFrac and its Term Loan lenders entered into an agreement to amend the Term Loan. The amendment expanded the facility by $48.0 million. See Note 11—Subsequent Events.
On March 4, 2022, the Term Loan was extinguished. See Note 11—Subsequent Events.

First Financial Loan
On December 22, 2021, the Company entered into a $30.0 million loan agreement with First Financial Bank, N.A. (“First Financial Loan”) with a scheduled maturity date of January 1, 2024. The interest rate is LIBOR plus 3.5%, and the loan is to be repaid by equal monthly payments of principal and interest beginning in February 2022.The First Financial Loan contains certain restrictive covenants which require the Company to maintain a fixed charge coverage ratio of at least 1.00:1.00 and a maximum net leverage ratio of 3.00:1.00. The Company was in compliance with all covenants as of December 31, 2021.
Main Street Loan
On July 22, 2020, ProFrac LLC entered into a $35.0 million loan agreement with First Financial Bank, N.A. which matures on July 22, 2025 (“Main Street Loan”). The interest rate is LIBOR plus 3.00%, floating daily. In August 2021, the loan agreement was amended to delete the covenants in place prior to the amendment. As amended, the Main Street Loan contains certain restrictive covenants which require ProFrac LLC to maintain a Fixed Charge Coverage Ratio of at least 1.00:1.00, and a Maximum Leverage Ratio of 3.50:1.00. Additionally, the Main Street Loan restricts the payment of distributions or dividends, other than for the payment of taxes.
In December 2021, the Main Street Loan had a balance of $32.2 million. The Main Street Loan was extinguished with a cash payment of $2.2 million and the remainder refinanced with a $30.0 million loan with First Financial Bank, N.A. The Company incurred a loss on extinguishment of debt of $0.5 million related to the extinguishment of the Main Street Loan, reflected in other (expense) income on the consolidated statements of operations.
Tractor notes
On May 9, 2018, ProFrac LLC entered into a $17.5 million loan agreement with First Financial Bank, N.A. which matured on November 9, 2020 (“Tractor Note A”). The interest rate on Tractor Note A was 5.35%.
On May 9, 2018, ProFrac LLC entered into a $12.5 million loan agreement with First Financial Bank, N.A. with a stated maturity date of April 9, 2021 (“Tractor Note B”). The interest rate on Tractor Note B was 5.35%. Tractor Note B was retired in January 2021.
On May 3, 2019, ProFrac LLC entered into a $5.5 million loan agreement with First Financial Bank, N.A. with a stated maturity date of November 3, 2021 (“Tractor Note C”). The interest rate on Tractor Note C was 6.10%. Tractor Note C was retired in January 2021.
Best Flow Credit Facility
On February 4, 2019, Best Flow entered into a revolving loan credit agreement (the “Best Flow Credit Facility”), with Equify Financial, LLC (“Equify Financial”) as lender. Equify Financial is a related party. the Best Flow Credit Facility provided for a revolving credit facility in an aggregate principal amount at any time outstanding up to $9.0 million, subject to borrowing base availability. As of December 31, 2021, the Company had $7.1 million in outstanding borrowings and $1.9 million of remaining availability. The Best Flow Credit Facility has a maturity date of February 4, 2026.
The interest rate under the Best Flow Credit Facility is the lesser of (i) the Prime Rate (as defined in the Best Flow Credit Facility) plus the applicable margin (3.50%) and (ii) the Maximum Rate (as defined in the Best Flow Credit Facility). All accrued but unpaid interest on the outstanding principal balance is due and payable monthly on the first day of each calendar month. The Best Flow Credit Facility is secured by a first lien on substantially all of the assets of Best Flow.
The Best Flow Credit facility is subject to mandatory prepayments of the entire amount of the excess if the unpaid balance of Advances (as defined in the Best Flow Credit Facility) exceeds the borrowing base then in effect. The Best Flow Borrower can voluntarily prepay all or any portion of the Obligations (as defined in the Best Flow Credit Facility).

The Best Flow Credit Facility contains certain customary representations and warranties and affirmative and negative covenants. The negative covenants include, subject to exceptions, limitations on indebtedness, dividends, distributions and other restricted payments, investments, acquisitions, prepayments of indebtedness, transactions with affiliates, dispositions, mergers and consolidations, liens, restrictive agreements, changes in fiscal periods and changes in line of business.
The Best Flow Credit Facility contains certain customary events of default. If an event of default occurs and is continuing, the lenders may declare all loans to be immediately due and payable. Some events of default require an automatic termination of the loans and become immediately due and payable. As of December 31, 2021, we were in compliance with all of our covenants, and there were no existing defaults or events of default, related to the Best Flow Credit Facility.
On January 31, 2022, Best Flow and Equify Financial entered into an agreement to amend the Best Flow Credit Facility. See Note 11—Subsequent Events.
On March 4, 2022, the Best Flow Credit Facility was extinguished. See Note 11—Subsequent Events.
Best Flow notes payable
In 2021, Best Flow entered into a series of related party notes payable, the proceeds from which were used to pay down the Best Flow Credit Facility.
On January 25, 2021, Best Flow entered into a $15.0 million loan agreement with THRC Holdings and Farris Wilks and Equify Financial as an administrative agent, who are related parties, bearing interest of 8.0%, with a maturity date of January 25, 2023. This loan agreement is unsecured and is subject to monthly excess cash flow payments (as defined in the loan agreement). This new loan agreement is unsecured and is subject to monthly excess cash flow payments (as defined in the loan agreement). This loan agreement restricts the payment of distributions or dividends, other than for the payment of taxes. All amounts outstanding under this facility together with accrued interest were contributed to ProFrac LLC in exchange for equity interests in ProFrac LLC on December 15, 2021, and such debt was canceled in connection therewith, a non-cash
transaction for the Company.
On June 1, 2021, Best Flow entered into a $3.0 million credit agreement with Wilks Brothers, who is a related party, bearing interest of 8.0%, with a maturity date of January 31, 2022. All amounts outstanding under this facility together with accrued interest were contributed to ProFrac LLC in exchange for equity interests in ProFrac LLC on December 15, 2021, and such debt was canceled in connection therewith, a non-cash
transaction for the Company.
Best Flow Note
On January 28, 2021, Best Flow issued a promissory note (the “Best Flow Note”), with Equify Financial, as holder. Equify Financial is a related party. The Best Flow Note provides for a term loan in an initial aggregate principal amount equal to $13.0 million. Proceeds from the Best Flow Note were utilized to pay down $7.6 million of outstanding balances on the Best Flow Credit Facility and to pay down other equipment financing agreements for $5.4 million. The Best Flow Note matures on February 1, 2026, with a fixed interest rate of 8.0%. The principal and interest are paid in equal monthly amortizing amounts through maturity. Prepaid amounts are subject to a 0.19% prepayment premium. Best Flow was in compliance with all covenants as of December 31, 2021.
On March 4, 2022, the Best Flow Note was extinguished. See Note 11—Subsequent Events.

Alpine Credit Facility
On October 25, 2018, Alpine entered a secured revolving credit agreement with Equify Financial, with a maximum loan availability of $25.3 million (the “Alpine Credit Facility”). Equify Financial is a related party. The maturity date under the Alpine Credit Facility was November 25, 2020. Interest is paid monthly at a fixed rate of 8.0%. The revolving credit note is secured by a lien on, and security interest in, all of the assets of Alpine. Alpine had outstanding borrowings under the revolving credit note of $21.1 million as of December 31, 2020. The Alpine Credit Facility was refinanced with the Alpine Promissory Note in January 2021.
Alpine Promissory Note
In January 2021, Alpine entered into a $21.4 million promissory note with Equify Financial (“Alpine Note”). Equify Financial is a related party. The Alpine Note amortizes monthly, has an interest rate of 8.0% and has a stated maturity date in February 2027. Alpine had $16.7 in outstanding borrowings under the Alpine Note as of December 31, 2021. Alpine was in compliance with all covenants as of December 31, 2021.
On March 4, 2022, the Alpine Note was extinguished. See Note 11—Subsequent Events.
Other indebtedness
As of December 31, 2021 and December 31, 2020, the ProFrac Predecessor had other debt agreements outstanding with unpaid principal balances of $1.7 million and $5.8 million, respectively. These were primarily comprised of various equipment financing agreements. As of December 31, 2021, these agreements have a weighted average interest rate of 5.7% and a weighted average remaining term of 6.1 years.
The following table summarizes the principal maturity schedule for our long-term debt outstanding as of December 31, 2021:

	2022	2023	2024	2025	2026	Thereafter	Total
ABL Credit Facility (1)	$—	$—	$—	$—	$—	$69,000	$69,000
Term Loan (1)	16,875	22,500	22,500	109,480	—	—	171,355
First Financial loan	14,110	15,890	—	—	—	—	30,000
Best Flow Credit Facility (1)	—	—	—	—	—	7,101	7,101
Best Flow Note (1)	—	—	—	—	—	10,827	10,827
Alpine Promissory Note (1)	—	—	—	—	—	16,717	16,717
Other indebtedness	808	173	152	101	75	386	1,695

Total	$31,793	$38,563	$22,652	$109,581	$75	$104,031	$306,695

(1)
Principal maturity for these facilities reflect the terms of the New ABL Credit Facility, the New Term Loan Credit Facility and the Equify Bridge Note which refinanced these facilities subsequent to December 31, 2021, however the presented amounts due at maturity in the schedule above are limited by the balances outstanding as of December 31, 2021. See Note 11 - Subsequent Events for additional detail and a schedule of the full principal repayment obligations as of March 30, 2022.

7. Related party transactions
In the normal course of business, the ProFrac Predecessor has entered into transactions with related parties where the Wilks (or entities they control) hold a controlling financial interest. During the years ended December 31, 2021 and 2020, the ProFrac Predecessor had related party transactions with the following related party entities
Automatize, LLC (“Automatize”) is a logistics company that provides for the delivery of proppants on behalf of its customers, including the ProFrac Predecessor. Amounts paid to Automatize are recorded in cost of revenues, exclusive of depreciation and depletion on our consolidated statements of operations.

F
-17

Cisco Logistics, LLC (“Cisco Logistics”) is a logistics company that delivers sand and equipment on behalf of its customers, including the ProFrac Predecessor. Amounts paid to Cisco Logistics are recorded in cost of revenues, exclusive of depreciation and depletion on our consolidated statements of operations. Additionally, during 2021 the Company incurred costs associated with the refurbishment of certain equipment owned by Cisco Logistics and recorded a receivable of $1.5 million for reimbursement of these expenditures.
Equify Risk Services, LLC (“Equify Risk”) is an insurance broker that negotiates and secures insurance policies on behalf of its customers, including the ProFrac Predecessor. Amounts paid to Equify Risk are recorded in selling, general and administrative expenses on our consolidated statements of operations.
Equify Financial, LLC (“Equify Financial”) is a finance company that provides equipment and other financing to its customers, including the ProFrac Predecessor. Amounts paid to Equify Financial are recorded in interest expenses on our consolidated statements of operations, and repayments of long-term debt on our consolidated statements of cash flows. See Note 6—Indebtedness for additional disclosures related to related party credit agreements.
Wilks Brothers, LLC (“Wilks Brothers”) is a management company which provides administrative support to various businesses within their portfolio. Wilks Brothers and certain entities under its control will at times incur expenses on behalf of the ProFrac Predecessor, billing the ProFrac Predecessor for these expenses at cost as well as certain management fees. Amounts paid to Wilks Brothers are generally recorded in selling, general and administrative expenses on our consolidated statements of operations. See Note 6—Indebtedness for additional disclosures related to related party credit agreements.
Interstate Explorations, LLC (“Interstate”) is an exploration and development company for which ProFrac LLC performs pressure pumping services, and from which the Company has a short-term lease for certain office space.
Flying A Pump Services, LLC (“Flying A”) is an oilfield services company which provides pump down and acid services, to which ProFrac LLC rents equipment.
MC Estates, LLC and the Shops at Willow Park, LLC (“Related Lessors”) own various industrial parks and office space leased by the ProFrac Predecessor. Amounts paid to Related Lessors are recorded in selling, general and administrative expenses on our consolidated statements of operations.
Wilks Construction Company, LLC (“Wilks Construction”) is a construction company that has built and made renovations to several buildings for the Company. Amounts paid to Wilks Construction are recorded in capital expenditures on our consolidated statements of cash flows.
3 Twenty-Three, LLC (“3 Twenty-Three”) is a payroll administrator which performs payroll services on behalf of its customers, including the ProFrac Predecessor. Amounts paid to 3 Twenty-Three are recorded in cost of revenues, exclusive of depreciation and depletion and selling, general and administrative expenses on our consolidated statements of operations.
Carbo Ceramics Inc. (“Carbo”) is a provider of ceramic proppant which will at times purchase conventional proppant from the Company to act as a broker for its customers. Additionally, the Company will at times purchase manufactured proppant from Carbo for the Stimulation Services segment.

The following table summarizes expenditures with related parties for the years ended December 31, 2021 and 2020:

	Year ended December 31,
	2021	2020
Automatize	$80,521	$26,226
Wilks Brothers	15,480	16,622
Related Lessors	6,308	6,052
Equify Financial	2,871	2,323
3 Twenty-Three	1,033	1,148
Carbo	513	—
Cisco Logistics	509	4,181
Interstate	80	30
Equify Risk	3	1,602
Wilks Construction	—	107
Other	114	—

Total	$107,432	$58,291

The following table summarizes related party accounts payable as of December 31, 2021 and December 31, 2020:

	December 31,	December 31,
	2021	2020
Automatize	$11,198	$5,633
Wilks Brothers	9,990	11,993
Wilks Construction	57	57
Carbo	10	—
Related Lessors	1	21
Cisco Logistics	—	671
Equify Financial	—	113
Other	19	—

Total	$21,275	$18,488

The following table summarizes revenue from related parties for the years ended December 31, 2021 and 2020:

	Year ended December 31,
	2021	2020
Flying A	$2,701	$294
Carbo	1,025	193
Interstate	116	11
Wilks Brothers	65	—
Automatize	3	701
Other	32	84

Total	$3,942	$1,283

The following table summarizes related party accounts receivable as of December 31, 2021 and December 31, 2020:

	December 31,	December 31,
	2021	2020
Flying A (1)	$2,412	$549
Cisco Logistics	1,489	—
Carbo	591	116
Automatize	—	191
Other	23	24

Total	$4,515	$880

(1)	The amounts above are reported net of a related party allowance for doubtful accounts, which was $0.2 million as of December 31, 2021.
Additionally, In January and February of 2021, ProFrac LLC executed two agreements with one of ProFrac LLC’s members for the sale of certain lots of equipment, in exchange for $8.7 million in cash, an amount that approximates the net book value of the assets. Under these agreements, for any assets subsequently resold by the member, ProFrac LLC will reimburse the member for a certain percentage of the net loss, or conversely be entitled to a certain percentage of the net gain, at rates established in the agreements. As of December 31, 2021, the majority of the assets have been sold by the member, and ProFrac LLC’s remaining liability of approximately $0.2 million for assets that have not been resold has been recorded.
8. Investments and Acquisitions
Basin Production and Completion LLC
Between September 27 and December 23, 2021, the Company purchased Series
B-1
Preferred Units of Basin Production and Completion LLC (“BPC”), a manufacturer of equipment used in hydraulic fracturing for $4.2 million. This comprises approximately 20% of the BPC Series B Preferred Units. As of December 31, 2021, we do not exercise significant influence over this entity. As we determined this to be an equity security, we initially recorded our investment at cost, presented as “Investments” in our consolidated balance sheets as of December 31, 2021. As the Series
B-1
Preferred Units do not have a readily determinable fair value, and do not qualify for the practical expedient to estimate fair value, after initial recognition we will measure our investment at cost minus any impairment. We did not identify any indicators of impairment of our investment as of December 31, 2021. The Company made additional investments in BPC and entered into a note receivable with a subsidiary of BPC subsequent to December 31, 2021. See Note 11 – Subsequent Events.
EKU
On December 22, 2020, the Company purchased a 25% stake in EKU, GmbH (“EKU”), an equipment manufacturer based in Germany, for $1.2 million. For the year ended December 31, 2020, we accounted for this investment using the equity method as we had significant influence over EKU, and held a voting interest of 20% or greater, but less than 50%. The results of operations for EKU between December 22 and December 31, 2020 were not material, and are presented in the consolidated statements of operations in “Cost of revenues.” Investment in this associated company is presented on a one-line
basis as “Investment in associate” in our consolidated balance sheets as of December 31, 2020. In January 2021, the Company obtained a controlling interest in EKU, the results of which are consolidated thereafter.
The Company obtained a 75% controlling interest in EKU in January 2021 and performed a purchase price allocation in conjunction with the consolidation of this subsidiary. We recognized net working capital of $2.5 million, property, plant and equipment of $0.4 million, intangible assets of $3.5 million and debt of

$1.4 million at estimated fair value. In consolidation, we eliminated our investment in associate, recognized equity of $3.7 million for the value of our 75% interest, and noncontrolling interest of $1.2 million for the value of the minority shareholder positions. See Note 5—Intangible assets for additional information related to the recognized intangible assets.
Munger Ranch
The Company entered into an agreement to acquire property in West Texas (“Munger Right Agreement”) in November 2021 for a purchase price of $30.0 million. Under the Munger Right Agreement, the sellers were given the option to receive the consideration in cash, or in the event of an initial public offering (“IPO”) prior to November 17, 2022, in equity, at the sellers’ election. Under the equity option, in the event the Company completes an IPO, the sellers would be entitled to 1.5% of the outstanding shares of common stock immediately following the IPO. Each seller initially elected the equity option, as such this was a non-cash
transaction for the Company for the year ended December 31, 2021. If the IPO does not occur prior to November 17, 2022, then the consideration in the sale will be payable in cash. Additionally, the Munger Right Agreement includes a ‘Make Whole’ provision. Under the Make Whole provision, if any seller liquidates 100% of the Class A shares they are issued prior to the one-year
anniversary of the IPO, then the company will pay the difference between the IPO price of the shares disposed and the disposal price of the Class A shares. As of December 31, 2021, the liability of $30.0 million is presented within Other Current Liabilities in our Balance Sheet. The acquired property was treated as an asset acquisition and not an acquisition of a business, and is presented within Property, plant, and equipment in our consolidated balance sheets as of December 31, 2021.
Subsequent to December 31, 2021, a related party entered into a Rights Agreement with one of the sellers, under which the related party was assigned rights to $8.1 million of the $30.0 million in consideration related to the Munger Right Agreement. See Note 11—Subsequent Events.
iO-TEQ,
LLC
The Company acquired
iO-TEQ,
LLC (“IOT”) in October 2021 for $2.2 million and performed a purchase price allocation at the acquisition date. We recognized net working capital of $0.2 million, property, plant and equipment of $0.1 million, intangible assets of $2.4 million and debt of $0.4 million at estimated fair value. See Note 5—Intangible assets for additional information related to the recognized intangible assets.
Best Flow minority interests
In December 2021, the Company purchased a 2.302% interest in Best Flow from an investor for $0.6 million in cash. Also in December 2021, the Company entered into an agreement with Eagleton Venture, Inc. (“Eagleton”) to purchase Eagleton’s 15.172% interest in Best Flow (“Eagleton Right Agreement”) for a purchase price of $3.9 million. Under the Eagleton Right Agreement, in the event that the Company completes an initial public offering (“IPO”), the Company will issue
Class-A
shares to Eagleton with a fixed total value of $3.9 million divided by the IPO price. If the Company has not consummated an IPO by February 15, 2022, Eagleton may elect to receive $3.9 million in cash. As such, this was a non-cash
transaction for the Company for the year ended December 31, 2021. As of December 31, 2021, this liability of $3.9 million is presented within Other Current Liabilities in our Balance Sheet. Subsequent to December 31, 2021, Eagleton elected to receive the $3.9 million in cash, which was paid in March 2022. See Note 11—Subsequent Events.
9. Commitments and contingencies
Litigation
In the ordinary course of business, we are subject of, or party to a number of pending or threatened legal actions and administrative proceedings arising in the ordinary course of our business. While many of these matters involve inherent uncertainty, we believe that the amount of the liability, if any, ultimately incurred with respect to proceedings or claims will not have a material adverse effect on our consolidated financial position as a whole or on our liquidity, capital resources or future annual results of operations.
When deemed necessary, we establish reserves for certain legal proceedings. The establishment of a reserve is based on an estimation process that includes the advice of legal counsel and subjective judgment of management. While management believes these reserves to be adequate, it is reasonably possible we could incur additional losses with respect to those matters in which reserves have been established. We will continue to evaluate our litigation on a quarterly basis and will establish and adjust any litigation reserves as appropriate to reflect our assessment of the then current status of litigation. As of December 31, 2021, we have recorded an estimated liability of $4.0 million related to a contract dispute claim with a vendor, which is included in accrued expenses in our consolidated balance sheets and in selling, general and administrative expense on our consolidated statements of operations for the year ended December 31, 2020.
Lease commitments
We have
non-cancelable
operating lease commitments related to our corporate office, several of our field offices and manufacturing facilities. The following table summarizes the future minimum rental payments required under our operating lease arrangements as of December 31, 2021.

2022	$6,401
2023	6,256
2024	5,844
2025	5,329
2026	5,196
Thereafter	16,954

Total	$45,980

The table above does not include lease commitments associated with the FTSI Sale Leaseback. See Note 11—Subsequent Events.
Rent expense under our operating lease arrangements was $6.1 million and $6.1 million for the years ended December 31, 2021 and 2020, respectively.
10. Segment information
Our business has three reportable segments: Stimulation Services, Manufacturing and Proppant production. Each reportable segment represents a separate business unit that operated as a standalone company prior to the reorganization of the Company in December 2021. Following the reorganization, each reportable segment continues to have distinct management and prepares discrete financial information for the segment (consistent with when each operated as a standalone business). The Wilks, who are our Chief Operating Decision Makers (“CODMs”), review the discrete segment financial information, including Adjusted EBITDA as the measure of profitability, to evaluate the performance of our segments and make resource allocation decisions.
We account for intersegment transactions as if the transactions were with third parties, that is, at estimated current market prices. For the years ended December 31, 2021 and 2020, intersegment revenues for the manufacturing segment were 90% and 97%, respectively. For the years ended December 31, 2021 and 2020, intersegment revenues for the proppant production segment were 40% and 20%, respectively.
The performance of our segments is evaluated primarily on Adjusted EBITDA. We define Adjusted EBITDA as our net income (loss), before (i) interest expense, net, (ii) income tax benefit (provision), (iii) depreciation, depletion and amortization, (iv) loss on disposal of assets, (v) loss on extinguishment of debt, (vi) bad debt expense, (vii) loss on foreign currency transactions and (viii) other unusual or non-recurring
charges, such as costs related to our initial public offering, severance charges, and non-recurring
supply commitment charges.
Segment information as of and for the years ended December 31, 2021 and 2020 is as follows:

	Year ended December 31,
	2021	2020
Revenues
Stimulation services	$745,373	$538,282
Manufacturing	76,360	46,222
Proppant production	27,225	10,215

Total segments	848,958	594,719
Eliminations	(80,605)	(47,040)

Total	$768,353	$547,679

Cost of revenues, excluding depreciation, depletion and amortization
Stimulation services	$570,828	$433,122
Manufacturing	65,849	40,424
Proppant production	14,050	6,064

Total segments	650,727	479,610
Eliminations	(80,605)	(47,040)

Total	$570,122	$432,570

Adjusted EBITDA
Stimulation services	$122,634	$68,787
Manufacturing	1,382	1,325
Proppant production	10,672	2,685

Total segments	134,688	72,797
Eliminations	—	—

Total	$134,688	$72,797

Depreciation, depletion and amortization
Stimulation services	$128,004	$138,122
Manufacturing	3,788	2,796
Proppant production	8,895	9,744

Total	$140,687	$150,662

Capital expenditures
Stimulation services	$82,545	$46,371
Manufacturing	3,500	1,661
Proppant production	1,355	5

Total	$87,400	$48,037

Total assets
Stimulation services	$545,047	$452,729
Manufacturing	77,968	64,769
Proppant production	100,294	73,918

Total segment assets	723,309	591,416
Eliminations	(58,739)	(14,139)

Total	$664,570	$577,277

The following table sets forth the reconciliation of Segment Adjusted EBITDA to net loss in our consolidated statements of operations:

	2021	2020
Stimulation services—Adjusted EBITDA	$122,634	$68,787
Manufacturing—Adjusted EBITDA	1,382	1,325
Proppant production—Adjusted EBITDA	10,672	2,685

Total	$134,688	$72,797

Interest expense, net	(25,788)	(23,276)
Income tax benefit (provision)	186	(582)
Depreciation, depletion and amortization	(140,687)	(150,662)
Loss on disposal of assets, net	(9,777)	(8,447)
Loss on extinguishment of debt	(515)	—
Bad debt expense, net of recoveries	1,164	(2,778)
Loss on foreign currency transactions	(249)	—
Reorganization costs	(2,060)	—
Severance charges	(500)	—
Supply commitment charges	—	(5,600)

Net loss	$(43,538)	$(118,548)

11. Subsequent events
The ProFrac Predecessor has evaluated events subsequent to December 31, 2021 through March 31, 2022, the date these financial statements were made available to be issued, and report the following events:

a)
On January 31, 2022, Best Flow and Equify Financial entered into an agreement to amend the Best Flow Credit Facility to increase the facility by $6.0 million to $15.0 million. This amendment triggered a Term Loan covenant violation which restricted additional borrowings, but a waiver was received. This facility was extinguished on March 4, 2022.

b)
On February 16, 2022, Eagleton elected to receive in cash the $3.9 million deferred purchase price consideration related to the Company’s purchase of its noncontrolling interest in Best Flow. This obligation was paid March 2, 2022.

c)
On February 9, 2022, the Company entered into an agreement to purchase all the series
A-1
&
B-1
preferred units of BPC for $46.0 million (“Basin Units Acquisition”), consisting of $40.0 million to BPC for series
A-1
&
B-1
preferred units and $6.0 million to selling holders of BPC series
B-1
preferred units. The Company had an investment of $4.4 million in BPC as of December 31, 2021.

d)
In February 2022, ProFrac and its Term Loan lenders entered into an agreement to amend the Term Loan. The amendment expanded the facility by $48.0 million, the Term Loan lenders consented to the Basin Units Acquisition funded by the additional proceeds from the Term Loan, and the Term Loan lenders waived certain covenant violations that occurred in early 2022. There were no further covenant violations between this amendment and the extinguishment of the Term Loan on March 4, 2022.

e)
On February 2, 2022, ProFrac entered into an agreement with Flotek pursuant to which Flotek will provide full downhole chemistry solutions for a minimum of ten hydraulic fleets or 33% of our
Pre-Acquisition
Fleets for three years starting on April 1, 2022, at a price of cost plus 7.0% (“Flotek Supply Agreement”). In exchange for entry into the Flotek Supply Agreement, we received $10.0 million in initial principal amount of notes that are convertible into Flotek common stock and acquired an additional $10.0 million in principal amount of such notes in a related private offering transaction. On February 16, 2022, the Flotek Supply Agreement was amended to increase the term to ten years and increase the scope to 30 fleets. In exchange, Flotek agreed to issue us $50.0 million in initial principal amount of notes that will be convertible into

Flotek common stock The Flotek Supply Agreement Amendment includes a minimum annual volume commitment whereby we will be obligated to pay Flotek liquidated damages equal to 25% of the shortfall for such year, should we fail to meet the minimum purchase amount. The notes issued to ProFrac accrue paid-in-kind
interest at a rate of 10% per annum, have a maturity of one year, and convert into common stock of Flotek (a) at the holder’s option at any time prior to maturity, at a price of $1.088125 per share, (b) at Flotek’s option, if the volume-weighted average trading price of Flotek’s common stock equals or exceeds $2.50 for 20 trading days during a 30 consecutive trading day period, or (c) at maturity, at a price of $0.8705 (the “Convertible Notes”).

f)
On February 4, 2022, a related party entered into a Rights Agreement with Encantor Properties LP, one of the sellers from whom the Company purchased the Munger Ranch property, under which the related party was assigned rights to $8.1 million of the $30.0 million in consideration related to the Munger purchase.

g)
On February 14, 2022, the Company issued an unsecured promissory note to FHE USA, LLC, a subsidiary of BPC in an aggregate principal amount of $1.3 million. The note accrues PIK interest quarterly at a rate of 5.0% per annum and has a stated maturity date of February 14, 2027.

h)
On March 4, 2022, the Company entered into a senior secured term loan credit agreement (“New Term Loan Credit Facility”), with Piper Sandler Finance LLC, as administrative agent and collateral agent, and the lenders party thereto. The New Term Loan Credit Facility provides for a term loan in an aggregate principal amount of $450.0 million. The New Term Loan Credit Facility has a maturity date of March 4, 2025. Borrowings under the New Term Loan Credit Facility bear interest at the greater of Adjusted Term SOFR or 1.0%, plus a margin of 6.50% to 8.00% (8.50% until October 1, 2022), depending on the total net leverage ratio as defined under the New Term Loan Credit Facility. The interest rate was 9.5% as of the date of funding.

i)
On March 4, 2022, the Company entered into a senior secured asset-based revolving credit agreement (the “New ABL Credit Facility”), with JPMorgan Chase Bank N.A., as administrative agent and collateral agent, and the lenders party thereto. The New ABL Credit Facility provides for an asset-based revolving credit facility, originally in the amount of up to $100.0 million, subject to borrowing base availability, and has a maturity date of March 4, 2027. The interest rate was 4.0% as of the date of funding. As of March 30, 2022, the borrowing base is estimated to be $158.9 million, therefore maximum availability under the New ABL Credit Facility is the facility maximum of $100.0 million. There were $70.7 million of borrowings outstanding and $9.2 million of letters of credit outstanding, resulting in approximately $20.1 million of availability under the New ABL Credit Facility.

j)
On March 4, 2022, the Company entered into a $45.8 million subordinated promissory note with Equify Financial (“Equify Bridge Loan”). The Equify Bridge loan accrues interest at a rate of 1.00% and matures in March 2027.

k)
On March 4, 2022, the Company entered into a $22.0 million subordinated promissory note with THRC Holdings, L.P., a related party (“Backstop Note”). The Backstop Note accrues interest at a rate of 1.74% and matures in March 2027.

l)
On March 4, 2022, the Company entered into a $22.0 million subordinated promissory note with THRC Holdings, L.P. (“THRC Holdings”), a related party (“Closing Date Note”). The Closing Date Note accrues interest at a rate of 1.74% and matures in March 2027.

The following table summarizes the principal maturity schedule for our long-term debt outstanding as of March 30, 2022:

	2022	2023	2024	2025	2026	Thereafter
New ABL Credit Facility	$—	$—	$—	$—	$—	$70,706
New Term Loan Credit Facility	16,875	22,500	22,500	388,125	—	—
First Financial loan	11,627	15,890	—	—	—	—
Equify Bridge Loan	—	—	—	—	—	45,800
Backstop Note	—	—	—	—	—	22,000
Closing Date Note	—	—	—	—	—	22,000
Other indebtedness	136	173	152	101	75	386
Total	$28,638	$38,563	$22,652	$388,226	$75	$160,892

m)
On March 4, 2022 the Company extinguished the Term Loan, ABL Credit Facility, Best Flow Credit Facility, Best Flow Note and Alpine Promissory Note. All were refinanced by the New ABL Credit Facility, New Term Loan Credit Facility and Equify Bridge Loan, and as such the extinguishments were non-cash
transactions for the Company. The Company recognized a loss on extinguishment of debt of $8.3 million associated with these extinguishments.

n)
On March 4, 2022, the Company acquired the outstanding stock of FTS International, Inc. (“FTSI”) for a purchase price of $407.5 million, consisting of cash consideration of $334.6 million, and certain equity interests of $72.9 million (the “FTSI Acquisition”).

We will account for the acquisition of FTSI using the acquisition method of accounting. We use our best estimates and assumptions to assign fair value to the tangible and intangible assets expected to be acquired and liabilities expected to be assumed at the acquisition date. The Company is still evaluating the purchase price allocation and the initial accounting for the business combination. Neither were completed prior to March 31, 2022, the date these financial statements were made available to be issued. The determination and preliminary allocation of the purchase consideration are subject to change during the measurement period (up to one year from the date the acquisition closes) as we finalize the valuations of the net tangible and intangible assets acquired and liabilities assumed. The estimated purchase price allocation is not necessarily indicative of or intended to represent the results that would have been achieved had the FTSI Acquisition been consummated as of the dates indicated or that may be achieved in the future.

The Company has performed a preliminary valuation analysis of the fair market value of FTSI’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of December 31, 2021 (in thousands):

Assets acquired:
Cash and cash equivalents	$85,149
Accounts receivable	67,303
Prepaid expense and other assets	4,238
Inventories	38,540
Property, plant and equipment	284,108
Goodwill and intangible assets	36,500
Other assets	1,473

Total assets acquired	517,311

Liabilities assumed:
Accounts payable	70,591
Accrued expenses	37,932
Other current liabilities	309
Other non-current liabilities	979

Total liabilities assumed	109,811

Net assets acquired	$407,500

The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (i) changes in the fair value of property, plant and equipment, (ii) changes to intangible assets and goodwill and (iii) other changes to assets and liabilities.

o)
In connection with the completion of the FTSI Acquisition, FTSI conveyed to Wilks Development, LLC, an affiliate of ProFrac LLC, substantially all of FTSI’s owned real property consisting primarily of FTSI’s manufacturing facilities in exchange for net cash consideration of $44.4 million. The Company leased such real property from Wilks Development, LLC in exchange for aggregate lease payments of $51.6 million through March 2032 (the “FTSI Sale Leaseback”).

Report of independent registered public accounting firm
Board of Directors and Owners
ProFrac Holding Corp.
Opinion on the financial statements
We have audited the accompanying balance sheet of ProFrac Holding Corp. (the “Company”) as of December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for opinion
The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ GRANT THORNTON LLP
We have served as the Company’s auditor since 2021.
Dallas, Texas
March 31, 2022

ProFrac Holding Corp.
Balance sheet

December 31, 2021
Assets
Receivable from stockholder	$10

Total assets	$10

Stockholder’s equity
Common stock, $0.01 par value; authorized 1,000 shares; 1,000 issued and outstanding	$10

Total stockholder’s equity	$10

See accompanying notes to this balance sheet.

ProFrac Holding Corp.
Notes to the balance sheet
1. Nature of operations
ProFrac Holding Corp. (the “Company”) was formed on August 17, 2021, pursuant to the laws of the State of Delaware to become a holding company for ProFrac Holdings, LLC and certain other affiliates.
2. Summary of significant accounting policies
Basis of presentation
This balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. Separate statements of operations, statements of changes in stockholder’s equity and statements of cash flows have not been presented because the Company has had no business transactions or activities to date.
3. Subsequent events
We have evaluated subsequent events subsequent to December 31, 2021 and through March 31, 2022, the date these financial statements were available to be issued and are not aware of any events that have occurred subsequent to December 31, 2021 that would require recognition or disclosure in these financial statements.

ProFrac Holding Corp.
Consolidated balance sheets
(Unaudited)

(In thousands)	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$73,653	$5,376
Accounts receivable, net	444,997	161,632
Accounts receivable—related party	3,637	4,515
Prepaid expenses, and other current assets	19,331	6,213
Assets held for sale	1,805	—
Inventories	192,377	73,942

Total current assets	735,800	251,678
Property, plant, and equipment	1,231,205	827,865
Accumulated depreciation and depletion	(566,960)	(464,178)

Property, plant, and equipment, net	664,245	363,687
Operating lease right-of-use assets	80,664	—
Deferred tax assets	3,316	—
Investments	49,752	4,244
Intangible assets, net	28,241	27,816
Goodwill	82,340	—
Other assets	19,267	17,145

Total assets	$1,663,625	$664,570

The accompanying notes are an integral part of these consolidated financial statements.

ProFrac Holding Corp.
Consolidated balance sheets
(Unaudited)

(In thousands)	June 30, 2022	December 31, 2021
Liabilities, redeemable noncontrollable interest, and stockholders’ and members’ (deficit) equity
Current liabilities:
Accounts payable	$178,905	$121,070
Accounts payable—related party	37,577	21,275
Current portion of operating lease liabilities	9,160	—
Accrued expenses	159,304	38,149
Other current liabilities	15,835	34,400
Current portion of long-term debt	51,329	31,793

Total current liabilities	452,110	246,687
Long-term debt	427,961	235,128
Long-term debt—related party	—	34,645
Operating lease liabilities	75,397	—

Total liabilities	955,468	516,460
Commitments and contingencies (Note 17)
Redeemable noncontrolling interest	2,024,687	—
Stockholders’ and members’ equity
Members’ equity	—	147,015
Preferred stock, $0.01 par value, 50,000,000 authorized, none issued and outstanding
Class A common stock, $0.01 par value, 600,000,000 authorized, 41,237,003 issued and outstanding at June 30, 2022 and none issued and outstanding at December 31, 2021	412	—
Class B common stock, $0.01 par value, 400,000,000 authorized, 101,133,201 issued and outstanding at June 30, 2022 and none issued and outstanding at December 31, 2021	1,011	—
Additional paid-in capital	—	—
Accumulated deficit	(1,410,780)	—
Accumulated other comprehensive (loss) income	(36)	56

Total stockholders’ and members’ equity attributable to ProFrac Holding Corp.	(1,409,393)	147,071
Noncontrolling interests	92,863	1,039
Total stockholders’ and members’ (deficit) equity	(1,316,530)	148,110

Total liabilities, redeemable noncontrollable interest, and stockholders’ and members’ (deficit) equity	$1,663,625	$664,570

The accompanying notes are an integral part of these consolidated financial statements

ProFrac Holding Corp.
Consolidated statements of operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2022	2021	2022	2021
Revenues	$589,844	$174,819	$934,824	$324,405

Operating costs and expenses:
Cost of revenues, exclusive of depreciation, depletion and amortization	340,600	126,708	573,199	245,014
Depreciation, depletion and amortization	64,064	34,904	108,280	70,365
Loss on disposal of assets, net	2,143	1,868	1,989	4,075
Selling, general, and administrative	87,548	14,094	121,675	27,872

Total operating costs and expenses	494,355	177,574	805,143	347,326

Operating income (loss)	95,489	(2,755)	129,681	(22,921)

Other (expense) income:
Interest expense, net	(13,451)	(6,187)	(22,723)	(12,222)
Loss on extinguishment of debt	(8,822)	—	(17,095)	—
Other income, net	989	53	9,220	240

Income (loss) before income tax provision	74,205	(8,889)	99,083	(34,903)
Income tax (provision) benefit	(4,112)	283	(4,864)	308

Net income (loss)	70,093	(8,606)	94,219	(34,595)
Less: net (income) loss attributable to ProFrac Predecessor	(56,157)	8,478	(79,867)	34,476
Less: net loss attributable to noncontrolling interests	8,704	128	8,288	119
Less: net income attributable to redeemable noncontrolling interests	(16,082)	—	(16,082)	—

Net income attributable to ProFrac Holding Corp.	$6,558	$—	$6,558	$—

Basic and diluted earnings per Class A share	$0.16		$0.16
Weighted average shares used in computing basic earnings per Class A share	40,123		40,123
Weighted average shares used in computing diluted earnings per Class A share	40,145		40,145
The accompanying notes are an integral part of these consolidated financial statements.

ProFrac Holding Corp.
Consolidated statements of comprehensive income (loss)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2022	2021	2022	2021
Net income (loss)	$70,093	$(8,606)	$94,219	$(34,595)
Foreign currency translation adjustments	13	4	(123)	10

Comprehensive income	70,106	(8,602)	94,096	(34,585)
Less: comprehensive income attributable to ProFrac Predecessor	(56,157)	8,474	(79,765)	34,466
Less: comprehensive income attributable to noncontrolling interest	8,701	128	8,319	119
Less: comprehensive income attributable to redeemable noncontrolling interest	(16,082)	—	(16,082)	—

Comprehensive income attributable to ProFrac Holding Corp.	$6,568	$—	$6,568	$—

The accompanying notes are an integral part of these consolidated financial statements.

ProFrac Holding Corp.
Consolidated statements of changes in equity
(Unaudited)

(In thousands)	Members’ Equity	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total Equity (Deficit)
		Shares	Amount	Shares	Amount
Balance, January 1, 2022	$147,015	—	$—	—	$—	$—	$—	$56	$1,039	$148,110

Net income	23,710	—	—	—	—	—	—	—	416	24,126
Member contributions	5,000	—	—	—	—	—	—	—	—	5,000
Deemed distribution	(3,664)	—	—	—	—	—	—	—	—	(3,664)
THRC related equity	72,931	—	—	—	—	—	—	—	—	72,931
Foreign currency translation	—	—	—	—	—	—	—	(102)	(34)	(136)

Balance, March 31, 2022	$244,992	—	$—	—	$—	$—	$—	$(46)	$1,421	$246,367

Net income prior to corporate reorganization	56,157	—	—	—	—	—	—	—	(46)	56,111
Issuance of Class A shares in IPO	—	18,228	182	—	—	227,548	—	—	—	227,730
Issuance of Class B shares	—	—	—	101,133	1,011	—	—	—	—	1,011
Effect of corporate reorganization and reclassification to redeemable noncontrolling interest	(301,149)	20,895	209	—	—	(81,110)	—	—	—	(382,050)
Adjustment of redeemable noncontrolling interest to redemption amount at IPO	—	—	—	—	—	(146,438)	(1,291,910)	—	—	(1,438,348)
Class A shares issued to settle asset purchase	—	2,114	21	—	—	16,675	—	—	—	16,696
Net income after corporate reorganization	—	—	—	—	—	—	6,558	—	(8,658)	(2,100)
Recognition of Flotek noncontrolling interest	—	—	—	—	—	—	—	—	99,617	99,617
Stock-based compensation	—	—	—	—	—	269	—	—	526	795
Stock-based compensation related to deemed contribution	—	—	—	—	—	11,252	—	—	—	11,252
Foreign currency translation	—	—	—	—	—	—	—	10	3	13
Additional paid-in capital related to tax receivable agreement	—	—	—	—	—	609	—	—	—	609
Adjustment of redeemable noncontrolling interest to redemption amount	—	—	—	—	—	(28,805)	(125,428)	—	—	(154,233)

Balance, June 30, 2022	$—	41,237	$412	101,133	$1,011	$—	$(1,410,780)	$(36)	$92,863	$(1,316,530)

The accompanying notes are an integral part of these consolidated financial statements.

ProFrac Holding Corp.
Consolidated statements of changes in equity
(Unaudited)

(In thousands)	Members’ Equity	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total Equity (Deficit)
		Shares	Amount	Shares	Amount
Balance, January 1, 2021	$175,027	—	$—	—	$—	$—	$—	$—	$1,785	$176,812

Net (loss) income	(25,998)	—	—	—	—	—	—	—	9	(25,989)
Foreign currency translation	—	—	—	—	—	—	—	6	—	6
Noncontrolling interest of acquired business	—	—	—	—	—	—	—	—	1,228	1,228

Balance, March 31, 2021	$149,029	—	$—	—	$—	$—	$—	$6	$3,022	$152,057

Net loss	(8,478)	—	—	—	—	—	—	—	(128)	(8,606)
Foreign currency translation	—	—	—	—	—	—	—	4	—	4

Balance, June 30, 2021	$140,551	—	$—	—	$—	$—	$—	$10	$2,894	$143,455

The accompanying notes are an integral part of these consolidated financial statements

ProFrac Holding Corp
Consolidated statements of cash flow
(Unaudited)

	Six Months Ended June 30,
(In thousands)	2022	2021
Cash flows from operating activities:
Net income (loss)	$94,219	$(34,595)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation, depletion and amortization	108,280	70,365
Stock based compensation	40,304	—
Loss on disposal of assets, net	1,989	4,075
Non-cash loss on extinguishment of debt	10,230	—
Amortization of debt issuance costs	2,729	1,063
Bad debt expense, net of recoveries	5	83
Deferred tax expense	1,024	—
Unrealized gain on investments, net	(8,526)	—
Changes in operating assets and liabilities:
Accounts receivable	(174,371)	(25,317)
Inventories	(63,881)	(7,423)
Prepaid expenses and other assets	(7,108)	201
Accounts payable	(12,750)	(286)
Accrued expenses	82,629	18,614
Deferred revenues and other liabilities	9,691	—

Net cash provided by operating activities	84,464	26,780

Cash flows from investing activities:
Investment in property, plant & equipment	(116,069)	(53,607)
Proceeds from sale of assets	46,101	17,586
Acquisitions, net of cash acquired	(257,267)	(2,430)
Investment in preferred shares of BPC	(47,202)	—
Initial investment in Flotek	(10,000)	—
Other investments	(3,893)	—

Net cash used in investing activities	(388,330)	(38,451)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	587,560	42,084
Repayments of long-term debt	(497,825)	(18,856)
Borrowings from revolving credit agreements	197,233	14,000
Repayments to revolving credit agreements	(122,883)	(10,000)
Payment of debt issuance costs	(23,584)	(1,127)
Member contribution	5,000	—
Proceeds from issuance of common stock	329,118	—
Payment of THRC related equity	(72,931)	—
Payment of common stock issuance costs	(27,444)	—

Net cash provided by financing activities	374,244	26,101

Net increase in cash, cash equivalents, and restricted cash	70,378	14,430
Cash, cash equivalents, and restricted cash beginning of period	5,376	2,952

Cash, cash equivalents, and restricted cash end of period	$75,754	$17,382

Supplemental cash flow information:
Cash payments for interest	$13,139	$12,624
Cash payments for taxes	$118	$—
Non-cash investing and financing activities:
Capital expenditures included in accounts payable	$27,377	$7,837
Operating lease liabilities incurred from obtaining right-of-use-assets	$44,968	$—
The accompanying notes are an integral part of these consolidated financial statements.

ProFrac Holding Corp
Notes to the consolidated financial statements
(Amounts in thousands, except as noted)
(unaudited)
1. Organization and description of business
ProFrac Holding Corp. (“ProFrac Corp.”) and its consolidated subsidiaries, including ProFrac Holdings, LLC (“ProFrac LLC”), is a vertically integrated and innovation-driven energy services company providing hydraulic fracturing, completion services and other complementary products and services to leading upstream oil and gas companies engaged in the exploration and production (“E&P”) of North American unconventional oil and natural gas resources. The Company operates in three business segments: stimulation services, manufacturing, and proppant production.
Company Formation
ProFrac Corp. was incorporated as a Delaware corporation on August 17, 2021, to become a holding corporation for ProFrac LLC and its subsidiaries upon completion of a corporate reorganization in conjunction with a planned initial public offering (“IPO”). On May 12, 2022, ProFrac Corp. completed its IPO and corporate reorganization and became the managing member of ProFrac LLC.
The unaudited consolidated financial statements presented herein are those of ProFrac Corp. subsequent to the corporate reorganization on May 12, 2022, and ProFrac LLC before that date. In these notes to the consolidated financial statements, ProFrac Corp. and ProFrac LLC together are also referred to as “we,” “us,” “our,” or the “Company” and ProFrac LLC is also referred to as “ProFrac Predecessor.” For all periods presented, the unaudited consolidated financial statements presented herein include the controlled subsidiaries of ProFrac LLC, which include Best Pump & Flow LP (“Best Flow”) and Alpine Silica, LLC (“Alpine”).
Prior to December 21, 2021, Dan Wilks and Farris Wilks (or entities they control) (collectively, the “Wilks”) held a controlling interest in each of ProFrac LLC, Best Flow and Alpine. Historical periods for ProFrac Predecessor had been presented on a consolidated and combined basis given the common control ownership by the Wilks. On December 21, 2021, all of the then-outstanding membership interests in Best Flow and Alpine were contributed to ProFrac LLC in exchange for membership interests in ProFrac LLC. Accordingly, the results for the three and six months ended June 30, 2021 have been retrospectively adjusted to present the operations of ProFrac LLC, Best Flow and Alpine on a combined basis. The acquisitions of Best Flow and Alpine have been accounted for in a manner consistent with the pooling of interest method of accounting, as the transaction was a combination of entities under common control. Under this method of accounting, the statements of operations, comprehensive income, equity and cash flows have been adjusted to include all activities of the commonly controlled groups for all periods in which common control existed.
Initial Public Offering
On May 12, 2022, ProFrac Corp. completed its IPO of 16,000,000 shares of its Class A common stock, par value $0.01 per share (the “Class A Common Stock”) at a public offering price of $18.00 per share. On June 6, 2022, an over-allotment option was exercised resulting in an additional 2,228,153 shares of Class A Common Stock being priced at $18.00 per share. The IPO and exercise of the over-allotment option generated combined net proceeds of $301.7 million, after deducting underwriter discounts and commissions and estimated offering costs. The Company used $72.9 million of the net proceeds to redeem the membership ownership interests from the then-existing owners of THRC FTSI Related Equity (as described in Note 14 – Acquisitions and investments) and contributed the remaining proceeds to ProFrac Holdings, LLC. The Company used the remaining proceeds (i) to pay down $143.8 million of the outstanding borrowings under the New Term Loan Credit Facility (as defined herein) (ii) to fully pay the $22.0 million of the outstanding borrowings of the Backstop Note (as defined herein) (iii) pay down $22.0 million of the outstanding borrowings of the Closing Date Note (as defined herein) (iv) to pay down $20.8 million of the outstanding borrowings of the Equify Bridge Note (as defined herein) and (v) with the remaining proceeds to be used for general corporate uses and additional repayment of debt.
Redeemable Noncontrolling Interests
ProFrac Corp’s only material asset is an equity interest consisting of units representing limited liability company interests in ProFrac LLC (“PFH Units”). As the sole managing member of ProFrac LLC, ProFrac Corp. operates and controls all of the business and affairs of ProFrac LLC and conducts its business through ProFrac LLC and its subsidiaries. As a result, ProFrac Corp. consolidates the financial results of ProFrac LLC and its subsidiaries and reports a noncontrolling interest related to the portion of PFH Units not owned by ProFrac Corp., which reduces net income attributable to holders of ProFrac Corp.’s Class A common stock. The holders of PFH Units not owned by ProFrac Corp. also hold shares of ProFrac Corp.’s Class B common stock, par value $0.01 per share (the “Class B Common Stock”) such that a single share of Class B Common Stock is issued for each PFH Unit not owned by ProFrac Corp.
The holders of PFH Units not owned by ProFrac Corp. may redeem all or a portion of their PFH Units, together with a corresponding number of shares of Class B Common Stock, for either shares of Class A Common Stock or an approximately equivalent amount of cash, at the election of the Company. In connection with the exercise of such redemption, a corresponding number of shares of Class B Common Stock will be cancelled. The redemption election is not considered to be within the control of the Company because the holders of Class B Common Stock and their affiliates control the Company through direct representation on ProFrac Corp.’s Board of Directors. As a result, we present the noncontrolling interests in ProFrac LLC as redeemable noncontrolling interests outside of permanent equity.
From January 1, 2022 through June 30, 2022, we recorded adjustments to the value of our redeemable noncontrolling interests as shown below:

Redeemable Noncontrolling Interests
(in thousands)	2022
Balance as of January 1, 2022	$—
Effect of corporate reorganization and reclassification to redeemable noncontrolling interest	382,050
Adjustment of redeemable noncontrolling interest to redemption amount at IPO (1)	1,438,348
Class A common stock issued to settle asset purchase	21,361
Net income after corporate reorganization	16,082
Stock-based compensation	660
Stock-based compensation related to deemed contribution	27,597
Accrued distribution related to income taxes	(15,644)
Adjustment of redeemable noncontrolling interest to redemption amount (2)	154,233

Balance as of June 30, 2022	$2,024,687

(1)	Based on 101,133,201 shares of Class B Common Stock outstanding and the $18.00 per share IPO price.

(2)	Based on 101,133,201 shares of Class B Common Stock outstanding and the 10 -day VWAP of Class A Common Stock of $20.02 at June 30, 2022.
As of June 30, 2022, ProFrac Corp. owned 29.0% of ProFrac LLC with the remaining 71.0% owned directly by other PFH Unit holders. As of June 30, 2022, ProFrac Corp. had outstanding 41.2 million shares of Class A Common Stock (representing approximately 29.0% of the total voting power) and 101.1 million shares of Class B Common Stock (representing approximately 71.0% of the total voting power).
2. Summary of significant accounting policies
Basis of presentation
The unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial reporting and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2021 included within the Company’s final prospectus filed with the SEC on May 16, 2022, pursuant to Rule 424(b) under the Securities Act. The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. In our opinion, all adjustments considered necessary for a fair statement have been included in the accompanying unaudited financial statements. Operating results for the three and six-months
ended June 30, 2022, are not necessarily indicative of the results that may be expected for the full year ending December 31, 2022. The December 31, 2021, balance sheet information has been derived from the 2021 audited financial statements of ProFrac Predecessor.
Use of estimates
The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect (1) the reported amounts of assets and liabilities and (2) the reported amounts of revenue and expenses during the reporting period. We base these estimates on historical results and various other assumptions believed to be reasonable, all of which form the basis for making estimates concerning the carrying values of assets and liabilities that are not readily available from other sources. It is at least reasonably possible these estimates could be revised in the near term, and these revisions could be material.
Leases
The Company determines if an arrangement is a lease at inception of the arrangement. To the extent that we determine an arrangement represents a lease, we classify that lease as an operating lease or a finance lease. We capitalize operating and finance leases on our consolidated balance sheets through a right-of-use
(“ROU”) asset and a corresponding lease liability. ROU assets represent our right to use an underlying asset for the lease term, and lease liabilities represent our obligation to make lease payments arising from the lease. See Note 12—Leases for additional information.
Operating and finance lease ROU assets and liabilities are recognized at the commencement date of the lease based on the present value of lease payments over the lease term. Lease expense for operating leases is recognized on a straight-line basis over the lease term.
Revenue recognition
The Company’s products and services are sold based upon contracts with customers. The Company recognizes revenue as it satisfies performance obligations by transferring control over a service or product to a customer.

Payment terms are specified in each customer agreement and are typically a specific number of days following satisfaction of the performance obligation. The following are descriptions of the principal activities of each reportable segment from which the Company generates its revenue.
Stimulation services.
We generate revenue through the provision of hydraulic fracturing services, which involves the injection of water, sand and chemicals under high pressure into formations to optimize hydrocarbon flow paths during the completion phase of wellbores. Our contracts with customers are short term in nature, typically less than four weeks, and have a single performance obligation, which is the contracted total stages, satisfied over time. Once a stage has been completed, a field ticket is created which includes charges for services performed and any inputs consumed during the service. The signing of the field ticket by a customer representative represents their acceptance of the service and agreement to the amounts to which the Company has the right to invoice and recognize as revenue. We believe that recognizing revenue based on actual stages completed, upon receipt of a signed field ticket, appropriately depicts how our hydraulic fracturing services are transferred to our customers over time.
Manufacturing.
We generate revenue through sales of equipment used to perform oilfield services. The performance obligation is satisfied and revenues are recognized at the point-in-time
that control of goods are transferred to the customer, generally upon shipment from our manufacturing facility. Payment terms are specified in each customer agreement and are typically a specific number of days following satisfaction of the performance obligation.
Proppant production.
We generate revenue through the sale of frac sand to oilfield service providers and E&P companies. The performance obligation is satisfied and revenue is recognized at the point-in-time
that control of the product is transferred to the customer, generally upon shipment from our facility. We charge our customers on a per-ton
basis at current market prices. Payment terms are specified in each customer agreement and are typically a specific number of days following satisfaction of the performance obligation.
Taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and are therefore excluded from revenues in the consolidated statements of operations.
Business Combinations
Business combinations are accounted for under the acquisition method of accounting. Under this method, the assets acquired and liabilities assumed are recognized at their respective fair values as of the date of acquisition. The excess, if any, of the acquisition price over the fair values of the assets acquired and liabilities assumed is recorded as goodwill. For significant acquisitions, we utilize third-party appraisal firms to assist us in determining the fair values for certain assets acquired and liabilities assumed. The measurement of these fair values requires us to make significant estimates and assumptions which are inherently uncertain.
Adjustments to the fair values of assets acquired and liabilities assumed are made until we obtain all relevant information regarding the facts and circumstances that existed as of the acquisition date (the “measurement period”), not to exceed one year from the date of the acquisition. We recognize measurement-period adjustments in the period in which we determine the amounts, including the effect on earnings of any amounts we would have recorded in previous periods if the accounting had been completed at the acquisition date.
See Note 14—Acquisitions and investments for information on acquisitions completed during the historical period.
Goodwill
We have acquired goodwill related to business acquisitions. Goodwill represents the excess of the purchase price over the fair value of net assets acquired. We review our goodwill on an annual basis, at the beginning of the fourth quarter, and whenever events or changes in circumstances indicate the carrying value of goodwill may exceed its fair value. If the carrying value of goodwill exceeds its fair value, we recognize an impairment loss for this difference.
Variable Interest Entities
We evaluate our ownership, contractual and other interest in entities to determine if they are variable interest entities (“VIE”). We evaluate whether we have a variable interest in those entities and the nature and extent of those interests. Based on our evaluation, if we determine we are the primary beneficiary of a VIE, we consolidate the entity in our financial statements.
Fair value measurements
Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at a measurement date. We apply the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases of categorization within the hierarchy upon the lowest level input that is available and significant to the fair value measurement:

•	Level 1: The use of quoted prices in active markets for identical assets or liabilities.

•
Level 2: Other than quoted prices included in Level 1, inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability. At June 30, 2022, we had no Level 2 measurements.

•
Level 3: The use of significant unobservable inputs that typically require the use of management’s estimates of assumptions that market participants would use in pricing. See Note 16—Fair Value of Financial Interests for more information on our investments using Level 3 measurements.

Our current assets and liabilities contain financial instruments, the most significant of which are trade accounts receivable and payable. We believe the carrying value of our current assets and liabilities approximate fair value. Our fair value assessment incorporates a variety of considerations, including: (i) the short-term duration of the instruments and (ii) our historical incurrence of and expectations of future bad debt expense. The book value of our floating rate debt approximates fair value because of its floating rate structure.
Income taxes
Before May 12, 2022, the ProFrac Predecessor entities were organized as limited liability companies or a limited partnership and were treated as either a disregarded entity or a partnership for U.S. federal income tax purposes, whereby the ordinary business income or loss and certain deductions were passed-through and reported on the members’ income tax returns. As such, the Company was not required to account for U.S. federal income taxes in the consolidated financial statements. Certain state income-based taxes are imposed on the Company which are reflected as income tax expense or benefit in historical periods.
In connection with the IPO in May 2022, the Company reorganized and ProFrac LLC became partially owned by ProFrac Corp., a U.S. Internal Revenue Code Subchapter C corporation
(“C-Corporation”).
ProFrac Corp. is a taxable entity and is required to account for income taxes under the asset and liability method for periods subsequent to May 12, 2022.
Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled pursuant to the provisions of Accounting Standards Codification (“ASC”) 740, Income Taxes. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more-likely-than-not
to be realized.
Recently adopted accounting standards
On January 1, 2022, we adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) for “Leases,” which amended existing guidance to require lessees to recognize liabilities and ROU assets on the balance sheet for the rights and obligations created by long-term leases and to disclose additional quantitative and qualitative information about leasing arrangements. We adopted this guidance using a modified retrospective approach on January 1, 2022 using the transition method that allows a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption.
We have completed our process to implement this standard, and we have designed processes and internal controls necessary for adoption of this standard. We have made policy elections to (i) not capitalize short-term leases for all asset classes, (ii) not separate non-lease
components from lease components for all of our existing asset classes, (iii) apply the package of practical expedients that allows us to not reassess: whether any expired or existing contracts contain leases, lease classification for any expired or existing leases and initial direct costs for existing leases and (iv) apply the practical expedient to apply hindsight in estimating lease term and impairment.
The impact of applying this standard is not expected to significantly impact our results of operations or cash flows. As of January 1, 2022, we recognized ROU assets and liabilities of approximately $35.8 million from operating leases on our consolidated balance sheet. See Note 12—Leases for additional disclosures related to our adoption this accounting standards update.
New accounting standards to be adopted
We have not yet implemented FASB ASU
No. 2016-13,
Financial Instruments – Credit Losses. The ASU introduces a new accounting model, the Current Expected Credit Losses model (“CECL”), which requires recognition of credit losses and additional disclosures related to credit risk. The CECL model utilizes a lifetime expected credit loss measurement objective for the recognition of credit losses for loans and other receivables at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses. This model replaces the multiple existing impairment models previously used under GAAP, which generally require that a loss be incurred before it is recognized. The new standard also applies to financial assets arising from revenue transactions such as contract assets and accounts receivable.
Implementation is currently required for fiscal years beginning after December 15, 2022. The Company does not believe implementation will have a material impact on its financial statements.
We have not yet implemented FASB ASU
No. 2019-12,
Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes, which removes specific exceptions to the general principles in Topic 740 under GAAP. The new guidance also improves the application of income tax-related
guidance and simplifies GAAP for franchise taxes that are partially based on income, transactions with a government that result in a step up in the tax basis of goodwill, separate financial statements of legal entities that are not subject to tax, and enacted changes in tax laws in interim periods. The new guidance will be effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022; however, early adoption is permitted. The Company is currently evaluating the impact of adopting the new guidance on its consolidated financial statements.

3. Restricted cash
The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated statement of cash flows as of June 30, 2022, and December 31, 2021:

(In thousands)	June 30, 2022	December 31, 2021
Cash and cash equivalents	$73,653	$5,376
Restricted cash included in prepaid expenses and other current assets	2,101	—

Total cash, cash equivalents, and restricted cash shown in the consolidated statements of cash flows	$75,754	$5,376

As of June 30, 2022, restricted cash included cash used as collateral for our credit card program.
4. Supplemental balance sheet information
Inventories
The following table summarizes the components of our inventories as of June 30, 2022, and December 31, 2021:

(In thousands)	June 30, 2022	December 31, 2021
Raw materials and supplies	$82,865	$13,911
Work in process	8,769	3,288
Finished products and parts	100,743	56,743

Total	$192,377	$73,942

The increase in inventory from December 31, 2021, to June 30, 2022 was partially due to acquired inventory of $54.5 million related to our acquisitions of FTS International, Inc. (“FTSI”) and Flotek Industries, Inc. (“Flotek”). The remaining increase is related to our increased activity levels in 2022.
Accrued Expenses
The following table summarizes our accrued expenses as of June 30, 2022, and December 31, 2021:

(In thousands)	June 30, 2022	December 31, 2021
Accrual for purchased materials	$64,617	$15,600
Employee compensation and benefits	27,134	8,107
Sales, use, and property taxes	12,007	5,974
Interest	9,058	879
Income taxes	3,600	—
Tax receivable agreement	3,448	—
Tax distribution to redeemable noncontrolling interests	15,644	—
Other	23,796	7,589

Total	$159,304	$38,149

5. Property, plant, and equipment
The following table summarizes the components of our property, plant, and equipment, net as of June 30, 2022, and December 31, 2021:

(In thousands)	June 30, 2022	December 31, 2021
Machinery and equipment	$1,070,672	$760,829
Mining property and mine development	48,464	34,809
Office equipment, software and other	14,303	5,550
Land	950	—
Buildings and leasehold improvements	24,587	15,947

Total	1,158,976	817,135
Less: accumulated depreciation and depletion	(566,960)	(464,178)
Construction in progress	72,229	10,730

Property, plant, and equipment, net	$664,245	$363,687

The increase in net property, plant, and equipment from December 31, 2021, to June 30, 2022, was due to acquired assets of $328.7 million related to our FTSI and Flotek acquisitions. This increase was partially offset by $48.2 million of FTSI assets sold in the sale lease-back transaction immediately following the FTSI acquisition.
Depreciation expense for the three months ended June 30, 2022 and 2021, was $63.6 million and $34.7 million, respectively. Depreciation expense for the six months ended June 30, 2022 and 2021, was $107.8 million and $70.1 million, respectively.
Major classifications of property, plant, and equipment and their respective useful lives are as follows:

Machinery and equipment	2 years—10 years
Office equipment, software, and other	3 years—7 years
Buildings and leasehold improvements	2 years—40 years
6. Intangible assets
The following table summarizes the components of our finite-lived intangible assets as of June 30, 2022, and December 31, 2021:

	June 30, 2022			December 31, 2021
(In thousands)	Gross Book Value	Less: Accumulated Amortization	Net Book Value	Gross Book Value	Less: Accumulated Amortization	Net Book Value
Electric frac licenses	$22,500	$—	$22,500	$22,500	$—	$22,500
Acquired technology	7,144	(1,403)	5,741	5,905	(589)	5,316

Intangible assets, net	$29,644	$(1,403)	$28,241	$28,405	$(589)	$27,816

Intangible assets are amortized over the period the Company expects the asset to generate cash flows. As such, we amortize each electric frac license through the remaining license period, beginning when the initial fleet built under each license is placed into service, a period we estimate to be 17 years. For technology acquired during 2021, we estimated this period to be seven years. For technology acquired in 2022 related to the acquisition of FTSI, we estimated the period to be three years. Amortization expense related to intangible assets was $0.4 million and $0.2 million for the three months ended June 30, 2022 and 2021, respectively. Amortization expense related to intangible assets was $0.8 million and $0.3 million for the six months ended June 30, 2022 and 2021, respectively.

7. Indebtedness
The following table summarizes the components of our debt as of June 30, 2022 and December 31, 2021:

(In thousands)	June 30, 2022	December 31, 2021
Old ABL Credit Facility	$—	$69,000
Old Term Loan	—	171,355
First Financial Loan	23,950	30,000
New ABL Credit Facility	143,350	—
New Term Loan Credit Facility	302,380	—
Best Flow Credit Facility (1)	—	7,101
Best Flow Note (1)	—	10,827
Alpine Promissory Note (1)	—	16,717
Flotek Convertible Notes	12,739	—
Other	12,626	1,695

Total gross debt	495,045	306,695
Less: unamortized debt issuance costs	(15,755)	(5,129)
Less: current portion of long-term debt	(51,329)	(31,793)

Total long-term debt	$427,961	$269,773

(1)	Related party debt agreements
Old ABL Credit Facility
On March 14, 2018, ProFrac LLC entered into a senior secured asset-based revolving credit agreement (the “Old ABL Credit Facility”), with Barclays Bank PLC, as administrative agent and collateral agent, and the lenders party thereto. The Old ABL Credit Facility had a maturity date of March 14, 2023.
LIBOR borrowings under the Old ABL Credit Facility bore interest at the greater of LIBOR or 0.00%, plus a margin of 1.50% to 2.00%, depending on facility utilization. The interest rate was 2.75% as of December 31, 2021.
As of December 31, 2021, the borrowing base was $146.2 million, therefore maximum availability under the Old ABL Credit Facility was the facility maximum of $105.0 million. There were $69.0 million of borrowings outstanding and $3.1 million of letters of credit outstanding, resulting in $32.9 million of availability under the Old Credit Facility ABL.
On March 4, 2022, the Old ABL Credit Facility was refinanced and replaced with the New ABL Credit Facility (as described below).
Old Term Loan
On September 7, 2018, ProFrac LLC entered into a $180.0 million term loan agreement (“Old Term Loan”), which matures on September 15, 2023, with a group of lenders with Barclays Bank, PLC as administrative agent. Principal payments are due in quarterly installments, however due to prepayments made to date, there will be no required minimum amortization (other than excess cash flow prepayments) before termination of the Old Term Loan. Excess cash flow is calculated quarterly to determine any additional minimum prepayments. On June 24, 2021, ProFrac LLC and its Old Term Loan lenders reached an agreement to expand the facility by $40.0 million.
The Old Term Loan, as amended, requires minimum excess cash flow prepayments as follows, each due approximately 55 days after period-end
:
$0.0 million for the fiscal quarters ended March 31, 2021 through and including December 31, 2021, and $5.0 million for the fiscal quarters ended March 31, 2022 through and including June 30, 2023.

LIBOR borrowings under the Old Term Loan bear interest at the greater of LIBOR or 1.25%, plus a margin of 6.25% to 8.50%, depending on the total net leverage ratio as defined under the Old Term Loan. The interest rate was 9.75% as of December 31, 2021.
The Old Term Loan contained certain restrictive covenants, including a financial covenant which required ProFrac LLC to maintain a total net leverage ratio, as defined in the credit agreement, of no greater than 2.25:1.00 for the fiscal quarters ended September 30, 2019 through and including March 31, 2020, 3.50:1.00 for the fiscal quarters ended June 30, 2020 through and including March 31, 2021, 3.00:1.00 for the fiscal quarter ended June 31, 2021, 2.75:1.00 for the fiscal quarter ended September 30, 2021, 2.50:1.00 for the fiscal quarter ended December 31, 2021, and 2.00:1.00 for the fiscal quarter ended March 31, 2022 and thereafter. ProFrac LLC was in compliance with all required covenants as of December 31, 2021.
In February 2022, ProFrac and its Old Term Loan lenders entered into an agreement to amend the Old Term Loan. The amendment expanded the facility by $48.0 million.
On March 4, 2022, the Old Term Loan was extinguished resulting in loss on debt extinguishment of $3.9 million.
First Financial Loan
On July 22, 2020, ProFrac LLC entered into a $35.0 million loan agreement with First Financial Bank, N.A. which had a maturity of July 22, 2025 (“Main Street Loan”). In August 2021, the loan agreement was amended to remove the covenants in place prior to the amendment. As amended, the Main Street Loan contained certain restrictive covenants which required ProFrac LLC to maintain a Fixed Charge Coverage Ratio of at least 1.00:1.00, and a Maximum Leverage Ratio of 3.50:1.00. Additionally, the Main Street Loan restricted the payment of distributions or dividends, other than for the payment of taxes.
On December 22, 2021, the Main Street Loan had a balance of $32.2 million. The Main Street Loan was extinguished with a cash payment of $2.2 million and the remainder refinanced with a $30.0 million loan with First Financial Bank, N.A. (“First Financial Loan”).
The First Financial Loan has a maturity date of January 1, 2024 with an interest rate of LIBOR plus 3.5%, and the loan is to be repaid by equal payments of principal and interest beginning in February 2022. The First Financial Loan contains certain restricted covenants which require the Company to maintain a fixed charge ratio of at least 1.00:1.00 and a maximum net leverage ratio of 3.00:1.00. The Company was in compliance with all covenants as of June 30, 2022.
New ABL Credit Facility
On March 4, 2022, ProFrac LLC, ProFrac Holdings II, LLC (“ProFrac II LLC”), as borrower (in such capacity, the “ABL Borrower”), and certain of the ABL Borrower’s wholly owned subsidiaries as obligors, entered into a senior secured asset-based revolving credit agreement (as amended, the “New ABL Credit Facility”), with a group of lenders with JPMorgan Chase Bank N.A., as administrative agent and collateral agent. The New ABL Credit Facility initially provided for an asset-based revolving credit facility with a borrowing base and lender commitments of $100.0 million. On April 8, 2022, the New ABL Credit Facility was amended to increase the borrowing base and lender commitments to $200.0 million. The New ABL Credit Facility has a borrowing base composed of certain eligible accounts receivable and eligible inventory less customary reserves, as redetermined monthly. As of June 30, 2022, the maximum availability under the New ABL Credit Facility was the aggregate lender commitments of $200.0 million with $143.4 million of borrowings outstanding and $9.2 million of letters of credit outstanding, resulting in approximately $47.4 million of remaining availability. The New ABL Credit Facility matures on the earlier of (i) March 4, 2027 and (ii) 91 days prior to the stated maturity of any material indebtedness (other than the First Financial Loan).

Borrowings under the New ABL Credit Facility accrue interest based on a three-tier pricing grid tied to average historical availability, and the ABL Borrower may elect for loans to be based on either an Adjusted Term SOFR or a base rate, plus the applicable margin. The interest rate under the New ABL Credit Facility for (a) Adjusted Term SOFR is the applicable margin plus the fluctuating per annum rate equal to Adjusted Term SOFR (with an Adjusted Term SOFR Floor of 0.00%); and (b) Base Rate Loans are the applicable margin plus the fluctuating per annum rate equal to the greatest of the Prime Rate in effect on such day, or the NYFRB Rate in effect on such day plus 1/2% of 1% and the Adjusted Term SOFR for a one-month
Interest Period as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day), plus 1.0%. The applicable margin for Adjusted Term SOFR Loans ranges from 1.50% to 2.00% and for Base Rate Loans ranges from 0.50% to 1.00%, depending on the average daily availability over the last three months under the New ABL Credit Facility. The New ABL Credit Facility bears an unused line fee ranging from 0.250% to 0.375%, depending on the average daily availability over the last three months payable quarterly in arrears. The New ABL Credit Facility also bears customary letter of credit fees. The interest rate was 5.50% as of June 30, 2022.
The New ABL Credit Facility is subject to customary mandatory prepayments, including a mandatory prepayment if the aggregate unpaid principal balance of revolving loans, agent advances, swingline borrowings, unreimbursed drawings under letters of credit and the undrawn amount of outstanding letters of credit exceeds at any time the lesser of (x) the then applicable borrowing base and (y) the then total effective commitments under the New ABL Credit Facility, in an amount equal to such excess. After the occurrence and during the continuance of a Cash Dominion Period (defined in the New ABL Credit Facility as (a) any period commencing upon the date that availability shall have been less than the greater of
(
i) 12.5% of the Maximum Credit (which is the lesser of the maximum revolver amount in effect at such time and the borrowing base at such time) and (ii) $10.0 million for a period of five consecutive business days and continuing until the date on which availability shall have been at least the greater of (y) 12.5% of the Maximum Credit and (z) $10.0 million for 20 consecutive calendar days or (b) any period commencing on the occurrence of certain specified events of default, and continuing during the period that such specified event of default shall be continuing).
The New ABL Credit Facility contains certain customary representations and warranties and affirmative and negative covenants. The negative covenants include, subject to customary exceptions, limitations on indebtedness, dividends, distributions and certain other payments, investments, acquisitions, prepayments of specified junior indebtedness, amendments of specified junior indebtedness, transactions with affiliates, dispositions, mergers and consolidations, liens, restrictive agreements, sale and leaseback transactions, changes in fiscal periods and changes in line of business.
We are required by the New ABL Credit Facility to maintain minimum liquidity of $5.0 million at all times. Additionally, when availability is less than the greater of (i) 12.5% of the maximum credit (which is the lesser of the maximum revolver amount in effect at such time and the borrowing base at such time) and (ii) $10.0 million and continuing until such time as availability has been in excess of such threshold for a period of 20 consecutive calendar days, we are required by the New ABL Credit Facility to maintain a springing Fixed Charge Coverage Ratio (as defined in the New ABL Credit Facility) of at least 1.0 to 1.0, which is tested quarterly during such period. The Company was in compliance with all covenants, and there were no existing defaults or events of default related to the New ABL Credit Facility as of June 30, 2022.
On July 25, 2022, the New ABL Credit Facility was amended to add an uncommitted $100.0 million incremental facility (the “Incremental Facility”), under the terms of which existing lenders can make additional loans (in their sole discretion) under, or new lenders can join, the Incremental Facility and increase the potential size of the New ABL Credit Facility from $200 million to $300 million, subject to satisfaction of certain conditions. All other terms and conditions of the New ABL Credit Facility remained substantially unchanged. See Note 19—Subsequent Events.

New Term Loan Credit Facility
On March 4, 2022, ProFrac LLC, ProFrac II, LLC, as borrower (in such capacity, the “Term Loan Borrower”), and certain of the Term Loan Borrower’s wholly owned subsidiaries as obligors, entered into a senior secured term loan credit agreement (the “New Term Loan Credit Facility”), with Piper Sandler Finance LLC, as administrative agent and collateral agent, and the lenders party thereto. The New Term Loan Credit Facility provides for a term loan facility in an aggregate principal amount of $450.0 million. In the second quarter of 2022, the New Term Loan Facility was paid down by $143.8 million with net proceeds from the IPO and an additional $3.8 million in scheduled payments. As of June 30, 2022, the Term Loan Borrower had approximately $302.4 million outstanding under the New Term Loan Credit Facility. The New Term Loan Credit Facility matures on March 4, 2025.
Borrowings under the New Term Loan Credit Facility accrue interest at a percentage per annum equal to (a) until October 1, 2022, (i) for SOFR Rate Loans, 8.50%, and (ii) for Base Rate Loans, 7.50% and (b) thereafter, based on a three-tier pricing grid tied to Total Net Leverage Ratio (as defined in the New Term Loan Credit Facility), and the Term Loan Borrower may elect for loans to be based on either Adjusted Term SOFR or Base Rate, plus the applicable margin. The interest rate on the New Term Loan Credit Facility for (a) SOFR Rate Loans are the applicable margin plus the fluctuating per annum rate equal to Adjusted Term SOFR (as defined in the New Term Loan Credit Facility), with a SOFR floor of 1.00% and (b) Base Rate Loans are the applicable margin plus the fluctuating per annum rate equal to the highest of (i) the federal funds rate plus 1/2 of 1%, (ii) the interest rate quoted in the print edition of
The
Wall Street Journal
, Money Rates Section, as the prime rate in effect, (iii) Adjusted Term SOFR for a one-month
interest period as determined on such day, plus 1.0% and (iv) 2.00%.
The applicable margin for (a) SOFR Rate Loans ranges from 6.50% to 8.00% and (b) Base Rate Loans ranges from 5.50% to 7.00%, depending on the Total Net Leverage Ratio (as defined in the New Term Loan Credit Facility) as of the first day of the then-current fiscal quarter. The interest rate was 10.0% as of June 30, 2022.
The New Term Loan Credit Facility is guaranteed by ProFrac LLC and all of the Term Loan Borrower’s material existing subsidiaries and certain direct and indirect future U.S. restricted subsidiaries of the Term Loan Borrower. The New Term Loan Credit Facility is secured by a lien on, and security interest in, substantially all of each such guarantor’s assets.
The New Term Loan Credit Facility is subject to quarterly amortization beginning in June 2022, though any excess cash flow payments, reduce the required amortization. Additionally, the New Term Loan Credit Facility is subject to a quarterly mandatory prepayment beginning for the calendar quarter ending on December 31, 2022, in an amount equal to the Applicable ECF Percentage (as defined in the New Term Loan Credit Facility). The Applicable ECF Percentage ranges from 50% of Excess Cash Flow (as defined in the New Term Loan Credit Facility) to 25% of Excess Cash Flow depending on the Total Net Leverage Ratio as of the last day of the applicable fiscal quarter.
Voluntary prepayments of borrowings under the New Term Loan Credit Facility are permitted at any time, in specified minimum principal amounts, subject to reimbursement of the lenders’ redeployment costs actually incurred in the case of a prepayment of SOFR Rate Loans other than on the last day of the relevant interest period. Between March 4, 2022 and March 4, 2023, certain prepayments of the New Term Loan Credit Facility are subject to a prepayment premium of 3.00% (or, in the case of any IPO Prepayment (as defined in the New Term Loan Credit Facility), 2.00%). Between March 5, 2023 and March 4, 2024, certain prepayments of the New Term Loan Credit Facility are subject to a 2.00% prepayment premium. After March 4, 2024, but prior to the Stated Termination Date (as defined in the New Term Loan Credit Facility) certain prepayments of the New Term Loan Credit Facility are subject to a 1.00% prepayment premium. No payment or prepayment premium shall be due on account of any payments or prepayments made on the Stated Termination Date.
The New Term Loan Credit Facility contains certain customary representations and warranties and affirmative and negative covenants. The negative covenants include, subject to customary exceptions, limitations on indebtedness, dividends, distributions and certain other payments, investments, capital expenditures, acquisitions, prepayments of specified junior indebtedness, amendments of specified junior indebtedness, transactions with affiliates, dispositions, mergers and consolidations, liens, restrictive agreements, changes in fiscal periods and changes in line of business.
We are required by the New Term Loan Credit Facility to maintain a Total Net Leverage Ratio (as defined in the New Term Loan Credit Facility) (i) of no more than 2.00 to 1.00 for the fiscal quarter ending on June 30, 2022, (ii) of no more than 1.55 to 1.00 for the fiscal quarters ending on September 30, 2022 and December 31, 2022, and (iii) of no more than 1.25 for each fiscal quarter ending on March 31, 2023 and thereafter.
We are required by the New Term Loan Credit Facility to maintain minimum liquidity of $30.0 million at all times.
The New Term Loan Credit Facility contains customary events of default. If an event of default occurs and is continuing, the lenders may declare all loans to be immediately due and payable. Some events of default require an automatic termination of the loans and become immediately due and payable.
The Company was in compliance with all covenants, and there were no defaults or events of default related to the New Term Loan Credit Facility, as of June 30, 2022.
On July 25, 2022, the New Term Loan Facility was amended to increase the size of the New Term Loan Facility by $150.0 million with an uncommitted option to obtain commitments for a potential additional $100.0 million of delayed draw loans before the earlier to occur of (i) the consummation of the Merger (as defined herein) and (ii) March 31, 2023. The maturity date of the New Term Loan Facility remains the same at March 4, 2025. The Company used a portion of the proceeds from the increased New Term Loan Facility to fund the acquisition of Monahans (as defined herein) and anticipates using the remainder of the proceeds and operating cash to facilitate the Merger, pay outstanding debt under the New ABL Credit Facility and/or for other general corporate purposes. See Note 19—Subsequent Events.
Backstop Note
On March 4, 2022, ProFrac LLC borrowed $22.0 million pursuant to a subordinated promissory note with THRC Holdings, LP (“THRC Holdings”) with a stated maturity date of March 4, 2027 (the “Backstop Note”). The Backstop Note bears interest at a percentage per annum equal to 1.74%. Interest under the Backstop Note is paid on a quarterly basis and is solely payable in kind, with such interest amounts being added to the outstanding principal amount of the Backstop Note, until the date that both the New ABL Credit Facility and the New Term Loan Credit Facility shall have been terminated, after which date quarterly interest payments may be paid in kind or in cash.
The Backstop Note is unsecured and subordinated to the indebtedness owing under the New ABL Credit Facility and the New Term Loan Credit Facility.
In June 2022, the Backstop Note was fully paid with net proceeds from the IPO.
Closing Date Note
On March 4, 2022, ProFrac LLC borrowed $22.0 million pursuant to a subordinated promissory note with THRC Holdings with a stated maturity date of March 4, 2027 (the “Closing Date Note”). The Closing Date Note bears interest at a percentage per annum equal to 1.74%. Interest under the Closing Date Note is paid on a quarterly basis and is solely payable in kind, with such interest amounts being added to the outstanding principal amount of the Closing Date Note, until the date that both the New ABL Credit Facility and the New Term Loan Credit Facility shall have been terminated, after which date quarterly interest payments may be paid in kind or in cash.

The Closing Date Note is unsecured and subordinated to the indebtedness owing under the New ABL Credit Facility and the New Term Loan Credit Facility.
In June 2022, the Closing Date Note was fully paid with net proceeds from the IPO.
Equify Bridge Note
On March 4, 2022, ProFrac II LLC entered into a $45.8 million subordinated promissory note with Equify Financial with a stated maturity date of March 4, 2027 (the “Equify Bridge Note”). The Equify Bridge Note bears interest at a percentage per annum equal to 1.0%. Interest under the Equify Bridge Note is paid on a quarterly basis and is solely payable in kind, with such interest amounts being added to the outstanding principal amount of the Equify Bridge Note, until the date that both the New ABL Credit Facility and the New Term Loan Credit Facility shall have been terminated, after which date quarterly interest payments may be paid in kind or in cash. In April 2022, the Company repaid $25.0 million in principal under the Equify Bridge Note.
The Equify Bridge Note is unsecured and subordinated to the indebtedness owing under the New ABL Credit Facility and the New Term Loan Credit Facility.
In April 2022, the Company repaid $25.0 million in principal under the Equify Bridge Note, resulting in an outstanding balance of $20.8 million. In June 2022, the Equify Bridge Note was fully paid with net proceeds from the IPO.
Best Flow Credit Facility
On February 4, 2019, Best Flow entered into a revolving loan credit agreement (the “Best Flow Credit Facility”), with Equify Financial, LLC (“Equify
Financial”) as lender. Equify Financial is a related party. The Best Flow Credit Facility provided for a revolving credit facility in an aggregate principal amount at any time outstanding up to $9.0 million, subject to borrowing base availability. The Best Flow Credit Facility had a maturity date of
February 4, 2026.
The interest rate under the Best Flow Credit Facility was the lesser of (i) the Prime Rate (as defined in the Best Flow Credit Facility) plus the applicable margin (3.50%) and (ii) the Maximum Rate (as defined in the Best Flow Credit Facility). All accrued but unpaid interest on the outstanding principal balance is due and payable monthly on the first day of each calendar month. The Best Flow Credit Facility was secured by a first lien on substantially all of the assets of Best Flow.
On March 4, 2022, the Best Flow Credit Facility was extinguished resulting in loss of extinguishment of debt of $0.3 million.
Best Flow Note
On January 28, 2021, Best Flow issued a promissory note (the “Best Flow Note”), with Equify Financial, as holder. Equify Financial is a related party. The Best Flow Note provided for a term loan in an initial aggregate principal amount equal to $13.0 million. Proceeds from the Best Flow Note were utilized to pay down $7.6 million of outstanding balances on the Best Flow Credit Facility and to pay down other equipment financing agreements for $5.4 million. The Best Flow Note matures on February 1, 2026, with a fixed interest rate of 8.0%. The principal and interest are paid in equal monthly amortizing amounts through maturity. Prepaid amounts are subject to a 0.19% prepayment premium.
On March 4, 2022, the Best Flow Note was extinguished resulting in loss of extinguishment of debt of $1.4 million.

Alpine Promissory Note
In January 2021, Alpine entered into a $21.4 million promissory note with Equify Financial (“Alpine Note”). Equify Financial is a related party. The Alpine Note amortizes monthly, had an interest rate of 8.0% and had a stated maturity date in February 2027.
On March 4, 2022, the Alpine Note was extinguished resulting in loss on extinguishment of debt of $1.8 million.
Flotek Convertible Notes
On February 2, 2022, Flotek entered into a private investment in public equity transaction (the “PIPE Transaction”) with a consortium of investors to secure growth capital. Pursuant to the PIPE Transaction, Flotek issued $11.2 million in aggregate initial principal amount of convertible notes payable (“Flotek Convertible Notes”). The Flotek Convertible Notes accrue paid-in-kind
interest at a rate of 10% per annum, have a maturity of one year, and are convertible into common stock of Flotek (a) at Flotek’s option if Flotek’s common stock equals or exceeds $2.50 for 20 trading days during a 30 consecutive trading day period, (b) at the holder’s option at any time prior to maturity, at a price of $1.088125 per share or (c) at maturity, at a price of $1.088125 per share. On March 21, 2022, $3.0 million of Flotek Convertible Notes were converted at a holder’s option into approximately 2.8 million shares of Flotek common stock. The Flotek Convertible Notes are obligations of Flotek and have no recourse or claim against the assets of ProFrac Corp. or its other consolidated subsidiaries.
At June 30, 2022, there was $8.2 million principal amount of Flotek Convertible Notes outstanding, which were included in the Company’s consolidated financial statements at a carrying value of $12.3 million.
Other indebtedness
As of June 30, 2022 and December 31, 2021, the Company had other debt agreements outstanding with unpaid principal balances of $12.6 million and $1.7 million, respectively. At June 30, 2022, other indebtedness included various equipment financing agreements of $6.8 million. In July 2022, we repaid $3.4 million under these agreements and the remaining $3.4 million is due October 1, 2022 at an interest rate of 5.0% At June 30, 2022, other indebtedness also included a $4.8 million loan under the Paycheck Protection Program established under the Coronavirus Aid, Relief, and Economic Securities Act held by Flotek.
The following table summarizes the principal maturity schedule for our long-term debt outstanding as of June 30, 2022:

	2022	2023	2024	2025	2026	Thereafter	Total
First Financial loan	$8,659	$15,291	$—	$—	$—	$—	$23,950
New ABL Credit Facility	—	—	—	—	—	143,350	143,350
New Term Loan Credit Facility	7,560	15,120	15,120	264,580	—	—	302,380
Flotek Convertible Notes	—	12,739	—	—	—	—	12,739
Other.	7,803	1,908	1,907	543	79	386	12,626

Total	$24,022	$45,058	$17,027	$265,123	$79	$143,736	$495,045

8. Income taxes
Before May 12, 2022, the ProFrac Predecessor entities were organized as limited liability companies or a limited partnership and were treated as either a disregarded entity or a partnership for U.S. federal income tax purposes, whereby the ordinary business income or loss and certain deductions were passed-through and reported on the members’ income tax returns. As such, the Company was not required to account for U.S. federal income taxes in the consolidated financial statements. Certain state income-based taxes are imposed on the Company which are reflected as income tax expense or benefit in historical periods. In connection with the IPO in May 2022, the

Company reorganized and ProFrac LLC became partially owned by ProFrac Corp., a
C-Corporation.
ProFrac Corp. is a taxable entity and is required to account for income taxes under the asset and liability method for periods subsequent to May 12, 2022.
During the first six months of 2022, ProFrac LLC and its members completed the acquisition of FTSI, a
C-Corporation.
Through a series of transactions, ProFrac LLC obtained ownership of all of the assets and liabilities of FTSI, but the FTSI
C-Corporation
legal entity was owned by the ProFrac LLC members. In connection with the IPO, the FTSI
C-Corporation
legal entity merged with a subsidiary of ProFrac Corp., which inherited the tax attributes of the FTSI legal entity.
As of June 30, 2022, the Company had approximately $158.3 million of net deferred tax assets. The deferred tax assets are driven by the outside basis difference between tax and GAAP in the Company’s outside basis in ProFrac LLC (including $22.7 million subject to the Tax Receivable Agreement), generated by both the FTSI transaction and the IPO. We have recorded a valuation allowance on the Company’s net deferred tax assets based on our assessment that it is more likely than not that the deferred tax assets will not be realized, with the exception of certain deferred tax assets that are expected to be utilized in the 2022 tax year of approximately $4.1 million. This valuation allowance assessment is based on the cumulative losses incurred by the Company in recent years. A change in our assessment could cause a decrease to the valuation allowance, which could materially impact our results of operations.
The Company’s effective tax rate (“ETR”) from continuing operations is expected to be 4.9% for tax year 2022. After consideration of a 2.4% net state tax rate (inclusive of the Texas Margin tax), the majority of the remaining difference between the federal corporate income tax rate of 21% and our effective tax rate is related to the income that is earned within the financial statement consolidated group that is not subject to tax within the financial statement consolidated group. This is due to the Company not being subject to tax prior to IPO, as well as the amount of post-IPO
income that is attributable to the Class B shareholders. As such, the Company’s income tax expense for the six months ended June 30, 2022 is $4.9 million.
ProFrac LLC is obligated to make cash distributions to PFH Unit holders to fund their respective income tax liabilities relating to their share of the income of ProFrac LLC. At June 30, 2022, the Company recorded a liability for accrued distributions of $15.6 million to be made to redeemable noncontrolling interest holders to fund their estimated tax payments.
9. Tax receivable agreement
In connection with our IPO, ProFrac Corp. entered into a tax receivable agreement (the “TRA”) with certain PFH Unit holders (the “TRA Holders”). The TRA generally provides for payment by ProFrac Corp. to the TRA Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax (computed using simplifying assumptions to address the impact of state and local taxes) that ProFrac Corp. actually realizes (or is deemed to realize in certain circumstances) as a result of (i) certain increases in tax basis that occur as a result of ProFrac Corp.’s acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such TRA Holder’s PFH Units in connection with the IPO or the exercise of the Redemption Right (as defined in the TRA) or the Call Right (as defined in the TRA), and (ii) imputed interest deemed to be paid by ProFrac Corp. as a result of, and additional tax basis arising from, any payments ProFrac Corp. makes under the TRA. ProFrac Corp. will be dependent on ProFrac LLC to make distributions to ProFrac Corp. in an amount sufficient to cover ProFrac Corp.’s obligations under the TRA. ProFrac Corp. will retain the benefit of the remaining 15% of any actual net cash tax savings. The payment obligations under the TRA are ProFrac Corp.’s obligations and not obligations of ProFrac LLC, and we expect that the payments required to be made under the TRA could be substantial.
The term of the TRA commenced upon the completion of the IPO and will continue until all tax benefits that are subject to the TRA have been utilized or expired, unless we experience a Change of Control (as defined in the

TRA, which includes certain mergers, asset sales, or other forms of business combinations) or the TRA otherwise terminates early (at our election or as a result of our breach or the commencement of bankruptcy or similar proceedings by or against us) and ProFrac Corp. makes the termination payments specified in the TRA in connection with such Change of Control or other early termination. In the event that the TRA is not terminated, the payments under the TRA could commence in 2023 and will continue for 15 years after the date of the last redemption of the PFH Units.
Payments will generally be made under the TRA as we realize actual cash tax savings from the tax benefits covered by the TRA. However, if we experience a Change of Control or the TRA otherwise terminates early, ProFrac Corp.’s obligations under the TRA would accelerate and ProFrac Corp. would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by it under the TRA. We estimate that such an immediate payment could range up to more the $500 million. There can be no assurance that we will be able to satisfy our obligations under the TRA.
Estimating the amount and timing of payments that may become due under the TRA is by its nature imprecise. For purposes of the TRA, net cash tax savings generally are calculated by comparing ProFrac Corp.’s actual tax liability (determined by using the actual applicable U.S. federal income tax rate and an assumed combined state and local income and franchise tax rate) to the amount ProFrac Corp. would have been required to pay had it not been able to utilize any of the tax benefits subject to the TRA. The actual increases in tax basis covered by the TRA, as well as the amount and timing of any payments under the TRA, will vary depending on a number of factors, including the timing of any redemption of PFH Units, the price of ProFrac Corp.’s Class A Common Stock at the time of each redemption, the extent to which such redemptions are taxable transactions, the amount of the redeeming PFH Unit holder’s tax basis in its PFH Units at the time of the relevant redemption, the depreciation and amortization periods that apply to the increase in tax basis, the amount and timing of taxable income we generate in the future, the U.S. federal income tax rates then applicable, and the portion of ProFrac Corp.’s payments under the TRA that constitute imputed interest or give rise to depreciable or amortizable tax basis.
We account for amounts payable under the TRA when we determine that a liability is probable and the amount is reasonably estimable. At June 30, 2022, the liability from the TRA was $3.4 million.

10. Earnings per share
The numerators and denominators of the basic and diluted earnings per share (“EPS”) computations for our Class A Common Stock are calculated as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2022	2021	2022	2021
Numerator:
Net income (loss)	$70,093	$(8,606)	$94,219	$(34,595)
Less: net (income) loss attributable to ProFrac Predecessor	(56,157)	8,478	(79,867)	34,476
Less: net loss attributable to noncontrolling interests	8,704	128	8,288	119
Less: net income attributable to redeemable noncontrolling interests	(16,082)	—	(16,082)	—

Net income attributable to ProFrac Holding Corp.	$6,558	$—	$6,558	$—

Denominator:
Weighted average Class A shares used for basic EPS computation	40,123		40,123
Dilutive potential of employee restricted stock units	22		22

Weighted average Class A shares used for diluted EPS computation	40,145		40,145

Basic and diluted EPS—Class A Common Stock	$0.16		$0.16

11. Stock-based compensation
Stock-based Compensation Related to Deemed Contributions
In connection with the Company’s IPO, our majority shareholders, Farris Wilks (“Farris”) and Dan Wilks (“Dan”) (together with certain family members or entities they control), sold PFH Units representing approximately 1% of the equity interest in ProFrac LLC to an entity controlled by our Chief Executive Officer, Ladd Wilks (“Ladd”), and our Executive Chairman, Matt Wilks (“Matt”), respectively. These equity interests in ProFrac LLC entitled each of Ladd and Matt to 1,220,978 shares of Class B common stock in ProFrac Corp. These units were sold in exchange for promissory notes. While some of the documentation relating to these transfers was subject to completion, we concluded that both transactions were consummated in connection with the Company’s IPO and, for accounting purposes, should be treated in accordance with ASC Topic 718,
Compensation — Stock Compensation
, as deemed contributions to the Company by Farris and Dan and grants of stock-based compensation to Ladd and Matt by the Company similar to stock options. As no future service period was required and because the promissory notes are prepayable at any time, all related stock-based compensation expense was recognized in the second quarter of 2022. The stock-based compensation expense was $33.7 million using the Black-Scholes-Merton option-pricing model with an average contractual term of 16.5 years, a volatility rate of 64%, and a 0% dividend yield.
Also in connection with the IPO, Farris engaged in estate planning that may result, subject to other terms and conditions, in additional shares being transferred by Farris to Ladd if the Company’s total market capitalization increases to certain target levels within the next five years, which resulted in a performance award being deemed granted by the Company to Ladd. We concluded that this arrangement should be treated, for accounting purposes, in accordance with ASC Topic 718,
Compensation—Stock Compensation
, as a deemed contribution to the Company by a related party and the grant of stock compensation with market conditions to Ladd by the Company.

The grant
date fair value of this award was estimated to be $45.2 million and will be recognized over the estimated derived service period of approximately one year. The grant date fair value and the derived service period of this award was determined using a Monte Carlo simulation method, which incorporates the possibility that the market capitalization targets may not be satisfied. The Monte Carlo simulation is affected by a number of variables, including the fair value of our underlying common shares ($18.00 at grant date), the expected common share price volatility over the expected term (79.2%), the expected dividend yield of our common shares over the expected term (0.0%), the risk-free interest rates over the expected term (2.86%), and the performance period of the award (five years).
The derived service period for the award was determined based on the median vesting time for the simulations that achieved the vesting hurdle. Stock-based compensation expense associated with this award will be recognized over the earlier of (i) the derived service period and (ii) the date on which the market condition is satisfied. Stock-based compensation expense of $5.1 million was recognized in the second quarter of 2022. At June 30, 2022, there was $40.1 million of total unrecognized compensation cost related to this award, which is expected to be recognized over a weighted average period of 1.0 years.
2022 Equity and Incentive Compensation Plan
In May 2022, the Company adopted the ProFrac Holding Corp. 2022 Long Term Incentive Plan (“2022 Plan”) to attract and retain officers, employees, directors, and other key personnel and to provide those persons incentives and awards for performance. The 2022 Plan originally allocated 3,121 thousand shares of our Class A Common Stock in the form of incentive stock options, non-qualified
stock options, restricted stock, restricted stock units (“RSUs”), stock appreciation rights, or other stock-based awards. As of June 30, 2022, up to approximately 2,611 thousand shares were available for future grants under the 2022 Plan.
On May 24, 2022, the Company issued 509 thousand RSUs, which had a grant date fair value of $9.1 million. The RSUs were valued at $17.90 per share, the market price of our Class A Common Stock on the date of grant. Awards granted vest from one to three years from the date of grant.
Stock-based compensation expense for the Company in the second quarter of 2022 for these RSUs was $0.9 million. The weighted-average grant-date fair value per share of RSUs granted was $17.90. The fair value of RSUs vested in the second quarter of 2022 was zero. At June 30, 2022, there was $8.2 million of total unrecognized compensation cost related to unvested RSUs, which is expected to be recognized over a weighted average period of 1.2 years.
12. Leases
Effective January 1, 2022, we adopted the new lease accounting guidance under ASC Topic 842, Leases. The details of the significant changes to our accounting policies resulting from the adoption of the new lease standard are set out below. We adopted the standard using the optional modified retrospective transition method; accordingly, the comparative information as of December 31, 2021, has not been adjusted and continues to be reported under the previous lease standard. Under the new standard, assets and liabilities that arise from all leases are required to be recognized on the balance sheet for lessees. Previously, only capital leases, which are now referred to as finance leases, were recorded on the balance sheet. The adoption of this standard resulted in the recognition of approximately $35.8 million of operating lease right-of-use
assets and operating lease liabilities on

our consolidated balance sheet as of January 1, 2022. The adoption of this standard did not materially impact our consolidated results of operations for the three and six months ended June 30, 2022.

Beginning January 1, 2022, for all leases with a term in excess of 12 months, we recognized a lease liability equal to the present value of the lease payments and right-of-use
asset representing our right to use the underlying asset for the lease term. For operating leases, lease expense for lease payments is recognized on a straight-line basis over the lease term and accretion of the lease liability, while finance leases (of which we have none) include both an operating expense and an interest expense component. For all leases with a term of 12 months or less, we elected the practical expedient to not recognize lease assets and liabilities. We recognize lease expense for these short-term leases on a straight-line basis over the lease term.
We are a lessee for several operating leases, related primarily to real estate and light duty vehicles. The majority of our operating leases have remaining lease terms of 10 years or less. None of our leases include options to extend the leases, nor do any include options to terminate the leases. The accounting for leases may require judgment, which includes determining the incremental borrowing rates to utilize in our net present value calculation of lease payments for lease agreements which do not provide an implicit rate.
In connection with the completion of the FTSI acquisition, FTSI conveyed to Wilks Development, LLC, an affiliate of ProFrac LLC, substantially all of FTSI’s owned real property, consisting primarily of FTSI’s hydraulic fracturing equipment manufacturing facilities, in exchange for cash consideration of approximately $44.4 million (the “FTSI Sale Leaseback”). We will lease such real property from Wilks Development, LLC in exchange for aggregate monthly lease payments of $51.6 million through March 2032. The cash consideration received was $3.7 million less than the carrying value of these assets. Because this sale was to an affiliate under common control, we accounted for the $3.7 million as an equity transaction recorded as a deemed distribution within our consolidated statements of changes in equity.
Our leasing activities primarily consist of operating leases for administrative offices, manufacturing and maintenance facilities along with some light duty vehicles. We do not lease any equipment on a long-term basis.
The following table summarizes the components of our lease costs:

	Three Months Ended June 30,	Six Months Ended June 30,
(In thousands)	2022	2022
Operating lease costs	$3,400	$5,601
Short-term lease costs	1,017	1,356

Total lease costs	$4,417	$6,957

The following table includes other supplemental information for our operating leases:

Six Months Ended June 30,
(Dollars in thousands)	2022
Cash paid for amounts included in the measurement of our lease obligations	$5,251
Right-of-use assets obtained in exchange for lease obligations	$44,968
Right-of-use assets recognized upon adoption of the leasing standard	$35,817
Weighted-average remaining lease term	8.1 years
Weighted-average discount rate	5.0%

The following table summarizes the maturity of our operating leases as of June 30, 2022:

(In thousands)
Remainder of 2022	$7,129
2023	13,095
2024	12,642
2025	11,496
2026	11,537
2027	11,803
2028 and thereafter	38,474

Total lease payments	106,176
Less imputed interest	(21,619)

Total lease liabilities	$84,557

13. Related party transactions
In the normal course of business, the Company has entered into transactions with related parties where the Wilks (or entities they control) hold a controlling financial interest. During the three and six months ended June 30, 2022 and 2021, the Company had related party transactions with the following related party entities:
Automatize, LLC (“Automatize”) is a logistics broker that facilitates the last-mile delivery of proppants on behalf of its customers, including the Company. Amounts paid to Automatize include costs passed through to third-party trucking companies and a commission retained by Automatize. These payments are recorded in cost of revenues, exclusive of depreciation and depletion on our consolidated statements of operations.
Cisco Logistics, LLC (“Cisco Logistics”) is a logistics company that delivers sand and equipment on behalf of its customers, including the Company. Amounts paid to Cisco Logistics are recorded in cost of revenues, exclusive of depreciation and depletion on our consolidated statements of operations.
Equify Risk Services, LLC (“Equify Risk”) is an insurance broker that negotiates and secures insurance policies on behalf of its customers, including the Company. Amounts paid to Equify Risk are recorded in selling, general and administrative expenses on our consolidated statements of operations.
Equify Financial, LLC (“Equify Financial”) is a finance company that provides equipment and other financing to its customers, including the Company. Amounts paid to Equify Financial are recorded in interest expenses on our consolidated statements of operations, and repayments of long-term debt on our consolidated statements of cash flows. See Note 7—Indebtedness for additional disclosures related to related party credit agreements.
Wilks Brothers, LLC (“Wilks Brothers”) is a management company which provides administrative support to various businesses within its portfolio. Wilks Brothers and certain entities under its control will at times incur expenses on behalf of the Company, billing the Company for these expenses at cost as well as certain management fees. Amounts paid to Wilks Brothers are generally recorded in selling, general and administrative expenses on our consolidated statements of operations.
Interstate Explorations, LLC (“Interstate”) is an exploration and development company for which the Company performs pressure pumping services, and from which the Company has a short-term lease for certain office space.
Flying A Pump Services, LLC (“Flying A”) is an oilfield services company which provides pump down and acid services, to which the Company rents and sells equipment and frac fleet components.

MC Estates, LLC, The Shops at Willow Park, and FTSI Industrial, LLC (collectively, the “Related Lessors”) own various industrial parks and office space leased by the Company. Amounts paid to the Related Lessors are recorded in selling, general and administrative expenses on our consolidated statements of operations.
Wilks Construction Company, LLC (“Wilks Construction”) is a construction company that has built and made renovations to several buildings for the Company, including construction of a new sand plant. Amounts paid to Wilks Construction are recorded in capital expenditures on our consolidated statements of cash flows.
3 Twenty-Three, LLC (“3 Twenty-Three”) is a payroll administrator which performs payroll services on behalf of its customers, including the Company. Amounts paid to 3 Twenty-Three are recorded in cost of revenues, exclusive of depreciation and depletion and selling, general and administrative expenses on our consolidated statements of operations.
Carbo Ceramics Inc. (“Carbo”) is a provider of ceramic proppant which will at times purchase conventional proppant from the Company to act as a broker for its customers. Additionally, the Company will at times purchase manufactured proppant from Carbo for the stimulation services segment.
FHE USA LLC (“FHE”) is a provider of production and well completion equipment used at the wellsite. Its RigLock and FracLock systems remotely connect surface equipment to the wellhead that keeps crews safer and speeds up operations while also reducing the volume of high-pressure iron. Amounts paid to FHE are recorded in capital expenditures on our consolidated statements of cash flows.
The following table summarizes expenditures with related parties for the three and six months ended June 30, 2022 and 2021:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2022	2021	2022	2021
Automatize	$35,576	$18,512	$49,851	$31,268
FHE	4,027	—	7,277	—
Wilks Brothers	8,542	1,953	8,799	4,507
Related Lessors	3,425	1,577	4,648	3,115
Wilks Construction	12,448	—	13,389	—
Equify Financial	301	—	986	—
3 Twenty-Three	—	—	247	—
Carbo	78	—	78	353
Cisco Logistics	—	160	—	424
Interstate	—	24	20	32
Equify Risk	—	—	—	3
Other	82	42	120	52

Total	$64,479	$22,268	$85,415	$39,754

The following table summarizes related party accounts payable as of June 30, 2022 and December 31, 2021:

	June 30,	December 31,
(In thousands)	2022	2021
Automatize	$18,013	$11,198
Wilks Brothers	13,518	9,990
Wilks Construction	5,545	57
Cisco Logistics	27	—
Carbo	455	10
Related Lessors	19	1
Other	0	19

Total	$37,577	$21,275

The following table summarizes revenue from related parties for the three and six months ended June 30, 2022 and 2021:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2022	2021	2022	2021
Flying A	$548	$1,177	$1,920	$2,128
Carbo	504	159	753	179
Wilks Brothers	2	7	3	5
Interstate	—	111	—	111
Other	1	25	1	34

Total	$1,055	$1,479	$2,677	$2,457

The following table summarizes related party accounts receivable as of June 30, 2022 and December 31, 2021:

(In thousands)	June 30, 2022	December 31, 2021
Flying A	$1,438	$2,412
Cisco Logistics	1,493	1,489
Carbo	255	591
Interstate	310	—
Other	141	23

Total	$3,637	$4,515

Additionally, in January and February of 2021, ProFrac LLC executed two agreements with one of ProFrac LLC’s members for the sale of certain lots of equipment, in exchange for $8.7 million in cash, an amount that approximates the net book value of the assets. Under these agreements, for any assets subsequently resold by the member, ProFrac LLC will reimburse the member for a certain percentage of the net loss, or conversely be entitled to a certain percentage of the net gain, at rates established in the agreements. As of June 30, 2022, the majority of the assets have been sold by the member, and ProFrac LLC’s remaining liability of approximately $0.2 million for assets that have not been resold has been recorded.
On February 4, 2022, THRC Holdings entered into a Rights Agreement with Encantor Properties LP, one of the sellers from whom the Company purchased the Munger Ranch property, under which the related party was assigned rights to $8.1 million of the $30.0 million in consideration related to the Munger purchase. As part of the IPO completed in May 2022, the sellers of Munger Ranch were issued 2,114,273 shares of Class A Common Stock in exchange for the $30.0 million consideration related to the Munger Ranch purchase.

14. Acquisitions and investments
FTS International, Inc.
On March 4, 2022, the Company acquired the outstanding stock of FTSI for a purchase price of $405.7 million, consisting of cash consideration of $332.8 million, and THRC Holdings’ equity interest of $72.9 million (“THRC FTSI Related Equity”).
Immediately following the closing of the cash acquisition pursuant to the Agreement and Plan of Merger, dated as of October 21, 2021, by and among FTSI, ProFrac LLC and ProFrac Acquisitions, Inc. (the “FTSI Merger Agreement”), ProFrac LLC distributed the 80.5% of the FTSI equity it acquired in such merger to Farris Wilks and THRC Holdings in a manner that resulted in each of them owning 50% of FTSI (the “FTSI Distribution”), with THRC Holdings receiving a smaller share of the FTSI Distribution and instead retaining certain preferred equity in ProFrac LLC in lieu of its redemption in connection with such distribution. The THRC FTSI Related Equity was the result of a transaction whereby THRC Holdings, which owned approximately 19.5% of FTSI, agreed to retain that interest in FTSI in lieu of receiving cash pursuant to the FTSI Merger Agreement.
We have accounted for the acquisition of FTSI using the acquisition method of accounting. We used our best estimates and assumptions to assign fair value to the tangible and intangible assets expected to be acquired and liabilities expected to be assumed at the acquisition date. The majority of the measurements of assets acquired and liabilities assumed, are based on inputs that are not observable in the market and thus represent Level 3 inputs.
The following table summarizes the preliminary allocation of the purchase price:

(In thousands)
Assets acquired:
Cash and cash equivalents	$53,771
Accounts receivable	89,268
Prepaid expense and other assets	4,037
Inventories	42,344
Property, plant and equipment	307,113
Operating lease ROU asset	2,748
Intangible assets	1,239
Other assets	1,583

Total assets acquired	502,103

Liabilities assumed:
Accounts payable	62,985
Accrued expenses	19,308
Operating lease liability current	1,235
Current portion of debt	10,136
Other current liabilities	309
Operating lease liability non-current	1,512
Other non-current liabilities	928

Total liabilities assumed	96,413

Net assets acquired	$405,690

The allocation of the purchase price to FTSI’s net tangible assets and liabilities and identifiable intangible assets as of March 4, 2022, is preliminary and subject to revisions to the fair value calculations for the identifiable assets and liabilities. The determination and allocation of the purchase consideration are subject to change during the measurement period, up to one year from the date the acquisition closed.

For the three months ended March 31, 2022, our revenues and pretax earnings included $48.6 million and $0.1 million loss, respectively, associated with the FTSI acquired operations after the closing on March 4, 2022. In addition, FTSI acquisition-related costs of approximately $3.7 million were incurred during the three months ended March 31, 2022, consisting of external legal and consulting fees. These costs are classified in selling, general and administrative expense in the consolidated statements of operations. Additionally, we incurred $9.3 million in severance costs in connection with the FTSI acquisition, which are classified in selling, general and administrative expense in the consolidated statements of operations. Throughout the second quarter of 2022, we integrated FTSI’s operations. As a result, we track all stimulation services assets as one group and it would be impracticable to separately report FTSI revenues or pretax earnings subsequent to March 31, 2022.
Flotek Industries, Inc.
On February 2, 2022, we entered into an agreement with Flotek Industries, Inc. (“Flotek”), pursuant to which Flotek will provide full downhole chemistry solutions for a minimum of ten hydraulic fleets for three years starting on April 1, 2022, at a price of cost plus 7% (“Flotek Supply Agreement”). In exchange for entry into the Flotek Supply Agreement, we received $10 million in initial principal amount of Flotek Convertible Notes and acquired an additional $10 million in principal amount of Flotek Convertible Notes in the PIPE Transaction. Our equity ownership in Flotek on a fully diluted basis as a result of this investment is approximately 17%. In addition, we received the right to designate up to two directors to Flotek’s board of directors.
On February 16, 2022, we and Flotek agreed to amend the Flotek Supply Agreement to increase the term to ten years and increase the scope to 30 fleets. In exchange for our entry into the amendment to the Flotek Supply Agreement (the “Flotek Supply Agreement Amendment”), Flotek agreed to issue us $50 million in initial principal amount of Flotek Convertible Notes that will be convertible into Flotek common stock. The Flotek Supply Agreement Amendment and issuance to us of additional Flotek Convertible Notes were conditioned upon customary closing conditions including the approval of Flotek’s shareholders. In May 2022, the Flotek shareholders approved the Convertible Notes issuance and the Flotek Supply Agreement Amendment. Our equity ownership in Flotek on a fully diluted basis after the consummation of these transactions is approximately 43%, and we are permitted to designate two additional directors, or up to four directors to Flotek’s board of directors. Because of our power to appoint directors to the board of directors without a direct equity interest in Flotek, we determined that Flotek is a VIE. We further determined that the Company is the primary beneficiary of the VIE, primarily due to our ability to appoint four of seven directors to Flotek’s board of directors. As a result, subsequent to May 17, 2022, we have accounted for this transaction as a business combination using the acquisition method of accounting and Flotek’s financial statements have been included in our consolidated financial statements from May 17, 2022. As we had no direct equity interest in Flotek during the three months ended June 30, 2022, we allocated 100% of Flotek’s loss to noncontrolling interests in our consolidated financial statements.
The Flotek Supply Agreement Amendment includes a minimum annual volume commitment whereby we will be obligated to pay Flotek liquidated damages equal to 25% of the shortfall for such year, should we fail to meet the minimum purchase amount. At May 17, 2022, we had a supply agreement contract liability of $9.9 million, which was included as purchase consideration for Flotek as a settlement of a pre-existing
relationship. All effects of the Supply Agreement have been eliminated from our consolidated financial statements subsequent to May 17, 2022.
The notes issued to ProFrac
accrue paid-in-kind interest
at a rate of 10% per annum, have a maturity of one year, and convert into common stock of Flotek (a) at the holder’s option at any time prior to maturity, at a price of $1.088125 per share, (b) at Flotek’s option, if the volume-weighted average trading price of Flotek’s common stock equals or exceeds $2.50 for 20 trading days during a 30 consecutive trading day period, or (c) at maturity, at a price of $0.8705 (the “Convertible Notes”). We initially recognized the Convertible Notes with an initial principal balance of $20 million at $20 million. At May 17, 2022, we estimated the fair value of these Convertible Notes to be $30.2 million, which was included as purchase consideration for Flotek as a settlement of a pre-existing
relationship. All effects of the Flotek Convertible Notes have been eliminated from our consolidated financial statements subsequent to May 17, 2022.

Before May 17, 2022, we designated our investment in the Flotek Convertible Notes as trading securities. Securities designated as trading securities are reported at fair value, with gains or losses resulting from changes in fair value recognized in net investment income on the consolidated statements of operations. For the period from February 2, 2022 through May 17, 2022 we recognized noncash income of $10.2 million as other (expense) income on our consolidated statements of operations related to the change in fair value of the Flotek Convertible Notes.
In June 2022, Flotek issued and sold to ProFrac II LLC, a wholly-owned subsidiary of ProFrac LLC, pre-funded
warrants to purchase from Flotek up to approximately 13.1 million shares of Flotek common stock at any time and at an exercise price equal to $0.0001 per share, in exchange for $19.5 million in cash. ProFrac II LLC and its affiliates may not receive any voting or consent rights in respect of these warrants or the underlying shares unless and until (i) Flotek has obtained approval from a majority of its shareholders excluding ProFrac II LLC and its affiliates and (ii) ProFrac II LLC has paid an additional $4.5 million to Flotek. We entered into this transaction to provide additional working capital to Flotek to enable it to perform under the Flotek Supply Agreement Amendment. These pre-funded
warrants have been eliminated from our consolidated financial statements.
The following table summarizes the preliminary allocation of the fair value of Flotek’s assets, liabilities and noncontrolling interest:

(In thousands)
Settlement of pre-existing relationships
Accounts payable	$(2,713)
Supply Agreement contract liability	(9,874)
Fair value of previously held interest in 10% Convertible PIK Notes	30,220

Settlement of pre-existing relationships	$17,633

Assets acquired
Cash and cash equivalents	$21,725
Restricted cash	40
Accounts receivable	18,853
Inventories	12,210
Assets held for sale	1,805
Other current assets	3,405
Property and equipment	21,551
Operating lease right-of-use assets	3,884
Deferred tax assets	282
Goodwill	82,340
Other long-term assets	17

Total assets acquired	166,112

Liabilities assumed:
Accounts payable and accrued liabilities	24,203
Operating lease liabilities	7,394
Finance lease liabilities	79
Long-term debt	17,101
Other liabilities	85

Total liabilities assumed	48,862
Noncontrolling interests	99,617

Assets acquired less liabilities assumed and noncontrolling interests	$17,633

We used our best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date. The majority of the measurements of assets acquired and liabilities assumed, are based on inputs that are not observable in the market and thus represent Level 3 inputs. The fair value of the noncontrolling interest was based on the Flotek common stock price reported by the New York Stock Exchange at the date of the acquisition, which represented Level 1 inputs. No portion of the recorded goodwill is tax deductible.
For the three months ended June 30, 2022, our revenues and pretax earnings included $6.1 million and $8.5 million loss, respectively, associated with the Flotek acquired operations after May 17, 2022.
The allocation of the purchase price to Flotek’s net tangible assets and liabilities and identifiable intangible assets as of May 17, 2022, is preliminary and subject to revisions to the fair value calculations for the identifiable assets and liabilities. The determination and allocation of the purchase consideration are subject to change during the measurement period, up to one year from the date the acquisition closed.
The following unaudited pro forma results of operations have been prepared as though the FTSI and Flotek acquisitions had been completed on January 1, 2021. Pro forma amounts are based on the purchase price allocation of the significant acquisition and are not necessarily indicative of the results that may be reported in the future.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2022	2021	2022	2021
Revenue	$596,774	$283,811	$1,030,161	$541,074
Net income (loss)	$66,662	$(34,189)	$50,203	$(92,743)
Agreement to Acquire U.S. Well Services, Inc.
As previously disclosed in the Company’s Current Report on Form
8-K
filed with the SEC on June 24, 2022 (the “USWS Merger
8-K”),
on June 21, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, U.S. Well Services, Inc., a Delaware corporation (“USWS”), and Thunderclap Merger Sub I, Inc., a Delaware corporation and an indirect subsidiary of the Company (“Merger Sub”). The Merger Agreement provides for, among other things, the merger of Merger Sub Inc. with and into USWS, with USWS surviving the merger as the surviving corporation and an indirect subsidiary of the Company (the “Merger”).
Subject to the terms and conditions of the Merger Agreement, at the effective time and as a result of the Merger, each share of Class A Common Stock of USWS, par value $0.0001 per share (the “USWS Common Stock”), issued and outstanding immediately prior to the effective time of the Merger will be cancelled and converted automatically into the right to receive 0.3366 shares of the Company’s Class A Common Stock.
The acquisition is expected to be completed in the fourth quarter of 2022, subject to the satisfaction of customary closing conditions, including the approval of USWS stockholders, as described in the USWS Merger
8-K.
Based on the closing price of the Company’s Class A Common Stock (as reported on the Nasdaq Global Select Market) of $21.49 per share on June 21, 2022, the last trading day prior to announcement of the Merger Agreement, the transaction represents aggregate stock consideration of approximately $93 million and a consideration per share of USWS Common Stock of $7.23, after giving effect to USWS’ recent
1-for-6
reverse stock split. After giving effect to the conversions of certain securities of USWS, as described in the USWS Merger
8-K,
the total stock consideration payable to USWS stockholders and holders of USWS equity awards, based on the Company’s Class A Common Stock June 21, 2022 closing price, would be approximately $270 million. In addition, the Company will assume approximately $55 million of USWS’ outstanding indebtedness and repay approximately $170 million of USWS debt expected to be outstanding at closing. We anticipate that the total consideration to be paid in connection with the closing of the Merger will be funded through the New Term Loan Credit Facility and/or the New ABL Credit Facility, available cash, additional loans and/or notes and cash flows generated from operations.
The Wilks Parties
hold a controlling interest in the Company. Certain Wilks Parties also own certain securities of USWS. Upon the consummation of the Merger, the Wilks Parties will receive an aggregate of 4,138,596 shares of the Company’s Class A Common Stock as merger consideration (assuming, solely for the purpose of this calculation, a hypothetical closing date of October 31, 2022), which, based on the Company’s Class A Common Stock June 21, 2022 closing price, would be approximately $88.9 million.
The consummation of the Merger is subject to customary conditions, including, among others, (a) receipt of the approval of the stockholders of USWS, (b) the absence of any applicable law or order prohibiting the consummation of the Merger or the issuance of Company stock in connection with the Merger, (c) the expiration or termination of the HSR Act waiting period (which has been satisfied), (d) the effectiveness of the registration statement in connection with the Merger, (e) approval of the issuance of Company stock in connection with the Merger for listing on Nasdaq, (f) subject to certain exceptions, the accuracy of the representations and warranties of each party, (g) the performance in all material respects of each party of its obligations under the Merger Agreement and (h) the absence of a material adverse effect on the Company and USWS.
The Merger Agreement contains certain termination rights for both the Company and USWS and further provides that, upon termination of the Merger Agreement under specified circumstances, USWS may be required to pay the Company a termination fee of $8.0 million or reimburse the Company for certain expenses in an amount up to $3.0 million, in each case, depending on the termination event.
Basin Production and Completion LLC
During the year ended December 31, 2021, the Company purchased Series
B-1
Preferred Units of Basin Production and Completion LLC (“BPC”), a manufacturer of equipment used in hydraulic fracturing for $4.2 million. This comprises approximately 20% of the BPC Series B Preferred Units. As of December 31, 2021, we did not exercise significant influence over this entity. As we determined this to be an equity security, we initially recorded our investment at cost, presented as “Investments” in our consolidated balance sheets as of December 31, 2021.
On February 9, 2022, the Company entered into an agreement to purchase all the series
A-1
and
B-1
preferred units of BPC for $46.0 million (“Basin Units Acquisition”), consisting of $40.0 million to BPC for series
A-1
and
B-1
preferred units and $6.0 million to selling holders of BPC series
B-1
preferred units. Additionally, on February 14, 2022, the Company made a loan to FHE, a subsidiary of BPC for $1.25 million. The loan bears interest at the rate of 5% per annum. Interest is either paid at each calendar quarter end or added to the principal balance at the election of BPC. The loan matures on February 14, 2027.
Subsequent to February 9, 2022, our investments in BPC provide the Company the ability to have significant influence, but not control over BPC’s operations. BPC’s business and affairs are managed under the direction of its board of directors, which the Company does not control. Based on our evaluation, we determined that BPC is a VIE, but the Company is not the primary beneficiary of the VIE. We have elected the fair value option to account for our equity method investment in BPC. See Note 16 — Fair Value of Financial Interests for more information on our investments using Level 3 measurements. At June 30, 2022, the estimated fair value of these investments in BPC was $49.8 million.
EKU
On December 22, 2020, the Company purchased a 25% stake in EKU, an equipment manufacturer based in Germany, for $1.2 million. For the year ended December 31, 2020, we accounted for this investment using the equity method as we had significant influence over EKU, and held a voting interest of 20% or greater, but less than 50%. In January 2021, the Company obtained a controlling interest in EKU, the results of which are consolidated thereafter.
The Company obtained a 75% controlling interest in EKU in January 2021 and performed a purchase price allocation in conjunction with the consolidation of this subsidiary. We recognized net working capital of $2.5 million, property, plant and equipment of $0.4 million, intangible assets of $3.5 million and debt of $1.4 million at estimated fair value. In consolidation, we eliminated our investment in associate, recognized equity of $3.7 million for the value of our 75% interest, and noncontrolling interest of $1.2 million for the value of the minority shareholder positions. See Note 6 – Intangible Assets for additional information related to the recognized intangible assets.
Munger Ranch
The Company entered into an agreement to acquire property in West Texas (“Munger Right Agreement”) in November 2021 for a purchase price of $30.0 million. Under the Munger Right Agreement, the sellers were given the option to receive the consideration in cash, or in the event of an IPO prior to November 17, 2022, in equity, at the sellers’ election. Under the equity option, in the event the Company completes an IPO, the sellers would be entitled to 1.5% of the outstanding shares of common stock immediately following the IPO. Each seller ultimately elected the equity option, as such this was a non-cash
transaction for the Company for the year ended December 31, 2021.
The Munger Right Agreement includes a ‘Make Whole’ provision. Under the Make Whole provision, if any seller liquidates 100% of the shares of our Class A Common Stock they are issued prior to the one-year
anniversary of the IPO and the value of the shares sold does not equal such seller’s share of the $30.0 million purchase price, then the Company will pay the difference between the amount of cash the seller would have received had they elected the cash option and the amount they ultimately received upon the sale of the Class A shares issued under the equity option. This Make Whole provision is accounted for as a written put option with a fair value of $4.0 million as of June 30, 2022 and is presented within Other Current Liabilities in our Balance Sheet. The acquired property was treated as an asset acquisition and not an acquisition of a business, and is presented within Property, plant, and equipment in our consolidated balance sheets.
On February 4, 2022, THRC Holdings entered into a Rights Agreement with Encantor Properties LP, one of the sellers from whom the Company purchased the Munger Ranch property, under which the related party was assigned rights to $8.1 million of the $30.0 million in consideration related to the Munger Ranch purchase.
As part of the IPO completed in May 2022, the Company issued 2,114,273 shares of Class A Common Stock worth $38.1 million as consideration for the Munger Ranch purchase.
iO-TEQ, LLC
The Company acquired iO-TEQ, LLC (“IOT”) in October 2021 for $2.2 million and performed a purchase price allocation at the acquisition date. We recognized net working capital of $0.2 million, property, plant and equipment of $0.1 million, intangible assets of $2.4 million and debt of $0.4 million at estimated fair value. See Note 6 – Intangible Assets for additional information related to the recognized intangible assets.
Best Flow minority interests
In December 2021, the Company entered into an agreement with Eagleton Venture, Inc. (“Eagleton”) to purchase Eagleton’s 15.172% interest in Best Flow for a purchase price of $3.9 million, which the company paid in cash, during the three months ended March 31, 2022.

15. Goodwill
The changes in the carrying amount of goodwill by reportable segment were as follows for the six months ended June 30, 2022.

	Stimulation services	Manufacturing	Proppant production	Other	Total
Balances at December 31, 2021	$—	$—	$—	$—	$—
Acquisition of Flotek	—	—	—	82,340	82,340
Balances at June 30, 2022	$—	$—	$—	$82,340	$82,340
16. Fair value of financial instruments
Assets and liabilities recorded on a recurring basis in the balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values.
The Company’s financial instruments and investments that are carried at fair value consist mainly of Level 3 assets. Level 3 assets that have been measured on a recurring basis during 2022 relate to the Company’s investments in (i) Convertible Notes of Flotek, designated as trading securities up to the acquisition date of Flotek and (ii) the equity method investment in BPC, for which we elected the fair value option, as described in Note 14—Acquisitions and investments for disclosure of the terms of these investments. The Company did not have any assets or liabilities measured at fair value using Level 2 of the fair value hierarchy at June 30, 2022. We had no Level 2 or Level 3 assets or liabilities as of December 31, 2021.
The estimated fair value of the BPC investment as of June 30, 2022 was determined using a combination of the market and income approaches.
The following table sets forth the fair value of the Company’s financial instruments within Level 3 of the fair value hierarchy.

(In thousands)	June 30, 2022
Level 3
BPC Investment	49,752

Total	$49,752

The following is a reconciliation of the beginning and ending balances for assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) from inception to June 30, 2022:

(In thousands)
Level 3
Fair value as of January 1, 2022	$—
Acquisition of Flotek Convertible Notes	20,000
Acquisition of investment in BPC	47,202
Transfer of cost method investment to Level 3 fair value measurement	4,244
Change in fair value of Level 3 fair value measurements	8,100

Fair value as of March 31, 2022	$79,546

Change in Flotek fair value up to acquisition date	2,120
Elimination of Flotek convertible notes at acquisition date	(30,220)
Change in BPC fair value	(1,694)

Fair value as of June 30, 2022	$49,752

The estimated fair value of the Flotek Convertible Notes prior to our consolidation of Flotek on May 17, 2022 was valued using a Monte Carlo simulation with inputs such as the market trading price of the Flotek’s common stock, the expected volatility of the Flotek’s stock price based on historical trends, a risk-free rate of interest based on US Treasury note rates and the term of the debt, the time to liquidation based on the maturity date of the notes, and a discount rate adjusted based on the credit risk of Flotek.
The key inputs into the Monte Carlo simulation used to estimate the fair value the Convertible Notes were as follows:

	May 17, 2022	March 31, 2022
Risk-free interest rate	1.82%	1.63%
Expected volatility	90.0%	90.0%
Term until liquidation (years)	0.72	0.84
Stock price	$1.29	$1.26
17. Commitments and contingencies
Litigation
In the ordinary course of business, we are the subject of, or party to a number of pending or threatened legal actions and administrative proceedings arising in the ordinary course of our business. While many of these matters involve inherent uncertainty, we believe that, other than as described below, the amount of the liability, if any, ultimately incurred with respect to proceedings or claims will not have a material adverse effect on our consolidated financial position as a whole or on our liquidity, capital resources or future annual results of operations.
Patterson v. FTS International Manufacturing, LLC and FTS International Services, LLC
: On June 24, 2015, Joshua Patterson filed a lawsuit against the Company in the 115th Judicial District Court of Upshur County, Texas, alleging, among other things, that the Company was negligent with respect to an automobile accident in 2013. Mr. Patterson sought monetary relief of more than $1 million. On July 19, 2018, a jury returned a verdict of approximately $100 million, including punitive damages, against the Company. The trial court reduced the judgment on November 12, 2018, to approximately $33 million. The Company’s insurance carriers appealed and the Twelfth Court of Appeals reversed the verdict in its entirety on August 26, 2020, remanding the case for a new trial. The Company’s insurance carriers are currently appealing one of the appellate findings with the Texas Supreme Court. No new trial date has been set. While the outcome of this case is uncertain, the Company has met its insurance deductible for this matter and we do not expect the ultimate resolution of this case to have a material adverse effect on our consolidated financial statements.
Lonestar Prospects, Ltd. d/b/a Vista Sand v. ProFrac Services, LLC
: ProFrac Services, LLC (“ProFrac Services”) entered into a Master Purchase Agreement For Products And/Or Services with Lonestar Prospects, Ltd. d/b/a Vista Sand (“Vista”), dated November 27, 2017 (the “Vista MSA”), as amended by the First Addendum to Vista MSA and the First Amendment to Vista MSA, both of which are dated June 10, 2018 (collectively, the “Vista Agreement”). Under the terms of the Vista Agreement, ProFrac Services agreed to purchase certain quantities of sand from Vista. Vista filed a complaint against ProFrac Services in the United States Bankruptcy Court for the Northern District of Texas on March 15, 2021, in which it alleges that ProFrac Services breached the terms of the Vista Agreement by failing to purchase the required amount of sand or pay for the underpurchased amounts as required by the Vista Agreement. Vista is seeking damages of approximately $8.31 million. Vista and ProFrac Services have entered into a mutually agreed upon Scheduling Order signed by the Court on February 12, 2022. Trial docket call for this matter is currently scheduled for September 6, 2022.
We estimate and provide for potential losses that may arise out of legal proceedings and claims to the extent that such losses are probable and can be reasonably estimated. Significant judgment is required in making these estimates and our final liabilities may ultimately be materially different from these estimates. When preparing our estimates, we consider, among other factors, the progress of each legal proceeding and claim, our experience and the experience of others in similar legal proceedings and claims, and the opinions and views of legal counsel. Legal costs related to litigation contingencies are expensed as incurred.
18. Segment information
Our business has three reportable segments: Stimulation services, Manufacturing and Proppant production. Each reportable segment represents a separate business unit that operated as a standalone company prior to the reorganization of the Company in December 2021. Following the reorganization, each reportable segment continues to have distinct management and prepares discrete financial information for the segment (consistent with when each operated as a standalone business). FTSI is part of our stimulation services segment. Amounts in the other category reflect our business activities that are not separately reportable, which only included Flotek for the periods presented. Our chief operating decision makers review the discrete segment financial information, including Adjusted EBITDA as the measure of profitability, to evaluate the performance of our segments and make resource allocation decisions.
We account for intersegment transactions as if the transactions were with third parties, that is, at estimated current market prices. For the three and six months ended June 30, 2022 and 2021, intersegment revenues for the manufacturing segment were 92% and 88% and 88% and 87%, respectively. For the three and six months ended June 30, 2022 and 2021, intersegment revenues for the proppant production segment were 64% and 44% and 66% and 38%, respectively.
The performance of our segments is evaluated primarily on Adjusted EBITDA. We define Adjusted EBITDA as our net income (loss), before (i) interest expense, net, (ii) income tax provision, (iii) depreciation, depletion and amortization, (iv) loss on disposal of assets, and (v) stock-based compensation, and (vi) other unusual or non-recurring
charges, such as costs related to our initial public offering, non-recurring
supply commitment charges, certain bad debt expense and gain on extinguishment of debt.

Segment information, and a reconciliation of Adjusted EBITDA, for the three and six months ended June 30, 2022 and 2021 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2022	2021	2022	2021
Revenues
Stimulation services	$576,556	$168,506	$912,711	$312,209
Manufacturing	34,854	16,223	66,860	30,880
Proppant production	17,531	7,781	29,939	13,370
Other	15,359	—	15,359	—

Total segments	644,300	192,510	1,024,869	356,459
Eliminations	(54,456)	(17,691)	(90,045)	(32,054)

Total	$589,844	$174,819	$934,824	$324,405

Adjusted EBITDA
Stimulation services	$196,088	$30,475	$269,657	$43,428
Manufacturing	9,360	349	19,382	2,679
Proppant production	12,574	3,246	20,459	5,652
Other	(7,454)	—	(7,454)	—

Adjusted EBITDA for reportable segments	210,568	34,070	302,044	51,759
Interest expense, net	(13,451)	(6,187)	(22,723)	(12,222)
Depreciation, depletion and amortization	(64,064)	(34,904)	(108,280)	(70,365)
Income tax benefit (provision)	(4,112)	283	(4,864)	308
Loss on disposal of assets, net	(2,143)	(1,868)	(1,989)	(4,075)
Loss on extinguishment of debt	(8,822)	—	(17,095)	—
Litigation accrual	(4,000)	—	(4,000)	—
Stock compensation expense	(1,455)	—	(1,455)	—
Stock compensation expense related to deemed contributions	(38,849)	—	(38,849)	—
Bad debt expense, net of recoveries	—	—	(5)	—
Loss on foreign currency transactions	58	—	46	—
Reorganization costs	—	—	(55)	—
Acquisition related expenses	(4,063)	—	(17,082)	—
Unrealized gain on investments, net	426	—	8,526	—

Net income (loss)	$70,093	$(8,606)	$94,219	$(34,595)

Segment information as of June 30, 2022 and December 31, 2021 is as follows:

(In thousands)	June 30, 2022	December 31, 2021
Total assets
Stimulation services	$1,401,665	$510,579
Manufacturing	113,147	77,968
Proppant production	133,235	100,294
Other	193,297	—

Total segment assets	1,841,344	688,841
Eliminations	(177,719)	(24,271)

Total	$1,663,625	$664,570

19. Subsequent events
The following events occurred after June 30, 2022:
On July 25, 2022, the Company acquired 100% of the issued and outstanding membership interests of each of SP Silica of Monahans, LLC and SP Silica Sales, LLC (collectively “Monahans”), the West Texas subsidiaries of Signal Peak Silica, for a purchase price of $90.0 million in cash plus working capital adjustments of approximately $10.0 million.
On July 25, 2022, the New Term Loan Facility was amended to increase the size of the New Term Loan Facility by $150.0 million with an uncommitted option to obtain commitments for a potential additional $100.0 million of delayed draw loans before the earlier to occur of (i) the Merger and (ii) March 31, 2023. The maturity date of the New Term Loan Facility remains the same at March 4, 2025. The Company used a portion of the proceeds from the increased New Term Loan Facility to fund the acquisition of Monahans and anticipates using the remainder of the proceeds and operating cash to facilitate the Merger, pay outstanding debt under the New ABL Credit Facility and/or for other general corporate purposes.
On July 25, 2022, the New ABL Credit Facility was amended to add an uncommitted $100.0 million incremental facility (the “Incremental Facility”, under the terms of which existing lenders can make additional loans (in their sole discretion) under, or new lenders can join, the Incremental Facility and increase the potential size of the New ABL Credit Facility from $200 million to $300 million, subject to satisfaction of certain conditions. All other terms and conditions of the New ABL Credit Facility remained substantially unchanged.

ProFrac Holding Corp.
Unaudited Pro Forma Condensed Combined Financial Information
Introduction
ProFrac Holding Corp. (together with its wholly owned subsidiaries, “ProFrac” or the “Company”) is a holding company formed to own an interest in, and act as the sole managing member of, ProFrac Holdings, LLC (“ProFrac LLC”). Our predecessor consists of ProFrac Holdings, LLC, and its subsidiaries (“ProFrac LLC”), Best Pump & Flow LP (“Best Flow”) and Alpine Silica, LLC (“Alpine” and, together with ProFrac LLC and Best Flow, “ProFrac Predecessor” and “we,” “us,” “our” and the “Company”) on a combined basis. Prior to December 21, 2021, Dan Wilks, and Farris Wilks (or entities they control) (collectively, the “Wilks”) held a controlling interest in ProFrac LLC, Best Flow and Alpine. Historical periods for ProFrac Predecessor had been presented on a consolidated and combined basis given the common control ownership by the Wilks. On December 21, 2021, all of the then-outstanding membership interests in Best Flow and Alpine were contributed to ProFrac LLC in exchange for membership interests in ProFrac LLC.
On March 4, 2022, ProFrac LLC completed its acquisition of FTSI for a purchase price of approximately $407.5 million (the “FTSI Acquisition”).
On May 12, 2022 ProFrac Holding Corp. completed its initial public offering (“IPO and Restructuring”). As described in Note 4, immediately prior to completion of the IPO, we engaged in certain refinancing transactions and we also used certain net proceeds from the IPO to repay certain debt post IPO (all the refinancing transactions and debt repayment from IPO are collectively referred to as “IPO and Refinancing”).
On June 21, the Company announced its acquisition of U.S. Well Services. Inc or USWS (“USWS Acquisition”).
The USWS Acquisition will be accounted for under the acquisition method of accounting, which requires determination of the accounting acquirer. The accounting guidance provides that in identifying the acquiring entity in a business combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including the relative voting rights of the stockholders of the constituent companies in the combined company, the existence of a large minority voting interest in the combined entity if no other owner or organized group of owners has a significant voting interest, the composition of the board of directors and senior management of the combined company, the relative size of each company and the terms of the exchange of equity securities in the business combination, including payment of any premium.
Immediately following the completion of the Merger, it is anticipated that persons who were stockholders of ProFrac and USWS immediately prior to the Merger will own approximately 91.76% and 8.24%, respectively, of the then outstanding ProFrac capital stock and will own approximately 76.34% and 23.66%, respectively, of the then outstanding ProFrac Class A Common Stock. ProFrac is considered to be the acquirer of USWS for accounting purposes and will allocate the purchase price to the fair value of USWS’s assets and liabilities as of the acquisition date, with any excess purchase price recorded as goodwill.
The unaudited pro forma condensed combined balance sheet (the “Pro Forma Balance Sheet”) as of June 30, 2022 is based upon the historical financial statements of the Company and USWS, after giving effect to USWS Acquisition contemplated by the Merger Agreement and its related adjustments as described in Note 2 to the unaudited pro forma financial statements, as if it occurred on that date.
The unaudited pro forma condensed combined statements of operations (the “Pro Forma Statements of Operations”) for the six months ended June 30, 2022 and for the year ended December 31, 2021 are based upon the historical financial statements of the Company, its predecessor, USWS and FTSI, after giving effect to USWS Acquisition, FTSI Acquisition and the IPO and Restructuring (all transactions described herein are collectively referred to as “Transactions”) as if they had been completed on January 1, 2021.

The unaudited pro forma financial statements have been prepared in accordance with Article 11 of
Regulation S-X
as amended by the final rule, Release
33-10786,
Amendments to Financial Disclosures about Acquired and Disposed Businesses. The unaudited pro forma adjustments reflecting the USWS Acquisition and FTSI Acquisition have been prepared in accordance with business combination accounting guidance as provided in FASB ASC Topic 805 and reflect the preliminary allocation of the estimated Merger Consideration to the assets acquired and liabilities assumed based upon their estimated fair values, using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information.
The pro forma data presented reflect events directly attributable to the described transactions and certain assumptions the Company believes are reasonable. The pro forma data are not necessarily indicative of financial results that would have been attained had the described transactions occurred on the date indicated or which could be achieved in the future because they necessarily exclude various operating expenses, such as incremental general and administrative expenses associated with being a public company. The adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial statements.
The unaudited pro forma financial statements and related notes are presented for illustrative purposes only. If the USWS Acquisition and other transactions contemplated herein had occurred in the past, the Company’s operating results might have been materially different from those presented in the unaudited pro forma financial statements. The unaudited pro forma financial statements should not be relied upon as an indication of operating results that the Company would have achieved if the USWS Acquisition and other transactions contemplated herein had taken place on the specified date. In addition, future results may vary significantly from the results reflected in the unaudited pro forma financial statement of operations and should not be relied upon as an indication of the future results the Company will have after the contemplation of the USWS Acquisition and the other transactions contemplated by these unaudited pro forma financial statements.
The pro forma financial statements should be read in conjunction with the separate historical consolidated financial statements and related notes of each of ProFrac, USWS and FTSI included elsewhere in this proxy statement/prospectus and incorporated herein. For more information, see the sections titled “Unaudited Pro Forma Condensed Combined Financial Information,” “Summary historical and pro forma financial data,” and the risk factors described in the section titled “Risk Factors.”

ProFrac Holding Corp.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2022
(In thousands)

	ProFrac Historical	USWS Historical	USWS Pro Forma Adjustments	Notes		Pro Forma Combined
			(Note 2)
Assets
Current assets:
Cash and cash equivalent	$73,653	$17,268	$(157,329)	(2A	)	$69,548
			(16,519)	(2B	)
			(22,525)	(2C	)
			175,000	(2D	)
Accounts receivable, net	444,997	31,721	—			476,718
Accounts receivable-related party	3,637	—	—			3,637
Prepaid expenses, and other current assets	19,331	7,109	—			26,440
Assets held for sale	1,805	—				1,805
Inventories	192,377	8,074	—			200,451

Total current assets	735,800	64,172	(21,373)			778,599
Property, plant and equipment, net	664,245	194,943	45,199	(2E	)	904,387
Operating lease right-of-use assets	80,664	18,197	—			98,861
Finance lease right-of-use assets	—	3,246	—			3,246
Investments	49,752	—	—			49,752
Intangible assets, net	28,241	12,017	214,393	(2E	)	254,651
Deferred tax assets	3,316	—	—			3,316
Goodwill	82,340	4,971	(4,971)	(2E	)	82,340
Other assets	19,267	1,119	—			20,386

Total assets	$1,663,625	$298,665	$233,248			$2,195,538

The accompanying notes are an integral part of these unaudited pro forma financial statements.

ProFrac Holding Corp.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2022
(In thousands)

	ProFrac Historical	USWS Historical	USWS Pro Forma Adjustments	Notes		Pro Forma Combined
			(Note 2)
Liabilities, redeemable noncontrolling interests and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$178,905	$49,027	$9,500	(2F	)	$244,432
			7,000	(2G	)
Accounts payable-related party	37,577	—	—			37,577
Accrued expenses	159,304	14,301	—			173,605
Current portion of operating lease liabilities	9,160	9,605	—			18,765
Current portion of finance lease liabilities	—	1,168	—			1,168
Other current liabilities	15,835	—	—			15,835
Current portion of long-term debt	51,329	15,001	(8,750)	(2A	)	57,580

Total current liabilities	452,110	89,102	7,750			548,962
Long-term debt	427,961	277,934	(158,423)	(2A	)	599,289
			175,000	(2D	)
			(7,000)	(2G	)
			(116,183)	(2H	)
Operating lease liabilities	75,397	8,748	—			84,145
Finance lease liabilities	—	2,176	—			2,176
Other liabilities	—	10,660	(7,927)	(2I	)	2,652
			(81)	(2J	)

Total liabilities	955,468	388,620	(106,864)			1,237,224
Redeemable noncontrolling interests	2,024,687	26,092	(26,092)	(2K	)	2,024,687
Stockholders’ equity (deficit)
Class A Common Stock, $0.01 par value; 600,000,000 shares authorized, 41,237,003 shares issued and outstanding (Actual Historical); 54,016,039 shares issued and outstanding, As Adjusted)	412	1	43	(2E	)	540
			62	(2H	)
			8	(2I	)
			14	(2K	)
Class B Common Stock, $0.01 par value; 400,000,000 shares authorized, 101,133,201 shares issued and outstanding, Actual Historical and As Adjusted)	1,011	—	—			1,011
Additional paid-in capital	—	312,571	9,844	(2A	)	275,177
			(16,519)	(2B	)
			(174,040)	(2E	)
			(8,000)	(2F	)
			116,121	(2H	)
			7,919	(2I	)
			80	(2J	)
			26,078	(2K	)
			1,123	(2L	)
Accumulated deficit	(1,410,780)	(428,619)	(22,525)	(2C	)	(1,435,928)
			428,619	(2E	)
			(1,500)	(2F	)
			(1,123)	(2L	)
Noncontrolling interests	92,863	—	—			92,863
Accumulated other comprehensive (loss) income	(36)	—	—			(36)

Total stockholders’ deficit	(1,316,530)	(116,047)	366,204			(1,066,373)

Total liabilities, redeemable noncontrolling interests, and stockholders’ deficit	$1,663,625	$298,665	$233,248			$2,195,538

The accompanying notes are an integral part of these unaudited pro forma financial statements.

ProFrac Holding Corp.
Unaudited Pro Forma Condensed Combined Statement of Operations
Six Months Ended June 30, 2022
(In thousands, except per share data)

	ProFrac Historical	FTSI Historical	FTSI Pro Forma Adjustments	Notes		IPO and Financing Adjustments	Notes		ProFrac Pro Forma Prior to USWS Acquisition	USWS Historical	USWS Pro Forma Adjustments	Notes		Pro Forma Combined
			(Note 3)			(Note 4)					(Note 2)
Revenues	$934,824	$76,635	$—			$—			$1,011,459	$109,914	$—			$1,121,373
Operating costs and expenses:	—	—	—			—			—	—	—			—
Cost of revenues, exclusive of depreciation, depletion and amortization	573,199	59,679	—			—			632,878	95,932	—			728,810
Depreciation, depletion, and amortization	108,280	7,142	5,655	(3A	)	—			120,852	11,577	11,588	(2M	)	144,017
			(225)	(3B	)
Gain (loss) on disposal of assets, net	1,989	(5)	—			—			1,984	2,980	—			4,964
Selling, general and administrative	121,675	14,629	9,890	(3C	)	—			147,054	17,778	—			164,832
			860	(3B	)
Impairments and other charges	—	9,890	(9,890)	(3C	)	—			—	—	—			—

Total operating costs and expenses	805,143	91,335	6,290			—			902,768	128,267	11,588			1,042,623

Operating income (loss)	129,681	(14,700)	(6,290)			—			108,691	(18,353)	(11,588)			78,750
Other (expense) income:
Interest expense, net	(22,723)	(119)	—			(4,075)	(4A	)	(21,350)	(17,530)	6,697	(2N	)	(32,561)
						5,567	(4B	)			10,414	(2O	)
											(9,625)	(2P	)
											(1,167)	(2Q	)
Loss on extinguishment of debt, net	(17,095)	—	—			—			(17,095)	(1,651)	—			(18,746)
Other (expense) income	9,220	—	—			—			9,220	2,454	—			11,674
Reorganization items, net	—	129	—			—			129	—	—			129

Income (loss) before income tax provision	99,083	(14,690)	(6,290)			1,492			79,595	(35,080)	(5,269)			39,246
Income tax provision	(4,864)	—	—			—			(4,864)	—	—			(4,864)

Net income (loss)	94,219	(14,690)	(6,290)			1,492			74,731	(35,080)	(5,269)			34,382
Less: net (income) loss attributable to ProFrac Predecessor	(79,867)	—	—			79,867	(4C	)	—	—	—			—
Less: net loss attributable to noncontrolling interests	8,288	—	—			—			8,288	—	—			8,288
Less: net income attributable to redeemable noncontrolling interests	(16,082)	—	—			(38,070)	(4C	)	(54,152)	—	26,319	(2R	)	(27,833)

Net income (loss) attributable to ProFrac Holding Corp.	$6,558	$(14,690)	$(6,290)			$43,289			$28,867	(35,080)	$21,050			$14,837

Earnings per Class A share:
Basic														$0.27
Diluted														0.27
The accompanying notes are an integral part of these unaudited pro forma financial statements.

ProFrac Holding Corp.
Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2021
(In thousands, except per share data)

	ProFrac Historical	FTSI Historical	FTSI Pro Forma Adjustments	Notes		IPO and Financing Adjustments	Notes		ProFrac Pro Forma Prior to USWS Acquisition	USWS Historical	USWS Pro Forma Adjustments	Notes		Pro forma Combined
			Note 3			Note 4					Note 2
Revenues	$768,353	$405,250	$—			$—			$1,173,603	$250,463				$1,424,066
Operating costs and expenses:	—	—	—			—			—	—	—			—
Cost of revenues, exclusive of depreciation, depletion, and amortization	570,122	316,747	—			—			886,869	221,364	—			1,108,233
Depreciation, depletion, and amortization	140,687	53,853	33,928	(3D	)	—			227,118	35,444	10,885	(2S	)	273,447
			(1,350)	(3E	)
Gain (loss) on disposal of assets, net	9,777	2,195	—			—			11,972	(21,896)	—			(9,924)
Selling, general and administrative	65,592	47,920	4,521	(3F	)	—			123,192	32,578	9,500	(2T	)	166,393
			5,159	(3E	)						1,123	(2U	)
Impairments, litigation settlement and other charges	—	4,521	(4,521)	(3F	)	—			—	35,000	—			35,000

Total operating costs and expenses	786,178	425,236	37,737			—			1,249,151	302,490	21,508			1,573,149

Operating income (loss)	(17,825)	(19,986)	(37,737)			—			(75,548)	(52,027)	(21,508)			(149,083)
Other (expense) income:
Interest expense, net	(25,788)	(301)	—			(25,316)	(4D	)	(36,013)	(33,370)	21,830	(2V	)	(58,734)
						15,392	(4E	)			10,402	(2W	)
											(19,250)	(2X	)
											(2,333)	(2Y	)
Loss on extinguishment of debt, net	(515)	—	—			—			(515)	(6,142)	(22,525)	(2Z	)	(29,182)
Other (expense) income	404	—	—						404	20,863	(22,500)	(2AA	)	(1,233)
Reorganization items, net	—	(894)	—						(894)	—	—			(894)

Income (loss) before income tax provision	(43,724)	(21,181)	(37,737)			(9,924)			(112,566)	(70,676)	(55,884)			(239,126)
Income tax benefit (provision)	186	(70)	—						116	27	—			143

Net loss	(43,538)	(21,251)	(37,737)			(9,924)			(112,450)	(70,649)	(55,884)			(238,983)
Less: net loss attributable to noncontrolling interests	1,118	—	—			—			1,118	44	—			1,162
Less: net loss attributable to redeemable noncontrolling interests	—	—				72,619	(4F	)	72,619	—	82,506	(2AB	)	155,125

Net income (loss) attributable to ProFrac Holding Corp.	$(42,420)	$(21,251)	$(37,737)			$62,695			$(38,713)	$(70,605)	$26,622			$(82,696)

Loss per Class A share:
Basic														$(1.53)
Diluted														(1.53)
The accompanying notes are an integral part of these unaudited pro forma financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(In thousands, except per share information)
Note 1. Basis of Presentation, anticipated USWS Acquisition, the Offering and Reorganization, and FTSI Acquisition
Basis of Presentation
For purposes of the unaudited pro forma balance sheet, it is assumed that the USWS Acquisition had taken place on June 30, 2022. For purposes of the unaudited pro forma statements of operations, it is assumed all Transactions described herein had taken place on January 1, 2021.
Description of transactions
Anticipated USWS Acquisition
On June 21, 2022, the Company entered into a Merger Agreement to acquire USWS. After the consummation of the USWS Acquisition, USWS will become an indirect subsidiary of the Company. The acquisition is expected to be completed in the fourth quarter of 2022, subject to the satisfaction of customary closing conditions, including the approval of USWS stockholders, as described further below.
USWS Acquisition will be accounted for as a business combination under ASC 805, with ProFrac treated as the “acquirer” and USWS treated as the “acquiree” for accounting purposes.
Below is a summary of the key clauses in the Merger Agreement that were given effect to when we prepared the pro forma financial information:

•
At the Effective Time, each share of USWS Common Stock will be converted automatically into the right to receive 0.3366 shares of ProFrac Class A Common Stock, as adjusted for the
1-for-6
reverse stock split implemented by USWS on August 4, 2022.

•
USWS will take all requisite action so that, effective as of immediately prior to the Effective Time, all shares of USWS Series A Preferred Stock and all USWS Equity Linked Convertible Notes outstanding at such time will be converted into a certain number of shares of USWS Common Stock.

•
At the Effective Time, the USWS Term C Loan Warrants issued and outstanding immediately prior to the Effective Time (which shall be held by ProFrac pursuant to the Warrant Sale) will be automatically canceled and will cease to exist and no consideration will be delivered in exchange therefor.

•
At the Effective Time, each USWS Restricted Share that is outstanding and unvested immediately prior to the Effective Time will be canceled in exchange for the right to receive the Merger Consideration and, in lieu of any fractional shares, cash.

•	Immediately prior to the Effective Time, each USWS DSU will be canceled and converted into the right to receive the Merger Consideration and, in lieu of any fractional shares, cash.

•
Immediately prior to the Effective Time, all outstanding USWS Pool A Performance Awards and USWS Pool B Performance Awards will be canceled and converted into the right to receive a certain amount of Merger Consideration and such amount will be dependent upon the holder and the type of the performance award.

Based on the number of shares of USWS Common Stock (after giving effect to the conversion of the USWS Series A Preferred Stock and USWS Equity Linked Convertible Notes), USWS Restricted Shares, USWS DSUs, USWS Pool A Performance Awards and USWS Pool B Performance Awards outstanding as of the date of the accompanying proxy statement/information statement/prospectus, an aggregate of approximately 12.8 million shares of ProFrac Class A Common Stock would be issued in exchange therefor.

The pro forma adjustments related to the USWS Acquisition are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the transaction and certain other adjustments. The final determination of the purchase price allocation for the USWS Acquisition will be based on the fair values of assets acquired and liabilities assumed as of the date the proposed transaction closes. The Company will continue to assess its determination of fair value of the assets acquired and liabilities assumed during the USWS Acquisition during the measurement period.
Please refer to Note 2 for adjustments and assumptions related to USWS Acquisition.
FTSI Acquisition
On March 4, 2022, ProFrac LLC acquired FTSI for a purchase price of approximately $405.7 million, consisting of cash consideration of $332.8 million and certain equity interests in ProFrac LLC of $72.9 million.
FTSI is reflected in the ProFrac historical balance sheet as of June 30, 2022 based on our preliminary assessment of the fair value of assets and liabilities assumed. Accordingly, no adjustments are made to our unaudited pro forma condensed combined balance sheet to account for the FTSI Acquisition.
We reflected certain FTSI Acquisition related adjustments in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021, and the six months ended June 30, 2022 as if the acquisition had consummated as of January 1, 2021.
The pro forma adjustments related to the FTSI Acquisition are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the transaction and certain other adjustments. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations during the measurement period (up to one year from the date the acquisition closes). The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments.
Please refer to Note 3 for adjustments and assumptions related to the FTSI Acquisition.
IPO and Refinancing
On May 17, 2022, ProFrac Holding Corp. completed the IPO of 16,000,000 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) at a price to the public of $18.00 per share.
Immediately prior to completion of the IPO and in connection with the IPO, we engaged in the following additional series of transactions, which, together with the IPO, is referred to as “IPO and Reorganization”):

•	All of the membership interests in ProFrac LLC held by the then-existing owners of ProFrac LLC (including the THRC FTSI Related Equity) were converted into a single class of ProFrac LLC Units;

•
ProFrac Holding Corp. issued to each ProFrac LLC Unit Holder a number of shares of ProFrac Class B Common Stock equal to the number of ProFrac LLC Units held by such ProFrac LLC Unit Holder following the ProFrac IPO in exchange for a cash payment equal to the par value of such shares;

•	On June 6, 2022, an over-allotment option was exercised resulting in an additional 2,228,153 shares of ProFrac Class A Common Stock being priced at $18.00 per share.
Please refer to Note 4 for adjustments and assumptions related to IPO and Reorganization.

Refinancing Transactions (together with IPO and Reorganization, collectively referred to as “IPO and Refinancing”)
The following financing transactions occurred in the six months ended June 30, 2022:

•
In February 2022, ProFrac LLC entered an agreement to expand its Term Loan by $48.0 million with debt issuance costs of $0.2 million. The proceeds of which were used to purchase all the series
A-1
and
B-1
preferred units of BPC for $46.0 million.

•
On March 4, 2022, ProFrac LLC entered into the New Term Loan Credit Facility. At closing of the New Term Loan Credit Facility, ProFrac LLC borrowed $450.0 million. The interest rate was 9.50% as of the date of funding. The proceeds from the New Term Loan Credit Facility were used to repay in full and terminate the outstanding indebtedness under the existing term loan of ProFrac LLC and to fund the FTSI acquisition.

•
On March 4, 2022, the Company entered into a $45.8 million subordinated promissory note with Equify Financial (“Equify Bridge Note”). The Equify Bridge Note accrues interest at a rate of 1.00% and matures in March 2027. The Equify Bridge Note refinanced the Best Flow Credit Facility, Best Flow Note and Alpine Promissory Note.

•	On March 4, 2022, ProFrac LLC issued the Backstop Note and the Closing Date Note in an aggregate principal amount of $44.0 million, and an interest rate of 1.74%.

•
On May 12, 2022, ProFrac Holding Corp, completed its IPO. The IPO and the exercise of the over-allotment option exercised generated combined net proceeds of $301.7 million, after deducting underwriter discounts and commissions and estimated offering costs. The Company repaid the debt below using the net proceeds from the IPO:

a.	paid down $143.8 million of outstanding borrowings under the New Term Loan Credit Facility;

b.	paid down $14.0 million of outstanding borrowings under the New ABL.

c.	fully paid $22.0 million of the Backstop Note;

d.	paid down $22.0 million of the outstanding borrowings of the Closing Date Note; and

e.	paid down $20.8 million of the outstanding borrowings of the Equify Bridge Note.
Note 2. Pro Forma adjustments and assumptions related to the USWS Acquisition
Estimated Merger Consideration
On June 21, 2022, the Company announced the acquisition of USWS. The estimated value of the Merger Consideration for the purpose of this unaudited pro forma condensed combined financial information is approximately $448.0 million based on the $21.54 per share closing price of ProFrac Class A Common Stock as of August 25, 2022. The actual value of Merger Consideration will change based on changes in the market share price of ProFrac Class A Common Stock and the number of shares of USWS Common Stock outstanding prior to transaction closing (after giving effect to the conversion of the USWS Series A Preferred Stock and USWS Equity Linked Convertible Notes), USWS Restricted Shares, USWS DSUs, USWS Pool A Performance Awards and USWS Pool B Performance Awards outstanding on the closing date of the Merger.

The following table summarizes the components of the estimated Merger Consideration reflected in the unaudited pro forma condensed combined financial statements (in thousands, except share and per share data):

Total ProFrac’s Class A shares issued in exchange for USWS outstanding equity and in settlement of the Equity Linked Convertible Notes	11,933,989
ProFrac’s share price on August 25, 2022	$21.54

Total Acquisition Consideration (equity)	$257,058
Repayment of USWS’s debt	173,847
Consideration transferred related to the settlement of equity-based compensation	17,125

Total pro forma Merger Consideration	$448,030

The final value of the Merger Consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to movements in the market price of ProFrac Class A Common Stock through the closing of the USWS Acquisition. A sensitivity analysis related to the fluctuation in ProFrac Class A Common Stock price was performed to assess the impact of a hypothetical change of 10% on the closing price of such ProFrac Class A Common Stock on the estimated value of the Merger Consideration and goodwill as of an assumed closing date of the USWS Acquisition.
The following table shows the estimated Merger Consideration and increase (decrease) in net assets acquired resulting from a change in share price of the ProFrac Class A Common Stock (amounts in thousands except share price):

Change in share price	Share price	Estimated purchase consideration	Increase (decrease) in net assets acquired
Increase of 10%	$23.69	$475,448	$27,418
Decrease of 10%	$19.39	$420,612	$(27,418)
Allocation of estimated Merger Consideration
Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of USWS will be recognized and measured at fair value as of the closing date of the transaction and added to those of ProFrac. The determination of fair value used in the transaction-related adjustments presented herein are preliminary and based on management estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Merger. The costs of finite-lived intangible assets are amortized through expense over their estimated lives. The final allocation of the Merger Consideration, upon the completion of the Merger, will be based on USWS’s assets acquired and liabilities assumed as of the acquisition date, and will depend on a number of factors that cannot be predicted with certainty at this time. Therefore, the actual allocations will differ from the transaction accounting adjustments presented herein. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma allocation of the Merger Consideration will be subject to further adjustments as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the estimated value of the Merger Consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of USWS based on USWS’s unaudited consolidated balance sheet as of June 30, 2022, with the excess recorded to goodwill (in thousands):

Assets acquired:
Cash and cash equivalents	$17,268
Accounts receivable	31,721
Prepaid expense and other assets	7,109
Inventories	8,074
Property, plant and equipment	240,142
Operating lease ROU asset	18,197
Finance lease ROU asset	3,246
Intangible assets	226,410
Goodwill	—
Other assets	1,119

Total assets acquired	553,286

Liabilities assumed:
Accounts payable	57,027
Accrued expenses	14,301
Operating lease liability current	9,605
Finance lease liability current	1,168
Current portion of debt	6,251
Long-term debt	3,328
Operating lease liability non-current	8,748
Finance lease liability non-current	2,176
Other non-current liabilities	2,652

Total liabilities assumed	105,256

Net assets acquired	$448,030

The following footnotes summarize the pro forma adjustments for the USWS Acquisition (in thousands).
Balance Sheet adjustments
(2A) – Reflects the repayment of long-term debt by ProFrac in connection with the USWS Acquisition and the reversal of the unamortized debt issuance cost.
(2B) – Reflects the buyout of the USWS Term C Loan / RDO Warrant, which was an equity instrument in USWS historical balance sheet. This adjustment resulted in a decrease in additional paid-in
capital (“APIC”).
(2C) – Reflects the penalty that the Company would incur for the early settlement of the USWS Term C Loan.
(2D) – Reflects the estimated long-term debt financing the Company intends to draw to repay USWS existing debt and complete the USWS Acquisition.
(2E) – Reflects the fair value adjustments for identified long-lived assets related to our preliminary purchase price allocation. The estimated values for identified long-lived assets, including intangibles and goodwill could materially differ in our finalized purchase price allocation. This adjustment also reflects the reversal of historical goodwill and issuance of additional Class A Common Stock.
(2F) – Reflects transaction costs expected to be incurred by ProFrac and USWS in the amount of $1.5 million and $8.0 million, respectively, in connection with the USWS Acquisition.

(2G) – Reflects debt issuance cost in connection with the debt financing of $175.0 million needed for the USWS Acquisition. The debt issuance cost is estimated to be at 4% of the debt principal amount based on our current estimation.
(2H) – Reflects the conversion of the USWS Equity Linked Convertible Notes into 6,178,856 shares of ProFrac Class A Common Stock at par value of $0.01. The remaining is recognized in APIC.
(2I) – Reflects the conversion of USWS’s Pool A Performance Awards, Pool B Performance Awards, DSU and RSU into 845,047 shares of ProFrac Class A Common Stock at par value of $0.01. The difference between the amount of these equity instruments in USWS historical financial statements and the par value of ProFrac Class A Common Stock is recognized in APIC.
(2J) – Reflects the rollover of USWS warrant liabilities with fair value adjustment recognized in APIC.
(2K) – Reflects the conversion of USWS’s Series A shares into 1,447,926 shares of ProFrac Class A Common Stock at par value of $0.01. The remaining is recognized in APIC.
(2L) – Reflects the adjustment to share-based compensation expense related to the RSU and RSA that USWS granted to certain of its board members that contained discretionary change-in-control
acceleration clauses, but were not vested as of June 30, 2022. This portion is not included in the calculation of the estimated Merger Consideration because the accelerated vesting of the awards based on the Merger Agreement was determined to primarily benefit the Company.
Statement of Operations adjustments for the six months ended June 30, 2022
(2M) – Reflects additional depreciation, depletion, and amortization expenses, from the step-up
of assets based on our preliminary purchase price allocation. The estimated values for identified long-lived assets, including intangibles and goodwill could materially differ from our finalized purchase price allocation.
(2N) – Reflects the elimination of interest expense resulting from the repayment of debt as described in Note (2A).
(2O) – Reflects the elimination of interest expense in connection with the cancellation of the USWS Equity Linked Convertible Notes and conversion into ProFrac Class A Common Stock as described in Note (2H).
(2P) – Reflects the increase in interest expense at an 11% rate related to debt financing described in Note (2D).
A hypothetical increase or decrease in floating interest rates of 0.125% on the long-term debt financing would increase or decrease our pro forma interest expense by $0.1 million for the six months ended June 30, 2022.
(2Q) – Reflects the amortization of the debt issuance cost described in Note (2G) related to the debt financing over the assumed term of 3 years on a straight-line basis.
(2R) – Reflects the adjustments to the net income (loss) attributable to the redeemable noncontrolling interests and ProFrac Holding Corp. due to the issuance of additional shares of Class A Common Stock in connection with the USWS Acquisition.
Statement of Operations adjustments for the year ended December 31, 2021
(2S) – Reflects additional depreciation, depletion, and amortization expenses, from the step-up
of assets based on our preliminary purchase price allocation. The estimated values for identified long-lived assets, including intangibles and goodwill could materially differ from our finalized purchase price allocation.

(2T) – Reflects the transaction costs that would be incurred by ProFrac and USWS in the amount of $1.5 million and $8.0 million, respectively, in connection with this transaction that are not expected to recur.
(2U) –Reflects the adjustment to share-based compensation expense related to the RSU and RSA that USWS granted to certain of its board members that contained discretionary change-in-control
acceleration clauses, but were not vested as of June 30, 2022. This portion is not included in the calculation of the estimated Merger Consideration because the accelerated vesting of the awards based on the Merger Agreement was determined to primarily benefit the Company. This expense is not expected to recur.
(2V) – Reflects the elimination of interest expense resulting from the repayment of debt as described in Note (2A).
(2W) – Reflects the elimination of interest expense in connection with the cancellation of the USWS Equity Linked Convertible Notes and conversion into ProFrac Class A Common Stock as described in Note (2H).
(2X) – Reflects the increase in interest expense related to debt financing described in Note (2D).
A hypothetical increase or decrease in floating interest rates of 0.125% on the long-term debt financing would increase or decrease our pro forma interest expense by $0.2 million for the year ended December 31, 2021.
(2Y) – Reflects the amortization of the debt issuance cost described in Note (2G) related to the debt financing over the assumed term of 3 years on a straight-line basis.
(2Z) – Reflects the prepayment penalty to be incurred by the Company to early repay USWS Term C Loan. This expense is not expected to recur.
(2AA) – Reflects the elimination of intercompany income recognized by USWS related to a license charge that was recognized by USWS in other income. The license charge was capitalized within assets under construction by ProFrac and has not yet been depreciated in the Company’s historical financial statements. This transaction is not expected to recur.
(2AB) – Reflects the adjustments to the net income (loss) attributable to the redeemable noncontrolling interests and ProFrac Holding Corp. due to the issuance of additional shares of Class A Common Stock in connection with the USWS Acquisition.
Note 3. Pro forma adjustments and assumptions related to FTSI Acquisition
On March 4, 2022, ProFrac LLC acquired FTSI for a purchase price of approximately $405.7 million, consisting of cash consideration of $332.8 million and certain equity interests in ProFrac LLC of $72.9 million.

We have accounted for the acquisition of FTSI using the acquisition method of accounting. We used our best estimates and assumptions to assign fair value to the tangible and intangible assets expected to be acquired and liabilities expected to be assumed at the acquisition date. The following table summarizes the allocation of the preliminary purchase price (in thousands):

Assets acquired:
Cash and cash equivalents	$53,771
Accounts receivable	89,268
Prepaid expense and other assets	4,037
Inventories	42,344
Property, plant and equipment	307,113
Operating lease ROU asset	2,748
Intangible assets	1,239
Other assets	1,583
Total assets acquired	502,103
Liabilities assumed:
Accounts payable	62,985
Accrued expenses	19,308
Operating lease liability current	1,235
Current portion of debt	10,136
Other current liabilities	309
Operating lease liability non-current	1,512
Other non-current liabilities	928
Total liabilities assumed	96,413

Net assets acquired	$405,690

The allocation of the purchase price to FTSI’s net tangible assets and liabilities and identifiable intangible assets as of March 4, 2022, is preliminary and subject to revisions to the fair value calculations for the identifiable assets and liabilities. The determination and allocation of the purchase consideration are subject to change during the measurement period, up to one year from the date the acquisition closed.
The following unaudited pro forma results of operations have been prepared as though the FTSI Acquisition had been completed on January 1, 2021. Pro forma amounts are based on the purchase price allocation of the significant acquisition and are not necessarily indicative of the results that may be reported in the future.
Statement of Operations adjustments for the six months ended June 30, 2022
(3A) – Reflects additional depreciation, depletion, and amortization expenses, from the step-up
of assets based on our preliminary purchase price allocation. The estimated values for identified long-lived assets, including intangibles and goodwill could materially differ from our finalized purchase price allocation.
(3B) – Reflects the reduction in depreciation expense and incremental rent expense associated with the sale leaseback of FTSI real estate assets.
(3C) – Reflects the reclassification of FTSI’s various transaction expenses to selling, general and administrative expense to reflect presentation of the Company.
Statement of Operations adjustments for the year ended December 31, 2021
(3D) – Reflects additional depreciation, depletion, and amortization expenses, from the step-up
of assets based on our preliminary purchase price allocation. The estimated values for identified long-lived assets, including intangibles and goodwill could materially differ from our finalized purchase price allocation.

(3E) – Reflects the reduction in depreciation expense and incremental rent expense associated with the sale leaseback of FTSI real estate assets.
(3F) – Reflects the reclassification of FTSI’s various transaction expenses to selling, general and administrative expense to reflect presentation of the Company.
Note 4. Pro forma adjustments and assumptions related to the refinancing transactions and the IPO
The IPO and Refinancing transactions as described in Description of Transactions in Note 1 occurred in the six months ended June 30, 2022 and the Company has recognized them in the historical unaudited consolidated balance sheet as of June 30, 2022.
In preparing the pro forma statements of operations for the six months period ended June 30, 2022, and for the year ended December 31, 2021, the Company made the assumptions that IPO and Refinancing Transactions occurred on January 1, 2021 and recorded the corresponding pro forma adjustments.
Pro forma adjustments for the six months ended June 30, 2022
(4A) – The following pro forma adjustments are reflected on our statement of operations related to the Refinancing transactions described above for the six months ended June 30, 2022 (in thousands):

Incremental interest for $48.0 million expansion of existing term loan at 9.75% interest	$(513)
Incremental interest for $450.0 million New Term Loan Credit Facility at 9.50% interest	(7,379)
Incremental interest for $44.0 million Backstop Note and Closing Date Note at 1.74% interest	(132)
Reduction of interest for $171.4 million existing term loans at 8.75% interest	2,588
Reduction of interest for $48.0 million existing term loans at 9.75% interest	808
Incremental interest for $45.8 million Equify Bridge Note at 1.0% interest	(79)
Reduction of interest for Alpine Promissory Note, Best Flow Credit Facility, and Best Flow Note at 8.00% interest	632

Total	$(4,075)

A hypothetical increase or decrease in floating interest rates of 0.125% on the New Term Loan Credit Facility would increase or decrease our pro forma interest expense by $0.3 million for the six months ended June 30, 2022.

(4B) – Reflects the pro forma reduction in interest expense for the debt facilities that were repaid with net proceeds from the IPO for the six months ended June 30, 2022, as summarized in table below:

Reduction of interest for $ 143.8 million lower New Term Loan Credit Facility at 9.5%	$4,940
Reduction of interest for $16.9 million lower New ABL Credit Facility at 4.5%	274
Reduction of interest for $ 22.0 million lower Backstop Note at 1.74%	139
Reduction of interest for $ 22.0 million lower Closing Date Note at 1.74%	139
Reduction of interest for $ 20.8 million lower Equify Bridge Note at 1.0%	75

Total	$5,567

(4C) – Reflects the adjustments to the net income (loss) attributable to the redeemable noncontrolling interests and ProFrac Holding Corp. due to the issuance of Class A and Class B shares in connection with the IPO and Reorganization.
Pro forma adjustments for the year ended December 31, 2021
(4D) – The following pro forma adjustments are reflected on our statement of operations related to the Refinancing transactions for the year ended December 31, 2021 (in thousands):

Incremental interest for $48.0 million expansion of existing term loan at 9.75% interest	$(4,680)
Incremental interest for $450.0 million New Term Loan Credit Facility at 9.50% interest	(42,750)
Incremental interest for $44.0 million Backstop Note and Closing Date Note at 1.74% interest	(766)
Reduction of interest for $171.4 million existing term loans at 8.75% interest	14,994
Reduction of interest for $48.0 million existing term loans at 9.75% interest	4,680
Incremental interest for $45.8 million Equify Bridge Note at 1.0% interest	(458)
Reduction of interest for Alpine Promissory Note, Best Flow Credit Facility, and Best Flow Note at 8.00% interest	3,664

Total	$(25,316)

A hypothetical increase or decrease in floating interest rates of 0.125% on the New Term Loan Credit Facility would increase or decrease our pro forma interest expense by $0.6 million for the year ended December 31, 2021.

(4E) – Reflects the pro forma reduction in interest expense for the debt facilities that were repaid with net proceeds from the IPO for the year ended December 31, 2021, as summarized in table below:

Reduction of interest for $ 143.8 million lower New Term Loan Credit Facility at 9.5%	$13,660
Reduction of interest for $16.9 million lower New ABL Credit Facility at 4.5%	758
Reduction of interest for $ 22.0 million lower Backstop Note at 1.74%	383
Reduction of interest for $ 22.0 million lower Closing Date Note at 1.74%	383
Reduction of interest for $ 20.8 million lower Equify Bridge Note at 1.0%	208

Total	$15,392

(4F) – Reflects the adjustments to the net income (loss) attributable to the redeemable noncontrolling interests and ProFrac Holding Corp. due to the issuance of Class A and Class B shares in connection with the IPO and Reorganization.
Note 5. Pro forma earnings (loss) per share
The following table reflects pro forma basic and diluted earnings (loss) per common share for the issuance of shares of Class A Common Stock in the corporate reorganization and the IPO for the six months ended June 30, 2022 as shown below (in thousands, except for per share amounts):

Six months ended June 30, 2022
BASIC
Numerator:
Net income attributable to stockholders	$14,837
Denominator:
Class A shares issued in the corporate reorganization and the IPO	41,237
Class A shares issued in the USWS Acquisition	12,779
Total shares issued	54,016

Basic earnings per share	$0.27

DILUTED
Numerator:
Net income attributable to stockholders	$14,837
Effect of dilutive securities	—
Diluted net income attributable to stockholders	$14,837
Denominator:
Basic weighted average shares outstanding	54,016
Effect of dilutive securities	22
Diluted weighted average shares outstanding	54,038

Diluted earnings per share	$0.27

The following table reflects pro forma basic and diluted earnings (loss) per common share for the issuance of shares of Class A Common Stock in the corporate reorganization and the Offering for the year ended December 31, 2021 as shown below (in thousands, except for per share amounts):

Year ended December 31, 2021
BASIC
Numerator:
Net loss attributable to stockholders	$(82,696)
Denominator:
Class A shares issued in the corporate reorganization and the IPO	41,237
Class A shares issued in the USWS Acquisition	12,779
Total shares issued	54,016

Basic loss per share	$(1.53)

DILUTED
Numerator:
Net loss attributable to stockholders	$(82,696)
Effect of dilutive securities	—

Diluted net loss attributable to stockholders	$(82,696)

Denominator:
Basic weighted average shares outstanding	54,016
Effect of dilutive securities	—

Diluted weighted average shares outstanding	54,016

Diluted loss per share	$(1.53)

Basic earnings (loss) per Class A share measures the performance of an entity over the reporting period. Diluted earnings (loss) per Class A share measures the performance of an entity over the reporting period while giving effect to all potentially dilutive common shares that were outstanding during the period. The Company uses the
“if-converted”
method to determine the potential dilutive effect of its Class B Common Stock. The Company uses the “treasury stock” method to determine the potential dilutive effect of its management incentive units. On a pro forma basis, for the six months ended June 30, 2022 and the year ended December 31, 2021 the Class B common stock was not recognized in dilutive earnings (loss) per Class A share calculations as it would have been antidilutive. Management incentive units and USWS warrant rollover were only recognized in dilutive earnings (loss) per Class A share calculations for the six months ended June 30, 2022 as they would have been antidilutive for the year ended December 31, 2021.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
FTS International, Inc.
Report on 2021 financial statements
Opinion
We have audited the consolidated financial statements of FTS International, Inc. (a Delaware corporation) and subsidiaries (the “Company”), which comprise the consolidated balance sheet as of December 31, 2021, and the related consolidated statements of operations, cash flows, and stockholders’ equity (deficit) for the year then ended (Successor), and the related notes to the financial statements.
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended (Successor), in accordance with accounting principles generally accepted in the United States of America.
Basis for opinion
We conducted our audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of management for the financial statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are available to be issued.
Auditor’s responsibilities for the audit of the financial statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.
In performing an audit in accordance with US GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.
Report on 2020 and 2019 financial statements
Opinion on the financial statements
We have audited the accompanying consolidated balance sheet of FTS International, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2020 (Successor), the related consolidated statements of operations, cash flows, and stockholders’ equity (deficit) for the period from November 20, 2020 through December 31, 2020 (Successor), the period from January 1, 2020 through November 19, 2020 (Predecessor), and the year ended December 31, 2019 (Predecessor), and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the
Company as of December 31, 2020 (Successor), and the results of its operations and its cash flows for the period November 20, 2020 through December 31, 2020 (Successor), the period from January 1, 2020 through November 19, 2020 (Predecessor), and the year ended December 31, 2019 (Predecessor), in conformity with accounting principles generally accepted in the United States of America.
Emergence from bankruptcy
As discussed in Note 3 to the consolidated financial statements, on November 4, 2020, the United States Bankruptcy Court for the District of Delaware entered an order confirming the plan for reorganization, which became effective on November 19, 2020. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with Financial Accounting Standards Board Accounting Standards Codification
®
(ASC) 852,
Reorganizations
, for the Successor as a new entity with assets, liabilities and a capital structure having carrying amounts not comparable with Predecessor periods, as described in Note 3.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ GRANT THORNTON LLP
We have served as the Company’s auditor since 2015.
Dallas, Texas
March 2, 2022

FTS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor		Predecessor
	Year Ended December 31,	Period from November 20, through December 31,	Period from January 1, through November 19,	Year Ended December 31,
(In millions, except per share amounts)	2021	2020	2020	2019
Revenue
Revenue	$405.2	$22.6	$239.6	$775.7
Revenue from related parties	—	—	0.7	0.9

Total revenue	405.2	22.6	240.3	776.6

Operating expenses
Costs of revenue (excluding depreciation of $51.9, $4.6, $65.2 and $82.5, respectively, included in depreciation and amortization below)	316.7	24.1	197.2	573.9
Selling, general and administrative	47.9	4.7	47.8	89.1
Depreciation and amortization	53.9	4.8	68.5	90.0
Impairments and other charges	4.5	0.3	34.1	74.6
Loss (gain) on disposal of assets, net	2.2	—	0.1	(1.4)

Total operating expenses	425.2	33.9	347.7	826.2

Operating loss	(20.0)	(11.3)	(107.4)	(49.6)
Interest expense, net	(0.3)	—	(22.1)	(30.7)
Gain on extinguishment of debt, net	—	—	2.0	1.2
Equity in net income of joint venture affiliate	—	—	—	0.6
Gain on sale of equity interest in joint venture affiliate	—	—	—	7.0
Reorganization items, net	(0.9)	(2.1)	103.3	—

Loss before income taxes	(21.2)	(13.4)	(24.2)	(71.5)
Income tax expense	—	—	0.2	1.4

Net loss	$(21.2)	$(13.4)	$(24.4)	$(72.9)

Net loss attributable to common stockholders	$(21.2)	$(13.4)	$(24.4)	$(72.9)

Basic and diluted loss per share attributable to common stockholders	$(1.51)	$(0.96)	$(4.54)	$(13.40)

Shares used in computing basic and diluted loss per share (in thousands)	14,036	13,990	5,377	5,440

The accompanying notes are an integral part of these consolidated financial statements.

FTS INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)	December 31, 2021	December 31, 2020

ASSETS

Current assets
Cash and cash equivalents	$85.1	$94.0
Accounts receivable, net	67.3	26.9
Inventories	38.5	29.0
Prepaid expenses and other current assets	4.3	19.5

Total current assets	195.2	169.4
Property, plant, and equipment, net	134.0	132.3
Operating lease right-of-use assets	2.4	4.5
Intangible assets, net	6.9	7.4
Other assets	1.5	1.4

Total assets	$340.0	$315.0

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$70.6	$26.9
Accrued expenses	18.2	12.5
Current portion of operating lease liabilities	1.3	3.0
Other current liabilities	0.3	0.3

Total current liabilities	90.4	42.7
Long-term debt	—	—
Operating lease liabilities	1.7	3.3
Other liabilities	1.0	2.4

Total liabilities	93.1	48.4

Commitments and contingencies (Note 15)

Stockholders’ equity
Preferred stock, $0.01 par value, 5,000,000 shares authorized	—	—
Common stock Class A, $0.01 par value, 49,000,000, authorized, 13,822,205 issued and outstanding at December 31, 2021 13,677,664 issued and outstanding at December 31, 2020 Common stock Class B, $0.01 par value, 1,000,000, authorized, 312,306 issued and outstanding at December 31, 2021 312,306 issued and outstanding at December 31, 2020	0.1	0.1
Additional paid-in capital	281.4	279.9
Accumulated deficit	(34.6)	(13.4)

Total stockholders’ equity	246.9	266.6

Total liabilities and stockholders’ equity	$340.0	$315.0

The accompanying notes are an integral part of these consolidated financial statements.

FTS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor		Predecessor
	Year Ended December 31,	Period from November 20, through December 31,	Period from January 1, through November 19,	Year Ended December 31,
(In millions)	2021	2020	2020	2019
Cash flows from operating activities
Net loss	$(21.2)	$(13.4)	$(24.4)	$(72.9)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	53.9	4.8	68.5	90.0
Stock-based compensation	4.1	0.4	10.9	15.4
Amortization of debt discounts and issuance costs	—	—	2.0	1.8
Impairment of assets	—	—	—	9.7
Loss (gain) on disposal of assets, net	2.2	—	0.1	(1.4)
Gain on extinguishment of debt, net	—	—	(2.0)	(1.2)
Non-cash provision for supply commitment charges	—	—	9.1	58.5
Cash paid to settle supply commitment charges	—	—	(31.3)	(17.6)
Gain sale of equity interest in joint venture affiliate	—	—	—	(7.0)
Inventory write-down	—	—	5.1	6.4
Non-cash reorganization items	—	—	(118.7)	—
Other non-cash items	0.1	—	0.9	4.7

Changes in operating assets and liabilities:
Accounts receivable	(40.6)	3.2	46.0	79.0
Inventories	(9.5)	2.2	6.9	14.0
Prepaid expenses and other assets	1.2	(0.1)	(3.8)	(1.5)
Accounts payable	27.2	5.5	(13.9)	(47.3)
Accrued expenses and other liabilities	4.3	0.3	(1.9)	(6.7)

Net cash provided by (used in) operating activities	21.7	2.9	(46.5)	123.9

Cash flows from investing activities
Capital expenditures	(43.9)	(1.5)	(19.6)	(54.4)
Proceeds from disposal of assets	3.1	—	0.2	3.3
Proceeds from sale of equity interest in joint venture affiliate	—	—	—	30.7

Net cash used in investing activities	(40.8)	(1.5)	(19.4)	(20.4)

Cash flows from financing activities
Repayments of long-term debt	—	—	(20.6)	(46.4)
Payments to secured debtholders	—	—	(30.7)	—
Repurchases of common stock	—	—	—	(9.9)
Taxes paid related to net share settlement of equity awards	(2.5)	—	(0.3)	(2.0)
Payments of revolving credit facility issuance costs	—	—	(0.2)	—

Net cash used in financing activities	(2.5)	—	(51.8)	(58.3)

Net (decrease) increase in cash, cash equivalents, and restricted cash	(21.6)	1.4	(117.7)	45.2
Cash, cash equivalents, and restricted cash at beginning of period	106.7	105.3	223.0	177.8

Cash, cash equivalents, and restricted cash at end of period	$85.1	$106.7	$105.3	$223.0
Supplemental cash flow information:
Interest paid	$—	$—	$14.6	$31.0
Income tax payments, net	$0.2	$—	$0.4	$2.5

Supplemental disclosure of noncash investing activities:
Capital expenditures included in accounts payable	$17.0	$0.5	$0.2	$0.9
Operating lease liabilities incurred from obtaining right-of-use assets	$1.5	$0.1	$0.6	$11.0
Operating lease liabilities and right-of-use assets derecognized due to lease terminations	$0.8	$—	$10.2	$3.2

The accompanying notes are an integral part of these consolidated financial statements.

FTS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
(Dollars in millions and shares in thousands)	Shares	Amount
Balance at January 1, 2019 Predecessor	5,472	$36.4	$4,378.4	$(4,307.9)	$106.9
Net loss	—	—	—	(72.9)	(72.9)
Cumulative effect of accounting change	—	—	—	0.1	0.1
Activity related to stock plans	31	—	13.5	—	13.5
Repurchases of common stock	(148)	—	(9.9)	—	(9.9)

Balance at December 31, 2019 Predecessor	5,355	36.4	4,382.0	(4,380.7)	37.7

Net loss	—	—	—	(24.4)	(24.4)
Activity related to stock plans	101	—	25.9	—	25.9

Balance at November 19, 2020 Predecessor	5,456	36.4	4,407.9	(4,405.1)	39.2

Cancellation of Predecessor Equity	(5,456)	(36.4)	(4,407.9)	4,405.1	(39.2)

Balance at November 19, 2020 Predecessor	—	$—	$—	$—	$(0.0)

Issuance of Successor Common Stock	13,990	0.1	279.5	—	279.6

Balance at November 19, 2020 Successor	13,990	0.1	279.5	—	279.6

Net loss	—	—	—	(13.4)	(13.4)
Activity related to stock plans	—	—	0.4	—	0.4

Balance at December 31, 2020 Successor	13,990	$0.1	$279.9	$(13.4)	$266.6

Net loss	—	—	—	(21.2)	(21.2)
Activity related to stock plans	145	—	1.5	—	1.5

Balance at December 31, 2021 Successor	14,135	$0.1	$281.4	$(34.6)	$246.9

The accompanying notes are an integral part of these consolidated financial statements.

FTS INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1—DESCRIPTION OF BUSINESS
Throughout the notes to these consolidated financial statements, the terms “the Company,” “we,” “us,” “our” or “ours” refer to FTS International, Inc., together with its consolidated subsidiaries.
Certain prior year financial statements are not comparable to our current year financial statements due to the adoption of fresh start accounting. References to “Successor” or “Successor Company” relate to the financial position and results of operations of the reorganized Company subsequent to November 19, 2020. References to “Predecessor” or “Predecessor Company” relate to the financial position and results of operations of the Company prior to, and including, November 19, 2020.
We are one of the largest providers of hydraulic fracturing services in North America. Our services enhance hydrocarbon flow from oil and natural gas wells drilled by exploration and production (“E&P”), companies in shale and other unconventional resource formations. Our customers include leading E&P companies that specialize in unconventional oil and natural gas resources in North America. We operate in the most active oil and gas basins in the United States. Substantially all of our business activities support our well completion services. We manage our business, allocate resources, and assess our financial performance on a consolidated basis; therefore, we do not have separate operating segments.
In 2014, the Predecessor Company entered into a joint venture agreement with the Sinopec Oilfield Service Corporation (“Sinopec”). This joint venture collaboration offered hydraulic stimulation services in China. The joint venture company was owned 55% by Sinopec and 45% by the Company. In August 2019, FTSI closed on the sale of its 45% equity ownership interest in SinoFTS, to Sinopec. In exchange, FTSI received consideration of $26.9 million for the sale of its equity interest and received a royalty fee of $5.8 million for a license for its intellectual property use. After conducting an analysis of the relative fair values of the equity interest and royalty fee, FTSI allocated $2.0 million to the prepaid royalty fee. FTSI recognized a gain of $7.0 million on the sale of its equity interest in August 2019. The prepaid royalty fee will be recognized over approximately six years.
Concentrations of Risk
Our business activities are concentrated in the well completion services segment of the oilfield services industry in the United States. The market for these services is cyclical, and we depend on the willingness of our customers to make operating and capital expenditures to explore for, develop, and produce oil and natural gas in the United States. The willingness of our customers to undertake these activities depends largely upon prevailing industry conditions that are predominantly influenced by current and expected prices for oil and natural gas. Historically, a low commodity-price environment has caused our customers to significantly reduce their hydraulic fracturing activities and the prices they are willing to pay for those services. During these periods, these customer actions materially adversely affected our business, financial condition and results of operations.
Our customer base has historically been concentrated. Our business, financial condition and results of operations could be materially adversely affected if one or more of our significant customers ceases to engage us for our services on favorable terms, or at all, or fails to pay, or delays in paying us significant amounts of our outstanding receivables. For the year ended December 31, 2021 we had three customers make up over 10% of our consolidated revenue. These three customers represented approximately 39% of our consolidated revenue. For the Successor period of November 20, 2020 to December 31, 2020 we had 6 customers make up over 10% of our consolidated revenue. These six customers represented approximately 81% of our consolidated revenue. This level of customer concentration is partially due to the short time period included in the Successor period and may not be representative of customer concentration levels over a longer time period, such as a full fiscal year. For the Predecessor period of January 1, 2020 through November 19, 2020 we had one customer make up over 10% of our consolidated revenue. This customer represented approximately 12% of our consolidated revenue. For the year ended December 31, 2019 we had two customers make up over 10% of our consolidated revenue. These two customers represented approximately 26% of our consolidated revenue. The loss of any of our largest existing customers could have a material adverse effect on our results of operations. While we view revenue as an important metric in assessing customer concentration, we also compare and manage our customer portfolio based on the number of fleets we place with each customer.
Related Parties
The Predecessor Company historically provided services and sold equipment to Chesapeake Energy Corporation and its affiliates (“Chesapeake”), which beneficially owned approximately 20% of the Predecessor’s common stock, and had the right to designate two individuals to serve on our board of directors prior to November 19, 2020. Revenue earned from Chesapeake was $0.7 million and $0.1 million in Predecessor periods of 2020 and 2019, respectively. At December 31, 2021, we had accounts receivable balances of zero from Chesapeake.
The Predecessor Company historically sold equipment to SinoFTS for zero and $0.9 million in 2020 and 2019, respectively. In August 2019, FTSI closed on the sale of its equity ownership interest in SinoFTS, to Sinopec. At December 31, 2021, we had accounts receivable balances of zero from this related party.
Subsequent Events
The Company has evaluated subsequent events through March 2, 2022, the date the financial statements were made available to be issued and determined that there have been no events that have occurred that would require adjustments to our disclosures in the financial statements.
NOTE 2—PROPOSED ACQUISITION
On October 21, 2021, we entered into an agreement and plan of merger (the “Merger Agreement”) to be acquired by ProFrac Holdings, LLC (“ProFrac”), a leading oilfield services company, in an all-cash
transaction that values FTSI at approximately $407.5 million, including payments to holders of outstanding warrants. Under the terms of the agreement, which has been unanimously approved by FTSI’s Board of Directors (the “Board”), FTSI stockholders will receive $26.52 per share of FTSI common stock in cash (the “Merger Consideration”). This represents approximately a 14% premium over the Company’s
60-day
volume-weighted average closing share price through October 21, 2021.
On March 1, 2022, we entered into an amendment to the Merger Agreement (the “First Amendment”), providing for the shares of FTSI common stock held by THRC Holdings, LP, an affiliate of ProFrac (“THRC”), to remain outstanding, and not be converted into the right to receive the Merger Consideration. Pursuant to a letter agreement dated March 1, 2022 (the “Letter Agreement”), THRC has acknowledged and agreed to this change in the treatment of the shares of FTSI common stock held by it. The First Amendment may be terminated by the Company at any time prior to the Effective Time by giving notice of termination to ProFrac. In the event that the First Amendment is so terminated it would not have the effects described herein
The agreement includes a
45-day
“go-shop”
period which expired December 5, 2021. During the
“go-shop”
period, FTSI and its financial advisor, Ducera Securities LLC, reached out to nine potential strategic counterparties and 37 potential financial counterparties, and did not receive any alternative acquisition proposals.
The Company’s obligation to close the transaction is conditioned upon approval by a majority of the Company’s stockholders, excluding its largest stockholder THRC Holdings, which is an affiliate of ProFrac. A special meeting of stockholders to consider and vote upon certain proposals related to the Merger Agreement is scheduled for March 3, 2022. Upon closing of the transaction, the Company’s common stock will no longer be listed on any public market.

NOTE 3—RESTRUCTURING
On September 22, 2020, FTS International, Inc., FTS International Services, LLC, and FTS International Manufacturing, LLC filed petitions for voluntary relief (the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”). On September 22, 2020, FTSI International, Inc., FTS International Services, LLC, and FTS International Manufacturing, LLC filed the Joint Prepackaged Chapter 11 Plan of Reorganization of FTS International, Inc. and its Debtor Affiliates (as amended, modified or supplemented, the “Plan”) and the related disclosure statement (the “Disclosure Statement”). On November 4, 2020, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Plan, as modified by the Confirmation Order, and approving the Disclosure Statement.
On November 19, 2020 (the “Effective Date”), the Plan became effective in accordance with its terms and FTS International, Inc., FTS International Services, LLC and FTS International Manufacturing, LLC emerged from Chapter 11. Pursuant to the Plan, on the Effective Date, all agreements, instruments, and other documents evidencing, relating to or otherwise connection with any of our common stock or other equity interests outstanding prior to the Effective Date (collectively, the “legacy equity interests”) were cancelled and such legacy equity interests have no further force or effect after the Effective Date. Holders of our legacy equity interests received (i) a number of shares of Class A common stock equal to their proportionate distribution of approximately 9.4% of our common stock under the Plan (subject to dilution by the warrants issued pursuant to the Plan and the Amended and Restated Equity and Incentive Compensation Plan (the “MIP”)), (ii) their proportionate distribution of 1,555,521 Tranche 1 Warrants to acquire Class A common stock and (iii) their proportionate distribution of 3,888,849 Tranche 2 Warrants to acquire Class A common stock.
In addition, pursuant to the Plan, on the Effective Date, all outstanding obligations under the 6.25% senior secured notes due May 1, 2022 (the “Notes”) were cancelled and the indenture governing such obligations was cancelled, and the credit agreement, dated as of April 16, 2014, by and among FTS International, Inc., the lenders party thereto, and Wilmington Savings Fund Society, FSB, as successor administrative agent (the “Term Loan Agreement”), was cancelled, in each case except to the limited extent expressly set forth in the Plan. On the Effective Date, all liens and security interests granted to secure such obligations were automatically terminated and are of no further force and effect. The holders of Notes and holders of the claims under the Term Loan Agreement received their proportionate distribution of approximately 90.1% of our common stock (subject to dilution by the warrants issued pursuant to the Plan and the MIP) plus their pro rata share of $30.7 million cash distribution. The holders of claims in connection with the termination of the supply agreement between the Predecessor and Covia Holding Corporation received, in exchange for their claims, a $12.5 million cash distribution and 0.5% of our common stock (subject to dilution by the warrants issued pursuant to the Plan and the MIP).
Shares of Class A common stock were also issued to a holder of certain termination claims under the Plan.
NOTE 4—FRESH START ACCOUNTING
Fresh Start Accounting
Upon emergence from bankruptcy, we met the criteria and were required to adopt fresh start accounting in accordance with ASC Topic 852, Reorganizations, which on the emergence date resulted in a new entity, the Successor, for financial reporting purposes, with no beginning retained earnings or deficit as of the fresh start reporting date. The criteria requiring fresh start accounting are: (i) the holders of then-existing voting shares of the Predecessor received less than 50 percent of the new voting shares of the Successor outstanding upon emergence from bankruptcy, and (ii) the reorganization value of the Company’s assets immediately prior to confirmation of the Plan was less than the total of all post-petition liabilities and allowed claims.
The Company applied fresh start accounting effective November 19, 2020, the Effective Date. As such, fresh start accounting is reflected in the accompanying consolidated balance sheet as of December 31, 2020 and related fresh start adjustments are included in the accompanying statement of operations for the period from January 1, 2020 through November 19, 2020. As a result of the application of fresh start accounting and the effects of the implementation of the Plan, the financial statements for the period after November 19, 2020 will not be comparable with the financial statements prior to and including November 19, 2020.
Reorganization Value
Reorganization value represents the fair value of the Successor’s total assets and is intended to approximate the amount a willing buyer would pay for the assets immediately after restructuring. Under fresh start accounting, the Company allocated the reorganization value to its individual assets based on their estimated fair values.
The Company’s reorganization value is derived from an estimate of enterprise value. Enterprise value represents the estimated fair value of an entity’s long-term debt and other interest-bearing liabilities and stockholders’ equity less unrestricted cash and cash equivalents. The Company estimated the enterprise value of the Successor to be $266 million at the Effective Date, which was in the Bankruptcy Court approved range of $190 million and $290 million. The enterprise value was derived from an independent valuation with the assistance of a third-party valuation advisor. Specific valuation approaches and key assumptions used to arrive at the reorganization value, and the value of discrete assets and liabilities resulting from the application of fresh start accounting, are described below in greater detail within the valuation process.
Although the Company believes the assumptions and estimates used to develop enterprise value and reorganization value are reasonable and appropriate, different assumptions and estimates could materially impact the analysis and resulting conclusions. The assumptions used in estimating these values are inherently uncertain and require judgment. The following table reconciles the Company’s enterprise value to the fair value of the Successor’s common stock as of the Effective Date.

(In millions)	November 19, 2020
Enterprise value	$266.3
Plus: Excess cash (1)	13.3

Fair value of Successor equity	$279.6

The following table reconciles the Company’s enterprise value to the reorganization value as of the Effective Date:

(In millions)	November 19, 2020
Enterprise value	$266.3
Plus: Excess cash (1)	13.3
Plus: Current liabilities	36.4
Plus: Non-interest-bearing non-current liabilities	6.2

Reorganization value of Successor assets	$322.2

(1)
Excess cash of $13.3 million is calculated by taking the Company’s Successor cash and cash equivalents balance of $88.3 million less $75.0 million of minimum cash required to operate the business as determined by management. The minimum cash required to operate the business of $75.0 million was also utilized in the estimation of the range of enterprise values included in the Plan and approved by the Bankruptcy Court.

Valuation Process
The fair values of our principal assets, including inventories, land, buildings, and improvements, service equipment, and intangible assets were estimated with the assistance of third-party valuation advisors as of the Effective Date. In addition, we also estimated the fair value of the Company’s warrants as of the Effective Date.

Inventories
Inventories include parts, chemicals, and other raw materials. The fair value of the parts inventory was determined using a combination of the cost and income approaches. The cost approach estimates the fair value of an asset based on the cost to reconstruct or replace it with another of similar utility, with adjustments for physical deterioration and identified obsolescence. The income approach was used to quantify the economic support available for the parts inventory based on the enterprise value estimated for the Company. For the chemicals and other materials inventory, the Company determined that the book value as the proxy for fair value.
Property, Plant, and Equipment
Land, Buildings, and Improvements
The fair value of land, buildings, and improvements was determined using a combination of the cost and market approaches. To determine the fair value of buildings and site improvements, the cost and market approaches were used. As part of the valuation process, information was obtained describing physical attributes such as land and building size, construction dates, and general improvement details. In applying the cost approach, the replacement cost was determined based on the current cost to construct improvements with similar utility, using modern materials and current standards, design, and layout. To determine the fair value of land and improvements, the market approach was used based on third party databases identifying listings of recent sales and comparable properties within pertinent market areas.
Service Equipment and Other
The fair value of the service equipment and other was estimated using a combination of the cost, market, and income approaches. The cost approach was primarily utilized, with the application of the market approach for selected assets based upon the specific characteristics being appraised. The cost approach measures the value of an asset based on the cost to reconstruct or replace it with another of similar utility, with adjustments for physical deterioration and identified obsolescence. The market approach measures the value of an asset through an analysis of recent sales or offerings of comparable assets. The income approach was used to quantify the economic support available for the service equipment and other based on the enterprise value estimated for the Company.
Intangible Assets
The fair value of intangible assets such as customer relationships, in-house
developed software, and tradename was determined using a combination of the cost, market, and income approaches. To determine the fair value of customer relationships, the income approach was used based on the present value of the incremental after-tax
cash flows attributable to the existing customer cash flow after deducting the appropriate contributory asset charges. The discount rate utilized to present-value the after-tax
cash flows was selected based on consideration of the overall business risks and risks associated with the asset being valued. To determine the fair value of the in-house
developed software, the cost replacement method, a form of the cost approach, was used. To determine the fair value of the tradename, the Royalty Savings Method, a variation of the income approach, was used. The estimated royalty rate was determined by observing publicly available royalty rates information for similar companies with similar assets. The forecasted cash flows expected to be generated as a result of the royalty savings were discounted to present value utilizing a discount rate considering overall business risks and risks associated with the asset being valued.
Warrants
The fair value of the warrants issued upon the Effective Date was estimated using the Black-Scholes-Merton option pricing model. The Black-Scholes-Merton model is an option pricing model used to estimate the fair value of options and warrants based on the following input assumptions: stock price, strike price, term, risk-free rate, volatility, and dividend yield. In using the Black-Scholes-Merton option pricing model to fair value the warrants, the following assumptions were used: market observable stock price on the Effective Date; strike prices of $33.04 and $37.14 for Tranche 1 and Tranche 2 warrants, respectively; expected volatility of 65.0%; risk-free rate of 0.22%; and an expected dividend yield of 0.0%. The expected volatility assumption was estimated using market data related to the Company and certain similar publicly traded entities with considerations for differences in size and leverage of the Company versus the publicly traded entities. The strike prices and term assumptions were based on the contractual term of the warrants. The risk-free rate assumption was based on United States Constant Maturity Treasury rates.
Consolidated Balance Sheet
The following illustrates the effects on the Company’s consolidated balance sheet due to the reorganization and fresh start accounting adjustments. The explanatory notes following the table below provide further details on the adjustments, including the assumptions and methods used to determine fair value for its assets, liabilities, and warrants.

	As of November 19, 2020 (in millions)
	Predecessor Company	Reorganization Adjustments		Fresh Start Adjustments		Successor Company
ASSETS
Current assets
Cash and cash equivalents	$146.7	$(58.4	)(a)	$—		$88.3
Accounts receivable, net	30.1	—		—		30.1
Inventories	33.5	—		(2.2	)(k)	31.3
Prepaid expenses and other current assets	19.0	10.1	(b)	(5.3	)(l)	23.8

Total current assets	229.3	(48.3)		(7.5)		173.5
Property, plant, and equipment, net	177.2	—		(42.0	)(m)	135.2
Operating lease right-of-use assets	4.7	—		—		4.7
Intangible assets, net	29.5	—		(22.1	)(n)	7.4
Other assets	1.4	0.2	(c)	(0.2	)(o)	1.4

Total assets	$442.1	$(48.1)		$(71.8)		$322.2

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable	$20.3	$0.8	(d)	$—		$21.1
Accrued expenses	11.6	0.2	(e)	—		11.8
Current portion of operating lease liabilities	3.2	—		—		3.2
Other current liabilities	12.8	(12.5	)(f)	—		0.3

Total current liabilities	47.9	(11.5)		—		36.4
Operating lease liabilities	3.4	—		—		3.4
Other liabilities	2.8	—		—		2.8
Liabilities subject to compromise	488.8	(488.8	)(g)	—		—

Total liabilities	542.9	(500.3)		—		42.6

Stockholders’
Common stock—Predecessor	36.4	(36.4	)(h)	—		—
Additional paid-in capital—Predecessor	4,392.9	(4,392.9	)(h)	—		—
Common stock—Successor	—	0.1	(i)	—		0.1
Additional paid-in capital—Successor	—	279.5	(i)	—		279.5
Accumulated deficit	(4,530.1)	4,601.9	(j)	(71.8	)(p)	—

Total stockholders’ (deficit) equity	(100.8)	452.2		(71.8)		279.6

Total liabilities and stockholders’ (deficit) equity	$442.1	$(48.1)		$(71.8)		$322.2

Reorganization Adjustments

a)
Reflects the net cash activities that occurred on the Effective Date. Of the $9.1 million transferred from cash and cash equivalents to escrow account recorded to prepaid expenses and other current assets, $3.8 million was related to success fees recognized upon emergence. Of the $4.9 million payment of professional and success fees, $1.9 million was related to success fees paid and recognized upon emergence.

(In millions)	November 19, 2020
Transfer of payment for professional fees and success fees to escrow account recorded in prepaid expenses and other current assets	$(9.1)
Payment of professional and success fees	(4.9)
Payment to secured debtholders	(30.7)
Payment of Covia settlement	(12.5)
Payment of emergence date bonus	(1.0)
Payment of debt issuance costs related to Successor Revolving Credit Facility	(0.2)

Change in cash and cash equivalents	$(58.4)

b)	Reflects adjustment to prepaid expenses and other current assets for the following activities.

(In millions)	November 19, 2020
Transfer of payment for professional fees and success fees from cash and cash equivalent	$9.1
Payment of emergence date bonus	1.0

Change in prepaid expenses and other current assets	$10.1

c)	Reflects an adjustment to debt issuance costs related to the Successor Revolving Credit Facility of $0.2 million.

d)	Reflects an adjustment to accounts payable related to success fees of $3.8 million recognized upon emergence offset by a $3.0 million payment for previously accrued professional fees.

e)	Reflects an adjustment to accrued expenses related to taxes withheld from holders of Predecessor stock-based compensation upon acceleration and immediate vesting.

f)	Reflects a $12.5 million adjustment to other current liabilities related to payment of Covia settlement amount.

g)
On the Effective Date, we settled liabilities subject to compromise per the Plan. The adjustment reflects the removal of the balance from liabilities subject to compromise and the pre-tax
gain on the settlement of liabilities subject to compromise as follows.

(In millions)	November 19, 2020
2022 Senior Notes	$379.0
Term Loan	67.6
Supply commitment charges	42.2

Total liabilities subject to compromise	488.8
Issuance of New Common Stock to holders of 2022 Senior Notes	(202.0)
Issuance of New Common Stock to Term Loan lenders	(36.1)
Issuance of New Common Stock to unsecured claimholders	(2.2)
Payment to holders of 2022 Senior Notes	(26.0)
Payment to Term Loan lenders	(4.7)

Pre-tax gain on settlement of liabilities subject to compromise	$217.8

h)
Reflects the cancellation of the Predecessor’s common stock and the Predecessor’s additional paid-in
capital, which includes the acceleration of the Predecessor’s stock-based compensation of $15.1 million.

i)	The following reconciles reorganization adjustments made to the Successor common stock and Successor additional paid-in capital:

(In millions)	November 19, 2020
Fair value of New Common Stock issued to holders of the 2022 Senior Notes claims	$202.0
Fair value of New Common Stock issued to holders of the Term Loan claims	36.1
Fair value of New Common Stock issued to holders of the unsecured claims	2.2
Fair value of New Common Stock issued to holders of legacy equity interests	24.9
Fair value of warrants issued to legacy equity interests	14.4

Total Successor common stock and additional paid-in capital	279.6
Less: Successor common stock	(0.1)

Successor additional paid-in capital	$279.5

j)	Reflects the cumulative net impact of the following transactions on Predecessor accumulated deficit:

(In millions)	November 19, 2020
Pre-tax gain on settlement of liabilities subject to compromise as calculated in note f)	$217.8
Acceleration of Predecessor stock-based compensation	(15.3)
Cancellation of Predecessor common stock and additional paid-in capital	4,444.4
Success fees recognized on the Effective Date	(5.7)
Issuance of Successor common stock to legacy equity interests	(24.9)
Issuance of warrants to legacy equity interests	(14.4)

Change in accumulated deficit	$4,601.9

Fresh Start Adjustments

k)	Reflects the fair value adjustment to parts inventory.

l)	Reflects the write-off of prepaid premiums of $5.3 million in connection with the Predecessor’s directors & officers insurance.

m)	Reflects the fair value adjustments to property, plant, and equipment, as well as the elimination of the historical accumulated depreciation.

n)	Reflects the fair value adjustment to intangible assets, net.

o)	Reflects the write-off of debt issuance costs of $0.2 million related to the Successor Revolving Credit Facility.

p)	Reflects the cumulative effect on accumulated deficit of the fresh start accounting adjustments discussed above.

Reorganization Items
Reorganization items represent (i) expenses incurred associated with the Chapter 11 restructuring subsequent to the Petition Date, (ii) gains or losses from liabilities settled, and (iii) fresh start accounting adjustments, recorded in reorganization items in our consolidated statements of operations. Professional service provider charges associated with our restructuring that were incurred before the Petition Date are recorded in selling, general and administrative in our consolidated statements of operations.

	Successor	Predecessor
(In millions)	Period from November 20, through December 31, 2020	Period from January 1, through November 19, 2020
Pre-tax gain on settlement of liabilities subject to compromise	$—	$217.8
Fresh start accounting adjustments	—	(71.8)
Professional service provider fees and other expenses	(1.9)	(9.5)
Success fees for professional service providers	—	(5.7)
Derecognition of unamortized debt discounts and issuance costs	—	(2.5)
Terminated executory contracts	—	(9.7)
Acceleration of Predecessor stock-based compensation expense	—	(15.3)
Other Costs	(0.2)	—

(Loss)/gain on reorganization items, net	$(2.1)	$103.3

Contractual interest expense of $4.4 million from the Petition Date through the Effective Date, associated with our outstanding term loan and senior notes, was not accrued or recorded in the Predecessor consolidated statement of operations as interest expense.
NOTE 5—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
We prepared the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of the Company and all majority-owned domestic and foreign subsidiaries. Investments over which we have the ability to exercise significant influence over operating and financial policies, but do not hold a controlling interest, are accounted for using the equity method of accounting. All significant intercompany accounts and transactions have been eliminated in consolidation. There were no items of other comprehensive income in the periods presented.
Use of Estimates
The preparation of financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, related revenues and expenses, and the disclosure of gain and loss contingencies at the date of the financial statements and during the periods presented. We base these estimates on historical results and various other assumptions believed to be reasonable, all of which form the basis for making estimates concerning the carrying values of assets and liabilities that are not readily available from other sources. Actual results could differ materially from those estimates.

Fresh Start Accounting
Upon emergence from bankruptcy in 2020 the Company adopted fresh start accounting. Refer to Note 4 – Fresh Start Accounting for further details.
Cash and Cash Equivalents
Cash equivalents include only investments with an original maturity of three months or less. We occasionally hold cash deposits in financial institutions that exceed federally insured limits. We monitor the credit ratings and our concentration of risk with these financial institutions on a continuing basis to safeguard our cash deposits.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are recorded at their invoiced amounts or amounts for which we have a right to invoice based on services completed. In June 2016, the FASB issued ASU
2016-13,
Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments
. This standard requires companies to measure credit losses utilizing a methodology that reflects expected credit losses and requires a consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The new standard also applies to financial assets arising from revenue transactions such as accounts receivables. We adopted this standard on January 1, 2020, and it had no material effect on our consolidated financial statements.
Inventories
Inventories primarily consist of maintenance parts that are used to service our hydraulic fracturing equipment but will also include proppants and chemicals that are used to provide hydraulic fracturing services. Inventory held as of our emergence date was remeasured to fair value. Subsequent to our emergence, inventories are stated at the lower of cost or net realizable value. The cost basis of our inventories is based on the average cost method and includes in-bound
freight costs.
As necessary, we record an adjustment to decrease the value of slow moving and obsolete inventory to its net realizable value. To determine the adjustment amount, we regularly review inventory quantities on hand and compare them to estimates of future product demand, market conditions, production requirements and technological developments.
Restricted Cash
The Company had zero and $12.7 million restricted cash at December 31, 2021 and 2020, respectively. At December 31, 2020 the company’s restricted cash included unsettled escrow fees related to our bankruptcy emergence and cash used as collateral for other banking products.
Property, Plant, and Equipment
Property, plant, and equipment held as of our emergence date was remeasured to fair value and depreciated over the estimated remaining useful lives of individual assets.
Property, plant, and equipment purchased subsequent to our emergence date is stated at cost less accumulated depreciation, which is generally provided by using the straight-line method over the estimated useful lives of the individual assets. We manufacture and refurbish equipment used in our hydraulic fracturing operations and the cost of this equipment, which includes direct and indirect manufacturing costs, is capitalized and carried as construction-in-progress
until it is completed. Expenditures for renewals and betterments that extend the lives of our service equipment, which includes the replacement of significant components of service equipment, are capitalized and depreciated. Other repairs and maintenance costs are expensed as incurred.

We capitalize qualifying costs related to the acquisition or development of internal-use
software. Capitalization of costs begins after the conceptual formulation stage has been completed. Capitalized costs are amortized over the estimated useful life of the software, which ranges between three and five years. The unamortized balance of capitalized software costs at December 31, 2021 and 2020, was $0.1 million and $0.2 million, respectively. Amortization of computer software was $0.1 million for 2021 (Successor), $0.3 million for January 1 through November 19, 2020 (Predecessor), zero for November 20 through December 31, 2020 (Successor), and $3.4 million in 2019 (Predecessor).
Leases
We determine if a contract contains a lease at inception. We lease certain administrative offices, sales offices, and operational facilities. We also lease some service equipment and light duty vehicles. These leases have remaining lease terms of 6 years or less. Some leases contain options to extend the leases, and some include options to terminate the leases. We do not include renewal or termination options in our assessment of the lease terms unless extension or termination for certain leases is deemed to be reasonably certain. Lease agreements with lease and non-lease
components are generally accounted for as a single lease component.
Operating lease assets and liabilities are recognized at the lease commencement date, which is the date we take possession of the property. Operating lease liabilities represent the present value of lease payments not yet paid. Operating lease assets represent our right to use an underlying asset and are valued based upon the operating lease liabilities adjusted for prepayments or accrued lease payments, initial direct costs, lease incentives, and impairment of operating lease assets. To determine the present value of lease payments not yet paid, we estimate incremental secured borrowing rates corresponding to the lease term including reasonably certain renewal periods. We estimate this rate based on prevailing financial market conditions, credit analysis, and management judgment.
Our leases typically contain rent escalations over the lease term. We recognize expense for these leases on a straight-line basis over the lease term. Additionally, tenant incentives used to fund leasehold improvements are recognized when earned and reduce our right-of-use
asset related to the lease. These are amortized through the operating lease asset as reductions of expense over the lease term.
We provide residual value guarantees for our leases of light-duty vehicles and certain service equipment. No amounts related to these residual value guarantees have been deemed probable and included in the lease liabilities on our consolidated balance sheet; however, if the value for all of the vehicles was zero and if we cancelled these leases at December 31, 2021, we would be required to pay a total of $5.1 million in residual value guarantees.
Intangible Assets
We have historically acquired indefinite-lived intangible assets related to business acquisitions. Intangible assets with indefinite lives are not amortized. The amount of indefinite-lived intangible assets recorded in our consolidated balance sheets for December 31, 2021 and 2020, was $7.4 million, of which 6.0 million related to our tradename and $1.4 million related to our developed technology. Accumulated amortization of this intangible as of December 31, 2021 and December 31, 2020 was $0.5 million and $0.1 million, respectively. Amortization expense in 2021 (Successor) and November 20 through December 31, 2020 (Successor) was $0.4 million and $0.1 million, respectively. For the period January 1 through November 19, 2020 (Predecessor) and 2019 (Predecessor), amortization expense was zero. On November 19, 2020, upon emergence from Chapter 11 bankruptcy our intangible assets were identified and valued at fair value and a finite life was assigned to our developed technology. We amortize this intangible asset with a finite life on a straight-line basis over a period of three years which the asset is expected to contribute to our future cash flows.

Impairment of Long-Lived Assets and Intangible Assets
Long-lived assets, such as property, plant, equipment are reviewed for impairment when events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. Recoverability is assessed based on the undiscounted future cash flows generated by the asset or asset group. If the carrying amount of an asset or asset group is not recoverable, we recognize an impairment loss equal to the amount by which the carrying amount exceeds fair value. We estimate fair value based on the income, market, or cost valuation techniques.
Intangible assets with indefinite lives are reviewed at least annually for impairment, and in interim periods if certain events occur indicating that the carrying value of intangible assets may be impaired. We estimate fair values utilizing valuation methods such as discounted cash flows and comparable market valuations. We perform our annual impairment tests at the beginning of the fourth quarter.
Equity Method Investments
Investments in which we have the ability to exercise significant influence, but not control, are accounted for pursuant to the equity method of accounting. We recognize our proportionate share of earnings or losses of our international affiliates three months after they occur. When events and circumstances warrant, investments accounted for under the equity method of accounting are evaluated for impairment. An impairment charge is recorded whenever a decline in value of an investment below its carrying amount is determined to be other-than-temporary.
Income Taxes
Income taxes are accounted for using the asset and liability method. Deferred taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes for a change in tax rates is recognized in earnings in the period that includes the enactment date. We recognize future tax benefits to the extent that such benefits are more likely than not to be realized.
We record a valuation allowance to reduce the value of a deferred tax asset if based on the consideration of all available evidence, it is more likely than not that all or some portion of the deferred tax asset will not be realized. Significant weight is given to evidence that can be objectively verified. We evaluate our deferred income taxes quarterly to determine if a valuation allowance is required by considering all available evidence, including historical and projected taxable income and tax planning strategies. We will adjust a previously established valuation allowance if we change our assessment of the amount of deferred income tax asset that is more likely than not to be realized.
We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step
process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not
recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.
Revenue Recognition
The Company contracts with its customers to perform hydraulic fracturing services on one or more oil or natural gas wells. Under these arrangements, we satisfy our performance obligations as services are rendered, which is generally upon the completion of a fracturing stage. We typically complete one or more stages per day. A stage is considered complete when we have met the specifications set forth by the customer, at which time we have the right to invoice the customer and the customer is obligated to pay us for the services rendered. The price for our services typically includes an equipment charge and product charges for proppant, chemicals and other products consumed during the course of providing our services. Payment terms average approximately two months from the date a stage or well is completed. All consideration owed to us for services performed during a period is fixed and our right to receive it is unconditional.
We also contract with some customers to provide them with the exclusive use of a fracturing fleet for a period of time. Our customers can generally terminate these contracts with less than 90 days’ notice. We satisfy our performance obligation as services are rendered, which is based on the passage of time rather than the completion of a stage. Under these arrangements, we have the right to receive consideration from a customer even if circumstances outside of our control prevent us from performing our work. All consideration owed to us for services performed during a period is fixed and our right to receive it is unconditional.
Pricing for our services for all contracts is frequently negotiated with our customers and is based on prevailing market rates during each reporting period. The amounts we invoice our customers for services performed during a period are directly related to the value received by the customers for the period. There is no inherent uncertainty to the amount of consideration we will receive for services performed during a period and no judgment is required to allocate a portion of the transaction price to a future period. Accordingly, we are not required to identify any unsatisfied performance obligations nor attribute any revenue to them.
During the periods presented we acted as a principal, rather than as an agent, for all of the goods and services that we provided to our customers; our customer arrangements did not include obligations for refunds or warranties of our work; our revenue does not include sales taxes collected from our customers; and we did not incur incremental costs to obtain or fulfill contracts with our customers.
To comply with the FASB disclosure objective, we are required to disaggregate our revenue into categories if it will provide an enhanced understanding of how the nature, amount, timing, and uncertainty of our revenue and cash flows are affected by economic factors. To evaluate an appropriate level of disaggregation of revenue, we considered the following aspects of our business:

•	We provide a single service to our customers.

•	We only generate revenue in the U.S. onshore market.

•	We have a homogeneous customer base, which is comprised of large oil and gas exploration companies.

•	We provide our service over a short period of time.

•	We do not disaggregate our revenue into categories for any external communications or to make resource allocation decisions.

•	We do not have separate operating segments.
Based on the above factors, we concluded that no additional disaggregation of revenue was necessary or meaningful to help depict the nature, amount, timing and uncertainty of our revenues and cash flows.
Unconditional Purchase Obligations
Prior to our emergence from bankruptcy on November 19, 2020 we entered into supply arrangements, primarily for sand, with our vendors that contain unconditional purchase obligations. These represented obligations to transfer funds in the future for fixed or minimum quantities of goods at fixed or minimum prices. We entered into these unconditional purchase obligation arrangements in the normal course of business to ensure that adequate levels of sourced product are available to us. We currently do not have any such supply agreements.

Stock-Based Compensation
We measure all employee stock-based compensation awards using a fair value method and record this cost in the consolidated financial statements. Our stock-based compensation relates to restricted stock units issued to our employees. On the date that an equity-classified award is granted, we determine the fair value of the award and recognize the compensation cost over the requisite service period, which typically is the period over which the award vests. For equity-classified awards with graded vesting based solely on the satisfaction of a service condition, we recognize compensation cost as a single award on a straight-line basis. We account for forfeited awards as forfeitures occur, which results in a reversal of stock-based compensation cost previously recognized up to the date of the forfeiture. For stock-based awards with performance conditions that affect vesting, we only recognize compensation cost when it is probable that the performance conditions will be met.
Fair Value Measurements
Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at a measurement date. We apply the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

•	Level One: The use of quoted prices in active markets for identical financial instruments.

•
Level Two: The use of quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active or other inputs that are observable in the market or can be corroborated by observable market data.

•	Level Three: The use of significant unobservable inputs that typically require the use of management’s estimates of assumptions that market participants would use in pricing.
Money market funds, classified as cash and cash equivalents, are the only financial instruments that are measured and recorded at fair value on the Company’s balance sheets. The following table presents money market funds at their level within the fair value hierarchy.

(In millions)	Total	Level 1	Level 2	Level 3
December 31, 2021
Money market funds	$60.0	$60.0	$—	$—

December 31, 2020
Money market funds	$59.6	$59.6	$—	$—

Reclassifications
All inventory write-downs have been reclassified from costs of revenue to impairments and other charges on the statements of operations to conform to current year presentation. This reclassification had no effect on operating income (loss) or net income (loss) as previously reported.
New Accounting Standards Updates
In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)
2016-02,
Leases
. The FASB subsequently issued a number of additional ASUs to update this guidance. This standard was issued to increase transparency and comparability among organizations by requiring that a right-of-use
asset and corresponding lease liability be recorded on the balance sheet for leases with terms longer than 12 months. We elected to use three practical expedients allowed under the guidance. According to these practical expedients we did not reassess whether existing contracts are or contain a lease; we did not reassess whether existing leases are operating or finance leases; and we did not reassess the accounting for initial direct costs for existing leases. Our approach to adopting this new standard included a review of existing leases and other executory contracts that could contain embedded leases and we identified the key terms that were necessary for us to calculate the right-of-use
asset and lease liability. These consolidated financial statements have been prepared in accordance with the new ASU utilizing the modified retrospective transition method, which resulted in the recording of operating lease liabilities of approximately $38 million as of January 1, 2019 on our consolidated balance sheet with an immaterial effect on our consolidated statement of stockholders’ equity (deficit) and no related effect on our consolidated statement of operations.
In November 2016, the FASB issued ASU
2016-18,
Restricted Cash
. This standard was issued to change the presentation of amounts generally described as restricted cash and restricted cash equivalents to be included with cash and cash equivalents when reconciling the beginning-of-period
and
end-of-period
total amounts shown on the statement of cash flows. We adopted this standard on January 1, 2018, and the effects of this standard and related required disclosures have been reflected in our condensed consolidated statements of cash flows. The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated statements of cash flows:

(In millions)	December 31, 2021	December 31, 2020
Cash and cash equivalents	$85.1	$94.0
Restricted cash included in prepaid expenses and other current assets	—	12.7

Total cash, cash equivalents, and restricted cash shown in the consolidated statements of cash flows	$85.1	$106.7

In June 2016, the FASB issued ASU
2016-13,
Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments
. This standard requires companies to measure credit losses utilizing a methodology that reflects expected credit losses and requires a consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The new standard will also apply to financial assets arising from revenue transactions such as accounts receivables. We adopted this standard on January 1, 2020, and it had no material effect on our consolidated financial statements.
In December 2019, the FASB issued ASU
No. 2019-12,
Simplification of Accounting for Income Taxes, which simplifies the accounting for income taxes by providing new guidance to reduce complexity and eliminate certain exceptions to the general approach to the income tax accounting model. The Company adopted this guidance effective January 1, 2021, which did not have a material impact on the accompanying unaudited condensed consolidated financial statements.
NOTE 6—SUPPLEMENTAL BALANCE SHEET INFORMATION
Accounts Receivable
The following table summarizes our accounts receivable balance:

(In millions)	December 31, 2021	December 31, 2020
Trade accounts receivable	$70.7	$30.6
Allowance for doubtful accounts	(3.4)	(3.7)

Accounts receivable, net	$67.3	$26.9

The change in allowance for doubtful accounts is as follows:

	Successor		Predecessor
	Year Ended December 31,	Period from November 20, through December 31,	Period from January 1, through November 19,	Year Ended December 31,
(In millions)	2021	2020	2020	2019
Balance at beginning of period	$3.7	$3.7	$3.3	$0.9
Provision for bad debts, net included in selling, general, and administrative expense	0.2	—	0.8	2.4
Uncollectible receivables written off	(0.5)	—	(0.4)	—

Balance at end of period	$3.4	$3.7	$3.7	$3.3

Inventories
The following table summarizes our inventories:

(In millions)	December 31, 2021	December 31, 2020
Maintenance parts	$37.7	$27.9
Proppants and chemicals	0.7	1.0
Other	0.1	0.1

Total inventories	$38.5	$29.0

Prepaid Expenses and Other Current Assets
The following table summarizes our prepaid expenses and other current assets:

(In millions)	December 31, 2021	December 31, 2020
Restricted cash	$—	$12.7
Prepaid expenses	$4.2	$6.7
Other	0.1	0.1

Total prepaid expenses and other current assets	$4.3	$19.5

Property, Plant, and Equipment, net
The following table summarizes our property, plant, and equipment:

(Dollars in millions)	December 31, 2021	December 31, 2020	Estimated Useful Life (in years)
Service equipment	$150.3	$92.1	2.5 – 10
Buildings and improvements	19.2	21.6	15 – 39
Office, software, and other equipment	1.2	0.5	3 – 7
Vehicles and transportation equipment	0.3	0.3	5 – 20
Land	7.8	8.4	N/A
Construction-in-process and other	9.7	14.1	N/A

Total property, plant, and equipment	188.5	137.0
Accumulated depreciation and amortization	(54.5)	(4.7)

Total property, plant, and equipment, net	$134.0	$132.3

Depreciation expense was $53.9 million in 2021 (Successor), $68.5 million for January 1 through November 19, 2020 (Predecessor), $4.7 million for November 20 through December 31, 2020 (Successor), and $90.0 million 2019 Predecessor).
Accrued Expenses
The following table summarizes our accrued expenses:

(In millions)	December 31, 2021	December 31, 2020
Sales, use, and property taxes	$4.1	$4.8
Employee compensation and benefits	11.6	5.6
Interest	—	—
Insurance	2.3	2.0
Other	0.2	0.1

Total accrued expenses	$18.2	$12.5

Other Current Liabilities
The following table summarizes our other current liabilities:

(In millions)	December 31, 2021	December 31, 2020
Deferred revenue	0.3	0.3

Total other current liabilities	$0.3	$0.3

Other Liabilities
The following table summarizes our other liabilities:

(In millions)	December 31, 2021	December 31, 2020
Deferred revenue	$1.0	$1.3
Deferred employer payroll taxes	—	1.1

Total other liabilities	$1.0	$2.4

NOTE 7—INDEBTEDNESS AND BORROWING FACILITY
Successor Revolving Credit Facility
On November 19, 2020, The Successor Company entered into a $40 million revolving credit facility, with an initial maturity date of November 19, 2023, with Wells Fargo, N.A.
LIBOR borrowings under the credit facility bear interest at the greater of LIBOR or 0.75% plus a margin of 2.25% to 2.50% per annum, depending on facility utilization. Base rate loans are also available at our option. The credit facility includes a $15 million sub-limit
for outstanding letters of credit which would reduce the amount available under the facility. We also pay a commitment fee on the unused amount of the facility of 0.375% per annum, depending on facility utilization.
The obligations under the credit facility are secured by substantially all of our assets, including our working capital and equipment.

The maximum availability of credit under the credit facility is limited at any time to the lesser of $40 million or a borrowing base. The borrowing base is based on percentages of eligible accounts receivable and is subject to certain reserves. In an event of default or if the amount available under the credit facility is less than either 12.5% of our maximum availability or $5.0 million, we will be required to maintain a minimum fixed charge coverage ratio of 1.0 to 1.0. If at any time borrowings and letters of credit issued under the credit facility exceed the borrowing base, we will be required to repay an amount equal to such excess.
The credit facility contains covenants that could, in certain circumstances, limit our ability to issue additional debt, repurchase or pay dividends on our common stock, sell substantially all of our assets, make certain investments, or enter into certain other transactions. We were in compliance with all of the covenants in the credit facility at December 31, 2021 and 2020.
As of December 31, 2021, the borrowing base was $34.0 million and therefore our maximum availability under the credit facility was $34.0 million. As of December 31, 2021, there were no borrowings outstanding under the credit facility, and letters of credit totaling $4.4 million were issued, resulting in $29.6 million of availability under the credit facility.
Predecessor 2021 Term Loan
On April 16, 2014, the Predecessor Company entered into a $550 million term loan, which matures on April 16, 2021 (“Term Loan”), with a group of lenders with Wells Fargo Bank, N.A., as administrative agent. The Term Loan bears interest at a three-month London Interbank Offered Rate (“LIBOR”) plus a margin of 4.75% per annum, with a 1.00% LIBOR floor. Interest is payable on interest rate reset dates, which is generally monthly.
The Term Loan was issued at a discount of $2.7 million for aggregate consideration of $547.3 million and resulted in net proceeds to the Company of $540.0 million after debt issuance costs of $7.3 million.
In 2020, the Predecessor Company repaid $22.6 million of aggregate principal amount of Term Loan. We recognized a gain on debt extinguishment of $2.0 million. In 2019, we repaid $31.0 million of aggregate principal amount of Term Loan. We recognized a loss on debt extinguishment of $0.2 million.
On November 19, 2020, upon emergence from Chapter 11 bankruptcy, the 2021 Term Loan was cancelled as part of the Plan.
We were in compliance with all of the covenants in the Term Loan for all periods that the loan was outstanding until we filed for bankruptcy on September 22, 2020.
Predecessor 2022 Senior Notes
On April 16, 2014, the Predecessor Company completed an offering of $500 million of 6.25% senior secured notes due May 1, 2022, in a private offering to qualified institutional buyers (“2022 Senior Notes”). The credit facility was amended semiannually, in arrears, on May 1 and November 1. The Company received net proceeds of $489.7 million after debt issuance costs of $10.3 million, which resulted in an effective interest rate of 6.58% for these notes.
In 2020 and 2019, the Predecessor Company repurchased zero and $17.0 million, respectively, of aggregate principal amount of 2022 Senior Notes in the qualified institutional market. In 2019, the Predecessor Company recognized a gain on debt extinguishment of $1.4 million.
On November 19, 2020, upon emergence from Chapter 11 bankruptcy, the 2022 Senior Notes were cancelled as part of the Plan.

We were in compliance with all of the covenants in the indenture governing our 2022 Senior Notes for all periods that these notes were outstanding, until be filed for bankruptcy on September 22, 2020.
Predecessor Revolving Credit Facility
On February 22, 2018, we entered into a $250 million revolving credit facility, with an initial maturity date of February 22, 2023, with a group of lenders with Wells Fargo, N.A., as administrative agent.
As part of the Chapter 11 filing our revolving credit facility was terminated in the third quarter of 2020. Prior to its termination, the maximum availability of credit under our revolving credit facility was limited at any time to the lesser of $100 million or a borrowing base. The credit facility was amended in August 2020, which among other things, reduced the maximum availability under the credit facility from $250 million to $100 million. The borrowing base was based on percentages of eligible accounts receivable and was subject to certain reserves. If at any time borrowings and letters of credit issued under the credit facility exceeded the borrowing base, we would be required to repay an amount equal to such excess. During 2020, the Predecessor Company had no borrowings drawn under the credit facility, and certain letters of credit were issued. At September 30, 2020, we had replaced these letters of credit with cash collateralized letters of credit.
NOTE 8—LEASES
We had no material amount of finance leases or subleases at December 31, 2021. The following table summarizes the components of our lease costs.

	Successor		Predecessor
	Year Ended December 31,	Period from November 20, through December 31,	Period from January 1, through November 19,	Year Ended December 31,
(In millions)	2021	2020	2020	2019
Operating lease cost	$3.8	$0.3	$12.7	$21.1
Short-term lease cost	4.3	0.4	4.7	5.8

Total lease cost	$8.1	$0.7	$17.4	$26.9

Short-term lease costs represent costs related to leases with terms of one year or less. We had no material variable lease costs in 2021, 2020, or 2019. The following table includes other supplemental information for our operating leases.

	Successor		Predecessor
(Dollars in millions)	December 31, 2021	Period from November 20, through December 31, 2020	Period from January 1, through November 19, 2020
Cash paid for amounts included in the measurement of our lease liabilities	$3.9	$0.3	$12.9
Right-of-use assets obtained in exchange for lease liabilities	$1.5	$0.1	$0.6
Right-of-use assets recognized upon adoption of the leasing standard	$—	$—	$0
Weighted-average remaining lease term	2.5 years	2.9 years	2.9 years
Weighted-average discount rate	4.6%	4.9%	4.9%

The following table summarizes the maturity of our operating leases as of December 31, 2021.

Successor
(In millions)	December 31, 2021
2022	$1.4
2023	0.9
2024	0.8
2025	—
2026	—
2027 and thereafter	—

Total lease payments	3.1
Less imputed interest	(0.1)

Total lease liabilities	$3.0

NOTE 9—STOCKHOLDERS’ EQUITY (DEFICIT)
Common and Preferred Stock
On November 19, 2020, upon emergence from Chapter 11 bankruptcy, all existing shares of Predecessor common stock were cancelled, and the Successor Company issued approximately 13.7 million shares of Class A common stock and 0.3 million shares of Class B common stock. On February 16, 2022, all issued and outstanding shares of Class B common stock were converted to Class A common stock.
On November 19, 2020, upon emergence from Chapter 11 bankruptcy, the Successor Company filed an Amended and Restated Certificate of Incorporation with the Delaware Secretary of State. Pursuant to the Certificate of Incorporation, the authorized capital stock of FTSI consists of 49,000,000 shares of New Class A Common Stock and 1,000,000 shares of New Class B Common Stock and 5,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”). The New Class B Common Stock is identical to the New Class A Common Stock, except that such New Class B Common Stock shall not be listed for trading on any national securities exchange or NASDAQ, nor shall it be listed over-the-counter.
Upon the written request of a holder of New Class B Common Stock, and in compliance with the provisions of the Certification of Incorporation, the shares of New Class B Common Stock shall be exchangeable into the same number of shares of New Class A Common Stock.
Shares of Preferred Stock may be issued in one or more classes or series from time to time, with each such class or series to consist of such number of shares and to have such designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series as shall be stated in the resolution or resolutions providing for the issuance of such class or series adopted by the Board.
2020 Reverse Stock Split
In May 2020, the Predecessor Company’s board of directors (our “Board”) approved a reverse stock split of the Company’s issued and outstanding common stock on a one for twenty basis. The par value of the Predecessor Company’s common stock and the number of shares authorized for issuance remained unchanged as a result of the reverse stock split. All common shares and stock awards presented in the consolidated financial statements have been retrospectively adjusted for the reverse stock split. In addition, the Predecessor Company transferred the listing of the Company’s common stock from the New York Stock Exchange (the “NYSE”) to the NYSE American.

Share repurchase program
In May 2019, the Predecessor Company’s board of directors approved an authorization for a total share repurchase of up to $100 million of the Predecessor Company’s common stock to be executed through open market or private transactions. The authorization expired on May 14, 2020. In 2019 we repurchased approximately 3.0 million shares of common stock at an average price of $3.34 per share for a total of $9.9 million.
NOTE 10—STOCK-BASED COMPENSATION
Predecessor 2018 Equity and Incentive Compensation Plan
Our board of directors and stockholders adopted the 2018 Equity and Incentive Compensation Plan (“2018 Plan”) to attract and retain officers, employees, directors, consultants and other key personnel and to provide those persons incentives and awards for performance. The 2018 Plan originally allocated 2.8 million shares of common stock in the form of incentive stock options, non-qualified
stock options, restricted stock, restricted stock units (“RSUs”), stock appreciation rights, or other stock-based awards. In 2019 our board of directors and stockholders amended and restated the 2018 Plan to increase the number of shares available for issuance by 3.6 million shares. Any shares that become available as a result of forfeiture, cancelation, expiration or cash settlement of an award are allowed to be granted again at a future date under the 2018 Plan. This plan originally was set to expire on February 1, 2028, but was terminated upon emergence from bankruptcy on November 19, 2020.
RSUs are generally valued at the market price of a share of our common stock on the date of grant. Awards granted to employees generally vest over a three or four-year period from the date of grant and are expensed on a straight-line basis over that period, which is considered to be the requisite service period.
Stock-based compensation expense for the Predecessor Company from January 1 through November 19, 2020 for these RSUs was $10.9 million and was $15.4 million in 2019. There were no shares granted in 2020. The weighted-average grant-date fair value per share of RSUs granted was $51.22 in 2019. The fair value of RSUs vested was $36.3 million and $15.8 million in 2020 and 2019, respectively. At November 19, 2020, there was zero total unrecognized compensation cost related to unvested RSUs.
The total income tax benefit (expense) for all stock-based compensation was $(0.1) million and $1.2 million in 2020 and 2019 respectively; however, such benefit (expense) was substantially offset by the valuation allowance against our deferred tax assets.
Successor 2020 Equity and Incentive Compensation Plan
As part of the Plan, the Successor Company adopted the 2020 Equity and Incentive Compensation Plan (“2020 Plan”) to attract and retain officers, employees, directors, consultants and other key personnel and to provide those persons incentives and awards for performance. The 2020 Plan originally allocated 2,160 thousand shares of common stock in the form of incentive stock options, non-qualified
stock options, restricted stock, restricted stock units (“RSUs”), stock appreciation rights, or other stock-based awards. As of December 31, 2021, up to approximately 1,273 thousand shares were available for future grants under this plan.

Restricted Stock Units:
RSUs are valued at the market price of our common stock on the date of grant. Awards granted vest over a four-year period from the date of grant. The following table summarizes the 2021 transactions related to the RSUs granted under the Successor Company’s 2020 Plan.

	Number of Units (In thousands)	Weighted- Average Grant-Date Fair Value
Unvested balance at January 1, 2021	540	$14.11
Granted	29	22.18
Vested	(118)	14.11
Forfeited	(68)	14.11

Unvested balance at December 31, 2021	383	$14.72

Stock-based compensation expense for the Successor Company for 2021 was $1.9 million and from November 20 through December 31, 2020, was $0.2 million. The weighted-average grant-date fair value per share of RSUs granted was $22.18 in 2021. The fair value of RSUs vested was $14.11 in 2021. The fair value of RSUs forfeited was $14.11 in 2021. At December 31, 2021, there was $5.1 million of total unrecognized compensation cost related to unvested RSUs, which is expected to be recognized over a weighted average period of 2.9 years.
The total income tax benefit for all stock-based compensation was $0.5 million and $0.1 million in 2021 and 2020; respectively; however, such benefit was substantially offset by the valuation allowance against our deferred tax assets.
Performance-based Restricted Stock Unit:.
The following table summarizes the 2021 transactions related to the performance-based RSUs granted under the Successor Company’s 2020 Plan.

	Number of Units (In thousands)	Weighted- Average Grant-Date Fair Value
Unvested balance at January 1, 2021	270	$10.91
Granted	6	23.45
Vested	(120)	11.86
Forfeited	(33)	10.91

Unvested balance at December 31, 2021	123	$10.62

Stock-based compensation expense for the Successor Company for 2021 was $1.7 and from November 20 through December 31, 2020, was $0.1 million. The weighted-average grant-date fair value per share of performance-based RSUs granted was $23.45 in 2021. The fair value of performance based RSUs vested was $11.86 in 2021. The fair value of performance based RSUs forfeited was $10.91 in 2021. At December 31, 2021, there was $1.0 million of total unrecognized compensation cost related to unvested performance based RSUs, which is expected to be recognized over a weighted average period of 3.0 years.

The fair value of the performance-based RSUs granted in 2021 was determined using a Monte Carlo simulation method. Assumptions used in calculating the fair value of the performance-based RSUs granted during the year are summarized below:

Valuation assumptions:	2021 Performance- based RSU’s Granted
Expected dividend yield	0%
Expected equity volatility, including peers	61.76%
Expected term (years)	7 years
Risk-free interest rate	1.37%

Non-qualified
stock options:
Stock options granted in 2020 have a four-year vesting period. As the stock options vest, the awards can be exercised up to the expiration date of the options, which is the date of the ten year anniversary from the grant date. The following table summarizes the 2021 transactions related to the stock options granted under the Successor Company’s 2020 Plan.

	Number of Units (In thousands)	Weighted- Average Grant-Date Fair Value
Unvested balance at January 1, 2021	270	$7.85
Granted	—	—
Vested	(59)	7.85
Forfeited	(34)	7.85

Unvested balance at December 31, 2021	177	$7.85

Stock-based compensation expense for the Successor Company for 2021 was $0.5 million and from November 20 through December 31, 2020, was $0.1 million. There were no options granted or exercised in 2021. The fair value of options vested was $7.85 in 2021. The fair value of options forfeited was $7.85 in 2021. At December 31, 2021, there was $1.3 million of total unrecognized compensation cost related to unvested options, which is expected to be recognized over a weighted average period of 2.9 years.
The fair value of the stock options is determined by applying the Black-Scholes model. There were no stock options granted during the year.
NOTE 11—RETIREMENT PLAN
We offer a 401(k) defined contribution retirement plan (“401(k) Plan”), which allows a participant to defer, by payroll deductions, from 0% to 100% of the participant’s annual compensation, limited to certain annual maximums set by the Internal Revenue Code. The 401(k) Plan has historically provided a discretionary matching contribution to each participant’s account. Company matching contributions to the 401(k) Plan are made in cash and were $2.5 million in 2019. The Company suspended matching contributions in January 2020. As a result, there were zero company matching contributions to the 401(k) Plan in 2021 and in the Predecessor and Successor periods of 2020.

NOTE 12—IMPAIRMENTS AND OTHER CHARGES
The following table summarizes our impairments and other charges:

	Successor		Predecessor
	Year Ended December 31,	Period from November 20, through December 31,	Period from January 1, through November 19,	Year Ended December 31,
(In millions)	2021	2020	2020	2019
Supply commitment charges	$—	$—	$9.1	$58.5
Impairment of assets	—	—	—	9.7
Inventory write-down	—	—	5.1	6.4
Transaction costs	4.3	—	18.5	—
Employee severance costs	—	—	1.0	—
Loss on contract termination	0.2	0.3	0.4	—

Total impairments and other charges	$4.5	$0.3	$34.1	$74.6

Transaction Costs
In 2021 the Successor Company we incurred $4.3 million of costs related to strategic initiatives including our agreement and plan of merger to be acquired by ProFrac Holdings, LLC. From January 1 through November 19, 2020, in preparation for, and prior to filing our Chapter 11 Cases, the Predecessor Company incurred and paid $7.0 million in legal and professional fees and $11.5 million to certain holders of our Term Loan Agreement and Secured Notes pursuant to the Restructuring Support Agreement.
Loss on Contract Termination
In the first quarter of 2021 (Successor), we terminated a portion of our operating lease for certain buildings and recorded a net gain of $0.3 million. In the fourth quarter of 2021 (Successor) we incurred costs of $0.5 million related to end of lease repair costs. In the third quarter of 2020 (Predecessor), we terminated our operating leases for containerized proppant delivery and a sand supply contract and recorded a net loss of $0.3. In the fourth quarter of 2020 (Predecessor), we terminated a portion of our operating lease for certain buildings and recorded a net gain of $0.4 million
Supply Commitment Charges
The Predecessor Company incurred supply commitment charges when our purchases of sand from certain suppliers are less than the minimum purchase commitments in our supply contracts. According to the accounting guidance for firm purchase commitments, future losses that are considered likely are also required to be recorded in the current period.
The Predecessor Company recorded aggregate charges under these supply contracts of $9.1 million from January 1 through November 19, 2020, and $58.5 million in 2019. These charges relate to actual purchase shortfalls incurred, as well as forecasted losses expected to be incurred and settled in future periods. These purchase shortfalls are largely due to our customers choosing to procure their own sand, often from sand mines closer to their operating areas.
In May 2019, the Predecessor Company restructured and amended our largest sand supply contract to reduce the total remaining commitment. In connection with this amendment, we recorded a supply commitment charge of $55.0 million in the first quarter of 2019 to accelerate expected purchase shortfalls. The remaining amount of the 2019 charges represent revised estimates of our purchase shortfalls under this contract for 2019.

The Company terminated all sand supply contracts upon emergence from bankruptcy. Any amounts due as outlined in the Plan were paid upon emergence and the Company does not expect any future commitment related to these Predecessor contracts.
Fleet Capacity Reduction
In the fourth quarter of 2019, the Predecessor Company disposed of certain idle equipment where we believed there was no expectation of future use. The equipment we selected for disposal was comprised primarily of hydraulic fracturing pumps that were substantially depreciated. Certain hydraulic fracturing components, such as engines and transmissions that we believe to have remaining useful lives, will be removed prior to disposing of the equipment and used in our maintenance and repair activities for our remaining fleets. These disposals reduced our capacity of equipment from 34 total fleets to 28 total fleets. The amount of proceeds we received from these disposals was not significant. We recorded an asset impairment of $4.2 million in the third quarter of 2019 in connection with these disposals.
Discontinued Wireline Operations
In May 2019, the Predecessor Company discontinued our wireline operations due to financial underperformance resulting from market conditions. As a result of this decision, we recorded an asset impairment of $2.8 million and an inventory write-down of $1.4 million in the first quarter of 2019 to adjust these assets to their estimated fair market values and net realizable values, respectively. We sold substantially all of these assets in 2019 and received net proceeds of approximately $3.7 million.
Inventory Write-downs
In the first nine months of 2020 (Predecessor) and in 2019, we recorded $5.1 million and $5.0 million of inventory write-downs to reduce excess, obsolete and slow-moving inventory to its estimated net realizable value.
Other Impairments
In the second quarter of 2019, the Predecessor Company recorded $2.7 million of impairments for certain land and buildings that we no longer use. We are closely monitoring current industry conditions and future expectations. If industry conditions decline, we may be subject to impairments of long-lived assets or intangible assets in future periods.
Employee Severance Cost
In the first nine months of 2020 (Predecessor), we incurred employee severance costs of $1.0 million in connection with our cost reduction measures to mitigate losses from the decline in customer activity levels due to the low commodity price environment.
NOTE 13—ASSET DISPOSAL
In the third quarter of 2021 (Successor), we received $3.1 million of proceeds and recognized a $1.6 million loss on the sale of various assets; the majority of which is from the sale of our Shreveport facility and related assets.

NOTE 14—INCOME TAXES
The following table summarizes the components of income tax expense (benefit):

	Successor		Predecessor
	Year Ended December 31,	Period from November 20, through December 31,	Period from January 1, through November 19,	Year Ended December 31,
(In millions)	2021	2020	2020	2019
Current:
Federal	$—	$—	$—	$—
State	—	.	0.2	0.5
Foreign	—	—	—	0.9

Total current	—	—	0.2	1.4
Total deferred	—	—	—	—

Income tax expense	$—	$—	$0.2	$1.4

Actual income tax expense differed from the amount computed by applying the statutory federal income tax rate to (loss) before income taxes as follows:

	Successor		Predecessor
	Year Ended December 31,	Period from November 20, through December 31,	Period from January 1, through November 19,	Year Ended December 31,
(In millions)	2021	2020	2020	2019
Loss before income taxes	$(21.2)	$(13.4)	$(24.2)	$(71.5)
Statutory federal income tax rate	21.0%	21.0%	21.0%	21.0%

Federal income tax benefit at statutory rate	(4.5)	(2.8)	(5.1)	(15.0)
State income tax benefit, net of federal effect	(0.2)	(0.2)	(1.6)	(0.1)
Effect of changes in income apportionment amongst states	(1.4)	—	(3.6)	12.0
Stock-based compensation	0.4	—	7.4	2.1
Reorganization adjustments	(541.2)	0.3	577.1	—
Expired state net operating losses	0.3	—	—	—
Other items, net	0.2	0.1	1.0	1.7
Change in valuation allowance	546.4	2.6	(575.0)	0.7

Income tax expense	$—	$—	$0.2	$1.4

Effective tax rate	—%	—%	(0.8)%	(2.0)%

Due to the mobile nature of our operations, the apportionment of annual income that we earn in a state can change as the operations of our business adjust to market conditions. States have different income tax rates and therefore the weighted-average state tax rate that we apply to our taxable and deductible temporary differences and net operating loss carryforwards can also change over time. The resulting effects of state apportionment on our deferred tax assets and deferred tax liabilities are recognized to reflect the future impact of these changes and affects our overall effective tax rate; however, these changes are currently offset by corresponding changes in our valuation allowance.
In March 2020, the President of the United States signed into law the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The CARES Act includes several U.S. income tax provisions related to, among other things, net operating loss carrybacks, alternative minimum tax credits, modifications to the net interest deduction limitations, and technical amendments regarding the income tax depreciation of qualified improvement property placed in service after December 31, 2017. The CARES Act did not have a material impact on the Company’s financial results.
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

(In millions)	December 31, 2021	December 31, 2020
Deferred tax assets:
Goodwill and intangible assets	$184.1	$19.5
Federal net operating loss carryforwards	403.8	65.6
State net operating loss carryforwards, net of federal benefit	43.7	2.6
Property, plant, and equipment	7.4	—
Interest carryforward	—	9.6
Accrued liabilities	1.6	0.8
Operating lease liability	0.7	1.4
Stock-based compensation	0.2	0.1
Other	4.7	0.8

Gross deferred tax assets	646.2	100.4
Valuation allowance	(645.7)	(99.3)

Total deferred tax assets	0.5	1.1

Deferred tax liabilities:
Property, plant, and equipment	—	0.1
Operating lease right-of-use assets	0.5	1.0

Total deferred tax liabilities	0.5	1.1

Net deferred tax asset	$—	$—

Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the three-year period ended December 31, 2021. Such objective evidence limits the ability to consider other subjective evidence, such as our projections for future growth. The amount of the deferred tax assets considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight is given to subjective evidence such as our projections for growth.
On August 22, 2020, we entered into a restructuring support agreement with certain of our note holders and lenders (collectively the “consenting creditors”). The restructuring support agreement included a cash premium payable to the consenting creditors. The payment of the cash premium resulted in a significant modification of the notes and term loan for tax purposes. Under the Internal Revenue Code (IRC), the significant modification resulted in cancellation of debt (COD) income, part of which is excluded from taxable income under IRC Section 108. However, the excluded COD reduces the Company’s tax attributes, including its NOL.
Upon emergence from bankruptcy, the Company experienced an “ownership change” as defined by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). Under Section 382 of the Code, the Company’s net operating loss carryforwards and other tax attributes (collectively, the “Tax Benefits”) are potentially subject to various limitations going forward. For the period ending December 31, 2020, the Company had not determined whether it would utilize Section 382(l)(5) of the Code, accordingly, the limitation was previously determined under Section 382(l)(6) of the Code. If the Company qualifies for Section 382(l)(5) of the Code, the use of Tax Benefits would not be limited as a result of the ownership change occurring on the bankruptcy emergence. After additional consideration and review, the Company concluded it qualifies for and would utilize Section 382(l)(5) of the Code and filed its 2020 tax return accordingly. The determination to utilize IRC Section 382(l)(5) was made in October 2021 and relied on improving market conditions, increased levels of profitability, and probability of potential scenarios that were not present or changed subsequent to our 2020 year-end
financial statements. Consequently, at year ended December 31, 2021, we reinstated the federal and state NOLs and built-in-losses
that were reduced at year ended December 31, 2020, offset by a corresponding change in our valuation allowance.
The benefit of utilizing IRC Section 382(l)(5) is tempered by rules that potentially reduce the utility of Section 382(l)(5). If a second ownership change occurs within two years of an ownership change that qualifies under Section 382(l)(5), the Section 382 limitation with respect to the second ownership change is zero. If a second ownership change occurs prior to November 19, 2022, the NOL balance as of this date would be subject to a zero limitation and any built-in
losses recognized within 60 months of the second ownership change would also be limited to zero.
At December 31, 2021, our gross federal net operating loss carryforwards were approximately $1,923.1 million, of which $1,489.5 million will expire on various dates between 2032 and 2036 with the remaining losses carried forward indefinitely. Our gross state net operating loss carryforwards were approximately $698.5 million, of which $633.1 million will expire at various dates between 2022-2041 with the remaining carried forward indefinitely
At December 31, 2021 and 2020, we had no material liability for uncertain tax positions. We recognize interest and penalties related to UTBs on the income tax expense line in the accompanying consolidated statement of operations. FTS International, Inc. and its U.S. subsidiaries join in the filing of a U.S. federal consolidated income tax return. Our income tax returns are currently subject to examination in federal and state jurisdictions primarily for tax years from 2017 through 2020.
If the proposed acquisition by ProFrac is approved by shareholders on March 3, 2022, this will qualify as a second ownership change within two years of the ownership change that qualified under Section 382(l)(5). The NOLs presented in the Net Deferred Tax Asset table above will have no value and the Goodwill and Intangible deferred tax assets will be severely reduced. This may negatively affect our results of operations for future periods by requiring us to pay U.S. federal and state income taxes that we would not have been required to pay had the NOL carryforwards and intangible deductions existing at the second ownership change been available to us.
NOTE 15—COMMITMENTS AND CONTINGENCIES
Purchase Obligations
At December 31, 2021, the Successor Company’s future minimum purchase commitments is summarized below:

(In millions)	2022	2023	2024	2025	2026	Thereafter
Other purchase obligations	0.3	0.3	0.1	—	—	—

Total purchase obligations	$0.3	$0.3	$0.1	$—	$—	$—

Litigation
In the ordinary course of business, we are subject to various legal proceedings and claims, some of which may not be covered by insurance. Some of these legal proceedings and claims are in early stages, and many of them seek an indeterminate amount of damages. We estimate and provide for potential losses that may arise out of legal proceedings and claims to the extent that such losses are probable and can be reasonably estimated. Significant judgment is required in making these estimates and our final liabilities may ultimately be materially different from these estimates. When preparing our estimates, we consider, among other factors, the progress of each legal proceeding and claim, our experience and the experience of others in similar legal proceedings and claims, and the opinions and views of legal counsel. Legal costs related to litigation contingencies are expensed as incurred.
With respect to the litigation matter below, if there is an adverse outcome individually or collectively, there could be a material adverse effect on the Company’s consolidated financial position or results of operations. Litigation matters are subject to inherent uncertainties and management’s view of these matters may change in the future. Therefore, there can be no assurance as to the ultimate outcome of litigation matters. Regardless of the outcome, any such litigation and claims can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources and other factors.
Patterson v. FTS International Manufacturing, LLC and FTS International Services, LLC
: On June 24, 2015, Joshua Patterson filed a lawsuit against the Company in the 115th Judicial District Court of Upshur County, Texas, alleging, among other things, that the Company was negligent with respect to an automobile accident in 2013. Mr. Patterson sought monetary relief of more than $1 million. On July 19, 2018, a jury returned a verdict of approximately $100 million, including punitive damages, against the Company. The trial court reduced the judgment on November 12, 2018, to approximately $33 million. The Company’s insurance carriers appealed and the Twelfth Court of Appeals reversed the verdict in its entirety on August 26, 2020, remanding the case for a new trial. The Company’s insurance carriers are currently appealing one of the appellate findings with the Texas Supreme Court. No new trial date has been set. While the outcome of this case is uncertain, the Company has met its insurance deductible for this matter and we do not expect the ultimate resolution of this case to have a material adverse effect on our consolidated financial statements.
We believe that costs associated with other legal matters will not have a material adverse effect on our consolidated financial statements.

NOTE 16—EARNINGS (LOSS) PER SHARE
The numerators and denominators of the basic and diluted earnings (loss) per share (“EPS”) computations for our common stock are calculated as follows:

	Successor		Predecessor
	Year Ended December 31,	Period from November 20, through December 31,	Period from January 1, through November 19,	Year Ended December 31,
(In millions, except per share amounts)	2021	2020	2020	2019

Numerator:
Net loss	$(21.2)	$(13.4)	$(24.4)	$(72.9)
Net loss attributable to common stockholders used for basic and diluted EPS computation	$(21.2)	$(13.4)	$(24.4)	$(72.9)

Denominator:
Weighted average shares used for basic EPS computation (1)	14,036	13,990	5,377	5,440

Effect of dilutive securities:
Restricted stock units (2)	—	—	—	—

Dilutive potential common shares	—	—	—	—

Number of shares used for diluted EPS computation (in thousands)	14,036	13,990	5,377	5,440

Basic and diluted EPS	$(1.51)	$(0.96)	$(4.54)	$(13.40)

(1)	The weighted average shares outstanding has been adjusted to give effect the 20 : 1 reverse stock split in May 2020.
(2)	The dilutive effect of employee restricted stock units granted under our 2018 LTIP and 2020 LTIP was either immaterial or antidilutive for 2021, 2020 and 2019.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors
U.S. Well Services, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of U.S. Well Services, Inc. and subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2012.
Houston, Texas
March 30, 2022

U.S. WELL SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$6,384	$3,693
Restricted cash	2,736	1,569
Accounts receivable (net of allowance for doubtful accounts of $0 and $12,000 as of December 31, 2021 and 2020, respectively)	25,743	44,393
Inventory, net	6,351	7,965
Assets held for sale	2,043	—
Prepaids and other current assets	18,748	10,707

Total current assets	62,005	68,327

Property and equipment, net	162,664	235,332
Intangible assets, net	12,500	13,466
Goodwill	4,971	4,971
Other assets	1,417	1,127

TOTAL ASSETS	$243,557	$323,223

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$29,180	$36,362
Accrued expenses and other current liabilities	16,842	14,781
Notes payable	2,320	998
Current portion of long-term debt	5,000	10,000
Current portion of equipment financing	3,412	3,519
Current portion of capital lease obligations	1,092	54

Total current liabilities	57,846	65,714

Warrant liabilities	3,557	1,619
Convertible senior notes	105,769	—
Long-term debt	167,507	274,555
Long-term equipment financing	5,128	9,347
Long-term capital lease obligations	2,112	—
Other long-term liabilities	6,875	3,539

Total liabilities	348,794	354,774

Commitments and contingencies (NOTE 12)
Mezzanine equity:
Series A Redeemable Convertible Preferred Stock, par value $0.0001 per share; 55,000 shares authorized; 19,610 shares and 50,000 shares issued and outstanding as of December 31, 2021 and 2020, respectively; aggregate liquidation preference of $27,274 and $60,418 as of December 31, 2021 and 2020, respectively	23,866	50,975
Series B Redeemable Convertible Preferred Stock, par value $0.0001 per share; 22,050 shares authorized; 0 shares and 22,050 shares issued and outstanding as of December 31, 2021 and 2020, respectively; aggregate liquidation preference of $0 and $24,100 as of December 31, 2021 and 2020, respectively	—	22,686
Stockholders’ deficit:
Class A Common Stock, par value of $0.0001 per share; 400,000,000 shares authorized; 53,148,952 shares and 20,718,659 shares issued and outstanding as of December 31, 2021 and 2020, respectively (1)	5	2
Class B Common Stock, par value of $0.0001 per share; 20,000,000 shares authorized; 0 shares and 2,302,936 shares issued and outstanding as of December 31, 2021 and 2020, respectively	—	—
Additional paid in capital (1)	263,928	217,217
Accumulated deficit	(393,036)	(322,431)

Total Stockholders’ deficit	(129,103)	(105,212)

TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT	$243,557	$323,223

(1)	Prior periods have been adjusted to reflect the 1-for-3.5 reverse stock split on September 30, 2021. See Note 2, Reverse Stock Split, for details.
The accompanying notes are an integral part of these consolidated financial statements.

U.S. WELL SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Year Ended December 31,
	2021	2020
Revenue	$250,463	$244,007
Costs and expenses:
Cost of services (excluding depreciation and amortization)	221,364	187,803
Depreciation and amortization	35,444	80,353
Selling, general and administrative expenses	32,578	43,632
Impairment of long-lived assets	—	147,543
Litigation settlement	35,000	—
(Gain) loss on disposal of assets	(21,896)	7,112

Loss from operations	(52,027)	(222,436)
Interest expense, net	(33,370)	(25,226)
Change in fair value of warrant liabilities	(2,152)	6,342
Patent license sales	22,500	—
Loss on extinguishment of debt, net	(6,142)	—
Other income	515	108

Loss before income taxes	(70,676)	(241,212)
Income tax benefit	(27)	(824)

Net loss	(70,649)	(240,388)
Net loss attributable to noncontrolling interest	(44)	(11,048)

Net loss attributable to U.S. Well Services, Inc.	(70,605)	(229,340)
Dividends accrued on Series A preferred stock	(5,857)	(7,214)
Dividends accrued on Series B preferred stock	(4,591)	(2,049)
Deemed and imputed dividends on Series A preferred stock	(750)	(13,022)
Deemed dividends on Series B preferred stock	(7,178)	(564)
Exchange of Series A preferred stock for convertible senior notes	8,936	—

Net loss attributable to U.S. Well Services, Inc. common stockholders	$(80,045)	$(252,189)

Loss per common share (See Note 15):
Basic and diluted (1)	$(2.44)	$(13.32)
Weighted average common shares outstanding:
Basic and diluted (1)	32,394	18,512

(1)	Prior periods have been adjusted to reflect the 1-for-3.5 reverse stock split on September 30, 2021. See Note 2, Reverse Stock Split, for details.
The accompanying notes are an integral part of these consolidated financial statements.

U.S. WELL SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(70,649)	$(240,388)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	35,444	80,353
Change in fair value of warrant liabilities	2,152	(6,342)
Impairment of long-lived assets	—	147,543
Provision for losses on accounts receivable	9	12,031
Provision for losses on inventory obsolescence	2,461	620
(Gain) loss on disposal of assets	(21,896)	7,112
Convertible senior notes converted into sales of patent licenses	(22,500)	—
Amortization of debt discount, premium and issuance costs	6,401	4,896
Paid-in-kind interest on convertible senior notes	9,686	—
Loss on extinguishment of debt, net	6,142	—
Share-based compensation expense	11,694	10,056
Changes in assets and liabilities:
Accounts receivable	18,642	23,118
Inventory	(847)	468
Prepaids and other current assets	(6,063)	6,288
Accounts payable	888	(23,999)
Accrued liabilities	(4,387)	(6,208)
Accrued interest	13,546	(6,932)

Net cash provided by (used in) operating activities	(19,277)	8,616

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(57,724)	(55,943)
Proceeds from sale of property and equipment and insurance proceeds from damaged property and equipment	113,880	20,944

Net cash provided by (used in) investing activities	56,156	(34,999)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	32,160	68,957
Repayments of revolving credit facility	(41,700)	(85,497)
Proceeds from issuance of long-term debt	3,004	31,996
Repayments of long-term debt	(125,506)	(3,750)
Payment of fees related to debt extinguishment	(2,025)	—
Proceeds from issuance of convertible senior notes	97,500	—
Proceeds from issuance of notes payable	10,699	1,121
Repayments of notes payable	(9,377)	(7,507)
Repayments of amounts under equipment financing	(4,327)	(3,199)
Principal payments under capital lease obligations	(620)	(10,474)
Proceeds from issuance of preferred stock and warrants, net	—	19,596
Proceeds from issuance of common stock, net	14,667	400
Deferred financing costs	(7,496)	(21,402)

Net cash used in financing activities	(33,021)	(9,759)

Net increase (decrease) in cash and cash equivalents and restricted cash	3,858	(36,142)
Cash and cash equivalents and restricted cash, beginning of period	5,262	41,404

Cash and cash equivalents and restricted cash, end of period	$9,120	$5,262

The accompanying notes are an integral part of these consolidated financial statements.

U.S. WELL SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(in thousands)

	Year Ended December 31,
	2021	2020
Supplemental cash flow disclosure:
Interest paid	$2,423	$26,287
Income tax (refunds received) paid	(810)	144
Non-cash investing and financing activities:
Issuance of Class A common stock to senior secured term loan lenders	—	1,438
Issuance of Series B preferred stock to senior secured term loan lenders	—	1,050
Conversion of Series A preferred stock to Class A common stock	—	4,852
Exchange of Series A preferred stock for convertible senior notes	24,780	—
Conversion of Series B preferred stock to Class A common stock	27,277	—
Deemed and imputed dividends on Series A preferred stock	750	13,022
Accrued Series A preferred stock dividends	5,857	7,214
Accrued Series B preferred stock dividends	4,591	2,049
Changes in accrued and unpaid capital expenditures	8,070	9,818
Assets under capital lease obligations	3,595	229
The accompanying notes are an integral part of these consolidated financial statements.

U.S. WELL SERVICES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(in thousands, except share amounts)

	Class A Common Stock (1)		Class B Common Stock		Additional Paid in Capital (1)	Accumulated Deficit	Noncontrolling Interest	Total Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at December 31, 2019	17,959,321	$2	5,500,692	$1	$225,385	$(93,091)	$10,633	$142,930
Class A common stock issuance	1,806,251	—	—	—	1,817	—	—	1,817
Reclassification of warrant liability upon forfeiture	—	—	—	—	203	—	—	203
Conversion of Class B common stock to Class A common stock	913,645	—	(3,197,756)	(1)	1	—	—	—
Conversion of Series A preferred stock to Class A common stock	250,414	—	—	—	4,852	—	—	4,852
Share-based compensation	—	—	—	—	7,314	—	415	7,729
Tax withholding related to vesting of share-based compensation	(44,073)	—	—	—	(70)	—	—	(70)
Restricted stock forfeitures	(166,899)	—	—	—	—	—	—	—
Deemed and imputed dividends on Series A preferred stock	—	—	—	—	(13,022)	—	—	(13,022)
Accrued Series A preferred stock dividends	—	—	—	—	(7,214)	—	—	(7,214)
Accrued Series B preferred stock dividends	—	—	—	—	(2,049)	—	—	(2,049)
Net loss	—	—	—	—	—	(229,340)	(11,048)	(240,388)

Balance at December 31, 2020	20,718,659	$2	2,302,936	$—	$217,217	$(322,431)	$—	$(105,212)

Class A common stock issuance	5,091,800	1	—	—	14,347	—	—	14,348
Class A common stock issuance for reverse stock split round up	24,218	—	—	—	—	—	—	—
Reclassification of warrant liability upon forfeiture	—	—	—	—	232	—	—	232
Conversion of Class B common stock to Class A common stock	657,982	—	(2,302,936)	—	—	—	—	—
Conversion of Series B preferred stock to Class A common stock	26,615,215	2	—	—	27,275	—	—	27,277
Exchange of Series A preferred stock for convertible senior notes	—	—	—	—	8,936	—	—	8,936
Share-based compensation	—	—	—	—	7,269	—	44	7,313
Restricted stock grants	88,025	—	—	—	—	—	—	—
Tax withholding related to vesting of share-based compensation	(36,352)	—	—	—	(150)	—	—	(150)
Restricted stock forfeitures	(10,595)	—	—	—	—	—	—	—
Deemed and imputed dividends on Series A preferred stock	—	—	—	—	(750)	—	—	(750)
Accrued Series A preferred stock dividends	—	—	—	—	(5,857)	—	—	(5,857)
Accrued Series B preferred stock dividends	—	—	—	—	(4,591)	—	—	(4,591)
Net loss	—	—	—	—	—	(70,605)	(44)	(70,649)

Balance at December 31, 2021	53,148,952	$5	—	$—	$263,928	$(393,036)	$—	$(129,103)

(1)	Prior periods have been adjusted to reflect the 1-for-3.5 reverse stock split on September 30, 2021. See Note 2, Reverse Stock Split, for details.
The accompanying notes are an integral part of these consolidated financial statements.

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)
NOTE 1—DESCRIPTION OF BUSINESS
U.S. Well Services, Inc. (the “Company,” “we,” “us” or “our”), f/k/a Matlin & Partners Acquisition Corp, is a Houston, Texas-based technology-focused oilfield service company focused on electric powered pressure pumping services for oil and natural gas exploration and production (“E&P”) companies in the United States. The process of pressure pumping involves pumping a pressurized stream of fluid—typically a mixture of water, chemicals, and proppant—into a well casing or tubing to cause the underground mineral formation to fracture or crack. Fractures release trapped hydrocarbon particles and provide a conductive channel for the oil or natural gas to flow freely to the wellbore for collection. The propping agent or proppant becomes lodged in the cracks created by the stimulation process, “propping” them open to facilitate the flow of hydrocarbons from the reservoir to the well.
The Company’s fleets consist mostly of
all-electric,
mobile pressure pumping equipment and other auxiliary heavy equipment to perform stimulation services. The Company’s Clean Fleet
®
electric fleets replace the traditional engines, transmissions, and radiators used in conventional diesel fleets with electric motors powered by electricity generated by natural gas-fueled
turbine generators. The Company utilizes high-pressure hydraulic fracturing pumps mounted on trailers and refers to the group of pump trailers and other equipment necessary to perform a typical job as a “fleet” and the personnel assigned to each fleet as a “crew”. In May 2021, the Company announced its commitment to becoming an all-electric
pressure pumping services provider and since then it has sold most of its legacy, diesel-powered pressure pumping equipment. We have retained some of our legacy, diesel-powered pressure pumping equipment for use during our transition to support our electric fleets and bridge the time gap between our customers’ current service needs and the deployment of our newbuild Nyx Clean Fleets
®
. Upon delivery, our Nyx Clean Fleets
®
are intended to replace any conventional fleet in operation.
NOTE 2—SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).
Our operations are organized into a single business segment, which consists of pressure pumping services, and we have one reportable geographical business segment, the United States.
Reverse Stock Split
At the annual meeting of the Company’s stockholders held on May 14, 2021, the Company’s stockholders approved a proposal to amend the Company’s certificate of incorporation to effect a reverse stock split at a ratio to be determined by the Company’s Board of Directors within a specified range. On September 30, 2021, the Company effected a
1-for-3.5
reverse split of its Class A common stock. All owners of record as of September 30, 2021 received one issued and outstanding share of the Company’s Class A common stock in exchange for three and one half outstanding shares of the Company’s Class A common stock. No fractional shares of Class A common stock were issued as a result of the reverse stock split. Any fractional shares in connection with the reverse stock split were rounded up to the nearest whole share and no stockholders received cash in lieu of fractional shares. The reverse stock split had no impact on the number of shares of Class A common stock the Company is authorized to issue pursuant to its certificate of incorporation or on the par value per share of the Class A common stock. Proportional adjustments were made to the number of shares of Class A common stock issuable upon exercise or conversion of the Company’s equity awards, convertible preferred stock and warrants,

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

as well as the applicable exercise price. All share and per share information included in this Annual Report on Form
10-K
has been retroactively adjusted to reflect the impact of the reverse stock split.
Principles of Consolidation
The consolidated financial statements comprise the financial statements of the Company and its wholly owned subsidiaries. Subsidiaries are fully consolidated from the date of acquisition, being the date on which the Company obtains control, and continue to be consolidated until the date when such control ceases. The financial statements of the subsidiaries are prepared for the same reporting period as the Company. All significant intercompany balances and transactions are eliminated upon consolidation.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. We regularly evaluate estimates and judgments based on historical experience and other relevant facts and circumstances. Significant estimates included in these financial statements primarily relate to allowance for doubtful accounts, allowance for inventory obsolescence, estimated useful lives and valuation of long-lived assets, impairment assessments of goodwill and other long-lived assets, estimates of fair value of warrant liabilities, term loan, and convertible senior notes, and the valuation of share-based compensation and certain equity instruments. Actual results could differ from those estimates.
Cash and Cash Equivalents
Cash equivalents are highly liquid investments with an original maturity at the date of acquisition of three months or less. Cash and cash equivalents consist of cash on deposit with domestic banks and, at times, may exceed federally insured limits.
Restricted Cash
Cash and cash equivalents that are restricted as to withdrawal or use under the terms of certain contractual agreements, or are reserved for a specific purpose, and not readily available for immediate or general use are recorded in restricted cash in our consolidated balance sheets. As of December 31, 2021, restricted cash consisted of $729 transferred into a trust account to support our workers’ compensation obligations and $2,007 for use in prepayment of the Senior Secured Term Loan. As of December 31, 2020, restricted cash consisted of $513 transferred into a trust account to support our workers’ compensation obligations and $1,056 for use in approved capital expenditures.
The following table provides a reconciliation of the amount of cash and cash equivalents and restricted cash reported on the consolidated balance sheets that sum to the total of the same amounts shown on the consolidated statements of cash flows:

	December 31,
	2021	2020
Cash and cash equivalents	$6,384	$3,693

Restricted cash	2,736	1,569

Cash and cash equivalents and restricted cash	$9,120	$5,262

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

Accounts Receivable
Accounts receivable are recorded at their outstanding balances adjusted for an allowance for doubtful accounts. The allowance for doubtful accounts is determined by analyzing the payment history and credit worthiness of each customer. Receivable balances are charged off when they are considered uncollectible by management. Recoveries of receivables previously charged off are recorded as income when received.
During the year ended December 31, 2021, the Company entered into an Assignment of Claim Agreement (the “Assignment”) with a third-party, whereby the Company transferred to the third-party all right, title, and interest in the Company’s claim in the amount of $14,470 in connection with a customer’s bankruptcy. The Assignment was for consideration of $2,478, which the Company received on April 26, 2021. During the first quarter of 2021, the Company wrote-off
the related receivables of $12,000, which was the unrealized amount of the claim assigned and was previously reserved for in full as of December 31, 2020. As of December 31, 2021, the Company did not record an allowance for doubtful accounts.
The following table shows the change in allowance for doubtful accounts:

	December 31,
	2021	2020
Balance at beginning of period	$12,000	$22
Charges to costs and expenses	9	12,031
Recoveries and write-offs	(12,009)	(53)

Balance at end of period	$—	$12,000

Inventory
Inventory consists of proppant, chemicals, and other consumable materials and supplies used in our pressure pumping operations. Inventories are stated at the lower of cost or net realizable value. Cost is determined principally on a first-in-first-out
cost basis. All inventories are purchased for use by the Company in the delivery of its services with no inventory being sold separately to outside parties. Inventory quantities on hand are reviewed regularly and write-downs for obsolete inventory are recorded based on our forecast of the inventory item demand in the near future.
During the year ended December 31, 2021, the Company recorded $2,461 of reserves for losses on inventory obsolescence primarily related to conventional diesel parts. As of December 31, 2021 and 2020, the Company had established inventory reserves of $1,272 and $315, respectively, for obsolete and slow-moving inventory. The following table shows the change in the inventory reserves:

	December 31,
	2021	2020
Balance at beginning of period	$315	$579
Charges to costs and expenses	2,461	620
Recoveries and write-offs	(1,504)	(884)

Balance at end of period	$1,272	$315

Assets Held for Sale
Assets that are classified as held for sale are measured at the lower of their carrying amount or fair value less expected selling costs (“estimated selling price”) with a loss recognized to the extent that the carrying amount

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

exceeds the estimated selling price. The classification is applicable at the date upon which the sale of assets is probable and the assets are available for immediate sale in their present condition. Upon determining that an asset meets the criteria to be classified as held for sale, the Company ceases depreciation and reports the assets, if material, in assets held for sale in its consolidated balance sheets.
When the net carrying value of an asset designated as held for sale exceeds its estimated fair value, which we estimate based on the estimated selling price, we recognize the difference as an impairment charge. When an impairment charge is recorded, subsequent changes to the estimated selling price of assets held for sale are recorded as gains or losses to the consolidated statements of operations wherein the recognition of subsequent gains is limited to the cumulative loss previously recognized. During the year ended December 31, 2021, the Company recorded no impairment charges on its held for sale assets.
Property and Equipment
Property and equipment are carried at cost, with depreciation provided on a straight-line basis over their estimated useful lives. Expenditures for renewals and betterments that extend the lives of the assets are capitalized. Amounts spent for maintenance and repairs, which do not improve or extend the life of the related asset, are charged to expense as incurred.
The Company separately identifies and accounts for certain critical components of its pressure pumping units including the engine, transmission, and pump, which requires us to separately estimate the useful lives of these components. For our other service equipment, we do not separately identify and track depreciation of specific original components. When we replace components of these assets, we typically estimate the net book values of the components that are retired, which are based primarily upon their replacement costs, their ages, and their original estimated useful lives.
In the first quarter of 2020, our review of impairment of long-lived assets necessitated a review of the useful lives of our property and equipment. Current trends in pressure pumping equipment operating conditions, such as increasing treating pressures and higher pumping rates, along with the increase in daily pumping time are shortening the useful life of certain critical components we use. We determined that the average useful life of fluid ends and fuel injectors was less than one year, which resulted in our determination that costs associated with the replacement of these components would no longer be capitalized, but instead expensed as they are used in operations. This change in accounting estimate was made effective in March 2020 and accounted for prospectively.
Impairment of Long-lived Assets
Long-lived assets, such as property and equipment and amortizable identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When making this assessment, the following factors are considered: current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors. We determine recoverability by evaluating whether the undiscounted estimated future net cash flows of the asset or asset group are less than its carrying value. When impairment is indicated, we proceed to Step 2 of the impairment test and measure the impairment as the amount by which the assets carrying value exceeds its fair value. Management considers several factors such as estimated future cash flows, appraisals, and current market value analysis in determining fair value. Assets are written down to fair value if the concluded current fair value is below the net carrying value. Impairment loss on long-lived assets of $147,543 was recorded during the first quarter of 2020 (refer to “Note 6 – Goodwill and Intangible Assets”). No impairment of long-lived assets was recorded for the year ended December 31, 2021.

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

Goodwill
Goodwill is not amortized, but is reviewed for impairment annually, or more frequently when events or changes in circumstances indicate that the carrying value may not be recoverable. Judgements regarding indicators of potential impairment are based on market conditions and operational performance of the business.
As of December 31 of each year, or as required, the Company performs an impairment analysis of goodwill. The Company may assess its goodwill for impairment initially using a qualitative approach to determine whether conditions exist that indicate it is more likely than not that a reporting unit’s carrying value is greater than its fair value, and if such conditions are identified, then a quantitative analysis will be performed to determine if there is any impairment. The Company may also elect to perform a single step quantitative analysis in which the carrying amount of the reporting unit is compared to its fair value, which the Company estimates using a guideline public company method, a form of the market approach. The guideline public company method utilizes the trading multiples of similarly traded public companies as they relate to the Company’s operating metrics. An impairment charge would be recognized for the amount by which the carrying amount of the reporting unit exceeds the reporting unit’s fair value, and only limited to the total amount of goodwill allocated to the reporting unit.
Deferred Financing Costs
Costs incurred to obtain financing are capitalized and amortized to interest expense using the effective interest method over the contractual term of the debt. At the balance sheet date, deferred financing costs related to term loans are presented as a direct deduction from the debt liability, while deferred financing costs related to the revolver facility are presented as deferred financing costs, net, on the consolidated balance sheets.
Warrants
The Company evaluates all its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to Accounting Standards Codification (“ASC”) 480,
Distinguishing Liabilities from Equity
and ASC
815-15,
Derivatives and Hedging—Embedded Derivatives
. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or equity is evaluated pursuant to ASC
815-40,
Derivatives and Hedging—Contracts in Entity’s Own Equity
.
The Company issued Public Warrants and Private Placement Warrants in connection with its initial public offering (the “IPO”) in November 2018. Additionally, the Company issued warrants to certain institutional investors in connection with the Company’s private placement of Series A preferred stock on May 24, 2019 (“Series A Warrants,” and together with the Public Warrants and Private Placement Warrants, the “warrants”). As of December 31, 2021, all our outstanding warrants are recognized as liabilities. Accordingly, we recognize the warrant instruments as liabilities at fair value upon issuance and adjust the instruments to fair value at the end of each reporting period. Any change in fair value is recognized in our consolidated statements of operations. The Public Warrants are valued using their quoted market price since they are publicly traded and thus had an observable market price. The Private Placement Warrants are valued using a Monte Carlo simulation model. The Series A Warrants are valued using the Black-Scholes option pricing model.
Convertible Notes and Convertible Preferred Stock
When the Company issues convertible notes or convertible preferred stock, it first evaluates the balance sheet classification of the convertible instrument in its entirety to determine whether the instrument should be

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

classified as a liability under ASC 480 and second whether the conversion feature should be accounted for separately from the host instrument. A conversion feature of a convertible note instrument or certain convertible preferred stock would be separated from the convertible instrument and classified as a derivative liability if the conversion feature, were it a standalone instrument, meets the definition of an “embedded derivative” in
ASC 815-15.
Generally, characteristics that require derivative treatment include, among others, when the conversion feature is not indexed to the Company’s equity, as defined in ASC
815-40,
or when it must be settled either in cash or by issuing stock that is readily convertible to cash. When a conversion feature meets the definition of an embedded derivative, it would be separated from the host instrument and classified as a derivative liability carried on the consolidated balance sheet at fair value, with any changes in its fair value recognized in the consolidated statements of operations.
If a conversion feature does not meet the conditions to be separated and accounted for as an embedded derivative liability, the Company then determines whether the conversion feature is “beneficial”. A conversion feature would be considered beneficial if the conversion feature is “in the money” when the host instrument is issued or, under certain circumstances, at a later time. The beneficial conversion feature (“BCF”) for convertible instruments is recognized and measured by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in
capital. The intrinsic value is generally calculated at the commitment date as the difference between the conversion price and the fair value of the common stock or other securities into which the security is convertible, multiplied by the number of shares into which the security is convertible. If certain other securities are issued with the convertible security, the proceeds are allocated among the different components. The portion of the proceeds allocated to the convertible security is divided by the contractual number of the conversion shares to determine the effective conversion price, which is used to measure the BCF. The effective conversion price is used to compute the intrinsic value. The value of the BCF is limited to the basis that is initially allocated to the convertible security.
If the convertible note contains a BCF, the amount of the proceeds allocated to the BCF reduces the balance of the convertible note, creating a discount which is amortized over the note’s term to interest expense in the consolidated statements of operations.
When a convertible preferred stock contains a BCF, after allocating the proceeds to the BCF, the resulting discount is either amortized as deemed dividends over the period beginning when the convertible preferred stock is issued up to the earliest date the conversion feature may be exercised, or if the conversion feature is immediately exercisable, the discount is fully amortized at the date of issuance.
Fair Value of Preferred Stock
The fair value of Series A preferred stock at the date of issuance was estimated by calculating the present value of its one-year
redemption cost to the Company and then discounted for lack of marketability.
The fair value of Series B preferred stock is the stated value, which is equal to the proceeds received from issuance.
Fair Value of Financial Instruments
Fair value is defined under ASC 820,
Fair Value Measurement
, as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a three-level hierarchy, which requires an entity to maximize the use of observable

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

inputs and minimize the use of unobservable inputs when measuring fair value. The three levels are defined as follows:

•	Level 1—inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2—inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3—inputs are unobservable for the asset or liability.
The following is a summary of the carrying amounts and estimated fair values of our financial instruments:
Senior Secured Term Loan
. The fair value of the Senior Secured Term Loan is $106,620 and $198,000 as of December 31, 2021 and 2020, respectively, based on the market price quoted from external sources. If the Senior Secured Term Loan was measured at fair value in the financial statements, it would be classified as Level 2 in the fair value hierarchy.
Equipment financing
. The carrying value of the equipment financing notes approximates fair value as its terms are consistent with and comparable to current market rates as of December 31, 2021 and 2020, respectively.
Warrants.
As of December 31, 2021, the Company’s outstanding warrants are accounted for as liabilities and measured at fair value. See “Note 9 – Warrant Liabilities” for fair value measurements associated with the Company’s warrants.
Convertible Senior Notes
. As of December 31, 2021, the fair value of the Convertible Senior Notes is $73,538, based on an option pricing framework using a lattice model. If the Convertible Senior Notes were measured at fair value in the financial statements, they would be classified as Level 2 in the fair value hierarchy.
Revenue Recognition
The Company recognizes revenue based on the customer’s ability to benefit from the services rendered in an amount that reflects the consideration expected to be received in exchange for those services, pursuant to ASC 606,
Revenue from
Contracts with Customers.
The Company’s revenues consist of providing pressure pumping services for either a pre-determined
term or number of stages/wells to E&P companies operating in the onshore oil and natural gas basins of the United States. In the performance of these services, and at the request of our customers, we may also provide consumables such as chemicals and sand. Revenues are earned as services are rendered, which is generally on a per stage basis, per hour rate basis or daily rate basis. Customers are invoiced according to contract terms, which is generally upon the completion of a well or monthly with payment due typically 30 days from invoice date.
The Company’s performance obligations are satisfied over time, typically measured by the number of stages completed or the number of pumping days a fleet is available to pump for a customer in a month. All revenue is recognized when a contract with a customer exists, collectability of amounts subject to invoice is probable, the performance obligations under the contract have been satisfied over time, and the amount to which the Company has the right to invoice has been determined. A portion of the Company’s contracts contain variable consideration; however, this variable consideration is typically unknown at the time of contract inception, and is not known until the job is complete, at which time the variability is resolved.
The Company has elected to use the “as invoiced” practical expedient to recognize revenue based upon the amount it has a right to invoice upon the completion of each performance obligation per the terms of the contract.

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

The practical expedient permits an entity to recognize revenue in the amount to which it has a right to invoice the customer if that amount corresponds directly with the value to the customer of the entity’s performance completed to date. The Company believes that this is an accurate reflection of the value transferred to the customer as each incremental obligation is performed.
The Company has elected to expense sales commissions paid upon the successful signing of a new customer contract as incurred if the related contract will be fully satisfied within one year. For contracts that will not be fully satisfied within one year, these incremental costs of obtaining a contract with a customer will be recognized as a contract asset and amortized on a straight-line basis over the life of the contract.
Patent License Sales.
On June 24, 2021, the Company issued a Convertible Senior Note (See “Note 10—Convertible Senior Notes”) convertible into a patent license agreement. On June 29, 2021, the holder exercised its right to convert the Convertible Senior Note in full and the Company entered into a Patent License Agreement (the “License Agreement”), which provides the licensee a five-year option to purchase up to 20 licenses to build and operate electric fleets using the Company’s patented Clean Fleet
®
technology (the “licenses”). Upon entry into the License Agreement, the Company sold three licenses to build and operate three electric fleets, each valued at $7,500.
The sales of the right to use the Company’s patented Clean Fleet
®
technology is a single performance obligation. The Company recognizes the income associated with the patent license sales at the point in time when the Company satisfies its performance obligation by granting the purchaser the right to use the patented Clean Fleet
®
technology and transfer of control has occurred. The patent license sales are recognized as other income in our consolidated statement of operations.
Major Customer and Concentration of Credit Risk
The concentration of our customers in the oil and natural gas industry may impact our overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions. We perform ongoing credit evaluations of our customers and do not generally require collateral in support of our trade receivables.
The following table shows the percentage of revenues from our significant customers:

	Year Ended December 31,
	2021	2020
Customer A	*	11.2%
Customer B	*	19.7%
Customer C	14.1%	18.4%
Customer E	15.5%	13.2%
Customer F	20.8%	18.2%
An asterisk indicates that revenue is less than ten percent.

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

The following table shows the percentage of trade receivables from our significant customers:

	Year Ended December 31,
	2021	2020
Customer B	*	32.2%
Customer C	20.4%	17.0%
Customer F	24.3%	12.7%
Customer G	*	12.5%
Customer H	*	13.5%
Customer J	29.7%	*
Customer K	25.0%	*
An asterisk indicates that trade receivable is less than ten percent.
Share-Based Compensation
Share-based compensation is measured on the grant date and fair value is recognized as expense over the requisite service period, which is generally the vesting period of the award. The Company recognizes forfeitures as they occur rather than estimating expected forfeitures.
The fair value of time-based restricted stock, deferred stock units, or other performance incentive awards is determined based on the number of shares or units granted and the closing price of Class A common stock on the date of grant. The fair value of stock options is determined by applying the Black-Sholes model on the grant-date market value of the underlying Class A common stock.
Deferred compensation expense associated with liability-based awards, such as certain performance incentive awards that could be settled either in cash or through issuance of a variable number of shares based on a fixed monetary amount at inception, is recognized at the fixed monetary amount at inception and is amortized on a straight-line basis over the requisite service period, which is generally the vesting period. However, the Company considers any delayed settlement as a post-vesting restriction which impacts the determination of the grant-date fair value of the award. The Company estimates fair value by using a risk-adjusted discount rate, which reflects the weighted average cost of capital of similarly traded public companies.
Income Taxes
The Company, under ASC 740,
Accounting for Income Taxes
, uses the asset and liability method of accounting for income taxes, under which deferred tax assets and liabilities are recognized for the future tax consequences of (i) temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and (ii) operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are based on enacted tax rates applicable to the future period when those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period the rate change is enacted. A valuation allowance is provided for deferred tax assets when it is more likely than not the deferred tax assets will not be realized. Our deferred tax calculation and valuation allowance requires us to make certain estimates about future operations. Changes in state or federal tax laws, as well as changes in our financial condition or the carrying value of existing assets and liabilities, could affect those estimates. The effect of a change in tax rates is recognized as income or expense in the period that the rate is enacted.

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not
to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
NOTE 3—ACCOUNTING STANDARDS
Recently Adopted Accounting Pronouncements
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
In August 2018, the Financial Accounting Standards Board (“FASB”) issued ASU
2018-15,
Intangibles—Goodwill and
Other—Internal-Use
Software (Subtopic
350-40):
Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract, requiring a customer in a cloud computing arrangement that is a service contract to follow the guidance in ASC
350-40
in determining the requirements for capitalizing implementation costs incurred to develop or obtain internal-use-software.
The Company adopted ASU
2018-15
on January 1, 2021, and the adoption of this standard did not have a material impact on the Company’s consolidated financial statements.
Recent Accounting Pronouncements Not Yet Adopted
In February 2016, the FASB issued ASU
2016-02,
Leases (Topic 842)
and subsequent amendments to the initial guidance: ASU
2017-13,
ASU
2018-10,
ASU
2018-11,
ASU
2018-20,
ASU
2019-01
and ASU
2020-02
(collectively, “ASC 842”). ASC 842 requires companies to generally recognize on the balance sheet operating and financing lease liabilities and corresponding right-of-use
assets.

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

The Company adopted ASC 842 on January 1, 2022, using the modified retrospective with applied transition method and will recognize a cumulative impact to retained earnings in that period. The Company elected to apply certain practical expedients, whereby it will not reassess (i) whether any expired or existing contracts are or contain leases, (ii) the lease classification for any expired or existing leases and (iii) initial direct costs for any existing leases. Prior period financial statements would be stated under the old guidance ASC 840 with no change to prior periods or disclosures associated with prior period.
Upon adoption of the new leasing standard, the Company will recognize additional right-of-use
assets and related lease liabilities of approximately $1.6 million and $2.1 million, respectively, on its consolidated balance sheet as of January 1, 2022, primarily for its operating leases that existed upon the effective date. The impact of adoption of the new leasing standard has no impact to the consolidated statements of operations.
In June 2016, the FASB issued ASU
2016-13,
Financial Instruments—Credit Losses (Topic 326)
, which changes the impairment model for most financial assets and certain other instruments. Specifically, this new guidance requires using a forward-looking, expected loss model for trade and other receivables, held-to-maturity
debt securities, loans and other instruments. This will replace the currently used model and may result in an earlier recognition of allowance for losses. In addition, in November 2019, the FASB issued ASU
2019-11,
Codification Improvements to Topic 326, Financial Instruments – Credit Losses, which clarifies guidance around how to report expected recoveries. The new guidance will be effective for emerging growth companies for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact of adopting the new guidance on the consolidated financial statements.
In December 2019, the FASB issued ASU
2019-12,
Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes
, which removes specific exceptions to the general principles in Topic 740 in GAAP. The new guidance also improves the issuer’s application of income tax-related
guidance and simplifies GAAP for franchise taxes that are partially based on income, transactions with a government that result in a step up in the tax basis of goodwill, separate financial statements of legal entities that are not subject to tax, and enacted changes in tax laws in interim periods. The Company adopted ASU
2019-12
on January 1, 2022. The adoption is not expected to have a material impact on the Company’s consolidated financial statements.
In August 2020, the FASB issued ASU
2020-06,
Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. It also amends the accounting for certain contracts in an entity’s own equity that are currently accounted for as derivatives because of specific settlement provisions. In addition, the new guidance modifies how particular convertible instruments and certain contracts that may be settled in cash or shares impact the diluted EPS computation. The new guidance will be effective for small reporting companies for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted. The Company adopted ASU
2020-06
on January 1, 2022, using the modified retrospective method of transition. The adoption is not expected to have a material impact on the Company’s consolidated financial statements.

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

NOTE 4—PREPAIDS AND OTHER CURRENT ASSETS
Prepaids and other current assets consisted of the following:

	December 31,
	2021	2020
Prepaid insurance	$5,207	$3,162
Recoverable costs from insurance	11,109	4,635
Income tax receivable	757	1,567
Other current assets	1,675	1,343

Total prepaid expenses and other current assets	$18,748	$10,707

During the year ended December 31, 2021, the Company prepaid $13,241 in insurance premiums related to renewals of various insurance policies.
The Company has insurance coverage in place covering, among other things, property damage up to certain specified amounts. Recoverable costs from insurance as of December 31, 2021, was $11,109, which represents net book value of equipment damaged that we expect to recover from insurance, which was collected in full during the first quarter of 2022. The $4,635 of recoverable costs from insurance, recorded as of December 31, 2020, was collected in full during the first quarter of 2021. During the years ended December 31, 2021 and 2020, the Company received $9,053 and $4,854, respectively, as insurance reimbursement.
NOTE 5—PROPERTY AND EQUIPMENT, NET
Property and equipment consisted of the following:

	Estimated Useful Life (in years)	December 31,
		2021	2020
Pressure pumping equipment (1)	1.5 to 25	$186,826	$263,869
Light duty vehicles (2)	5	5,524	2,483
Furniture and fixtures	5	67	67
IT equipment	3	1,033	1,676
Auxiliary equipment	2 to 20	12,218	11,058
Leasehold improvements	Term of lease	276	287

		205,944	279,440
Less: Accumulated depreciation and amortization		(43,280)	(44,108)

Property and equipment, net		$162,664	$235,332

(1)	As of December 31, 2021, the Company had capitalized $540 related to capital leases and the accumulated depreciation was $270.
(2)	As of December 31, 2021 and 2020, the Company had capitalized $3,857 and $260, respectively, related to capital leases and the accumulated depreciation was $489 and $31, respectively.
Depreciation and amortization expense related to property and equipment during the years ended December 31, 2021 and 2020 was $34,479 and $79,263, respectively.

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

During the year ended December 31, 2020, as a result of the impairment test on long-lived assets described in “Note 6—Goodwill and Intangible Assets,” the Company recorded an impairment charge of $140,273 to reduce the carrying value of property and equipment to its fair value on the date of impairment. No impairment of long-lived assets was recorded for the year ended December 31, 2021.
Assets Sales
In May 2021, the Company announced its commitment to becoming an all-electric
pressure pumping services provider and since then has sold most of its legacy, diesel-powered pressure pumping equipment. As of December 31, 2021, the Company has classified $2,043 in net book value of diesel pressure pumping equipment, which was subsequently sold in January 2022, as assets held for sale on the consolidated balance sheet.
During the year ended December 31, 2021, the Company received $105,963 in proceeds from the sale of equipment, of which $44,450 was for assets classified as held for sale and $35,000 was a result of sale-leaseback transaction (described below). In January 2022, the Company sold its remaining assets classified as held for sale for $2,110 in proceeds. The Company used the proceeds received from the asset sales to pay down the principal of its Senior Secured Term Loan.
The Company recognized a gain of $21,896 and a loss of $7,112 from disposal of assets for the years ended December 31, 2021 and 2020, respectively.
In October 2021, the Company entered into an agreement to sell certain power generation equipment for proceeds of $35,000. Concurrent with the sale of the assets, the Company entered into a twelve month lease agreement whereby the Company agreed to lease back the assets. In accordance with ASC 840, the Company accounted for the sale as a sale-leaseback transaction and accounted for the lease as a short-term operating lease. The Company deferred $7,410 of the gain from disposal of assets to accrued expenses and other current labilities to amortize over the minimum terms of the lease.
NOTE 6—GOODWILL AND INTANGIBLE ASSETS
Goodwill
Goodwill represents the difference between the purchase price and the estimated fair value of identifiable assets acquired and liabilities assumed. As of December 31, 2021 and 2020, the Company had goodwill of $4,971.

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

Intangible Assets
A summary of intangible assets consisted of the following:

	Estimated Useful Life (in years)	Gross Carrying Value	Accumulated Amortization	Net Book Value
As of December 31, 2021
Trademarks	10	$1,415	$362	$1,053
Patents	20	12,775	1,328	11,447

		$14,190	$1,690	$12,500

As of December 31, 2020
Trademarks	10	$1,415	$156	$1,259
Patents	20	12,775	568	12,207

		$14,190	$724	$13,466

The intangible assets are amortized over the period the Company expects to receive the related economic benefit. Amortization expense related to amortizable intangible assets was $966 and $1,090 for the years ended December 31, 2021 and 2020, respectively, which was included as part of depreciation and amortization in the consolidated statements of operations.
During the first quarter of 2020, the Company identified a triggering event and performed a quantitative impairment test on long-lived assets. The expected present value method, a form of the income approach, was utilized to determine the fair value of long-lived assets. This method is based on expected cash flows using a risk-adjusted discount rate, which reflects the weighted average cost of capital of similarly traded public companies. As a result of the impairment test performed, during the year ended December 31, 2020, the Company recorded an impairment charge of $7,270 to reduce the carrying value of intangible assets to its fair value on the date of impairment. No impairment of intangible assets was recorded for the year ended December 31, 2021.
As of December 31, 2021, the estimated amortization expense for future periods is as follows:

Fiscal Year	Estimated Amortization Expense
2022	$966
2023	966
2024	966
2025	966
2026	966
Thereafter	7,670

Total	$12,500

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

NOTE 7—ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
Accrued expenses and other current liabilities consisted of the following:

	December 31,
	2021	2020
Accrued payroll and benefits	$5,188	$7,208
Accrued taxes	5,041	5,380
Accrued interest	287	317
Deferred gain on sale-leaseback	5,557	—
Other current liabilities	769	1,876

Accrued expenses and other current liabilities	$16,842	$14,781

NOTE 8—NOTES PAYABLE
The Company enters into various premium finance agreements with a credit finance institution to pay the premiums on insurance policies for its directors’ and officers’ liability, general liability, workers’ compensation, umbrella, auto and pollution coverage needs. During the years ended December 31, 2021 and 2020, the aggregate amount of the premiums financed was $10,699 and $1,121, respectively, payable in equal monthly installments at a weighted average interest rate of 5.2% and 5.3%, respectively. These premium finance agreements are due within one year and are recorded as notes payable under current liabilities in the consolidated balance sheets. As of December 31, 2021 and 2020, the Company had a remaining balance of $2,320 and $998, respectively, related to notes payable.
NOTE 9—WARRANT LIABILITIES
Public Warrants and Private Placement Warrants
Pursuant to the Company’s IPO, 32,500,000 warrants (the “Public Warrants”) were issued and 15,500,000 warrants (the “Private Placement Warrants”) were sold simultaneously to Matlin & Partners Acquisition Sponsor, LLC (the “Sponsor”) and Cantor Fitzgerald (the “Underwriter”). Each Public Warrant and Private Placement Warrant entitles its holder to purchase one-seventh
of a share of Class A common stock at an exercise price of $5.75 per warrant ($40.25 per full share equivalent), to be exercised only for a whole number of shares of our Class A common stock. The warrants became exercisable 30 days after the completion of the transaction and expire on November 9, 2023 or earlier upon redemption or liquidation.
The Company may redeem the outstanding Public Warrants at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption, if the last sale price of the Company’s common stock equals or exceeds $84.00 per share for any 20 trading days within a
30-trading
day period ending on the third business day before the Company sends the notice of redemption to the warrant holders. The Private Placement Warrants, however, are nonredeemable so long as they are held by the Sponsor, the Underwriter or their permitted transferees.
During the year ended December 31, 2021, no Public or Private Placement Warrants were redeemed, exercised or forfeited. During the year ended December 31, 2020, certain warrant holders elected to forfeit 6,327,218 Private Placement Warrants for no consideration. As of December 31, 2021, 9,994,635 Public Warrants and 9,172,782 Private Placement Warrants were outstanding, and exercisable for an aggregate of 2,738,203 shares of Class A common stock.

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

Series A Warrants
On May 24, 2019 (“Closing Date”), the Company issued 2,933,333 initial warrants to certain institutional investors in connection with the Company’s private placement of Series A preferred stock (the “Series A Warrants”). The Company will issue additional warrants to the purchasers in quarterly installments beginning nine months after the Closing Date through March 31, 2022.
The Series A Warrants entitle their holders to purchase
two-sevenths
of a share of Class A common stock at an exercise price of $7.66 per warrant ($26.81 per full share equivalent), to be exercised only for a whole number of shares of Class A common stock. The Series A Warrants expire on November 25, 2025.
During the years ended December 31, 2021 and 2020, the Company issued 1,777,776 and 1,911,108 additional Series A Warrants to the purchasers of Series A preferred stock, respectively, in accordance with the Series A preferred stock purchase agreement. During the year ended December 31, 2021, a Series A Warrant holder elected to forfeit 399,999 Series A Warrants for no consideration. See “Note 13—Mezzanine Equity” for additional discussion of the Series A preferred stock purchase agreement. As of December 31, 2021, 6,222,218 Series A Warrants were outstanding pursuant to the Series A preferred stock purchase agreement, and exercisable for 1,777,777 shares of Class A common stock.
Fair Value Measurement
As of December 31, 2021, the Company’s outstanding warrants are accounted for as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Company’s consolidated statements of operations each reporting period.
The following tables present the Company’s fair value hierarchy for liabilities measured at fair value on a recurring basis:

	Quoted prices in active markets (Level 1)	Other observable inputs (Level 2)	Unobservable inputs (Level 3)	Total
As of December 31, 2021
Public Warrants	$752	$—	$—	$752
Private Placement Warrants	—	871	—	871
Series A Warrants	—	1,934	—	1,934

	$752	$2,805	$—	$3,557

As of December 31, 2020
Public Warrants	$254	$—	$—	$254
Private Placement Warrants	—	248	—	248
Series A Warrants	—	1,117	—	1,117

	$254	$1,365	$—	$1,619

Public Warrants
. The fair value of the Public Warrants are classified as Level 1 in the fair value hierarchy and valued using quoted market prices, as they are traded in active markets.
Private Placement Warrants.
The fair value of the Private Placement Warrants are classified as a Level 2 in the fair value hierarchy and determined using a Monte Carlo simulation model. Inherent in a Monte Carlo simulation

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s publicly traded warrants and from historical volatility of select peer company common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon
yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
Series A Warrants
. The fair value of the Series A Warrants are classified as a Level 2 in the fair value hierarchy and is determined using the Black-Scholes valuation method.
The following assumptions were used to calculate the fair value for the private placement and Series A Warrants:

	Private Placement Warrants	Series A Warrants
As of December 31, 2021
Expected remaining life	1.9 years	3.9 years
Volatility rate	227.5%	227.5%
Risk-free interest rate	0.7%	1.1%
Expected dividend rate	0%	0%

As of December 31, 2020
Expected remaining life	2.86 years	4.9 years
Volatility rate	115.8%	115.8%
Risk-free interest rate	0.2%	0.4%
Expected dividend rate	0%	0%
The following table summarizes the activities, including changes in fair values of the Company’s warrant liabilities for the periods indicated:

	December 31,
	2021	2020
Balance at beginning of period	$1,619	$8,147
Reclassification of warrant liability upon forfeiture	(232)	(203)
Change in fair value of warrant liabilities	2,152	(6,342)
Amortization of warrant issuance costs	18	17

Balance at end of period	$3,557	$1,619

NOTE 10—CONVERTIBLE SENIOR NOTES
On June 24, 2021, the Company entered into a Note Purchase Agreement (as amended, the “Note Purchase Agreement”). As of December 31, 2021, pursuant to the Note Purchase Agreement, the Company issued $136,500 in aggregate principal amount of 16.0% Convertible Senior Secured (Third Lien) PIK Notes (the “Convertible Senior Notes”), in a private placement to institutional investors (the “Private Placement”), comprised of Cash Notes, Exchange Notes (collectively with the Cash Notes, the “Equity Linked Notes”) and a License Linked Note, as described below, which mature on June 5, 2026. The Convertible Senior Notes are secured by a third priority security interest in the collateral that secures the Company’s obligations under the Senior Secured Term Loan.

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

Equity Linked Notes.
In June 2021 and July 2021, in connection with the Private Placement, the Company issued and sold $75,000 in principal amount of Convertible Senior Notes that are convertible at any time at the holder’s option, into shares of the Company’s Class A common stock for cash (the “Cash Notes”). The conversion prices of the Cash Notes range from $3.43 to $4.38, subject to adjustment.
In June 2021, in connection with the Private Placement, the Company issued and sold $39,000 in principal amount of Convertible Senior Notes that are convertible at any time at the holder’s option, into shares of the Company’s Class A common stock in exchange for 30,390 shares of the Company’s Series A preferred stock (the “Exchange Notes”). The Exchange Notes are convertible at a conversion price of $7.00 subject to adjustment.
License Linked Note.
On June 24, 2021, in connection with the Private Placement, the Company issued and sold a Convertible Senior Note in the principal amount of $22,500 that was convertible into a patent license agreement (the “License Linked Note”). On June 29, 2021, the holder exercised its right to convert the License Linked Note in full and the Company entered into the License Agreement, which provides the licensee a five-year option to purchase up to 20 licenses to build and operate electric fleets using the Company’s patented Clean Fleet
®
technology (the “licenses”). Upon entry into the License Agreement, the holder purchased three licenses to build and operate three electric fleets, each valued at $7,500. The Company recognized the $22,500 as other income from patent license sales in its consolidated statement of operations. The debt issuance costs associated with the License Linked Note were fully amortized.
The carrying value of the Convertible Senior Notes is as follows:

December 31, 2021
Principal	$114,000
PIK interest	9,686
Unamortized debt premium	1,841
Unamortized debt discount and issuance costs	(19,758)

Net Convertible Senior Notes	$105,769

During the year ended December 31, 2021, the Company received $97,500 in cash proceeds from the issuance of the Convertible Senior Notes. The Company used a portion of the proceeds from the issuance of the Convertible Senior Notes to pay the cash settlement amount in accordance with the Settlement Agreement (as described in “Note 12—Commitments and Contingencies”) and the remainder for general corporate purposes, including growth capital.
The Convertible Senior Notes bear interest at a rate of 16.0% per annum. Accrued and unpaid interest is calculated on the last day of each quarter, commencing September 30, 2021, and will be paid-in-kind
(“PIK”) on such date by increasing the principal amount of the outstanding Convertible Senior Notes. The Company has accrued PIK interest of $9,686 related to the Convertible Senior Notes for the year ended December 31, 2021.
Each Equity Linked Note, subject to earlier conversion, is due and payable on June 5, 2026 in shares of Class A common stock equal to the entire outstanding and unpaid principal balance, plus any PIK interest, subject to certain limitations on the number of shares of Class A common stock that may be issued and which would require the Company to settle the conversion in payment partially in cash. The number of shares of Class A common stock will be based on the
20-day
volume weighted average trading price of the Class A common stock immediately preceding the maturity date. The Equity Linked Notes are convertible at any time at the option of

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

the holder into a number of shares of Class A common stock equal to the principal amount of such notes then outstanding plus PIK interest through the conversion date divided by the then applicable conversion price as described above. If the Company experiences an event of default (as defined in the Note Purchase Agreement), which is continuing on the maturity date, then payment of principal and PIK interest shall be made in cash on any outstanding Equity Linked Notes.
Additionally, following the first anniversary of the Note Purchase Agreement, and at any time in which there are no issued and outstanding shares of Series A preferred stock or Series B preferred stock, if the
20-day
volume weighted average trading price of the Class A common stock is greater than $7.00 for 10 trading days during any 20 consecutive trading day period, the Company may deliver a notice to the holder of an Equity Linked Note to convert such Equity Linked Notes at the conversion prices set forth above.
In accordance with ASC 480,
the Company evaluated the Equity Linked Notes and determined they should be classified as liabilities due to the unconditional obligation to settle the notes in a variable number of shares of the Company’s Class A common stock based on a fixed monetary amount known at inception. Certain of the Equity Linked Notes issued were initially measured at fair value as they were considered new instruments issued concurrently to extinguish the Series A preferred stock. See “Note 13—Mezzanine Equity” for the discussion of Series A preferred stock exchange.
The initial measurement at fair value of those certain Equity Linked Notes resulted in the Company recording a premium of $1,900 and a total discount of $16,120. The Company amortizes such premium and discount as an adjustment to interest expense using the effective interest method over the term of the Equity Linked Notes.
During the year ended December 31, 2021, we incurred transaction costs related to the issuance of the Convertible Senior Notes of $4,413 which were recorded as debt issuance costs and are presented as a direct deduction from the carrying amount of the Convertible Senior Notes on our consolidated balance sheet. The debt issuance costs are being amortized under the effective interest method over the term of the Convertible Senior Notes. Amortization expense related to the Convertible Senior Notes was $745 for the year ended December 31, 2021 and is presented in interest expense in the consolidated statements of operations.
NOTE 11—DEBT
Long-term debt consisted of the following:

	December 31,
	2021	2020
Senior Secured Term Loan	$120,745	$246,250
ABL Credit Facility	14,170	23,710
PPP Loan	—	10,000
USDA Loan	25,000	21,996
Equipment financing	8,540	12,866
Capital leases	3,204	229

Total debt principal balance	171,659	315,051
Senior Secured Term Loan future interest payable	24,384	10,925
Unamortized debt discount and issuance costs	(11,792)	(28,501)
Current maturities	(9,504)	(13,573)

Net long-term debt	$174,747	$283,902

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

Senior Secured Term Loan
On May 7, 2019, the Company, USWS LLC, as the borrower, and all the other subsidiaries of the Company entered into a Senior Secured Term Loan Credit Agreement (as amended, the “Senior Secured Term Loan Agreement”) with CLMG Corp., as administrative and collateral agent, and the lenders party thereto. Upon entering the Senior Secured Term Loan Agreement, the Company borrowed $250,000 in Term A Loans and Term B Loans (collectively the “Senior Secured Term Loan”), which matures on December 5, 2025.
The Senior Secured Term Loan is not subject to financial covenants but is subject to certain non-financial
covenants, including but not limited to, reporting, insurance, notice and collateral maintenance covenants as well as limitations on the incurrence of indebtedness, permitted investments, liens on assets, dispositions of assets, paying dividends, transactions with affiliates, mergers and consolidations.
The Senior Secured Term Loan requires mandatory prepayments upon certain dispositions of property or issuance of other indebtedness, as defined, and quarterly a percentage of excess cash flow, if any, equal to 100%. Certain mandatory prepayments (excluding excess cash flows sweep) and optional prepayments are subject to a yield maintenance fee for the first two years and prepayment premium of 2.0% in year three and 1.0% in year four. Upon the final payment and termination of the Senior Secured Term Loan, we are subject to an exit fee equal to 2.0% of the principal amount of loans then outstanding and the aggregate optional prepayment of principal amounts repaid during the 120 days that occurred prior to such final payment.
During the years ended December 31, 2021 and 2020, the Company, USWS LLC, as the borrower, and all the other subsidiaries of the Company entered into multiple term loan amendments to the Senior Secured Term Loan Agreement with CLMG Corp., as administrative and collateral agent, and the lenders party thereto, to make certain modifications to the Senior Secured Term Loan.
The Senior Secured Term Loan bears interest at a variable rate per annum equal to the applicable LIBOR rate, subject to a 2.0% floor, plus 8.25%. Pursuant to the second term loan amendment, the interest rate on amounts outstanding under the Senior Secured Term Loan was reduced to 0.0% and scheduled principal amortization payments were suspended for the period beginning April 1, 2020 and ending March 31, 2022.
In accordance with the fifth term loan amendment, the deferral period for interest on the Senior Secured Term Loan was shortened by three months, to January 1, 2022 pending the outstanding principal amount being reduced to certain levels by December 31, 2021. On December 31, 2021, the outstanding principal amount of the Senior Secured Term Loan was less than $132,000 but greater than $110,000 and therefore the interest rate is 0.0% per annum from January 1, 2022 through March 31, 2022. If on April 1, 2022, the outstanding principal amount of the Senior Secured Term Loan is equal to or less than $103,000 then the interest rate shall be 1.0% per annum from April 1, 2022 through December 31, 2022. If, however, the outstanding principal amount of the Senior Secured Term Loan is greater than $103,000 on April 1, 2022, than the interest rate will resume incurring at the applicable benchmark rate, subject to a 2.0% floor, plus the applicable margin of 8.25% per annum.
Pursuant to the fourth term loan amendment, the principal amortization schedule was modified such that commencing on December 31, 2020, the Company is required to make quarterly principal payments of $1,250 until September 30, 2025.
On April 1, 2020, in exchange for entering into the second term loan amendment, the lenders under the Senior Secured Term Loan received an extension fee comprised of a $20,000 cash payment, 1,050 shares of Series B preferred stock valued at $1,050 based on the stated liquidation preference of $1,000 per share, and 1,579,892

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

shares of Class A common stock valued at $1,438 based on the closing price of the Class A common stock at the date of issuance. The Series B preferred stock issued to the lenders under the Senior Secured Term Loan had the same terms as the Series B preferred stock issued to certain institutional investors as described in “Note 13—Mezzanine Equity”. The total fair value of cash and non-cash
consideration transferred to the lenders under the Senior Secured Term Loan were accounted for as discount on debt issuance and amortized to interest expense using the effective interest method over the remaining term of the Senior Secured Term Loan.
During the year ended December 31, 2020, the Company accounted for the second and fourth term loan amendments as a troubled debt restructuring under ASC
470-60,
Troubled Debt Restructurings by Debtors
, due to the level of concession provided by the lenders under the Senior Secured Term Loan. Under this guidance, the future undiscounted cash flows of the Senior Secured Term Loan, as amended, exceeded the carrying value, and accordingly, no gain was recognized, and no adjustment was made to the carrying value of the debt. Interest expense on the amended Senior Secured Term Loan was computed using a new effective rate that equated the present value of the future cash payments specified by the new terms with the carrying value of the debt under the original terms.
The fourth and fifth term loan amendments agreed to make certain modifications to the Senior Secured Term Loan Agreement to, among other things, consent to entry into the USDA Loan (described within this section) and to permit the incurrence of debt and liens in connection with the Convertible Senior Notes.
The fifth term loan amendment, entered into on June 24, 2021, did not result in a significant modification or extinguishment resulting in no change in accounting for the Senior Secured Term Loan. In connection with the fifth term loan amendment, the Company paid $3,000 to the lenders under the Senior Secured Term Loan, which was accounted for as a debt discount and is amortized to interest expense using the effective interest method over the remaining term of the Senior Secured Term Loan.
During the year ended December 31, 2021, the Company made principal payments of $125,506, which included prepayments of $118,006 driven primarily by asset sales. The early repayment of debt resulted in a write-off
of $14,215 of unamortized debt discount and issuance costs and prepayment fees of $2,025, all of which were presented as loss on extinguishment of debt in the consolidated statements of operations.
As of December 31, 2021, the outstanding principal balance of the Senior Secured Term Loan was $120,745, of which $5,000 was due within one year from the balance sheet date.
On February 28, 2022, the Company entered into the sixth term loan amendment to the Senior Secured Term Loan Agreement. See “Note 20—Subsequent Events” for details regarding the modifications made to the Senior Secured Term Loan Agreement pursuant to the sixth term loan amendment.
ABL Credit Facility
On May 7, 2019, the Company, USWS LLC, and all the other subsidiaries of the Company entered into a $75,000 ABL Credit Agreement (as amended, the “ABL Credit Facility”) with the lenders party thereto and Bank of America, N.A., as the administrative agent, swing line lender and letter of credit issuer. As of December 31, 2021, the aggregate revolving commitment under the ABL Credit Facility is $50,000 and the facility matures on April 1, 2025.
During the years ended December 31, 2021 and 2020, the Company, USWS LLC, and all the other subsidiaries of the Company entered into a multiple ABL amendments to the ABL Credit Facility with the lenders party thereto and Bank of America, N.A., as the administrative agent, swing line lender and letter of credit issuer, to make certain modifications to the ABL Credit Facility.

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

The ABL Credit Facility is subject to a borrowing base which is calculated based on a formula referencing the eligible accounts receivables of the borrower. As of December 31, 2021, borrowings under the ABL Credit Facility bear interest at LIBOR, plus an applicable LIBOR rate margin of 2.0% to 2.5% or base rate margin of 1.0% to 1.5% as defined in the ABL Credit Facility. In addition, as of December 31, 2021, borrowings which are advanced in respect of the FILO Amount (as defined in the first ABL amendment) accrue interest at a rate that is 1.5% higher than the rate applicable to other loans under the ABL Credit Facility, and may be repaid only after all other loans under the ABL Credit Facility have been repaid.
All borrowings under the ABL Credit Facility are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties and certifications regarding sales of certain inventory, and to a borrowing base (described above). In addition, the ABL Credit Facility includes a springing consolidated fixed charge coverage ratio of 1.00 to 1.00 but only when a financial covenant trigger period is in effect as defined in the ABL Credit Facility. Borrowings under the ABL Credit Facility are fully and unconditionally guaranteed jointly and severally by the Company and its subsidiaries, other than future unrestricted subsidiaries.
Pursuant to the first ABL amendment, entered into in April 2020, the aggregate revolving commitment under the ABL Credit Facility was reduced from $75,000 to $60,000, the maturity date was extended and the interest rate margin applicable to borrowings under the ABL Credit Facility was increased and a LIBOR floor was added. The borrowing base under the ABL Credit Facility was amended to include a FILO Amount which increased borrowing base availability.
Pursuant to the second ABL amendment, entered into in August 2020, the aggregate revolving commitment under the ABL Credit Facility was reduced from $60,000 to $50,000 and certain modifications were made to eligible accounts in the borrowing base and to the applicable thresholds in the cash dominion trigger period and financial covenant trigger period, among other things. The Company’s option to request an increase in commitments under the accordion feature was also removed under the terms of the second ABL amendment.
During the year ended December 31, 2020, based on ASC
470-50,
Modifications and Extinguishments
, the Company accounted for the first and second ABL amendments as a modification of debt.
The third and fourth ABL amendments agreed to make certain modifications to the ABL Credit Facility to, among other things, consent to entry into the USDA Loan (described within this section) and to permit the incurrence of debt and liens in connection with the Convertible Senior Notes.
On December 31, 2021, the borrowing base was $25,266 and the outstanding revolver loan balance was $14,170, classified as long-term debt in the consolidated balance sheets. As of December 31, 2021, we were in compliance with all of the covenants under our ABL Credit Facility.
Paycheck Protection Program Loan
In July 2020, the Company received an unsecured loan (the “PPP Loan”) in the principal amount of $10,000 that bore interest at a rate of 1.0% per annum and matured in five years under the Paycheck Protection Program from a commercial bank. The Paycheck Protection Program was established under the Coronavirus Aid, Relief and Economic Security Act (as amended, the “CARES Act”) and is administered by the U.S. Small Business Administration. Under the terms of the CARES Act, loan recipients can apply for and be granted forgiveness for all or a portion of the loan. In August 2021, the Company was notified that the principal amount of $10,000 and accrued interest of $99 with respect to the PPP Loan had been forgiven. The loan amount and accrued interest was recognized as a gain on extinguishment of debt in the consolidated statement of operations.

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

USDA Loan
On November 12, 2020, the Company, USWS LLC, and USWS Holdings entered into a Business Loan Agreement (the “USDA Loan”) with a commercial bank pursuant to the United States Department of Agriculture (“USDA”), Business & Industry Coronavirus Aid, Relief, and Economic Security Act Guaranteed Loan Program, in the aggregate principal amount of up to $25,000 for the purpose of providing long-term financing for eligible working capital.
The USDA loan bears interest of 5.75% per annum and is payable according to the following schedule:

•	36 monthly consecutive interest payments, beginning on December 12, 2020

•	83 monthly consecutive principal and interest payments beginning December 12, 2023

•	One final principal and interest payment of the remaining due on November 12, 2030
During the year ended December 31, 2020, the Company recorded the related debt discount and debt issuance costs of $506 and $558, respectively, as a direct deduction to the face amount of the USDA Loan. The amortization of debt discount and debt issue costs is recorded to interest expense based on the effective interest rate method over the term of the USDA Loan.
The USDA Loan is secured by specific equipment collateral and is guaranteed by the USDA for up to 90% of the total proceeds. The USDA Loan is subject to certain financial covenants. The Company is required to maintain a Debt Service Coverage Ratio (as defined in the USDA Loan) of not less than 1.25:1, to be monitored annually, beginning in calendar year 2021. Additionally, the Company is required to maintain a Debt to Net Worth Ratio (as defined in the USDA Loan) of not more than 9:1, to be monitored annually based upon year-end
financial statements beginning in calendar year 2022.
As of December 31, 2021, the outstanding principal balance of the USDA Loan was $25,000, presented as long-term debt in the consolidated balance sheets. As of December 31, 2021, we were in compliance with all of the covenants under our USDA Loan.
Equipment Financing
In March 2020, the Company entered into an agreement to consolidate various individual equipment financing agreements, which represented substantially all our equipment financing notes, into four notes. The new notes are held by the same lender as the original equipment financing agreements. The amendments under the consolidated equipment financing notes pertain to maturity date, interest rate, and date of first installment payment. The Company evaluated the debt modification in accordance with ASC
470-50
and concluded that the debt modification did not result in a substantially different debt, and accordingly, no gain or loss was recorded. The equipment financing notes have an interest rate of 5.75% and mature in May 2024.
During the years ended December 31, 2021 and 2020, the Company made principal payments of $4,327 and $3,199, respectively, on the equipment financing notes. As of December 31, 2021, the outstanding balance of the equipment financing notes was $8,540, of which $3,412 was due within one year from the balance sheet date.

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

Payments of Debt Obligations due by Period
As of December 31, 2021, the schedule of the repayment requirements of long-term debt is as follows:

Fiscal Year	Principal Amount of Long-term Debt
2022	$9,504
2023	9,642
2024	10,402
2025	123,533
2026	3,367
Thereafter	15,211

Total	$171,659

NOTE 12—COMMITMENTS AND CONTINGENCIES
Litigation
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.
The Company was named a defendant in a case filed on January 14, 2019 in the Superior Court of the State of Delaware styled
Smart Sand, Inc. v. U.S. Well Services LLC
, C.A.
19C-01-144
PRW. On June 1, 2021, the court ruled against the Company in the case on the breach of contract claim and subsequently, on June 17, 2021, entered judgement in favor of Smart Sand, Inc. (“Smart Sand”) in the amount of approximately $51,000. On June 28, 2021, the Company entered into a Settlement Agreement and Release (the “Settlement Agreement”) with Smart Sand, pursuant to which the Company and Smart Sand reached a settlement of all matters in dispute. Pursuant to the Settlement Agreement, the Company agreed to pay $35,000 in cash and to provide Smart Sand certain rights of first refusal related to the supply of proppant for a period of two years (the “Settlement”). The parties to the Settlement Agreement also released each other from claims arising from or related to the Smart Sand litigation or the final judgment of the court. As of December 31, 2021, the Company paid $35,000 to Smart Sand and the settlement expense was reflected as litigation settlement on the consolidated statement of operations.
In addition to the case noted above, the Company is involved in various pending or potential legal actions in the ordinary course of business. Management is unable to predict the ultimate outcome of these actions because of the inherent uncertainty of litigation. However, management believes that the most probable, ultimate resolution of the remaining matters will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.
Purchase Commitments
The Company entered into an Equipment Purchase and Sale Agreement to purchase equipment. The Company intends to fund the commitments due in the next twelve months under the Equipment Purchase and Sale Agreement through additional financing transactions and cash on hand.

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

As of December 31, 2021, future minimum purchase commitments for equipment are as follows:

Fiscal Year
2022	$32,800
2023	16,400

Total	$49,200

Sand Purchase Agreements
The Company entered into agreements for the supply of proppant for use in its pressure pumping operations. Under the terms of these agreements, the Company is subject to minimum purchase quantities on a monthly, quarterly, or annual basis at fixed prices or may pay penalties in the event of any shortfall. As of December 31, 2021, the Company has met its obligated minimum purchase commitments under the agreement for the supply of proppant.
Lease Agreements
The Company has various long-term operating leases for facilities with terms ranging from 36 to 76 months.
Rent expense was $1,275 and $2,359 for the years ended December 31, 2021 and 2020, respectively, of which $1,001 and $1,655, respectively, are recorded as cost of services and $274, and $704, respectively, are recorded as selling, general and administrative expenses in the consolidated statements of operations.
The Company has capital leases for light duty vehicles and equipment with terms ranging from 18 to 48 months. Assets under capital leases and related accumulated amortization is recorded under property and equipment in the consolidated balance sheets.
The following is a schedule of minimum future payments on
non-cancellable
operating leases and capital leases as of December 31, 2021:

Fiscal Year	Operating Leases	Capital Leases
2022	$1,107	$1,241
2023	308	896
2024	258	891
2025	67	447

Total	$1,740	$3,475

The total capital leases payments include imputed interest.
The Company has also entered into short-term and long-term equipment lease agreements with certain power generation providers. The short-term equipment lease agreement has a term of twelve months and minimum future payments of $17,550 due in 2022. As of December 31, 2021, the long-term equipment lease agreements had not commenced, and the Company was in negotiations to amend and extend the start dates based on current supply constraints. The long-term equipment lease agreements were subsequently scheduled to commence in the first half of 2022 and will have minimum future payments of approximately $11,700 in 2022, $15,600 in 2023 and $3,900 in 2024. The Company expects to offset a portion of the commitments it will owe under these lease agreements through additional customer charges.

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

Self-insurance
The Company established a self-insured plan for employees’ healthcare benefits except for losses in excess of varying threshold amounts. The Company charges to expense all actual claims made during each reporting period, as well as an estimate of claims incurred, but not yet reported. The amount of estimated claims incurred, but not reported as of December 31, 2021 and 2020 was $288 and $189, respectively, and was reported as accrued expenses in the consolidated balance sheets. The Company believes that the liabilities recorded are appropriate based on the known facts and circumstances and does not expect further losses materially in excess of the amounts already accrued for existing claims.
NOTE 13—MEZZANINE EQUITY
Series A Redeemable Convertible Preferred Stock
The following table summarizes the Company’s Series A Redeemable Convertible Preferred Stock, par value $0.0001 per share (“Series A preferred stock”) activities for the year ended December 31, 2021:

	Shares	Amount
Balance at December 31, 2020	50,000	$50,975
Exchange of Series A preferred stock for Convertible Senior Notes	(30,390)	(33,716)
Deemed and imputed dividends on Series A preferred stock	—	750
Accrued Series A preferred stock dividends	—	5,857

Balance at December 31, 2021	19,610	$23,866

On May 23, 2019, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with certain institutional investors (collectively, the “Purchasers”) to issue and sell in a private placement 55,000 shares of Series A preferred stock for an aggregate purchase price of $1,000 per share, for total gross proceeds of $55,000. At the initial closing on May 24, 2019 (“Closing Date”), the Purchasers purchased all the Series A preferred stock and 2,933,333 initial Series A Warrants exercisable for shares of Class A common stock. See “Note 9 – Warrant Liabilities” for additional discussion of the Series A Warrants issued pursuant to the Series A preferred stock purchase agreement.
Holders of shares of Series A preferred stock are entitled to receive cumulative dividends, compounding and accruing quarterly in arrears, from the Closing Date until the second anniversary of the Closing Date, at an annual rate of 12.0%, and thereafter, 16.0% of the stated value of $1,000 per share, subject to increase in connection with the payment of dividends in kind. Dividends are payable, at the Company’s option, in cash from legally available funds or in kind by increasing the stated value of the outstanding Series A preferred stock by the amount per share of the dividend on February 24, May 24, August 24, and November 24 of each year. During the years ended December 31, 2021 and 2020, the Company’s Board of Directors did not declare a dividend on the Series A preferred stock resulting in the dividends for these periods being paid-in-kind
in accordance with the Series A preferred stock’s Certificate of Designations.
The Series A preferred stock is redeemable by the Company at any time for cash equal to the stated value per share on the date of redemption. If the Company notifies the holders that it has elected to redeem the Series A preferred stock, the holder may instead elect to convert such shares into Class A common stock. If the Series A preferred stock is converted in response to a redemption notice it will net settle for a combination of cash and Class A common stock.

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

Following the first anniversary of the Closing Date, each holder of Series A preferred stock may convert all or any portion of its shares of Series A preferred stock into Class A common stock based on the then-applicable liquidation preference at a conversion price of $23.35, subject to anti-dilution adjustments, at any time, but not more than once per quarter, so long as any conversion is for an underlying conversion value of Class A common stock of at least $1,000.
The Company has the option to force a conversion of any then outstanding shares of Series A preferred stock following the third anniversary of the Closing Date, and contingent upon (i) the closing price of the Company’s Class A common stock being greater than 130% of the Conversion Price for 20 trading days during any
30-day
consecutive trading day period, (ii) the average daily trading volume of the Class A common stock exceeding 250,000 for 20 trading days and (iii) the Company having an effective registration statement on file with the SEC covering resales of the underlying Class A common stock to be received upon such conversion.
On the Closing Date, the Company estimated the fair value of the Series A Warrants at $12,786 using the Black-Scholes option pricing model, which created a corresponding preferred stock discount in the same amount.
Due to the reduction of allocated proceeds to Series A preferred stock, the effective conversion price was approximately $18.90 per share creating a BCF of $22,104 which further reduced the carrying value of the Series A preferred stock. Since the holders’ conversion option of the Series A preferred stock could only be exercisable after the first anniversary of the Closing Date, the discount resulting from the BCF was accreted over one year as deemed preferred dividends using the effective yield method, resulting in a corresponding increase in the carrying value of the Series A preferred stock over the same time period.
The Series A preferred stock had similar characteristics of an “Increasing Rate Security” as described by SEC Staff Accounting Bulletin Topic 5Q, Increasing Rate Preferred Stock. As a result, the discount on Series A preferred stock is considered an unstated dividend cost that is amortized over the period preceding commencement of the perpetual dividend using the effective interest method, by charging imputed dividend cost against retained earnings, or additional paid in capital in the absence of retained earnings and increasing the carrying amount of the Series A preferred stock by a corresponding amount. The discount is therefore being amortized over two years using the effective yield method. The amortization in each period is the amount which, together with the stated dividend in the period, results in a constant rate of effective cost with regard to the carrying amount of the Series A preferred stock. The deemed and imputed dividends on Series A preferred stock was fully amortized as of June 30, 2021.
The Series A preferred stock was recorded as Mezzanine Equity, net of issuance cost, on the consolidated balance sheets because it has redemption features upon certain triggering events that are outside the Company’s control, such as change in control.
During the year ended December 31, 2020, one of the Purchasers converted 5,000 shares of Series A preferred stock and accrued dividends into 250,414 shares of Class A common stock pursuant to the certificate of designations authorizing and establishing the rights, preferences, and privileges of the Series A preferred stock. Accordingly, the Company recorded a reduction of $4,852 in the carrying value of the Series A preferred stock.
In June 2021, the Company exchanged 30,390 shares of Series A preferred stock for the Exchange Notes (discussed in Note 10—Convertible Senior Notes). Accordingly, the Company recorded a reduction of $33,716 in the carrying value of the Series A preferred stock during the year ended December 31, 2021. Concurrent with the issuance of the Exchange Notes, the Company also received from such holders of the Series A preferred stock total cash proceeds of $39,000 in consideration for additional Cash Notes. In connection with the extinguishment

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

of the Series A preferred stock, the Company initially recorded the Convertible Senior Notes issued to such holders at a total fair value of $63,780. The difference of $8,936 between the fair value of the Convertible Senior Notes issued and the carrying amount of $72,716 of consideration received was recorded in additional paid in capital as a return from the Series A preferred holders for the year ended December 31, 2021.
As of December 31, 2021, 19,610 shares of Series A preferred stock were outstanding and convertible into 1,168,297 shares of Class A common stock, and dividends accrued and outstanding with respect to the Series A preferred stock were $7,664 and reflected in the carrying value of Series A preferred stock.
Series B Redeemable Convertible Preferred Stock
The following table summarizes the Company’s Series B Redeemable Convertible Preferred Stock, par value $0.0001 per share (“Series B preferred stock”) activities for the year ended December 31, 2021:

	Shares	Amount
Balance at December 31, 2020	22,050	$22,686
Conversion of Series B preferred stock to Class A common stock	(22,050)	(27,277)
Accrued Series B preferred stock dividends	—	4,591

Balance at December 31, 2021	—	$—

On March 31, 2020, the Company entered into a purchase agreement with certain institutional investors (collectively, the “Series B Purchasers”), pursuant to which the Company agreed to issue and sell in a private placement 21,000 shares of Series B preferred stock, for an aggregate purchase price of $21,000. On April 1, 2020 (the “Series B Closing Date”), the Series B Purchasers purchased the Series B preferred stock.
Holders of the Series B preferred stock received distributions of 12.0% per annum on the then-applicable liquidation preference until May 24, 2021 and 16.0% per annum on the liquidation preference thereafter. Distributions were not required to be paid in cash and, if not paid in cash, were automatically accrued and added to the liquidation preference.
The Company had the option, but no obligation, to redeem the Series B preferred stock for cash. If the Company notified the holders that it had elected to redeem the Series B preferred stock, a holder may instead elect to convert its shares of Series B preferred stock at the specified conversion price, which was initially $0.308 per share. The Series B preferred stock converted in response to a redemption notice would net settle for a combination of cash and Class A common stock.
Each holder of Series B preferred stock may convert all or any portion of its Series B preferred stock into Class A common stock based on the then-applicable liquidation preference, subject to anti-dilution adjustments, at any time, but not more than once per quarter, so long as any conversion is for at least $1,000 based on the liquidation preference on the date of the conversion notice.
The Series B preferred stock was recorded as Mezzanine Equity, net of issuance cost, on the consolidated balance sheets because it had redemption features upon certain triggering events that were outside the Company’s control, such as change in control.
During the first and second quarter of 2021, an aggregate total of 1,012 shares of Series B preferred stock and related accrued dividends were converted into 1,049,508 shares of Class A common stock pursuant to the

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

certificate of designations authorizing and establishing the rights, preferences, and privileges of the Series B preferred stock.
On September 14, 2021, the Company amended the certificate of designations of the Series B preferred stock to provide that the Company could, subject to certain conditions, convert all, but not less than all, of the outstanding shares of the Series B preferred stock into shares of the Company’s Class A common stock. Upon conversion, each holder of the Series B preferred stock would receive the number of shares of Class A common stock equal to the aggregate amount of Series B preferred stock dividends that would have accrued if such shares were converted as of April 1, 2022, divided by the conversion price set forth in the certificate of designations.
On September 17, 2021, the Company converted the remaining 21,038 shares of the Series B preferred stock and related accrued dividends for 25,565,707 shares of Class A common stock, pursuant to the amended certificate of designations.
The Company recorded a reduction of $27,277 in the carrying value of the Series B preferred stock during the year ended December 31, 2021. As of December 31, 2021, there were no shares of Series B preferred stock outstanding.
NOTE 14—STOCKHOLDERS’ EQUITY
Preferred Stock
The Company is authorized to issue 10,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. The Company adopted and filed with the Secretary of State of the State of Delaware each of the Certificate of Designations for the Series A preferred stock and the Series B preferred stock as amendments to the Company’s Second Amended and Restated Certificate of Incorporation (as amended, the “Charter”) each on May 24, 2019 and March 31, 2020, to authorize and establish the rights, preferences and privileges of the Series A preferred stock and Series B preferred stock, respectively. See “Note 13—Mezzanine Equity” for the discussion of preferred stock issued and outstanding.
Class A Common Stock
The Company is authorized to issue 400,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2021 and 2020, there were 53,148,952 and 20,718,659 shares of Class A common stock issued and outstanding, respectively. As of December 31, 2021, 285,715 outstanding shares of Class A common stock were subject to cancellation on November 9, 2024, unless the closing price per share of the Class A common stock has equaled or exceeded $42.00 for any 20 trading days within any
30-trading
day period, and 174,194 outstanding shares of Class A common stock were subject to the same cancellation provision, but at a closing price per share of $47.25.
ATM Agreement.
On June 26, 2020, the Company entered into an Equity Distribution Agreement (the “ATM Agreement”) with Piper Sandler & Co. relating to the Company’s shares of Class A common stock. In accordance with the terms of the ATM Agreement, the Company may offer and sell shares of our Class A common stock over a period of time. The ATM Agreement relates to an
“at-the-market”
offering program. Under the ATM Agreement, the Company will pay Piper Sandler an aggregate commission of up to 3% of the gross sales price per share of Class A common stock sold under the ATM Agreement. On March 19, 2021, the Company increased the number of shares of Class A common stock that it may offer in accordance with the terms of the ATM Agreement to a total amount of $50,000, subject to the limitations set forth in General Instruction I.B.6 of Form
S-3.

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

During the year ended December 31, 2021, the Company sold 5,091,800 shares of Class A common stock for total net proceeds of $14,667 and paid $454 in commissions under the ATM Agreement. During the year ended December 31, 2020, the Company sold 226,359 shares of Class A common stock for total net proceeds of $400 and paid $12 in commissions under the ATM Agreement. Since inception on June 26, 2020 through December 31, 2021, the Company has sold a total of 5,318,159 shares of Class A common stock under the ATM Agreement for total net proceeds of $15,067 and paid $466 in commissions.
Subsequent to December 31, 2021, we sold an additional 9,767,941 shares of Class A common stock for a total net proceeds of $21,282 and paid $658 in commissions.
Class B Common Stock
The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. The shares of Class B common stock are non-economic;
however, holders are entitled to one vote per share. Each share of Class B common stock, together with one unit of USWS Holdings, is exchangeable for one share of Class A common stock or, at the Company’s election, the cash equivalent to the market value of one share of Class A common stock.
During the years ended December 31, 2021 and 2020, 2,302,936 and 3,197,756 shares of Class B common stock, respectively, were converted into 657,982 and 913,645 shares of Class A common stock, respectively, which has been adjusted to reflect the reverse stock split.
As of December 31, 2020, there were 2,302,936 shares of Class B common stock issued and outstanding. As of December 31, 2021, there were no shares of Class B common stock issued and outstanding.
Noncontrolling Interest
The Company’s noncontrolling ownership interest in consolidated subsidiaries is presented in the consolidated balance sheet within stockholders’ equity (deficit) as a separate component and represents approximately 3% ownership of USWS Holdings as of December 31, 2020.
During the first quarter of 2021, the remaining noncontrolling interest holders of USWS Holdings exchanged all of their respective shares for the Company’s Class A common stock. Accordingly, USWS Holdings became the Company’s wholly owned subsidiary as of December 31, 2021.
NOTE 15—EARNINGS (LOSS) PER SHARE
Basic earnings (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed in the same manner as basic earnings per share except that the denominator is increased to include the number of additional Class A common shares that could have been outstanding assuming the exercise of stock options and warrants, conversion of Series A and Series B preferred stock, conversion of Class B common stock, vesting of restricted shares of Class A common stock, conversion of Convertible Senior Notes and issuance of Class A common stock associated with the deferred stock units and certain performance awards.
Basic and diluted net income (loss) per share excludes the income (loss) attributable to and shares associated with the 459,909 shares of Class A common stock that are subject to cancellation on November 9, 2024 if certain market conditions have not been met. The Company has included in the calculation accrued dividends on Series A and Series B preferred stock and related deemed and imputed dividends.

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

The following table sets forth the calculation of basic and diluted earnings (loss) per share for the periods indicated based on the weighted average number of shares of Class A common stock outstanding:

	Year Ended December 31,
	2021	2020
Basic net income (loss) per share
Numerator:
Net loss attributable to U.S. Well Services, Inc.	$(70,605)	$(229,340)
Net loss attributable to cancellable Class A common stock	988	5,560

Basic net loss attributable to U.S. Well Services, Inc. shareholders	(69,617)	(223,780)
Dividends accrued on Series A preferred stock	(5,857)	(7,214)
Dividends accrued on Series B preferred stock	(4,591)	(2,049)
Deemed and imputed dividends on Series A preferred stock	(750)	(13,022)
Deemed and imputed dividends on Series B preferred stock	(7,178)	(564)
Exchange of Series A preferred stock for Convertible Senior Notes	8,936	—

Basic net loss attributable to U.S. Well Services, Inc. common shareholders	$(79,057)	$(246,629)

Denominator:
Weighted average shares outstanding	32,853,855	18,971,692
Cancellable Class A common stock	(459,909)	(459,909)

Basic and diluted weighted average shares outstanding	32,393,946	18,511,783

Basic and diluted net loss per share attributable to Class A common shareholders	$(2.44)	$(13.32)

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

A summary of securities excluded from the computation of diluted earnings per share is presented below for the applicable periods:

	Year Ended December 31,
	2021	2020
Dilutive earnings per share:
Anti-dilutive stock options	250,649	250,649
Anti-dilutive warrants	4,515,980	4,122,328
Anti-dilutive restricted stock	388,886	414,082
Anti-dilutive deferred stock units	2,052,474	2,546,245
Anti-dilutive shares from Pool B Awards	3,387,218	2,897,855
Anti-dilutive Class B common stock convertible into Class A common stock	—	657,982
Anti-dilutive Series A preferred stock convertible into Class A common stock	1,168,297	2,588,050
Anti-dilutive Series B preferred stock convertible into Class A common stock	—	22,355,922
Anti-dilutive Convertible Senior Notes convertible into Class A common stock	28,056,027	—

Potentially dilutive securities excluded as anti-dilutive	39,819,531	35,833,113

NOTE 16—SHARE-BASED COMPENSATION
Share-based compensation expense consisted of the following:

	Year Ended December 31,
	2021		2020
Restricted stock	$3,459		$4,719
Stock options	866		905
Deferred stock units	1,371		984
Pool A Awards	4,381		2,328
Pool B Awards	1,617		1,120

Total	$11,694	(1)	$10,056	(2)

(1)	For the year ended December 31, 2021, $2,097 was presented as cost of services and $9,597 was presented as selling, general and administrative expenses in the consolidated statement of operations.
(2)	For the year ended December 31, 2020, $1,940 was presented as cost of services and $8,116 was presented as selling, general and administrative expenses in the consolidated statement of operations.
Long-Term Incentive Plan
On September 21, 2020, the Board of Directors approved the Amended and Restated U.S. Well Services, Inc. 2018 Stock Incentive Plan (as amended, the “LTIP”) and on May 14, 2021 it was approved by the Company’s stockholders at the 2021 Annual Meeting of Stockholders. Under the LTIP, 5,414,193 shares of Class A common

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

stock are reserved for issuance pursuant to awards under the LTIP, which includes time-based restricted stock, deferred stock units, or other performance incentive awards.
Restricted Stock
Pursuant to the LTIP, the Company grants shares of restricted Class A common stock (“restricted stock”) to certain employees and directors. Restricted stock is subject to restrictions on transfer and is generally subject to a risk of forfeiture if the award recipient is no longer an employee or director of the Company prior to the lapse of the restriction. Restricted stock granted to employees generally vests over four years in equal installments each year on the anniversary of the grant date and grants to directors generally vest in full after one year. The grant date fair value of the restricted stock is determined using the closing price of the Company’s Class A common stock on the grant date.
The following table summarizes the restricted stock activity for the year ended December 31, 2021:

	Shares	Weighted- Average Grant-Date Fair Value per Share
Outstanding at December 31, 2020	414,071	$31.01
Granted	88,025	2.70
Vested	(102,615)	31.19
Forfeited	(10,595)	31.19

Outstanding at December 31, 2021	388,886	$24.55

The weighted average grant date fair value per share of restricted stock granted was $2.70 during the year ended December 31, 2021. There were no restricted stock grants made during the year ended December 31, 2020. The fair value of restricted stock vested was $3,200 and $6,123 during the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021, total unrecognized compensation cost related to restricted stock was $3,793 which is expected to be recognized over a weighted-average period of 1.2 years.
Stock options
In 2019, the Company granted stock options under the LTIP to certain employees of the Company. The fair value of stock options on the date of grant was calculated using the Black-Scholes valuation model. These stock options were granted with seven-year terms and vest over four years in equal installments each year on the anniversary of the grant date. The expected term of the options granted was based on the safe harbor rule of the SEC Staff Accounting Bulletin No. 107 “Share-Based Payment” as the Company lacks historical exercise data to estimate the expected term of these options. The expected stock price volatility is calculated based on the Company’s peer group because the Company does not have sufficient historical data and will continue to use peer group volatility information until historical volatility of the Company is available to measure expected volatility for future grants. The exercise price for stock options granted equals the closing market price of the underlying stock on the date of grant. These options are time-based and are not based upon attainment of performance goals.

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

The following table summarizes the stock option activity for the year ended December 31, 2021:

	Shares	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Life (in years)
Outstanding at December 31, 2020	250,649	$31.19	5.21
Granted	—	—	—
Exercised	—	—	—
Forfeited/Expired	—	—	—

Outstanding at December 31, 2021	250,649	$31.19	4.21

Exercisable at December 31, 2021	125,325	$31.19	4.21

During the years ended December 31, 2021 and 2020, no stock options were granted or exercised. As of December 31, 2021, the total unrecognized compensation cost related to stock options was $1,040 which is expected to be recognized over a weighted average period of 1.21 years.
Deferred Stock Units
The Company awards deferred stock units (“DSUs”) to certain key employees of the Company pursuant to the LTIP. Each DSU represents the right to receive one share of the Company’s Class A common stock. DSUs generally vest over three years in equal installments each year on the anniversary of the vesting effective date, subject to the grantee’s continuous service through each vesting period. The grant date fair value of the DSU is determined using the closing price of the Company’s Class A common stock on the grant date.
The following table summarizes the DSUs activity for the year ended December 31, 2021:

	Units	Weighted-Average Grant Date Fair Value per Unit
Outstanding at December 31, 2020	2,546,249	$1.16
Granted	404,294	2.87
Vested	(873,408)	1.16
Forfeited	(24,661)	1.16

Outstanding at December 31, 2021	2,052,474	$1.49

The weighted average grant date fair value per unit of DSUs granted was $2.87 and $1.16 during the years ended December 31, 2021 and 2020, respectively. The fair value of DSUs vested was $1,009 during the year ended December 31, 2021. No DSUs vested during the year ended December 31, 2020. As of December 31, 2021, the total unrecognized compensation cost related to DSUs was $1,730 which is expected to be recognized over a weighted average period of 1.45 years.
Pool A Performance Awards
The Company grants Pool A Performance Awards (“Pool A Awards”) to certain key employees of the Company. Each Pool A Award represents the right to receive, at the Company’s election, a fixed monetary amount either in

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

cash or a variable number of shares of the Company’s Class A common stock based on its closing share price on the date of settlement. The Pool A Awards vest in full one year on the anniversary of the vesting effective date specified in the applicable award agreement but settlement does not occur until the fifth anniversary of the grant date.
The Company accounts for the Pool A Awards under liability accounting as a result of the fixed monetary amount that could be settled either in cash or a variable number of shares of the Company’s Class A common stock. Since the settlement will not occur until the fifth anniversary of the grant date, the Company considers the delayed settlement as a post-vesting restriction which would impact the determination of grant-date fair value of the award.
During the year ended December 31, 2021, the Company granted Pool A Awards that will fully vest on January 1, 2022 (the “2021 Pool A Awards”). During the year ended December 31, 2020, the Company granted Pool A Awards which fully vested on January 1, 2021 (the “2020 Pool A Awards”). The grant date fair value of the 2020 Pool A Awards and 2021 Pool A Awards was $2,183 and $2,718, respectively.
As of December 31, 2021, the fair value of the 2020 Pool A Awards and 2021 Pool A Awards liabilities were remeasured to $3,098 and $3,611, respectively, and is presented as other long-term liabilities in the consolidated balance sheets. The fair value was estimated using a risk-adjusted discount rate reflecting the weighted-average cost of capital of similarly traded public companies.
As of December 31, 2021, the total unrecognized compensation cost related to Pool A Awards was $3,932, which is expected to be recognized over a weighted average period of 4.33 years.
Pool B Performance Awards
The Company grants Pool B Performance Awards (“Pool B Awards”) to certain key employees of the Company. Each Pool B Award represents the right to receive, at the Company’s election, either a cash payment calculated in accordance with the award agreement, or a fixed number of shares of the Company’s Class A common stock. The Pool B Awards vest over three years in equal installments each year on the anniversary of the vesting effective date specified in the applicable award agreement, subject to the grantee’s continuous services through each vesting period. The grant date fair value of the Pool B Awards is determined using the closing price of the Company’s Class A common stock on the grant date.
The following table summarizes the Pool B Awards activity for the year ended December 31, 2021:

Fair Value
Outstanding at December 31, 2020	$3,356
Granted	1,499
Vested	(1,151)
Forfeited	(32)

Outstanding at December 31, 2021	$3,672

The grant date fair value of the Pool B Awards granted was $1,499 and $3,362, during the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021, the total unrecognized compensation cost related to Pool B Awards was $2,086, which is expected to be recognized over a weighted average period of 1.48 years.

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

NOTE 17—EMPLOYEE BENEFIT PLAN
On March 1, 2013, the Company established the U.S. Well Services 401(k) Plan. The Company matched 100% of employee contributions up to 6% of the employee’s salary, subject to cliff vesting after two years of service. At the end of the first quarter of 2020, the Company suspended its match of employee contributions. Our matching contribution was $976 for the year ended December 31, 2020, included in cost of services and selling, general and administrative expenses in the consolidated statements of operations.
NOTE 18—RELATED PARTY TRANSACTIONS
Crestview III USWS TE, LLC and Crestview III USWS, L.P. and its affiliates (collectively, “Crestview Partners”) are part of an affiliate group which have an ownership interest in the Company of greater than 10% and is entitled to designate for nomination by the Company for election two directors to serve on the Company’s Board of Directors.
Convertible Senior Notes
On June 24, 2021, Crestview Partners purchased $40,000 of Convertible Senior Notes that are convertible into shares of the Company’s Class A common stock for consideration of $20,000 in cash and in exchange for 15,588 shares of the Company’s Series A preferred stock. See “Note 10—Convertible Senior Notes” and “Note 13—Mezzanine Equity” for discussion of the Cash Notes and Exchange Notes.
Series A Redeemable Convertible Preferred Stock
On May 24, 2019, Crestview Partners purchased 20,000 shares of Series A preferred stock for a total payment of $20,000 and received 1,066,666 initial Series A Warrants with the right to receive additional Series A Warrants in connection with the Company’s private placement of Series A preferred stock. During the years ended December 31, 2021 and 2020, Crestview Partners received 711,112 additional Series A Warrants, respectively. See “Note 9—Warrant Liabilities” for discussion of the Series A Warrants.
Series B Redeemable Convertible Preferred Stock
On April 1, 2020, Crestview Partners purchased 11,500 shares of Series B preferred stock for a total payment of $11,500, the TCW Group, Inc. (“TCW Group”) purchased 6,500 shares of Series B preferred stock for a total payment of $6,500 and David Matlin, a member of the Company’s Board of Directors, purchased 1,878 shares of Series B preferred stock for a total payment of $1,878.
On September 17, 2021, the Company converted Crestview Partners’ 11,500 shares of Series B preferred stock and related accrued dividends for 13,974,980 shares of Class A common stock, pursuant to the amended certificate of designations. On September 17, 2021, the Company converted TCW Group’s 6,500 shares of Series B preferred stock and related accrued dividends for 7,898,902 shares of Class A common stock. On September 17, 2021, the Company converted David Matlin’s and David Treadwell’s 1,678 and 200 shares of Series B preferred stock and related accrued dividends for 2,039,132 and 243,044 shares of Class A common stock, respectively. See “Note 13—Mezzanine Equity” for discussion of the Series B preferred stock.

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

NOTE 19—INCOME TAXES
The Company’s net deferred tax assets are as follows:

	December 31,
	2021	2020
Deferred tax assets:
Net operating loss carryforward	$92,339	$56,815
Startup/Organization expenses	176	177
Investment in Partnership	—	70,244
Interest expense	4,066	1,652
Property and equipment	8,752	—
Leases	1,210	—
Intangible assets	26,667	—
Sec. 743(b) adjustment	3,572	—
Inventory reserve	314	—
Stock-based compensation	957	—
Accruals and other	1,224	137

Total deferred tax assets	139,277	129,025
Deferred tax liabilities:
Prepaids	(2,078)	—

Total deferred tax liabilities	(2,078)	—
Net deferred tax asset	137,199	129,025
Valuation allowance	(137,199)	(129,025)

Net deferred tax assets	$—	$—

The income tax provision consists of the following:

	Year Ended December 31,
	2021	2020
Current income taxes:
Federal	$(27)	$(757)
State	—	(67)

Total current	(27)	(824)
Deferred income taxes:
Total deferred	—	—

Income tax benefit	$(27)	$(824)

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	December 31, 2021
Pre-tax book loss	$70,676
Federal provision (benefit)	(14,842)	-21.00%
Permanent differences	(303)	-0.43%
Return to provision, other	6,665	9.42%
Valuation allowance	8,453	11.96%

Total income tax benefit	$(27)	-0.04%

On March 27, 2020, the President signed the Coronavirus Aid, Relief and Economic Security Act (as amended, the “CARES Act”) into law. The CARES Act contains several corporate income tax provisions, including, among other things, providing a
5-year
carryback of net operating loss (“NOL”) tax carryforwards generated in tax years 2018, 2019, and 2020, removing the 80% taxable income limitation on utilization of those NOLs if carried back to prior tax years or utilized in tax years beginning before 2021, temporarily liberalizing the interest deductions rules under Section 163(j) of the Tax Cuts and Jobs Act of 2017, and making corporate alternative minimum tax credits immediately refundable. During 2020, the Company filed an application to carry back its 2018 NOLs, claiming a refund of $757.
As of December 31, 2021, the Company had total U.S. federal net operating loss (“NOL”) carryforwards of $388,541 and $307,413 of state NOLs available to offset future taxable income. Federal NOLs of $28,387 would begin to expire in 2036 if unused. Federal NOLs generated after December 31, 2017 do not expire and the state rules vary by state. After consideration of all of the information available, management has established a valuation allowance against the deferred tax assets of the Company’s tax loss carryforwards to the extent it is not more likely than not they will be realized. As of December 31, 2021, the valuation allowance totaled $137,199.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the positive and negative evidence with respect to sources of taxable income for purposes of determining the realization of deferred tax assets. In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s NOLs may be subject to an annual limitation in the event of a change in control as defined under the regulations.
The Company files income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions and is subject to examination by the taxing authorities.
We follow guidance issued by the FASB in accounting for uncertainty in income taxes. This guidance clarifies the accounting for income taxes by prescribing the minimum recognition threshold an income tax position is required to meet before being recognized in the consolidated financial statements and applies to all income tax positions. Each income tax position is assessed using a two-step
process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the consolidated financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement.
We have considered our exposure under the standard at both the federal and state tax levels. We did not record any liabilities for uncertain tax positions as of December 31, 2021 or 2020. We record income tax-related
interest

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

and penalties, if any, as a component of income tax expense. We did not incur any material interest or penalties on income taxes.
NOTE 20—SUBSEQUENT EVENTS
Sixth Senior Secured Term Loan Amendment
On February 28, 2022, the Company, USWS LLC and all the other subsidiaries of the Company entered into a Consent and Sixth Amendment (the “Sixth Term Loan Amendment”) to the Senior Secured Term Loan Agreement with CLMG Corp., as administrative agent and term loan collateral agent, and the lenders party thereto. Pursuant to the Sixth Term Loan Amendment, the Senior Secured Term Loan Agreement was amended in order to (i) provide for an additional tranche of last-out
term loans (the “Term C Loan”) of up to $35,000 principal amount and (ii) make certain modifications to the Senior Secured Term Loan Agreement on the terms and conditions set forth in the Sixth Term Loan Amendment.
The Term C Loan was funded by a syndicate of institutions, including Crestview Partners and its affiliates, David Matlin, a member of the Company’s Board of Directors, and one or more other institutions (collectively, the “Term C Loan Lenders”) and was extended on a last-out
basis in the payment waterfall relative to the existing Term A Loan and Term B Loan (collectively the “Senior Secured Term Loan”), and was otherwise made on the general terms and conditions consistent with the Senior Secured Term Loan.
The Term C Loan shall bear interest at a Benchmark Rate (as defined in the Senior Secured Term Loan Agreement), subject to a 2.0% floor, plus 12.0% per annum, accrued on a daily basis, to be paid-in-kind
by increasing the principal amount of the outstanding Term C Loan on each interest payment date. The default rate for the Term C Loan shall be 2.0% over and above the non-default
rate, subject to the same terms and conditions for the Senior Secured Term Loan.
After repayment of the Senior Secured Term Loan in full, the Company will pay to the Term C Loan Lenders the following premium upon any repayment, prepayment or acceleration of the Term C Loan:

•	30% of the repaid, prepaid, or accelerated amount, if such repayment, prepayment or acceleration occurs on or prior to May 31, 2022;

•	65% of the repaid, prepaid, or accelerated amount, if such repayment, prepayment or acceleration occurs between June 1, 2022 and August 31, 2022; and

•	100% of the repaid, prepaid, or accelerated amount, if such repayment, prepayment or acceleration occurs on or after to September 1, 2022.
As of March 15, 2022, the outstanding principal balance of the Term C Loan was $21,500. The maturity date of the Term C Loan is December 5, 2025. The Company intends to use the proceeds for general working capital, including the funding of growth capital expenditures.
Pursuant to the Sixth Term Loan Amendment, the principal amortization schedule for the existing Senior Secured Term Loan was modified such that commencing on June 30, 2023, the Company is required to make quarterly principal payments of $5,000 until September 30, 2025. The Senior Secured Term Loan interest payments were modified that if on April 1, 2022, the outstanding principal amount of the Senior Secured Term Loan is equal to or less than $103,000 then the interest rate from April 1, 2022 through December 31, 2022 shall be payable as follows: (i) 1.0% per annum in cash and (ii) 4.125% per annum shall be paid-in-kind
by increasing the outstanding principal amount of the Senior Secured Term Loan on each interest payment date.

U.S. WELL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts, or where otherwise noted)

Additionally, pursuant to the Sixth Term Loan Amendment, other covenants and terms in the Senior Secured Term Loan Agreement were amended including, but not limited to, certain covenants relating to collateral, approved growth capital expenditures, and mandatory prepayments.
Term C Loan Warrants
In connection with the entry into the Sixth Term Loan Amendment and the Term C Loan, the Company issued warrants to the Term C Loan Lenders, including Crestview Partners and David Matlin. On February 28, 2022, the Company issued 13,953,488 warrants to certain of the Term C Loan Lenders (the “February 2022 Warrants”) exercisable to purchase an equivalent number of shares of Class A common stock at an exercise price of $1.10 per share, subject to adjustment, and expiring on February 28, 2028. On March 1, 2022, the Company issued 1,046,511 warrants to certain of the Term C Loan Lenders (the “March 2022 Warrants” and, together with the February 2022 Warrants, the “Term C Loan Warrants”) exercisable to purchase an equivalent number of shares of Class A common stock at an exercise price of $1.29, subject to adjustment, and expiring on March 1, 2028.
The Term C Loan Warrants were offered in a private offering that is exempt from registration under the Securities Act, and may not be offered or sold in the United States absent such registration or an exemption from the registration requirements of the Securities Act.
Registered Direct Offering
On March 11, 2022, the Company completed a registered direct offering of 14,180,375 shares of Class A common stock for gross proceeds of approximately $25,000, before deducting placement agent fees and other offering expenses. The Company intends to use the net proceeds for working capital purposes, including the funding of certain capital expenditures.
The Company issued 992,626 warrants to the placement agent as partial compensation for its services in connection with this offering (the “Placement Agent Warrants”). The Placement Agent Warrants are exercisable to purchase an equivalent number of shares of Class A common stock at an initial exercise price of $2.2038 per share. The Placement Agent Warrants are exercisable immediately, subject to certain ownership limitations and will expire three and one-half
years following the date of issuance.
On March 11, 2022, in a concurrent private placement, the Company also issued 14,180,375 warrants to the purchasers of the shares of Class A common stock in the registered direct offering (the “RDO Investor Warrants”). The RDO Investor Warrants are exercisable to purchase an equivalent number of shares of Class A common stock at an initial exercise price of $1.763 per share. The RDO Investor Warrants are exercisable immediately, subject to certain ownership limitations and will expire three and one-half
years following the date of issuance.

U.S. WELL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$17,268	$6,384
Restricted cash	736	2,736
Accounts receivable (net of allowance for doubtful accounts of $0 as of June 30, 2022 and December 31, 2021, respectively)	31,721	25,743
Inventory, net	8,074	6,351
Assets held for sale	—	2,043
Prepaids and other current assets	6,373	18,748

Total current assets	64,172	62,005

Property and equipment, net	194,943	162,664
Operating lease right-of-use assets	18,197	—
Finance lease right-of-use assets	3,246	—
Intangible assets (net of accumulated amortization of $2,173 and $1,690 as of June 30, 2022 and December 31, 2021, respectively)	12,017	12,500
Goodwill	4,971	4,971
Other assets	1,119	1,417

TOTAL ASSETS	$298,665	$243,557

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$49,027	$29,180
Accrued expenses and other current liabilities	14,301	16,842
Notes payable	2,814	2,320
Current portion of long-term debt	8,750	5,000
Current portion of equipment financing	3,437	3,412
Current portion of capital lease obligations	—	1,092
Current portion of operating lease liabilities	9,605	—
Current portion of finance lease liabilities	1,168	—

Total current liabilities	89,102	57,846

Warrant liabilities	2,733	3,557
Convertible senior notes	116,183	105,769
Long-term debt	158,423	167,507
Long-term equipment financing	3,328	5,128
Long-term capital lease obligations	—	2,112
Long-term operating lease liabilities	8,748	—
Long-term finance lease liabilities	2,176	—
Other long-term liabilities	7,927	6,875

Total liabilities	388,620	348,794

Commitments and contingencies (NOTE 12)
Mezzanine equity:
Series A Redeemable Convertible Preferred Stock, par value $0.0001 per share; 55,000 shares authorized; 19,610 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively; aggregate liquidation preference of $29,499 and $27,274 as of June 30, 2022 and December 31, 2021, respectively	26,092	23,866
Stockholders’ deficit:
Class A Common Stock, par value of $0.0001 per share; 400,000,000 shares authorized; 12,827,306 shares and 8,858,161 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively (1)	1	1
Additional paid in capital (1)	312,571	263,932
Accumulated deficit	(428,619)	(393,036)

Total Stockholders’ deficit	(116,047)	(129,103)

TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT	$298,665	$243,557

(1)	Periods presented have been adjusted to reflect the 1-for-6 reverse stock split on August 4, 2022. See Note 2, Reverse Stock Splits, for details.
The accompanying notes are an integral part of these condensed consolidated financial statements.

U.S. WELL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$68,764	$78,799	$109,914	$155,057
Costs and expenses:
Cost of services (excluding depreciation and amortization)	55,209	59,252	95,932	121,883
Depreciation and amortization	5,877	9,836	11,577	20,942
Selling, general and administrative expenses	9,406	7,214	17,778	14,604
Litigation settlement	—	35,000	—	35,000
Loss (gain) on disposal of assets	(76)	(545)	2,980	1,891

Loss from operations	(1,652)	(31,958)	(18,353)	(39,263)
Interest expense, net	(9,562)	(7,333)	(17,530)	(13,516)
Change in fair value of warrant liabilities	1,577	(136)	831	(7,287)
Patent license sales	—	22,500	—	22,500
Loss on extinguishment of debt	—	(839)	(1,651)	(839)
Other income	302	23	1,623	52

Loss before income taxes	(9,335)	(17,743)	(35,080)	(38,353)
Income tax benefit	—	(27)	—	(27)

Net loss	(9,335)	(17,716)	(35,080)	(38,326)
Net loss attributable to noncontrolling interest	—	—	—	(44)

Net loss attributable to U.S. Well Services, Inc.	(9,335)	(17,716)	(35,080)	(38,282)
Dividends accrued on Series A preferred stock	(1,135)	(1,998)	(2,226)	(3,811)
Dividends accrued on Series B preferred stock	—	(811)	—	(1,522)
Deemed and imputed dividends on Series A preferred stock	—	(286)	—	(750)
Deemed dividends on Series B preferred stock	—	(1,501)	—	(5,669)
Exchange of Series A preferred stock for convertible senior notes	—	8,936	—	8,936

Net loss attributable to U.S. Well Services, Inc. common stockholders	$(10,470)	$(13,376)	$(37,306)	$(41,098)

Loss per common share (See Note 15):
Basic and diluted (1)	$(0.82)	$(3.10)	$(3.27)	$(10.12)
Weighted average common shares outstanding:
Basic and diluted (1)	12,720	4,219	11,347	3,991

(1)
Periods presented have been adjusted to reflect the
1-for-3.5
reverse stock split on September 30, 2021 and the
1-for-6
reverse stock split on August 4, 2022. See Note 2,
Reverse Stock Splits,
for details.

The accompanying notes are an integral part of these condensed consolidated financial statements
.

U.S. WELL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(35,080)	$(38,326)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	11,577	20,942
Change in fair value of warrant liabilities	(831)	7,287
Provision for losses on accounts receivable	—	9
Provision for losses on inventory obsolescence	541	1,398
Loss on disposal of assets	2,980	1,891
Non-cash lease expense	1,997	—
Convertible senior notes converted into sales of patent licenses	—	(22,500)
Amortization of debt discount, premium and issuance costs	3,130	3,606
Paid-in-kind interest	12,237	258
Loss on extinguishment of debt, net	1,651	839
Share-based compensation expense	1,613	3,661
Changes in assets and liabilities:
Accounts receivable	(5,978)	(10,506)
Inventory	(2,263)	(964)
Prepaids and other current assets	1,445	(7,708)
Accounts payable	8,902	6,427
Accrued liabilities	1,229	(2,641)
Accrued interest	409	7,956

Net cash provided by (used in) operating activities	3,559	(28,371)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(48,337)	(24,841)
Proceeds from sale of property and equipment and insurance proceeds from damaged property and equipment	17,338	8,553

Net cash used in investing activities	(30,999)	(16,288)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	7,344	24,722
Repayments of revolving credit facility	(14,495)	(14,750)
Proceeds from issuance of long-term debt	—	3,004
Proceeds from issuance of long-term debt and warrants	21,500	—
Repayments of long-term debt	(19,022)	(12,563)
Payment of fees related to debt extinguishment	(96)	(41)
Proceeds from issuance of convertible senior notes	—	86,500
Proceeds from issuance of notes payable	3,826	9,139
Repayments of notes payable	(3,332)	(3,697)
Repayments of amounts under equipment financing	(1,774)	(1,738)
Principal payments under capital lease obligations	—	(109)
Principal payments on finance lease liabilities	(560)	—
Proceeds from issuance of common stock and warrants in registered direct offering, net	22,730	—
Proceeds from issuance of common stock via the 2020 ATM Agreement, net	21,298	13,562
Deferred financing costs	(1,095)	(6,569)

Net cash provided by financing activities	36,324	97,460

Net increase in cash and cash equivalents and restricted cash	8,884	52,801
Cash and cash equivalents and restricted cash, beginning of period	9,120	5,262

Cash and cash equivalents and restricted cash, end of period	$18,004	$58,063

The accompanying notes are an integral part of these condensed consolidated financial statements.

U.S. WELL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2022	2021
Supplemental cash flow disclosure:
Interest paid	$1,411	$1,276
Income tax refunds received	(757)	(810)
Non-cash investing and financing activities:
Issuance of warrants to term C loan lenders	6,491	—
Issuance of warrants to purchasers of Class A common stock in registered direct offering	7,044	—
Issuance of warrants to placement agent in registered direct offering	470	—
Exchange of Series A preferred stock for convertible senior notes	—	24,780
Conversion of Series B preferred stock to Class A common stock	—	1,067
Deemed and imputed dividends on Series A preferred stock	—	750
Accrued Series A preferred stock dividends	2,226	3,811
Accrued Series B preferred stock dividends	—	1,522
Changes in accrued and unpaid capital expenditures	8,927	7,543
Assets under capital lease obligations	—	1,113
The accompanying notes are an integral part of these condensed consolidated financial statements.

U.S. WELL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(in thousands, except share amounts)
(unaudited)

	Three Months Ended June 30, 2022
	Class A Common Stock (1)		Class B Common Stock		Additional Paid in Capital (1)	Accumulated Deficit	Noncontrolling Interest	Total Deficit
	Shares	Amount	Shares	Amount
Balance at March 31, 2022	12,844,437	$1	—	$—	$314,979	$(419,284)	$—	$(104,304)
Share-based compensation	—	—	—	—	(1,273)	—	—	(1,273)
Restricted stock forfeitures	(17,131)	—	—	—	—	—	—	—
Accrued Series A preferred stock dividends	—	—	—	—	(1,135)	—	—	(1,135)
Net loss	—	—	—	—	—	(9,335)	—	(9,335)

Balance at June 30, 2022	12,827,306	$1	—	$—	$312,571	$(428,619)	$—	$(116,047)

	Three Months Ended June 30, 2021
	Class A Common Stock (1)		Class B Common Stock		Additional Paid in Capital (1)	Accumulated Deficit	Noncontrolling Interest	Total Deficit
	Shares	Amount	Shares	Amount
Balance at March 31, 2021	4,288,969	$—	—	$—	$226,749	$(342,997)	$—	$(116,248)
Class A common stock issuance	113,412	—	—	—	2,891	—	—	2,891
Conversion of Series B preferred stock to Class A common stock	44,167	—	—	—	270	—	—	270
Exchange of Series A preferred stock for convertible senior notes	—	—	—	—	8,936	—	—	8,936
Share-based compensation	—	—	—	—	1,617	—	—	1,617
Deemed and imputed dividends on Series A preferred stock	—	—	—	—	(286)	—	—	(286)
Accrued Series A preferred stock dividends	—	—	—	—	(1,998)	—	—	(1,998)
Accrued Series B preferred stock dividends	—	—	—	—	(811)	—	—	(811)
Net loss	—	—	—	—	—	(17,716)	—	(17,716)

Balance at June 30, 2021	4,446,548	$—	—	$—	$237,368	$(360,713)	$—	$(123,345)

(1)
Periods presented have been adjusted to reflect the
1-for-3.5
reverse stock split on September 30, 2021 and the
1-for-6
reverse stock split on August 4, 2022. See Note 2,
Reverse Stock Splits,
for details.

The accompanying notes are an integral part of these condensed consolidated financial statements.

U.S. WELL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT (continued)
(in thousands, except share amounts)
(unaudited)

	Six Months Ended June 30, 2022
	Class A Common Stock (1)		Class B Common Stock		Additional Paid in Capital (1)	Accumulated Deficit	Noncontrolling Interest	Total Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2021	8,858,161	$1	—	$—	$263,932	$(393,036)	$—	$(129,103)
Adoption of ASC 842, Leases on January 1, 2022	—	—	—	—	—	(503)	—	(503)
Class A common stock issuance	3,991,387	—	—	—	36,494	—	—	36,494
Warrants issuance	—	—	—	—	14,005	—	—	14,005
Share-based compensation	—	—	—	—	396	—	—	396
Tax withholding related to vesting of share-based compensation	(4,383)	—	—	—	(30)	—	—	(30)
Restricted stock forfeitures	(17,859)	—	—	—	—	—	—	—
Accrued Series A preferred stock dividends	—	—	—	—	(2,226)	—	—	(2,226)
Net loss	—	—	—	—	—	(35,080)	—	(35,080)

Balance at June 30, 2022	12,827,306	$1	—	$—	$312,571	$(428,619)	$—	$(116,047)

	Six Months Ended June 30, 2021
	Class A Common Stock (1)		Class B Common Stock		Additional Paid in Capital (1)	Accumulated Deficit	Noncontrolling Interest	Total Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2020	3,453,111	$—	2,302,936	$—	$217,219	$(322,431)	$—	$(105,212)
Class A common stock issuance	714,586	—	—	—	13,242	—	—	13,242
Conversion of Class B common stock to Class A common stock	109,664	—	(2,302,936)	—	—	—	—	—
Conversion of Series B preferred stock to Class A common stock	174,919	—	—	—	1,068	—	—	1,068
Exchange of Series A preferred stock for convertible senior notes	—	—	—	—	8,936	—	—	8,936
Share-based compensation	—	—	—	—	3,136	—	44	3,180
Tax withholding related to vesting of share-based compensation	(4,938)	—	—	—	(150)	—	—	(150)
Restricted stock forfeitures	(794)	—	—	—	—	—	—	—
Deemed and imputed dividends on Series A preferred stock	—	—	—	—	(750)	—	—	(750)
Accrued Series A preferred stock dividends	—	—	—	—	(3,811)	—	—	(3,811)
Accrued Series B preferred stock dividends	—	—	—	—	(1,522)	—	—	(1,522)
Net loss	—	—	—	—	—	(38,282)	(44)	(38,326)

Balance at June 30, 2021	4,446,548	$—	—	$—	$237,368	$(360,713)	$—	$(123,345)

(1)
Periods presented have been adjusted to reflect the
1-for-3.5
reverse stock split on September 30, 2021 and the
1-for-6
reverse stock split on August 4, 2022. See Note 2,
Reverse Stock Splits,
for details.

The accompanying notes are an integral part of these condensed consolidated financial statements.

U.S. WELL SERVICES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except shares and per share amounts, or where otherwise noted)
NOTE 1—DESCRIPTION OF BUSINESS
U.S. Well Services, Inc. (“USWS,” the “Company,” “we,” “us” or “our”), is a Houston, Texas-based technology-focused oilfield service company focused on electric powered pressure pumping services for oil and natural gas exploration and production companies in the United States. The process of pressure pumping involves pumping a pressurized stream of fluid—typically a mixture of water, chemicals, and proppant—into a well casing or tubing to cause the underground mineral formation to fracture or crack. Fractures release trapped hydrocarbon particles and provide a conductive channel for the oil or natural gas to flow freely to the wellbore for collection. The propping agent or proppant becomes lodged in the cracks created by the stimulation process, “propping” them open to facilitate the flow of hydrocarbons from the reservoir to the well.
The Company’s fleets consist mostly of
all-electric,
mobile pressure pumping equipment and other auxiliary heavy equipment to perform stimulation services. The Company’s Clean Fleet
®
electric fleets replace the traditional engines, transmissions, and radiators used in conventional diesel fleets with electric motors powered by electricity. The Company utilizes high-pressure hydraulic fracturing pumps mounted on trailers and refers to the group of pump trailers and other equipment necessary to perform a typical job as a “fleet” and the personnel assigned to each fleet as a “crew”. In May 2021, the Company announced its commitment to becoming an all-electric
pressure pumping services provider and since then it has sold most of its legacy, diesel-powered pressure pumping equipment. We have retained some of our legacy, diesel-powered pressure pumping equipment for use during our transition to support our electric fleets and bridge the time gap between our customers’ current service needs and the deployment of our newbuild Nyx Clean Fleets
®
. We expect to continue phasing out our remaining conventional fleet operations as we take delivery of our newbuild Nyx Clean Fleets
®
.
Proposed Merger with ProFrac
On June 21, 2022, USWS, ProFrac Holding Corp. (“ProFrac”), and Thunderclap Merger Sub I, Inc., an indirect subsidiary of ProFrac (“Merger Sub”), entered into an agreement and plan of merger (the “Merger Agreement”), providing that, among other things and subject to the terms and conditions of the Merger Agreement, at the effective time (the “Effective Time”) of the Merger (defined below):

•	Merger Sub will be merged with and into USWS, with USWS surviving as an indirect subsidiary of ProFrac, subject to the terms and conditions set forth in the Merger Agreement (the “Merger”).

•
Each share of USWS Class A common stock issued and outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive 0.3366 shares of ProFrac Class A common stock (the “Merger Consideration”).

•	USWS will take all requisite action so that, effective as of immediately prior to the Effective Time:

•
(i) each holder of USWS’s Series A Redeemable Convertible Preferred Stock, par value $0.0001 per share, (the “Series A preferred stock”) issued and outstanding at such time may convert such stock into shares of USWS Class A common stock at the Merger Conversion Ratio (as defined in the Merger Agreement), and (ii) any shares of Series A preferred stock issued and outstanding immediately prior to the Effective Time not so converted at the Merger Conversion Ratio will automatically convert into shares of USWS Class A common stock at the then-effective conversion rate as calculated pursuant to USWS’s Certificate of Designations (as defined in the Merger Agreement); and

•
each Convertible Senior Note issued and outstanding at such time will automatically convert into a number of shares of USWS Class A common stock equal to the quotient obtained by dividing (i) the amount of outstanding aggregate principal amount, plus accrued and unpaid interest, owing under such Convertible Senior Note through the date immediately prior to the Effective Time, by (ii) $7.32.

U.S. WELL SERVICES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except shares and per share amounts, or where otherwise noted)

•
At the Effective Time, each Term C Loan Warrant issued and outstanding immediately prior to the Effective Time will be automatically canceled and will cease to exist and no consideration will be delivered in exchange therefor.

•
At the Effective Time, each Public Warrant, Private Placement Warrant, Series A Warrant, RDO Warrant and Placement Agent Warrant issued and outstanding immediately prior to the Effective Time (collectively, the “Rollover Warrants”), in accordance with the terms of such Rollover Warrants, will be amended to provide the right to receive a warrant to purchase a number of shares of ProFrac Class A common stock equal to (i) the number of shares of USWS Class A common stock underlying such Rollover Warrant multiplied by (ii) the Exchange Ratio. The exercise price of such Rollover Warrants will be the exercise price of such Rollover Warrant divided by the Exchange Ratio.

•
At the Effective Time, each share of USWS Class A common stock subject to vesting, repurchase, or other lapse of restrictions that is outstanding and unvested under the Amended and Restated U.S. Well Services, Inc. 2018 Stock Incentive Plan (the “LTIP”) immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled in exchange for the right to receive the Merger Consideration and, in lieu of any fractional shares, cash.

•
Immediately prior to the Effective Time, each then-outstanding deferred stock unit (“DSU”) or restricted stock unit (“RSU”), in each case representing a right to receive one share of USWS Class A common stock granted under the LTIP, will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive the Merger Consideration and, in lieu of any fractional shares, cash (treating such DSU or RSU in the same manner as if it were an outstanding share of USWS Class A common stock for such purposes).

•
Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, (i) each then outstanding Pool A Performance Award (“Pool A Award”) shall be canceled and converted into the right to receive (A) for recipients of Pool A Awards who consent to the terms of that certain Amendment to Performance Awards included as an exhibit to the Merger Agreement (the “Award Amendment”), the Merger Consideration in an amount equal to the accumulated award value as of July 19, 2022 divided by $7.32, and (B) with respect to each Pool A Award not amended by an Award Amendment, the Merger Consideration in an amount equal to the accumulated award value as of the Effective Time divided by $7.32; and (ii) each then-outstanding Pool B Performance Award (“Pool B Award”) shall be canceled and converted into the right to receive (A) with respect to each Pool B Award amended by an Award Amendment, the Merger Consideration in an amount equal to the accumulated award value as of July 19, 2022 divided by $6.468, and (B) with respect to each Pool B Award not amended by an Award Amendment, the Merger Consideration in an amount equal to the accumulated award value as of the Effective Time divided by $6.468.

The consummation of the Merger is subject to customary conditions, including, among others, (a) receipt of USWS stockholder approval, (b) the absence of any applicable law or order prohibiting the consummation of the Merger or the Parent Stock Issuance (as defined in the Merger Agreement), (c) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976
,
as amended (the “HSR Act”), (d) the effectiveness of the Registration Statement (as defined in the Merger Agreement), (e) approval of the Parent Stock Issuance for listing on Nasdaq, (f) subject to certain exceptions, the accuracy of the representations and warranties of each party to the Merger Agreement, (g) the performance in all material respects of each party of its obligations under the Merger Agreement and (h) the absence of a Company Material Adverse Effect and Parent Material Adverse Effect (as such terms are defined in the Merger Agreement).

U.S. WELL SERVICES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except shares and per share amounts, or where otherwise noted)

Dan Wilks and Farris Wilks, together with certain of their affiliates, (collectively, the “Wilks Parties”) collectively hold a controlling interest in ProFrac. Certain Wilks Parties also own certain securities of USWS, including outstanding Convertible Senior Notes and Term C Loan Warrants.
Concurrently with the execution and delivery of the Merger Agreement, certain stockholders of USWS (each, a “Supporting Stockholder” and, collectively, the “Supporting Stockholders”) entered into a Voting Agreement with ProFrac (the “Voting Agreements”). Pursuant to the Voting Agreements, each Supporting Stockholder agreed to, among other things, (i) support and vote in favor of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) take (and refrain from taking) certain other actions in connection with the transactions contemplated by the Merger Agreement and (iii) to the extent applicable, deliver a Conversion Notice (as defined in the Merger Agreement) to convert each Supporting Stockholder’s shares of USWS’s Series A preferred stock at the Merger Conversion Ratio as described above.
The Supporting Stockholders together beneficially own, in the aggregate, approximately 44% of the currently outstanding shares of USWS’s Class A common stock, which includes 9,568 shares of USWS’s Class A common stock, or approximately 0.07%, held by THRC Holdings, LP (“THRC”), one of the Wilks Parties.
USWS has agreed to operate its business in the ordinary course during the period between the execution of the Merger Agreement and the Effective Time, subject to specific exemptions set forth in the Merger Agreement, and have agreed to certain other customary restrictions on operations, as set forth in the Merger Agreement.
The Merger Agreement and the transactions contemplated thereby were unanimously approved by the Board of Directors of USWS and the Board of Directors of ProFrac on June 21, 2022, each acting on the unanimous recommendation of their respective special committees formed for the purpose of negotiating and evaluating the fairness of the transactions contemplated by the Merger Agreement.
The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form
10-Q
and incorporated herein by reference.
NOTE 2—SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information and pursuant to the instructions to Form
10-Q
and Regulation
S-X
issued by the Securities and Exchange Commission (“SEC”). Accordingly, these financial statements do not include all information or notes required by GAAP for annual financial statements and should be read in conjunction with the annual financial statements included in the Annual Report on Form
10-K
for the year ended December 31, 2021 (the “Annual Report”), filed with the SEC on March 30, 2022.
The accompanying unaudited condensed consolidated financial statements and accompanying notes present the consolidated financial position, results of operations, cash flows, and stockholders’ deficit of the Company as of June 30, 2022 and December 31, 2021, and for the three and six months ended June 30, 2022 and 2021. The interim data includes all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods. The results of operations for the three and six months ended June 30, 2022 are not necessarily indicative of the results of operations expected for the entire fiscal year ended December 31, 2022.

U.S. WELL SERVICES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except shares and per share amounts, or where otherwise noted)

Our operations are organized into a single business segment, which consists of pressure pumping services, and we have one reportable geographical business segment, the United States.
Reverse Stock Splits
On September 30, 2021, the Company effected a
1-for-3.5
reverse split of its Class A common stock. All owners of record as of September 30, 2021 received one issued and outstanding share of the Company’s Class A common stock in exchange for three and one half outstanding shares of the Company’s Class A common stock.
On August 4, 2022, the Company effected a
1-for-6
reverse split of its Class A common stock. All owners of record as of August 4, 2022 received one issued and outstanding share of the Company’s Class A common stock in exchange for six outstanding shares of the Company’s Class A common stock.
No fractional shares of Class A common stock were issued as a result of these reverse stock splits. Any fractional shares in connection with these reverse stock splits were rounded up to the nearest whole share and no stockholders received cash in lieu of fractional shares. The reverse stock splits had no impact on the number of shares of Class A common stock that the Company is authorized to issue pursuant to its certificate of incorporation or on the par value per share of the Class A common stock. Proportional adjustments were made to the number of shares of Class A common stock issuable upon exercise or conversion of the Company’s equity awards, convertible preferred stock and warrants, as well as the applicable exercise price. All share and per share information included in this Quarterly Report on Form
10-Q
has been retroactively adjusted to reflect the impact of these reverse stock splits.
Principles of Consolidation
The condensed consolidated financial statements comprise the financial statements of the Company and its wholly owned subsidiaries. Subsidiaries are fully consolidated from the date of acquisition, being the date on which the Company obtains control, and continue to be consolidated until the date when such control ceases. The financial statements of the subsidiaries are prepared for the same reporting period as the Company. All significant intercompany balances and transactions are eliminated upon consolidation.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. We regularly evaluate estimates and judgments based on historical experience and other relevant facts and circumstances. Significant estimates included in these financial statements primarily relate to allowance for doubtful accounts, allowance for inventory obsolescence, estimated useful lives and valuation of long-lived assets, impairment assessments of goodwill and other long-lived assets, valuation of right-of-use
assets and lease liabilities, estimates of fair value of warrant liabilities, term loan, and convertible senior notes, and the valuation of share-based compensation and certain equity instruments. Actual results could differ from those estimates.
Restricted Cash
Cash and cash equivalents that are restricted as to withdrawal or use under the terms of certain contractual agreements, or are reserved for a specific purpose, and not readily available for immediate or general use are recorded in restricted cash on our condensed consolidated balance sheets. As of June 30, 2022, restricted cash primarily consisted of $0.7 million transferred into a trust account to support our workers’ compensation

U.S. WELL SERVICES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except shares and per share amounts, or where otherwise noted)

obligations. As of December 31, 2021, restricted cash consisted of $0.7 million transferred into a trust account to support our workers’ compensation obligations and $2.0 million for the prepayment of the Senior Secured Term Loan.
The following table provides a reconciliation of cash and cash equivalents and restricted cash reported on the condensed consolidated statements of cash flows:

	June 30,
	2022	2021
Cash and cash equivalents	$17,268	$57,544
Restricted cash	736	519

Cash and cash equivalents and restricted cash	$18,004	$58,063

Accounts Receivable
Accounts receivable are recorded at their outstanding balances adjusted for an allowance for doubtful accounts. Revenue earned and recognized in advance of invoice issuance creates assets referred to as “unbilled receivables”. Unbilled receivables are presented on a combined basis with accounts receivable. Allowance for doubtful accounts is determined by analyzing the payment history and credit worthiness of each customer. Receivable balances are charged off when they are considered uncollectible by management. Recoveries of receivables previously charged off are recorded as income when received.
During the first quarter of 2021, the Company
wrote-off
accounts receivables of $12.0 million, which was previously reserved in full as of December 31, 2020. As of June 30, 2022, the Company did not record an allowance for doubtful accounts.
Inventory
Inventory consists of proppant, chemicals, and other consumable materials and supplies used in our pressure pumping operations. Inventories are stated at the lower of cost or net realizable value. Cost is determined principally on a first-in-first-out
cost basis. All inventories are purchased for use by the Company in the delivery of its services with no inventory being sold separately to outside parties. Inventory quantities on hand are reviewed regularly and write-downs for obsolete inventory are recorded based on our forecast of the inventory item demand in the near future. As of June 30, 2022 and December 31, 2021, the Company had established inventory reserves of $1.7 million and $1.3 million, respectively, for obsolete and slow-moving inventory.
Property and Equipment
Property and equipment are carried at cost, with depreciation provided on a straight-line basis over their estimated useful lives. Expenditures for renewals and betterments that extend the lives of the assets are capitalized. Amounts spent for maintenance and repairs, which do not improve or extend the life of the related asset, are charged to expense as incurred.
The Company separately identifies and accounts for certain critical components of its pressure pumping units including the engine, transmission, and pump, which requires us to separately estimate the useful lives of these components. For our other service equipment, we do not separately identify and track depreciation of specific original components. When we replace components of these assets, we typically estimate the net book values of the components that are retired, which are based primarily upon their replacement costs, their ages and their original estimated useful lives.

U.S. WELL SERVICES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except shares and per share amounts, or where otherwise noted)

Leases
At inception, the Company determines whether an arrangement is a lease and the appropriate lease classification as operating or finance. When a lease is identified, a right-of-use
asset and the corresponding lease liability are recorded on the lease commencement date based on the present value of the remaining lease payments over the lease term on the condensed consolidated balance sheet. In the event a lease does not provide an implicit rate, the Company uses its incremental borrowing rate based on information available at the commencement date in determining the present value of the remaining lease payments. Leases may include options to extend or terminate the lease. The Company generally does not include renewal or termination options in its assessment of the leases unless extension or termination for certain assets is deemed to be reasonably certain. The Company has elected the practical expedient to not recognize lease assets and liabilities for leases with a term of 12 months or less. Operating lease expenses are recognized on a straight-line basis over the lease term. The Company also has some lease agreements with lease and non-lease
components, which are accounted for as a single lease component.
Right-of-use
assets are assessed periodically for impairment if events or circumstances occur that indicate the carrying amount of the asset may not be recoverable. The Company monitors events and modifications of existing lease agreements that would require reassessment of the lease. When a reassessment results in the remeasurement of a lease liability, a corresponding adjustment is made to the carrying amount of the corresponding right-of-use
asset.
Warrants
The Company evaluates all its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to Accounting Standards Codification (“ASC”) 480,
Distinguishing Liabilities from Equity
and ASC
815-15,
Derivatives and Hedging—Embedded Derivatives
. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or equity is evaluated pursuant to ASC
815-40,
Derivatives and Hedging—Contracts in Entity’s Own Equity
.
The Company’s issued and outstanding Public Warrants, Private Placement Warrants and Series A Warrants are recognized as liabilities. Accordingly, we recognize these warrant instruments as liabilities at fair value upon issuance and adjust the instruments to fair value at the end of each reporting period. Any change in fair value is recognized in our condensed consolidated statements of operations. The Public Warrants are valued using their quoted market price since they are publicly traded and thus had an observable market price. The Private Placement Warrants are valued using a Monte Carlo simulation model. The Series A Warrants are valued using the Black-Scholes option pricing model.
The Company’s issued and outstanding Term C Loan Warrants, RDO Investor Warrants and Placement Agent Warrants are recognized as equity.
See “Note 9—Warrants” for additional disclosure of the Company’s outstanding warrants.
Fair Value of Financial Instruments
Fair value is defined under ASC 820,
Fair Value Measurement
, as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a three-level hierarchy, which requires an entity to maximize the use of observable

U.S. WELL SERVICES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except shares and per share amounts, or where otherwise noted)

inputs and minimize the use of unobservable inputs when measuring fair value. The three levels are defined as follows:

•	Level 1—inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2—inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3—inputs are unobservable for the asset or liability.
The following is a summary of the carrying amounts and estimated fair values of our financial instruments:
Senior Secured Term Loan
. The fair value of the Senior Secured Term Loan is $91.2 million and $106.6 million as of June 30, 2022 and December 31, 2021, respectively, based on the market price quoted from external sources. If the Senior Secured Term Loan was measured at fair value in the financial statements, it would be classified as Level 2 in the fair value hierarchy.
Term C Loan.
The fair value of the Term C Loan is $37.9 million as of June 30, 2022 based on the market price quoted from external sources. If the Term C Loan was measured at fair value in the financial statements, it would be classified as Level 2 in the fair value hierarchy.
Equipment financing
. The carrying value of the equipment financing notes approximates fair value as its terms are consistent with and comparable to current market rates as of June 30, 2022 and December 31, 2021, respectively.
Warrants.
Certain of the Company’s outstanding warrants are accounted for as liabilities and measured at fair value. See “Note 9—Warrants” for fair value measurements associated with the Company’s warrants.
Convertible Senior Notes
. The fair value of the Convertible Senior Notes is $113.1 million and $73.5 million as of June 30, 2022 and December 31, 2021, respectively, based on an option pricing framework using a lattice model. If the Convertible Senior Notes were measured at fair value in the financial statements, they would be classified as Level 2 in the fair value hierarchy.
Revenue Recognition
The Company recognizes revenue based on the customer’s ability to benefit from the services rendered in an amount that reflects the consideration expected to be received in exchange for those services.
The Company’s performance obligations are satisfied over time, typically measured by the number of stages completed or the number of pumping days a fleet is available to pump for a customer in a month. All revenue is recognized when a contract with a customer exists, collectability of amounts subject to invoice is probable, the performance obligations under the contract have been satisfied over time, and the amount to which the Company has the right to invoice has been determined. A portion of the Company’s contracts contain variable consideration; however, this variable consideration is typically unknown at the time of contract inception, and is not known until the job is complete, at which time the variability is resolved.
The Company has elected to use the “as invoiced” practical expedient to recognize revenue based upon the amount it has a right to invoice upon the completion of each performance obligation per the terms of the contract.
Patent License Sales.
The sales of the right to use the Company’s patented Clean Fleet
®
technology is a single performance obligation. The Company recognizes the income associated with the patent license sales at the point

U.S. WELL SERVICES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except shares and per share amounts, or where otherwise noted)

in time when the Company satisfies its performance obligation by granting the purchaser the right to use the patented Clean Fleet
®
technology and transfer of control has occurred. The patent license sales are recognized as other income in our condensed consolidated statement of operations.
Major Customer and Concentration of Credit Risk
The concentration of our customers in the oil and natural gas industry may impact our overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions. We perform ongoing credit evaluations of our customers and do not generally require collateral in support of our trade receivables.
The following table shows the percentage of revenues from our significant customers:

	Three Months Ended June 30,
	2022	2021
Customer A	19.1%	*
Customer B	*	12.9%
Customer C	14.2%	10.6%
Customer D	17.1%	*
Customer E	*	19.6%
Customer F	32.3%	17.8%
Customer H	*	12.1%
Customer I	*	11.4%
Customer K	17.1%	*

	Six Months Ended June 30,
	2022	2021
Customer A	17.5%	*
Customer B	*	12.9%
Customer C	17.1%	11.6%
Customer D	12.9%	*
Customer E	*	18.1%
Customer F	35.7%	19.0%
Customer H	*	15.2%
Customer K	16.7%	*
An asterisk indicates that revenue is less than ten percent.
The following table shows the percentage of trade receivables from our significant customers:

	June 30, 2022	December 31, 2021
Customer A	22.1%	*
Customer C	21.6%	20.4%
Customer D	13.7%	*
Customer F	24.4%	24.3%
Customer J	*	29.7%
Customer K	16.5%	25.0%
An asterisk indicates that trade receivable is less than ten percent.

U.S. WELL SERVICES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except shares and per share amounts, or where otherwise noted)

Income Taxes
The provision or benefit from income taxes for interim periods is determined using an estimate of our annual effective tax rate, adjusted for discrete items, if any, that are taken into account in the relevant period. Each quarter, the Company updates the estimate of the annual effective tax rate, and if the estimated tax rate changes, the Company records a cumulative adjustment.
The Company’s effective tax rate on continuing operations for the three and six months ended June 30, 2022, was 0.00%. The Company’s effective tax rate on continuing operations for the three and six months ended June 30, 2021 was (0.15)% and (0.07)%, respectively. The difference between the effective tax rate and the U.S. federal statutory rate is primarily due to a valuation allowance on the Company’s federal and state net deferred tax assets and excess tax benefits related to net operating losses. Due to tax losses and offsetting valuation allowance, the Company did not record a provision for U.S. income taxes in any period.
The Company is subject to taxation in the U.S. The tax years subsequent to 2017 remain open and subject to examination by federal and state taxing authorities in which the Company is subject to tax. The Company is not under examination in any other jurisdictions.
As of June 30, 2022, the Company has provided a valuation allowance against all federal and state deferred tax assets. Management continues to evaluate the realizability of deferred tax assets and the related valuation allowance. If management’s assessment of the deferred tax assets or the corresponding valuation allowance were to change, the Company would record the related adjustment to income during the period in which management makes the determination. After consideration of all the information available, management determined that a valuation allowance was appropriate, as it is more likely than not that the Company will not utilize its net deferred tax assets.
NOTE 3—ACCOUNTING STANDARDS
Except as discussed below, there have been no recent accounting pronouncements or changes in accounting pronouncements during the six months ended June 30, 2022, as compared to the recent accounting pronouncements described in the Annual Report, that are of significance, or potential significance to the Company.
Recently Adopted Accounting Pronouncements
In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU
2016-02,
Leases (Topic 842)
and subsequent amendments to the initial guidance: ASU
2017-13,
ASU
2018-10,
ASU
2018-11,
ASU
2018-20,
ASU
2019-01
and ASU
2020-02
(collectively, “ASC 842”). ASC 842 requires companies to generally recognize on the balance sheet operating and financing lease liabilities and corresponding right-of-use
assets. On January 1, 2022, the Company adopted ASC 842, using the modified retrospective with applied transition method and recognized a cumulative impact to retained earnings in that period, which allowed the Company to continue to apply the legacy guidance in Topic 840,
Leases
, including its disclosure requirements, in the comparative periods presented in the year of adoption. The Company elected to apply certain practical expedients, whereby it will not reassess (i) whether any expired or existing contracts are or contain leases, (ii) the lease classification for any expired or existing leases and (iii) initial direct costs for any existing leases.
On January 1, 2022, upon adoption of the new leasing standard, the Company recognized operating right-of-use
assets of $1.6 million and operating lease liabilities of $1.6 million. On January 1, 2022, the Company

U.S. WELL SERVICES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except shares and per share amounts, or where otherwise noted)

recognized finance lease
right-of-use
assets of $3.6 million, reclassified from property and equipment, net and finance lease liabilities of $3.8 million, including $3.2 million reclassified from current and long-term capital lease obligations. The impact of adoption of the new leasing standard had no material impact to the condensed consolidated statements of operations.
In December 2019, the FASB issued ASU
2019-12,
Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes
, which removes specific exceptions to the general principles in Topic 740 in GAAP. The new guidance also improves the issuer’s application of income tax-related
guidance and simplifies GAAP for franchise taxes that are partially based on income, transactions with a government that result in a step up in the tax basis of goodwill, separate financial statements of legal entities that are not subject to tax, and enacted changes in tax laws in interim periods. The Company adopted ASU
2019-12
on January 1, 2022, using the prospective method of transition. The adoption did not have a material impact on the Company’s condensed consolidated financial statements.
In August 2020, the FASB issued ASU
2020-06,
Debt—Debt with Conversion and Other Options
(Subtopic 470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity
(Subtopic 815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. It also amends the accounting for certain contracts in an entity’s own equity that are currently accounted for as derivatives because of specific settlement provisions. In addition, the new guidance modifies how particular convertible instruments and certain contracts that may be settled in cash or shares impact the diluted EPS computation. The new guidance will be effective for smaller reporting companies for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted. The Company adopted ASU
2020-06
on January 1, 2022, using the modified retrospective method of transition. The adoption did not have a material impact on the Company’s condensed consolidated financial statements.
NOTE 4—PREPAIDS AND OTHER CURRENT ASSETS
Prepaids and other current assets consisted of the following:

	June 30, 2022	December 31, 2021
Prepaid insurance	$4,646	$5,207
Recoverable costs from insurance	—	11,109
Income tax receivable	—	757
Other current assets	1,727	1,675

Total prepaid expenses and other current assets	$6,373	$18,748

During the six months ended June 30, 2022 and 2021, the Company prepaid $5.1 million and $11.7 million, respectively, in insurance premiums related to renewals of various insurance policies.
The Company has insurance coverage in place covering, among other things, property damage up to certain specified amounts. During the six months ended June 30, 2022, the Company received $12.0 million from insurance reimbursements, of which $11.1 million was accrued for as of December 31, 2021. During the six months ended June 30, 2021, the Company received $6.4 million from insurance reimbursements.
During 2020, the Company filed an application to carry back its 2018 NOLs, claiming a refund of approximately $0.8 million, which was received during the three months ended June 30, 2022.

U.S. WELL SERVICES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except shares and per share amounts, or where otherwise noted)

NOTE 5—PROPERTY AND EQUIPMENT, NET
Property and equipment consisted of the following:

	Estimated Useful Life (in years)	June 30, 2022	December 31, 2021
Pressure pumping equipment (1)	1.5 to 25	$227,521	$186,826
Light duty vehicles (2)	5	1,667	5,524
Furniture and fixtures	5	67	67
IT equipment	3	1,033	1,033
Auxiliary equipment	2	14,160	12,218
Leasehold improvements	Term of lease	276	276

		244,724	205,944
Less: accumulated depreciation and amortization		(49,781)	(43,280)

Property and equipment, net		$194,943	$162,664

(1)	As of December 31, 2021, the Company had capitalized $0.6 million of pressure pumping equipment, related to capital leases and the accumulated depreciation was $0.3 million.
(2)	As of December 31, 2021, the Company had capitalized $3.9 million of light duty vehicles, related to capital leases and the accumulated depreciation was $0.5 million.
Depreciation and amortization expense related to property and equipment was $5.3 million and $9.6 million during the three months ended June 30, 2022 and 2021, respectively, and $10.5 million and $20.5 million during the six months ended June 30, 2022 and 2021, respectively.
Assets Sales
In May 2021, the Company announced its commitment to becoming an all-electric
pressure pumping services provider and since then has sold most of its legacy, diesel-powered pressure pumping equipment. As of June 30, 2022, the Company did not have any assets classified as held for sale. As of December 31, 2021, the Company had classified $2.0 million in net book value of diesel pressure pumping equipment as assets held for sale on the condensed consolidated balance sheet.
During the six months ended June 30, 2022, the Company received $5.3 million in proceeds from the sale of property and equipment, of which $2.1 million was for assets classified as held for sale. The Company used the proceeds received from the asset sales to pay down the principal balance of its Senior Secured Term Loan.
The Company recognized a gain of $0.1 million and a loss of $3.0 million from disposal of assets during the three and six months ended June 30, 2022, respectively, and a gain of $0.5 million and a loss of $1.9 million during the three and six months ended June 30, 2021, respectively.
NOTE 6—LEASES
As described in “Note 3—Accounting Standards” the Company adopted ASC 842,
Leases
, on January 1, 2022. Prior periods presented have not been adjusted and continue to be reported in accordance with the legacy guidance in ASC 840,
Leases
. The Company’s capital lease assets and related accumulated amortization were

U.S. WELL SERVICES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except shares and per share amounts, or where otherwise noted)

recorded as property and equipment and the capital lease liabilities were recorded as current and long-term capital lease obligations on the condensed consolidated balance sheet as of December 31, 2021. See “Note 5—Property and Equipment, Net” and “Note 11—Debt” regarding disclosure of capital leases.
The Company has operating and financing leases for office facilities, light duty vehicles, tractors and pressure pumping equipment, including power generation equipment. The Company does not have any material lessor arrangements.
The weighted average remaining lease term and discount rates used in the measurement of the Company’s right-of-use
assets and lease liabilities are as follows:

June 30, 2022
Weighted average remaining lease term:
Operating leases	1.9 years
Finance leases	3.0 years
Weighted average discount rate:
Operating leases	9.6%
Finance leases	7.4%
The components of lease expense consisted of the following:

	Three Months Ended June 30, 2022	Six Months Ended June 30, 2022
Operating lease expense	$1,725	$2,041
Short-term lease expense	9,981	19,249
Finance lease expense:
Amortization of right-of-use assets	312	620
Interest on lease liabilities	63	141

Total	$12,081	$22,051

In accordance with prior guidance rent expense was $0.3 million and $0.6 million for the three and six months ended June 30, 2021, respectively, of which $0.2 million and $0.5 million, respectively, was recorded as cost of services and $0.1 million and $0.1 million, respectively, was recorded as selling, general and administrative expenses in the condensed consolidated statements of operations.

U.S. WELL SERVICES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except shares and per share amounts, or where otherwise noted)

Supplemental cash flow information related to leases is as follows:

Six Months Ended June 30, 2022
Cash paid for amounts included in the measurement of lease liabilities
Payments on operating lease included in operating cash flows	$1,896
Interest payments on finance leases included in operating cash flows	$133
Principal payments on finance leases included in financing cash flows	$560
Right-of-use assets upon adoption of ASC 842 and obtained in exchange for new lease liabilities
Operating leases	$19,935
Finance leases	$3,893
As of June 30, 2022, the future maturities of lease liabilities are as follows:

Fiscal Year	Operating Leases	Finance Leases
Remainder of 2022	$5,718	$782
2023	10,346	1,080
2024	3,968	1,080
2025	67	621
2026	—	40
Thereafter	—	16

Total lease payments	20,099	3,619
Less: imputed interest	(1,746)	(275)

Total lease liabilities	$18,353	$3,344

In addition, the Company entered into agreements for additional power generation services and equipment. Such long-term operating leases commenced upon the delivery of the equipment, which occurred during the early part of the third quarter of 2022.
As of December 31, 2021, in accordance with prior guidance the minimum future payments on non-cancellable
operating leases and capital leases are as follows:

Fiscal Year	Operating Leases	Capital Leases
2022	$1,107	$1,241
2023	308	896
2024	258	891
2025	67	447

Total	$1,740	$3,475

The total capital lease payments include imputed interest.

U.S. WELL SERVICES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except shares and per share amounts, or where otherwise noted)

In October 2021, the Company completed a sale-leaseback transaction for a short-term operating lease. The Company deferred a $7.4 million gain from disposal of assets to accrued expenses and other current liabilities to amortize over the minimum term of the lease. As of June 30, 2022 and December 31, 2021, the remaining deferred gain on the sale-leaseback transaction was $1.9 million and $5.6 million, respectively.
NOTE 7—ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
Accrued expenses and other current liabilities consisted of the following:

	June 30, 2022	December 31, 2021
Accrued payroll and benefits	$6,428	$5,188
Accrued taxes	4,292	5,041
Accrued interest	173	287
Deferred gain on sale-leaseback	1,852	5,557
Other current liabilities	1,556	769

Accrued expenses and other current liabilities	$14,301	$16,842

NOTE 8—NOTES PAYABLE
The Company enters into various premium finance agreements with a credit finance institution to pay the premiums on insurance policies for its directors’ and officers’ liability, general liability, workers’ compensation, umbrella, auto and pollution coverage needs. During the six months ended June 30, 2022 and 2021, the aggregate amount of the premiums financed was $3.8 million and $9.1 million, respectively, payable in equal monthly installments at a weighted average interest rate of 4.0% and 5.4%, respectively. These premium finance agreements are due within one year and are recorded as notes payable under current liabilities in the condensed consolidated balance sheets. As of June 30, 2022 and December 31, 2021, the Company had a remaining balance of $2.8 million and $2.3 million, respectively, related to notes payable.
NOTE 9—WARRANTS
Warrants issued and outstanding consisted of the following:

	Balance Sheet Classification	June 30, 2022	December 31, 2021
Public Warrants	Liability	9,994,635	9,994,635
Private Placement Warrants	Liability	9,172,782	9,172,782
Series A Warrants	Liability	6,666,662	6,222,218
Term C Loan Warrants	Equity	14,999,999	—
RDO Investor Warrants	Equity	14,180,375	—
Placement Agent Warrants	Equity	992,626	—
Public Warrants and Private Placement Warrants
The Company issued public and private warrants in connection with its initial public offering in November 2018 (the “Public Warrants” and “Private Placement Warrants”). As of June 30, 2022, the outstanding Public Warrants and Private Placement Warrants were exercisable for an aggregate of 456,368 shares of Class A common stock.

U.S. WELL SERVICES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except shares and per share amounts, or where otherwise noted)

Each Public Warrant and Private Placement Warrant entitles its holder to purchase one forty-second of a share of our Class A common stock at an exercise price of $5.75 per warrant ($241.50 per full share equivalent), to be exercised only for a whole number of shares of Class A common stock. The Public Warrants and Private Placement Warrants expire on November 9, 2023 or earlier upon redemption or liquidation. The Public Warrants and Private Placement Warrants are recognized as warrant liabilities in the condensed consolidated balance sheet.
Series A Warrants
The Company issued warrants to certain institutional investors in connection with the Company’s private placement of Series A preferred stock on May 24, 2019 (the “Series A Warrants”). The Company issued additional warrants to the purchasers in quarterly installments beginning nine months after May 24, 2019 and ending on March 31, 2022.
During the six months ended June 30, 2022 and 2021, the Company issued 444,444 and 888,888 additional Series A Warrants to the purchasers of Series A preferred stock, respectively, in accordance with the Series A preferred stock purchase agreement.
As of June 30, 2022, the outstanding Series A Warrants were exercisable for 317,461 shares of Class A common stock. The Series A Warrants entitle their holders to purchase one twenty-first of a share of Class A common stock at an exercise price of $7.66 per warrant ($160.86 per full share equivalent), to be exercised only for a whole number of shares of Class A common stock. The Series A Warrants expire on November 25, 2025. The Series A Warrants are recognized as warrant liabilities in the condensed consolidated balance sheet.
Term C Loan Warrants
On February 28, 2022, in connection with the entry into the Term C Loan, the Company issued 13,953,488 warrants to certain of the Term C Loan Lenders (the “February 2022 Warrants”) exercisable to purchase 2,325,582 shares of Class A common stock at an exercise price of $6.60 per share, subject to adjustment, and expiring on February 28, 2028.
On March 1, 2022, in connection with the entry into the Term C Loan, the Company issued 1,046,511 warrants to certain of the Term C Loan Lenders (the “March 2022 Warrants” and, together with the February 2022 Warrants, the “Term C Loan Warrants”) exercisable to purchase 174,419 shares of Class A common stock at an exercise price of $7.74, subject to adjustment, and expiring on March 1, 2028.
The Term C Loan Warrants were offered in a private offering that is exempt from registration under the Securities Act, and may not be offered or sold in the United States absent such registration or an exemption from the registration requirements of the Securities Act.
The Term C Loan Warrants are recognized as equity in the condensed consolidated balance sheet. See “Note 11—Debt” for additional disclosure on the accounting for the Term C Loan and Term C Loan Warrants.
RDO Investor Warrants and Placement Agent Warrants
On March 11, 2022, the Company completed a registered direct offering for 2,363,396 shares of Class A common stock and in a concurrent private placement, the Company also issued 14,180,375 warrants to the purchasers of the shares of Class A common stock in the registered direct offering (the “RDO Investor Warrants”).

U.S. WELL SERVICES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except shares and per share amounts, or where otherwise noted)

The RDO Investor Warrants are exercisable to purchase 2,363,396 shares of Class A common stock at an exercise price of $10.578 per share. The RDO Investor Warrants are exercisable immediately, subject to certain ownership limitations and will expire three and one-half
years following the date of issuance.
The Company also issued 992,626 warrants to the placement agent as partial compensation for its services in connection with the registered direct offering (the “Placement Agent Warrants”) on March 11, 2022. The Placement Agent Warrants are exercisable to purchase 165,438 shares of Class A common stock at an exercise price of $13.2228 per share. The Placement Agent Warrants are exercisable immediately, subject to certain ownership limitations and will expire three and one-half
years following the date of issuance.
The RDO Investor Warrants and Placement Agent Warrants are recognized as equity in the condensed consolidated balance sheet. See “Note 14—Stockholders’ Equity” for additional disclosure on the accounting for the RDO Investor Warrants and Placement Agent Warrants.
Fair Value Measurement
The Company’s Public Warrants, Private Placement Warrants and Series A Warrants are accounted for as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Company’s condensed consolidated statements of operations each reporting period.
The following tables present the Company’s fair value hierarchy for liabilities measured at fair value on a recurring basis:

	Quoted Prices in Active Markets (Level 1)	Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total
As of June 30, 2022
Public Warrants	$546	$—	$—	$546
Private Placement Warrants	—	578	—	578
Series A Warrants	—	1,609	—	1,609

	$546	$2,187	$—	$2,733

As of December 31, 2021
Public Warrants	$752	$—	$—	$752
Private Placement Warrants	—	871	—	871
Series A Warrants	—	1,934	—	1,934

	$752	$2,805	$—	$3,557

Public Warrants
. The fair value of the Public Warrants are classified as Level 1 in the fair value hierarchy and is valued using quoted market prices, as they are traded in active markets.
Private Placement Warrants.
The fair value of the Private Placement Warrants are classified as Level 2 in the fair value hierarchy and is determined using a Monte Carlo simulation model.
Series A Warrants
. The fair value of the Series A Warrants are classified as Level 2 in the fair value hierarchy and is determined using the Black-Scholes option pricing model.

U.S. WELL SERVICES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except shares and per share amounts, or where otherwise noted)

The following assumptions were used to calculate the fair value for the Private Placement Warrants and Series A Warrants:

	Private Placement Warrants	Series A Warrants
As of June 30, 2022
Expected remaining life	1.4 years	3.4 years
Volatility rate	255.8%	255.8%
Risk-free interest rate	2.8%	3.0%
Expected dividend rate	0%	0%
As of December 31, 2021
Expected remaining life	1.9 years	3.9 years
Volatility rate	227.5%	227.5%
Risk-free interest rate	0.7%	1.1%
Expected dividend rate	0%	0%
NOTE 10—CONVERTIBLE SENIOR NOTES
On June 24, 2021, the Company entered into a Note Purchase Agreement (as amended, the “Note Purchase Agreement”) to issue 16.0% Convertible Senior Secured (Third Lien) PIK Notes (the “Convertible Senior Notes”), in a private placement to institutional investors (the “Private Placement”). Two of the institutional investors were Crestview III USWS TE, LLC and Crestview III USWS, L.P. (collectively, “Crestview Partners”), which are related parties. One of the institutional investors was THRC, an affiliate of the Wilks Parties.
During the year ended December 31, 2021, pursuant to the Note Purchase Agreement, the Company issued $136.5 million in aggregate principal amount of Convertible Senior Notes, comprised of Cash Notes, Exchange Notes (collectively with the Cash Notes, the “Equity Linked Notes”) and a License Linked Note, as described below, which mature on June 5, 2026. The Convertible Senior Notes are secured by a third priority security interest in the collateral that secures the Company’s obligations under the Senior Secured Term Loan Agreement. The Convertible Senior Notes bear interest at a rate of 16.0% per annum. Accrued and unpaid interest is calculated on the last day of each quarter, commencing September 30, 2021, and will be paid in kind (“PIK”) on such date by increasing the principal amount of the outstanding Convertible Senior Notes.
The carrying value of the Convertible Senior Notes is as follows:

	June 30, 2022	December 31, 2021
Principal	$114,000	$114,000
PIK interest	19,835	9,686
Unamortized debt premium	1,764	1,841
Unamortized debt discount and issuance costs	(19,416)	(19,758)

Net convertible senior notes	$116,183	$105,769

As of June 30, 2022, the Convertible Senior Notes are convertible into 5,059,728 shares of the Company’s Class A common stock at the option of the holders.
Equity Linked Notes.
In June 2021 and July 2021, in connection with the Private Placement, the Company issued and sold $75.0 million in principal amount of Convertible Senior Notes that are convertible at any time at the

U.S. WELL SERVICES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except shares and per share amounts, or where otherwise noted)

holder’s option, into shares of the Company’s Class A common stock for cash (the “Cash Notes”). The conversion prices of the Cash Notes range from $20.58 to $26.25, subject to adjustment.
In June 2021, in connection with the Private Placement, the Company issued and sold $39.0 million in principal amount of Convertible Senior Notes that are convertible at any time at the holder’s option, into shares of the Company’s Class A common stock in exchange for 30,390 shares of the Company’s Series A preferred stock (the “Exchange Notes”). The Exchange Notes are convertible at a conversion price of $42.00 subject to adjustment.
In accordance with ASC 480,
the Company evaluated the Equity Linked Notes and determined they should be classified as liabilities due to the unconditional obligation to settle the notes for a variable number of shares of the Company’s Class A common stock based on a fixed monetary amount known at inception. Certain of the Equity Linked Notes were initially measured at fair value as they were considered new instruments issued concurrently to extinguish the Series A preferred stock. See “Note 13 – Mezzanine Equity” for the discussion of Series A preferred stock exchange.
License Linked Note.
On June 24, 2021, in connection with the Private Placement, the Company issued and sold a Convertible Senior Note in the principal amount of $22.5 million that was convertible into a patent license agreement (the “License Linked Note”). On June 29, 2021, the holder exercised its right to convert the License Linked Note in full. The Company recognized the $22.5 million as other income from patent license sales in its condensed consolidated statement of operations. The debt issuance costs associated with the License Linked Note were fully amortized.
NOTE 11—DEBT
Long-term debt consisted of the following:

	June 30, 2022	December 31, 2021
Senior Secured Term Loan	$102,785	$120,745
Term C Loan	22,525	—
ABL Credit Facility	7,019	14,170
USDA Loan	25,000	25,000
Equipment financing	6,765	8,540
Capital leases	—	3,204

Total debt principal balance	164,094	171,659
Senior Secured Term Loan future interest payable	24,899	24,384
Unamortized debt discount and issuance costs	(15,055)	(11,792)
Current maturities	(12,187)	(9,504)

Net long-term debt	$161,751	$174,747

Senior Secured Term Loan
On May 7, 2019, the Company, U.S. Well Services, LLC (“USWS LLC”), as the borrower, and all the other subsidiaries of the Company entered into a Senior Secured Term Loan Credit Agreement (as amended, the “Senior Secured Term Loan Agreement”) with CLMG Corp., as administrative and collateral agent, and the lenders party thereto. Upon entering the Senior Secured Term Loan Agreement, the Company borrowed

U.S. WELL SERVICES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except shares and per share amounts, or where otherwise noted)

$250.0 million in Term A and Term B Loans (collectively the “Senior Secured Term Loan”), which matures on December 5, 2025.
On February 28, 2022, the Company, USWS LLC and all the other subsidiaries of the Company entered into the sixth term loan amendment to the Senior Secured Term Loan Agreement with CLMG Corp., as administrative agent and term loan collateral agent, and the lenders party thereto, to make certain modifications to the Senior Secured Term Loan Agreement, including, but not limited to, the interest rates, principal payments, certain covenants relating to collateral, approved growth capital expenditures, mandatory prepayments and an additional tranche of last-out
term loans (described below).
The Senior Secured Term Loan interest rate was 0.0% for the period beginning April 1, 2020 through March 31, 2022. As of April 1, 2022, the outstanding principal balance of the Senior Secured Term Loan was reduced to less than $103.0 million, resulting in an interest rate for the period beginning April 1, 2022 through December 31, 2022 of (i) 1.0% per annum in cash and (ii) 4.125% per annum paid-in-kind
by increasing the outstanding principal amount of the Senior Secured Term Loan on each interest payment date. The Senior Secured Term Loan will resume incurring interest on January 1, 2023 at the applicable benchmark rate, subject to a 2.0% floor, plus the applicable margin of 8.25% per annum.
The Senior Secured Term Loan requires quarterly principal payments of $1.25 million until March 31, 2023 and $5.0 million from June 30, 2023 through September 30, 2025, with final payment due at maturity.
Since April 2020, the Company has accounted for the Senior Secured Term Loan as a troubled debt restructuring under ASC
470-60,
Troubled Debt Restructurings by Debtors
. The subsequent amendments, including the sixth term loan amendment, did not result in a significant modification or extinguishment resulting in no change in accounting for the Senior Secured Term Loan.
During the six months ended June 30, 2022, the Company made principal payments of $19.0 million, which included prepayments of $16.5 million driven primarily by asset sales. The early repayment of debt resulted in a write-off
of $1.6 million of unamortized debt discount and issuance costs and prepayment fees of $0.1 million, all of which were presented as loss on extinguishment of debt in the condensed consolidated statements of operations.
As of June 30, 2022, the outstanding principal balance of the Senior Secured Term Loan was $102.8 million, of which $8.8 million was due within one year from the balance sheet date.
Term C Loan
The sixth term loan amendment to the Senior Secured Term Loan Agreement also provided for an additional tranche of last-out
term loans (the “Term C Loan”) of up to $35.0 million principal amount, with a maturity date of December 5, 2025. As of June 30, 2022, the Company borrowed $21.5 million in Term C Loans.
The Term C Loan was funded by a syndicate of institutions and individuals (collectively, the “Term C Loan Lenders”), including related parties, Crestview Partners and its affiliates and David Matlin. Additionally, THRC, an affiliate of the Wilks Parties, is a Term C Loan Lender. The Term C Loan was extended on a last-out
basis in the payment waterfall relative to the existing Senior Secured Term Loan, and was otherwise made on the general terms and conditions consistent with the Senior Secured Term Loan.
The Term C Loan bears interest at a benchmark rate, subject to a 2.0% floor, plus 12.0% per annum, accrued on a daily basis, to be paid-in-kind
by increasing the principal amount of the outstanding Term C Loan on each

U.S. WELL SERVICES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except shares and per share amounts, or where otherwise noted)

interest payment date. The default rate for the Term C Loan is 2.0% over and above the non-default
rate, subject to the same terms and conditions for the Senior Secured Term Loan.
After repayment of the Senior Secured Term Loan in full, the Company will pay to the Term C Loan Lenders the following premium upon any repayment, prepayment or acceleration of the Term C Loan:

•	30% of the repaid, prepaid, or accelerated amount, if such repayment, prepayment or acceleration occurs on or prior to May 31, 2022;

•	65% of the repaid, prepaid, or accelerated amount, if such repayment, prepayment or acceleration occurs between June 1, 2022 and August 31, 2022; and

•	100% of the repaid, prepaid, or accelerated amount, if such repayment, prepayment or acceleration occurs on or after to September 1, 2022.
In connection with the entry into the Term C Loan, the Company issued an aggregate total of 14,999,999 Term C Loan Warrants to the Term C Loan Lenders, including related parties, Crestview Partners and David Matlin. Using the accounting guidance in ASC 470,
Debt
and ASC 815,
Derivatives and Hedging
, the Term C Loan Warrants were recognized as equity in the condensed consolidated balance sheet. Accordingly, the proceeds received were allocated as $14.7 million and $6.8 million to the Term C Loan and Term C Loan Warrants, respectively, based on the relative fair value at issuance.
The fair value of the Term C Loan at issuance was $22.6 million, calculated using a discounted cash flow model. The difference between the Term C Loan principal balance at issuance and the value allocated to it was $6.8 million, which was accounted for as a debt discount. Additionally, the Company incurred $0.7 million of transaction costs related to the Term C Loan, which were recorded as debt issuance costs. The debt discount and issuance costs are presented as a direct deduction from the carrying amount of the Term C Loan and are being amortized under the effective interest method over the term of the Term C Loan.
The fair value of the Term C Loan Warrants at issuance was $10.5 million, calculated using the Black-Scholes option pricing model. The following assumptions were used to calculate the fair value for the Term C Loan Warrants, at issuance:

	February 2022 Warrants	March 2022 Warrants
Exercise price	$6.60	$7.74
Contractual term	6.0 years	6.0 years
Volatility rate	55.0%	55.0%
Risk-free interest rate	1.8%	1.6%
Expected dividend rate	0%	0%
See “Note 9—Warrants” for additional disclosure regarding the Term C Loan Warrants.
As of June 30, 2022, the outstanding principal balance of the Term C Loan was $22.5 million, including $1.0 million of PIK interest, classified as long-term debt on the condensed consolidated balance sheet.
ABL Credit Facility
On May 7, 2019, the Company, USWS LLC, and all the other subsidiaries of the Company entered into an ABL Credit Agreement (as amended, the “ABL Credit Facility”) with the lenders party thereto and Bank of America, N.A., as the administrative agent, swing line lender and letter of credit issuer. As of June 30, 2022, the aggregate revolving commitment under the ABL Credit Facility is $50.0 million and the facility matures on April 1, 2025.

U.S. WELL SERVICES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except shares and per share amounts, or where otherwise noted)

The ABL Credit Facility is subject to a borrowing base which is calculated based on a formula referencing the Company’s eligible accounts receivables. On June 30, 2022, the borrowing base was $24.9 million and the outstanding revolver loan balance was $7.0 million, classified as long-term debt on the condensed consolidated balance sheet.
Payments of Debt Obligations due by Period
As of June 30, 2022, the schedule of the repayment requirements of long-term debt is as follows:

Fiscal Year	Principal Amount of Long-term Debt
Remainder of 2022	$4,194
2023	20,031
2024	24,533
2025	96,758
2026	3,367
Thereafter	15,211

Total	$164,094

NOTE 12—COMMITMENTS AND CONTINGENCIES
Litigation
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.
Purchase Commitments
During 2021, the Company entered into an Equipment Purchase and Sale Agreement to purchase equipment. The purchase commitments under this agreement are reflected in the table below. The Company intends to fund the commitments due in the next twelve months under the Equipment Purchase and Sale Agreement through additional financing transactions and cash on hand.
Additionally, during the first quarter of 2022, the Company placed orders for other equipment which will be delivered throughout 2022, related to the buildout of its new Nyx Clean Fleets
®
. Under the terms of the purchase orders, the Company is subject to a penalty fee for any equipment cancelled prior to delivery. As of June 30, 2022, total cost of equipment not yet received by the Company under the purchase orders was $11.8 million. While the Company intends to take receipt of the remaining deliveries its minimum contractual commitment included in the table below was $1.8 million, which represents the penalty fee in the event the Company cancels the equipment deliveries after June 30, 2022.
As of June 30, 2022, future minimum purchase commitments for equipment are as follows:

Fiscal Year
Remainder of 2022	$16,266
2023	16,400

Total	$32,666

U.S. WELL SERVICES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except shares and per share amounts, or where otherwise noted)

Self-insurance
The Company established a self-insured plan for employees’ healthcare benefits except for losses in excess of varying threshold amounts. The Company charges to expense all actual claims made during each reporting period, as well as an estimate of claims incurred, but not yet reported. Estimated claims incurred, but not reported as of June 30, 2022 and December 31, 2021 was $0.2 million and $0.3 million, respectively, and was reported as accrued expenses in the condensed consolidated balance sheets. The Company believes that the liabilities recorded are appropriate based on the known facts and circumstances and does not expect further losses materially in excess of the amounts already accrued for existing claims.
NOTE 13—MEZZANINE EQUITY
Series A Redeemable Convertible Preferred Stock
The following table summarizes the Company’s Series A Redeemable Convertible Preferred Stock, par value $0.0001 per share (“Series A preferred stock”) activities for the six months ended June 30, 2022:

	Shares	Amount
Balance at December 31, 2021	19,610	$23,866
Accrued Series A preferred stock dividends	—	2,226

Balance at June 30, 2022	19,610	$26,092

In June 2021, the Company exchanged 30,390 shares of Series A preferred stock for the Exchange Notes (discussed in “Note 10—Convertible Senior Notes”). Accordingly, the Company recorded a reduction of $33.7 million in the carrying value of the Series A preferred stock during the three months ended June 30, 2021. Concurrent with the issuance of the Exchange Notes, the Company also received from such holders of the Series A preferred stock total cash proceeds of $39.0 million in consideration for additional Cash Notes. In connection with the extinguishment of the Series A preferred stock, the Company initially recorded the Convertible Senior Notes issued to such holders at a total fair value of $63.8 million. The difference of $8.9 million between the fair value of the Convertible Senior Notes issued and the carrying amount of $72.7 million of consideration received was recorded in additional paid in capital as a return from the Series A preferred holders for the three months ended June 30, 2021.
As of June 30, 2022, the Series A preferred stock outstanding were convertible into 210,605 shares of Class A common stock, and dividends accrued and outstanding with respect to the Series A preferred stock were $9.9 million and reflected in the carrying value of Series A preferred stock.
Series B Redeemable Convertible Preferred Stock
On April 1, 2020, the Company issued Series B Redeemable Convertible Preferred Stock, par value of $0.0001 per share (“Series B preferred stock”) to certain institutional investors.
During the three and six months ended June 30, 2021, 250 shares and 1,012 shares of Series B preferred stock and related accrued dividends, respectively, were converted into 44,167 shares and 174,919 shares of Class A common stock, respectively, pursuant to the certificate of designations authorizing and establishing the rights, preferences, and privileges of the Series B preferred stock. Accordingly, the Company recorded a reduction of $0.3 million and $1.1 million in the carrying value of the Series B preferred stock during the three and six months ended June 30, 2021, respectively.

U.S. WELL SERVICES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except shares and per share amounts, or where otherwise noted)

As of June 30, 2022 and December 31, 2021, there were no shares of Series B preferred stock outstanding.
NOTE 14—STOCKHOLDERS’ EQUITY
Preferred Stock
The Company is authorized to issue 10,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. See “Note 13—Mezzanine Equity” for disclosure regarding preferred stock issued and outstanding.
Class A Common Stock
The Company is authorized to issue 400,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of June 30, 2022 and December 31, 2021, there were 12,827,306 and 8,858,161 shares of Class A common stock issued and outstanding, respectively. As of June 30, 2022, 47,620 outstanding shares of Class A common stock were subject to cancellation on November 9, 2024, unless the closing price per share of the Class A common stock has equaled or exceeded $252.00 for any 20 trading days within any
30-trading
day period, and 29,033 outstanding shares of Class A common stock were subject to the same cancellation provision, but at a closing price per share of $283.50.
ATM Agreements.
On June 26, 2020, the Company entered into an Equity Distribution Agreement (the “2020 ATM Agreement”) with Piper Sandler & Co. relating to the Company’s shares of Class A common stock. In accordance with the terms of the 2020 ATM Agreement, the Company offered and sold shares of its Class A common stock over a period of time pursuant to an
“at-the-market”
offering program. The 2020 ATM Agreement expired on April 26, 2022.
On April 26, 2022, the Company entered into a new Equity Distribution Agreement (the “2022 ATM Agreement”) with Piper Sandler & Co. relating to the Company’s shares of Class A common stock to replace the 2020 ATM Agreement. In accordance with the terms of the 2022 ATM Agreement, the Company may offer and sell shares of our Class A common stock over a period of time pursuant to an
“at-the-market”
offering program. Under the 2022 ATM Agreement, the Company will pay Piper Sandler an aggregate commission of up to 3% of the gross sales price per share of Class A common stock sold under the 2022 ATM Agreement in an amount of up to $50.0 million. No shares may be sold under the 2022 ATM Agreement until the registration statement filed on April 26, 2022 has been declared effective by the SEC.
The following table presents information with respect to shares of Class A common stock sold under the 2020 ATM Agreement during the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Shares of Class A common stock sold	—	113,412	1,627,991	714,586
Total net proceeds	$—	$2,893	$21,282	$13,562
Commission paid	$—	$89	$658	$419
Registered Direct Offering.
On March 11, 2022, the Company completed a registered direct offering of 2,363,396 shares of Class A common stock and issuance of 14,180,375 RDO Investor Warrants for gross proceeds of $25.0 million, before deducting placement agent fees and other offering expenses. The Company

U.S. WELL SERVICES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except shares and per share amounts, or where otherwise noted)

issued 992,626 Placement Agent Warrants as partial compensation for the placement agent’s services in connection with the registered direct offering on March 11, 2022. The Company used the net proceeds for working capital purposes, including the funding of certain capital expenditures.
The proceeds received were allocated as $17.1 million and $7.9 million to the Class A common stock and RDO Investor Warrants, respectively, based on the relative fair value at issuance. The fair value of the Class A common stock issued in the registered direct offering was $16.3 million, calculated based on the closing price of the Class A common stock on the date of issuance. The fair value of the RDO Investor Warrants and Placement Agent Warrants at issuance was $7.5 million and $0.5 million respectively, calculated using the Black-Scholes option pricing model. The following assumptions were used to calculate the fair value for the RDO Investor Warrants and Placement Agent Warrants at issuance:

	RDO Investor Warrants	Placement Agent Warrants
Exercise price	$10.578	$13.2228
Contractual term	3.5 years	3.5 years
Volatility rate	80.0%	80.0%
Risk-free interest rate	1.9%	1.9%
Expected dividend rate	0%	0%
Class B Common Stock
The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. The shares of Class B common stock are non-economic;
however, holders are entitled to one vote per share. Each share of Class B common stock, together with one unit of USWS Holdings, is exchangeable for one share of Class A common stock or, at the Company’s election, the cash equivalent to the market value of one share of Class A common stock.
During the six months ended June 30, 2021, 2,302,936 shares of Class B common stock were converted into 109,664 shares of Class A common stock, which has been adjusted to reflect the reverse stock split. As of June 30, 2022 and December 31, 2021, there were no shares of Class B common stock issued and outstanding.
Warrants
As of June 30, 2022, the Company has issued and outstanding Term C Loan Warrants, RDO Investor Warrants and Placement Agent Warrants, which are recognized as equity. See “Note 9—Warrants” for disclosure regarding the Term C Loan Warrants, RDO Investor Warrants and Placement Agent Warrants.
Noncontrolling Interest
During the first quarter of 2021, the remaining noncontrolling interest holders of USWS Holdings exchanged all of their respective shares for the Company’s Class A common stock. Accordingly, USWS Holdings became the Company’s wholly owned subsidiary as of March 31, 2021.
NOTE 15—EARNINGS (LOSS) PER SHARE
Basic earnings (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is

U.S. WELL SERVICES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except shares and per share amounts, or where otherwise noted)

computed in the same manner as basic earnings per share except that the denominator is increased to include the number of additional Class A common shares that could have been outstanding assuming the exercise of stock options and warrants, conversion of Series A and Series B preferred stock, conversion of Class B common stock, vesting of restricted shares of Class A common stock, conversion of Convertible Senior Notes and issuance of Class A common stock associated with the deferred stock units and certain performance awards.
Basic and diluted net income (loss) per share excludes the income (loss) attributable to and shares associated with the 76,653 shares of Class A common stock that are subject to cancellation on November 9, 2024 if certain market conditions have not been met. The Company has included in the calculation accrued dividends on Series A and Series B preferred stock and related deemed and imputed dividends.
The following table sets forth the calculation of basic and diluted earnings (loss) per share for the periods indicated based on the weighted average number of shares of Class A common stock outstanding:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Basic net income (loss) per share
Numerator:
Net loss attributable to U.S. Well Services, Inc.	$(9,335)	$(17,716)	$(35,080)	$(38,282)
Net loss attributable to cancellable Class A common stock	56	316	235	721

Basic net loss attributable to U.S. Well Services, Inc. shareholders	(9,279)	(17,400)	(34,845)	(37,561)
Dividends accrued on Series A preferred stock	(1,135)	(1,998)	(2,226)	(3,811)
Dividends accrued on Series B preferred stock	—	(811)	—	(1,522)
Deemed and imputed dividends on Series A preferred stock	—	(286)	—	(750)
Deemed and imputed dividends on Series B preferred stock	—	(1,501)	—	(5,669)
Exchange of Series A preferred stock for Convertible Senior Notes	—	8,936	—	8,936

Basic net loss attributable to U.S. Well Services, Inc. Class A common shareholders	$(10,414)	$(13,060)	$(37,071)	$(40,377)

Denominator:
Weighted average shares outstanding	12,796,193	4,295,379	11,423,931	4,067,616
Cancellable Class A common stock	(76,653)	(76,653)	(76,653)	(76,653)

Basic and diluted weighted average shares outstanding	12,719,540	4,218,726	11,347,278	3,990,963

Basic and diluted net loss per share attributable to Class A common shareholders	$(0.82)	$(3.10)	$(3.27)	$(10.12)

U.S. WELL SERVICES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except shares and per share amounts, or where otherwise noted)

A summary of securities excluded from the computation of diluted earnings per share is presented below for the applicable periods:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Dilutive earnings per share:
Anti-dilutive restricted stock	31,113	51,393	31,113	51,393
Anti-dilutive restricted stock units	190,419	—	190,419	—
Anti-dilutive stock options	—	41,776	—	41,776
Anti-dilutive deferred stock units	389,012	424,375	389,012	424,375
Anti-dilutive shares from Pool B Awards	598,613	482,130	598,613	482,130
Anti-dilutive warrants	5,802,664	729,384	5,802,664	729,384
Anti-dilutive Series A preferred stock convertible into Class A common stock	210,605	180,109	210,605	180,109
Anti-dilutive Series B preferred stock convertible into Class A common stock	—	3,786,314	—	3,786,314
Anti-dilutive Convertible Senior Notes convertible into Class A common stock	5,059,728	3,848,685	5,059,728	3,848,685

Potentially dilutive securities excluded as anti-dilutive	12,282,154	9,544,166	12,282,154	9,544,166

NOTE 16—SHARE-BASED COMPENSATION
Share-based compensation expense consisted of the following:

	Three Months Ended June 30,				Six Months Ended June 30,
	2022		2021		2022		2021
Restricted stock (1)	$(2,336)		$876		$(1,600)		$1,701
Restricted stock units	211		—		211		—
Stock options	(40)		216		173		430
Deferred stock units	401		246		731		492
Pool A Awards	858		395		1,217		481
Pool B Awards	491		277		881		557

Total	$(415	) (2)	$2,010	(3)	$1,613	(4)	$3,661	(5)

(1)	During the three months ended June 30, 2022, 17,131 shares of unvested restricted stock were forfeited, resulting in the reversal of $3.1 million share-based compensation expense.
(2)
For the three months ended June 30, 2022, $552 was presented as cost of services and $(967) was presented as selling, general and administrative expenses in the condensed consolidated statement of operations.

(3)
For the three months ended June 30, 2021, $276 was presented as cost of services and $1,734 was presented as selling, general and administrative expenses in the condensed consolidated statement of operations.

(4)
For the six months ended June 30, 2022, $849 was presented as cost of services and $764 was presented as selling, general and administrative expenses in the condensed consolidated statement of operations.

(5)
For the six months ended June 30, 2021, $474 was presented as cost of services and $3,187 was presented as selling, general and administrative expenses in the condensed consolidated statement of operations.

U.S. WELL SERVICES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except shares and per share amounts, or where otherwise noted)

Restricted Stock
Pursuant to the Amended and Restated U.S. Well Services, Inc. 2018 Stock Incentive Plan (as amended, the “LTIP”), the Company grants shares of restricted Class A common stock (“restricted stock”) to certain employees and directors. Restricted stock is subject to restrictions on transfer and is generally subject to a risk of forfeiture if the award recipient is no longer an employee or director of the Company prior to the lapse of the restriction. Restricted stock granted to employees generally vests over four years in equal installments each year on the anniversary of the grant date and grants to directors generally vest in full after one year. The grant date fair value of the restricted stock is determined using the closing price of the Company’s Class A common stock on the grant date.
The following table summarizes the restricted stock activity for the six months ended June 30, 2022:

	Shares	Weighted- Average Grant-Date Fair Value per Share
Outstanding at December 31, 2021	64,842	$147.34
Granted	—	—
Vested	(15,870)	187.11
Forfeited	(17,859)	183.30

Outstanding at June 30, 2022	31,113	$106.42

As of June 30, 2022, the total unrecognized compensation cost related to restricted stock was $2.1 million which is expected to be recognized over a weighted-average period of 0.72 years.
Restricted Stock Units
On April 30, 2022, the Company granted 190,419 restricted stock units (the “RSUs”) to Joel Broussard, Chairman of the Board. The RSUs vest one-half
six months from the grant date and the remaining
one-half
18 months from the grant date, subject to Mr. Broussard’s continuous service through such vesting date. Each RSU represents the right to receive one share of the Company’s Class A common stock pending the Company receiving stockholder approval of certain amendments to the LTIP as may be required in order to permit the transactions contemplated by the RSU award. In the event that the Company does not receive stockholder approval, the RSUs will be settled in cash. The grant date fair value of the RSUs is determined using the closing price of the Company’s Class A common stock on the grant date and are classified as equity. As of June 30, 2022, the total unrecognized compensation cost related to the RSUs was $0.7 million which is expected to be recognized over a weighted-average period of 1.33 years.

U.S. WELL SERVICES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except shares and per share amounts, or where otherwise noted)

Stock Options
The following table summarizes the stock option activity for the six months ended June 30, 2022:

	Shares	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Life (in years)
Outstanding at December 31, 2021	41,776	$187.11	4.21
Exercised	—	—	—
Forfeited	(41,776)	187.11	3.71

Outstanding at June 30, 2022	—	$—	—

In May 2022, all outstanding stock options were forfeited for no consideration.
Deferred Stock Units
The Company awards deferred stock units (“DSUs”) to certain key employees of the Company pursuant to the LTIP. Each DSU represents the right to receive one share of the Company’s Class A common stock. DSUs generally vest over three years in equal installments each year on the anniversary of the vesting effective date, subject to the grantee’s continuous service through each vesting period but settlement does not occur until the fifth anniversary of the grant date. The grant date fair value of the DSU is determined using the closing price of the Company’s Class A common stock on the grant date.
The following table summarizes the DSUs activity for the six months ended June 30, 2022:

	Units	Weighted- Average Grant Date Fair Value per Unit
Outstanding at December 31, 2021	342,090	$8.96
Granted	210,154	4.93
Vested	(159,807)	8.38
Forfeited	(3,425)	6.93

Outstanding at June 30, 2022	389,012	$7.04

As of June 30, 2022, the total unrecognized compensation cost related to DSUs was $2.0 million which is expected to be recognized over a weighted average period of 1.89 years.
Pool A Performance Awards
The Company grants Pool A Performance Awards (“Pool A Awards”) to certain key employees of the Company. Each Pool A Award represents the right to receive, at the Company’s election, a fixed monetary amount either in cash or a variable number of shares of the Company’s Class A common stock based on its closing share price on the date of settlement. The Pool A Awards vest in full one year on the anniversary of the vesting effective date specified in the applicable award agreement but settlement does not occur until the fifth anniversary of the grant date.
The Company accounts for the Pool A Awards under liability accounting as a result of the fixed monetary amount that could be settled either in cash or a variable number of shares of the Company’s Class A common stock. Since

U.S. WELL SERVICES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except shares and per share amounts, or where otherwise noted)

the settlement will not occur until the fifth anniversary of the grant date, the Company considers the delayed settlement as a post-vesting restriction which would impact the determination of grant-date fair value of the award.
During the third quarter of 2021, the Company granted Pool A Awards that fully vested on January 1, 2022. On April 30, 2022, the Company awarded Pool A Awards to its Chief Executive Officer and its Chief Financial Officer with a grant date fair value of $1.3 million that vest in full one year from the grant date. In May 2022, the Company granted Pool A Awards with a grant date fair value of $1.7 million that will vest in full on January 1, 2023.
As of June 30, 2022, the fair value of the Pool A Awards liabilities were remeasured to $7.9 million and is presented as other long-term liabilities in the condensed consolidated balance sheet. The fair value was estimated using a risk-adjusted discount rate reflecting the weighted-average cost of capital of similarly traded public companies.
As of June 30, 2022, the total unrecognized compensation cost related to the Pool A Awards was $9.3 million, which is expected to be recognized over a weighted average period of 4.50 years.
Pool B Performance Awards
The Company grants Pool B Performance Awards (“Pool B Awards”) to certain key employees of the Company. Each Pool B Award represents the right to receive, at the Company’s election, either a cash payment calculated in accordance with the award agreement, or a fixed number of shares of the Company’s Class A common stock. The Pool B Awards vest over three years in equal installments each year on the anniversary of the vesting effective date specified in the applicable award agreement, subject to the grantee’s continuous services through each vesting period but settlement does not occur until the fifth anniversary of the grant date. The grant date fair value of the Pool B Awards is determined using the closing price of the Company’s Class A common stock on the grant date.
The following table summarizes the Pool B Awards activity for the six months ended June 30, 2022:

Fair Value
Outstanding at December 31, 2021	$3,672
Granted	606
Vested	(1,586)
Forfeited	(27)

Outstanding at June 30, 2022	$2,665

As of June 30, 2022, the total unrecognized compensation cost related to Pool B Awards was $1.8 million, which is expected to be recognized over a weighted average period of 1.49 years.
NOTE 17—RELATED PARTY TRANSACTIONS
Crestview III USWS TE, LLC and Crestview III USWS, L.P. and its affiliates (collectively, “Crestview Partners”) are part of an affiliate group which have an ownership interest in the Company of greater than 10% and is entitled to designate for nomination by the Company the election of two directors to serve on the Company’s Board of Directors.
David Matlin is a member of the Company’s Board of Directors.

U.S. WELL SERVICES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except shares and per share amounts, or where otherwise noted)

Convertible Senior Notes
On June 24, 2021, Crestview Partners purchased $40.0 million of Convertible Senior Notes that are convertible into shares of the Company’s Class A common stock for consideration of $20.0 million in cash and in exchange for 15,588 shares of the Company’s Series A preferred stock. As of June 30, 2022 and December 31, 2021, the Convertible Senior Notes held by Crestview Partners have a carrying value of $39.6 million and $35.9 million, respectively, which is included in convertible senior notes on the condensed consolidated balance sheets. See “Note 10—Convertible Senior Notes” for additional disclosure regarding the Cash Notes and Exchange Notes.
Term C Loan and Term C Loan Warrants
On February 28, 2022, Crestview Partners contributed $10.0 million in Term C Loans to the Company. As of June 30, 2022, the carrying value of the Term C Loan owed to Crestview Partners was $7.5 million, which is included in long-term debt on the condensed consolidated balance sheet. In connection with the entry into the Term C Loan, Crestview received 6,976,744 February 2022 Warrants.
On March 1, 2022, David Matlin contributed $1.0 million in Term C Loans to the Company. As of June 30, 2022, the carrying value of the Term C Loan owed to David Matlin was $0.8 million, which is included in long-term debt on the condensed consolidated balance sheet. In connection with the entry into the Term C Loan, David Matlin received 697,674 March 2022 Warrants.
See “Note 9—Warrants” and “Note 11—Debt” for additional disclosure regarding the Term C Loan and Term C Loan Warrants.
NOTE 18—SUBSEQUENT EVENTS
Equipment Financing
On July 18, 2022, the Company and USWS LLC entered into a $12.5 million promissory note (the “Equify Note”) with Equify Financial, LLC, as lender, which matures on August 1, 2027. The Company intends to use the proceeds to fund capital expenditures related to its newbuild Nyx Clean Fleets
®
.
The Equify Note is payable in equal monthly installments of principal in the amount of $0.2 million, together with all accrued and unpaid interest on the outstanding principal balance of the Equify Note, commencing on September 1, 2022 and continuing thereafter until the maturity date, and bears interest at a rate per annum equal to the lesser of (i) the sum of (A) “prime rate” as published in the Wall Street Journal from time to time plus (B) 9.25%, and (ii) the maximum amount of interest allowed by applicable law. The Equify Note is secured by specific equipment collateral.
The Wilks Parties hold a controlling interest in Equify Financial, LLC.
Reverse Stock Split
On August 4, 2022, the Company effected a
1-for-6
reverse split of its Class A common stock. All owners of record as of August 4, 2022 received one issued and outstanding share of the Company’s Class A common stock in exchange for six outstanding shares of the Company’s Class A common stock. See “Note 2—Significant Accounting Policies” for additional disclosure regarding the reverse stock split.

Annex A
[Execution]
AGREEMENT AND PLAN OF MERGER
among
U.S. WELL SERVICES, INC.,
PROFRAC HOLDING CORP.,
and
THUNDERCLAP MERGER SUB I, INC.
Dated as of June 21, 2022

A-i

A-ii

Exhibits

Exhibit A	Convertible Note Amendments
Exhibit B	COD Amendment
Exhibit C	Award Amendments

A-iii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (this “
Agreement
”), dated as of June 21, 2022, among U.S. Well Services, Inc., a Delaware corporation (the “
Company
”), ProFrac Holding Corp., a Delaware corporation (“
Parent
”), and Thunderclap Merger Sub I, Inc., a Delaware corporation and an indirect subsidiary of Parent (“
Merger Sub Inc.
”). Parent, Merger Sub Inc. and the Company are referred to individually as a “
Party
” and collectively as “
Parties
”.
W
I
T
N
E
S
S
E
T
H
:
WHEREAS, Merger Sub Inc. is an indirect subsidiary of Parent;
WHEREAS, it is proposed that, upon the terms and subject to the conditions set forth herein, the Parties will effect the acquisition of the Company by Parent through the merger of Merger Sub Inc. with and into the Company (the “
Merger
”), with the Company surviving the Merger as the surviving corporation and an indirect Subsidiary of Parent;
WHEREAS, the Special Committee (the “
Company Special Committee
”) of the Board of Directors of the Company (the “
Company Board
”) has unanimously (i) approved and declared advisable the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms, and subject to the conditions, contained herein and (ii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company Board approve this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger;
WHEREAS, upon the receipt and approval of the Company Special Committee, the Company Board has unanimously (i) determined that this Agreement and the terms of the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders to enter into, and has declared advisable, this Agreement, (iii) approved and declared advisable the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms, and subject to the conditions, contained herein, (iv) directed that this Agreement be submitted to the Company’s stockholders for their approval and adoption and (v) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company’s stockholders approve and adopt this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger;
WHEREAS, the Special Committee (the “
Parent Special Committee
”) of the Board of Directors of Parent (the “
Parent Board
”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, Parent and the Parent Unaffiliated Stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, (iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Parent Board (x) determine that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, Parent and the Parent Unaffiliated Stockholders and (y) approve and declare advisable this Agreement and the transactions contemplated hereby, and (iv) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Parent Board (x) direct that the Parent Stock Issuance be submitted to the Parent’s stockholders for their approval and (y) recommend that the Parent stockholders approve the Parent Stock Issuance;
WHEREAS, upon the receipt and recommendation of the Parent Special Committee, the Parent Board has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated hereby,

(ii) approved and declared advisable the execution and delivery by Parent of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement upon the terms, and subject to the conditions, contained herein, (iii) determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, Parent and the Parent Unaffiliated Stockholders and (iv) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that Parent’s stockholders approve the Parent Stock Issuance;
WHEREAS, the Board of Directors of Merger Sub Inc., has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (ii) approved and declared advisable the execution and delivery by Merger Sub Inc. of this Agreement, the performance by Merger Sub Inc. of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms, and subject to the conditions, contained herein, (iii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Merger Sub Inc. and its sole stockholder, (iv) directed that this Agreement be submitted to Parent, in its capacity as the sole stockholder of Merger Sub Inc., for its adoption and approval and (v) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that Parent, in its capacity as the sole stockholder of Merger Sub Inc., approve and adopt this Agreement and the transactions contemplated by this Agreement, including the Merger;
WHEREAS, ProFrac Holdings II, LLC as the sole stockholder of Merger Sub Inc., will adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, immediately following its execution;
WHEREAS, Parent has obtained the Parent Stockholder Approval (as defined below), in accordance with Nasdaq listing rules, by written consent;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub Inc. to enter into this Agreement, certain stockholders of the Company are entering into a support agreement (collectively, the “
Support Agreements
”) pursuant to which such stockholders, among other things, will, upon the terms and subject to the conditions contained therein, (i) agree to support and vote in favor of this Agreement, the Merger and the other transactions contemplated hereby, (ii) take (and refrain from taking) certain other actions in connection with the transactions contemplated by this Agreement and (iii) to the extent applicable, deliver a Conversion Notice (as defined in the COD Amendments) to convert their shares of Series A Preferred Stock at the Merger Conversion Ratio (as defined in the COD Amendment);
WHEREAS, concurrently with the execution and delivery of this Agreement, the holders of the February Term C Loan Warrants and the March Term C Loan Warrants are entering into a Warrant Purchase Agreement pursuant to which, immediately prior to the Effective Time and conditioned upon the Closing, such warrant holders will sell all of the February Term C Loan Warrants and the March Term C Loan Warrants held by such holders to Parent or a subsidiary of Parent in exchange for cash consideration (the “
Warrant Sale
”);
WHEREAS, Parent, the Company and Merger Sub Inc. desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement and also to prescribe various conditions to the consummation of the Merger; and
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties agree as follows.

ARTICLE I
DEFINITIONS
Section
 1.1
Definitions
. As used herein, the following terms have the following meanings:
“
1933 Act
” means the Securities Act of 1933, as amended.
“
1934 Act
” means the Securities Exchange Act of 1934, as amended.
“
Accumulated Cash Award Value
” means, on any date with respect to a Pool A Performance Award or Pool B Performance Award, the Award Value, as defined in the applicable award agreement.
“
Affiliate
” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by, or is under common control with such Person. The term “control” (including its correlative meanings “controlled” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of such Person’s voting securities, or by Contract or otherwise).
“
Business Day
” means any day that is not a Saturday, a Sunday or other day that (i) is a statutory holiday under the federal Laws of the United States or (ii) is otherwise a day on which banks in New York, New York are authorized or obligated by Law or executive order to close.
“
Certificate of Designations
” means that certain Certificate of Designations of the Series A Preferred Stock, dated May 24, 2019, as it may be amended, restated or otherwise modified from time to time following the date hereof, including pursuant to the COD Amendment.
“
Claim
” means any claim, demand, cause of action, suit, dispute, proceeding, arbitration, audit, hearing, investigation or inquiry (whether formal or informal).
“
Closing Date
” means the date of the Closing.
“
Collective Bargaining Agreements
” mean any Contract, work rules or any side letter to which the Company or any Subsidiaries thereof is bound or that has been entered into between the Company or any Subsidiary thereof and any labor organization, union, works council, employee association, trade union or other similar employee representative body.
“
Company Acquisition Proposal
” means any proposal, inquiry, indication of interest or offer (whether or not in writing) from any Person (other than Parent and its Subsidiaries or Affiliates) relating to or involving, whether in a single transaction or series of related transactions: (i) any direct or indirect acquisition, lease, exchange, license, transfer, disposition (including by way of liquidation or dissolution of the Company or any of its Subsidiaries) or purchase of any business, businesses or assets (including equity interests in Subsidiaries but excluding sales of assets in the ordinary course of business) of the Company or any of its Subsidiaries that constitute or account for twenty percent (20%) or more of the consolidated net revenues, net income or net assets of the Company and its Subsidiaries, taken as a whole; (ii) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, sale of securities, reorganization, recapitalization, tender offer, exchange offer, liquidation, dissolution, extraordinary dividend, or similar transaction involving the Company and a Person or “group” (as defined in Section 13(d) of the 1934 Act) pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction immediately following such transaction; or (iii) any combination of the foregoing.
“
Company Adverse Recommendation Change
” means any of the following actions by the Company Board or any committee thereof: (i) withholding or withdrawing (or amending, modifying or qualifying in a manner adverse to Parent) or proposing publicly to withhold or withdraw (or amend, modify or qualify in a manner adverse to Parent), the Company Board Recommendation, (ii) failing to make the Company Board Recommendation in the Proxy Statement, subject to the terms and conditions of this Agreement, (iii) approving, recommending, or otherwise declaring or endorsing publicly to be advisable or publicly proposing to approve, adopt or recommend to be advisable any (A) Company Acquisition Proposal or (B) Contract requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement or (iv) (x) after public announcement of any Company Acquisition Proposal or any material modification thereto, failing to issue a press release that expressly reaffirms, without qualification, the Company Board Recommendation, within six (6) Business Days following Parent’s written request to do so or (y) following the commencement of any Company Acquisition Proposal that is a tender offer or exchange offer relating to the securities of the Company, (A) publicly be neutral or make any recommendation in connection with such tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Company Board of the type contemplated by Rule
14d-9(f)
under the 1934 Act or (B) fail to send to its stockholders a statement rejecting and recommending against any such tender offer or exchange offer within ten (10) Business Days of such commencement of such tender offer or exchange offer.
“
Company Balance Sheet
” means the unaudited consolidated balance sheet of the Company as of March 31, 2022 and the footnotes thereto set forth in the Company’s quarterly report on Form
10-Q
for the quarter ended March 31, 2022.
“
Company Balance Sheet Date
” means March 31, 2022.
“
Company Disclosure Letter
” means the disclosure letter delivered by the Company to Parent and Merger Sub Inc. in connection with, and upon the execution of, this Agreement.
“
Company Equity Award
” means the Company DSUs, the Company Restricted Shares, the Pool A Performance Awards and Pool B Performance Awards.
“
Company Intellectual Property Rights
” means all Owned Intellectual Property Rights and all Licensed Intellectual Property Rights.
“
Company LTIP
” means the Amended and Restated U.S. Well Services, Inc. 2018 Stock Incentive Plan.
“
Company Material Adverse Effect
” means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an “
Effect
”) that, individually or in the aggregate with all other Effects, has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that a Company Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) Effects generally affecting the economy, financial or securities markets, or political conditions; (ii) the execution and delivery or performance of this Agreement, or the announcement, consummation or pendency of the transactions contemplated by this Agreement or the identity of or any facts or circumstances relating to Parent or any of its Affiliates, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with customers, suppliers, service providers, employees, Governmental Authorities or any other Persons (provided that this clause (ii)
 shall not apply to the representations and warranties that, by their terms, speak specifically of the consequences arising out of the execution or performance of this Agreement or the consummation of the transactions contemplated hereby); (iii) any changes in applicable Law or GAAP, in the interpretation of GAAP, in the accounting rules and regulations of the SEC, or other applicable accounting standards; (iv) acts of war or other military actions, terrorism or the escalation thereof; (v) earthquakes, hurricanes, tornadoes or other natural disasters; (vi) general conditions in the industry in which the Company and its Subsidiaries operate; (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of the Company’s securities (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (ix) any Claim or proceeding for appraisal of any shares of Company Stock pursuant to the DGCL in connection herewith, (x) any epidemic, pandemic or disease outbreak (including the
COVID-19
pandemic) or the evolution of any
COVID-19
Measures or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including the
COVID-19
pandemic) and any
COVID-19
Responses, or (xi) the taking of any action (or the omission of any action) by the Company or any Subsidiary of the Company in accordance with the terms of this Agreement to the extent the taking of such action (or omission) is expressly required or contemplated by this Agreement or such action was taken at the written request of, or with the written consent of, Parent or Merger Sub Inc. (provided that this clause (ix)
 shall not apply to the representations and warranties that, by their terms, speak specifically of the consequences arising out of the execution or performance of this Agreement or the consummation of the transactions contemplated hereby); provided further, however, that any Effect referred to in clauses (i)
,
(iii)
,
(iv)
,
(v)
,
(vi)
or
(x)
 immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent it has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.
“
Company Product
” means all products or services that are being manufactured, marketed, distributed, sold or otherwise commercialized by or on behalf of the Company or any of its Subsidiaries.
“
Company Stock
” means the Class A common stock, par value $0.0001 per share, of the Company.
“
Company Stockholder Approval
” means at the Company Stockholders’ Meeting and in accordance with the Company’s organizational documents: (i) the affirmative vote of the holders of a majority of the shares of Company Stock outstanding on the record date for the Company Stockholders’ Meeting and entitled to vote thereon approving and adopting this Agreement and the transactions contemplated thereby, including the Merger, (ii) the affirmative vote of the holders of a majority of the total votes cast with respect to the proposal for the holders of Company Stock to approve the issuance of shares of Company Stock pursuant to the conversion of the Series A Preferred Stock and the Equity Linked Convertible Notes in accordance with
Section
 3.1(a)
(including for the avoidance of doubt pursuant to the COD Amendment) and
Section
 3.1(b)
, respectively, under Nasdaq listing rules and without regard to any share caps or other limitations set forth in the Certificate of Designations or the Equity Linked Convertible Notes and (iii) the affirmative vote of the holders of a majority of the shares of Company Stock outstanding on the record date for the Company Stockholders’ Meeting and entitled to vote thereon approving and adopting the COD Amendment.
“
Company Technology
” means all Owned Technology and all Licensed Technology.
“
Company Unaffiliated Stockholders
” means holders of Company Stock, excluding Parent and THRC Holdings, LP and any of their Affiliates.
“
Competition Laws
” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.
“
Confidentiality Agreement
” means that certain letter agreement, dated as of March 4, 2021, by and between ProFrac Services, LLC and U.S. Well Services, LLC.

“
Contract
” means any agreement, arrangement, contract, understanding, instrument, note, bond, mortgage, indenture, deed of trust, lease, license or other legally binding commitment, whether written or oral.
“
COVID-19
Measures
” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law related to
COVID-19
(or any other related variance or strain of
COVID-19).
“
COVID-19
Responses
” means any reasonable action taken or omitted to be taken in good faith that is reasonably determined to be necessary or prudent to be, or omitted to be, taken in response to
COVID-19
(or any other related variance or strain of
COVID-19)
or any of the measures described in the definition of
“COVID-19
Measures”, including the establishment of any reasonably necessary policy, procedure or protocol.
“
Disclosure Letter
” means, as the context requires, the Company Disclosure Letter and/or the Parent Disclosure Letter.
“
Employee
” means any employee of the Company or any of its Subsidiaries.
“
Environmental Claim
” means any claim, action, suit, proceeding, investigation, Order, demand or written notice alleging potential or actual liability (including liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on, resulting from or relating to (i) the presence of, Release of, or exposure to any Hazardous Substances; (ii) circumstances forming the basis of any violation of any Environmental Law; or (iii) any other matters covered or regulated by, or for which liability could be imposed under, Environmental Law.
“
Environmental Law
” means any Law or Order relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety, including any Law or Order relating to: (i) the exposure to, or Releases or threatened Releases of, Hazardous Substances; (ii) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Hazardous Substances; or (iii) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.
“
Environmental Permits
” means all Governmental Authorizations relating to or required by Environmental Law.
“Equity Linked Convertible Notes” means those outstanding convertible promissory notes convertible into Company Stock and issued in accordance with that certain Note Purchase Agreement dated as of June 24, 2021, as amended, by and among the Company, Parent Predecessor, THRC Holdings, L.P., Crestview III USWS TE, LLC, Crestview III USWS TE, LLC, and Wilmington Savings Fund Society, FSB, as collateral agent for the purchaser parties thereto, as each of such promissory notes may be amended, restated or otherwise modified from time to time following the date hereof, including the Convertible Note Amendments.
“
ERISA
” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.
“
ERISA Affiliate
” of any entity means each entity that is or was at any time treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.
“
Exploit
” or “
Exploitation
” means to research, design, develop, implement, use, reproduce, modify and otherwise create improvements or derivative works based upon, make, have made, assemble, test, support, display, perform (whether publicly or otherwise), publish, transmit, broadcast, sell, offer to sell, import, distribute and otherwise dispose of, commercialize or exploit, or authorize any third party Person to do any of the foregoing.

“
February Term C Loan Warrants
” means those outstanding warrants of the Company issued in accordance with that certain Warrant Agreement, dated as of February 28, 2022, by and between the Company and Continental Stock Transfer & Trust Company, as each may be amended, restated or otherwise modified from time to time following the date hereof.
“
Fraud
” means actual fraud by a Person, which involves a knowing and intentional or willful misrepresentation or omission of a material fact with respect to the making of any representation or warranty set forth in this Agreement and made for the purpose of inducing the other Party to act, and upon which the other Party justifiably and actually relies with resulting losses, provided that such misrepresentation or omission shall only be deemed to exist if any of the individuals listed on Schedule 1.1 with respect to the Company or Parent, as applicable, had actual knowledge that the representations and warranties made by the applicable Party were actually breached when made with the express intention that the other Party relies thereon to its detriment and does not include any fraud claim based on negligent misrepresentation, recklessness or any equitable fraud or promissory fraud.
“
GAAP
” means generally accepted accounting principles in the United States.
“
Governmental Authority
” means any (i) nation or government, any federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency, merger control authority, in each case of competent jurisdiction, (ii) any arbitrator, tribunal or federal, state, local or foreign court, in each case of competent jurisdiction, (iii) any national securities exchange on which the securities of the Company or Parent are listed, or (iv) other governmental entity or quasi-governmental entity created or empowered under a statute (or rule, regulation or ordinance promulgated thereunder) or at the direction of any governmental authority, including those set forth in clauses (i)
,
(ii)
or
(iii)
 of this definition, and that is empowered thereunder or thereby to exercise executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case of competent jurisdiction.
“
Governmental Authorization
” means any licenses, approvals, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements (including pursuant to Competition Laws), and notices, filings, registrations, qualifications, declarations and designations with, and other authorizations and approvals issued by or obtained from a Governmental Authority.
“
Hazardous Substance
” means any material, substance, chemical, or waste (or combination thereof) (i) to which liability or standards of conduct may be imposed, or that requires or may require reporting or investigation under Environmental Law; (ii) that is listed, defined, designated, regulated or classified as “hazardous,” “toxic,” “radioactive,” “dangerous,” a “pollutant,” a “contaminant,” “petroleum,” “oil,” or words of similar meaning or effect under Environmental Law; (iii) any emerging contaminants including, but not limited to, per-
and polyfluoroalkyl substances (PFAS) or (iv) that can form the basis of any liability under Environmental Law.
“
HSR Act
” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“
Inbound Intellectual Property Contracts
” means any Contracts pursuant to which the Company or any of its Subsidiaries has the right to Exploit any Licensed Intellectual Property Rights or Licensed Technology, including all modifications, amendments and supplements thereto and waivers thereunder.
“
Intellectual Property Contracts
” means the Inbound Intellectual Property Contracts and the Outbound Intellectual Property Contracts.
“
Intellectual Property Rights
” means any and all intellectual property rights throughout the world, whether registered or not, including without limitation, all (i) patents (including all reissues, divisionals,

provisionals, continuations and
continuations-in-part,
re-examinations,
renewals, substitutions and extensions thereof), patent applications and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models) (collectively, “
Patents
”
)
, (ii) copyrights in works of authorship of any type and all rights, title and interests in all copyrights, copyright registrations and applications for copyright registration, certificates of copyright and copyrighted interests throughout the world (collectively, “
Copyrights
”); (iii) trade names, trademarks and service marks, logos, corporate names, domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing and all goodwill associated therewith throughout the world (collectively, “
Marks
”); (iv) rights, title and interests in all trade secrets and trade secret rights arising under common law, state law, federal law or laws of foreign countries, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use (collectively, “
Trade Secrets
”); and (v) moral rights, publicity rights and any other intellectual property rights or other rights similar, corresponding or equivalent to any of the foregoing of any kind or nature anywhere in the world.
“
Intervening Event
” means any material event, condition, fact, occurrence, change or development that is not known or reasonably foreseeable to the Company Board as of the date of this Agreement, which event, condition, fact, occurrence, change or development becomes known to the Company Board prior to receipt of the Company Stockholder Approval; provided, however, that in no event shall any event, condition, fact, occurrence, change or development resulting from or arising out of any of the following give rise to an Intervening Event: (i) any Company Acquisition Proposal, (ii) any actions taken by Parent or the Company in accordance with
Section
 8.1
or the consequences of any such action,(iii) the fact that the Company or its Subsidiaries have exceeded or met (or the failure of Parent to meet) any internal or published projections, forecasts or predictions in respect of financial or operating performance for any period ending on or after the date hereof and (iv) any change in the market price or trading volume of the Company’s securities or Parent’s securities; provided, however, with respect to clauses (iii)
 and
(iv)
, nothing shall prevent a Party from asserting that any event, condition, fact, occurrence, change or development that may have contributed to exceeding or meeting (or, with respect to Parent, failing to meet) such projections, forecasts or predictions or such change in market price or trading volume may be taken into account in determining whether there has been an Intervening Event if not otherwise excluded.
“
Investor Persons
” means Crestview III USWS, L.P. and Crestview III USWS TE, LLC.
“
knowledge
” means (i) with respect to the Company, the actual knowledge of each of the individuals listed in Section 1.1 of the Company Disclosure Letter, after reasonable inquiry by such individual, and (ii) with respect to Parent, the actual knowledge of each of the individuals listed in Section 1.1 of the Parent Disclosure Letter, after reasonable inquiry by such individual. With respect to Intellectual Property Rights and Technology, “knowledge” does not require the Company to conduct, have conducted, obtain, or have obtained any freedom to operate opinions or similar opinions of counsel or any Patents, trademarks or other Intellectual Property Rights clearance searches, and no knowledge of any third party Patents, trademarks, or other Intellectual Property Rights that would have been revealed by such inquiries, opinions or searches will be imputed to the Company.
“
Laws
” means any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, regulation or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Authority.
“
Licensed Intellectual Property Rights
” means any and all Intellectual Property Rights that are licensed or sublicensed to, or subject to a covenant not to sue for the benefit of, the Company or any of its Subsidiaries.
“
Licensed Technology
” means any and all Technology that is licensed or sublicensed to, or subject to a covenant not to sue for the benefit of, the Company or any of its Subsidiaries.

“
Lien
” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or limitation on transfer (other than such a limitation arising under federal or state securities Laws) in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
“
March Term C Loan Warrants
” means those outstanding warrants of the Company issued in accordance with that certain Warrant Agreement, dated as of March 1, 2022, by and between the Company and Continental Stock Transfer & Trust Company, as each may be amended, restated or otherwise modified from time to time following the date hereof.
“
Nasdaq
” means Nasdaq Global Select Market.
“
Open Source Software
” means any software that contains or is derived in any manner (in whole or in part) from any software, code or libraries that are distributed as free software or as open source software or under any licensing or distribution models similar to open source, or any other license or distribution model which seeks to require any party which uses, modifies or distributes such software, code or libraries to make such software, code or libraries (or modification or derivative work thereof) or any other software, code or libraries which may be combined with or linked thereto available in source code form or which may impose any other obligation or restriction with respect to such party’s Patent or other Intellectual Property Rights.
“
Order
” means any order, writ, injunction, decree, consent decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).
“
Outbound Intellectual Property Contracts
” means any Contracts pursuant to which the Company or any of its Subsidiaries grants to any Person (other than the Company or its Subsidiaries) any right, license, or covenant not to sue with respect to any Intellectual Property Rights or Technology, including all modifications, amendments and supplements thereto and waivers thereunder.
“
Owned Intellectual Property Rights
” means any and all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.
“
Owned Technology
” means any and all Technology owned or purported to be owned by the Company or any of its Subsidiaries, including, without limitation, the Technology that the Company purports to own as set forth in its securities filings, on its website, and in other public statements.
“
Parent Balance Sheet
” means the consolidated balance sheet of the Parent Predecessor as of December 31, 2021 and the footnotes thereto set forth in the Prospectus.
“
Parent Balance Sheet Date
” means December 31, 2021.
“
Parent Disclosure Letter
” means the disclosure letter delivered by Parent to the Company in connection with, and upon the execution of, this Agreement.
“
Parent Material Adverse Effect
” means any Effect that, individually or in the aggregate with all other Effects, has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole; provided, however, that a Parent Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) Effects generally affecting the economy, financial or securities markets, or political conditions; (ii) the execution and delivery or performance of this Agreement, or the announcement, consummation or pendency of the transactions contemplated by this Agreement or the identity of or any facts or circumstances relating to the Company or any of its Affiliates, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with customers, suppliers, service providers, employees, Governmental Authorities or any other Persons (provided that this clause (ii)
 shall not apply to the representations and warranties that, by their terms, speak specifically of the consequences arising out of the execution or performance of this Agreement or the consummation of the transactions contemplated hereby); (iii) any changes in applicable Law or GAAP, in the interpretation of GAAP, in the accounting rules and regulations of the SEC, or other applicable accounting standards; (iv) acts of war or other military actions, terrorism or the escalation thereof; (v) earthquakes, hurricanes, tornadoes or other natural disasters; (vi) general conditions in the industry in which Parent and its Subsidiaries operate; (vii) any failure, in and of itself, by Parent to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Parent Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of Parent’s securities (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Parent Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (ix) any Claim or proceeding for appraisal of any shares of Parent Stock pursuant to the DGCL in connection herewith, (x) any epidemic, pandemic or disease outbreak (including the
COVID-19
pandemic) or the evolution of any
COVID-19
Measures or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including the
COVID-19
pandemic) and any
COVID-19
Responses, or (xi) the taking of any action (or the omission of any action) by Parent or any Subsidiary of Parent in accordance with the terms of this Agreement to the extent the taking of such action (or omission) is expressly required or contemplated by this Agreement or such action was taken at the written request of, or with the written consent of, the Company (provided that this clause (ix)
 shall not apply to the representations and warranties that, by their terms, speak specifically of the consequences arising out of the execution or performance of this Agreement or the consummation of the transactions contemplated hereby); provided further, however, that any Effect referred to in clauses (i)
,
(iii)
,
(iv)
,
(v)
,
(vi)
or
(x)
 immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur to the extent it has a disproportionate effect on Parent and its Subsidiaries, taken as a whole, compared to other participants in the industries in which Parent and its Subsidiaries conduct their businesses.
“
Parent Predecessor
” means ProFrac Holdings, LLC.
“
Parent Stock
” means the Class A common stock, par value $0.01 per share, of Parent.
“
Parent Stock Issuance
” means the issuance of shares of Parent Stock to the holders of Company Stock and Company Equity Awards in connection with the Merger.
“
Parent Stockholder Approval
” means the affirmative vote of the holders of a majority of the shares of Parent Stock entitled to vote with respect to the approval of the Parent Stock Issuance.
“
Parent Trading Price
” means an amount equal to the average of the volume weighted average price per share of Parent Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the ten (10) consecutive trading days ending with the complete trading day immediately prior to the Effective Time.
“
Parent Unaffiliated Stockholders
” means the holders of Parent Stock, excluding THRC Holdings, LP and its Affiliates.
“
Permitted Liens
” means (i) Liens for Taxes not yet due and payable for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet or Parent Balance

Sheet, as applicable, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or other encumbrances arising in the ordinary course of business with respect to amounts not yet overdue or the validity of which is being contested in good faith by appropriate proceedings or that are otherwise not material, (iii) Liens reflected in the Company Balance Sheet or Parent Balance Sheet, as applicable, (iv) with respect to any real property, Liens that do not materially impair the value or use of such real property or are being contested in the ordinary course of business in good faith, (v) Liens imposed or promulgated by operation of applicable Law with respect to real property and improvements, including zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed or promulgated by any Governmental Authority, and (vi) with respect to any real property, title defects or irregularities that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of the Company or Parent, as applicable, and its Subsidiaries as presently conducted or are being contested in the ordinary course of business in good faith and (vii) solely with respect to
Section
 4.14(c)
,
Section
 4.15(a)
and
Section
 4.18(b)
, grants of
non-exclusive
licenses or other
non-exclusive
rights with respect to Intellectual Property Rights or Technology that do not, in each case, otherwise contain or constitute a mortgage, lien, pledge, charge, security interest, encumbrance, or limitation on transfer.
“
Person
” means an individual, group (within the meaning of Section 13(d)(3) of the 1934 Act), corporation, partnership, limited liability company, association, company, joint venture, estate, trust, association, or other entity or organization of any kind or nature, including a Governmental Authority.
“
Personal Information
” means any information that identifies or that, in combination with other information, can be used to identify a natural person, including such information of employees, contractors and customers of the Company or its Subsidiaries, that is protected under Privacy Laws.
“
Placement Agent Warrants
” means those outstanding placement agent common stock warrants of the Company issued on March 11, 2022, as each may be amended, restated or otherwise modified from time to time following the date hereof.
“
Pool A Amended Payout Shares
” means, with respect to a Pool A Performance Award, the number equal to the quotient obtained by dividing (i) the Accumulated Cash Award Value with respect to such Pool A Performance Award as of the Pool A Determination Date by (ii) the Pool A Conversion Factor.
“
Pool A Conversion Factor
” means $1.22.
“
Pool A Determination Date
”
means July 19, 2022.
“
Pool A Payout Shares
” means, with respect to a Pool A Performance Award, the number equal to the quotient obtained by dividing (i) the Accumulated Cash Award Value with respect to such Pool A Performance Award as of the Effective Time by (ii) the Pool A Conversion Factor.
“
Pool A Performance Award
” means a Performance Award (Pool A) as granted under the Company LTIP as evidenced by that certain U.S. Well Services, Inc. Terms and Conditions Performance Award (Pool A).
“
Pool B Amended Payout Shares
” means, with respect to a Pool B Performance Award, the number equal to the quotient obtained by dividing (i) the Accumulated Cash Award Value with respect to such Pool B Performance Award as of the Pool B Determination Date by (ii) the Pool B Conversion Factor.
“
Pool B Conversion Factor
” means $1.078.
“
Pool B Determination Date
”
means July 19, 2022.
“
Pool B Payout Shares
” means, with respect to a Pool B Performance Award, the number equal to the quotient obtained by dividing (i) the Accumulated Cash Award Value with respect to such Pool B Performance Award as of the Effective Time by (ii) the Pool B Conversion Factor.

“
Pool B Performance Award
” means a Performance Award (Pool B) as granted under the LTIP as evidenced by that certain U.S. Well Services, Inc. Terms and Conditions Performance Award (Pool B).
“
Privacy Laws
” means applicable Laws in respect of, or standards imposed by self-regulatory organizations that apply to, Processing and includes, without limitation, the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§
1320d—1329d-8),
as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 3000 et seq.), and their implementing regulations, the Data Protection Directive (95/46/EC) as implemented in each relevant EU member state and the Payment Card Industry Data Security Standard.
“
Proceeding
” means any suit, action, claim, proceeding, arbitration, mediation, audit or hearing (in each case, whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.
“
Processing
” means the collection, use, storage, distribution, transfer, protection, disclosure or disposal of, or other action taken regarding, (i) Personal Information or (ii) ‘personal data’ as that term is understood under any applicable Laws.
“
Prospectus
” means that certain prospectus filed by Parent pursuant to Rule 424(b)(4) of the 1933 Act dated May 12, 2022.
“
RDO Warrant
” means those outstanding warrants of the Company issued in a registered direct offering on March 11, 2022.
“
Release
” means any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.
“
Sarbanes-Oxley Act
” means the Sarbanes-Oxley Act of 2002, as amended.
“
SEC
” means the Securities and Exchange Commission.
“
Series A Warrants
” means those outstanding warrants of the Company issued in accordance with that certain Warrant Agreement, dated as of May 24, 2019, by and between the Company and Continental Stock Transfer & Trust Company, as each may be amended, restated or otherwise modified from time to time following the date hereof.
“
SPAC Warrants
” means those outstanding warrants of the Company issued in accordance with that certain Warrant Agreement, dated as of March 9, 2017, by and between the Company and Continental Stock Transfer & Trust Company, as each may be amended, restated or otherwise modified from time to time following the date hereof.
“
Subsidiary
” means, with respect to any Person, another Person (other than a natural person), of which such first Person (i) owns directly or indirectly (a) an aggregate amount of the voting securities, other voting ownership or voting partnership interests to elect or appoint a majority of the board of directors or other governing body or (b) if there are no such voting interests, 50% or more of the equity interests therein or (ii) has the right to appoint 50% or more of the directors or managers.
“
Superior Proposal
” means a
bona fide
written Company Acquisition Proposal from any Person (other than Parent and its Subsidiaries or Affiliates) (with all references to “20% or more” in the definition of Company Acquisition Proposal being deemed to reference “50% or more” and all references to “80% or less” in the definition of Company Acquisition Proposal being deemed to reference “50% or less”), which the Company Board has, after consultation with the Company’s outside financial advisors and outside legal counsel, determined in its good faith judgment, (i) is reasonably expected to be consummated on the terms proposed and (ii) would, if consummated, result in a transaction more favorable to its stockholders (in their capacity as such) than the transactions contemplated by this Agreement after taking into account all legal, financial, regulatory and other aspects of such Company Acquisition Proposal (including the existence of financing conditions, the conditionality of any financing commitments and the likelihood and timing of consummation (as compared to the transactions contemplated hereby)) and such other matters that the Company Board deems relevant.
“
Tax
” means any tax, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, capital, goods and services, gross income, business, environmental, severance, service, service use, unemployment, social security, national insurance, stamp, custom, escheat, excise or real or personal property, alternative or add-on
minimum or estimated taxes, or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto, whether disputed or not.
“
Tax Return
” means any report, return, document, declaration or other information or statement with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, and in all cases including any schedule or attachment thereto or amendment thereof.
“
Tax Sharing Agreement
” means all existing agreements binding a party or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries and any commercially reasonable indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification).
“
Taxing Authority
” means any Governmental Authority responsible for the imposition, administration or collection of any Tax, assessment or charge (domestic or foreign).
“
Technology
” means, collectively, any technology, information, or tangible embodiments of any Intellectual Property Rights, in electronic, written or any other form, including without limitation designs, formulae, specifications, research and development information, technical information, design and manufacturing schematics, manufacturing and other processes, procedures, algorithms, data, databases, methods, techniques, ideas, know-how,
concepts, inventions, invention disclosures, discoveries, developments, creations, works of authorship, improvements, derivative works, products, hardware, and software and other similar materials (including firmware or software in the form of source code, object code, byte code or other format and any bug fixes, patches, updates, upgrades or modifications thereto).
“
Third Party
” means any Person other than Parent, the Company or any of their respective Affiliates.
“
Treasury Regulations
” means the regulations promulgated under the Code.
“
Warrants
” means, collectively, the SPAC Warrants, the Series A Warrants, the February Term C Loan Warrants, the March Term C Loan Warrants, the Placement Agent Warrants and the RDO Warrants.
“
Willful Breach
” means a material breach of this Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such action would result in or constitute such a material breach, provided that such actual knowledge shall only be deemed to exist with respect to the Company or Parent, as applicable, had actual knowledge that such action or failure to take action would result in such breach.

Section
 1.2
Table of Definitions
. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Confidentiality Agreement	Section 6.4(b)(i)
Agreement	Preamble
Award Amendments	Section 6.2(c)
Book-Entry Shares	Section 3.2(c)
Certificate	Section 3.2(c)
Certificate of Merger	Section 2.3
Closing	Section 2.2
COBRA	Section 4.18(d)
COD Amendment	Section 6.2(b)
Code	Recitals
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 6.5
Company Capitalization Date	Section 4.5(a)
Company DSU	Section 3.8(b)
Company Indemnified Party	Section 7.4(a)
Company Material Contract	Section 4.20(a)
Company Plan	Section 4.18(a)
Company Preferred Stock	Section 4.5(a)
Company Real Property	Section 4.14(b)
Company Restricted Share	Section 3.8(a)
Company SEC Documents	Section 4.7(a)
Company Securities	Section 4.5(e)
Company Special Committee	Recitals
Company Stockholders’ Meeting	Section 6.5
Company Subsidiary Securities	Section 4.6(b)
Company Termination Fee	Section 10.3(a)
Company Transaction Litigation	Section 8.8
Continuing Employee	Section 7.6(b)
Convertible Note Amendments	Section 6.2(a)
D&O Insurance	Section 7.4(b)
DGCL	Section 2.1(a)
Effective Time	Section 2.3
End Date	Section 10.1(b)(i)
Exchange Agent	Section 3.6(a)
Exchange Fund	Section 3.6(a)
Exchange Ratio	Section 3.2(b)
Expenses	Section 10.3(c)
Financing	Section 8.2(a)
Foreign Company Plan	Section 4.18(a)
Information Statement	Section 8.3
Internal Controls	Section 4.7(g)
Merger Consideration	Section 3.2(b)
Merger	Recitals
Merger Sub Inc.	Preamble
Multiemployer Plan	Section 4.18(c)
Owned Real Property	Section 4.14(a)
Parent	Preamble

Parent Board	Recitals
Parent Class B Common Stock	Section 5.5(a)
Parent Preferred Stock	Section 5.5(a)
Parent RSUs	Section 5.5(a)
Parent SEC Documents	Section 5.6(a)
Parent Securities	Section 5.5(b)
Parent Special Committee	Recitals
Party or Parties	Preamble
Plan Termination Notice	Section 7.6(c)
Premium Cap	Section 7.4(b)
Proxy Statement	Section 8.3
RDO Warrants	Section 1.1
Real Property Leases	Section 4.14(b)
Registration Statement	Section 8.3
Representatives	Section 8.6(a)
Rollover Warrants	Section 3.9
Series A Preferred Stock	Section 4.5(a)
Solvent	Section 5.10
Support Agreements	Recitals
Surviving Corporation	Section 2.1(a)
Surviving Corporation Stock	Section 3.2(d)
U.S. Company Plan	Section 4.18(a)
Warrant Sale	Recitals
Section
 1.3
Other Definitional and Interpretative Provisions
. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. References to “ordinary course of business” shall mean “ordinary course of business consistent with past practice”. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof. References to “the transactions contemplated by this Agreement” or words with a similar import shall be deemed to include the Merger. References to any Person include the successors and permitted assigns of that Person. References herein to “$” or dollars will refer to United States dollars, unless otherwise specified. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified. The phrase “made available” with respect to documents shall mean any documents filed or furnished with the SEC prior to the date of this Agreement or, in the case of the Company, made available in the Datasite virtual data room created by the Company on June 8, 2022 on or prior to the date that is one calendar day prior to the date hereof. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
ARTICLE II
THE MERGER
Section
 2.1
The Merger
. Upon the terms and subject to the conditions of this Agreement:
(a) at the Effective Time, Merger Sub Inc. will be merged with and into the Company in accordance with the provisions of the General Corporation Law of the State of Delaware (the “
DGCL
”). As a result of the Merger, the separate existence of Merger Sub Inc. shall cease and the Company shall continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the “
Surviving Corporation
”) as an indirect subsidiary of Parent; and
(b) at the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub Inc. and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation.
Section
 2.2
The Closing
. Subject to the provisions of this Agreement, the closing of the Merger (the “
Closing
”) shall take place at the offices of Brown Rudnick LLP, 7 Times Square, New York, NY 10036 or remotely by exchange of documents and signatures (or their electronic counterparts), promptly following the Effective Time, and in any case no later than the second (2 nd
) Business Day following the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in
Article IX
(except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions), unless another date, time or place is agreed to in writing by Parent and the Company.
Section
 2.3
Effective Times
. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Parties shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “
Certificate of Merger
”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective, the “
Effective Time
”).
Section
 2.4
Surviving Corporation Matters
.
(a) At the Effective Time, the certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall continue to be the certificate of incorporation and bylaws of the Surviving Corporation until further amended as provided therein or in accordance with applicable Law.
(b) The parties shall take all requisite action so that, from and after the Effective Time, until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal: (i) the directors of Merger Sub Inc. immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub Inc. immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE III
EFFECT ON THE CAPITAL STOCK;
EXCHANGE OF CERTIFICATES
Section
 3.1
Series A Preferred Stock, Equity Linked Convertible Notes and Warrants
.
(a) The Company shall take all requisite action so that, effective as of immediately prior to the Effective Time, (i) each holder of Series A Preferred Stock issued and outstanding at such time may convert such stock into shares of Company Stock at the Merger Conversion Ratio (as defined in the COD Amendment), and (ii) any shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time not so converted by the holder pursuant to the foregoing clause (i)
 shall automatically convert into shares of Company Stock in accordance with Section 8(b) of the Certificate of Designations. Any shares of Company Stock issued upon conversion under clause (i)
 and
(ii)
shall be subject to the treatment set forth in
Section
 3.2(b)
(treating such shares in the same manner as all other outstanding shares of Company Stock for such purposes).
(b) The Company shall take all requisite action so that, effective as of immediately prior to the Effective Time, each Equity Linked Convertible Note issued and outstanding at such time shall automatically convert into a number of shares of Company Stock equal to the quotient obtained by dividing (i) the amount of outstanding aggregate principal amount, plus accrued and unpaid interest, owing under such Equity Linked Convertible Note through the date immediately prior to the Closing Date, by (ii) $1.22, which shares of Company Stock shall be subject to the treatment set forth in
Section
 3.2(b)
(treating such shares in the same manner as all other outstanding shares of Company Stock for such purposes).
(c) At the Effective Time, each February Term C Loan Warrant and each March Term C Loan Warrant issued and outstanding immediately prior to the Effective Time (which shall be held by Parent pursuant to the Warrant Sale) shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.
Section
 3.2
Effect of the Merger on Capital Stock
. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any securities of the Company or Merger Sub Inc.:
(a) All shares of Company Stock that are owned, directly or indirectly, by Parent, the Company (including shares held as treasury stock or otherwise) or Merger Sub Inc. immediately prior to the Effective Time shall be automatically cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.
(b) Each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with
Section
 3.2(a)
, but including shares of Company Stock (A) deemed to have been issued in respect of any Series A Preferred Stock converted pursuant to
Section
 3.1(a)
or any Equity Linked Convertible Notes converted pursuant to
Section
 3.1(b)
or (B) paid to the holder of a vested Company Equity Award immediately prior to the Effective Time pursuant to
Section
 3.8
) shall be converted automatically into the right to receive 0.0561 (the “
Exchange Ratio
”) of a validly issued, fully paid and
non-assessable
share of Parent Stock (the “
Merger Consideration
”).
(c) As of the Effective Time, all shares of Company Stock converted into the Merger Consideration pursuant to this
Section
 3.2
shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of (1) a certificate that immediately prior to the Effective Time represented any such shares of Company Stock (a “
Certificate
”) or (2) shares of Company Stock held in book-entry form (“
Book-Entry Shares
”) shall cease to have any rights with respect thereto, except (subject to
Section
 3.6
) (A) the right to receive the Merger Consideration and (B) the right to receive any other amounts expressly provided herein, in each case, without interest, subject to compliance with the procedures set forth in
Section
 3.6
.

(d) Each share of capital stock of Merger Sub Inc. issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation (the “
Surviving Corporation Stock
”).
Section
 3.3
Certain Adjustments
. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the earlier of (i) the Effective Time or (ii) any termination of this Agreement in accordance with
Section
 10.1
, the outstanding shares of Parent Stock or Company Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up,
combination, exchange of shares, readjustment, or other similar transaction, or a stock or cash dividend thereon shall be declared with a record date within said period, then the Exchange Ratio, the Pool A Conversion Factor, the Pool B Conversion Factor and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide Parent and the holders of Company Stock the same economic effect as contemplated by this Agreement prior to such event. Nothing in this
Section
 3.3
shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.
Section
 3.4
Fractional Shares
. No certificates or scrip representing fractional shares of Parent Stock shall be issued upon the conversion of shares of Company Stock pursuant to
Section
 3.2
, and such fractional share interests shall not entitle the owner thereof to any shares of Parent Stock or to vote or to any other rights of a holder of Parent Stock. All fractional shares to which a single record holder of Company Stock would be otherwise entitled to receive shall be aggregated and calculations shall be rounded to three (3) decimal places. In lieu of any such fractional shares, each holder of Company Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Stock to which such holder would, but for this
Section
 3.4
, be entitled under
Section
 3.2(b)
and (B) the Parent Trading Price. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Stock in lieu of any fractional share interests in Parent Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Company Stock entitled to receive such cash.
Section
 3.5
Appraisal Rights
. Appraisal rights are available in connection with the Merger solely to the extent required by the DGCL.
Section
 3.6
Exchange of Company Stock
.
(a) Prior to the Effective Time, Parent shall enter into a customary exchange agreement with a nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “
Exchange Agent
”), and shall deposit with the Exchange Agent for the benefit of the holders of shares of Company Stock entitled to receive the Merger Consideration, for exchange in accordance with this
Article III
, through the Exchange Agent, subject to
Section
 3.6(b)(ii)
, book-entry shares (or certificates if requested) representing the full number of whole shares of Parent Stock issuable pursuant to
Section
 3.2
in exchange for outstanding shares of Company Stock. Parent shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Parent Stock pursuant to
Section
 3.6(c)
which had not theretofore been surrendered for exchange or been exchanged pursuant to
Section
 3.6(b)(ii)
(such shares of Parent Stock and any dividends or other distributions with respect thereto, are hereinafter referred to as the “
Exchange Fund
”). For the purposes of such deposit, Parent shall assume that there will not be any fractional shares of Parent Stock. Parent shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with
Section
 3.4
. The Exchange Agent shall deliver the Merger Consideration to be issued pursuant to
Section
 3.2
out of the Exchange Fund. Except as provided in
Section
 3.6(h)
, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.
(i)
Certificates
. Parent shall instruct the Exchange Agent to mail, as soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Closing Date, to each holder of record of a Certificate whose shares of Company Stock were converted into the Merger Consideration pursuant to
Section
 3.2
, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof in accordance with
Section
 3.6(g)
) in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent (or affidavits of loss in lieu thereof in accordance with
Section
 3.6(g)
), together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable, (A) the Merger Consideration such holder has the right to receive in respect of such Certificate pursuant to
Section
 3.2(b)
(after taking into account all other Certificates surrendered by such holder pursuant to this
Section
 3.6(b)(i)
, (B) any dividends or other distributions payable pursuant to
Section
 3.6(c)(i)
and (C) cash in lieu of fractional shares of Parent Stock payable pursuant to
Section
 3.4
, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, payment may be made and shares may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.
(ii)
Book-Entry Shares
. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to
Section
 3.2
. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Stock were converted into the Merger Consideration pursuant to
Section
 3.2
shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, (A) the Merger Consideration such holder has the right to receive in respect of such Book-Entry Shares pursuant to
Section
 3.2(b)
(after taking into account all other Book-Entry Shares converted by such holder pursuant to this
Section
 3.6(b)(ii)
, (B) any dividends or distributions payable pursuant to
Section
 3.6(c)(ii)
and (C) cash in lieu of any fractional shares payable pursuant to
Section
 3.4
, and the Book-Entry Shares of such holder shall forthwith be cancelled. No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Shares.
(c) Distributions with Respect to Unexchanged Shares.
(i)
Certificates
. No dividends or other distributions with respect to Parent Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate formerly representing Company Stock, until the surrender of such Certificate (or affidavits of loss in lieu thereof in accordance with
Section
 3.6(g)
) in accordance with this
Article III
. Subject to applicable Law, following surrender of any such Certificate (or affidavits of loss in lieu thereof in accordance with
Section
 3.6(g)
), there shall be paid to the holder of the shares of Parent Stock issued in exchange therefor, without interest, (A) at the time of delivery of such Parent Stock by the Exchange Agent pursuant to
Section
 3.6(b)(i)
, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Stock and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such delivery of such Parent Stock by the Exchange Agent pursuant to
Section
 3.6(b)(i)
, and a payment date subsequent to such delivery of such

Parent Stock by the Exchange Agent pursuant to
Section
 3.6(b)(i)
, payable with respect to such shares of Parent Stock.
(ii)
Book-Entry Shares
. Subject to applicable Law, there shall be paid to the holder of the shares of Parent Stock issued in exchange for Book-Entry Shares in accordance with this
Article III
, without interest, (A) at the time of delivery of such Parent Stock by the Exchange Agent pursuant to
Section
 3.6(b)(ii)
, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Stock and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such delivery by the Exchange Agent pursuant to
Section
 3.6(b)(ii)
, and a payment date subsequent to the time of such delivery by the Exchange Agent pursuant to
Section
 3.6(b)(ii)
, payable with respect to such shares of Parent Stock.
(d) The Merger Consideration issued and paid in accordance with the terms of this
Article III
upon the surrender of the Certificates (or affidavits of loss in lieu thereof in accordance with
Section
 3.6(g)
) (or, immediately, in the case of the Book-Entry Shares) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Stock (other than the right to receive dividends or other distributions, if any, in accordance with
Section
 3.6(c)
) and cash in lieu of any fractional shares payable pursuant to
Section
 3.4
. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this
Article III
.
(e) Any portion of the Exchange Fund that remains undistributed to the former holders of Company Stock for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former holder of Company Stock who has not theretofore complied with this
Article III
shall thereafter look
only
to the Surviving Corporation for payment of its claim for the Merger Consideration, cash in lieu of fractional shares payable pursuant to
Section
 3.4
and any dividends or distributions with respect to Parent Stock as contemplated by
Section
 3.6(c)
.
(f) None of Parent, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Stock (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by former holders of Company Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.
(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in reasonable and customary amount as Parent or the Exchange Agent may direct, as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, cash in lieu of fractional shares payable pursuant to
Section
 3.4
and any unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to
Section
 3.6(c)
had such lost, stolen or destroyed Certificate been surrendered as provided in this
Article III
.
(h) The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of Company Stock. Any interest, gains and other income resulting from such investments shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such interest, gains and other income shall accrue to the benefit of holders of Company Stock; provided, further, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated
A-1
or
P-1
or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Company Stock pursuant to this
Article III
. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.
(i) Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Company Stock pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code, or under any provision of state, local or foreign Tax Laws. Any amount deducted or withheld pursuant to this
Section
 3.6(i)
and paid over to the relevant Taxing Authority shall be treated as having been paid to the holder of Company Stock in respect of which such deduction or withholding was made. Parent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate Taxing Authority within the period required under applicable Law.
Section
 3.7
Further Assurances
. If, at any time after the Effective Time, the Surviving Corporation shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
Section
 3.8
Company Stock-Based Awards
.
(a)
Company Restricted Shares
. The Company shall take all requisite action so that, at the Effective Time, each share of Company Stock subject to vesting, repurchase, or other lapse of restrictions (a “
Company Restricted Share
”) that is outstanding and unvested under the Company LTIP immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled in exchange for the right to receive the Merger Consideration pursuant to
Section
 3.2(b)
 and cash in lieu of fractional shares payable pursuant to
Section
 3.4
(treating such unvested Company Restricted Shares in the same manner as all other outstanding shares of Company Stock for such purposes) less any Taxes required to be withheld with respect to such Company Restricted Share in accordance with
Section
 3.8(e)
.
(b)
Deferred Stock Units; Restricted Stock Units
. The Company shall take all requisite action so that immediately prior to the Effective Time, each then-outstanding deferred stock unit or restricted stock unit, in each case representing a right to receive one share of Company Stock granted under the Company LTIP (each, a “
Company DSU
”), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive the Merger Consideration pursuant to
Section
 3.2(b)
 and cash in lieu of fractional shares payable pursuant to
Section
 3.4
(treating such Company DSU in the same manner as if it were an outstanding share of Company Stock for such purposes).
(c)
Pool A and B Awards
. The Company shall take all requisite action so that, immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, (i) each then-outstanding Pool A Performance Award shall be cancelled and converted into the right to receive (A) with respect to each Pool A Performance Award amended by an Award Amendment, the Merger Consideration payable pursuant to
Section
 3.2(b)
with respect to the number of Pool A Amended Payout Shares subject to such

Pool A Performance Award, and (B) with respect to each Pool A Performance Award not amended by an Award Amendment, the Merger Consideration pursuant to
Section
 3.2(b)
with respect to the number of Pool A Payout Shares subject to such Pool A Performance Award and (ii) each then-outstanding Pool B Performance Award shall be cancelled and converted into the right to receive (A) with respect to each Pool B Performance Award amended by an Award Amendment, the Merger Consideration pursuant to Section 3.2(b) with respect to the number of Pool B Payout Shares subject to such Pool B Performance Award, and (B) with respect to each Pool B Performance Award not amended by an Award Amendment, the Merger Consideration pursuant to
Section
 3.2(b)
 with respect to the number of Pool B Payout Shares subject to such Pool B Performance Award, in each of clauses (i)
 and
(ii)
, without any interest thereon and less applicable Tax withholding.
(d)
Resolutions and Other Company Actions
. At or prior to the Effective Time, the Company, the Company Board, and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of clauses (a)
,
(b)
and
(c)
 of this
Section
 3.8
.
(e)
Withholding
. The Company, the Surviving Corporation and Parent (and their respective Subsidiaries, Affiliates, agents and representatives) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this
Section
 3.8
such amounts as are required or permitted to be deducted or withheld with respect to the making of such payment under applicable Law. To the extent that amounts are so deducted or withheld by the Company, Surviving Corporation or Parent (or their respective Subsidiaries, Affiliates, agents or representatives), such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
(f)
Section 409A
. Notwithstanding the anything to the contrary, amounts payable pursuant to this
Section
 3.8
with respect to any Company Equity Award that constitutes, either in whole or in part, a deferral of compensation subject to Section 409A of the Code, shall be paid on such later date specified in the applicable Company Equity Award, solely to the extent necessary to avoid additional taxes pursuant to Section 409A of the Code.
Section
 3.9
Warrants
. At the Effective Time, each SPAC Warrant, Series A Warrant, Placement Agent Warrant and RDO Warrant issued and outstanding immediately prior to the Effective Time (collectively, the “
Rollover Warrants
”), in accordance with the terms of such Rollover Warrants, shall be cancelled and converted into the right to receive a warrant to purchase a number of shares of Parent Stock equal to (i) the number of shares of Company Stock underlying such Rollover Warrant multiplied by (ii) the Exchange Ratio. The exercise price of such Rollover Warrants shall be the exercise price of such Rollover Warrant divided by the Exchange Ratio. From and after the Closing, Parent shall comply with all of the terms and conditions set forth in the applicable warrant agreement, including the obligation to make the payments contemplated thereby upon exercise thereof.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to
Section
 11.5
, (a) except as disclosed in the Company SEC Documents filed with or furnished to the SEC prior to the date of this Agreement; provided, that in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” disclaimer or other general statements to the extent they are cautionary, predictive or forward looking in nature that are included in any part of any Company SEC Document be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of the Company contained in this Agreement or (b) except as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub Inc. that:
Section
 4.1
Corporate Existence and Power
. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all corporate power and authority to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except where any failure to have such power or authority or to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The copies of the certificate of incorporation and bylaws of the Company filed as exhibits to the Company’s reports, schedules, forms, statements, and other documents required to be filed or furnished by the Company, under the 1933 Act and the 1934 Act are true and complete copies as of the date of this Agreement. The Company is not in violation of, in conflict with, or in default under, its certificate of incorporation or bylaws.
Section
 4.2
Corporate Authorization
. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate power and authority and have been duly authorized by all necessary corporate action on the part of the Company, other than, with respect to the Merger, obtaining the Company Stockholder Approval and filing the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL. The Company Stockholder Approval is the only vote of the holders of shares of Company Stock or other capital stock of the Company necessary to adopt this Agreement and consummate the Merger under applicable Law or the certificate of incorporation or bylaws of the Company. This Agreement has been duly and validly executed and delivered by the Company, assuming due authorization, execution and delivery by Parent and Merger Sub Inc., constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). The Company Special Committee, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and the Company Unaffiliated Stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company Board (x) determine that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and the Company Unaffiliated Stockholders and (y) approve and declare advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, and (iv) resolved to recommend that, subject to such Company Board approval and the terms and conditions set forth in this Agreement, the Company Board direct that this Agreement be submitted to the holders of Company Stock for their adoption and approval and recommend that the holders of Company Stock approve and adopt this Agreement and the transactions contemplated by this Agreement, including the Merger. The Company Board, at a meeting duly called and held and upon receipt and recommendation of the Company Special Committee, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and the Company Unaffiliated Stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) approved and declared advisable the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms, and subject to the conditions, contained herein, (iv) directed that this Agreement be submitted to the holders of Company Stock for their adoption and approval and (v) resolved, subject to the terms and conditions set forth in this Agreement, to make the Company Board Recommendation. Each of the Support Agreements is in full force and effect and has not been rescinded, modified or withdrawn in any way.
Section
 4.3
Governmental Authorization
. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any
non-U.S.
Competition Laws, (iii) compliance with any applicable

requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (iv) compliance with any applicable requirements of Nasdaq and (v) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, (x) a Company Material Adverse Effect, or (y) an effect that would prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.
Section
 4.4
Non-contravention
. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) assuming the authorizations, consents and approvals referred to in clauses (i)
 through
(iv)
of
Section
 4.3
are obtained, (A) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (B) contravene, conflict with or result in a violation or breach of any provision of any Law or Order or (C) require any consent or other action by any Person under, constitute a default or a violation, or an event that, with or without notice or lapse of time or both, would constitute a default or a violation, under or of, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Contract binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (ii) result in the creation or imposition of any Lien, other than any Permitted Lien, on any asset of the Company or any of its Subsidiaries, except, in the case of clauses (i)(B)
,
(i)(C)
and
(ii)
, which have not had, and would not reasonably be expected to have, individually or in the aggregate, (x) a Company Material Adverse Effect or (y) an effect that would prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.
Section
 4.5
Capitalization
.
(a) The authorized capital stock of the Company consists of 400,000,000 shares of Company Stock, 20,000,000 shares of Class B common stock of the Company and 10,000,000 shares of Class F common stock of the Company, each with a par value of $0.0001 per share and 10,000,000 shares of preferred stock of the Company (“
Company Preferred Stock
”), including 55,000 shares of Series A Redeemable Convertible Preferred Stock (“
Series A Preferred Stock
”) and 22,050 shares of Series B Redeemable Convertible Preferred Stock. As of June 21, 2022 (“
Company Capitalization Date
”), (i) there were issued and outstanding (A) 77,060,612 shares of Company Stock and (B) 19,610 shares of Series A Preferred Stock, and (C) Company DSUs with respect to an aggregate of 2,052,474 shares of Company Stock, all of which were issued under the Company LTIP, and (ii) 5,414,193 shares of Company Stock are reserved under the Company LTIP. All the outstanding shares of Company Stock are, and all shares of Company Stock reserved for issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.
(b) Section 4.5(b) of the Company Disclosure Letter, sets forth a true and complete list, of (i) each Company Equity Award, (ii) the name of the Company Equity Award holder, (iii) the number of shares of Company Stock underlying each Company Equity Award, (iv) in the case of any Pool A Performance Award or Pool B Performance Award, the Accumulated Cash Award Value, (v) the date on which the Company Equity Award was granted (vi) the vesting schedule with respect to the Company Equity Award, including any right of acceleration of such vesting schedule, (vii) the exercise price of each Company Equity Award, if applicable, and (viii) the expiration date of each Company Equity Award, if applicable. The Company LTIP permits the treatment of Company Equity Awards described in
Article III
.
(c) Section 4.5(c) of the Company Disclosure Letter sets forth a true and complete list, of (i) each Warrant, (ii) the name of the Warrant holder, (iii) the number of shares of Company Stock underlying such Warrant and (iv) the exercise price of such Warrant.

(d) Section 4.5(d) of the Company Disclosure Letter sets forth a true and complete list of (i) each Equity Linked Convertible Note, (ii) the name of the Equity Linked Convertible Note holder, (iii) the amount outstanding under such Equity Linked Convertible Note and (iv) the conversion price of such Equity Linked Convertible Note.
(e) Except (w) as set forth in Section 4.5(e) of the Company Disclosure Letter, (x) for any awards issued pursuant to the Company LTIP after the date of this Agreement in accordance with the terms of this Agreement (all of which will be set forth on an updated Company Disclosure Letter delivered five (5) Business Days prior to the Closing and which otherwise will comply with the last sentence of
Section
 4.5(a)
), (y) for any shares of Company Stock issued upon the exercise of any Company Equity Award, in each case, that were outstanding on the Company Capitalization Date or subsequently granted under the Company LTIP or otherwise in accordance with the terms of this Agreement and (z) the Warrants and the Equity Linked Convertible Notes, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, restricted stock units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in the Company (the items in clauses (i)
 through
(iv)
being referred to collectively as the “
Company Securities
”).
(f) There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities, and neither the Company nor any of its Subsidiaries maintains an employee stock purchase plan. Neither the Company nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Company Securities. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of the Company owns any shares of capital stock of the Company or any Company Securities. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (whether on an as-converted
basis or otherwise) (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.
Section
 4.6
Subsidiaries
.
(a) Each Subsidiary of the Company is an entity duly incorporated or otherwise duly organized, validly existing and (where applicable or recognized) in good standing under the laws of its jurisdiction of incorporation or organization, except, in the case of any such Subsidiary, where the failure to be so incorporated, organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company has all corporate, limited liability company or comparable powers and all Governmental Authorizations required to carry on its business as now conducted, except for those powers or Governmental Authorizations the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) All of the outstanding capital stock or other voting securities of or other ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or other ownership interests), in each case other than (x) statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, (y) transfer and other restrictions under applicable federal and state securities Laws and (z) in the case of Subsidiaries that are immaterial to the Company and its Subsidiaries, taken as a whole, immaterial Liens. Section 4.6(b) of the Company Disclosure Letter contains a complete and accurate list of the Subsidiaries of the Company, including, for each of the Subsidiaries, (i) its name and (ii) its jurisdiction of organization. Each Subsidiary is directly or indirectly wholly owned by the Company. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock or other voting securities of or other ownership interests in or any securities convertible into, or exchangeable for, any shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company (the items in clauses (i)
 through
(iii)
being referred to collectively as the “
Company Subsidiary Securities
”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.
Section
 4.7
SEC Filings and the Sarbanes-Oxley Act
.
(a) The Company has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule
12b-25
promulgated under the 1934 Act) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished, as the case may be, by the Company since January 1, 2019 (collectively, together with any schedules thereto and other information incorporated therein, the “
Company SEC Documents
”).
(b) As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be.
(c) As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Company SEC Document filed or furnished pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, and as of the date of such supplement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
(e) The Company has heretofore furnished or made available to Parent complete and correct copies of all comment letters received from the SEC or its staff from January 1, 2019 through the date of this Agreement with respect to any of the Company SEC Documents, together with all written responses of the Company thereto, to the extent that such comment letters and written responses are not publicly available on EDGAR. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff with respect to any of the Company SEC Documents, and, to the knowledge of the Company, none of the Company SEC Documents are subject to ongoing SEC review.
(f) The Company has established and maintains disclosure controls and procedures (as defined in Rule
13a-15
under the 1934 Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities and such disclosure controls and procedures are reasonably designed to ensure that all such information is communicated in a timely fashion to the Company’s principal executive officer and principal financial officer such that timely decisions may be made regarding the disclosure of such information in the Company’s periodic and current reports required under the 1934 Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
(g) The Company and its Subsidiaries have established and maintained a system of Internal Controls over financial reporting (as defined in Rule
13a-15
under the 1934 Act, “
Internal Controls
”) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of Internal Controls prior to the date of this Agreement, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Internal Controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Internal Controls.
(h) Neither the Company nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer (as defined in Rule
3b-7
under the 1934 Act) or director of the Company in violation of Section 402 of the Sarbanes-Oxley Act.
(i) The Company is in compliance, and has complied since January 1, 2019, in each case in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.
(j) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule
13a-14
and
15d-14
under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq, and the statements contained in any such certifications are complete and correct in all material respects.
(k) Since the Company Balance Sheet Date through the date of this Agreement, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation
S-K
promulgated under the 1933 Act that has not been disclosed in the Company SEC Documents publicly filed or furnished with the SEC following the Company Balance Sheet Date.
Section
 4.8
Financial Statements
. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (including all related notes and schedules thereto) (a) fairly present in all material respects, in conformity with GAAP (except, in the case of unaudited consolidated interim financial statements, as permitted by the SEC’s Form
10-Q)
applied on a consistent basis (except as may be indicated therein or in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end
audit adjustments in the case of any unaudited interim financial statements), (b) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (c) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under the SEC’s Form
10-Q).
Section
 4.9
Information Supplied
. The information relating to the Company and its Subsidiaries to be contained in, or incorporated by reference in, the Registration Statement, Proxy Statement and Information Statement will not, (i) on the date the Proxy Statement is first mailed to the holders of Company Stock or at the time of the Company Stockholders’ Meeting, (ii) on the date that the Information Statement is provided to holders of Parent Stock or (iii) at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. The Registration Statement, Proxy Statement and Information Statement will comply in all material respects as to form with the requirements of the 1933 Act and the 1934 Act, as applicable, and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this
Section
 4.9
, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement, Proxy Statement or Information Statement that were not supplied by or on behalf of the Company for use therein.
Section
 4.10
Absence of Certain Changes
.
(a) From the Company Balance Sheet Date through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business in all material respects, and (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of clauses (a)
,
(b)
,
(e)
,
(f)
,
(g)
,
(h)
,
(k)
,
(o)
,
(p)
or
(s)
 of
Section
 6.1
.
(b) Since the Company Balance Sheet Date through the date of this Agreement, there has not been any effect, change, condition, fact, event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section
 4.11
No Undisclosed Material Liabilities
. There are no liabilities or obligations of the Company or any of its Subsidiaries that would be required by GAAP, as in effect on the date hereof, to be reflected on the consolidated balance sheet of the Company (including the notes thereto), other than:
(a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Company Balance Sheet or in the notes thereto;
(b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date;
(c) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and
(d) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section
 4.12
Compliance with Laws and Court Orders; Governmental Authorizations
.
(a) Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, (i) a Company Material Adverse Effect or (ii) an effect that would prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, the Company and each of its Subsidiaries are, and since January 1, 2019, have been in compliance with all applicable Laws and Orders, and to the knowledge of the Company, is not under investigation by any Governmental Authority with respect to any Law or Order. There is no Order of any Governmental Authority outstanding against the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, (x) a Company Material Adverse Effect or (y) an effect that would prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, the Company and each of its Subsidiaries has all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are, and since January 1, 2019, have been in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses and (ii) since January 1, 2019, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization.
Section
 4.13
Litigation
. Except as has not had and would not reasonably expected to have, individually or in the aggregate, (x) a Company Material Adverse Effect or (y) an effect that would prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, there is no Proceeding or, to the knowledge of the Company, investigation, pending against, or, to the knowledge of the Company, threatened by or against, the Company, any of its Subsidiaries, or to the knowledge of the Company and insofar as any such Proceeding or investigation relates to the Company or any of its Subsidiaries, any present or former officer, director, worker or employee of the Company or any of its Subsidiaries or any other Person for whom the Company or any of its Subsidiaries may be liable before (or, in the case of threatened Proceedings or investigations, that would be before) or by any Governmental Authority.
Section
 4.14
Properties
.
(a) Section 4.14(a) of the Company Disclosure Letter sets forth a list of the addresses of the material real properties owned by the Company or any of its Subsidiaries as of the date of this Agreement (the “
Owned Real Property
”) and the legal name of the respective owner(s) of each Owned Real Property.
(b) Section 4.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of the material leases, subleases, licenses or other occupancies to which the Company or any of its Subsidiaries is a party as tenant for real property (the “
Real Property Leases
” and, together with the Owned Real Property, the “
Company Real Property
”).
(c) The Company or one of its Subsidiaries owns good and marketable fee simple title or valid leasehold title (as applicable) to the Company Real Property and all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, in each case, free and clear of all Liens, except (i) for Permitted Liens, (ii) for the property and assets that have been disposed of or leased since the Company Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) in respects that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Real Property Lease under which the Company or any of its Subsidiaries leases, subleases, licenses or otherwise occupies any real property is valid, binding and in full force and effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Real

Property Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Real Property Lease.
Section
 4.15
Intellectual Property
.
(a) The Company and/or one or more of its Subsidiaries are the sole owners of each item of material Owned Intellectual Property Rights and material Owned Technology, free and clear of any Liens, except for Permitted Liens. As of the date hereof and except as indicated on
Schedule 4.15
, no item of material Owned Intellectual Property Rights or material Owned Technology is subject to any outstanding injunction, judgment, order, decree or ruling of which the Company has received written notice, and no Claim of which the Company has received written notice is pending before any court or arbitrator or was threatened in writing that challenges the validity, enforceability, or the Company’s ownership of any item of material Owned Intellectual Property Rights or material Owned Technology, as applicable, which remains unresolved as of the date hereof. Section 4.15(a) of the Company Disclosure Letter contains a complete and accurate list, as of the date hereof, of (i) all material Owned Intellectual Property Rights that have been registered, issued, or applied for with any Governmental Authority and (ii) all material unregistered Marks and current invention disclosures. All fees currently due, as of the signing date of this Agreement, for maintaining any Owned Intellectual Property Rights shall have been paid in full to the proper Governmental Authority to the extent necessary to avoid lapse or abandonment of such Owned Intellectual Property Rights.
(b) Material Licensed Intellectual Property Rights and the material Licensed Technology are duly and validly licensed to the Company or its Subsidiaries under the Inbound Intellectual Property Contracts for use in the manner as used in the past and currently used by the Company and its Subsidiaries in the conduct of the business as used in the past and as currently conducted. Each material Inbound Intellectual Property Contract is valid, binding, and in full force and effect. There are no restrictions on the transfer or assignment by the Company or its Subsidiaries of any material Inbound Intellectual Property Contract required to be listed on Section 4.15(b) of the Company Disclosure Letter which would cause the Merger (or any related transactions) to impair any rights of the Company or any of its Subsidiaries under such Inbound Intellectual Property Contract. Neither the Company nor any of its Subsidiaries will, as a result of the execution and delivery of this Agreement or the performance of the Company’s and each of its Subsidiaries’ obligations hereunder, lose any material rights to Exploit any material Licensed Intellectual Property Rights or material Licensed Technology pursuant to any material Inbound Intellectual Property Contract. As of the date hereof, neither the Company nor any of its Subsidiaries has received notice, or has any knowledge, that any party to any material Inbound Intellectual Property Contract intends to cancel, terminate or refuse to renew (if renewable) such Inbound Intellectual Property Contract, or to exercise or decline to exercise any option or right thereunder. Section 4.15(b) of the Company Disclosure Letter contains a complete and accurate list of all (i) material Inbound Intellectual Property Contracts, other than (x) licenses for generally available software with an annual fee of under $25,000 that is licensed to the Company or a Subsidiary in object code form only and that is not incorporated into or otherwise used in connection with the use of any Company Product, and (y) confidentiality and non-disclosure
agreements entered into in the ordinary course of business. For clarity, and without limiting the foregoing sentence, Section 4.15(b) of the Company Disclosure Letter includes a complete and accurate list of all Inbound Intellectual Property Contracts pursuant to which the Company or a Subsidiary is granted a license to material software (other than Open Source Software) that is incorporated into or otherwise used in connection with the use of any Company Product.
(c) Each material Outbound Intellectual Property Contract is valid, binding, and in full force and effect. There are no restrictions on the transfer or assignment by the Company or its Subsidiaries of any material Outbound Intellectual Property Contract required to be listed on Section 4.15(c) of the Company Disclosure Letter which would cause the Merger (or any related transactions) to impair any rights of the Company or any of its Subsidiaries under such Outbound Intellectual Property Contract. Neither the Company nor any of its Subsidiaries will, as a result of the execution and delivery of this Agreement or the performance of the Company’s and each of its Subsidiaries’ obligations hereunder, lose any material rights to Exploit any material

Owned Intellectual Property Rights or material Owned Technology pursuant to any material Outbound Intellectual Property Contract. As of the date hereof, neither the Company nor any of its Subsidiaries has received notice, or has any knowledge, that any party to any material Outbound Intellectual Property Contract intends to cancel, terminate or refuse to renew (if renewable) any such Outbound Intellectual Property Contract. Section 4.15(c) of the Company Disclosure Letter contains a complete and accurate list of all material Outbound Intellectual Property Contracts (i) with any industry standards bodies, patent pools or similar organizations of which the Company or any of its Subsidiaries has been a founder, member or promotor of, or a contributor to, and which require the licensing of Intellectual Property Rights or Technology by the Company or any its Subsidiaries, including any obligations to license such Intellectual Property Rights or Technology on a royalty-free, RAND or FRAND basis; (ii) pursuant to which any material source code included in the material Owned Technology or included in any other material Technology used in or incorporated in any Company Product is licensed or otherwise made available to any other Person (other than to current or former employees within the scope of their employment or independent contractors acting for the benefit and account of the Company or any of its Subsidiaries, in each case, solely during the time period that they are employed or engaged by the Company or any of its Subsidiaries) or that include any provision for source code escrow; (iii) pursuant to which any material rights, licenses, or covenants not to sue are expressly granted with respect to Patents of the Company or any of its Subsidiaries to any other Person, including any Patent cross-licenses or Patent licenses granted in settlement agreements; (iv) pursuant to which any exclusive rights, licenses, or covenants have been or may be granted by the Company or any of its Subsidiaries, whether by region, Company Product or otherwise; (v) pursuant to which any material covenant not to sue is granted by the Company or any of its Subsidiaries to any other Person; (vi) pursuant to which the Company or any of its Subsidiaries have sold, disposed of, or otherwise transferred ownership of any material Intellectual Property Rights or material Technology that was an Owned Intellectual Property Right or Owned Technology in the three (3) year period prior to the date hereof.
(d) The Company Intellectual Property Rights constitute in all material respects all of the Intellectual Property Rights used in, held for use in, and/or necessary for the conduct of the business of the Company or any of its Subsidiaries as currently conducted. To the knowledge of the Company, the Company Technology constitutes in all material respects all of the material Technology used in, held for use in, and/or necessary for the conduct of the business of the Company or any of its Subsidiaries as currently conducted. Except for material Outbound Intellectual Property Contracts listed on Section 4.15(d) of the Company Disclosure Letter, as of the date hereof, (i) neither the Company nor any of its Subsidiaries has granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use, any material Intellectual Property Right or material Technology to any Person that are still in effect, (ii) in the three (3) year period prior to the date hereof, neither the Company nor any of its Subsidiaries has transferred to any Person ownership (whether exclusive or joint) of any material Intellectual Property Right or material Technology that was an Owned Intellectual Property Right or Owned Technology and (iii) neither the Company nor any of its Subsidiaries has granted any exclusive licenses to any Intellectual Property Rights or Technology, or granted any other licenses to any Intellectual Property Rights or Technology on a
non-exclusive
basis in the ordinary course of the business.
(e) The Company Products (and the Exploitation thereof by the Company and its Subsidiaries) and the operations of the Company and its Subsidiaries have not and do not infringe, misappropriate or otherwise violate any Intellectual Property Rights of a third party (provided that the representation and warranty provided in this first sentence of
Section
 4.15(e)
is to the knowledge of the Company with respect to Patents of a Third Party). Section 4.15(e) of the Company Disclosure Letter lists (i) any written Claim or other written complaint, notice or threat of any of the foregoing (including any written notification that a license under any Patent is or may be required) received by the Company or any of its Subsidiaries in the three (3) years prior to the date hereof or, subject to the knowledge of the Company, earlier to the extent it is unresolved as of the date hereof, alleging any infringement, misappropriation or violation of any material Intellectual Property Rights of a third party, and (ii) any written request or demand for indemnification or defense of a material Intellectual Property infringement Claim received by the Company or any of its Subsidiaries in the three (3) years prior to the date hereof, or, subject to the knowledge of the Company, earlier to the extent unresolved as of the date hereof, from any reseller, distributor, channel partner or end-customer
of a Company Product.

(f) There are no royalties or other similar payments that are payable by the Company or any of its Subsidiaries as of the date hereof to any third Person (excluding, for the avoidance of doubt, salaries that are payable to employees, and contractor fees that are payable to independent contractors) for the Exploitation of any material Intellectual Property Right or material Technology of such third Person by the Company or any of its Subsidiaries, excluding any royalties or other payments that are due pursuant to licenses for generally available software with an annual fee of under $25,000 that is licensed to the Company or a Subsidiary in object code form only and that is not incorporated into or used in connection with the use of any Company Product. Without limiting the foregoing, Section 4.15(f) of the Company Disclosure Letter sets forth the cumulative amount due or payable as of the date hereof by the Company or any of its Subsidiaries to its employees and contractors, (i) under any invention reward program, Technology development incentive program, or any other similar program or arrangement, or (ii) under any applicable Laws related to the creation or development of inventions or other Technology (and any and all Intellectual Property Rights thereto).
(g) Each employee, worker, contractor, subcontractor, and consultant of the Company or its Subsidiaries that is involved in the development or creation of material Intellectual Property Rights or Technology by or on behalf of the Company or any of its Subsidiaries or from whom the Company or any of its Subsidiaries have acquired ownership of any material Intellectual Property Rights or Technology have, in each case, executed and delivered a valid, binding and enforceable written agreement expressly assigning and agreeing to assign to the Company or the applicable Subsidiary all of such employee’s, worker’s, contractor’s, subcontractor’s, or consultant’s right, title and interest in any material Intellectual Property Rights or Technology created by such employee, worker, contractor, subcontractor, or consultant within the scope of his or her employment or engagement or otherwise acquired from such employee, contractor, subcontractor or consultant. In the three (3) years prior to the date hereof or, subject to the knowledge of the Company, earlier to the extent unresolved as of the date hereof, no Person (including, without limitation, any current or former employee or consultant of the Company or its Subsidiaries) has brought any Claim before any Governmental Authority or arbitral tribunal against the Company or any of its Subsidiaries or otherwise regarding the ownership of any Intellectual Property Rights or Technology, or otherwise has asserted in writing or has alleged in writing to own any Owned Intellectual Property Rights or Owned Technology.
(h) The Company takes commercially reasonable actions, consistent with industry standards, to protect the confidentiality and security of its information technology systems and confidential or proprietary data (including, without limitation, any Trade Secrets of the Company or its Subsidiaries). To the knowledge of the Company, there have been no violations or unauthorized disclosure or use of or unauthorized access to any information technology systems or any confidential or proprietary data (including, without limitation, any Trade Secrets of the Company or its Subsidiaries) and all items disclosed (or required to be disclosed) on Section 4.15(h) of the Company Disclosure Letter occurring within the three (3) years prior to the date hereof have been or will be satisfactorily and finally resolved or mitigated by the End Date with no material adverse effect on the Company or any of its Subsidiaries. Without limiting the foregoing, as of the date hereof, neither the Company nor any of its Subsidiaries have (A) disclosed Trade Secrets or other material confidential or proprietary information of the Company or any of its Subsidiaries to any Person, unless such disclosure was under an appropriate written nondisclosure agreement or to a Person subject to a fiduciary duty to maintain the confidentiality thereof, or (B) deposited, disclosed or delivered to any Person outside of the Company or its Subsidiaries (for clarity, excluding current or former employees within the scope of their employment or independent contractors acting for the benefit and account of the Company or any of its Subsidiaries, in each case, solely during the time period that they are employed or engaged by the Company or any of its Subsidiaries) any material source code (e.g., human-readable computer programming code) version of or with respect to any material Owned Technology or any other material source code with respect to any material Company Technology or Company Product. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has been in breach of any obligations of confidentiality that they may have with respect to any material Trade Secrets or other material confidential or proprietary information.

(i) Neither the Company nor any of its Subsidiaries has at any time used or otherwise Exploited any Open Source Software in such a way that creates material obligations of the Company or any of its Subsidiaries with respect to any material Owned Intellectual Property Rights or material Owned Technology or grants or purports to grant to any third Person any rights or immunities under or with respect to any material Owned Intellectual Property Rights or material Owned Technology. Neither the Company nor any of its Subsidiaries is in material violation of any license for Open Source Software. Notwithstanding any other provision hereof, no material Company Technology used or otherwise Exploited by the Company or any of its Subsidiaries, including any material Technology used in or incorporated in any Company Product, is subject to any license or other agreement that (1) requires the disclosure or distribution in source code form of any material Owned Intellectual Property Rights or material Owned Technology, including any portion of any Company Product other than such Open Source Software; (2) requires the licensing of any material Owned Intellectual Property Rights or material Owned Technology, or any portion of any Company Product other than such Open Source Software, for the purpose of making derivative works; (3) imposes any restriction on the consideration to be charged for the licensing or distribution of any material Owned Intellectual Property Rights, material Owned Technology, or Company Product or otherwise limits the Company’s or its Subsidiaries’ freedom to seek full compensation in connection with the marketing, licensing or distribution of any of their products or services; (4) creates obligations for the Company or any of its Subsidiaries with respect to material Owned Intellectual Property Rights or material Owned Technology or grants to any Person any rights or immunities under material Owned Intellectual Property Rights or material Owned Technology; (5) imposes any other limitation, restriction or condition on the right of the Company or any of its Subsidiaries to use or distribute any material Owned Intellectual Property Rights, material Owned Technology, or Company Product; or (6) allows a third party to decompile, disassemble or otherwise reverse engineer any material Company Intellectual Property Rights or re-license
any material Company Intellectual Property Rights.
(j) Except as set forth on Section 4.15(j) of the Company Disclosure Letter, to the knowledge of the Company, the material Company Technology and Company Products are free of material defects and errors in features, functionality, performance, programming and operation, and do not contain any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other harmful, malicious, or destructive code or any software routines that are designed to permit or cause unauthorized access to, or material disruption, impairment, disablement, or destruction of, software, data, systems or other materials.
(k) Neither the execution, delivery nor performance of this Agreement nor the consummation of the Merger or any of the other transactions contemplated hereby will (i) result in the Company or any of its Subsidiaries granting to any Person any right to, or with respect to, any material Company Intellectual Property Rights, material Company Technology, or Company Products; (ii) require the consent of any other Person in respect of the Company’s and its Subsidiaries’ rights to own, use, and/or hold for use any material Company Intellectual Property Rights or Company Technology; (iii) impair the right of the Company or any of its Subsidiaries to Exploit any material Company Intellectual Property Rights or Company Technology or result in any loss of, or the diminishment in value of, any material Company Intellectual Property Rights or Company Technology; or (iv) result in the Company or any of its Subsidiaries being obligated to pay (or increase the amount of) any material royalties or other material amounts to any Person.
(l) Section 4.15(l) of the Company Disclosure Letter lists any written request or demand for indemnification or defense of a material Intellectual Property infringement Claim received by the Company or any of its Subsidiaries, in the three (3) years prior to the date hereof or, subject to the knowledge of the Company, earlier to the extent unresolved as of the date hereof, from end-customers,
distributors, resellers or channel partners based on Company Products, which, in each case, remains unresolved as of the date hereof.
(m) Notwithstanding anything to the contrary set forth herein, except as expressly set forth in
Section
 4.10
,
Section
 4.13
or
Section
 4.20
, this
Section
 4.15
contains all of the representations and warranties provided by the Company with respect to matters related to Intellectual Property Rights (other than those rights relating to privacy and any rights similar, which are addressed in
Section
 4.16
).

Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company information technology systems are in good working condition and are sufficient in all material respects for the operation of the Company’s businesses as currently conducted, including as to capacity, scalability, and ability to process current peak volumes in a timely manner, and the Company and its Subsidiaries will continue to have rights to all Company information technology systems immediately after the Closing. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have (a) taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company information technology systems, including software and hardware support arrangements, and (b) implemented and maintain commercially reasonable backup, data recovery, disaster recovery, and business continuity plans, procedures and facilities, and test such plans and procedures on a regular basis consistent with industry standards, and such plans and procedures have been proven effective in all material respects upon such testing. Except as set forth on Section 4.15 of the Company Disclosure Letter, the Company and its Subsidiaries have not been subjected to an audit of any kind pursuant to any agreement under which they use any third-party Intellectual Property and, in the past two (2) years, have not received any written notice of intent to conduct any such audit.
Section
 4.16
Data Privacy and Security
. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and have at all times since January 1, 2019, been in compliance with (i) their privacy policies and notices, including any website privacy policies which are posted and accessible to individuals at all times; (ii) all written representations, warranties, covenants and agreements of the Company and each of its Subsidiaries pursuant to any Contract related to the collection, use, storage, processing, distribution, transfer, import, export, disposal or disclosure (whether electronically or in any other form or medium) of any Personal Information; and (iii) all applicable Privacy Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable steps in accordance with standard industry practices and applicable Privacy Laws to secure Personal Information from unauthorized access or use thereof by any Person.
Section
 4.17
Taxes
. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) (i) the Company and each of its Subsidiaries have duly and timely filed (taking into account valid extensions obtained in the ordinary course of business) each income or franchise Tax Return and each other Tax Return required to be filed, and all such Tax Returns are true, accurate and complete in all respects; (ii) the Company and each of its Subsidiaries have timely paid to the appropriate Taxing Authority all Taxes due and payable; (iii) the Company and each of its Subsidiaries have complied with all applicable Laws, rules, and regulations relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by Law, withheld and paid over to the proper Governmental Authority all amounts required to be so withheld and paid over, except, in each case of clauses (ii)
 and
(iii)
, with respect to matters for which adequate accruals or reserves have been established, in accordance with GAAP, on the Company Balance Sheet; (iv) there is no outstanding claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes and there is no Proceeding ongoing or, to the Company’s knowledge pending or threatened, against or with respect to the Company or any of its Subsidiaries in respect of any Tax; and (v) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens;
(b) during the three (3) year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code);
(c) neither the Company nor any of its Subsidiaries (i) is, or has been, a party to any Tax Sharing Agreement (other than an agreement exclusively between or among the Company and its Subsidiaries or among the Company’s Subsidiaries) pursuant to which it will have any obligation to make any payments for Taxes after the

Effective Time, (ii) has been a member of a group filing an affiliated consolidated, combined or unitary Tax Return, including, for the avoidance of doubt, any group that is subject to equivalent or similar such Taxes in a country other than the United States (in each case, other than a group the common parent of which is or was the Company or any of its Subsidiaries), and (iii) has any liability for the payment of any Tax imposed on any Person (other than the Company) as a transferee or successor, by Contract, assumption or operation of Law, or otherwise;
(d) neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations
Section 1.6011-4(b)
or a similar provision of state, local or foreign Tax Laws;
(e) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or
non-U.S.
income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or
non-U.S.
income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount or deferred revenue received or accrued on or prior to the Closing Date;
(f) there is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by the Company or any of its Subsidiaries (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);
(g) no written claim has been made by any Taxing Authority within the last three (3) years in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return that the Company or such Subsidiary is or may be subject to any Tax or required to file any Tax Return in such jurisdiction;
(h) no material closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into with or issued by any Taxing Authority within the three (3) year period immediately preceding the date of this Agreement with respect to the Company or any of its Subsidiaries.
(i) Each Subsidiary of the Company is classified as a disregarded entity for U.S. federal and applicable state and local income tax purposes.
Section
 4.18
Employees and Employee Benefit Plans
.
(a) Section 4.18 of the Company Disclosure Letter contains a correct and complete list identifying each Company Plan. For purposes of this Agreement, (i) “
Company Plan
” means each “employee benefit plan” within the meaning of ERISA Section 3(3), whether or not subject to ERISA, all equity or equity-based (including the Company LTIP), change in control, bonus or other incentive compensation, Code Section 125, fringe benefit, disability, salary continuation, employment, consulting, indemnification, severance, retention, retirement, pension, profit sharing, savings or thrift, deferred compensation, health or life insurance, employee discount or free product, vacation, sick pay or paid time off agreements, plans or policies, and each other similar benefit or compensation plan, program, policy, contract, agreement or arrangement, whether written or unwritten, in each case (A) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any ERISA Affiliate or (B) with respect to which the Company or any ERISA Affiliate has or could reasonably be expected to have, any liability or obligation, contingent or otherwise; (ii) “
Foreign Company Plan
” means each Company Plan that primarily covers current or former Employees, officers, directors or other service providers of the Company or any of its Affiliates based outside of the United States and/or which is governed by the laws of any jurisdiction outside of the United States (other than any plan or program maintained by a Governmental Authority to which the Company or any of its

ERISA Affiliates contributes pursuant to applicable Laws, including, but not limited to, any benefits that are required to be provided under applicable Law, including statutory severance) and any severance, retirement, pension, or leave accruals provided by the Company that primarily covers current or former Employees, officers, directors or other service providers as required by applicable Law; and (iii) “
U.S. Company Plan
” means each Company Plan that is not a Foreign Company Plan. The Company has made available to Parent with respect to each U.S. Company Plan: (A) all documents setting forth the terms of each such U.S. Company Plan (or with respect to any unwritten U.S. Company Plan, a written description of each material term thereof) and all material documents relating to each such U.S. Company Plan, including but not limited to the plan document, all amendments thereto and all related trust documents, insurance contracts and/or policies, and funding instruments, (B) the most recent annual reports (Form 5500 including, if applicable, all schedules and attachments thereto) and tax return (Form 990), if any, required under ERISA or the Code in connection therewith or its related trust and any state or local tax returns, (C) the most recent actuarial report (if applicable), (D) all summary plan descriptions, together with each summary of material modifications, if any, required under ERISA, and all material written employee communications relating to each such U.S. Company Plan, (E) all material written contracts, instruments or agreements relating to each such U.S. Company Plan, including but not limited to administrative agreements, and investment management or advisory agreements, and all amendments thereto, (F) the most recent Internal Revenue Service determination or opinion letter issued with respect to each such U.S. Company Plan intended to be qualified under Section 401(a) of the Code, (G) all material correspondence to or from any Governmental Authority within the past three (3) years with respect to any U.S. Company Plan, and (H) the most recent required nondiscrimination and coverage tests performed. The Company has made available to Parent with respect to each Foreign Company Plan, summaries of material benefits and form employment agreements. The Company has separately identified in Section 4.18 of the Company Disclosure Letter each Company Plan that contains a change in control provision that accelerates vesting, payment, or provides additional benefits.
(b) Neither the Company nor any ERISA Affiliate has contributed (or had any obligation or liability of any sort, contingent or otherwise) in the last six (6) years to or with respect to a plan that is subject to Section 412 or 430 of the Code or Section 302 or Title IV of ERISA, has not.
(c) Neither the Company nor any ERISA Affiliate maintains, contributes to, has or has any obligation or liability of any sort with respect to, or sponsors (or has in the past six (6) years maintained, contributed to, had any obligation or liability in connection with, or sponsored) a multiemployer plan as defined in Section 3(37) of ERISA (a “
Multiemployer Plan
”) or the local equivalent thereof under applicable Laws.
(d) With respect to each of the U.S. Company Plans, except as would not reasonably be expected to result in a material liability to the Company and the Company’s Subsidiaries, taken as a whole: (i) each U.S. Company Plan intended to qualify under Section 401(a) of the Code has received a determination or opinion letter from the Internal Revenue Service upon which it may rely regarding its qualified status under the Code or can rely on a determination or opinion letter from the Internal Revenue Service the with respect to such U.S. Company Plan and to the Company’s knowledge no event has occurred that has caused or could reasonably be expected to cause the loss of such qualification, (ii) all payments required to be paid by the Company or any of its Subsidiaries or ERISA Affiliates pursuant to the terms of a U.S. Company Plan, any Collective Bargaining Agreement, or by applicable Law (including, without limitation, all contributions and insurance premiums) with respect to all prior periods have been made or provided for by the Company or its Subsidiaries or ERISA Affiliates in accordance with the provisions of such U.S. Company Plan, Collective Bargaining Agreement or applicable Law, (iii) no proceeding related to the U.S. Company Plans has been instituted or, to the knowledge of the Company, threatened or is anticipated against any of the U.S. Company Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, any ERISA Affiliate, or any of the assets of any trust of any of the U.S. Company Plans or the Company or any of its Subsidiaries or ERISA Affiliates, (iv) each U.S. Company Plan complies in form and has been maintained and operated in accordance with its terms and applicable Law, including, without limitation, ERISA and the Code, (v) none of the Company, any of its Subsidiaries, and, to the knowledge of the Company, its third party fiduciaries have engaged in a non-exempt

“prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA with respect to the U.S. Company Plans, (vi) no U.S. Company Plan is currently under, and neither the Company nor its Subsidiaries has received any notice of, a pending audit or investigation by the Internal Revenue Service, U.S. Department of Labor, Pension Benefit Guaranty Corporation, or any other Governmental Authority, and (vii) no U.S. Company Plan provides any post-retirement health or welfare benefits for any current or former employee of the Company or its Subsidiaries (or their dependents), other than as required under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“
COBRA
”).
(e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any Employee, officer, director, independent contractor, or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries to any pay (including but not limited to severance pay) under a U.S. Company Plan and, except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, any Foreign Company Plan, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of material compensation or benefits under any U.S. Company Plan and, except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, any Foreign Company Plan, (iii) increase the amount payable or trigger any other financial obligation pursuant to any Company Plan or (iv) results in any amounts payable to any “disqualified individual” failing to be deductible for federal income tax purposes by virtue of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up,
indemnify or otherwise reimburse any current or former employee, worker, officer, director or other independent contractor of the Company or any of its Subsidiaries for any Tax incurred by such individual under Section 409A or 4999 of the Code or otherwise.
(f) No condition or circumstance exists that would prevent or materially impede the amendment or termination of any U.S. Company Plan unilaterally at any time by the Company or its Subsidiaries, the Surviving Corporation, Parent or their respective ERISA Affiliates. Neither the Company nor any of its Subsidiaries has made any promises or commitments to create any additional U.S. Company Plan or to modify or change any existing U.S. Company Plan other than those amendments or modifications required by Law or as contemplated herein.
(g) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect with respect to each Foreign Company Plan: (i) each Foreign Company Plan required to be registered has been registered and maintained in good standing with any applicable Governmental Authority; (ii) each Foreign Company Plan intended to receive favorable tax treatment under applicable tax Laws, to the extent applicable, has been qualified or similarly determined by applicable Governmental Authorities to satisfy the requirements of such Laws; (iii) no Foreign Company Plan is a defined benefit or similar type of plan or arrangement; and (iv) no Foreign Company Plan has had any material unfunded liabilities nor are any unfunded liabilities reasonably expected to arise in connection with the transactions contemplated by this Agreement.
(h) Each U.S. Company Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) is in material compliance with Section 409A of the Code and all applicable guidance promulgated thereunder.
(i) As of the date of this Agreement, neither the Company nor any of its Subsidiaries or ERISA Affiliates is a party to any Collective Bargaining Agreement, and there are no labor organizations, work councils, trade unions or other employee representatives representing, or, to the knowledge of the Company, purporting to represent or seeking to represent any current Employee.
(j) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material liability to the Company and its Subsidiaries taken as a whole, none of the Company or any of its Subsidiaries has been subject to any Collective Bargaining Agreement and there are no grievances or arbitrations outstanding thereunder; (ii) to the knowledge of the Company, there are no labor organizational campaigns, corporate campaigns, petitions, demands for recognition (including demands for works council recognition), applications or other unionization activities seeking recognition of a bargaining unit at the Company or any of its Subsidiaries; (iii) none of the Company or any of its Subsidiaries is suffering (and, for the past three (3) years, none of the Company or any of its Subsidiaries has suffered) any labor dispute, any activity or proceeding by a labor union or representative thereof to organize any Employee or any picketing, lockouts, strikes, slowdowns, work stoppages, job actions or threats thereof by or with respect to any Employee, against or involving the Company or any of its Subsidiaries; (iv) there are no unfair labor practice charges, grievances, arbitrations or other complaints or union matters before the National Labor Relations Board or other labor board of Governmental Authority or works council disputes that would reasonably be expected to affect the employees of the Company and its Subsidiaries; (v) there are no current or, to the knowledge of the Company, threatened strikes, slowdowns, lockouts, organized labor disputes or work stoppages, and no such strike, slowdown, lockout, organized labor dispute or work stoppage has occurred within the two (2) years preceding the date of this Agreement; (vi) the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any Collective Bargaining Agreement; and (vii) the execution of this Agreement will not result in any breach or other violation of any notice, information or consultation obligations under applicable labor Law.
(k) Except as contemplated by this Agreement, to the knowledge of the Company, no director, executive officer, or other key current Employee has expressed to the Company in writing any present intention to terminate his or her employment with the Company or any of its Subsidiaries. No Employees have notified the Company or its Subsidiaries, in writing, of any obligations of confidentiality of such Employees to any other Person(s) that conflict with such Employee’s work for, or obligations to, Parent, the Company, the Surviving Corporation, or any of their Subsidiaries.
(l) Except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to employment, employment practices, wages, hours, mandatory insurance, and other benefits, leaves of absence, employee classification, immigration control, employee safety, bonuses and terms and conditions of employment, including laws relating to termination of employment and relating to job applicants and employee background checks. No material action, suit, Claim (or counterclaim), litigation, arbitration, or mediation, (including any civil, criminal, administrative, investigative or appellate proceeding) that arises out of the current, former or potential employment or service relationship between the Company or any of its Subsidiaries and applicants or Employees, officers, or directors, or other service providers is pending or, to the knowledge of the Company, is otherwise pending or has been threatened against the Company or its Subsidiaries. Except as otherwise set forth on Section 4.18(l) of the Company Disclosure Letter, all individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contracts under all applicable laws. Except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, all employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. The Company is in compliance with and has complied with all immigration laws, including Form
I-9
requirements and any applicable mandatory
E-Verify
obligations.
Section
 4.19
Environmental Matters
.
(a) Except as not reasonably expected to have or had, individually or in the aggregate, a Company Material Adverse Effect:
(i) the Company and its Subsidiaries are and, since January 1, 2019, have been in compliance with all applicable Environmental Laws;
(ii) there is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries;

(iii) except as listed in Section 4.19(a)(iii) of the Company Disclosure Letter, the Company and its Subsidiaries have no contractual indemnity obligation to any third party for Environmental Claims or liability under Environmental Law, other than general commercial indemnification obligations entered into in the ordinary course of business, and not for the primary purpose of indemnifying matters relating to Environmental Claims or Environmental Laws; and
(iv) to the knowledge of the Company, there are no actions, activities, circumstances, facts, conditions, events or incidents that would be reasonably likely to form the basis of any Environmental Claim against the Company or any of its Subsidiaries.
(b) Except as listed in Section 4.19(b) of the Company Disclosure Letter, the Company and its Subsidiaries are not required to hold any Environmental Permits in order to conduct their business or operations as their business and operations are conducted.
(c) The Company has provided Parent with true and complete copies of all material environmental assessment reports and reports of material environmental investigations with respect to the Company and any of its Subsidiaries and for any Company Real Property.
(d) The transactions contemplated by this Agreement do not require, under any Environmental Law, any material consent of, or material filings with, any Governmental Authority with jurisdiction over the Company or any of its Subsidiaries including, but not limited to, the transfer of any environmental permits.
Section
 4.20
Material Contracts
.
(a) Section 4.20(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:
(i) each Contract that limits or restricts in any material respect the Company or any of its Subsidiaries from (1) engaging or competing in any line of business in any location or with any Person, (2) selling any products or services of or to any other Person or in any geographic region or (3) obtaining products or services from any Person, in each case of clauses (1)
,
(2)
and
(3)
, that is material to the Company and its Subsidiaries, taken as a whole;
(ii) each Contract that includes any arrangement whereby the Company grants any right of first refusal or right of first offer or similar right to a Third Party or any arrangement whereby the Company or one of its Subsidiaries is obligated to lease real property that would be material to the Company and its Subsidiaries, in each that is material to the Company and its Subsidiaries, taken as a whole;
(iii) each Contract that is a joint venture or partnership agreement that is material to the Company and its Subsidiaries, taken as a whole;
(iv) each Contract that is a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than letters of credit and those between the Company and its wholly owned Subsidiaries) relating to indebtedness for borrowed money in an amount in excess of $500,000 individually;
(v) each Contract with respect to an interest, rate, currency or other swap or derivative transaction (other than those between the Company and its Subsidiaries) with a fair value in excess of $250,000;
(vi) each Contract that is an (A) Inbound Intellectual Property Contract that is required to be listed on Section 4.15(b) of the Company Disclosure Letter, or (B) Outbound Intellectual Property Contract that is required to be listed on Section 4.15(c) of the Company Disclosure Letter;
(vii) each Contract that is an acquisition agreement or a divestiture agreement pursuant to which (A) the Company reasonably expects that it is required to pay total consideration including assumption of debt after the date of this Agreement to be in excess of $1 million, (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries after the date of this Agreement with a fair market value or purchase price of more than $1 million or (C) any other Person has the right to acquire any interests in the Company or any of its Subsidiaries, excluding, in the case of clauses (A)
 and
(B)
, acquisitions or dispositions of supplies, inventory, merchandise or products in connection with the conduct of the Company’s and its Subsidiaries’ business or of supplies, inventory, merchandise, products, equipment, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries;
(viii) each Contract that is a settlement or similar agreement with any Governmental Authority (including any corporate integrity agreement, monitoring agreement or deferred prosecution agreement) or order or consent of a Governmental Authority (including any consent decree or settlement order) to which the Company or any of its Subsidiaries is subject involving future performance by the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole;
(ix) each Contract (or series of related Contracts) pursuant to which the Company or any of its Subsidiaries has continuing
“earn-out”
or similar obligations that could result in payments in excess of $1 million in the aggregate;
(x) each Contract (or series of related Contracts) that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or capital expenditure in an amount in excess of $500,000 in the aggregate in any one year period after the date of this Agreement that cannot be terminated by the Company or any of its Subsidiaries on less than sixty (60) days’ notice without material payment or penalty;
(xi) each Contract for the employment of, or receipt of any services from, any current Employee at the level of Vice President or higher;
(xii) each Contract to which the Company or any of its Subsidiaries is a party that constitutes a Collective Bargaining Agreement or other labor agreement or that relates to the employment of
non-U.S.
individual service providers to the Company or its Subsidiaries employed by professional employer organizations (“
Non-U.S.
Service Providers
”);
(xiii) each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation
S-K
under the 1933 Act or disclosed by the Company under Item 1.01 on a Current Report on Form
8-K.
Each Contract of the type described in clauses
(i)
 through
(xiii)
is referred to herein as a “
Company Material Contract
.”
(b) Except for this Agreement or as listed in Section 4.20(b) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation
S-K
of the SEC) that is to be performed after the date of this Agreement that has not been filed as an exhibit to or incorporated by reference in a Company SEC Document.
(c) Except for any Company Material Contract that has terminated or expired in accordance with its terms or as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is valid and binding and in full force and effect and, to the Company’s knowledge, enforceable against the other party or parties thereto in accordance with its terms. The Company and/or its Subsidiaries party thereto, as applicable, and, to the knowledge of the Company, each other party thereto, has performed its obligations required to be performed by it, as and when required, under each Company Material Contract, except for failures to perform that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except for breaches, violations or defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the

Company’s knowledge any other party to a Company Material Contract, is in violation of or in default under any provision of such Company Material Contract. True and complete copies of the Company Material Contracts and any material amendments thereto have been made available to Parent prior to the date of this Agreement.
Section
 4.21
Finders
’
Fees
. Except for Piper Sandler & Co., true and correct copies of whose engagement letter has been provided to Parent, and except as set forth on Section 4.21 of the Company Disclosure Letter, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.
Section
 4.22
Opinion of Financial Advisor
. As of the date of this Agreement, the Company Board has received the opinion of Piper Sandler & Co., financial advisor to the Special Committee and the Company, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, matters and limitations set forth therein, the consideration to be received by the holders of Company Stock (other than shares of Company Stock owned, directly or indirectly, by Parent, the Company (including shares held as treasury stock or otherwise), or Merger Sub Inc.) pursuant to this Agreement is fair from a financial point of view to such holders. A copy of such opinion will be made available to Parent as soon as practicable following the date of this Agreement for informational purposes only. Parent and Merger Sub Inc. acknowledge and agree that the opinion of Piper Sandler & Co. may not be relied upon by Parent or any director, manager, officer or employee of Parent and that such opinion may not be distributed by Parent or Merger Sub Inc. to any third party without the prior consent of Piper Sandler & Co.
Section
 4.23
Antitakeover Statutes
. Assuming the accuracy of Parent’s and Merger Sub Inc.’s representations and warranties in
Article V
, (i) the Company has taken all action necessary to exempt the Merger, this Agreement, the Support Agreements and the transactions contemplated hereby and thereby from the restrictions of Section 203 of the DGCL, and, accordingly, neither the restrictions pursuant to such provision of the DGCL nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions and (ii) no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement, the Support Agreement or any of the transactions contemplated hereby or thereby.
Section
 4.24
Insurance
. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the insurance policies and self-insurance programs and arrangements relating to the business, assets and operations of the Company are in full force and effect. As of the date of this Agreement, since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or possible: (a) cancellation or invalidation of any such insurance policy, other than such cancellation or invalidation that would not constitute a Company Material Adverse Effect; or (b) written notice of refusal of any coverage or rejection of any claim under any such insurance policy that if not paid would constitute a Company Material Adverse Effect. With respect to each Proceeding that has been filed or investigation initiated against the Company or any of its Subsidiaries since January 1, 2019, no insurance carrier has issued a denial of coverage or a reservation of rights with respect to any such Proceeding or investigation, or informed any of the Company or any of its Subsidiaries of its intent to do so, other than such denial or reservation that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section
 4.25
No Additional Representations
. Except for the representations and warranties expressly made by the Company in this
Article IV
and in the Company Disclosure Letter, each of Parent and Merger Sub Inc. acknowledges that neither the Company nor any other Person makes any express or implied representation or warranty whatsoever and specifically (but without limiting the foregoing), that neither the Company nor any Representative of the Company makes any representation or warranty with respect to (a) the Company or its Subsidiaries or any of their respective businesses, affairs operations, assets, liabilities, conditions (financial or otherwise), prospects or any other matter relating to the Company or its Subsidiaries or (b) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by the Company or any Representative of the Company, including in any “data rooms” or management presentations.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB INC.
Subject to
Section
 11.5
, (a) except as disclosed in the Parent SEC Documents publicly filed or furnished to the SEC prior to the date of this Agreement; provided, that in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” disclaimer or other general statements to the extent they are cautionary, predictive or forward looking in nature that are included in any part of any Parent SEC Document be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of Parent or Merger Sub Inc. contained in this Agreement or (b) except as set forth in the Parent Disclosure Letter, Parent and Merger Sub Inc. represent and warrant to the Company that:
Section
 5.1
Corporate Existence and Power
. Each of Parent and Merger Sub Inc. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub Inc. has all corporate power and authority to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except where any failure to have such power or authority or to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Prior to the date of this Agreement, Parent has delivered or made available to the Company true and complete copies of the organizational documents of Parent and Merger Sub Inc. as in effect on the date of this Agreement. None of Parent or Merger Sub Inc. is in violation of, in conflict with, or in default under, its certificate of incorporation or bylaws.
Section
 5.2
Corporate Authorization
.
(a) The execution, delivery and performance by Parent and Merger Sub Inc. of this Agreement and the consummation by Parent and Merger Sub Inc. of the transactions contemplated hereby are within the corporate power and authority of Parent and Merger Sub Inc. and, except for the approval of ProFrac Holdings II, LLC as the sole stockholder of Merger Sub Inc., the Parent Stockholder Approval and the filing the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub Inc.. The Parent Stockholder Approval is the only vote of any holders of any of Parent’s capital stock necessary in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub Inc. and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of each of Parent and Merger Sub Inc., enforceable against Parent and Merger Sub Inc. in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).
(b) As of the date of this Agreement, the respective board of directors of each of Parent and Merger Sub Inc. have approved and declared advisable this Agreement and the transactions contemplated hereby.
Section
 5.3
Governmental Authorization
. The execution, delivery and performance by Parent and Merger Sub Inc. of this Agreement and the consummation by Parent and Merger Sub Inc. of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any
non-U.S.
Competition Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (iv) compliance with any applicable requirements of Nasdaq and (v) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, (x) a Parent Material Adverse Effect or (y) an effect that would prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Merger.
Section
 5.4
Non-contravention
. The execution, delivery and performance by Parent and Merger Sub Inc. of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) assuming the authorizations, consents and approvals referred to in clauses (i)
 through
(iv)
of
Section
 5.3
are obtained and, with respect to consummation of the transactions contemplated hereunder, other than any consents obtain by the Closing Date, (A) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Sub Inc., (B) contravene, conflict with or result in a violation or breach of any provision of any Law or Order or (C) require any consent or other action by any Person under, constitute a default or a violation, or an event that, with or without notice or lapse of time or both, would constitute a default or a violation, under or of, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Contract binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (ii) result in the creation or imposition of any Lien, other than any Permitted Lien, on any asset of Parent or any of its Subsidiaries, except, in the case of each of clauses (i)(B)
,
(i)(C)
and
(ii)
, which have not had and would not reasonably be expected to have, individually or in the aggregate, (x) a Parent Material Adverse Effect or (y) an effect that would prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Merger.
Section
 5.5
Capitalization
.
(a) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 600,000,000 shares of Parent Stock, (ii) 400,000,000 shares of Class B common stock, par value $0.01 (“
Parent Class
 B Common
Stock
”), and (iii) 50,000,000 shares of preferred stock, par value $0.01 per share (“
Parent Preferred Stock
”). As of June 14, 2022, (A) 41,237,003 shares of Parent Stock were issued and outstanding, (B) 101,133,201 shares of Parent Class B Common Stock were issued and outstanding, (C) no shares of Parent Preferred Stock were issued and outstanding and (D) 509,467 restricted stock units with respect to 509,467 shares of Parent Stock were issued and outstanding, all of which were issued under the Parent 2022 Long Term Incentive Plan (the “
Parent RSUs
”
).
(b) Except upon the settlement of the Parent RSUs, in each case, that were outstanding on June 14, 2022, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interests in Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in Parent, (iii) warrants, calls, options or other rights to acquire from Parent or other obligation of Parent to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in Parent or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of or other voting securities of or other ownership interests in Parent (the items in clauses (i)
 through
(iv)
being referred to collectively as the “
Parent Securities
”). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities, and neither Parent nor any of its Subsidiaries maintains an employee stock purchase plan. Neither Parent nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Parent Securities. All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.
(c) As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (whether on an as-converted
basis or otherwise) (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.
(d) The shares of Parent Stock to be issued as Merger Consideration, when issued and delivered in accordance with the terms of this Agreement, will have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.
(e) Merger Sub Inc. is an indirect subsidiary of Parent that was formed solely for the purpose of engaging in the Merger. Since its date of incorporation and prior to the Effective Time, Merger Sub Inc. has not engaged in any activities other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto, and prior to the Effective Time will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger.
(f) The authorized capital stock of Merger Sub Inc. consists of 1,000 shares of common stock, $0.001 par value per share, all of which have been validly issued, are fully paid and nonassessable and are owned indirectly by Parent free and clear of any Lien.
Section
 5.6
SEC Filings and the Sarbanes-Oxley Act
.
(a) Parent has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule
12b-25
promulgated under the 1934 Act) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished, as the case may be, by Parent since January 1, 2019 (collectively, together with any schedules thereto and other information incorporated therein, the “
Parent SEC Documents
”).
(b) As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Parent SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be.
(c) As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Parent SEC Document filed or furnished pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(d) Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, and as of the date of such supplement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
(e) Parent has heretofore furnished to the Company complete and correct copies of all comment letters received from the SEC or its staff from January 1, 2019 through the date of this Agreement with respect to any of the Parent SEC Documents, together with all written responses of Parent thereto, to the extent that such comment letters and written responses are not publicly available on EDGAR. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff with respect to any of the Parent SEC Documents, and, to the knowledge of Parent, none of the Parent SEC Documents are subject to ongoing SEC review.

(f) Parent has established and maintains disclosure controls and procedures (as defined in Rule
13a-15
under the 1934 Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities and such disclosure controls and procedures are reasonably designed to ensure all such information is communicated in a timely fashion to Parent’s principal executive officer and principal financial officer such that timely decisions may be made regarding the disclosure of such information in Parent’s periodic and current reports required under the 1934 Act.
(g) Parent and its Subsidiaries have established and maintained a system of Internal Controls over financial reporting sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of Internal Controls prior to the date of this Agreement, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Internal Controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Internal Controls.
(h) Neither Parent nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer (as defined in Rule
3b-7
under the 1934 Act) or director of Parent in violation of Section 402 of the Sarbanes-Oxley Act.
(i) Parent is in compliance, and has complied since January 1, 2019, in each case in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.
(j) Each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rule
13a-14
and
15d-14
under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq, and the statements contained in any such certifications are complete and correct in all material respects.
(k) Since the Parent Balance Sheet Date through the date of this Agreement, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which Parent or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation
S-K
promulgated under the 1933 Act that has not been disclosed in the Parent SEC Documents publicly filed or furnished with the SEC following the Parent Balance Sheet Date.
Section
 5.7
Financial Statements
. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents (including all related notes and schedules thereto) (a) fairly present in all material respects, in conformity with GAAP (except, in the case of unaudited consolidated interim financial statements, as permitted by the SEC’s Form
10-Q)
applied on a consistent basis (except as may be indicated therein or in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end
audit adjustments in the case of any unaudited interim financial statements), (b) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (c) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under the SEC’s Form
10-Q).

Section
 5.8
Information Supplied
. The information relating to Parent and its Subsidiaries to be contained in, or incorporated by reference in, the Registration Statement, Proxy Statement and Information Statement will not, (i) on the date the Proxy Statement is first mailed to the holders of Company Stock or at the time of the Company Stockholders’ Meeting, (ii) on the date that the Information Statement is provided to holders of Parent Stock or (iii) at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. The Registration Statement, Proxy Statement and Information Statement will comply in all material respects as to form with the requirements of the 1933 Act and the 1934 Act, as applicable, and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this
Section
 5.8
, no representation or warranty is made by Parent or Merger Sub Inc. with respect to information or statements made or incorporated by reference in the Registration Statement, Proxy Statement or Information Statement that were not supplied by or on behalf of Parent for use therein.
Section
 5.9
Absence of Certain Changes
.
(a) From the Parent Balance Sheet Date through the date of this Agreement, the business of Parent and its Subsidiaries has been conducted in the ordinary course of business in all material respects.
(b) Since the Parent Balance Sheet Date through the date of this Agreement, there has not been any effect, change, condition, fact, event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section
 5.10
Solvency
. Each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the Merger and the other transactions contemplated by this Agreement. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (1) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (2) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
Section
 5.11
No Undisclosed Material Liabilities
. There are no liabilities or obligations of Parent or any of its Subsidiaries that would be required by GAAP, as in effect on the date hereof, to be reflected on the consolidated balance sheet of Parent (including the notes thereto), other than:
(a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Parent Balance Sheet or in the notes thereto;
(b) liabilities or obligations incurred in the ordinary course of business since the Parent Balance Sheet Date;
(c) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and
(d) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section
 5.12
Compliance with Laws and Court Orders; Governmental Authorization
.
(a) Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, (i) a Parent Material Adverse Effect or (ii) an effect that would prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Merger, Parent and each of its Subsidiaries are, and since January 1, 2019 have been, in compliance with all applicable Laws and Orders, and to the knowledge of Parent, are not under investigation by any Governmental Authority with respect to any Law or Order. There is no Order of any Governmental Authority outstanding against Parent or any of its Subsidiaries that is material to Parent and its Subsidiaries, taken as a whole.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, (i) a Parent Material Adverse Effect or (ii) an effect that would prevent, materially delay or materially impair the ability of Parent or Merger Sub Inc. to perform their respective obligations under this Agreement or to consummate the Merger, Parent and each of its Subsidiaries has all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (x) Parent and each of its Subsidiaries are, and since January 1, 2019, have been in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses and (y) since January 1, 2019, neither Parent nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization.
Section
 5.13
Litigation
. Except as has not had and would not reasonably expected to have, individually or in the aggregate, (a) a Parent Material Adverse Effect or (b) an effect that would prevent, materially delay or materially impair the ability of Parent or Merger Sub Inc. to perform their respective obligations under this Agreement or to consummate the Merger, there is no Proceeding or, to the knowledge of Parent, investigation, pending against, or, to the knowledge of Parent, threatened by or against, Parent, any of its Subsidiaries, or to the knowledge of Parent and insofar as any such Proceeding or investigation relates to Parent or any of its Subsidiaries, any present or former officer, director or employee of Parent or any of its Subsidiaries or any other Person for whom Parent or any of its Subsidiaries may be liable before (or, in the case of threatened Proceedings or investigations, that would be before) or by any Governmental Authority.
Section
 5.14
Opinion of Financial Advisor
. As of the date of this Agreement, the Parent Special Committee has received the opinion of Jefferies LLC, financial advisor to the Parent Special Committee, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, matters and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent. A copy of such opinion will be made available to the Company as soon as practicable following the date of this Agreement for informational purposes only. The Company acknowledges and agrees that the opinion of Jefferies LLC may not be relied upon by the Company or any director, manager, officer or employee the Company and that such opinion may not be distributed by the Company to any third party without the prior consent of Jefferies LLC.
Section
 5.15
No Additional Representations
. Except for the representations and warranties expressly made by Parent and Merger Sub Inc. in this
Article V
, the Company acknowledges that none of Parent or Merger Sub Inc. or any other Person makes any express or implied representation or warranty whatsoever and specifically (but without limiting the foregoing), that none of Parent, Merger Sub Inc. or any of their Representatives makes any representation or warranty with respect to (a) Parent or its Subsidiaries or any of their respective businesses, affairs, operations, assets, liabilities, conditions (financial or otherwise), prospects or any other matter relating to Parent or its Subsidiaries or (b) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by Parent or any Representative of Parent, including in any “data rooms” or management presentations.

ARTICLE VI
COVENANTS OF THE COMPANY
Section
 6.1
Conduct of the Company
. From the date of this Agreement until the earlier to occur of the Effective Time and the date of termination of this Agreement in accordance with
Article X
, except as expressly contemplated by this Agreement, as set forth in Section 6.1 of the Company Disclosure Letter, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course; provided, however, that no action that is specifically permitted by any of clauses (a)
 through
(u)
of this
Section
 6.1
shall be deemed a breach of this sentence. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier to occur of the Effective Time and the date of termination of this Agreement in accordance with
Article X
, except as expressly contemplated by this Agreement, as set forth in Section 6.1 of the Company Disclosure Letter, as consented to in writing by Parent (such consent, other than with respect to clause (r)
, not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to:
(a) amend the certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise), in each case, of the Company or any Subsidiary of the Company;
(b) split, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except for the declaration, setting aside or payment of any dividends or other distributions by any of its Subsidiaries to the Company or to another Subsidiary in the ordinary course of business consistent with past practice;
(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities, other than (x) the issuance of any shares of the Company Stock upon the exercise or the settlement of Company Equity Awards that are outstanding on the date of this Agreement in accordance with the applicable terms thereof on the date of this Agreement, (y) the issuance of any shares of the Company Stock upon exercise or conversion of shares of Series A Preferred Stock or Equity Linked Convertible Notes in accordance with the terms thereof, and (z) issuances of securities of the Company’s Subsidiaries to the Company or to wholly owned Subsidiaries of the Company or (ii) amend any term of any Company Security (in each case, whether by merger, consolidation or otherwise);
(d) incur or commit to any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those as may be contemplated by the Company’s fiscal 2022 budget and capital expenditure plan made available to Parent prior to the date of this Agreement (whether or not such capital expenditures are made during the Company’s 2022 fiscal year), or (ii) any other capital expenditures not to exceed $750,000 in the aggregate;
(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets (including Intellectual Property Rights, Technology and other intangible assets), securities or businesses, other than (i) acquisitions of supplies, materials and similar assets in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice, (ii) pursuant to Contracts in effect on the date of this Agreement, (iii) any other acquisitions for consideration that is not in excess of $500,000 individually or in the aggregate, (iv) acquisitions solely involving one or more of the Company and any of its wholly owned Subsidiaries and (v) as contemplated by the Company’s fiscal 2022 budget and capital expenditure plan made available to Parent prior to the date of this Agreement;
(f) sell, assign, license, lease or otherwise transfer, or abandon or create or incur any material Lien on any of the Company’s or its Subsidiaries’ assets (including Intellectual Property Rights, Technology and other intangible assets), securities, properties, interests or businesses in excess of $500,000 in the aggregate, other than (i) sales, leases or transfers in the ordinary course of business consistent with past practice,
(ii) non-exclusive
licenses granted to customers, suppliers, distributors, resellers, channel partners and other third parties in the ordinary course of business consistent with past practices, (iii) Permitted Liens or (iv) the abandonment of non-material
Intellectual Property Rights in the ordinary course of business consistent with past practice; provided, that in no event shall the Company or any of its Subsidiaries assign or grant any exclusive licenses of any Intellectual Property Rights or Technology, or grant any other licenses of any Intellectual Property Rights or Technology other than non-exclusive
licenses granted in the ordinary course of business consistent with past practices to the extent permitted above in
Section
 6.1(f)(ii)
, for the avoidance of doubt not to include any Company Intellectual Property Rights or Technology which have been assigned or granted in the ordinary course of the business, in each case, without Parent’s prior written consent (which consent shall not be unreasonably be withheld);
(g) make any loans, advances or capital contributions to, or investments in, any other Person in excess of $500,000 in the aggregate, other than intercompany indebtedness;
(h) create, incur, suffer to exist or assume any indebtedness for borrowed money or guarantees thereof, other than intercompany indebtedness and as contemplated by the Company’s fiscal 2022 budget and capital expenditure plan set forth on Section 6.1(h) of the Company Disclosure Letter;
(i) other than in the ordinary course of business consistent with past practice, enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any of its Subsidiaries from engaging or competing in any line of business, in any location or with any Person, or would purport to limit, after the Effective Time, Parent or any of its Subsidiaries from engaging or competing in any line of business in any material respect;
(j) other than in the ordinary course of business consistent with past practice (including renewals consistent with the terms thereof), (i) amend or modify in any material respect or terminate (excluding terminations or renewals upon expiration of the term thereof in accordance with the terms thereof) any Company Material Contract or waive, release or assign any material rights, claims or benefits under any Company Material Contract or (ii) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement;
(k) recognize any new labor organization, union, employee association, trade union, works council or other similar employee representative, or negotiate, enter into, amend, modify or terminate any Collective Bargaining Agreement;
(l) grant or modify any equity or equity-based awards;
(m) except (i) as required pursuant to a Company Plan or a Contract in effect prior to the date of this Agreement, or (ii) as otherwise required by applicable Law, (A) grant or provide any severance, retention or termination payments or benefits to any current or former employee, officer, non-employee
director, independent contractor or consultant of the Company or any of its Subsidiaries (including any obligation to gross-up,
indemnify or otherwise reimburse any such individual for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code), (B) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits to any current or former employee, officer, non-employee
director, independent contractor or consultant of the Company or any of its Subsidiaries, (C) increase the compensation payable to any current or former employee, officer, non-employee
director, independent contractor or consultant of the Company or any of its Subsidiaries, other than routine increases in base salaries or hourly base wage rates, as applicable, to employees in the ordinary course of business consistent with past practice and not in excess of the Company’s 2022 established budget as set forth on Section 6.1(m) of the Company Disclosure Letter, (D) establish, adopt, terminate or amend any

Company Plan or any plan, program, arrangement, policy or agreement that would be a Company Plan if it were in existence on the date of this Agreement, (E) hire any employee of the Company or any of its Subsidiaries or engage any other individual to provide services to the Company or any of its Subsidiaries, other than as set forth in Section 6.1(m) of the Company Disclosure Letter, and provided that (1) any such hire(s) that result in an increase of 10% or more of the total Company workforce shall be approved in writing prior to such hire; (2) any such hire will be consistent with past Company practice in connection with the needs of the business of the Company as in effect immediately prior to the date of this Agreement; and (3) any compensation or benefits provided to any newly-hired employees will be on substantially the same terms and conditions as similarly-situated employees of the Company as of the date of this Agreement, (F) terminate the employment of any current employee or the engagement of any individual independent contractor of the Company or any of its Subsidiaries other than for cause or for performance-related reasons or a non-Merger
related reason, or (G) promote any employee of the Company or any of its Subsidiaries to a position that reports directly to the Chief Executive Officer of the Company;
(n) knowingly waive, release, limit or condition any restrictive covenant obligation of any current or former employee or independent contractor of the Company or any of its Subsidiaries, in each case that would reasonably be expected to have more than a de minimis adverse effect on the Company and its Subsidiaries, taken as a whole;
(o) change the Company’s methods of financial accounting, except as required by GAAP or in Regulation
S-X
of the 1934 Act (or any interpretation thereof), any Governmental Authority or applicable Law;
(p) (i) make or change any material election with respect to Taxes, (ii) amend any Tax Return that would have the effect of causing a material amount of Taxes to be due in a taxable period (or portion thereof) following the Closing Date, (iii) agree or settle any claim or assessment in respect of a material amount of Taxes, (iv) agree to an extension or waiver of the limitation period for any claim or assessment in respect of a material amount of Taxes, (v) enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local, or
non-U.S.
Law) with respect to a material amount of Taxes or (vi) surrender any right to a material refund of Taxes;
(q) adopt or publicly propose a plan of complete or partial liquidation, restructuring, recapitalization or other reorganization, in each case, of the Company or any material Subsidiary of the Company;
(r) enter into any material interest rate swaps, foreign exchange or other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk);
(s) fail to maintain, allow to lapse or abandon any Owned Intellectual Property Rights or any Intellectual Property Rights that are exclusively licensed to the Company or any of its Subsidiaries (other than to the extent permitted pursuant to
Section
 6.1(f)
hereof);
(t) settle, offer or propose to settle any Proceeding involving or against the Company or any of its Subsidiaries that requires payment by the Company or any of its Subsidiaries in excess of $1 million or that would include any non-monetary
relief that would have more than a de minimis adverse effect on the Company and its Subsidiaries, taken as a whole, or commence any Proceeding other than the commencement of any Proceeding seeking damages of less than $1 million or relating to the transactions contemplated hereby;
(u) agree, resolve or commit to do any of the foregoing.
Parent and Merger Sub Inc. acknowledge and agree that: (i) nothing contained in this Agreement shall give Parent or Merger Sub Inc., directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub Inc. shall be required with respect to any matter set forth in this
Section
 6.1
or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable Law. In addition, for the sake of clarity, Parent does not have the right to direct and control the litigation, including any defenses, which right remains with the Company or the applicable Subsidiary of the Company.
Section
 6.2
Modifications of Certain Outstanding Securities
and Awards
.
(a)
Equity Linked Convertible Notes
. Concurrently with the execution of this Agreement (and in any event prior to the close of trading on Nasdaq on the date such execution occurs), in order to consummate the transactions contemplated by
Section
 3.1
on the terms set forth therein, the Company shall amend or cause to be amended the Equity Linked Convertible Notes, substantially in the form of
Exhibit A
hereto (the “
Convertible Note Amendments
”).
(b)
Series A Preferred Stock
. Immediately following receipt of Company Stockholder Approval and at least one Business Day prior to Closing, the Company shall amend or cause to be amended the Certificate of Designations, substantially in the form of
Exhibit B
hereto (the “
COD Amendment
”).
(c)
Pool A and Pool B Awards
. Concurrently with the execution of this Agreement, the Company has executed an amendment, substantially consistent with the form set forth on
Exhibit
 C
, to each Pool A Performance Award and Pool B Performance Award held by each individual whose name is set forth on Section 6.2(c) of the Company Disclosure Letter. From and after the execution of this Agreement until the Effective Time, the Company shall use commercially reasonable efforts to amend each remaining Pool A Performance Award and Pool B Performance Award, substantially in the form of
Exhibit C
hereto (together with those amendments executed concurrently herewith, the “
Award Amendments
”).
(d) Each of the Investor Persons shall be a third-party beneficiary of
Section
 3.1
,
Section
 6.2(a)
and
(b)
,
Section
 9.1(a)
and
Section
 11.2
, and no amendment to any such Section shall be effected without the prior written consent of the Investor Persons.
Section
 6.3
Information and Consultation
. The Company’s Subsidiaries shall comply with their information and consultation obligations as required under applicable works council Laws and Collective Bargaining Agreements before the Closing Date.
Section
 6.4
No Solicitation; Other Offers
.
(a)
General Prohibitions
. From and after the date hereof until the earlier to occur of the Effective Time or the date of termination of this Agreement in accordance with
Article X
, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize any of its or their Representatives to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage any inquiries regarding, or the making or submission of any proposal or offer, that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal, (ii) enter into, engage in or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books, records, work papers and other documents related to the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or assist, participate in, knowingly facilitate or knowingly encourage any effort by, any Third Party that, to the Company’s knowledge, is seeking to make, or has made, a Company Acquisition Proposal (other than to state the terms of this Agreement prohibit such discussion) (iii) make a Company Adverse Recommendation Change or (iv) enter into any agreement in principle, letter of intent, indication of interest, term sheet, merger agreement, acquisition agreement, option agreement or other Contract relating to a Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement). It is agreed that any violation of the restrictions on the Company set forth in this
Section
 6.4(a)
by any Subsidiary of the Company or any Representative of the Company or any of its

Subsidiaries, in the case of Representatives, (x) acting at the direction or (y) to the knowledge of the Company, provided that the Company did not direct such Representatives to cease violating such restrictions reasonably promptly after acquiring such knowledge, shall be a breach of this
Section
 6.4(a)
by the Company.
(b)
Exceptions
. Notwithstanding
Section
 6.4(a)
, at any time prior to receipt of the Company Stockholder Approval:
(i) the Company, directly or indirectly through its Representatives, may (A) engage in discussions with any Third Party and its Representatives that have made after the date hereof a written Company Acquisition Proposal that did not result from a material breach of
Section
 6.4
and (B) furnish to any such Third Party and its Representatives any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books, records, work papers and other documents related to the Company or any of its Subsidiaries or other non-public
information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party and/or such Representatives with terms not materially less favorable to the Company than those contained in the Confidentiality Agreement (an “
Acceptable Confidentiality Agreement
”); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, promptly (and in any event within 24 hours) following the time it is provided or made available to such Third Party and/or such Representatives; provided, further, that in each case of clause (A)
 and
(B)
, if, and only if, prior to taking any action described in
clauses (A)
 or
(B)
, the Company Board or the Company Special Committee determines in good faith, after consultation with outside legal counsel, that based on the information then available and after consultation with its outside financial advisor, such Company Acquisition Proposal is or is reasonably expected to result in a Superior Proposal;
(ii) subject to compliance with
Section
 6.4(e)
, the Company Board may make a Company Adverse Recommendation Change (A) if the Company receives a Superior Proposal (that is not withdrawn) after the date of this Agreement that did not arise from or in connection with a material breach of the Company’s obligations in this
Section
 6.4
or (B) in response to an Intervening Event; and
(iii) subject to compliance with
Section
 6.4(e)
and
Section
 10.1(d)(ii)
, the Company may terminate this Agreement under
Section
 10.1(d)(ii)
;
provided that, in the case of
clause (i)
,
(ii)
and
(iii)
 if, and only if, prior to taking any action described in
clause (i)
,
(ii)
and
(iii)
, the Company Board or the Company Special Committee determines in good faith, after consultation with outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law.
(c) In addition, nothing contained herein shall prevent the Company Board from (i) complying with Rule
14e-2(a)
or Rule
14d-9
under the 1934 Act or (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with the outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties under Delaware law; provided, that any such disclosure referred to in clause (i)
 or
(ii)
that relates to a Company Acquisition Proposal shall be deemed to be a Company Adverse Recommendation Change unless (x) the Company Board expressly reaffirms the Company Board Recommendation in or in connection with such disclosure or (y) such disclosure is a “stop, look and listen” communication to the stockholders of the Company pursuant to Rule
14d-9(f)
promulgated under the 1934 Act; provided, further, that this
Section
 6.4(c)
shall not be deemed to permit the Company Board to make a Company Adverse Recommendation Change except, in each case, to the extent permitted by
Section
 6.4(e)
.
(d) From and after the date hereof and until the earlier to occur of the Effective Time or the date of termination of this Agreement in accordance with
Article X
, the Company shall notify Parent promptly (but in no event later than 48 hours) after receipt by the Company (or any of its Representatives) of any Company Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries for the purpose of facilitating the submission of a Company Acquisition Proposal or request for access to the business, properties, assets, books, records, work papers or other documents relating to the Company or any of its Subsidiaries by any Third Party that, to the Company’s knowledge, has made such request for the purpose of facilitating the submission of a Company Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Company Acquisition Proposal. The Company shall keep Parent reasonably informed, on a reasonably prompt basis upon Parent’s request, of the status of any such Company Acquisition Proposal. Any material amendment to any Company Acquisition Proposal, as reasonably determined by the Company in good faith, will be deemed to be a new Company Acquisition Proposal for purposes of the Company’s compliance with this
Section
 6.4(d)
.
(e) The Company Board shall not make a Company Adverse Recommendation Change or terminate this Agreement pursuant to
Section
 10.1(d)(ii)
, unless (i) the Company notifies Parent in writing, at least three Business Days before taking that action, of its intention to do so, specifying in reasonable detail the reasons for such Company Adverse Recommendation Change (which notice shall not constitute a Company Adverse Recommendation Change), attaching (A) in the case of a Company Adverse Recommendation Change to be made in connection with a Superior Proposal or a termination of this Agreement pursuant to
Section
 10.1(d)(ii)
, the most current version (in unredacted form) of the proposed agreement under which a Superior Proposal is proposed to be consummated (and any applicable transaction and financing documents) and the identity of the Third Party making the Company Acquisition Proposal, or (B) in the case of a Company Adverse Recommendation Change to be made pursuant to an Intervening Event, a reasonably detailed description of the reasons for making such Company Adverse Recommendation Change, (ii) the Company has negotiated, and has caused its Representatives to negotiate in good faith with Parent (to the extent that Parent desires to negotiate during this period) during such notice and negotiation period any revisions to the terms of this Agreement that Parent proposes and has not withdrawn in response to such Superior Proposal and that would be binding on Parent if accepted by the Company and (iii) following the end of such notice and negotiation period, the Company Board or the Company Special Committee shall have determined, in consultation with outside legal counsel and its outside financial advisor, and giving due consideration to such binding revisions proposed by Parent, that (A) in the case of a Company Adverse Recommendation Change to be made in connection with a Superior Proposal or a termination of this Agreement pursuant to
Section
 10.1(d)(ii)
, such Superior Proposal would nevertheless continue to constitute a Superior Proposal (assuming such revisions proposed by Parent and not withdrawn were to be given effect) (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company; provided that for the purposes of such new notification the reference to “three Business Days” in
Section
 6.4(e)
shall be deemed to be “two Business Days”) and (B) in the case of a Company Adverse Recommendation Change to be made pursuant to an Intervening Event, such Intervening Event would nevertheless necessitate the need for such Company Adverse Recommendation Change (it being understood and agreed that any material change to the facts and circumstances relating to such Intervening Event shall require a new written notification from the Company; provided that for the purposes of any such new notification the reference to “three Business Days” in
Section
 6.4(e)
shall be deemed to be “two Business Days”), and in either case, the Company Board or the Company Special Committee determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under Delaware law.
(f) Parent will promptly notify the Parent Special Committee in the event of any such communication from the Company to Parent under this
Section
 6.4
and shall ensure that the Parent Special Committee and its legal advisors shall lead and direct any negotiations with the Company under this
Section
 6.4
.
(g) During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to
Article X
, the Company shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof, unless the Company Board or Company Special Committee determines in good faith, after consultation with outside legal counsel, that failure to take any such action would be inconsistent with its fiduciary duties under Delaware law
Section
 6.5
Company Stockholders
’
Meeting
. The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the holders of Company Stock (such meeting, including as it may be adjourned or postponed from time to time, the “
Company Stockholders
’
Meeting
”) for the purpose of obtaining the Company Stockholder Approval. Subject to
Section
 6.4
, the Company Board shall recommend that the holders of Company Stock approve and adopt this Agreement and the transactions contemplated by this Agreement, including the Merger (the “
Company Board Recommendation
”). Unless the Company Board has effected a Company Adverse Recommendation Change in accordance with
Section
 6.
4, the Company shall use its reasonable best efforts to solicit from the holders of Company Stock proxies in favor of the adoption and approval of this Agreement and to take all other action necessary or advisable to secure the Company Stockholder Approval. Subject to
Section
 6.4
, the Proxy Statement shall include the Company Board Recommendation. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with
 Article X
, the Company shall submit this Agreement for adoption and approval by the holders of Company Stock at the Company Stockholders’ Meeting. Notwithstanding anything in this Agreement to the contrary, the Company may postpone or adjourn the Company Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval, (ii) for the absence of quorum and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Company has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the holders of Company Stock prior to the Company Stockholders’ Meeting. The only matters to be voted upon at the Company Stockholders’ Meeting are the matters required pursuant to the Company Stockholder Approval and routine proposals required in connection with such vote.
ARTICLE VII
COVENANTS OF PARENT AND MERGER SUB INC.
Section
 7.1
Conduct of Parent
. From the date of this Agreement until the earlier to occur of the Effective Time and the date of termination of this Agreement in accordance with
Article X,
except as expressly contemplated by this Agreement, as set forth in
Section
 7.1
of the Parent Disclosure Letter, as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, Parent shall, and shall cause each of its Subsidiaries to conduct its business in all material respects in the ordinary course; provided, however, that no action that is specifically permitted by any of clauses (a)
 through
(d)
of this
Section
 7.1
shall be deemed a breach of this sentence. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier to occur of the Effective Time and the date of termination of this Agreement in accordance with
Article X
, except as expressly contemplated by this Agreement, as set forth in
Section
 7.1
of the Parent Disclosure Letter, as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, Parent shall not, nor shall it permit any of its Subsidiaries to:
(a) amend the certificate of incorporation or bylaws of Parent in a manner that would have an adverse impact on the value of Parent Stock or that would reasonably be expected to prevent, or impede or delay, the consummation of the Merger or the transactions contemplated hereby (provided, that any amendment to its certificate of incorporation solely to increase the authorized number of shares of any class or series of the capital stock of Parent shall in no way be restricted by the foregoing);
(b) adopt or publicly propose a plan of complete or partial liquidation, restructuring, recapitalization or other reorganization;

(c) take any action (or omit to take any action) with the knowledge that such action (or omission) would reasonably be expected to result in a requirement to seek the approval by holders of Parent Stock of the transactions contemplated hereby; or
(d) agree, resolve or commit to do any of the foregoing.
Section
 7.2
Obligations of Merger Sub Inc
. Parent shall cause Merger Sub Inc. to perform when due its obligations under this Agreement and to consummate the Merger pursuant to the terms and subject to the conditions set forth in this Agreement.
Section
 7.3
Approval by Sole Stockholder of Merger Sub Inc.
. Immediately following the execution and delivery of this Agreement by the Parties, ProFrac Holdings II, LLC, as the sole stockholder of Merger Sub Inc., shall adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the DGCL, by written consent.
Section
 7.4
Director and Officer Indemnification
.
(a) From and after the Effective Time, Parent and the Surviving Corporation agree that, subject to applicable Law, all rights to indemnification of each former and present director or officer of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, a “
Company Indemnified Party
”) with respect to acts or omissions occurring at or prior to the Effective Time as provided in their respective certificates of incorporation or by-laws
(or comparable organizational documents) as in effect on the date of this Agreement or in any agreement, a true and complete copy of which agreement has been provided by the Company to Parent prior to the date of this Agreement, to which the Company or any of its Subsidiaries is a party which is in effect as of the date of this Agreement, shall survive the Merger and continue in full force and effect in accordance with their terms, and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all the terms thereof. For a period of no less than six (6) years after the Effective Time, Parent, to the fullest extent permitted under applicable Law, shall cause to be maintained in effect the provisions in the certificates of incorporation and bylaws and comparable organizational documents of the Surviving Corporation and each Subsidiary of the Company (or in such documents of any successor thereto) regarding indemnification, exculpation and expense advancement in effect as of immediately prior to the Effective Time, and, during such six (6) year period, shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individual who immediately before the Effective Time was a Company Indemnified Party, except as required by applicable Law.
(b) Parent shall cause the Surviving Corporation, and each of the Surviving Corporation hereby agrees, to either (i) continue to maintain in effect for a period of no less than six (6) years after the Effective Time the Company’s directors’ and officers’ insurance policies (the “
D&O Insurance
”) in place as of the date of this Agreement or (ii) purchase comparable D&O Insurance (from a carrier with the same or better credit rating as the Company’s D&O Insurance carrier) for such six (6)-year period, in each case, with coverage for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring prior to the Effective Time; provided, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 7.4(b) of the Company Disclosure Letter (the “
Premium Cap
”); provided further, that if the amount necessary to procure such insurance coverage exceeds the Premium Cap, the Company may purchase the most advantageous policy available for an amount not to exceed the Premium Cap. At the Company’s option, the Company may purchase, prior to the Effective Time, a prepaid “tail policy” for a period of no more than six (6) years after the Effective Time with coverage for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring prior to the

Effective Time, in which event Parent shall cease to have any obligations under the first sentence of this
Section
 7.4(b)
; provided, that the aggregate premium for such policies shall not exceed the Premium Cap; provided further, that if the amount of annual premiums necessary to maintain or procure such insurance coverage exceeds the Premium Cap, Parent and the Surviving Corporation shall procure and maintain for such six-year
period the most advantageous policy available for an annual premium equal to the Premium Cap. In the event the Company elects to purchase such a “tail policy,” the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail policy” in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder.
(c) In the event that either Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, Parent shall cause the successors and assigns of Parent and the Surviving Corporation, as the case may be, to succeed to or assume the applicable obligations of such Party set forth in this
Section
 7.4
.
(d) The provisions of this
Section
 7.4
shall survive consummation of the Merger, are intended to be for the benefit of, and will be enforceable by, each of the Company Indemnified Parties and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract, at Law or otherwise.
Section
 7.5
Stock Exchange Listing
. Parent shall use its best efforts to cause the shares of Parent Stock to be issued as the Merger Consideration to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.
Section
 7.6
Employee Matters
.
(a) Parent agrees that each Continuing Employee (other than any Continuing Employee covered by a Collective Bargaining Agreement) shall, as of the Effective Time, be provided with compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits provided to similarly situated employees of Parent during such period. In addition to the foregoing, Parent agrees that, at the Effective Time, Parent shall either (i) continue the agreements covering
Non-U.S.
Service Providers on terms that are substantially comparable in all respects to the agreements as in effect immediately prior to the Effective Time, or (ii) to the extent that Parent elects to hire any such
Non-U.S.
Service Provider, Parent shall provide each such
Non-U.S.
Service Provider with base compensation, incentive opportunities and employee benefits that are substantially comparable to the base compensation, incentive opportunities and employee benefits provided to similarly situated employees of Parent.
(b) Parent shall give or cause to be given each Continuing Employee and
Non-U.S.
Service Provider service credit for such Continuing Employee’s employment with (and
Non-U.S.
Service Provider’s service to) the Company and its Subsidiaries for purposes of vesting, benefit accrual, level of benefit and eligibility to participate under each applicable Parent benefit plan, as if such service had been performed with Parent (including, for purposes of determining vacation, other paid time off and severance benefits), except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits. For purposes of this
Section
 7.6
, “
Continuing Employee
” means each employee of the Company and its Subsidiaries at the Effective Time, who continues to be employed with the Company or any of its Subsidiaries immediately after the Closing Date.
(c) Upon the written request of Parent at least three (3) Business Days prior to the Closing Date (the “
Plan Termination Notice
”), effective as of immediately prior to Closing Date and contingent upon the occurrence of the Closing, the Company shall terminate or shall cause the termination of any or all U.S. tax qualified retirement plans provided to Employees of the Company and its Subsidiaries and any other Company Plan or relationship with any professional employer organization (if applicable) as requested by the Parent, to the extent directed by Parent and in compliance with applicable Law. If the Parent provides a Plan Termination Notice to the Company, the Company shall deliver to the Parent, prior to the Closing Date, evidence that the Company Board has validly adopted resolutions to terminate the Company Plans or the relationship with any professional employer organization subject to termination as set forth in this paragraph (the form and substance of which resolutions shall be subject to review and approval of the Parent), effective no later than the date immediately preceding the Closing Date.
(d) As soon as possible following the execution of this Agreement, the Company shall make commercially reasonable efforts to provide Parent with copies of all material documents embodying and relating to each Foreign Company Plan, including the Foreign Company Plan document, all amendments thereto and all related trust documents, the most recent summary plan description, the most recent actuarial valuation report, and the most recent tax return filing, in each case, to the extent applicable.
(e) Parent agrees that the individuals listed on Section 7.6(e) of the Company Disclosure Letter will be eligible to receive severance benefits in accordance with the Company’s Severance Benefit Plan and their individual Participation Notices as in effect on June 20, 2022 and the terms and conditions thereof during the 12 months following the Effective Time. Continuing Employees and
Non-U.S.
Service Providers who never had an individual Participation Notice in connection with the Company’s Severance Benefit Plan shall be eligible to receive severance benefits as provided in Section 7.6(e) of the Company Disclosure Letter.
(f) Nothing contained in this
Section
 7.6
, expressed or implied, shall (i) be treated as the establishment, amendment or modification of any Company Plan or constitute a limitation on rights to amend, modify, merge or terminate after the Effective Time any Company Plan, (ii) give any current or former Employee, director, independent contractor, or other service provider (including
Non-U.S.
Service Providers) of the Company or its Subsidiaries (including any beneficiary or dependent thereof), or any labor organization, union, works council, employee association, trade union, other similar employee representative body, any third-party beneficiary or other rights or (iii) obligate Parent or any of its Affiliates to (A) maintain any particular Company Plan or any Parent plan or (B) retain the employment or services of any Employee, director, other independent contractor or other service provider (including
Non-U.S.
Service Providers) of the Company and its Subsidiaries.
ARTICLE VIII
COVENANTS OF PARENT AND THE COMPANY
Section
 8.1
Efforts
.
(a) Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable after the date of this Agreement, including (i) preparing and filing as promptly as reasonably practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement; provided that no Party shall be required to pay any consideration therefor other than filing fees and other regulatory payments (and associated expenses, such as legal fees, in connection therewith).
(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make, as promptly as reasonably practicable, and in any event within ten (10) Business Days of the date of this Agreement an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement. Each of the Company and Parent shall use its reasonable best efforts to supply as promptly as practicable any additional information and documentary material that may be reasonably requested pursuant to the foregoing, and use its reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods regarding the foregoing as soon as reasonably practicable. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act.
(c) Except as prohibited by applicable Law or Order, each of Parent and the Company shall use its reasonable best efforts to (i) cooperate with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private party, (ii) promptly inform the other Party of (and if in writing, supply to the other Party) any communication (other than any ministerial communications) received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other similar Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, (iii) consult with each other prior to taking any material position with respect to the filings under the HSR Act or any other Competition Law in discussions with or filings to be submitted to any Governmental Authority, (iv) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Authority with respect to filings under the HSR Act or any other Competition Law, and (v) coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such Party with any Governmental Authority relating to this Agreement or the transactions contemplated hereby under the HSR Act or any other Competition Law. Notwithstanding anything to the contrary contained herein, Parent shall, on behalf of the Parties, have control over and lead all communications and strategy relating to obtaining all approvals, consents, waivers, registrations, permits, authorizations and other confirmations under any Competition Law from any Governmental Authority or other Third Party in connection with consummating the Merger and the other transactions contemplated by this Agreement as it relates to Competition Laws or to any litigation under any Competition Law arising therefrom; provided, however, that Parent shall consult in good faith with the Company and its counsel regarding the foregoing and shall in good faith take into account the views of the Company and the Company’s counsel. Notwithstanding the foregoing, matters relating to the Registration Statement, Proxy Statement and Information Statement shall be governed by
Section
 8.3
and not this
Section
 8.1(c)
.
(d) Unless prohibited by applicable Law or Order or by the applicable Governmental Authority, each of the Company and Parent shall (i) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any conversation (other than ministerial conversations) with any Governmental Authority in respect of the Merger (including with respect to any of the actions referred to in
Section
 8.1(a)
but other than as contemplated by
Section
 8.3
) without the other, (ii) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation and (iii) in the event one such Party is prohibited by applicable Law or Order or by the applicable Governmental Authority from participating or attending any such meeting or engaging in any such conversation, keep the non-participating
Party reasonably apprised with respect thereto.
(e) Notwithstanding anything in this Agreement to the contrary, in no event will Parent be obligated (i) to propose or agree to accept any undertaking or condition, (ii) to enter into any consent decree, to make any divestiture, (iii) to accept any operational restriction, or (iv) to take any other action that, in the reasonable judgment of Parent, could be expected to limit the rights of Parent with respect to any product lines or assets of Parent or the Company.

Section
 8.2
Financing Cooperation
.
(a) Parent shall, and shall cause its Affiliates to, use commercially reasonable efforts, subject to this
Section
 8.2
, to obtain and consummate a financing to fund the repayment in connection with the Closing of certain indebtedness of the Company and its Subsidiaries, which financing shall be on terms and conditions and subject to documentation, in each case, in form and substance satisfactory to Parent in its sole discretion, (the “
Financing
”) as promptly as reasonably possible following the date of this Agreement.
(b) The Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, provide to Parent such customary cooperation, as may be reasonably requested by Parent to assist Parent in arranging the Financing, which reasonable best efforts shall include:
(i) reasonable cooperation with customary marketing efforts of Parent for all or any portion of the Financing, including causing its management team, with appropriate seniority and expertise, and use its reasonable best efforts to cause its external auditors to assist in preparation for and to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, in each case, upon reasonable notice and at mutually agreeable dates and times;
(ii) providing reasonable assistance with the preparation of customary rating agency presentations, road show materials, bank information memoranda, prospectuses and bank syndication materials, offering documents, private placement memoranda and similar documents (including the delivery, within forty (40) days of the end of each applicable fiscal quarter, of unaudited consolidated balance sheets and related consolidated statements of income and cash flows of the Company for each interim fiscal quarter ended since the last audited financial statements and at least forty-five (45) days prior to the Closing Date and the delivery of customary authorization and representation letters in connection therewith) customarily required in connection with the marketing and syndication of the Financing;
(iii) using reasonable best efforts to furnish Parent, within a reasonable amount of time following Parent’s reasonable request, with information reasonably available to the Company relating to the Company and its Subsidiaries to the extent required to consummate the Financing, and subject to clause (d)
 below, providing reasonable assistance to Parent’s preparation of pro forma financial information; and
(iv) promptly furnishing Parent with all documentation and other information related to the Company and its Subsidiaries as and solely to the extent required by any Governmental Authority with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
(c) Notwithstanding anything to the contrary contained in this Agreement (including this
Section
 8.2
): (i) nothing in this Agreement (including this
Section
 8.2
) shall require any such cooperation to the extent that (A) it would require the Company to pay any commitment or other fees, reimburse any expenses or otherwise incur any liabilities that are not reimbursed by Parent as provided in clause (d)
 below or give any indemnities prior to the Closing, (B) it would require the Company to take any action that in the good faith judgment of the Company unreasonably interferes in a material manner with the ongoing business or operations of the Company and/or its Subsidiaries, (C) it would require the Company or any of its Subsidiaries to enter into, execute, or approve any agreement or other documentation prior to the Closing or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing (other than the execution of customary authorization and representation letters and any agreements to be executed at the Closing), (D) it would require the Company to provide any financial statements, (E) it would require the Company to provide any information the disclosure of which is prohibited by or restricted under applicable Law, or (F) it would require the Company, any of its Subsidiaries or any of their respective boards of directors (or equivalent bodies) to approve or authorize the Financing or any documentation related thereto, (ii) none of the Company or any of its Subsidiaries shall be required to provide, and Parent shall be solely responsible for, (A) the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information (it being understood and agreed that the Company and its Subsidiaries shall assist Parent in Parent’s preparation of the pro forma financial information), (B) any description of all or any component of the Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, (C) projections, risk factors or other forward-looking statements relating to any component of such financing or (D) subsidiary financial statements or any other information of the type required by Rule
3-09,
Rule
3-10
or Rule
3-16
of Regulation
S-X,
and (iii) no action, liability or obligation (including any obligation to pay any commitment or other fees or reimburse any expenses) of the Company, its Subsidiaries, or any of their respective Representatives under any certificate, agreement, arrangement, document or instrument relating to the Financing shall be effective until the Closing.
(d) Parent shall (i) promptly upon request by the Company, reimburse the Company for all of its reasonable and documented out-of-pocket
fees and expenses (including reasonable and documented
out-of-pocket
attorneys’ fees) incurred by the Company, any of its Subsidiaries or any of its or their Representatives in connection with any cooperation contemplated by this
Section
 8.2
and (ii) indemnify and hold harmless the Company, its Subsidiaries and its and their Representatives against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, Tax, cost (including cost of investigation), expense (including reasonable and documented out-of-pocket
attorneys’ fees) or settlement payment, in each case, incurred as a result of, or in connection with, such cooperation or the Financing, except to the extent arising out of gross negligence, bad faith or willful misconduct of the Company, its Subsidiaries or its and their Representatives. It is understood that the condition precedent set forth in
Section
 9.2(b)
, as applied to the Company’s obligations under this
Section
 8.2
, shall be deemed to be satisfied unless (i) the Company shall have Willfully Breached this
Section
 8.2
, (ii) such Willful Breach shall not have been cured within 10 days after receipt of written notice thereof from Parent and (iii) such Willful Breach shall have been the primary cause of Parent’s failure to obtain the Financing. Parent acknowledges and agrees that obtaining the Financing is not a condition to Closing.
(e) The Company hereby consents to the use of its trademarks and logos in connection with the Financing; provided, that such trademarks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage in a material manner the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.
(f) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this
Section
 8.2
shall require, and in no event shall the commercially reasonable efforts of Parent be deemed or construed to require Parent to pay any fees to the lenders or increase any interest rates or original issue discounts or upfront fees applicable to the Financing in excess of an amount acceptable to Parent or agree to terms not acceptable to Parent, whether to secure waiver of any conditions contained therein or otherwise.
Section
 8.3
Registration Statement; Information Statement; Proxy Statement
. As soon as practicable following the date of this Agreement, Parent and the Company shall jointly prepare, and Parent shall file with the SEC, a registration statement on Form
S-4
to register under the 1933 Act the offer and sale of Parent Stock pursuant to the Merger (together with all amendments thereto, the “
Registration Statement
”). The Registration Statement will include (i) a proxy statement/prospectus containing the information required under Schedule 14A promulgated under the 1934 Act relating to the solicitation of the Company Stockholder Approval and which will be used as a prospectus of Parent with respect to the issuance of Parent Stock pursuant to the Merger (the “
Proxy Statement
”) and (ii) an information statement containing the information required under Schedule 14C promulgated under the 1934 Act relating to the Parent Stockholder Approval (the “
Information Statement
”). Each of Parent and the Company shall use its reasonable best efforts to (A) have the Registration Statement declared effective under the 1933 Act as promptly as practicable after such filing and (B) if the Registration Statement is declared effective by the SEC, keep the Registration Statement effective for so long as necessary to complete the Merger. Parent and the Company shall cause the Registration Statement, Proxy Statement and Information Statement to comply as to form in all material respects with requirements of applicable Law. Each of Parent and the Company shall furnish all information concerning Parent, the Company and their respective

Affiliates, as applicable, as may be reasonably requested by the other Party to be included in the Registration Statement, Proxy Statement and Information Statement so as to enable each of Parent and the Company to comply with its obligations under this
Section
 8.3
. Parent and the Company shall cooperate in good faith to determine the information regarding Parent and the Company that is necessary to include in the Registration Statement, Proxy Statement and Information Statement in order to satisfy applicable Laws. Each of Parent and the Company shall promptly correct any information provided by it or any of its Representatives for use in the Registration Statement, Proxy Statement and Information Statement if and to the extent that such information shall have become false or misleading in any material respect, and Parent and the Company shall take all steps necessary to cause the Registration Statement, Proxy Statement and Information Statement, as applicable, as so corrected in respect thereof, to be filed with the SEC and to be disseminated to the holders of shares of Parent Stock and Company Stock, as applicable, in each case as and to the extent required by applicable Laws, the SEC or its staff or any applicable stock exchange. Each of Parent and the Company shall provide the other Party and its counsel a reasonable opportunity to review and comment on the Registration Statement, Proxy Statement and Information Statement prior to the filing thereof with the SEC, and Parent and the Company shall give reasonable and good faith consideration to any comments made by the other Party and its counsel (it being understood that Parent, the Company and their respective counsel shall provide any comments thereon as soon as reasonably practicable). Parent and the Company shall provide to the other Party and its counsel copies of all written comments or other material communications and a description of any oral comments that Parent, the Company or their counsel receives from the SEC or its staff with respect to the Registration Statement, Proxy Statement and Information Statement promptly after such receipt, and Parent and the Company shall provide the other Party and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response or amendment to the Registration Statement, Proxy Statement or Information Statement, to which Parent and the Company shall give reasonable and good faith consideration to any comments made by the other Party and its counsel (it being understood that Parent, the Company and their respective counsel shall provide any comments thereon as soon as reasonably practicable)) and to participate in any discussions with the SEC or its staff regarding any such comments. Parent and the Company shall promptly respond to any comments of the SEC or its staff regarding the Registration Statement, Proxy Statement and Information Statement. Parent shall notify the Company promptly of the time when the Registration Statement has become effective or any supplement or amendment to the Registration Statement has become effective and of the issuance of any stop order or suspension of the qualification of the shares of Parent Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Parent shall also take any other action required to be taken under the 1933 Act, the 1934 Act, any applicable foreign or state securities or blue sky Laws and the rules and regulations thereunder in connection with the issuance of the shares of Parent Stock in the Merger.
Section
 8.4
Public Announcements
. The initial press release with respect to the execution of this Agreement and the transactions contemplated hereby shall be a joint press release in a form mutually agreed to by the Parties. Thereafter, Parent and the Company will use their respective reasonable best efforts to consult with the other Party before (a) participating in any media interviews, (b) engaging in meetings or calls with analysts and (c) providing any public statements (including press releases), in any such case to the extent relating to the transactions contemplated hereby and other than engaging in discussions in which the statements made are substantially similar to previous press releases, public disclosures or public statements made by Parent and the Company. None of the limitations set forth in this
Section
 8.4
shall apply to any disclosure of any information concerning this Agreement or the transactions contemplated by this Agreement (i) in connection with or following a Company Adverse Recommendation Change and (ii) in connection with any dispute between the Parties regarding this Agreement or the transactions contemplated by this Agreement.
Section
 8.5
Notices of Certain Events
. Each of the Company and Parent shall promptly notify and provide copies to the other of:
(a) any material written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement;

(b) any written notice or other communication from any Governmental Authority or securities exchange in connection with the Merger or the other transactions contemplated by this Agreement;
(c) any Proceeding or investigation, commenced or, to its knowledge, threatened against, the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that would be reasonably likely to (i) prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby or (ii) result in the failure of any condition to the Merger set forth in
Article X
to be satisfied; and
(d) the occurrence of any event which would or would be reasonably likely to (i) prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby or (ii) result in the failure of any condition to the Merger set forth in
Article X
to be satisfied;
provided, that the delivery of any notice pursuant to this
Section
 8.5
shall not (A) affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party hereunder or (B) update any section of the Company Disclosure Letter or the Parent Disclosure Letter.
Section
 8.6
Access to Information
.
(a) Upon reasonable notice, and subject to applicable Law, each Party shall (and shall cause its Subsidiaries to) afford to any other Party, its Affiliates and its officers, agents, control persons, employees, consultants, professional advisers (including attorneys, accountants and financial advisors) and the Persons providing the Financing (“
Representatives
”) reasonable access during normal business hours, to all of its and its Subsidiaries’ properties, books, Contracts, commitments, records, officers and employees and, during such period as a Party may from time to time reasonably request, the Party receiving the request shall (and shall cause its Subsidiaries to) furnish promptly to the requesting Party all other information concerning it, its Subsidiaries and each of their respective businesses, properties and personnel as the requesting Party may reasonably request, including with respect to the compliance program of the Party receiving the request; provided, however, that the Party receiving such request may restrict the foregoing access and the disclosure of information to the extent that, in the good faith judgment of such Party, (i) any Law applicable to such Party or its Subsidiaries requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) the information is subject to confidentiality obligations to a Third Party, (iii) disclosure of any such information or document could result in the loss of attorney-client privilege (provided, that such Party and/or its counsel shall use their reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney client privilege) or (iv) such access would unreasonably disrupt the operations of such Party or any of its Subsidiaries; provided, however, that with respect to clauses (i)
 through
(iii)
of this
Section
 8.6(a)
as it relates to access and information provided to Parent and its Representatives, the Company shall use its reasonable best efforts to (A) obtain the required consent of such Third Party to provide such access or disclosure (provided that the Company shall not be required to pay any consideration therefor) or (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to both Parent and the Company, provided, however, this
Section
 8.6(a)
as it relates to access and information provided to the Company and its Representatives shall be limited to that which is reasonably necessary for the Company to confirm the accuracy, at any point in time prior to the Effective Time, of the representations and warranties of Parent and Merger Sub Inc. or the compliance by Parent and Merger Sub Inc. of their respective covenants, in each case as set forth in this Agreement.
(b) With respect to the information disclosed pursuant to
Section
 8.6(a)
, each of Parent and the Company shall comply with, and shall cause such party’s Representatives to comply with, all of its obligations under the Confidentiality Agreement, which agreement shall remain in full force and effect in accordance with its terms.
Section
 8.7
Section 16 Matters
. Prior to the Effective Time, Parent and the Company shall use reasonable best efforts to take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) or acquisitions of Parent Stock (including derivative securities with respect to Parent Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company or will become subject to such reporting requirements with respect to Parent to be exempt under Rule
16b-3
promulgated under the 1934 Act, to the extent permitted by applicable Law.
Section
 8.8
Stockholder Litigation
. The Company shall promptly notify Parent in writing of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement that is brought, or, to the knowledge of the Company, threatened in writing, in the name of or against the Company and/or its directors (any such litigation, a “
Company Transaction Litigation
”) and shall keep Parent fully informed on a reasonably current basis with respect to the status thereof. The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in the defense or settlement of any Company Transaction Litigation, and the Company shall not settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Company Transaction Litigation, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). Without limiting in any way the Parties’ obligations under
Section
 8.1
, each of the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate in the defense or settlement of any litigation contemplated by this
Section
 8.8
.
ARTICLE IX
CONDITIONS TO THE MERGER
Section
 9.1
Conditions to Obligations of Each Party
. The obligations of Parent, Merger Sub Inc., and the Company to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the mutual consent of Parent and the Company; provided however that any waiver of the condition in Section 9.1(a) shall also require the written consent of the Investor Persons):
(a)
Company Stockholder Approval
. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the organizational documents of the Company.
(b)
Statutes and Injunctions
. No Law or Order (whether temporary, preliminary or permanent) shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Merger or the Parent Stock Issuance by any Governmental Authority that prohibits or makes illegal the consummation of the Merger or the Parent Stock Issuance.
(c)
Regulatory Approval
. The waiting period under the HSR Act relating to the transactions contemplated by the Agreement shall have expired or been terminated.
(d)
Registration Statement
. The Registration Statement shall have become effective under the 1933 Act or shall not be the subject of any stop order that is in effect or pending Proceedings seeking a stop order.
(e)
Nasdaq Listing
. The Parent Stock Issuance shall have been approved for listing on Nasdaq, subject to official notice of issuance.
Section
 9.2
Conditions to Obligations of Parent and Merger Sub Inc.
. The obligations of Parent and Merger Sub Inc. to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by Parent):
(a)
Representations and Warranties
. (i) The representations and warranties of the Company contained in
Section
 4.1
(
Corporate Existence and Power
),
Section
 4.2
(
Corporate Authorization
),
Section
 4.22
(
Opinion of Financial Advisor
) and
Section
 4.23
(
Antitakeover Statutes
) of the Agreement shall, if qualified by materiality or “Company Material Adverse Effect,” be true and correct in all respects, or, if not so qualified by materiality or “Company Material Adverse Effect,” be true and correct in all material respects as of Closing (other than any such representations and warranties that by their terms address matters only at and as of another specified time, which shall be true and correct in all material respects only at and as of such time), (ii) the representations and warranties of the Company contained in
Section
 4.5(a)
(
Capitalization
),
clauses (iii)
 and
(iv)
, in the first sentence of
Section
 4.5(b)
(
Capitalization
) and
Section
 4.5(e)
(
Capitalization
) of the Agreement shall be true and correct in all respects, other than any de minimis inaccuracies, in each case, at and as of Closing (other than any such representations and warranties that by their terms address matters only at and as of another specified time, which shall be true and correct in all respects, other than any de minimis inaccuracies, only at and as of such time), and (iii) all other representations and warranties of the Company contained in the Agreement shall be true and correct in all respects (disregarding all materiality and “Company Material Adverse Effect” qualifiers contained therein, other than as such qualifiers are used in
Section
 4.10
(
Absence of Certain Changes
) of the Agreement), in each case at and as of the Closing (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all respects (disregarding all materiality and “Company Material Adverse Effect” qualifiers contained therein, other than as such qualifiers are used in
Section
 4.10
(
Absence of Certain Changes
) of the Agreement) only at and as of such time), except, in the case of this clause (iii)
, where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)
Performance of Obligations and Covenants
. The Company shall have performed in all material respects its covenants and obligations under the Agreement required to be performed by it at or prior to the Closing Date and any such failure to perform shall have been cured on or prior to the Closing Date.
(c)
No Company Material Adverse Effect
. After the date of the Agreement, there shall not have occurred or arisen any Company Material Adverse Effect that is continuing.
(d)
Officer’s Certificate
. Parent shall have received a certificate signed by an executive officer of the Company certifying on behalf of the Company, and not in such officer’s personal capacity, that the conditions set forth in clauses (a)
,
(b)
and
(c)
 of this
Section
 9.2
shall have been satisfied.
Section
 9.3
Conditions to Obligations of the Company
. The obligations of the Company to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the Company):
(a)
Representations and Warranties
. (i) The representations and warranties of Parent and Merger Sub Inc. set forth in the first and second sentences of
Section
 5.1
(
Corporate Existence and Power
) and
Section
 5.2
(
Corporate Authorization
) of the Agreement shall, if qualified by materiality or “Parent Material Adverse Effect,” be true and correct in all respects, or, if not so qualified by materiality or “Parent Material Adverse Effect,” be true and correct in all material respects, in each case, at and as of the Closing as if made at and as of the Closing (other than any such representations and warranties that by their terms address matters only at and as of another specified time, which shall not be true and correct in all material respects only at and as of such time) and (ii) all other representations and warranties of Parent or Merger Sub Inc. contained in the Agreement shall be true and correct in all respects (disregarding all materiality and “Parent Material Adverse Effect” qualifiers contained therein, other than as such qualifiers are used in
Section
 5.9
(
Absence of Certain Changes
) of the Agreement), in each case, at and as of the Closing as if made at and as of the Closing (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all respects (disregarding all materiality and “Parent Material Adverse Effect” qualifiers contained therein, other than as such qualifiers are used in
Section
 5.9
(
Absence of Certain Changes
) of the Agreement) only at and as of such time), except, in the case of this clause (ii)
, where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)
Performance of Obligations and Covenants
. Each of Parent and Merger Sub Inc. shall have performed in all material respects its covenants and obligations under the Agreement required to be performed by it at or prior to the Closing Date and any such failure to perform shall have been cured on or prior to the Closing Date.
(c)
No Parent Material Adverse Effect
. After the date of the Agreement, there shall not have occurred or arisen any Parent Material Adverse Effect that is continuing.
(d)
Officer’s Certificate
. The Company shall have received a certificate signed by an executive officer of Parent certifying on behalf of Parent and Merger Sub Inc., and not in such officer’s personal capacity, that the conditions set forth in clauses (a)
,
(b)
and
(c)
 of this
Section
 9.3
shall have been satisfied.
Section
 9.4
Frustration of Closing Conditions
.
None of Parent, Merger Sub Inc. or the Company may rely on the failure of any condition set forth in
 Section
 9.1
,
 Section
 9.2
 or
 Section
 9.3
, as the case may be, to be satisfied if such failure was caused by such Party
’
s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, or other breach of or noncompliance with this Agreement.
ARTICLE X
TERMINATION
Section
 10.1
Termination
. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:
(a) by mutual written consent of the Company and Parent;
(b) by either the Company or Parent:
(i) if the Closing shall not have occurred on or before 11:59 P.M. New York City Time on the nine-month anniversary of the date hereof (the “
End Date
”); provided, however, that if on the End Date the condition set forth in
Section
 9.1(c)
shall not have been satisfied but all other conditions set forth in
Section
 9.1
,
Section
 9.2
and
Section
 9.3
shall have been satisfied or waived in accordance with this Agreement, then the End Date shall be extended, if Parent or the Company notifies the other Party in writing on or prior to the End Date, to 11:59 P.M. New York City Time on the twelve-month anniversary of the date hereof; provided, further, that the right to terminate this Agreement under this
Section
 10.1(b)(i)
shall not be available to a Party if such Party’s breach of any of its obligations under this Agreement shall have proximately caused the failure of the Closing to occur on or before the End Date;
(ii) if there shall have been issued an Order by a Governmental Authority of competent jurisdiction having jurisdiction over a material portion of the business of the Company, Parent or Merger Sub Inc. (or the effect of which would have a material effect on any of the Company, Parent or Merger Sub Inc.) permanently prohibiting the Merger or the Parent Stock Issuance and such Order shall have become final and non-appealable;
provided however, that the right to terminate this Agreement under this
Section
 10.1(b)(ii)
shall not be available to a Party if such Party’s breach of its obligations under this Agreement shall have proximately caused such Order to have been issued;
(iii) if the Company Stockholders’ Meeting shall have concluded and the Company Stockholder Approval shall not have been obtained; or
(c) by Parent:
(i) a Company Adverse Recommendation Change shall have occurred; or
(ii) if the Company shall have breached or failed to perform any of its (A) representations or warranties or (B) covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in
Section
 9.2(a)
or
Section
 9.2(b)
and is incapable of being cured by the Company by the End Date, or, if capable of being cured by the End Date, shall not have been cured by the End Date (following receipt from Parent of written notice of such breach or failure to perform); provided, that if such breach or failure to perform is capable of being cured by the Company by the End Date and the Company ceases using reasonable best efforts to cure such breach or failure to perform following written notice from Parent, Parent shall have the right to terminate this Agreement pursuant to this
Section
 10.1(c)(ii)
; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this
Section
 10.1(c)(ii)
if Parent or Merger Sub Inc. is then in breach of any of its representations, warranties, covenants or agreements such that the Company has the right to terminate this Agreement pursuant to
Section
 10.1(d)(i)
.
(d) by the Company:
(i) if Parent or Merger Sub Inc. shall have breached or failed to perform any of its (A) representations or warranties or (B) covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in
Section
 9.3(a)
or
Section
 9.3(b)
and (ii) is incapable of being cured by Parent or Merger Sub Inc. by the End Date, or, if capable of being cured by the End Date, shall not have been cured by the End Date (following receipt from the Company of written notice of such breach or failure to perform); provided, that if such breach or failure to perform is capable of being cured by Parent or Merger Sub Inc. by the End Date and Parent or Merger Sub Inc. cease using reasonable best efforts to cure such breach or failure to perform following written notice from the Company, the Company shall have the right to terminate this Agreement pursuant to this
Section
 10.1(d)(i)
; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this
Section
 10.1(d)(i)
if the Company is then in breach of any of its representations, warranties, covenants or agreements such that Parent has the right to terminate this Agreement pursuant to
Section
 10.1(c)(ii)
; or
(ii) if (A) the Company Board or Company Special Committee authorizes the Company to enter into an agreement with respect to a Superior Proposal that did not result from a breach of
Section
 6.4
in accordance with the terms of
Section
 6.4
, (B) substantially concurrent with the termination of this Agreement, the Company enters into an agreement providing for a Superior Proposal that did not result from a breach of
Section
 6.4
and (C) prior to or concurrently with the termination of this Agreement, the Company pays to Parent (or, in the event Parent has not provided wire instructions for such a payment to Company, to an account established by Company for the sole benefit of Parent) in immediately available funds any fees required to be paid pursuant to
Section
 10.3
.
Section
 10.2
Effect of Termination
. In the event of the termination of this Agreement by either Parent or the Company as provided in
Section
 10.1
, written notice thereof shall forthwith be given by the terminating Party to the other Party specifying the provision hereof pursuant to which such termination is made. In the event of the termination of this Agreement in compliance with
Section
 10.1
, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party), other than the Confidentiality Agreement, this
Section
 10.2
,
Section
 10.3
, and
Article XI
, which provisions shall survive such termination and remain in full force and effect; provided, however, that nothing in this
Section
 10.2
shall relieve any Party from liability for any Fraud or Willful Breach of this Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity. No termination of this Agreement shall affect the rights and remedies of the Parties contained in the Confidentiality Agreement.
Section
 10.3
Termination Fees; Expense Reimbursement
.
(a) In the event that this Agreement is terminated by (i) Parent pursuant to
Section
 10.1(c)(i)
(
Company Adverse Recommendation Change
), (ii) the Company pursuant to
Section
 10.1(d)(ii)
(
Superior Proposal
) or (iii) Parent or the Company pursuant to
Section
 10.1(b)(iii)
(
No Company Stockholder Approval
) and at the time of such termination pursuant to
Section
 10.1(b)(iii)
(
No Company Stockholder Approval
), Parent had the right to

terminate this Agreement pursuant to
Section
 10.1(c)(i)
(
Company Adverse Recommendation Change
), then, in each case, the Company shall pay to Parent a fee in the amount of $8,000,000 (the “
Company Termination Fee
”) at or prior to the termination of this Agreement in the case of a termination described in clause (ii)
 or as promptly as practicable (and, in any event, within two (2) Business Days following such termination) in the case of a termination described in clause (i)
 or
(iii)
.
(b) In the event that (i) this Agreement is terminated by the Company or Parent pursuant to
Section
 10.1(b)(i)
(
End Date
) or
Section
 10.1(b)(iii)
(
No Company Stockholder Approval
), or in the event that this Agreement is terminated by Parent pursuant to
Section
 10.1(c)(ii)
(
Company Breach
), and (ii) at any time after the date of this Agreement (A) prior to such termination pursuant to
Section
 10.1(c)(ii)
(
Company Breach
) or
Section
 10.1(b)(i)
(
End Date
), a bona fide Company Acquisition Proposal shall have been publicly announced or publicly made known and not withdrawn or (B) prior to the Company Stockholders’ Meeting (in the case of a termination pursuant to
Section
 10.1(b)(iii)
(
No Company Stockholder Approval
)) a Company Acquisition Proposal shall have been publicly announced or publicly made known and not withdrawn prior to the Company Stockholders’ Meeting, and (ii) within nine (9) months after such termination, (x) the Company shall have entered into an agreement with respect to any Company Acquisition Proposal or (y) any Company Acquisition Proposal shall have been consummated (in each case of clause (x)
 and
(y)
, whether or not such Company Acquisition Proposal is the same as the original Company Acquisition Proposal publicly made known or publicly announced), then, in any such event, the Company shall pay to Parent the Company Termination Fee immediately prior to or concurrently with the occurrence of either of the events described in the foregoing clauses (x)
 or
(y)
; provided, however, that for purposes of the definition of “Company Acquisition Proposal” in this
Section
 10.3(b)
, references to “20%” and “80%” shall be replaced by “50%”.
(c) In the event that this Agreement is terminated by either the Company or Parent pursuant to
Section
 10.1(b)(iii)
(
No Company Stockholder Approval
), then the Company shall pay to Parent the Expenses. Any Expenses due under this
Section
 10.3(c)
shall be paid no later than three (3) Business Days after receipt by the Company of documentation supporting such Expenses and shall be credited against the Company Termination Fee (if any when paid). “
Expenses
” means the reasonable and documented
out-of-pocket
fees and expenses incurred or paid by or on behalf of Parent and its Affiliates in connection with the Merger or the other transactions contemplated by this Agreement, or related to the authorization, preparation, negotiation, execution and performance of this Agreement, in each case including all reasonable and documented fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Parent and its Affiliates; provided that the aggregate amount of Expenses reimbursable shall not exceed $3,000,000.
(d) The Parties acknowledge and agree that the agreements contained in this
Section
 10.3
are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this
Section
 10.3
, and, in order to obtain such payment, Parent commences a suit, then the non-prevailing
party in such suit shall pay the prevailing party’s costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with, in the case Parent is the prevailing party, interest on the amount due pursuant to this
Section
 10.3
from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. All payments under this
Section
 10.3
shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or the Company, as applicable. In no event shall a Company Termination Fee be payable more than once.
(e) Each Party agrees that notwithstanding anything in this Agreement to the contrary (other than with respect to claims for, or arising out of or in connection with Fraud or Willful Breach or the equitable remedies set forth in
Section
 11.2
and
Section
 11.4
) (A) the payment of the Company Termination Fee shall be the sole and exclusive monetary remedy of Parent, its Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives against the Company or any of its Representatives, Affiliates, officers, directors or employees for, and (B) in no event will Parent or any other such person seek to recover any other money damages or seek any other remedy (including any remedy for specific performance) based on a claim in law or equity with respect to, (1) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement and (C) none of the Company or any Affiliates or Representatives of the Company shall have any further liability or obligation to another Party relating to or arising out of this Agreement.
ARTICLE XI
MISCELLANEOUS
Section
 11.1
No Survival of Representations and Warranties
. None of the representations and warranties in this Agreement or in any schedule, certificate, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This
Section
 11.1
shall not limit
Section
 10.2
,
Section
 10.3
or any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.
Section
 11.2
Amendment and Modification
. Subject to applicable Law, this Agreement may be amended, modified or supplemented in any and all respects by written agreement of the Parties at any time prior to or after the adoption and approval of this Agreement by the Company’s stockholders, but, after any such adoption and approval, no amendment shall be made which by Law would require the further approval of the Company’s stockholders without first obtaining such further approval; provided, however, that any amendment, modification or supplement to
Section
 3.1(a)
,
(b)
, or
(c)
,
Section
 6.2
, Section 9.1(a) or this proviso shall also require the consent of the Investor Persons. A termination of this Agreement pursuant to
Section
 10.1
or an amendment or waiver of this Agreement pursuant to
Section
 11.2
or
Section
 11.3
shall, in order to be effective, require, in the case of Parent, Merger Sub Inc. and the Company, action by their respective board of directors or sole member, as applicable, and the express written approval of such termination, amendment or waiver, in the case of Parent and the Company, by the Parent Special Committee and the Company Special Committee, as applicable.
Section
 11.3
Extension; Waiver
. At any time prior to the Effective Time, Parent or Merger Sub Inc., on the one hand, or the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement of the other Parties or (c) waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement. Except as required by applicable Law, no waiver of this Agreement shall require the approval of the stockholders of either Parent or the Company. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement. The Parties acknowledge and agree that Parent shall act on behalf of Merger Sub Inc. and the Company may rely on any notice given by Parent on behalf of Merger Sub Inc. with respect to the matters set forth in this
Section
 11.3
. Notwithstanding anything to the contrary herein, the condition set forth in
Section
 9.1(a)
shall not be waived without the approval of the Investor Persons.
Section
 11.4
Expenses
. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense. Notwithstanding the foregoing, Parent shall pay any and all fees and expenses, other than the Company’s attorneys’ fees, incurred in connection with the filing by the Parties of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice of other document under any applicable foreign Competition Law.
Section
 11.5
Disclosure Letter References
. Each Disclosure Letter shall, for all purposes in this Agreement, be arranged in numbered and lettered parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Agreement. Each item disclosed in a Party’s Disclosure Letter shall constitute an exception to, or as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes express reference and shall also be deemed to be disclosed or set forth for the purposes of every other part in such Party’s Disclosure Letter relating to such Party’s representations and warranties (or covenants, as applicable) set forth in this Agreement to the extent a cross-reference within such Disclosure Letter is expressly made to such other part in such Disclosure Letter, as well as to the extent that the relevance of such item as an exception to, or as applicable, disclosure for purposes of, such other section of this Agreement is reasonably apparent from the face of such disclosure.
Section
 11.6
Notices
. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand or by facsimile (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective Parties at the following addresses (or to such other Persons or at such other address for a Party as shall be specified in a written notice given in accordance with this
Section
 11.6
):
if to Parent or Merger Sub Inc., to:
ProFrac Holding Corp.
333 Shops Boulevard, Suite 301
Willow Park, TX 76087
Attention: Robert Willette
Email: robert.willette@profrac.com
and
c/o Parent Special Committee
333 Shops Boulevard, Suite 301
Willow Park, TX 76087
Attention: Terry Glebocki
Email: robert.willette@profrac.com
with a copy (which shall not constitute notice) to:
Brown Rudnick LLP
1 Financial Center
Boston, MA 02111
Attention: Sam Williams
Facsimile:
Email: SWilliams@brownrudnick.com
and
Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
Attention: Douglas E. Bacon, P.C., Debbie P. Yee, P.C., Emily
Lichtenheld
Facsimile: (713)
836-3601
Email: doug.bacon@kirkland.com, debbie.yee@kirkland.com,
emily.lichtenheld@kirkland.com

if to the Company, to:
U.S. Well Services, Inc.
1360 Post Oak Blvd., Suite 1800
Houston, TX 77056
Attention: Kyle O’Neill, Chief Executive Officer
Email: koneill@uswellservices.com
And
David Treadwell
391 Gull Lake Island
Richland, Michigan 49083
United States of America
Email: david.treadwell@epcorp.com
with a copy (which shall not constitute notice) to:
Porter Hedges LLP
1000 Main Street, 36
th
Floor, Houston, Texas 77389
Attention: Corey C. Brown, Adam K. Nalley
Facsimile: (713)
226-6244
Email: cbrown@porterhedges,com, analley@porterhedges.com
and
Paul Hastings LLP
101 California Street, 48th Floor
San Francisco, CA 94111
Attention: Steve Camahort
Facsimile: (415)
856-7361
Email: stevecamahort@paulhastings.com
if to the Investor Person, to:
Crestview Advisors, L.L.C.
590 Madison Avenue, 42nd Floor
New York, New York 10022
Attention: Adam J. Klein, Ross A. Oliver
Email: aklein@crestview.com; roliver@crestview.com
with a copy (which shall not constitute notice) to:
Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700
Houston, TX 77002
Attention: Stephen M. Gill; Crosby Scofield
Email: sgill@velaw.com; cscofield@velaw.com
Section
 11.7
Counterparts
. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.
Section
 11.8
Entire Agreement; No Third Party Beneficiaries
. This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein), the Confidentiality Agreement and any agreements entered into contemporaneously herewith (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between Parent and the Company and among the Parties with respect to the subject matter hereof and thereof (provided, that any provisions of the Confidentiality Agreement conflicting with this Agreement shall be superseded by this Agreement) and (b) are not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties and their respective successors and permitted assigns, except (i) for the rights of the holders of Company Stock following the Effective Time to receive the Merger Consideration in accordance with
Article III
, and (ii) as provided in
Section
 6.2(c)
,
Section
 7.4
and in
Section
 10.3(e)
(in each case which will be to the benefit of the parties referenced in such sections); provided, that notwithstanding the foregoing clause (b)
, following the Effective Time, the provisions of
Section
 7.4
shall be enforceable by each Company Indemnified Party hereunder and his or her heirs and his or her representatives.
Section
 11.9
Severability
. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party hereto. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section
 11.10
Assignment
. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other Parties (which shall include, in all cases, the prior written consent of the Company Special Committee and the Parent Special Committee), and any such assignment without such consent shall be null and void; provided, that Parent may designate, prior to the Effective Time, by written notice to the Company, another wholly owned direct or indirect Subsidiary of Parent with respect to which the representations and warranties of such Subsidiary must be true and correct in all respects hereunder to be a party to the Merger in lieu of Merger Sub Inc., in which event all references herein to Merger Sub Inc. shall be deemed references to such other Subsidiary (except with respect to representations and warranties made herein with respect to Merger Sub Inc. as of the date of this Agreement) and all representations and warranties made herein with respect to Merger Sub Inc. as of the date of this Agreement shall also be made with respect to such other Subsidiary as of the date of such designation; provided, that such assignment shall not relieve Parent of its obligations hereunder or otherwise enlarge, alter or change any obligation of any other party hereto or due to Parent or such other Subsidiary; and provided further, that such assignment does not adversely affect the Merger or the timing thereof in any way. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
Section
 11.11
Governing Law
. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement shall be governed and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.
Section
 11.12
Enforcement; Exclusive Jurisdiction
.
(a) The rights and remedies of the Parties shall be cumulative (and not alternative). The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to the limitations in
Section
 10.3(d)
the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the obligations to consummate the

Merger, in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of Delaware without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.
(b) In addition, each of the Parties irrevocably (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of or relates to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, and (iv) consents to service of process being made through the notice procedures set forth in
Section
 11.6
.
Section
 11.13
WAIVER OF JURY TRIAL
. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY, (IV) AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS
SECTION 11.13
.
Section
 11.14
Specific Performance
. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof for which money damages, even if available, would not be an adequate remedy, and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts referred to in
Section
 11.12
, in addition to any other remedy to which such Party may be entitled under this Agreement. The Parties further agree to waive any requirement for the securing or posting of any bond in connection with such remedy, and that such remedy shall be in addition to any other remedy to which a Party is entitled at law or in equity. To the extent any party hereto brings a Claim to enforce specifically the performance of the terms and provisions of this Agreement (other than a Claim to enforce specifically any provision that expressly survives termination of this Agreement), the End Date shall automatically be extended to (i) the 20th Business Day following the resolution of such Claim (if the End Date would otherwise occur on or prior to such date) or (ii) such other time period established by the court presiding over such Claim.
[
The remainder of this page has been intentionally left blank; the next page is the signature page.
]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

U.S. WELL SERVICES, INC.

By:	/s/ Josh Shapiro
Name:	Josh Shapiro
Title:	Chief Financial Officer

PROFRAC HOLDING CORP.

By:	/s/ Matthew D. Wilks
Name:	Matthew D. Wilks
Title:	Executive Chairman

THUNDERCLAP MERGER SUB I, INC.

By:	/s/ Matthew D. Wilks
Name:	Matthew D. Wilks
Title:	Executive Chairman
[
Signature Page to Agreement and Plan of Merger
]

Exhibit A
FIRST AMENDMENT
TO
CONVERTIBLE SENIOR SECURED (THIRD LIEN) PIK NOTE
1
This FIRST AMENDMENT TO CONVERTIBLE SENIOR SECURED (THIRD LIEN) PIK NOTE dated as of June 21, 2022 (this “
Amendment
”) is entered into by and between U.S. WELL SERVICES, INC., a Delaware corporation (“
Maker
”), and the undersigned payee (the “
Payee
”).
WHEREAS, reference is made to those certain Convertible Senior Secured (Third Lien) PIK Note dated as of June 24, 2021, in each case by and between Maker and Payee (the “
Note
”);
WHEREAS, on June 21, 2022, Maker, ProFrac Holding Corp., a Delaware corporation (“
Parent
”), and Thunderclap Merger Sub I, Inc., a Delaware corporation and an indirect subsidiary of Parent (“
Merger Sub Inc.
”), have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “
Merger Agreement
”), providing for, among other things, the merger of Merger Sub Inc. with and into Maker, with Maker surviving the merger as the surviving corporation pursuant to the terms and conditions of the Merger Agreement; and
WHEREAS, Maker and Payee desire to amend certain provisions of the Note, as set forth in greater detail and subject to the terms and conditions outlined in this Amendment.
NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereby agree as follows:
1.
Capitalized Terms
. Capitalized terms used in this Amendment without definition that are defined in the Note shall have the same meanings herein as therein.
2.
Interest
. This note is hereby amended by amending and restating Section 2 as follows:
Interest shall begin to accrue on the unpaid principal balance of this Note, if any, commencing on June 24, 2021 and continuing through July 9, 2022 at the rate of sixteen percent (16%) per annum calculated on the basis of a 360 day year and actual days elapsed. Accrued and unpaid interest shall be calculated on this Note on the last day of each March, June, September and December, commencing September 30, 2021, and on July 9, 2022 and the Merger Agreement Termination Date (as defined below), and shall be added on each such date to the unpaid principal balance of this Note (rounded up to the nearest $1.00) (the “
PIK Interest
”). PIK Interest, upon being added to the unpaid principal balance of this Note, shall no longer be deemed to be accrued and unpaid interest on the outstanding principal amount. References herein and in the Agreement to the “principal amount” of the Notes includes any increases in the principal amount of the outstanding Notes as a result of the PIK Interest. Accrued and unpaid interest on this Note shall also be due and payable on the Maturity Date under the terms set forth in Section 3. Notwithstanding anything to the contrary herein, in the event that the Merger Agreement is terminated (the date of such termination, the “
Merger Agreement Termination Date
”), interest shall be deemed to have accrued on the unpaid principal balance of this Note from July 9, 2022 through the Merger Agreement Termination Date and shall accrue from the Merger Agreement Termination Date until repayment of this Note in full, and in each such case otherwise in accordance with the terms set forth in the preceding sentences of this Section 2.
3.
Conversion
. The Note is hereby amended by adding a new Section 6(f) as follows:
(f) Notwithstanding anything to the contrary herein, subject to Maker obtaining the Company Stockholder Approval (as defined in that certain Agreement and Plan of Merger, dated as of June 21, 2022, by and among ProFrac Holding Corp., a Delaware corporation, Maker and the other parties thereto (as the

1	Note to Draft: To be updated for each note.

same may be amended from time to time, the “
Merger Agreement
”)) and in accordance with Section 3.1(b) of the Merger Agreement, immediately prior to the Effective Time (as defined in the Merger Agreement), Maker shall convert all of the outstanding principal and interest then owing under this Note into a number of shares of Class A Common Stock equal to the quotient obtained by dividing (A) the amount of such outstanding principal and interest owing through the date immediately prior to the date of conversion, by (B) the Merger Conversion Price. The “
Merger Conversion Price
” shall initially be $1.22, which may be adjusted from time to time in the same manner as the Conversion Price as set forth in
Section
 6(d)
. The issuance of Class A Common Stock pursuant to this
Section
 6(f)
shall not require Maker to comply with the NASDAQ listing requirements in
Section
 7(i)
unless failure to do so would have an adverse effect on Payee.
4.
Share Limitations
. The Note is hereby amended by amending and restating the first sentence of Section 7 as follows:
Notwithstanding the provisions set forth in
Section
 3
,
Section
 6
or anywhere else in this Note (but subject to the last sentence of Section 6(f)), (i) no shares of Class A Common Stock will be issued under this Note unless and until the Company shall have submitted a Listing of Additional Shares to the NASDAQ covering all the shares of Class A Common Stock issuable pursuant to this Note (the “Listing Application”) and NASDAQ shall have completed its review of, and approved, such listing application, (ii) no shares of Class A Common Stock will be issued under this Note to the extent such issuance would constitute a “change of control” under the Nasdaq’s listing rules (the “Change of Control Limitation”) or would be in excess of the number of shares of Class A Common Stock authorized and available for issuance under the Company’s charter (the “Charter Limitation”), and (iii) the total number of shares of Class A Common Stock that may be issued under the Equity Linked Notes at a price per share which is less than the Conversion Price, when combined with any other shares of Class A Common Stock which may be aggregated with such issuances under applicable NASDAQ rules for this purpose, will not exceed the number permitted under such applicable NASDAQ rules (the “Exchange Cap”), unless stockholder approval is obtained in order to comply with, satisfy or remove, as applicable, the Change of Control Limitation, the Charter Limitation, or the Exchange Cap, as applicable.
5.
Change of Control
. The Note is hereby amended to add the following proviso at the end of the definition of “Change of Control” in
Section
 6(c)
: “;
provided
,
further
, that the transactions contemplated by the Merger Agreement shall be deemed to not be a Change of Control”.
6.
Tax Matters
. Maker and Payee agree to reasonably consult with each other regarding the reporting on any U.S. federal (or applicable state or local) income tax return with respect to the Note, including the accrual of any original issue discount on the Note.
7.
Miscellaneous
.
(a) This Amendment and any covenants and agreements contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b) Except as otherwise expressly set forth herein, nothing herein shall be deemed to constitute an amendment, modification or waiver of any of the provisions of the Note which shall remain in full force and effect as of the date hereof.
(c) This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument. The words “execution,” “signed,” “signature,” and words of similar import in this Amendment shall be deemed to include electronic or digital signatures or electronic records, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based record-keeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001 to 7031), the Uniform Electronic Transactions Act (UETA), or any state law based on the UETA.

A-A-2

(d) This Amendment shall be governed by the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns in accordance with the Note.
[Remainder of page intentionally left blank]

A-A-3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

MAKER :

U.S. WELL SERVICES, INC.

By
Name:
Title:
Signature Page to Note Amendment

A-A-4

PAYEE:

By:
Name:
Title:
Signature Page to Note Amendment

A-A-5

Exhibit B
U.S. WELL SERVICES, INC.

FIRST AMENDMENT TO THE
CERTIFICATE OF DESIGNATIONS
Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK
(Par Value $0.0001 Per Share)
U.S. Well Services, Inc. (the “
Corporation
”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “
General Corporation Law
”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “
Board of Directors
”) by the Second Amended and Restated Certificate of Incorporation of the Corporation (as amended from time to time in accordance with its terms and the General Corporation Law, the “
Certificate of Incorporation
”), which authorizes the Board of Directors, by resolution, to provide out of the unissued shares of the preferred stock (the “
Preferred Stock
”) for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights (if any), designations, powers, preferences and relative, participating, optional, special and other rights (if any) of each such series and any qualifications, limitations and restrictions thereof, and in accordance with the provisions of Section 151 of the General Corporation Law, the Board of Directors duly adopted on June [•], 2022 the following recitals and resolutions:
WHEREAS, the Board of Directors previously fixed the rights, preferences, restrictions and other matters relating to a Series A Redeemable Convertible Preferred Stock (hereinafter referred to as the “
Series A Preferred Stock
”), consisting of up to 55,000 shares of the Series A Preferred Stock which the Corporation has the authority to issue, as set forth in that certain Certificate of Designations of the Series A Preferred Stock dated May 24, 2019 (the “
Certificate of Designations
”);
WHEREAS, pursuant to Section 7.14(b) of the Purchase Agreement among the Corporation and the purchasers party thereto dated May 23, 2019, such parties agreed not to treat the Series A Preferred Stock as “preferred stock” within the meaning of Section 305 of the Internal Revenue Code of 1986, as amended, and U.S. Treasury Regulation §
1.305-5
for U.S. federal income tax and withholding tax purposes;
WHEREAS, on June [●], 2022, the Corporation, ProFrac Holding Corp., a Delaware corporation (“
Parent
”), and Thunderclap Merger Sub I, Inc., a Delaware corporation and an indirect subsidiary of Parent (“
Merger Sub Inc
”), have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “
Merger Agreement
”), providing for, among other things, the merger of Merger Sub Inc. with and into the Corporation, with the Corporation surviving the merger as the surviving corporation pursuant to the terms and conditions of the Merger Agreement.
WHEREAS, the Board of Directors wishes to amend the Certificate of Designations in accordance with the General Corporation Law; and
WHEREAS, the Board of Directors has determined that the amendments to the terms of the Series A Preferred Stock set forth in this First Amendment to the Certificate of Designations do not adversely affect the rights, preferences, privileges or powers of the Series A Preferred Stock.

A-B-1

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby amend the Certificate of Designations and the rights, preferences, restrictions and other matters relating to the Series A Preferred Stock as follows:
1.
Conversion
. The Certificate of Designations is hereby amended by adding a new Section 7(q) as follows:
(q) Each holder of Series A Preferred Stock shall have the option, exercisable by delivery of a Conversion Notice to the Corporation, to convert all of such holder’s shares of Series A Preferred Stock into Class A Common Stock at the Merger Conversion Ratio (such conversion, a “
Merger Conversion
”). The Corporation shall cause the effective date for the delivery of shares of Class A Common Stock issued in a Merger Conversion to be the Business Day on which the Conversion Notice is received. The “
Merger Conversion Ratio
” means, for each share of Series A Preferred Stock, the quotient of (i) its Liquidation Preference as of the date of the conversion and (ii) Merger Conversion Price. The “
Merger Conversion Price
” shall initially be $1.22, which may be adjusted from time to time in the same manner as the Conversion Price as set forth in Section 7(g).
2.
CoC Forced Conversion.
The following shall be added at the beginning of Section 7(d) of the Certificate of Designations: “Subject to a holder’s right to elect a Merger Conversion,”.
3. Effective Date.
This First Amendment to the Certificate of Designations shall become effective on [•], 2022.
[The Remainder of this Page Intentionally Left Blank]

A-B-2

IN WITNESS WHEREOF, U.S. Well Services, Inc. has caused this First Amendment to the Certificate of Designations to be duly executed this [●] day of, 2022.

U.S. WELL SERVICES, INC.

By:
Name:
Title:
[Signature Page to Certificate of Designations]

A-B-3

Exhibit C
AMENDMENT
TO
PERFORMANCE AWARDS
This AMENDMENT TO PERFORMANCE AWARDS dated as of June 21, 2022 (this “
Amendment
”) is entered into by and between U.S. WELL SERVICES, INC., a Delaware corporation (“
Company
”), and the undersigned recipient (the “
Participant
”) of one or more Performance Awards (Pool A) (each, a “
Pool A Performance Award
”) and/or one or more Performance Awards (Pool B) (each, a “
Pool B Performance Award
”), each granted under the U.S. Well Services, Inc. Amended and Restated 2018 Stock Incentive Plan (as amended, the “
Plan
”).
WHEREAS, on June 21, 2022, the Company, ProFrac Holding Corp., a Delaware corporation (“
Parent
”), and Thunderclap Merger Sub I, Inc., a Delaware corporation (“
Merger Sub
”
), have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “
Merger Agreement
”), providing for, among other things, the merger of Merger Sub Inc. with and into the Company, with the Company surviving the merger as the surviving corporation pursuant to the terms and conditions of the Merger Agreement; and
WHEREAS, the Company and Participant desire to amend each Pool A Performance Award and/or Pool B Performance Award granted to and held by Participant as set forth in greater detail and subject to the terms and conditions outlined in this Amendment.
NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereby agree as follows:
1.
Capitalized Terms
. Capitalized terms used in this Amendment without definition that are defined in the Merger Agreement shall have the same meanings herein as therein.
2.
Payment Upon Merger
. Each Pool A Performance Award and Pool B Performance Award (collectively, the “
Awards
”) granted to and held by Participant is hereby amended by adding the following:
Notwithstanding anything to the contrary herein, conditioned upon the consummation of the Merger, immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Participant, (i) each then-outstanding Pool A Award granted to and held by Participant shall be cancelled and converted into the right to receive the Merger Consideration payable pursuant to Section 3.2 of the Merger Agreement with respect to the number of Pool A Amended Payout Shares subject to such Pool A Performance Award, and (ii) each then-outstanding Pool B Award granted to and held by Participant shall be cancelled and converted into the right to receive the Merger Consideration payable pursuant to Section 3.2 of the Merger Agreement with respect to the number of Pool B Amended Payout Shares subject to such Pool B Performance Award, in each of clauses (i) and (ii), payable at the time specified therein without any interest thereon and less applicable Tax withholding.
3.
Termination
. Notwithstanding anything to the contrary herein, in the event the Merger Agreement is terminated prior to the consummation of the Merger, this Amendment shall terminate.
4.
Miscellaneous
.
(a) This Amendment and any covenants and agreements contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b) Except as otherwise expressly set forth herein, nothing herein shall be deemed to constitute an amendment, modification or waiver of any of the provisions of the Awards which shall remain in full force and effect as of the date hereof. Without limiting the generality of the foregoing, any vesting or forfeiture conditions applicable to such Awards shall continue in accordance with their terms from and after the date of this Agreement.

A-C-1

(c) This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument. The words “execution,” “signed,” “signature,” and words of similar import in this Amendment shall be deemed to include electronic or digital signatures or electronic records, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based record-keeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001 to 7031), the Uniform Electronic Transactions Act (UETA), or any state law based on the UETA.
(d) This Amendment shall be governed by the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns in accordance with the Awards.
(e) This Amendment is intended to comply with Section 409A of the Code, including compliance with the payment times as provided in Awards prior to this Amendment to the extent required by Section 409A of the Code. Nothing in this Amendment shall be construed to change the time or form of payment for purposes of Section 409A of the Code.
[Remainder of page intentionally left blank]

A-C-2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY :

U.S. WELL SERVICES, INC.

By
Name:
Title:

PARTICIPANT :

By
Name:
Signature Page to Performance Award Amendment

A-C-3

Annex B
PROFRAC HOLDING CORP.
UNANIMOUS WRITTEN CONSENT
OF THE STOCKHOLDERS
The undersigned stockholders (the “
Stockholders
”) of ProFrac Holding Corp., a Delaware corporation (the “
Company
”), holding shares of capital stock of the Company representing at least a majority of the Company’s outstanding shares of Class A common stock, par value $0.01 per share, and Class B common stock, par value $0.01 per share, do hereby consent with respect to all shares held by them, to adopt the following resolutions by written consent in lieu of a meeting in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware (the “
DGCL
”) and Section 2.14 of the Amended and Restated Bylaws of the Company, which consent may be delivered in any number of counterparts (including by electronic signature or other electronic transmission):

WHEREAS :	The Board of Directors of the Company (the “
Board
”) has approved the Agreement and Plan of Merger by and among the Company, Thunderclap Merger Sub I, Inc. (“
Merger Sub Inc.
”) and U.S. Well Services, Inc. (the “
Target
”), in the form attached hereto as
Exhibit A
(the “
Merger Agreement
”), pursuant to which Merger Sub Inc. will merge with and into the Target, with the Target surviving as a wholly owned indirect subsidiary of the Company (the “
Merger
”).

WHEREAS :	Pursuant to the terms of the Merger Agreement and in connection with the Merger, the Company will issue shares of Class A common stock, par value $0.01, to the holders of Class A common stock of the (the “
Company Share Issuance
”).

WHEREAS :	Pursuant to the listing rules of the Nasdaq Global Select Market, the Company Share Issuance requires the approval of a majority of the Company’s stockholders entitled to vote thereon.

WHEREAS :	The Board has resolved that the Merger is fair, advisable and in the best interests of the Company and its stockholders and has recommended that the stockholders vote in favor of the approval of the Company Share Issuance.
NOW THEREFORE, BE IT:
Approval of the Company Share Issuance

RESOLVED:	That the Company Share Issuance be, and hereby is, authorized and approved in all respects.

RESOLVED:	That the officers of the Company (the “
Authorized Officers
”) be, and each acting singly hereby is, authorized and directed to do or cause to be done any and all such acts and things as they may deem necessary or desirable for the performance in full of all obligations of the Company under the Merger Agreement in connection with the Company Share Issuance (such determination to be exclusively evidenced by the taking of such action or the execution and delivery thereof by any such Authorized Officer).
Omnibus Resolutions

RESOLVED:	That the Authorized Officers, be, and they hereby are authorized, in the name and on behalf of the Company, and with the corporate seal as necessary or desirable, to execute, make oath to, acknowledge, and deliver any and all instruments and documents and to perform all such other acts as may be necessary or appropriate for the purpose of carrying out all of the foregoing resolutions, the execution of any such instrument or document or the performance of any such other act to be conclusive evidence of the necessity or appropriateness thereof, and the Authorized Officers are hereby authorized and directed to employ such agents, and to pay such expenses as such Authorized Officer may deem necessary or appropriate in order to fully carry out the intent and accomplish the purposes of the foregoing resolutions.

RESOLVED:	That all acts and deeds previously performed by any officer, employee of, or counsel for, the Company prior to the date of these resolutions that are within the authority conferred hereby are hereby ratified, approved and confirmed in all respects as the authorized acts and deeds of the Company.

[
Signature Pages Follow
]

IN WITNESS WHEREOF, the undersigned have executed this Written Consent by unanimous written consent of the Stockholders of ProFrac Holding Corp. this 21st day of June, 2022. This Written Consent may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

STOCKHOLDERS:

THRC HOLDINGS, LP

By: THRC Management, LLC, its General Partner

By:	/s/ Dan H. Wilks
Name:	Dan H. Wilks
Title:	Manager

FARRIS WILKS

By:	/s/ Farris Wilks
[
Signature Page to PFHC Stockholder Consent — Approval of the Company Share Issuance
]

Exhibit A
Merger Agreement
(reproduced in Annex A)
[
Signature Page to PFHC Stockholder Consent — Approval of the Company Share Issuance
]

Annex C

Jefferies LLC
520 Madison Avenue
New York, NY 10022
tel
212.284.2300
Jefferies.com
June 21, 2022
Special Committee of the Audit Committee
 of the Board of Directors of
ProFrac Holding Corp.
333 Shops Boulevard, Suite 301
Willow Park, Texas 76087
Members of the Special Committee:
We understand that U.S. Well Services, Inc. (the “Company”), ProFrac Holding Corp. (“Parent”), and Thunderclap Merger Sub I, Inc., an indirect subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving corporation, in a transaction in which each outstanding share of Class A common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock held in the treasury of the Company or owned, directly or indirectly, by the Company, Parent or Merger Sub immediately prior to the time of the Merger, all of which shares will be cancelled, will be converted into the right to receive 0.0561 (the “Exchange Ratio”) of a share of Class A common stock, par value $0.01 per share of Parent (the “Parent Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You, the Special Committee of the Audit Committee of the Board of Directors of ProFrac Holding Corp. (the “Special Committee”), have asked for our opinion as to whether the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to Parent.
In arriving at our opinion, we have, among other things:

(i)	reviewed a draft, dated June 21, 2022, of the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information about the Company and Parent;

(iii)
reviewed certain information furnished to us and approved for our use by Parent, including financial forecasts and analyses, relating to the business, operations and prospects of the Company prepared by management of the Company (the “Company Forecasts”);

(iv)
reviewed certain information furnished to us and approved for our use by Parent, including financial forecasts and analyses, relating to the business, operations and prospects of Parent prepared by management of Parent (the “Parent Forecasts”);

(v)
reviewed certain estimates furnished to us and approved for our use by Parent as to potential cost savings and revenue synergies (including the amount and timing thereof) expected by the management of Parent to result from the Merger (the “Synergies”);

(vi)	held discussions with members of senior management of Parent concerning the matters described in clauses (ii) through (v) above;

(vii)
reviewed the share trading price history and valuation multiples for the Company Common Stock and Parent Common Stock and compared them with those of certain publicly traded companies that we deemed relevant;

(viii)
considered certain potential pro forma financial effects of the Merger on Parent utilizing the financial forecasts and estimates relating to Parent and the Company and the potential Synergies referred to above; and

(ix)	conducted such other financial studies, analyses and investigations as we deemed appropriate.
In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to us by Parent or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of Parent that it is not aware of any facts or circumstances that would make any of the foregoing information incomplete, inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance
sheet or otherwise), nor did we conduct a physical inspection of any of the properties or facilities of, the Company or Parent, and we have not been furnished with and assume no responsibility to obtain, any such evaluations, appraisals or physical inspections. We have not evaluated the solvency or fair value of the Company, Parent or any other entity under any laws relating to bankruptcy, insolvency or similar matters.
With respect to the financial forecasts provided to and reviewed by us, we note that projecting future results of any company is inherently subject to uncertainty. You have informed us, however, and we have assumed, at your direction, that the Company Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby. We have also assumed, at your direction, that the Parent Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Parent as to the future financial performance of Parent and the other matters covered thereby. With respect to the future financial performance of Parent giving pro forma effect to the Merger, at your direction and with your consent, we have assumed that the Synergies will be realized in the amounts and at the times projected. We express no opinion as to the Company Forecasts or the Parent Forecasts or the assumptions on which they are based, including with respect to the Synergies.
We have relied upon the assessments of the management of Parent as to, among other things, (i) the potential impact on the Company and Parent of market, competitive, seasonal, macroeconomic, geopolitical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the energy industry and the geographic regions and local communities in which the Company and Parent operate, and (ii) the ability of Parent to integrate the businesses of the Company and Parent and to realize the potential Synergies. We have assumed that there will not be any developments with respect to any such matters that would have an adverse effect on the Company, Parent or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.
Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. We further note that the current volatility and disruption in the energy, credit and financial markets relating to, among other things, the
COVID-19
pandemic and armed conflict in or relating to Ukraine, may or may not have an effect on the Company or Parent, and we are not expressing an opinion as to the effects of such volatility or such disruption on the Merger or any party to the Merger.

We have made no independent investigation of, and we express no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to the Company or Parent, and we have assumed the correctness in all respects material to our analyses and opinion of all legal, regulatory, accounting and tax advice given to the Company, Parent and the Special Committee, including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting the Company or Parent or the Merger and legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement and related documents to the Company and Parent and their respective stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of the Company Common Stock or Parent Common Stock. We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Merger or otherwise, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on the Company, Parent or the contemplated benefits of the Merger or that otherwise would be material in any respect to our analyses or opinion.
In addition, we were not requested to and did not provide advice concerning the structure, the specific amount of the Exchange Ratio, or any other aspects of the Merger, or to provide services other than the delivery of this opinion. We were not authorized to and did not solicit any expressions of interest from any other parties with respect to the purchase or sale of all or any part of the Company or Parent or any other alternative transaction. We did not participate in negotiations with respect to the terms of the Merger and related transactions. Consequently, we have assumed that such terms are the most beneficial terms from Parent’s perspective that could under the circumstances be negotiated among the parties to such transactions, and no opinion is expressed whether any alternative transaction might result in consideration more favorable to Parent than that contemplated by the Merger Agreement.
Our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company or Parent, nor does it address the underlying business decision by the Company or Parent to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein, including the form or structure of the Merger or any term, aspect or implication of any other agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from the Merger or otherwise. We have not been asked to address, and our opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company or Parent or any other party, other than the fairness of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement. We express no view or opinion as to the actual value of Parent Common Stock when issued in connection with the Merger or the price at which shares of the Company Common Stock or Parent Common Stock or any other securities may trade or otherwise be transferrable at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any of the Company’s or Parent’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement or otherwise. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.
It is understood that our opinion is for the use and benefit of the Special Committee (in its capacity as such) in its consideration of the Merger. Our opinion does not constitute a recommendation as to how any holder of shares of the Company Common Stock or Parent Common Stock should vote on the Merger or any matter related thereto.

We have been engaged by Parent to deliver an opinion to the Special Committee in connection with the Merger and will receive a fee for our services, which is payable upon delivery of this opinion. We also will be reimbursed for expenses incurred. Parent has also agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. As you are aware, in the past two years we have not provided financial advisory or financing services to the Company or Parent or their respective affiliates for which we and our affiliates have received compensation. In the ordinary course of our business, we and our affiliates may trade or hold securities or financial instruments (including loans and other obligations) of the Company or Parent and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions or otherwise effect transactions in those securities.
In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, Parent or entities that are affiliated with the Company or Parent, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with Parent, our opinion may not be used or referred to by Parent, or quoted or disclosed to any person in any manner, without our prior written consent.
Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to Parent.

Very truly yours,

JEFFERIES LLC

Annex D
PIPER SANDLER & CO.
Fairness Opinion
June 21, 2022
Board of Directors
U.S. Well Services, Inc.
1360 Post Oak Boulevard
Suite 1800
Houston, Texas
Members of the Board:
You have requested our opinion as to the fairness, from a financial point of view, to the holders (other than the Excluded Holders (as defined below)) of Class A common stock, par value $0.0001 per share (the “Company Common Stock”), of U.S. Well Services, Inc. (the “Company”), of the Exchange Ratio (as defined below), pursuant to the Agreement and Plan of Merger, dated June 21, 2022 (the “Agreement”), to be entered into among the Company, ProFrac Holding Corp. (the “Acquiror”) and Thunderclap Merger Sub I, Inc., an indirect subsidiary of the Acquiror (“Merger Sub”, and collectively with the Company and Acquiror, the “Parties”). The Agreement provides for, among other things, the merger (the “Merger”) of Merger Sub with and into the Company, pursuant to which each outstanding share of Company Common Stock, other than shares of Company Common Stock held by Acquiror (directly or indirectly), the Company (including shares held in treasury) or Merger Sub, will be converted into the right to receive 0.0561 (the “Exchange Ratio”) of a validly issued, fully paid and non-assessable
share of Class A common stock, par value $0.01 per share, of the Acquiror (the “Acquiror Common Stock”). The terms and conditions of the Merger are more fully set forth in the Agreement. “Excluded Holders” means the Parties and each of their controlled affiliates.
In arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of a draft of the Agreement dated June 21, 2022; (ii) reviewed and analyzed certain financial and other data with respect to the Company and the Acquiror which was publicly available, (iii) reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror that were publicly available, as well as those that were furnished to us by the Company; (iv) conducted discussions with members of senior management and representatives of the Company and the Acquiror concerning the matters described in clauses (ii) and (iii) above, as well as their respective businesses and prospects before and after giving effect to the Merger; (v) reviewed the current and historical reported prices and trading activity of Company Common Stock and the Acquiror Common Stock and similar information for certain other companies deemed by us to be comparable to the Company; (vi) compared the financial performance of the Company and the Acquiror with that of certain other publicly traded companies that we deemed relevant; (vii) reviewed the financial terms, to the extent publicly available, of certain business combination transactions that we deemed relevant; (viii) performed a relative discounted cash flow analysis with respect to the Company and the Acquiror; and (ix) performed a contribution analysis. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.
We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us.
We have further relied upon the assurances of the management of the Company and the Acquiror that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and

Piper Sandler & Co.
June 21, 2022

other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company and the Acquiror to which such financial forecasts, estimates and other forward-looking information relate. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. We did not consider the United States federal income tax treatment of the Merger and express no opinion as to the impact of any such tax treatment. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company, the Acquiror and the Agreement.
In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder, in each case in all respects material to our analysis. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company, the Acquiror or the contemplated benefits of the Merger.
In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or the Acquiror, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company, the Acquiror or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company, the Acquiror or any of their affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor the Acquiror is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off,
other than the Merger.
1
This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock or Acquiror Common Stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

1
We note that Acquiror has signed a definitive purchase agreement to purchase Signal Peak Silica’s Monahans sand mine for approximately $90 million. We have not included the potential effects of such acquisition in our analysis.

Piper Sandler & Co.
June 21, 2022

We have been engaged by the Company to act as its financial advisor and we will receive a fee from the Company for providing our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. Our opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services.
We currently own 145,524 shares of Class A common stock in USWS, which we received in connection with our role as financial advisor to the Company in its sale to Matlin & Partners Acquisition Corporation in 2018. Certain members of our deal team have a direct interest in a portion of this position.
We are currently engaged by the Acquiror (i) as its financial advisor in connection with its acquisition of Signal Peak Silica’s Monahans sand mine, which acquisition was announced by Acquiror on June 21, 2022 (see footnote 1) and (ii) as its placement agent to upsize its existing term loan and evaluate further debt refinancing options. We are also currently separately engaged by two entities, in each of which the Acquiror has an equity interest, to evaluate strategic options and capital-raising options, and with respect to the engagement that includes capital-raising options, Acquiror is a potential investor.
In the past, we have provided financial advisory and financing services to the Company, the Acquiror and certain of their affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. We have provided a variety of financial advisory services to the Acquiror and to parties with significant investments in the Acquiror, including: (i) acting as co-manager
in arranging a senior secured credit facility for Acquiror in 2018; (ii) advising an entity on the sale of a large undeveloped property to the Acquiror in 2021; (iii) advising an entity on the sale of such entity’s preferred equity held by a third party to the Acquiror in 2022; (iv) selling a minority equity stake in an entity to the Acquiror in 2022; (v) advising an entity regarding a long-term supply agreement with the Acquiror in return for convertible preferred equity securities of Acquiror in 2022; (vi) serving as exclusive financial advisor on the Acquiror’s acquisition of an entity in 2022; (vii) acting as sole debt placement agent in arranging a senior secured term loan for Acquiror in 2022 to fund a portion of the Acquiror’s acquisition described in the preceding clause; (viii) acting as sole debt placement agent in 2022 in arranging an upsize of the Acquiror’s existing revolving credit facility; and (ix) serving as an active bookrunner on the Acquiror’s initial public offering in 2022. With respect to the services described in clauses (i), (vi), (vii), (viii) and (ix), we realized aggregate gross fees of approximately $12.5 million.
In addition, in the ordinary course of our business, we and our affiliates may actively trade securities of the Company and the Acquiror for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company, the Acquiror or entities that are affiliated with the Company or the Acquiror, for which we would expect to receive compensation.
Consistent with applicable legal and regulatory requirements, Piper Sandler has adopted policies and procedures to establish and maintain the independence of its Research Department and personnel. As a result, Piper Sandler’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Company and the Merger and other participants in the Merger that differ from the views of Piper Sandler’s investment banking personnel.
This opinion is provided to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as

Piper Sandler & Co.
June 21, 2022

to how such stockholder should act or vote or tender their shares or otherwise participate in the Merger, or make any election with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made (including any description of or reference to Piper
Sandler, this opinion or the advice rendered by us in any proxy statement), without our prior written approval. This opinion has been approved for issuance by the Piper Sandler Opinion Committee.
This opinion addresses solely the fairness, from a financial point of view, to holders of Company Common Stock (other than the Excluded Holders) of the proposed Exchange Ratio set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, Acquiror’s ability to fund the merger consideration, any other terms contemplated by the Agreement or the fairness of the Merger to any other class of securities, creditor or other constituency of the Company. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the Exchange Ratio to be received by holders of Company Common Stock in the Merger or with respect to the fairness of any such compensation.
Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock (other than the Excluded Holders) in their capacity as holders of Company Common Stock as of the date hereof.
Sincerely,
PIPER SANDLER & CO.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers
.
The following summary is qualified in its entirety by reference to the General Corporation Law of the State of Delaware (the “
DGCL
”) and to ProFrac’s certificate of incorporation, as amended to date, and ProFrac’s bylaws, as amended to date. Section 102(b)(7) of the DGCL permits a corporation to eliminate the personal liability of its directors for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit. ProFrac’s certificate of incorporation provides the liability of ProFrac’s directors to ProFrac or its stockholders shall be eliminated to the fullest extent permitted by the DGCL, as the same exists or may be amended from time to time.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, indemnification is limited to expenses and no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
ProFrac’s bylaws include provisions that indemnify, to the fullest extent authorized or permitted by law, any person made or threated to be made a party to any action, suit, or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person or such person’s testator or intestate is or was a director, officer, or employee of ProFrac or serves or served at the request of ProFrac at any other enterprise (such as another corporation, partnership, joint venture, trust, other enterprise and non-profit
entity, including service with respect to an employee benefit plan) as a director, officer, or employee. ProFrac’s bylaws also provide that expenses incurred by any such person in defending any such action, suit, or proceeding shall be paid or reimbursed by ProFrac promptly upon receipt by it of an undertaking by such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by ProFrac. Additionally, ProFrac’s bylaws expressly grant ProFrac the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation. ProFrac has entered into indemnification agreements with each of its current directors and officers pursuant to the foregoing provisions. ProFrac will also maintain an insurance policy covering its officers and directors with respect to certain liabilities.

Item 21. Exhibits and Financial Statement Schedules.
The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No.	Document

2.1	Agreement and Plan of Merger, dated as of October 21, 2021, by and between FTS International, Inc., ProFrac Holdings, LLC and ProFrac Acquisitions, Inc. (incorporated by reference to Exhibit 2.1 to ProFrac Holding Corp.’s Registration Statement on Form S-1 (File No. 333-261255) filed with the SEC on November 22, 2021).

2.2	Master Reorganization Agreement, dated as of May 12, 2022, by and among ProFrac Holdings, LLC, ProFrac Holding Corp. and the other parties thereto (incorporated by reference to Exhibit 2.1 to ProFrac Holding Corp.’s Current Report on Form 8-K filed with the SEC on May 18, 2022).

3.1	Amended and Restated Certificate of Incorporation of ProFrac Holding Corp., as filed with the Secretary of State of the State of Delaware on May 17, 2022 (incorporated by reference to Exhibit 3.1 to ProFrac Holding Corp.’s Current Report on Form 8-K filed with the SEC on May 18, 2022).

3.2	Second Amended and Restated Certificate of Incorporation of U.S. Well Services, Inc. (incorporated by reference to Exhibit 3.1 to U.S. Well Services, Inc.’s Current Report on Form 8-K filed with the SEC on November 16, 2018).

3.3	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of U.S. Well Services, Inc., dated as of August 4, 2022 (incorporated by reference to Exhibit 3.1 to U.S. Well Services, Inc.’s Current Report on Form 8-K filed with the SEC on August 5, 2022).

3.4	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation of U.S. Well Services, Inc. (incorporated by reference to Exhibit 3.1 to U.S. Well Services, Inc.’s Current Report on Form 8-K filed with the SEC on October 1, 2021).

3.5	Certificate of Designations dated May 24, 2019, of U.S. Well Services, Inc. (incorporated by reference to Exhibit 3.1 to U.S. Well Services, Inc.’s Current Report on Form 8-K filed with the SEC on May 24, 2019).

3.6	Certificate of Designations dated March 31, 2020, U.S. Well Services, Inc. (incorporated by reference to Exhibit 3.1 to U.S. Well Services, Inc.’s Current Report on Form 8-K filed with the SEC on April 2, 2020).

3.7	First Amendment to Certificate of Designations of the Series B Redeemable Convertible Preferred Stock, dated September 14, 2021 (incorporated by reference to Exhibit 3.1 to U.S. Well Services, Inc.’s Current Report on Form 8-K filed with the SEC on September 17, 2021).

3.8	Amended and Restated Bylaws of ProFrac Holding Corp., effective as of May 17, 2022 (incorporated by reference to Exhibit 3.2 to ProFrac Holding Corp.’s Current Report on Form 8-K filed with the SEC on May 18, 2022).

3.9	Amended and Restated Bylaws of U.S. Well Services, Inc. (incorporated by reference to Exhibit 3.4 to U.S. Well Services, Inc.’s Registration Statement on Form S-1 (File No. 333-216076), filed with the SEC on February 15, 2017).

4.1	Form of Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to ProFrac Holding Corp.’s Registration Statement on Form S-1/A (File No. 333-261255) filed with the SEC on November 30, 2021).

4.2	Registration Rights Agreement, dated as of May 17, 2022, by and among ProFrac Holding Corp., THRC Holdings, LP, Farris C. Wilks and the other parties thereto (incorporated by reference to Exhibit 4.1 to ProFrac Holding Corp.’s Current Report on Form 8-K filed with the SEC on May 18, 2022).

Exhibit No.	Document

4.3	Third Amended and Restated Limited Liability Company Agreement of ProFrac Holdings, LLC, dated as of May 17, 2022 (incorporated by reference to Exhibit 4.2 to ProFrac Holding Corp.’s Current Report on Form 8-K filed with the SEC on May 18, 2022).

4.4	Stockholders’ Agreement, dated as of May 17, 2022, by and among ProFrac Holding Corp., THRC Holdings, LP, Farris C. Wilks, FARJO Holdings, LP and the Farris and Jo Ann Wilks 2022 Family Trust (incorporated by reference to Exhibit 4.3 to ProFrac Holding Corp.’s Current Report on Form 8-K filed with the SEC on May 18, 2022).

4.5	Right Agreement, dated as of December 20, 2021, by and among ProFrac Holdings, LLC and Eagleton Ventures, Inc. (incorporated by reference to Exhibit 4.5 to Amendment No. 2 to ProFrac Holding Corp.’s Registration Statement on Form S-1 (File No. 333-261255) filed with the SEC on March 31, 2022).

4.6	Form of West Munger Registration Rights Agreement (incorporated by reference to Exhibit 4.6 to Amendment No. 3 to ProFrac Holding Corp.’s Registration Statement on Form S-1 (File No. 333-261255) originally filed with the SEC on November 22, 2021).

5.1*	Opinion of Brown Rudnick LLP.

10.1	Form of Voting Agreement, by and among ProFrac Holding Corp. and the stockholders of U.S. Well Services, Inc. party thereto (incorporated by reference to Exhibit 10.1 to ProFrac Holding Corp.’s Current Report on Form 8-K filed with the SEC on June 24, 2022).

10.2	Form of Warrant Purchase Agreement, by and among ProFrac Holding Corp. and the holders of warrants of U.S. Well Services, Inc. party thereto (incorporated by reference to Exhibit 10.2 to ProFrac Holding Corp.’s Current Report on Form 8-K filed with the SEC on June 24, 2022).

10.3	Tax Receivable Agreement, dated as of May 17, 2022, by and among ProFrac Holding Corp., the TRA Holders and the Agents named therein (incorporated by reference to Exhibit 10.1 to ProFrac Holding Corp.’s Current Report on Form 8-K filed with the SEC on May 18, 2022).

10.4	Shared Services Agreement, dated as of May 3, 2022, by and between Wilks Brothers, LLC and ProFrac Holdings II, LLC (incorporated by reference to Exhibit 10.3 to ProFrac Holding Corp.’s Current Report on Form 8-K filed with the SEC on May 18, 2022).

10.5	Indemnification Agreement (Johnathan Ladd Wilks) (incorporated by reference to Exhibit 10.4 to ProFrac Holding Corp.’s Current Report on Form 8-K filed with the SEC on May 18, 2022).

10.6	Indemnification Agreement (Matthew D. Wilks) (incorporated by reference to Exhibit 10.5 to ProFrac Holding Corp.’s Current Report on Form 8-K filed with the SEC on May 18, 2022).

10.7	Indemnification Agreement (James Coy Randle, Jr.) (incorporated by reference to Exhibit 10.6 to ProFrac Holding Corp.’s Current Report on Form 8-K filed with the SEC on May 18, 2022).

10.8	Indemnification Agreement (Lance Turner) (incorporated by reference to Exhibit 10.7 to ProFrac Holding Corp.’s Current Report on Form 8-K filed with the SEC on May 18, 2022).

10.9	Indemnification Agreement (Robert Willette) (incorporated by reference to Exhibit 10.8 to ProFrac Holding Corp.’s Current Report on Form 8-K filed with the SEC on May 18, 2022).

10.10	Indemnification Agreement (Sergei Krylov) (incorporated by reference to Exhibit 10.9 to ProFrac Holding Corp.’s Current Report on Form 8-K filed with the SEC on May 18, 2022).

10.11	Indemnification Agreement (Theresa Glebocki) (incorporated by reference to Exhibit 10.10 to ProFrac Holding Corp.’s Current Report on Form 8-K filed with the SEC on May 18, 2022).

10.12	Indemnification Agreement (Stacy Nieuwoudt) (incorporated by reference to Exhibit 10.11 to ProFrac Holding Corp.’s Current Report on Form 8-K filed with the SEC on May 18, 2022).

Exhibit No.	Document

10.13	Indemnification Agreement (Gerald Haddock) (incorporated by reference to Exhibit 10.12 to ProFrac Holding Corp.’s Current Report on Form 8-K filed with the SEC on May 18, 2022).

10.14	Patent License Agreement, effective as of June 29, 2021, between U.S. Well Services, LLC and ProFrac Manufacturing, LLC (incorporated by reference to Exhibit 10.6 to ProFrac Holding Corp.’s Registration Statement on Form S-1 (File No. 333-261255) filed with the SEC on November 22, 2021).

10.15	First Amendment to Term Loan Credit Agreement, dated as of July 25, 2022, by and among ProFrac Holdings II, LLC, ProFrac Holdings, LLC, the guarantors party thereto, the lenders party thereto, and Piper Sandler Finance LLC, as the agent and collateral agent for the lenders (incorporated by reference to Exhibit 10.1 to ProFrac Holding Corp.’s Current Report on Form 8-K filed with the SEC on July 29, 2022).

10.16	First Amendment to Credit Agreement, dated as of July 25, 2022, by and among ProFrac Holdings II, LLC, ProFrac Holdings, LLC, the guarantors party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as the agent and collateral agent for the lenders (incorporated by reference to Exhibit 10.2 to ProFrac Holding Corp.’s Current Report on Form 8-K filed with the SEC on July 29, 2022).

10.17	Subordinated Promissory Note among ProFrac Holdings II, LLC, as payor, and Equify Financial LLC, as payee, dated as of March 4, 2022 (incorporated by reference to Exhibit 10.11 to Amendment No. 2 to ProFrac Holding Corp.’s Registration Statement on Form S-1 (File No. 333-261255) filed with the SEC on March 31, 2022).

10.18	Subordinated Promissory Note among ProFrac Holdings, LLC, as payor, and THRC Holdings, LP, as payee, dated as of March 4, 2022 (incorporated by reference to Exhibit 10.12 to Amendment No. 2 to ProFrac Holding Corp.’s Registration Statement on Form S-1 (File No. 333-261255) filed with the SEC on March 31, 2022).

10.19	Subordinated Promissory Note among ProFrac Holdings, LLC, as payor, and THRC Holdings, LP, as payee, dated as of March 4, 2022 (incorporated by reference to Exhibit 10.13 to Amendment No. 2 to ProFrac Holding Corp.’s Registration Statement on Form S-1 (File No. 333-261255) filed with the SEC on March 31, 2022).

10.20	Securities Purchase Agreement dated February 16, 2022 by and between Flotek Industries, Inc. and ProFrac Holdings, LLC (incorporated by reference to Exhibit 10.14 to Amendment No. 2 to ProFrac Holding Corp.’s Registration Statement on Form S-1 (File No. 333-261255) filed with the SEC on March 31, 2022).

10.21	Securities Purchase Agreement between Flotek Industries, Inc. and ProFrac Holdings II, LLC dated June 17, 2022 (incorporated by reference to Exhibit 10.1 to Flotek Industries, Inc.’s Current Report on Form 8-K filed with the SEC on June 23, 2022).

10.22	Purchase and Sale Agreement, dated as of February 18, 2022, by and between ProFrac Holdings, LLC and Wilks Development, LLC (incorporated by reference to Exhibit 10.6 to Amendment No. 3 to ProFrac Holding Corp.’s Registration Statement on Form S-1 (File No. 333-261255) filed with the SEC on April 26, 2022).

10.23	Chemical Products Supply Agreement between Flotek Chemistry, LLC and ProFrac Services, LLC dated February 2, 2022 (incorporated by reference to Exhibit 10.2 to ProFrac Holding Corp.’s Current Report on Form 8-K filed with the SEC on May 23, 2022).

10.24	Amendment No. 1 to Chemical Products Supply Agreement between Flotek Chemistry, LLC and ProFrac Services, LLC, dated May 17, 2022 (incorporated by reference to Exhibit 10.1 to ProFrac Holding Corp.’s Current Report on Form 8-K filed with the SEC on May 23, 2022).

Exhibit No.	Document

10.25†	Employment Agreement, effective as of May 22, 2018, between ProFrac Services, LLC and James Coy Randle (incorporated by reference to Exhibit 10.15 to Amendment No. 3 to ProFrac Holding Corp.’s Registration Statement on Form S-1 (File No. 333-261255) filed with the SEC on April 26, 2022).

10.26†	ProFrac Holding Corp. 2022 Long Term Incentive Plan (incorporated by reference to Exhibit 10.2 to ProFrac Holding Corp.’s Current Report on Form 8-K filed with the SEC on May 18, 2022).

10.27†	Form of Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.16 to Amendment No. 3 to ProFrac Holding Corp.’s Registration Statement on Form S-1 (File No. 333-261255) filed with the SEC on April 26, 2022.

10.28†	Form of Restricted Stock Unit Agreement (Directors) (incorporated by reference to Exhibit 4.5 to ProFrac Holding Corp.’s Registration Statement on Form S-8 (File No. 333-265176) filed with the SEC on May 24, 2022).

10.29†	Assignment Agreement, dated as of May 10, 2022, by and between Farris Wilks and Jo Ann Wilks, as Co-Trustees of the Farris and Jo Ann Wilks 2022 Family Trust, created by Trust Agreement dated as of May 10, 2022, as assignor, and KWELL Holdings, LP, as assignee and Declaration of Intent (incorporated by reference to Exhibit 10.18 to ProFrac Holding Corp.’s Quarterly Report on Form 10-Q filed with the SEC on August 15, 2022).

10.30†	Assignment and Assumption Agreement, dated as of August [__], 2022, by and between THRC Holdings, LP, a Texas limited liability company, as assignor, and Matthew D. Wilks, as assignee (incorporated by reference to Exhibit 10.19 to ProFrac Holding Corp.’s Quarterly Report on Form 10-Q filed with the SEC on August 15, 2022).

10.31*	Form of Amended and Restated Series A Warrant of U.S. Well Services, Inc.

10.32*	Form of Amended and Restated SPAC Warrants of U.S. Well Services, Inc.

10.33*	Form of Amended and Restated Placement Agent Warrants of U.S. Well Services, Inc.

10.34*	Form of Amended and Restated RDO Warrants of U.S. Well Services, Inc.

10.35	Form of First Amendment to Convertible Senior Secured (Third Lien) PIK Note (included as Exhibit A to Annex A to this proxy statement/information statement/prospectus).

10.36	Form of First Amendment to the Series A Certificate of Designations (included as Exhibit B to Annex A to this proxy statement/information statement/prospectus).

10.37	Form of Amendment to Performance Award Agreement (included as Exhibit C to Annex A to this proxy statement/information statement/prospectus).

10.38	Letter Agreement, dated June 21, 2022 by and among U.S. Well Services, Inc., the other Loan Parties party thereto, and the Term Loan C Lenders party thereto (incorporated by reference to Exhibit 10.3 to U.S. Well Services, Inc.’s Current Report on Form 8-K filed with the SEC on June 27, 2022).

21.1	List of Subsidiaries of ProFrac Holding Corp. (incorporated by reference to Exhibit 21.1 to the amendment to the Registrant’s Form S-1 Registration Statement, File No. 333-261255, originally filed with the Commission on May 4, 2022).

23.1*	Consent of Grant Thornton LLP, independent registered public accounting firm of ProFrac Holdings, LLC.

23.2*	Consent of Grant Thornton LLP, independent registered public accounting firm of ProFrac Holding Corp.

23.3*	Consent of Grant Thornton LLP, independent registered public accounting firm of FTS International, Inc.

Exhibit No.	Document

23.4*	Consent of KPMG LLP, independent registered public accounting firm of U.S. Well Services, Inc.

23.5*	Consent of Brown Rudnick LLP (included as part of Exhibit 5.1).

23.6*	Consent of John T. Boyd Company, independent mining engineers and geologists for ProFrac Holding Corp.

24.1*	Power of Attorney (contained on the signature page of this registration statement).

99.1*	Form of U.S. Well Services, Inc. Proxy Card.

99.2*	Consent of Jefferies LLC.

99.3*	Consent of Piper Sandler & Co.

99.4	Action by Written Consent of the Stockholders of ProFrac Holding Corp. dated June 21, 2022 (included as Annex B to the proxy statement/information statement/prospectus).

99.5	Summary Reserve Report of John T. Boyd Company (incorporated by reference to Exhibit 99.1 to ProFrac Holding Corp.’s Registration Statement on Form S-1 (File No. 333-261255) filed with the SEC on November 22, 2021).

99.6	Addendum to Summary Reserve Report of John T. Boyd Company (incorporated by reference to Exhibit 99.2 to Amendment No. 3 to ProFrac Holding Corp.’s Registration Statement on Form S-1 (File No. 333-261255) filed with the SEC on April 26, 2022.

101.INS*	Inline XBRL Instance Document.

101.SCH*	Inline XBRL Taxonomy Extension Schema Document.

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

107*	Filing Fee Table.

*	Filed herewith.
**	To be filed by Amendment.
†	Compensatory plan or arrangement.
^
Schedules have been omitted pursuant to Item 601(a)(5) of Regulation
S-K.
ProFrac Holding Corp. agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.

Item 22. Undertakings
.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide
 offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide
 offering thereof.
(5) The undersigned registrant undertakes as follows:
(i) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(ii) The undersigned registrant undertakes that every prospectus (a) that is filed pursuant to paragraph (5)(i) immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide
 offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, ProFrac Holding Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Willow Park, State of Texas, on August 30, 2022.

PROFRAC HOLDING CORP.

By:	/s/ Matthew D. Wilks
Name: Matthew D. Wilks
Title: Executive Chairman and Director
POWER OF ATTORNEY
KNOWN ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints Matthew D. Wilks and Lance Turner, and each of them, as his or her true and lawful attorney-in-fact and
agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and
agent, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that such attorney-in-fact and
agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew D. Wilks Matthew D. Wilks	Executive Chairman and Director ( Principal Executive Officer )	August 30, 2022

/s/ Lance Turner Lance Turner	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 30, 2022

/s/ Ladd Wilks Ladd Wilks	Chief Executive Officer	August 30, 2022

/s/ Sergei Krylov Sergei Krylov	Director	August 30, 2022

/s/ Terry Glebocki Terry Glebocki	Director	August 30, 2022

/s/ Stacy Nieuwoudt Stacy Nieuwoudt	Director	August 30, 2022

/s/ Gerald Haddock Gerald Haddock	Director	August 30, 2022